UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to §240.14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Veraz Networks, Inc.

(Name of Registrant as Specified In Its Charter)

n/a

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

Veraz Networks, Inc., common stock, par value $0.001 per share.

2.	Aggregate number of securities to which transaction applies:

110,580,900 shares of Veraz Networks, Inc. common stock to be issued in the transaction.

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for purposes of determining the filing fee. The maximum aggregate value of the transaction was determined by multiplying 110,580,900 shares of common stock by $0.89 per share (value of one share of common stock, based on the average of high and low prices of Veraz Networks, Inc. common stock as reported on the Nasdaq Global Market on July 9, 2010). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee has been determined by multiplying 0.00007130 by $98,417,001.00.

4.	Proposed maximum aggregate value of transaction:

$98,417,001.00

5.	Total fee paid:

$7,018.00

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Veraz Networks, Inc.

926 Rock Avenue, Suite 20

San Jose, CA 95131

(408) 750-9400

To the Stockholders of Veraz Networks, Inc.:

You are cordially invited to attend a special meeting of the stockholders of Veraz Networks, Inc., a Delaware corporation (“Veraz”), relating to the proposed transaction pursuant to which Veraz will acquire all of the outstanding shares of Dialogic Corporation, a British Columbia corporation (“Dialogic”), and related matters. The meeting will be held at 9:00 a.m., Pacific Daylight Time, on September 30, 2010, at our executive offices, located at 926 Rock Avenue, Suite 20, San Jose, CA 95131.

On May 12, 2010, Veraz entered into an Acquisition Agreement (the “Acquisition Agreement”), by and between Veraz and Dialogic, pursuant to which Veraz agreed to acquire all of the outstanding shares of Dialogic in exchange for shares of Veraz common stock (the “Arrangement”). Upon consummation of the Arrangement, Dialogic will become a wholly owned subsidiary of Veraz. Pursuant to the Acquisition Agreement, 110,580,900 shares of Veraz common stock will be issued to the Dialogic shareholders. After taking into account the issuance of stock options to purchase Veraz common stock in exchange for Dialogic stock options, the Dialogic shareholders and optionholders will hold approximately 70%, and existing Veraz stockholders and optionholders will hold approximately 30%, of the outstanding securities of Veraz following the closing.

The business combination will be carried out under a plan of arrangement pursuant to the British Columbia Business Corporations Act (the “BCBCA”) in accordance with the Acquisition Agreement. In addition to voting on the Arrangement Proposal (as described in this proxy statement), the stockholders of Veraz will vote on the proposals to amend Veraz’s certificate of incorporation to change its name to “Dialogic Inc.” and to approve a one for-five reverse split of Veraz common stock to be effective upon consummation of the Arrangement or such other time as determined by Veraz’s board of directors (the “Board”). After careful consideration, the Board has determined that the Arrangement Proposal and the Certificate Amendment Proposals (as described in this proxy statement) are fair to and in the best interests of Veraz and its stockholders. The Board recommends that you vote, or give instruction to vote, “FOR” the adoption of each of the proposals.

Enclosed is a notice of special meeting and proxy statement containing detailed information concerning the Arrangement Proposal and the transactions contemplated by the Acquisition Agreement, as well as detailed information concerning each of the other proposals. You are encouraged to read carefully the accompanying proxy statement in its entirety including the section titled “Risk Factors” beginning on page 22 and all of the Annexes to the proxy statement.

Your vote is very important. Whether or not you plan to attend the special meeting in person, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided.

I look forward to seeing you at the meeting.

Sincerely,

/s/ Albert J. Wood

Albert J. Wood,

Secretary

August 5, 2010

Veraz Networks, Inc.

926 Rock Avenue, Suite 20

San Jose, CA 95131

(408) 750-9400

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 30, 2010

TO THE STOCKHOLDERS OF VERAZ NETWORKS, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Veraz Networks, Inc., a Delaware corporation (“Veraz”), will be held at 9:00 a.m. Pacific Daylight Time, on September 30, 2010, at our executive offices, located at 926 Rock Avenue, Suite 20, San Jose, CA 95131, for the following purposes:

(1)	Proposal No. 1, to consider and vote upon the adoption of the Acquisition Agreement, dated as of May 12, 2010, by and between Veraz and Dialogic Corporation, a British Columbia corporation (“Dialogic”), and to approve the Arrangement contemplated thereby, pursuant to which (i) Veraz will acquire all of the outstanding shares of Dialogic in exchange for shares of Veraz common stock and (ii) all outstanding options to purchase Dialogic common shares will be cancelled in exchange for options to purchase Veraz common stock (the “Arrangement Proposal”). A copy of the Acquisition Agreement is attached as Annex A to the accompanying proxy statement.

(2)	Proposal No. 2, to approve an amendment to Veraz’s certificate of incorporation to effect a reverse stock split of the issued and outstanding shares of Veraz’s common stock, to be effective upon the consummation of the Arrangement or such other time as determined by Veraz’s board of directors (the “Board”). A copy of the amendment to Veraz’s certificate of incorporation to effect the reverse stock split is attached as Annex E to the accompanying proxy statement.

(3)	Proposal No. 3, to approve an amendment to Veraz’s certificate of incorporation to change the name of Veraz from “Veraz Networks, Inc.” to “Dialogic Inc.,” to be effective upon the consummation of the Arrangement (together with Proposal No. 2, the “Certificate Amendment Proposals”). A copy of the amendment to Veraz’s certificate of incorporation to effect the name change is attached as Annex F to the accompanying proxy statement.

(4)	Proposal No. 4, to consider and vote upon the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the meeting in favor of Proposals No. 1, No. 2 and No. 3 (the “Adjournment Proposal”).

(5)	To transact such other business as may properly come before the special meeting.

These items of business are described in the attached proxy statement, which we encourage you to read in its entirety before voting. The Board has fixed August 3, 2010 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof (the “Record Date”). Only holders of record of Veraz common stock at the close of business on the Record Date are entitled to notice of the special meeting and to have their vote counted at the special meeting and any adjournments or postponements thereof.

At the close of business on the Record Date, Veraz had 44,287,633 shares of common stock outstanding and entitled to vote. A complete list of Veraz stockholders of record entitled to vote at the special meeting will be available for inspection by Veraz stockholders for 10 days prior to the date of the special meeting at the principal executive offices of Veraz during ordinary business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Veraz special meeting is required for approval of Proposal No. 1 and Proposal No. 4 above. The affirmative vote of at least a majority of Veraz’s issued and outstanding shares of common stock is required for approval of Proposal No. 2 and Proposal No. 3 above.

All Veraz stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of Veraz common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting “AGAINST” adoption of the Certificate Amendment Proposals, but will have no effect on the vote with respect to the Arrangement Proposal or the Adjournment Proposal. Abstentions will count towards the vote total for the Certificate Amendment Proposals, and will have the same effect as “AGAINST” votes for those Proposals. Abstentions will have no effect for passing of the Arrangement Proposal or Adjournment Proposal.

The Board recommends that you vote “FOR” each of the Proposals, which are described in detail in the accompanying proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of

Stockholders to be Held on September 30, 2010 at 926 Rock Avenue, Suite 20, San Jose, CA 95131

The proxy statement is available at http://bnymellon.mobular.net/bnymellon/vraz.

By Order of the Board of Directors,

/s/ Albert J. Wood

Albert J. Wood,

Secretary

San Jose, California

This proxy statement first being sent to stockholders on or about August 10, 2010.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

The accompanying proxy statement provides a detailed description of Proposals 1 to 4 summarized above (the “Proposals”). We urge you to read the accompanying proxy statement, including the documents delivered along with the proxy statement, and its annexes carefully and in their entirety. In particular, the Acquisition Agreement and the plan of arrangement attached as Annexes A and B, respectively, are the legally binding documents governing the terms of the Arrangement and they supersede any contrary information which may be set forth in the descriptions thereof in the proxy statement. If you have any questions concerning the Proposals, or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares, please contact our corporate secretary:

Veraz Networks, Inc.

926 Rock Avenue, Suite 20

San Jose, CA 95131

Attn: Corporate Secretary

Tel: (408) 750-9400

i

ii

SUMMARY OF THE MATERIAL TERMS OF THE ARRANGEMENT

•

Veraz is proposing to engage in a business combination with Dialogic, to be carried out under a plan of arrangement pursuant to the BCBCA as set forth in the Acquisition Agreement, pursuant to which Veraz will acquire all of Dialogic’s outstanding shares and Dialogic will thereby become a wholly owned subsidiary of Veraz. See the section entitled “Proposal No. 1” on page 61. Upon the consummation of the Arrangement, all outstanding Dialogic common shares and preferred shares will be converted into the right to receive an aggregate of 110,580,900 shares of Veraz common stock, which will be allocated to the holders of such Dialogic common shares and preferred shares in accordance with formulas set out in the plan of arrangement. See the section entitled “The Acquisition Agreement and Plan of Arrangement—Arrangement Consideration” on page 83.

•

Based on the number of shares of Veraz common stock, options to purchase Veraz common stock, Dialogic common and preferred shares and options to purchase Dialogic common shares outstanding as of the date of this proxy statement, 110,580,900 shares of Veraz common stock will be issued to Dialogic shareholders in connection with the Arrangement. Options to purchase Veraz common stock will also be issued in exchange for the cancellation of options to purchase Dialogic common shares. As a result, Dialogic shareholders and optionholders will hold approximately 70% of the combined company’s voting securities following consummation of the Arrangement. See the section entitled “The Acquisition Agreement and Plan of Arrangement—Arrangement Consideration” on page 83. Based on the closing price of Veraz common stock on May 11, 2010, the date prior to the public announcement of the proposed Arrangement, the 110,580,900 shares of Veraz common stock to be issued pursuant to the Arrangement have an aggregate market value of $110.5 million.

•

Dialogic is a privately held British Columbia corporation. It is a leading worldwide provider of technologies that enable its customers and partners to deliver innovative mobile, video, Internet Protocol (“IP”) and Time-Division Multiplexing (“TDM”) solutions for network service providers and enterprise communication networks. Its principal executive offices are located in Montreal, Quebec, Canada. See the section entitled “Business of Dialogic” on page 143.

•

The Arrangement will be accounted for under the reverse acquisition method of accounting in accordance with generally accepted accounting principles in the United States (“GAAP”) for accounting and financial reporting purposes. Under this method of accounting, to be effective upon consummation of the Arrangement, Veraz will be treated as the “acquired” company for financial reporting purposes, and the combined entity’s results of operations prior to consummation of the Arrangement will be those of Dialogic. See the section entitled “Proposal No. 1—Anticipated Accounting Treatment” on page 81.

•

Veraz engaged Pagemill Partners LLC (“Pagemill”) to provide a fairness opinion and act as a financial advisor to it in connection with the Arrangement. Veraz paid a $150,000 non-refundable fee to Pagemill for rendering the fairness opinion. See the section entitled “Proposal No. 1—Opinion of Pagemill” and “—Background of the Arrangement” on pages 72 and 61 respectively.

•

In addition to voting on the Arrangement Proposal, the stockholders of Veraz will vote on a proposal to amend Veraz’s certificate of incorporation to effect a one-for-five reverse stock split to be effective upon consummation of the Arrangement or such other time as determined by the Board. The share numbers presented in this proxy statement do not reflect the reverse stock split except where otherwise indicated. See the section entitled “Proposal No. 2” on page 118.

•

The stockholders of Veraz will also vote on a proposal to amend Veraz’s certificate of incorporation to change its name from “Veraz Networks, Inc.” to “Dialogic Inc.” See the section entitled “Proposal No. 3” on page 123.

•	The stockholders of Veraz will also vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies. See the section entitled “Proposal No. 4” on page 124.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS AND THE SPECIAL MEETING

The following section provides answers to frequently asked questions about the Arrangement, the effect of the Arrangement on stockholders of Veraz, the Acquisition Agreement, the Proposals, and the Veraz special meeting of stockholders. This section, however, only provides summary information. Veraz urges you to read carefully the remainder of this proxy statement, including the annexes to this proxy statement, because the information in this section does not provide all the information that might be important to you regarding the Arrangement and the other matters being considered at Veraz’s special meeting.

Q.	What is the Arrangement?

A.	On May 12, 2010, Veraz and Dialogic entered into the Acquisition Agreement, pursuant to which Veraz will acquire all of Dialogic’s outstanding shares and Dialogic will thereby become a wholly owned subsidiary of Veraz. The combination will be carried out in accordance with a plan of arrangement pursuant to the BCBCA as set forth in the Acquisition Agreement. Copies of the Acquisition Agreement and the plan of arrangement are attached to this proxy statement as Annexes A and B, respectively. We encourage you to review both the Acquisition Agreement and the plan of arrangement carefully.

Q.	If the Arrangement is consummated, what will Veraz stockholders receive?

A.	Veraz stockholders will not receive any direct consideration as a result of the Arrangement and will continue to own their shares of Veraz common stock. Following consummation of the Arrangement, such Veraz shares will represent a smaller percentage of equity ownership in the combined company.

Q.	What will Dialogic shareholders receive in the proposed Arrangement?

A.	Pursuant to the Acquisition Agreement, Veraz will issue 110,580,900 shares of Veraz common stock to the Dialogic shareholders in exchange for their shares of Dialogic. After taking into account the issuance of stock options to purchase Veraz common stock in exchange for Dialogic stock options, the Dialogic shareholders and optionholders will hold approximately 70% and existing Veraz stockholders and optionholders will hold approximately 30% of the outstanding securities of Veraz following the consummation of the Arrangement.

Q.	Why is Veraz proposing the Arrangement?

A.	The Board believes that the Arrangement is in the best interest of Veraz stockholders. Veraz has negotiated the terms of the Arrangement with Dialogic and is now submitting the transaction to its stockholders for their approval. Veraz believes that the combined company will be poised to take advantage of growth opportunities for products and services to be provided to telecommunication service providers and enterprises. Veraz is excited about working with Dialogic and the opportunity to optimize operations and expand its market share.

Q.	What is the reverse stock split and why is it necessary?

A.	If Proposal No. 2 is approved, the outstanding shares of Veraz’s common stock will be combined into a lesser number of shares on a one-for-five basis. By potentially increasing our stock price, the reverse stock split would reduce the risk that Veraz’s common stock could be delisted from The Nasdaq Global Market, which requires, among other things, that issuers maintain a closing bid price of at least $1.00 per share. Veraz received a letter, dated July 1, 2010, from the Listing Qualifications Department of The Nasdaq Stock Market notifying it that, for 30 consecutive business days, the bid price for Veraz’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Listing Rules. If Veraz fails to regain compliance in accordance with the Nasdaq Listing Rules, its common stock could be subject to delisting.

In addition, the Arrangement constitutes a “change of control” under applicable marketplace rules established by The Nasdaq Stock Market, and, as a result, the combined company must comply with the initial listing standards of the applicable Nasdaq market to continue to be listed on such market following the consummation of the Arrangement. The Nasdaq Global Market’s initial listing standards require a company to have, among other things, a $4.00 per share minimum bid price. Because the current price of Veraz common stock is less than the minimum bid price required by Nasdaq, the reverse stock split may be necessary to comply with the continued and initial listing standards. See the section entitled “Proposal No. 2—Background.”

Q.	Why am I receiving this proxy statement?

A.	To complete the Arrangement, a majority of the votes cast at the special meeting by the holders of shares of Veraz’s common stock must vote to adopt the Acquisition Agreement and approve the issuance of shares of Veraz common stock in the Arrangement. Veraz stockholders are also being asked to approve amendments to Veraz’s certificate of incorporation to effect a reverse stock split and to change the name of Veraz. The proposed amendments to Veraz’s certificate of incorporation will be filed with the Secretary of State of the State of Delaware if the Certificate Amendment Proposals are approved. Copies of these proposed amendments are attached hereto as Annexes E and F, respectively.

Veraz will hold a special meeting of its stockholders to consider and vote upon the Proposals. Veraz has sent you this proxy statement and the enclosed proxy card because the Board is soliciting your proxy to vote at the special meeting, including any adjournments or postponements of the meeting. This proxy statement contains important information about the proposed Arrangement, the Certificate Amendment Proposals and the special meeting of Veraz stockholders. You should read this proxy statement together with all of the annexes carefully.

You are invited to attend the special meeting to vote on the Proposals. However, you don’t need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or Internet. Your vote is important. Veraz encourages you to vote as soon as possible after carefully reviewing this proxy statement.

Veraz intends to mail this proxy statement and accompanying proxy card on or about August 10, 2010 to all stockholders of record entitled to vote at the special meeting.

Q.	What is being voted on?

A.	There are four proposals on which the Veraz stockholders are being asked to vote:

•	Proposal No. 1, the adoption of the Acquisition Agreement and approval of the issuance of shares of Veraz common stock in the Arrangement.

•

Proposal No. 2, the approval of an amendment of the Veraz certificate of incorporation to effect a one-for-five reverse split of Veraz’s common stock, effective upon the consummation of the Arrangement or such other time as determined by the Board. The share numbers presented in this proxy statement do not reflect the reverse stock split except where otherwise indicated.

•

Proposal No. 3, the approval of an amendment of the Veraz certificate of incorporation to change the name of Veraz from “Veraz Networks, Inc.” to “Dialogic Inc.,” effective upon the consummation of the Arrangement.

•	Proposal No. 4, the adjournment of the special meeting, if necessary, to solicit additional proxies.

Q.	How are votes counted?

A.	Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. Except with respect to Proposal No. 1 and Proposal No. 4, abstentions will be counted towards the vote total for each Proposal and will have the same effect as “AGAINST” votes. Abstentions will not be counted towards the vote totals for Proposal No. 1 and Proposal No. 4. Broker non-votes will have the same effect as “AGAINST” votes with respect to the Certificate Amendment Proposals, but will not be counted towards the vote total for the Arrangement Proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from your broker or the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares.

Q.	What are “broker non-votes”?

A.	Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers or shareholder proposals and, for the first time, under a new amendment to the NYSE rules, elections of directors, even if not contested.

Q.	What vote is required to adopt the Arrangement Proposal?

A.	The adoption of the Acquisition Agreement and the issuance of the Veraz common stock in the Arrangement requires the affirmative vote of a majority of the votes cast at the special meeting by the holders of shares of Veraz common stock outstanding on the Record Date. If you “abstain” from voting on the Arrangement Proposal, it will not be counted towards the vote total. Similarly, if you do not give instructions to your broker on how to vote your shares, the shares will be treated as broker non-votes and will have no effect.

Q.	What vote is required to adopt the Certificate Amendment Proposals?

A.	The adoption of the Certificate Amendment Proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Veraz common stock on the Record Date. If you do not vote or “abstain” from voting on these Proposals, it will have the same effect as a vote “AGAINST.” Broker non-votes will have the same effect as votes “AGAINST.”

Q.	What vote is required to adopt the Adjournment Proposal?

A.	The adoption of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the votes cast at the special meeting by the holders of shares of Veraz common stock outstanding on the Record Date. If you “abstain” from voting on the Adjournment Proposal, it will not be counted towards the vote total.

Q.	What is the quorum requirement?

A.	A quorum of Veraz stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares of Veraz common stock are represented by stockholders present at the meeting in person or by proxy. On the Record Date, there were 44,287,633 shares of Veraz common stock outstanding and entitled to vote. Thus, the holders of 22,143,817 shares must be present in person or by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the special meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the votes present at the meeting in person or by proxy may adjourn the meeting to another date.

Q.	Who can vote at the special meeting?

A.	Only Veraz stockholders of record at the close of business on the Record Date will be entitled to vote at the special meeting. On the Record Date, there were 44,287,633 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on the Record Date your shares were registered directly in your name with Veraz’s transfer agent, BNY Mellon Shareowner Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the special meeting or vote by proxy. Whether or not you plan to attend the special meeting in person, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on the Record Date your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker or other agent.

Q.	Does the Board recommend voting for the adoption of each of the Proposals?

A.	Yes. After careful consideration, the Board has determined that each of the Proposals is fair to and in the best interests of Veraz and its stockholders. The Board recommends that Veraz stockholders vote “FOR” each of the Proposals. The members of the Board may have interests in the Arrangement that are different from, or in addition to, your interests as a stockholder. For a description of such interests, please see the section entitled “Proposal No. 1—Interests of Veraz Directors and Executive Officers in the Arrangement.”

For a description of the factors considered by the Board in making its determination, see the section entitled “Proposal No. 1—the Board of Directors’ Reasons for Approval of the Arrangement.”

Q.	Did the Board obtain a fairness opinion in connection with its approval of the Acquisition Agreement?

A.	Yes. On May 8, 2010, Pagemill delivered to the Board its written opinion that, as of that date and based upon and subject to the assumptions and other matters described in the opinion, the consideration to be paid by Veraz pursuant to the Acquisition Agreement was fair from a financial point of view to Veraz and the holders of Veraz’s common stock. The full text of this opinion is attached to this proxy statement as Annex G. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations included in connection with the review undertaken. Pagemill’s opinion speaks only as of its date and is directed to the Board.

Q.	How do Veraz’s insiders intend to vote their shares?

A.	With respect to the Arrangement Proposal, the Certificate Amendment Proposals, and any matter that could reasonably be expected to facilitate the foregoing, some of Veraz’s major stockholders and all of its officers and directors who hold shares of Veraz common stock have each entered into voting agreements with Dialogic (each, a “Veraz Voting Agreement”), pursuant to which they agreed to vote all shares of Veraz common stock held by them, representing approximately 35% of Veraz’s outstanding common stock, “FOR” such Proposals and “AGAINST” any alternative transaction. A copy of the form of Veraz Voting Agreement is attached as Annex C hereto. See the section entitled “Dialogic Support Agreement and Veraz Voting Agreement” beginning on page 104.

Q.	What risks should I consider in deciding whether to vote in favor of or consent to the Proposals?

A.	You should carefully review the section of this proxy statement entitled “Risk Factors,” beginning on page 22, which sets forth certain risks and uncertainties related to the Arrangement and the Proposals, and to which Veraz’s and Dialogic’s businesses are now subject and may be subject in the future.

Q.	What if I object to the proposed Arrangement? Do I have appraisal rights?

A.	Veraz stockholders do not have appraisal rights in connection with the Arrangement.

Q.	Who will manage Veraz after the Arrangement?

A.	Upon consummation of the Arrangement, Veraz expects the Board to consist of nine members: three nominated by Veraz and six nominated by Dialogic. Veraz expects the executive officers of Veraz to include Nick Jensen, the current President, Chairman of the Board of Directors and Chief Executive Officer of Dialogic, as Chairman of the Board and Chief Executive Officer and Doug Sabella, the current President and Chief Executive Officer of Veraz, as President and Chief Operating Officer. Veraz stockholders are not entitled to elect directors in connection with the Arrangement, and are not being asked to vote for the election of any directors in connection with this proxy. For a description of the individuals Veraz expects to serve as Veraz’s directors and executive officers, see the section entitled “Directors and Executive Officers of Veraz Following the Arrangement” beginning on page 183.

Q.	What will the business strategy of the combined company be after the Arrangement?

A.	Veraz intends to continue to pursue many of the same strategies that Veraz and Dialogic already have been pursuing, including initiatives to improve profit margins and efficiency, expand their customer base and identify additional growth opportunities. Veraz believes attractive opportunities exist to grow Dialogic’s business. However, Veraz’s and Dialogic’s business strategies may evolve and change over time.

Q.	What percentage of the combined company’s voting interests will existing Veraz stockholders own after the consummation of the Arrangement?

A.	Effective upon consummation of the Arrangement, based on the number of shares of Veraz common stock, options to purchase Veraz common stock, Dialogic common and preferred shares and options to purchase Dialogic shares outstanding as of that date, Veraz’s existing stockholders’ voting interest will be diluted from 100% to approximately 30% of the combined company’s voting interests. The voting interests of Veraz stockholders following the Arrangement may be subject to further dilution from the exercise of outstanding options. See the section entitled “Risk Factors—The ownership percentage of current stockholders of Veraz will be substantially reduced, resulting in a dilution of existing stockholders’ voting power.”

Q.	What other conditions must be satisfied to consummate the Arrangement?

A.	In addition to Veraz obtaining stockholder approval of the Arrangement, conditions to the obligations of Dialogic under the Acquisition Agreement include, among others:

•	Conditional approval of the Nasdaq listing application and listing of the shares of Veraz common stock to be issued in the Arrangement on the Nasdaq Global Market;

•	The absence of a material adverse effect with respect to Veraz;

•	The performance of the covenants and obligations of Veraz pursuant to the Acquisition Agreement in all material respects;

•	The accuracy of the representations and warranties provided by Veraz pursuant to the Acquisition Agreement, subject to a material adverse effect threshold; and

•	The absence of any applicable restraining order, injunction or governmental litigation prohibiting the Arrangement.

In addition to Dialogic obtaining shareholder approval of the Arrangement, conditions to the obligations of Veraz under the Acquisition Agreement include, among others:

•	Completion of the restructuring of Dialogic’s indebtedness;

•	The approval of the Arrangement by the Supreme Court of British Columbia;

•	Conditional approval of the Nasdaq listing application and listing of the shares of Veraz common stock to be issued in the Arrangement on the Nasdaq Global Market;

•	The absence of a material adverse effect with respect to Dialogic;

•	The performance of the covenants and obligations of Dialogic pursuant to the Acquisition Agreement in all material respects;

•	The accuracy of the representations and warranties provided by Dialogic pursuant to the Acquisition Agreement, subject to a material adverse effect threshold; and

•	The absence of any applicable restraining order, injunction or governmental litigation prohibiting the Arrangement.

Veraz or Dialogic may waive compliance with any closing condition intended for its benefit.

Q.	Should Veraz’s stockholders send in their stock certificates now?

A.	No. Veraz’s stockholders are not required to tender or exchange their stock certificates as part of the Arrangement, but if Proposal No. 2 to effect a reverse stock split is approved and implemented, Veraz’s stockholders will be asked by Veraz’s transfer agent to surrender stock certificates representing pre-reverse stock split shares in exchange for post-reverse stock split stock certificates in accordance with procedures to be set forth in a letter of transmittal.

Q.	When do you expect the Arrangement to be consummated?

A.	It is currently anticipated that the Arrangement will be consummated in the second half of 2010, subject to adoption of the Acquisition Agreement by Veraz’s stockholders and the satisfaction of certain other conditions, as discussed in the section entitled “The Acquisition Agreement and Plan of Arrangement—Conditions to Consummation of the Arrangement.”

Q.	What do I need to do now?

A.	Veraz urges you to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the Arrangement will affect you as a stockholder of Veraz. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

Q.	How do I vote?

A.	You may vote “For” or “Against” or abstain from voting on the Proposals. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the special meeting or vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the special meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on September 29, 2010 to be counted.

•

To vote on the Internet, go to http://www.proxyvoting.com/vraz to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on September 29, 2010 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you hold your shares in “street name,” which means you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Veraz. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Q.	How many votes do I have?

A.	On each matter to be voted upon, you have one vote for each share of common stock you own as of August 3, 2010.

Q.	What will happen if I abstain from voting or fail to vote?

A.	An abstention or failure to vote by a Veraz stockholder will not be counted towards the vote totals for the Arrangement Proposal or the Adjournment Proposal. An abstention or failure to vote will have the effect of voting against the Certificate Amendment Proposals. If your shares are held in “street name” and you don’t give your broker voting instructions, your broker may not vote your shares with respect to the Proposals presented in this proxy statement.

Q.	Can I change my vote after I have mailed my signed proxy or direction form?

A.	Yes. You can revoke your proxy at any time prior to the final vote at the special meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	you may submit another properly completed proxy card with a later date;

•	you may send a written notice that you are revoking your proxy to Veraz’s Secretary at the address listed at the end of this section; or

•	you may attend the special meeting and vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Q. What should I do if I receive more than one set of voting materials?

A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards, if your Veraz shares are registered in more than one name or are registered in different accounts. For example, if you hold your Veraz shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Veraz shares. Please complete, sign, date and return each proxy card and voting instruction card that you receive to cast a vote with respect to all of your Veraz shares.

Q.	Who is paying for this proxy solicitation?

A.	Veraz is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. Veraz and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. These parties will not be paid any additional compensation for soliciting proxies. Veraz may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Q.	Who can help answer my questions?

A.	If you have questions about the Arrangement or the other Proposals or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Veraz Networks, Inc.

926 Rock Avenue, Suite 20

San Jose, CA 95131

Attn: Corporate Secretary

Tel: (408) 750-9400

You may also obtain additional information about Veraz from documents filed with the Securities and Exchange Commission (“SEC”) by following the instructions in the section entitled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the Arrangement and the Proposals, you should read this entire document carefully, including the Acquisition Agreement and plan of arrangement attached as Annexes A and B, respectively, to this proxy statement. We encourage you to read the Acquisition Agreement and plan of arrangement carefully. They are the legal documents that govern the Arrangement and certain other transactions contemplated by the Acquisition Agreement. They are also described in detail elsewhere in this proxy statement. Unless the context requires otherwise, the terms “Veraz,” “we,” “us” and “our” refer to Veraz Networks, Inc.; “Dialogic” refers to Dialogic Corporation and the “Board” refers to the Veraz board of directors. Where the context so requires, various references to “Veraz,” “we,” “us” and “our” refer to Veraz Networks, Inc. and its subsidiaries collectively, and various references to “Dialogic” refer to Dialogic Corporation and its subsidiaries collectively.

The Parties

Veraz

Veraz was incorporated in Delaware on October 18, 2001, and is a leading global provider of voice infrastructure solutions for established and emerging wireline and wireless service providers. Service providers use our products to transport, convert and manage data and voice traffic over both legacy TDM networks and IP networks, while enabling Voice over IP (“VoIP”) and other multimedia services. Our products consist of our bandwidth optimization products and our Next Generation Network (“NGN”) switching products. Our bandwidth optimization products include our I-Gate 4000 family of stand-alone media gateways and session bandwidth optimizers and our DTX family of digital circuit multiplication equipment (“DCME”) products. Our NGN solution includes our ControlSwitch product family based on the industry-standard IP Multimedia Subsystem (“IMS”) architecture, our Network-adaptive Border Controller product family, which includes our session border controller (“SBC”) solution providing security and session management, and our I-Gate 4000 family of media gateways. We also offer services consisting of hardware and software maintenance and support, installation, training and other professional services.

Our early business was based on the sale of DCME products to service providers for use in their legacy TDM networks. DCME optimizes the transmission of voice across existing transmission links through the use of specific voice compression and voice quality enhancement. We have increasingly focused our efforts on our IP products (bandwidth optimization products and products that comprise our NGN solution).

We outsource the manufacturing of our hardware products. We sell our products through both a direct sales force and also through indirect sales channels.

Our principal executive offices are located at 926 Rock Avenue, Suite 20, San Jose, California, and our telephone number is (408) 750-9400.

Veraz, Veraz Networks, Control Switch, I-Gate 4000 PRO, I-Gate 4000 EDGE, and DTX-600, and other trademarks and service marks of the Company appearing in this proxy statement are the property of the Company. This proxy statement also contains trade names, trademarks and service marks of other companies.

Dialogic

Dialogic was incorporated in 1984 under the Canada Business Corporations Act and was continued under the BCBCA in 2006. Dialogic is a leading worldwide provider of technologies that enable its customers and partners to deliver innovative mobile, video, IP, and TDM solutions for network service providers and enterprise communication networks. Beginning in 1984, businesses that are now part of Dialogic were at the forefront of the Computer Telephony Integration (“CTI”) revolution, and Dialogic is now developing innovative voice, fax, and video value-added services. Its open-systems-based media and signaling products have allowed Dialogic to become a leader in the convergence of IT and telecommunications, just as the businesses now owned by Dialogic promoted economical and rapid time-to-market CTI solutions in the 1980s and 1990s.

For network service providers, Dialogic markets, sells and supports a suite of open telecommunications hardware and software components (both IP and TDM) that include media and signaling gateways, high-density multimedia processing solutions, IP media servers, and signaling protocol software at multiple levels of integration. These products enable Dialogic’s customers to build their solutions (including voice/video messaging, music/video ring tones, voice/video short message service, and location based services) for deployment in wireless and wireline networks. For enterprise communication networks (or customer premise equipment), Dialogic sells innovative IP, transitional hybrid, and flexible TDM boards, software and gateway products that enable the integration of new IP communications technologies into the Dialogic customer’s existing voice, messaging, fax, interactive voice response (“IVR”), contact center, and/or unified communications solutions.

Dialogic’s principal executive offices are located at 9800 Cavendish Blvd., 5th Floor, Montreal, Quebec, Canada, and its telephone number is (514) 745-5500.

Dialogic, Brooktrout and Diva are registered trademarks of Dialogic.

The Arrangement Proposal

Veraz and Dialogic are proposing to engage in a business combination pursuant to which Veraz will acquire all of the outstanding shares of Dialogic, which will thereby become a wholly owned subsidiary of Veraz. The combination will be carried out under a plan of arrangement pursuant to the BCBCA as set forth in the Acquisition Agreement dated May 12, 2010 between Veraz and Dialogic. Pursuant to such plan of arrangement, Veraz will acquire all the outstanding Dialogic preferred and common shares in consideration of the issuance of newly-issued shares of Veraz common stock. In addition, as part of the Arrangement, all outstanding options to purchase Dialogic common shares will be exchanged for options to purchase Veraz common stock. If the Arrangement is consummated, Veraz will change its name to “Dialogic Inc.”

The Arrangement is expected to be consummated during the second half of 2010. The consummation of the Arrangement is subject to the approval of the Arrangement Proposal by Veraz’s stockholders and Dialogic’s shareholders, compliance with the court ordered approval process pursuant to the BCBCA (the corporate legislation applicable to Dialogic) and the satisfaction of certain other conditions, as discussed in greater detail in the sections entitled “Proposal No. 1—Approvals and Regulatory Matters” and “The Acquisition Agreement—Conditions to Consummation of the Arrangement.”

The Certificate Amendment Proposals

There are two proposals relating to the amendment of Veraz’s certificate of incorporation following consummation of the Arrangement. Proposal No. 2 is to effect a one-for-five reverse stock split of Veraz’s common stock. None of the information contained in this proxy statement has been adjusted to reflect the one-for-five reverse stock split as described in Proposal No. 2. Proposal No. 3 is to change our name from “Veraz Networks, Inc.” to “Dialogic Inc.”.

The Certificates of Amendment to Veraz’s certificate of incorporation will be filed with the Secretary of State of the State of Delaware if the Certificate Amendment Proposals are approved. Copies of these amendments to Veraz’s certificate of incorporation are attached as Annexes E and F hereto.

The Adjournment Proposal

If we fail to receive a sufficient number of votes to approve Proposals No. 1, No. 2 or No. 3, we may propose to adjourn the special meeting for a period of not more than 30 days for the purpose of soliciting additional proxies to approve Proposals No. 1, No. 2 and/or No. 3. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to approve Proposals No. 1, No. 2 and No. 3.

Veraz’s Recommendations to Stockholders; Reasons for Approval of the Arrangement

After careful consideration of the terms and conditions of the Arrangement and the Certificate Amendment Proposals to be presented at the Veraz special meeting, the Board has determined that the Proposals are fair to and in the best interests of Veraz and its stockholders. In reaching its decision with respect to the Arrangement and the transactions contemplated by the Acquisition Agreement and the plan of arrangement, the Board reviewed various industry and financial data and considered the due diligence and evaluation materials provided by Dialogic to determine that the consideration to be paid in connection with the Arrangement was fair to and in the best interests of Veraz and its stockholders. See “Proposal No. 1—The Board’s Reasons of the Approval of the Arrangement” and “Proposal No. 1—Recommendation of the Veraz Board of Directors.” On May 8, 2010, Pagemill delivered to the Board its written opinion that, as of that date and based upon and subject to the assumptions and other matters described in the opinion, the consideration to be paid by Veraz pursuant to the Acquisition Agreement was fair to Veraz and the holders of Veraz’s common stock from a financial point of view. See the section entitled “Proposal No. 1—Opinion of Pagemill.” Accordingly, the Board recommends that Veraz stockholders vote:

•	FOR Proposal No. 1, the Arrangement Proposal;

•	FOR Proposal No. 2, the reverse stock split proposal;

•	FOR Proposal No. 3, the name change proposal; and

•	FOR Proposal No. 4, the Adjournment Proposal.

Opinion of Pagemill

Pagemill was retained to act as exclusive financial advisor to Veraz in connection with the Arrangement and, if requested, to render to the Board an opinion as to the fairness, from a financial point of view, of the consideration to be paid by Veraz under the Arrangement.

At the May 4, 2010 meeting of the Board, Pagemill delivered its oral opinion, subsequently confirmed in writing as of May 8, 2010, to the Board to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Pagemill, the Arrangement which will result in Veraz’s original stockholders (including holders of derivative securities such as options and restricted stock units) holding approximately 30% of the equity in Veraz following consummation of the Arrangement was fair, from a financial point of view, to Veraz and the holders of Veraz common stock.

Post Closing Veraz Board of Directors and Management

Following the consummation of the Arrangement, the Board will be set at nine members and will include Messrs. Corey, Sabella and West, each of whom is currently a member of the Board, and Messrs. Ben-Gacem, Guira, Jensen, Joannou, Konnerup and Vig, each of whom is currently a member of the Dialogic board of directors. We expect the executive officers of Veraz following the consummation of the Arrangement to be Nick Jensen as Chairman of the Board and Chief Executive Officer (current President, Chairman of the Board and Chief Executive Officer of Dialogic), and Doug Sabella as President and Chief Operating Officer (current Veraz President and Chief Executive Officer). See section entitled “Executive Officers of Veraz Following the Arrangement.”

Veraz stockholders are not entitled to elect directors in connection with the Arrangement, and are not being asked to vote for the election of any directors in connection with this proxy.

Acquisition Agreement

Pursuant to the terms of the Acquisition Agreement, Veraz will acquire all of the outstanding common and preferred shares of Dialogic in consideration of the issuance of shares of Veraz common stock. The Arrangement will be carried out pursuant to a plan of arrangement pursuant to the BCBCA as set forth in the Acquisition Agreement. Upon the consummation of the Arrangement, the Dialogic shareholders will receive an aggregate of 110,580,900 shares of Veraz common stock. All outstanding options to purchase Dialogic common shares will be cancelled in exchange for options to purchase Veraz common stock.

Each of Veraz and Dialogic has made customary representations, warranties and covenants in the Acquisition Agreement, including, among others, covenants: (a) to conduct its respective business in the ordinary course during the interim period between the execution of the Acquisition Agreement and the consummation of the Arrangement; (b) not to engage in certain kinds of transactions during such period or solicit or engage in discussions with third parties regarding other proposals to be acquired, in each case subject to specified exceptions; and (c) to seek approval from stockholders of Veraz and shareholders of Dialogic in connection with the Arrangement.

Consummation of the Arrangement is subject to customary conditions, including: (a) the approval of the Arrangement by the shareholders of Dialogic and the approval by the stockholders of Veraz of the issuance of shares of Veraz common stock; (b) absence of any applicable restraining order, injunction or governmental litigation prohibiting the Arrangement; (c) the absence of any material adverse effect with respect to each of Veraz and Dialogic; (d) the accuracy of the representations and warranties of each party, subject to specified materiality thresholds; (e) performance in all material respects by each party of its obligations under the Acquisition Agreement; (f) completion of the restructuring of Dialogic’s indebtedness; (g) the approval of the Arrangement by the Supreme Court of British Columbia; and (h) antitrust approvals, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”). Veraz and Dialogic have received notification of the early termination of the waiting period under the HSR Act. The Acquisition Agreement contains certain termination rights for both Veraz and Dialogic in certain circumstances, some of which may require Veraz to pay Dialogic a termination fee of $1,500,000 and an expense reimbursement of up to $1,000,000 or Dialogic to pay Veraz a termination fee of $3,000,000 and an expense reimbursement of up to $1,000,000.

Approvals and Regulatory Matters

In addition to the approval of Veraz’s stockholders, the consummation of the Arrangement and the other transactions contemplated by the Acquisition Agreement are subject to various regulatory requirements and approvals, the approval of the plan of arrangement by the Supreme Court of British Columbia, and the approval by shareholders of Dialogic by way of unanimous written consent or by 66 2/3% of the votes cast on the Arrangement resolutions by (i) all of the Dialogic shareholders, (ii) the holders of Dialogic common shares and (iii) the holders of each class of Dialogic preferred shares. Votes, in each case, must be cast by holders present in person or by proxy at the Dialogic special meeting, voting as a single class. Veraz and Dialogic have received notification of the early termination of the waiting period under the HSR Act. Dialogic is in the process of seeking an order of the Supreme Court of British Columbia in respect of the calling and conduct of a meeting of the shareholders of Dialogic. Following the approval of the shareholders of Dialogic of the Arrangement, Dialogic will seek an order of the Supreme Court of British Columbia approving the Arrangement. See “Proposal No. 1—Approvals and Regulatory Matters.”

Conditions to Consummation of the Arrangement

In addition to the approvals and regulatory matters discussed above, the Acquisition Agreement sets forth a number of other conditions to the obligations of each party to complete the Arrangement, including the accuracy of the other party’s representations and warranties in the Acquisition Agreement, subject to specified materiality thresholds, the compliance by the other party with its covenants and obligations under the Acquisition Agreement, the absence of a Parent Material Adverse Effect or a Company Material Adverse Effect (each as defined in the Acquisition Agreement). See “The Acquisition Agreement—Conditions to Consummation of the Arrangement.”

Support and Voting Agreements

At the same time that the Acquisition Agreement was entered into, all of the shareholders of Dialogic entered into a Support Agreement (the “Dialogic Support Agreement”) with Veraz and certain stockholders of Veraz each entered into a Veraz Voting Agreement with Dialogic. Copies of the forms of Veraz Voting Agreement and Dialogic Support Agreement are attached as Annexes C and D hereto.

The Dialogic Support Agreement provides that each of the Specified Dialogic Shareholders will, among other things, vote its Dialogic common and preferred shares in favor of the Arrangement and against an alternative transaction. The Dialogic Support Agreement will terminate upon the earliest of: (a) the consummation of the Arrangement; (b) mutual agreement among Veraz and the Specified Dialogic Shareholders; or (c) the termination of the Acquisition Agreement in accordance with its terms.

The Veraz Voting Agreements provide that each of the Specified Veraz Stockholders will, among other things, vote its shares of Veraz common stock for (a) the Arrangement, (b) the issuance of shares of Veraz common stock to the Dialogic shareholders pursuant to the terms of the Acquisition Agreement, (c) the amendment of one or more of the Veraz stock plans for the purpose of increasing the number of shares of Veraz common stock available for issuance thereunder to consummate the Arrangement in accordance with the terms of the Acquisition Agreement, and (d) any matter that could reasonably be expected to facilitate any of the foregoing; and against any acquisition proposal or any action that could reasonably be expected to delay, prevent or frustrate the Arrangement. Each Veraz Voting Agreement will terminate upon the earlier of: (a) consummation of the Arrangement; (b) mutual agreement by Dialogic and the Specified Veraz Stockholder, or (c) the termination of the Acquisition Agreement in accordance with its terms.

Date, Time and Place of Special Meeting of Veraz Stockholders

The special meeting of the stockholders of Veraz will be held at 9:00 a.m., Pacific Daylight Time, on September 30, 2010, at our executive offices, located at 926 Rock Avenue, Suite 20, San Jose, CA 95131, to consider and vote upon the Arrangement Proposal and the Certificate Amendment Proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Veraz special meeting if you owned shares of Veraz common stock at the close of business on the Record Date for the special meeting. You will have one vote for each share of Veraz common stock you owned at the close of business on the Record Date. On the Record Date, there were 44,287,633 shares of Veraz common stock outstanding.

Quorum and Vote of Veraz Stockholders

A quorum of Veraz stockholders is necessary to hold a valid meeting. A quorum will be present at the Veraz special meeting if a majority of the outstanding Veraz shares entitled to vote at the special meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The approval requirements for each of the matters to be dealt with at the special meeting are as follows:

•

The adoption of the Arrangement Proposal will require the affirmative vote of a majority of the votes cast at the special meeting by the holders of shares of Veraz common stock outstanding on the Record Date.

•	The adoption of the Certificate Amendment Proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Veraz common stock on the Record Date.

•

The adoption of the Adjournment Proposal will require the affirmative vote of a majority of the votes cast at the special meeting by the holders of shares of Veraz common stock outstanding on the record date.

An abstention or failure to vote by a Veraz stockholder will not be counted towards the vote total with respect to the Arrangement Proposal. An abstention or failure to vote will have the effect of voting against the Certificate Amendment Proposals. If your shares are held in “street name” and you don’t give your broker voting instructions, your broker may not vote your shares with respect to the Proposals presented in this proxy statement.

Appraisal Rights

Veraz stockholders do not have appraisal rights in connection with the Arrangement under the Delaware General Corporation Law (“DGCL”).

Proxies and Proxy Solicitation Costs

We are soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone, on the Internet or in person. We and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any information provided by electronic means will be consistent with the written proxy statement and proxy card.

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the special meeting.

Interests of Veraz Directors and Executive Officers in the Arrangement

When you consider the recommendation of the Board in favor of adoption of the Arrangement Proposal, you should keep in mind that Veraz’s directors and executive officers may have interests in the Arrangement that are different from, or in addition to, your interests as a stockholder. In general, these interests could reasonably be expected to give Veraz’s directors and executive officers a greater incentive to support consummation of the Arrangement than Veraz’s other stockholders. See “Proposal No. 1—Interests of Veraz Directors and Executive Officers in the Arrangement.”

Certain Other Interests in the Arrangement

In addition to the interests of our directors and executive officers in the Arrangement, you should keep in mind that certain individuals promoting the Arrangement and/or soliciting proxies on behalf of Veraz have interests in the Arrangement that are different from, or in addition to, your interests as a stockholder.

•

Under the terms of our engagement letter with Pagemill, we paid a $150,000 non-refundable fee to Pagemill for rendering the initial fairness opinion. In addition, we agreed to pay an additional $875,000 fee upon consummation of the Arrangement to Pagemill in exchange for certain advisory services Pagemill is providing to us in connection with the Arrangement. We also agreed to indemnify Pagemill against certain liabilities relating to or arising out of services performed by Pagemill in rendering its opinion.

Risk Factors

In evaluating the Proposals, and the Arrangement, you should carefully read this proxy statement and especially consider the factors discussed in the section entitled “Risk Factors.”

Nasdaq Listing

Veraz’s outstanding common stock is currently listed on The Nasdaq Global Market, which requires, among other things, that issuers maintain a closing bid price of at least $1.00 per share. We received a letter, dated July 1, 2010, from the Listing Qualifications Department of The Nasdaq Stock Market notifying us that, for 30 consecutive business days, the bid price for our common stock had closed below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Listing Rules. If we fail to regain compliance in accordance with the Nasdaq Listing Rules, our common stock could be subject to delisting.

In addition, the Arrangement constitutes a “change of control” under applicable marketplace rules established by The Nasdaq Stock Market, and, as a result, the combined company must comply with the initial listing standards of the applicable Nasdaq market to continue to be listed on such market following the consummation of the Arrangement. The Nasdaq Global Market’s initial listing standards require a company to have, among other things, a $4.00 per share minimum bid price. Because the current price of Veraz common stock is less than the minimum bid price required by Nasdaq, the reverse stock split may be necessary to comply with the continued and initial listing standards.

Anticipated Accounting Treatment

The Arrangement will be accounted as a reverse acquisition, pursuant to the acquisition method of accounting, in accordance with GAAP.

The determination of Dialogic as the accounting acquirer was made based on consideration of all quantitative and qualitative factors of the Arrangement, including significant consideration given to the following upon consummation of the transaction that (i), based on the number of Dialogic shares currently outstanding, former Dialogic shareholders will control approximately 70% of the voting interests in Veraz, (ii) pursuant to the Acquisition Agreement, the initial directors on the combined company’s nine member board of directors will consist of three nominated by Veraz and six nominated by Dialogic, (iii) certain of Dialogic’s management will continue in some of the officer and senior management positions of the combined company and, accordingly, will have day-to-day authority to carry out the business plan after the transaction and (iv) Dialogic’s employees will continue on with no expected disruption as employees of the combined company.

In a reverse acquisition, for legal purposes, Dialogic is the acquiree, but for accounting purposes, Dialogic is the acquirer of Veraz. Consolidated financial statements prepared following the closing of the reverse acquisition will be issued in the name of Dialogic, the proposed combined company name, but will be described in the notes as a continuation of the financial statements of Dialogic, with one adjustment: the legal capital will be retroactively adjusted to reflect the legal capital of Veraz. As the consolidated financial statements represent the continuation of the financial statements of Dialogic, except for the capital structure, consolidated financial statements after the closing of the reverse acquisition will reflect:

•	The assets and liabilities of Dialogic recognized and measured at their pre-combination carrying amounts;

•	The assets and liabilities of Veraz recognized and measured at fair value at the closing date in accordance with ASC 805;

•	The retained earnings and other equity balances of Dialogic before the business combination and;

•

Reported results of operations after completion of the transaction will reflect those of Dialogic, to which the operations of Veraz will be added from the date of the completion of the transaction. The operating results will reflect purchase accounting adjustments.

Additionally, historical financial condition and results of operations shown for comparative purposes in periodic filings subsequent to the completion of the transaction will reflect those of Dialogic. See the section entitled “Proposal No. 1—Anticipated Accounting Treatment” beginning on page 81 for additional information.

Market Price for Veraz Securities

Veraz common stock is trading on the Nasdaq Global Market under the symbol “VRAZ.” The last reported sale price for the common stock of Veraz on May 11, 2010, the last trading day before announcement of the execution of the Acquisition Agreement, was $1.00 per share.

Holders

As of the Record Date for the special meeting of stockholders of Veraz, there were 44,287,633 holders of record of the common stock.

Dividends

Veraz has not paid any cash dividends on its common stock to date and does not intend to pay dividends prior to the consummation of the Arrangement. It is the current intention of the Board to retain all earnings, if any, for use in the business operations, and accordingly, the Board does not anticipate declaring any dividends in the foreseeable future. The payment of any dividends subsequent to the Arrangement will be within the discretion of the then board of directors and will be contingent upon revenues and earnings, if any, capital requirements and general financial condition of Veraz.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF VERAZ NETWORKS, INC

The following tables set forth Veraz’s selected historical consolidated financial data as of the dates and for each of the periods indicated. The tables below present selected consolidated financial data of Veraz prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The data below are only a summary and should be read in conjunction with Veraz’s consolidated financial statements and accompanying notes, as well as Veraz’s management’s discussion and analysis of financial condition and results of operations, all of which can be found in publicly available documents, including those incorporated by reference in this proxy statement. For a complete list of documents incorporated by reference in this proxy statement, see “Where You Can Find Additional Information” beginning on page 196.

The historical consolidated financial data for each of the two years ended December 31, 2009 and 2008 and as of December 31, 2009 and 2008 is derived from Veraz’s audited consolidated financial statements. The consolidated financial data for each of the three months ended March 31, 2010 and 2009 and as of March 31, 2010 is derived from Veraz’s unaudited condensed consolidated financial statements. Veraz has prepared the unaudited information on the same basis as the audited consolidated financial statements and has included, in its opinion, all adjustments, consisting only of normal recurring adjustments that it considers necessary for a fair presentation of the financial information set forth in those statements. Veraz’s historical results are not necessarily indicative of the results to be expected in the future.

	March 31, 2010	December 31,
		2009	2008
Consolidated Balance Sheet Data:
Cash and cash equivalents	$27,258	$25,095	$35,388
Working capital(1)	$38,910	$43,172	$47,144
Total assets	$74,417	$80,711	$95,200
Total stockholders’ equity	$41,780	$46,441	$52,124

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2010	2009	2009	2008
Consolidated Statements of Operations Data:
Total revenues	$16,070	$20,951	$75,091	$93,435
Total cost of revenues	7,147	8,809	31,223	41,973

Gross profit	8,923	12,142	43,868	51,462
Total operating expenses	13,993	14,546	53,482	72,736

Loss from operations	(5,070)	(2,404)	(9,614)	(21,274)
Other income (expenses), net	48	(534)	163	(98)

Loss before income taxes	(5,022)	(2,938)	(9,451)	(21,372)
Income taxes provision (benefit)	223	70	2,170	(412)

Net loss	$(5,245)	$(3,008)	$(11,621)	$(20,960)

Net loss allocable to common stockholders per share—basic and diluted	$(0.12)	$(0.07)	$(0.27)	$(0.50)

Weighted-average shares outstanding used in computing net loss allocable to common stockholders per share—basic and diluted:	44,042	43,165	43,424	42,034

(1)	Working capital is defined as current assets minus current liabilities.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF

DIALOGIC CORPORATION AND SUBSIDIARIES

The following tables sets forth Dialogic’s selected historical consolidated financial data as of the dates and for each of the periods indicated, prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The data below are only a summary and should be read in conjunction with Dialogic’s financial statements and accompanying notes, as well as the management’s discussion and analysis of financial condition and results of operations of Dialogic’s, all of which can be found in this proxy statement.

The historical consolidated financial data for each of the two years ended December 31, 2009 and 2008 and as of December 31, 2009 and 2008 is derived from Dialogic’s audited consolidated financial statements, which are included in this proxy statement. The consolidated financial data for each of the three months ended March 31, 2010 and 2009 and as of March 31, 2010 is derived from Dialogic’s unaudited condensed consolidated financial statements which are included in this proxy statement. In Dialogic’s opinion, such unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of its financial position and results of operations for such periods. Dialogic’s historical results are not necessarily indicative of the results to be expected in the future.

	March 31, 2010	December 31,
		2009	2008
Consolidated Balance Sheet Data:
Cash	$2,661	$3,973	$3,931
Working capital(1)	$(66,901)	$19,816	$22,900
Total assets	$147,537	$154,024	$190,195
Other long-term obligations	$3,378	$3,323	$2,862
Long-term debt, including current portion	$90,530	$89,921	$85,000
Redeemable equity	$93,138	$93,138	$86,785
Total stockholders’ deficiency	$(84,990)	$(80,077)	$(35,879)

	Three Months Ended March 31,		Twelve Months Ended December 31,

	2010	2009	2009	2008(2)
Consolidated Statements of Operations and Comprehensive Loss Data:
Total revenues	$41,456	$42,941	$176,272	$205,444
Total cost of revenues	15,186	18,754	71,633	80,858

Gross profit	26,270	24,187	104,639	124,586
Total operating expenses	27,398	33,855	118,816	137,672

Loss from operations	(1,128)	(9,668)	(14,177)	(13,086)
Other expenses, net	(3,656)	(2,690)	(13,492)	(13,613)

Loss before income taxes	(4,784)	(12,358)	(27,669)	(26,699)
Income taxes provision	129	130	9,974	3,136

Net loss and comprehensive loss	(4,913)	(12,488)	(37,643)	(29,835)
Change in redemption value of preferred shares	—	—	(6,555)	29,672

Net loss attributable to common shareholders	$(4,913)	$(12,488)	$(44,198)	$(163)

Net loss allocable to common stockholders per share
—basic	$(0.09)	$(0.23)	$(0.81)	$(0.00)

—diluted	$(0.09)	$(0.23)	$(0.81)	$(0.25)

Weighted-average shares outstanding used in computing net loss allocable to common stockholders per share
—basic:	54,665	54,665	54,665	54,665

—diluted:	54,665	54,665	54,665	119,937

(1)	Working capital is defined as current assets minus current liabilities. Includes $87,176 of long-term debt reclassified to current liabilities at March 31, 2010. See “Business of Dialogic—Debt Refinancing—Restructuring Commitment Letter.” Excluding this reclassification, adjusted working capital at March 31, 2010 was $20,275.
(2)	Reflects acquisition of the assets of the Communications Platform business of NMS Communications Corporation on December 5, 2008.

Dialogic is providing the following historical consolidated financial data as of the dates and for each of the periods indicated to assist you in your analysis of the financial aspects of the acquisition. Below is separate historical information of Dialogic.

•

Separate unaudited historical financial statements of Dialogic as of March 31, 2010 and for the three month periods ended March 31, 2010 and March 31, 2009, included in this proxy statement beginning on page F-B-1; and

•	Audited historical financial statements of Dialogic as of and for the years ended December 31, 2009 and 2008, included in this proxy statement beginning on page F-A-1.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following tables sets forth selected unaudited pro forma condensed combined financial data as of the dates and for each of the periods indicated. The data below are only a summary and should be read in conjunction with Dialogic’s and Veraz’s historical financial statements and accompanying notes, as well as management’s discussion and analysis of financial condition and results of operations.

The selected unaudited pro forma condensed combined financial data for the three months ended March 31, 2010 and the year ended December 31, 2009 and as of March 31, 2010 is derived from the unaudited pro forma condensed combined financial statements and notes, which are included in this proxy statement. The pro forma results are not necessarily indicative of the results to be expected in the future.

March 31, 2010
Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$27,199
Working capital(1)	$59,738
Total assets	$223,691
Other long-term liabilities	$3,378
Long-term debt, including current portion	$90,530
Total stockholders’ equity	$55,668

	Three Months Ended March 31, 2010	Twelve Months Ended December 31, 2009
Unaudited Pro Forma Condensed Combined Statements of Operations Data:
Total revenues	$57,526	$251,363
Total cost of revenues	22,237	102,397

Gross profit	35,289	148,966
Total operating expenses	40,527	171,127

Loss from operations	(5,238)	(22,161)
Other expenses, net	(3,454)	(13,911)

Loss before income taxes	(8,692)	(36,072)
Income taxes provision	352	12,144

Net loss attributable to common shareholders	$(9,044)	$(48,216)

Net loss allocable to common stockholders per share—basic and diluted	$(0.06)	$(0.31)

Weighted-average shares outstanding used in computing net loss allocable to common stockholders per share—basic and diluted:	154,623	154,005

(1)	Working capital is defined as current assets minus current liabilities.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before you decide whether to vote or instruct your vote to be cast to adopt the Proposals.

Risks Related to the Arrangement

Failure to consummate the Arrangement, or any delay in consummating the Arrangement, with Dialogic could negatively impact Veraz’s stock price and Veraz’s and Dialogic’s future business and financial results; and whether or not the Arrangement is consummated, the pending Arrangement could adversely affect Veraz’s and Dialogic’s operations.

The Acquisition Agreement contains a number of important conditions that must be satisfied before Veraz and Dialogic can complete the Arrangement, including, among other things, conditions relating to (i) obtaining the interim and final orders from the Supreme Court of British Columbia, (ii) approval of the Arrangement by the Dialogic shareholders and the Veraz stockholders, (iii) approval by the Nasdaq of the listing of the Veraz shares of common stock to be issued in the Arrangement, (iv) absence of certain actions, suits, proceedings before, or objection or opposition by, any governmental or regulatory authority, (v) receipt of required regulatory approvals, and (vi) the Veraz shares of common stock issued in the Arrangement being exempt from the registration requirements of the U.S. Securities Act.

If the Arrangement is not consummated for any reason, Veraz’s ongoing business and financial results may be adversely affected, and Veraz will be subject to a number of risks, including the following:

•

under the terms of the Acquisition Agreement, in certain circumstances, if the Arrangement is not consummated, Veraz will be required to pay a $1,500,000 termination fee to Dialogic and reimburse Dialogic for up to $1,000,000 of Dialogic’s transaction expenses; and

•

the price of Veraz shares may decline to the extent that the current market price of Veraz shares reflect a market assumption that the Arrangement will be consummated and that the related benefits and synergies will be realized, or as a result of the market’s perceptions that the Arrangement was not consummated due to an adverse change in Veraz’s business or financial condition.

If the Arrangement is not consummated for any reason, Dialogic’s ongoing business and financial results may be adversely affected, and Dialogic will be subject to a number of risks, including the following:

•

under the terms of the Acquisition Agreement, in certain circumstances, if the Arrangement is not consummated, Dialogic will be required to pay a $3,000,000 termination fee to Veraz and reimburse Veraz for up to $1,000,000 of Veraz’s transaction expenses.

In addition, whether or not the Arrangement is consummated, the pending transaction could adversely affect Veraz’s and Dialogic’s operations because:

•

matters relating to the Arrangement (including integration planning) require substantial commitments of time and resources by Veraz’s and Dialogic’s management and employees, whether or not the Arrangement is consummated, which could otherwise have been devoted to other opportunities that may have been beneficial to Veraz and/or Dialogic;

•

Veraz’s and Dialogic’s ability to attract new employees and consultants and retain their existing employees and consultants may be harmed by uncertainties associated with the Arrangement, and Veraz and/or Dialogic may be required to incur substantial costs to recruit replacements for lost personnel or consultants; and

•

shareholder lawsuits could be filed against Veraz and/or Dialogic challenging the Arrangement. If this occurs, even if the lawsuits are groundless and Veraz or Dialogic, as applicable, ultimately prevails, it may incur substantial legal fees and expenses defending these lawsuits, and the Arrangement may be prevented or delayed.

Veraz and Dialogic cannot guarantee when, or whether, the Arrangement will be consummated, that there will not be a delay in the consummation of the Arrangement or that all or any of the anticipated benefits of the Arrangement will be obtained. If the Arrangement is not consummated or is delayed, Veraz and Dialogic may experience the risks discussed above which may adversely affect Veraz’s and Dialogic’s business, financial results and share price.

Veraz and Dialogic may be unable to successfully integrate their operations.

Achieving the anticipated benefits of the Arrangement will depend in part upon the ability of Veraz and Dialogic to integrate their businesses in an efficient and effective manner. Attempts to integrate two companies that have previously operated independently may result in significant challenges, and Veraz and Dialogic may be unable to accomplish the integration smoothly or successfully. In particular, the necessity of coordinating geographically dispersed organizations and addressing possible differences in corporate cultures and management philosophies may increase the difficulties of integration. The integration will require the dedication of significant management resources, which may temporarily distract management’s attention from the day-to-day operations of the businesses of the combined company. The process of integrating operations after the consummation of the Arrangement could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. Employee uncertainty, lack of focus or turnover during the integration process may also disrupt the businesses of the combined company. Any inability of management to integrate the operations of Veraz and Dialogic successfully could have a material adverse effect on the business and financial condition of the combined company.

The issuance of Veraz common stock pursuant to the Arrangement may cause the market price of Veraz common stock to decline.

As of August 3, 2010, 44,287,633 shares of Veraz common stock were outstanding and an additional 7,774,997 shares of common stock of Veraz were subject to outstanding options and restricted stock units. Veraz currently expects that in connection with the Arrangement, it will issue 110,580,900 additional shares of common stock to the former Dialogic shareholders. The issuance of these Veraz shares of common stock and the sale of shares of Veraz common stock in the public market from time to time could depress the market price for Veraz common stock.

In addition, Dialogic shareholders have rights with respect to registration of the Veraz common stock issued in connection with the Arrangement under the Securities Act. If such holders exercise their registration rights, the Veraz common stock issued in the Arrangement will be registered under the Securities Act and will be freely transferable, subject to the limitations imposed on affiliates of Veraz by Rule 145 and to the provisions of lock-up agreements certain of the Dialogic shareholders have granted in favor of Veraz. Upon the expiration of the lock-up agreements, 180 days following the effectiveness of the Arrangement, a significant number of shares of Veraz common stock issued in the Arrangement will become eligible for resale. Any substantial sale of shares of our common stock issued in the Arrangement could have a material adverse effect on the price of our securities. In addition, Veraz intends to file a registration statement on Form S-8 to register Dialogic replacement options which will be issued by Veraz pursuant to the Acquisition Agreement.

Directors and executive officers of Veraz may have interests in the Arrangement that are different from those of Veraz stockholders generally.

Certain executive officers and directors of Veraz may have interests in the Arrangement that may be different from, or in addition to, the interests of Veraz stockholders generally. In the event of the termination of their employment following the consummation of the Arrangement, certain Veraz officers might be entitled to receive payments or other benefits, including acceleration of vesting of their equity awards. Furthermore, immediately following the effective time of the transaction, three directors who currently serve on the Board, currently expected to be Messrs. Corey, Sabella and West, will continue to serve as directors of the combined company.

Veraz and Dialogic expect to incur significant costs associated with the Arrangement, whether or not the Arrangement is consummated, which are difficult to estimate and will reduce the amount of cash otherwise available for other corporate purposes.

Both Veraz and Dialogic expect to incur significant costs associated with the Arrangement, whether or not the Arrangement is consummated. These costs will reduce the amount of cash otherwise available for other corporate purposes. Veraz has already incurred and expensed $0.6 million, and estimates that it will incur further direct transaction costs of approximately $1.1 million associated with the Arrangement, which will expensed as incurred for accounting purposes if the Arrangement is consummated. Dialogic has already incurred and expensed $0.6 million, and estimates that it will incur further direct transaction costs of approximately $3.0 million, which will also be expensed as incurred for accounting purposes if the Arrangement is consummated. There is no assurance that the actual costs may not exceed these estimates, or that the estimates are accurate. In addition, the combined company may incur additional material charges reflecting additional costs associated with the Arrangement in fiscal quarters subsequent to the quarter in which the Arrangement is consummated. There is no assurance that the significant costs associated with the Arrangement will prove to be justified in light of the benefits ultimately realized.

Nasdaq considers the anticipated Arrangement a “change of control” and therefore requires that the combined company submit a new listing application, which requires certain actions on the combined company’s part which may not be successful and, if unsuccessful, could make it more difficult for stockholders of the combined company to sell their shares.

Nasdaq considers the Arrangement proposed in this proxy statement a change of control and requires that the combined company submit a new listing application. Nasdaq may not approve the combined company’s new listing application. If this occurs and the Arrangement is still consummated, you may have difficulty converting your investments in the combined company into cash effectively.

As part of the new listing application, the combined company will be required to submit, among other things, a plan for the combined company to conduct a reverse stock split. A reverse stock split would increase the per share trading price by a yet undetermined multiple. The change in share price may affect the volatility and liquidity of the combined company’s stock, as well as the marketplace’s perception of the stock. As a result, the relative price of the combined company’s stock may decline and/or fluctuate more than in the past, and you may have trouble converting your investments in the combined company into cash effectively.

The proposed reverse stock split may not increase our stock price as much as anticipated, which would prevent us from realizing some of the anticipated benefits of the reverse stock split.

The Board expects that a reverse stock split of Veraz common stock will increase the market price of Veraz common stock so that Veraz complies with the Nasdaq continued and, as necessary, initial listing standards, including the minimum bid price requirement. However, the effect of a reverse stock split upon the market price of Veraz common stock cannot be predicted with any certainty, and the history of similar stock splits for companies in like circumstances is varied. It is possible that the per share price of Veraz common stock after the reverse stock split will not rise in proportion to the reduction in the number of shares of Veraz common stock outstanding following the reverse stock split, and there can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the $4.00 minimum bid price for a sustained period of time. The market price of Veraz common stock may also be based on other factors which may be unrelated to the number of shares outstanding, including the future performance of the combined company. In addition, there can be no assurance that we meet other initial listing requirements, including the minimum stockholders’ equity requirement, even if the market price per post-reverse stock split share of Veraz common stock remains in excess of $4.00 per share. Notwithstanding the foregoing, the Board would only implement the proposed reverse stock split if it believed it would result in the market price of our common stock rising to the level necessary to satisfy the $4.00 minimum bid price requirement for the foreseeable future.

The proposed reverse stock split may decrease the liquidity of our stock.

The liquidity of our capital stock may be harmed by the proposed reverse split given the reduced number of shares that would be outstanding after the reverse stock split, particularly if the stock price does not increase as much as anticipated as a result of the reverse stock split.

Dialogic has never operated as a U.S. public company. Fulfilling Dialogic’s obligations as a U.S. public company after the Arrangement will be expensive and time consuming for the combined company’s management.

As a public company, the combined company will incur significant legal, accounting and other expenses that Dialogic did not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) as well as rules implemented by the SEC and the Nasdaq Global Market, impose various requirements on public companies, including those related to corporate governance practices. Dialogic is a Canadian private company and has not been required to comply with such rules and obligations, including the requirement of Section 404 of the Sarbanes-Oxley Act to document and assess the effectiveness of its internal control procedures. The combined company’s management and other personnel will need to devote a substantial amount of time to these requirements. Members of Dialogic’s management, who will continue as the management of the combined company, do not have recent experience in addressing these requirements. Moreover, these rules and regulations will increase the combined company’s legal and financial compliance costs relative to those of Dialogic and will make some activities more time-consuming and costly.

Although Veraz has maintained disclosure controls and procedures and internal control over financial reporting as required under the federal securities laws with respect to its activities, establishing and maintaining such disclosure controls and procedures and internal controls over financial reporting as will be required with respect to the combined company, which will have significant operations in different geographic regions will be substantially more difficult. Compliance with these obligations will require significant time and resources from management, including finance and accounting staff and legal staff and will significantly increase Dialogic’s legal, insurance and financial compliance costs. As a result of the increased costs associated with being a U.S. public company after the Arrangement, Dialogic’s operating income, as measured in absolute terms or as a percentage of revenue, may be lower.

In addition, if we are unable to complete the required modifications to our internal control over financial reporting to maintain compliance with Section 404 of the Sarbanes-Oxley Act, or if the combined company or its independent registered public accounting firm identifies deficiencies in its internal controls over financial reporting that are deemed to be material weaknesses, investors could lose confidence in the reliability of our internal control over financial reporting, which could have a material adverse effect on our stock price. The combined company could also be subject to sanctions or investigations by the Nasdaq Global Market, the SEC or other regulatory authorities.

Material weaknesses may exist when the combined company reports on the effectiveness of its internal control over financial reporting for purposes of its reporting requirements.

Because Dialogic has not been subject to the Sarbanes-Oxley Act, Dialogic’s management and independent registered public accounting firm have not performed an evaluation of Dialogic’s internal control over financial reporting as of December 31, 2009 in accordance with the provisions of the Sarbanes-Oxley Act. Material weaknesses may exist when the combined company reports on the effectiveness of its internal control over financial reporting for purposes of its reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or Section 404 of the Sarbanes-Oxley Act after consummation of the Arrangement. The existence of one or more material weaknesses would preclude a conclusion that the combined company maintains effective internal control over financial reporting. Such a conclusion would be required to be disclosed in the combined company’s future Annual Reports on Form 10-K and could impact the accuracy and timing of its financial reporting and the reliability of its internal control over financial reporting, which could harm the combined company’s reputation and cause the market price of its common stock to drop.

The combined company will be managed by a management team consisting of current Veraz and Dialogic executives, and this management team may undertake a strategy and business direction which is different from that which would be undertaken by Veraz’s current management team.

Following the consummation of the Arrangement, the new management team of the combined company will consist of certain current Veraz and certain current Dialogic executives. The manner in which the new management team conducts the business of the combined company, and the direction in which the new management team moves the business, may differ from the manner and direction in which the current management of either Veraz or Dialogic would direct the combined or separate companies on a stand-alone basis. Such control by the new management team, together with the effects of future market factors and conditions, could ultimately evolve into an integration and business strategy that, when implemented, differs from the strategy and business direction currently recommended by Veraz’s or Dialogic’s current management and boards of directors. The new management team, and any change in business or direction, may not improve, and could adversely impact, the combined company’s financial condition and results of operations.

The consummation of the Arrangement could result in disruptions in business, loss of customers or contracts or other adverse effects.

The consummation of the Arrangement may cause disruptions, including potential loss of customers and other business partners, in our business and the business of Dialogic, which could have material adverse effects on the combined company’s business and operations. Although we believe that the business relationships of Veraz and Dialogic are and will remain stable following the Arrangement, Veraz’s and Dialogic’s customers, and other business partners, in response to the completion of the Arrangement, may adversely change or terminate their relationships with the combined company, which could have a material adverse effect on the combined company following the Arrangement.

The pro forma condensed combined financial statements are not an indication of the combined company’s financial condition or results of operations following the Arrangement.

The pro forma condensed combined financial statements contained in this proxy statement are not an indication of the combined company’s financial condition or results of operations following the Arrangement. The pro forma condensed combined financial statements have been derived from the historical financial statements of Veraz and Dialogic and many adjustments and assumptions have been made regarding the combined company after giving effect to the Arrangement. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. As a result, the actual financial condition and results of operations of the combined company following the Arrangement may not be consistent with, or evident from, these pro forma financial statements. In addition, the actual earnings or (loss) per share, which is referred to as EPS, of the combined company following the Arrangement may decrease below that reflected in the pro forma condensed combined financial information for several reasons. The assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the combined company’s actual EPS following the Arrangement. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Consummation of the Arrangement may result in dilution of future earnings per share to the stockholders of Veraz.

The consummation of the Arrangement may result in greater net losses or a weaker financial condition compared to that which would have been achieved by either Veraz or Dialogic on a stand-alone basis. The

Arrangement could fail to produce the benefits that the companies anticipate, or could have other adverse effects that the companies currently do not foresee. In addition, some of the assumptions that either company has made, such as the achievement of operating synergies, may not be realized. In this event, the Arrangement could result in greater losses as compared to the losses that would have been incurred by Veraz if the Arrangement had not occurred.

The ownership percentage of current stockholders of Veraz will be substantially reduced, resulting in a dilution of existing stockholders’ voting power.

Upon consummation of the Arrangement, 110,580,900 shares of Veraz common stock will be issued by Veraz. The issuance of 110,580,900 shares of Veraz common stock, based on the number of Veraz common stock outstanding as of the date of this proxy statement, will dilute Veraz’s existing stockholders’ voting percentage from 100% to approximately 30% of the combined company’s voting securities. In addition, following the Arrangement, Veraz’s outstanding stock will be subject to substantial potential dilution by outstanding options. Current Veraz stockholders will lose the ability to control the outcome of stockholder votes and certain current directors of Veraz will be replaced.

Ownership of the combined company’s common stock may be highly concentrated, and it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause the combined company’s stock price to decline.

The combined company’s executive officers, directors and their affiliates will beneficially own or control approximately 48.5% of the outstanding common stock of the combined company (see “Security Ownership of Certain Beneficial Owners and Management Following the Merger” beginning on page 186 for more information on the estimated ownership of the combined company following the merger). Accordingly, these executive officers, directors and their affiliates, acting individually or as a group, will have substantial influence over the outcome of any corporate action of the combined company requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the combined company’s assets or any other significant corporate transaction. These stockholders may also delay or prevent a change in control of the combined company, even if such change in control would benefit the other stockholders of the combined company. The significant concentration of stock ownership may adversely affect the value of the combined company’s common stock due to investors’ perception that conflicts of interest may exist or arise.

Risks Relating to Dialogic’s Business

Dialogic has no internal hardware manufacturing capabilities and depends exclusively upon contract manufacturers to manufacture its hardware products. Dialogic’s failure to successfully manage its relationships with its contract manufacturers would impair its ability to deliver its products in a manner consistent with required volumes or delivery schedules, which would likely cause Dialogic to fail to meet the demands of its customers and damage its customer relationships.

Dialogic outsources the manufacturing of all of our hardware products to a number of subcontractors including Jabil Circuit, Inc., SigmaPoint Technologies, Inc., Plexus Corp. and SMTC Manufacturing Corp. These contract manufacturers provide comprehensive manufacturing services, including the assembly of Dialogic’s products and the procurement of its materials and components. Each of Dialogic’s contract manufacturers also builds products for other companies and may not always have sufficient quantities of inventory available or may not allocate their internal resources to fill Dialogic’s orders on a timely basis.

Dialogic has supply contracts in place with each of these subcontractors and has done its best to negotiate terms which protect the Dialogic business. However, all of these contracts can be terminated by subcontractors following a reasonable notice period pursuant to the terms of each individual contract.

Dialogic does not have internal manufacturing capabilities to meet its customers’ demands and cannot assure you that it will be able to develop or contract for additional manufacturing capacity on acceptable terms on a timely basis if it is needed. An inability to manufacture Dialogic products at a cost comparable to Dialogic historical costs could impact Dialogic’s gross margins or force it to raise prices, affecting customer relationships and its competitive position.

Qualifying a new contract manufacturer and commencing commercial scale production is expensive and time consuming and could result in a significant interruption in the supply of Dialogic products. If Dialogic’s contract manufacturers are not able to maintain Dialogic’s high standards of quality, increase capacity as needed, or are forced to shut down a factory, Dialogic’s ability to deliver quality products to its customers on a timely basis may decline, which would damage its relationships with customers, decrease its revenues and negatively impact its growth.

Dialogic’s ability, as well as its contract manufacturers’ ability, to meet customer demand depends largely on Dialogic’s ability to obtain raw materials and a reduction or disruption in the availability of raw materials could negatively impact Dialogic’s business.

The continued global economic contraction has caused many of Dialogic’s component suppliers to reduce their manufacturing capacity. As the global economy improves, Dialogic’s component suppliers are experiencing and will continue to experience supply constraints until they expand capacity to meet increased levels of demand. These supply constraints may adversely affect the availability and lead times of components for Dialogic’s products. Increased lead times mean Dialogic may have to forsake flexibility in aligning its supply to customer demand changes and increase its exposure to excess inventory since Dialogic may have to order material earlier and in larger quantities. Further, supply constraints will likely result in increased overall procurement costs as Dialogic attempts to meet customer demand requirements. In addition, these supply constraints may affect Dialogic’s ability, as well as its contract manufacturers’ ability, to meet customer demand and thus result in missed sales opportunities and a loss of market share, negatively impacting revenues and Dialogic’s overall operating results.

Dialogic’s failure to develop and introduce new products on a timely basis could harm its ability to attract and retain customers.

Dialogic’s industry is characterized by rapidly changing technology, frequent product introductions and ongoing demands for greater speed and functionality. Therefore, Dialogic must continually design, develop and introduce new products with improved features to be competitive. To introduce these products on a timely basis Dialogic must:

•	design innovative and performance-improving features that differentiate Dialogic’s products from those of its competitors;

•	identify emerging technological trends in Dialogic’s target markets, including new standards for its products;

•	accurately define and design new products to meet market needs;

•	anticipate changes in end-user preferences with respect to its customers’ products;

•	rapidly develop and produce these products at competitive prices;

•	respond effectively to technological changes or product announcements by others; and

•	provide effective technical and post-sales support for these new products as they are deployed.

If Dialogic is not able to introduce such products on a timely basis, it may not be able to attract and retain customers, which could decrease its revenues and negatively impact its growth.

Not all new product designs ramp into production, and even if ramped into production, the timing of such production may not occur as Dialogic or its customers had estimated, or the volumes derived from such projects may not be as significant as Dialogic had estimated, each of which could have a substantial negative impact on Dialogic’s anticipated revenues and profitability.

Dialogic’s revenue growth expectations for its next-generation products are highly dependent upon successful ramping of its design wins. In some cases there is little time between when a design win is achieved and when production level shipments begin. With many new design wins, customers may require Dialogic to provide enhanced features not on its immediate roadmap. In addition, customers may require significant time to port their own applications to Dialogic’s products. Adding features to Dialogic’s products to meet customer requests as well as porting of customer specific applications can take six to 12 months. After that, there is an additional time lag from the start of production ramp to peak revenue. Not all product designs ramp into production and, even if a product ramps into production, the volumes derived from such products and associated projects may be less than Dialogic had originally estimated. Customer projects related to design wins are sometimes canceled or delayed, or can perform below original expectations, which can adversely impact anticipated revenues and profitability. In particular, the volumes and time to production ramp associated with new design wins depend on the adoption rate of new technologies in its customers’ end markets, especially in the communications networking sector. Program delays or cancellations could be more frequent during times of meaningful economic downturn.

Dialogic’s business depends on conditions in the communications networks and commercial systems markets. Demand in these markets can be cyclical and volatile, and any inability to sell products to these markets or forecast customer demand due to unfavorable or volatile market conditions could have a material adverse effect on Dialogic’s revenues and gross margin.

Dialogic derives its revenues from a number of diverse end markets, some of which are subject to significant cyclical changes in demand. In 2009, Dialogic derived 57% and 43% of its revenues from the enterprise and service provider markets, respectively. Dialogic believes that its revenues will continue to be derived primarily from these two markets. In many instances, Dialogic’s products are building blocks for its customers’ products and as such, Dialogic’s customers are not the end-users of Dialogic’s products. If Dialogic’s customers experience adverse economic conditions in the end markets into which they sell Dialogic’s products, Dialogic would expect a significant reduction in spending by Dialogic’s customers. Some of these end markets are characterized by intense competition, rapid technological change and economic uncertainty. Dialogic’s exposure to economic cyclicality and any related fluctuation in customer demand in these end markets could have a material adverse effect on its revenues and financial condition.

Dialogic has a material amount of intangible assets which, if they become impaired, would result in a reduction in Dialogic’s net income.

Current accounting standards require that intangible assets be periodically evaluated for impairment. Dialogic has a material amount of intangible assets that have originated from its acquisitions of Intel’s media and signaling business in 2006, EAS in 2007, and the NMS CP business in 2008. Any future impairment of Dialogic’s intangible assets would have a negative impact on Dialogic’s net income.

Dialogic operates in intensely competitive industries, and its failure to respond quickly to technological developments and incorporate new features into its products could have an adverse effect on its ability to compete.

Dialogic operates in intensely competitive industries that experience rapid technological developments, changes in industry standards, changes in customer requirements, and frequent new product introductions and improvements. If Dialogic is unable to respond quickly and successfully to these developments, Dialogic may lose its competitive position, and its products or technologies may become uncompetitive or obsolete. Similarly, if there are changes to technology requirements, it can render Dialogic’s products and technologies uncompetitive. To compete successfully, Dialogic must maintain a successful research and development effort, develop new products and production processes, and improve its existing products and processes at the same pace or ahead of its competitors. Dialogic may not be able to successfully develop and market these new products; the products Dialogic invests in and develops may not be well received by customers; and products developed and new technologies offered by others may affect the demand for Dialogic’s products. These types of events could have a variety of negative effects on Dialogic’s competitive position and its profitability and financial condition, such as reducing Dialogic’s revenue, increasing its costs, lowering its gross margin, and requiring Dialogic to recognize and record impairments of its assets.

Acquisitions and partnerships may be more costly or less profitable than anticipated and may adversely affect the growth of Dialogic’s business.

Dialogic’s growth is dependent upon market growth and its ability to enhance its existing products and introduce new products on a timely basis. Dialogic has addressed and is likely to continue to address the need to introduce new products through both internal development and through acquisitions of other companies and technologies that would complement Dialogic’s business or enhance its technological capability. Future acquisitions and partnerships may involve the use of significant amounts of cash, issuances of debt and amortization of intangible assets with determinable lives, each of which could negatively impact the growth of Dialogic’s business. In addition, acquisitions or strategic investments involve numerous risks, including:

•	adverse effects on existing customer relationships, such as cancellation of orders or the loss of key customers;

•	potential incompatibility of business cultures;

•	difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company;

•	the diversion of management’s attention from other business concerns;

•	the risks of entering markets in which Dialogic has no or limited prior experience;

•	the potential loss of key employees of the acquired business;

•	unanticipated liabilities;

•	performance by the acquired business below Dialogic’s expectations;

•	issues with meeting the needs of acquired customers;

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potential difficulty in successfully implementing, upgrading and deploying in a timely and effective manner new operational information systems and upgrades of Dialogic’s finance, accounting and product distribution systems;

•	difficulty in incorporating acquired technology and rights into Dialogic’s products and technology; and

•	management of geographically remote business units both in the United States and internationally.

If Dialogic makes an acquisition or enters into a partnership and Dialogic is unable to successfully integrate operations, technologies, products or personnel that Dialogic acquires, its business, results of operations and financial condition could be materially adversely affected. Dialogic may expend additional resources without receiving a related benefit from strategic alliances with third parties.

Dialogic has incurred, and may in the future incur, restructuring and other charges, the amounts of which are difficult to predict accurately.

From time to time, Dialogic has sought to optimize its operational capabilities and efficiencies and focus its efforts and expertise through business restructurings. The last restructuring occurred in early 2009, following the completion of the acquisition of the NMS CP business. In the future Dialogic may decide to engage in discrete restructurings of its operations if business or economic conditions warrant. Possible adverse consequences related to such actions may include various charges for such items as idle capacity, disposition costs, severance costs, loss of propriety information and in-house knowledge. Dialogic may be unsuccessful in any of its current or future efforts to restructure its business, which may have a material adverse effect upon Dialogic’s business, financial condition or results of operations.

Dialogic’s international operations expose it to additional political, economic and regulatory risks not faced by businesses that operate only in the United States.

Dialogic is a multinational company with a Canadian parent company and subsidiaries, branch offices and representative offices located in many countries around the world. Dialogic’s manufacturing operations are located in Canada, the United States and Ireland and Dialogic utilizes various subcontractors in Canada, the United States and Malaysia. Dialogic has development locations in Canada, the United States, Ireland and Germany and it has sales offices in many other countries, including China, India, Singapore, Malaysia, Australia, Hong Kong, Japan, the United Kingdom, France, Spain, the Netherlands, Belgium, Slovenia and Sweden. More than half of Dialogic’s sales are generated in markets outside of the United States and Dialogic sees its largest market growth occurring in foreign countries such as India, Brazil and China. As a result of all these international activities Dialogic is subject to worldwide economic and market condition risks generally associated with global trade, such as fluctuating exchange rates, tariff and trade policies, domestic and foreign tax policies, foreign governmental regulations, political unrest, wars and other acts of terrorism and changes in other economic conditions. Additionally, some of Dialogic’s sales to overseas customers are made under export licenses that must be obtained from the U.S. Department of Commerce. Protectionist trade legislation in either the United States or other countries, such as a change in the current tariff structures, export compliance laws, trade restrictions resulting from war or terrorism, or other trade policies could adversely affect Dialogic’s ability to sell or to manufacture in international markets. Additionally, U.S. federal and state agency restrictions imposed by the Buy American Act or the Trade Agreement Act may apply to Dialogic’s products manufactured outside the United States. These risks, among others, could adversely affect Dialogic’s results of operations or financial position.

Dialogic’s operations are subject to inherent risks, including the ability of its customers to access sufficient credit.

As a result of the recent financial crisis and tightening of the credit markets, Dialogic’s customers and suppliers may face issues gaining timely access to sufficient credit, which could impair Dialogic’s customers’ ability to make timely payments to Dialogic and could cause key suppliers to delay shipments and face serious risks of insolvency. These risks, among others, could adversely affect Dialogic’s results of operations or financial position.

If Dialogic is unable to protect its intellectual property, Dialogic may lose a valuable competitive advantage or be forced to endure costly litigation.

Dialogic is a technology dependent company, and its success depends on developing and protecting its intellectual property. Dialogic relies on patents, copyrights, trademarks and trade secret laws to protect its intellectual property. At the same time, Dialogic’s products are complex and are often not patentable in their entirety. Dialogic also licenses intellectual property from third parties and relies on those parties to maintain and protect their technology. Dialogic cannot be certain that its actions will protect its proprietary rights. Any patents owned by Dialogic may be invalidated, circumvented or challenged. Any of Dialogic’s patent applications, whether or not being currently challenged, may not be issued with the scope of the claims Dialogic seeks, if at all. If Dialogic is unable to adequately protect its technology, or if Dialogic is unable to continue to obtain or maintain licenses for protected technology from third parties, it could have a material adverse effect on its results of operations and significant impairment of intangible assets. In addition, some of Dialogic’s products are now designed, manufactured and sold outside of the United States and Canada. Despite the precautions Dialogic takes to protect its intellectual property, this international exposure may reduce or limit protection of its intellectual property, which is more prone to design piracy outside of the United States and Canada.

Third parties may also assert infringement claims against Dialogic in the future. Assertions by third parties may result in costly litigation and Dialogic may not prevail in such litigation or be able to license any valid and infringed patents from third parties on commercially reasonable terms. Litigation, regardless of its outcome, could result in substantial costs and diversion of Dialogic’s resources. Any infringement claim or other litigation against Dialogic or by Dialogic could materially adversely affect its financial condition and results of operations.

If Dialogic is not able to obtain necessary licenses of third-party technology at acceptable prices, or at all, Dialogic products could become obsolete.

Dialogic has incorporated third-party licensed technology into its current products. From time to time, Dialogic may be required to license additional technology from third parties to develop new products or product enhancements. Third party licenses may not be available or not be available to Dialogic on commercially reasonable terms. The inability to maintain or re-license any third party licenses required in Dialogic’s current products, or to obtain any new third-party licenses to develop new products and product enhancements, could require Dialogic to obtain substitute technology of lower quality or performance standards or at greater cost, and delay or prevent Dialogic from making these products or enhancements, any of which could seriously harm the competitiveness of its products.

Decreased effectiveness of share-based payment awards could adversely affect Dialogic’s ability to attract and retain employees.

Dialogic has historically used stock options and other forms of share-based payment awards as key components of its employee compensation program to retain employees and provide competitive compensation and benefit packages. As a result, Dialogic has and may continue to incur increased compensation costs associated with its stock-based compensation programs making it more expensive for Dialogic to incentivize employees with grants of share-based payment awards in the future.

Additional expenses following the consummation of the Arrangement from Dialogic’s stock-based compensation plans will adversely affect its profitability.

Following the consummation of the Arrangement, Dialogic will recognize additional annual employee compensation expenses stemming from options and shares granted to employees, directors and executives under its stock-based compensation plans. These additional expenses will adversely affect Dialogic’s profitability. In the two years ended December 31, 2009 and 2008, Dialogic recognized no stock compensation expense due to a requirement that all options granted after September 28, 2006 become exercisable only upon a liquidity event, which for accounting purposes is not recorded until the liquidity event occurs or shortly before. Dialogic cannot determine the actual amount of these new stock-related compensation expenses at this time because applicable accounting practices generally require that they be based on the fair value of the options at the date of the grant; however, Dialogic expects them to be material.

Dialogic relies on its key management and depends on the recruitment and retention of qualified personnel, and Dialogic’s failure to attract and retain such personnel could seriously harm its business.

A small number of key executives manage Dialogic’s business, the departure of any one of which could have a material adverse effect on Dialogic’s operations. In addition, due to the specialized nature of Dialogic’s business, its future performance is highly dependent upon its ability to attract and retain qualified personnel for its operations. Competition for personnel is intense, and Dialogic may not be successful in attracting and retaining qualified personnel. Dialogic’s failure to compete for these personnel could seriously harm its business, results of operations and financial condition. In addition, if incentive programs Dialogic offers are not considered desirable by current and prospective employees, Dialogic could have difficulty retaining and recruiting qualified personnel. If Dialogic is unable to recruit and retain key employees, certain aspects of its operations could be harmed, including but not limited to, those related to product development, marketing and sales.

Dialogic’s management and its independent registered public accounting firm identified material weaknesses and significant deficiencies in Dialogic’s internal control over financial reporting for the year ended December 31, 2009. If Dialogic is unable to correct these weaknesses and deficiencies, the ability of the combined company to accurately and timely report its financial results or prevent fraud may be adversely affected, and, among other things, investor confidence and the market price of the combined company’s securities may be adversely affected.

Disclosure controls are procedures designed to ensure that information required to be disclosed in reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls are also designed to ensure that the information is accumulated and communicated to Dialogic’s management, including the CEO and CFO, as appropriate to allow timely decisions regarding required disclosure.

Internal controls over financial reporting (“internal controls”) are procedures which are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that: (1) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of Dialogic’s assets; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures are being made only in accordance with authorizations of Dialogic’s management and directors; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Dialogic’s assets that could have a material effect on its financial statements.

Dialogic has been a private company with limited accounting personnel and other resources for designing and implementing internal control over financial reporting. In connection with the audit of Dialogic’s financial statements for the year ended December 31, 2009 that are included in this proxy statement, Dialogic’s management and its independent registered public accounting firm identified a “material weakness”, as defined under the SEC rules and regulations. The following material weakness was identified, which results from the accumulation of certain significant deficiencies identified during the audit: ineffective processes and controls over the accounting for and reporting of transactions in the sales and inventory processes. Specifically, it was noted that there was a lack of sufficient accounting and finance personnel to perform in-depth analysis and review of accounting matters within the timeframes set by Dialogic’s management for finalizing its financial statements. This deficiency resulted in certain adjustments to the amounts or disclosures of the following items: revenues and deferred revenue, inventories, warranty provisions, net income and accumulated deficit. In addition, the following “significant deficiencies” were identified: a lack of methodology for determining sales returns other than stock rotation; inadequate methodology for determining warranty provision; cut-off errors in timing of revenue recognition; and incomplete methodology for determining inventory obsolescence. If Dialogic fails to achieve and maintain an effective internal control environment it could suffer material misstatements in its financial statements and result in the failure of the combined company to meet its reporting obligations. This could harm the operating results of the combined company and lead to a decline in the trading price of the combined company’s securities. Additionally, ineffective internal control over financial reporting could expose the combined company to increased risk of fraud or misuse of corporate assets and subject the combined company to potential delisting from the Nasdaq, regulatory investigations and civil or criminal sanctions.

There are a number of trends and factors affecting Dialogic’s markets, including economic conditions in specific countries, regions and globally, which are beyond its control. These trends and factors may result in increasing upward pressure on the costs of products and an overall reduction in demand.

There are trends and factors affecting Dialogic’s markets and its sources of supply that are beyond its control and may negatively affect its cost of sales. Such trends and factors include: adverse changes in the cost of raw commodities and increasing freight, energy, and labor costs in developing regions. Dialogic’s business strategy has been to provide customers with faster time-to-market and greater value solutions to help them compete in an industry that generally faces downward pricing pressure. In addition, Dialogic’s competitors have in the past lowered, and may again in the future lower, prices to increase their market share, which would ultimately reduce the price Dialogic may realize from its customers. If Dialogic is unable to realize prices that allow Dialogic to continue to compete on this basis of performance, its profit margin, market share, and overall financial condition and operating results may be materially and adversely affected.

Dialogic is dependent on revenue from the Time Division Multiplexing (“TDM”) products.

Currently, Dialogic derives a significant portion of its product revenue from TDM media processing boards. These products connect to and interact with an enterprise or service provider based circuit switched network and support some or all of a suite of media processing features, including echo cancellation, dual tone multi frequency detection, voice play and record, conferencing, fax, modem, speech integration, and monitoring. This business has been declining as networks increasingly deploy packet-based technology. This technology migration resulted in a decrease in sales of Dialogic’s TDM products over the last several years. If Dialogic is unable to develop substantial revenue from its newer packet-based product lines, its business and results of operations will suffer. Although Dialogic has developed a migration path to broadband based IP products, the TDM products remain a sizable portion of its revenue. If Dialogic’s migration path to broadband based IP products is unsuccessful, Dialogic may not be able to mitigate the revenue loss due to the decease in sales of its TDM products.

The deployment of advanced wireless networks may not proceed according to analyst projections and even if it does, the adoption of mobile video added services may not occur.

The successful deployment of advanced third generation (“3G”) and fourth generation (“4G”) wireless networks would significantly impact the deployment of video gateway infrastructure. Since Dialogic’s ability to increase revenue is partially dependent on video gateways and video media servers that attach to the advanced 3G and 4G wireless networks, delay in the deployment of 3G and 4G wireless networks would impact Dialogic’s ability to increase revenue. Additionally, even if the advanced wireless networks are deployed successfully, the use of mobile video value added services (including video ring tones, video with interactive voice response, video location based services and video chat) may not be widely adopted. If the deployment of advanced wireless networks does not proceed according to analyst projections or if mobile video added services are not widely adopted, the growth of Dialogic’s business could be negatively effected.

The success of Dialogic’s Voice over Internet Protocol (“VoIP”) gateways is dependent upon the successful deployment of technology by other companies and any delay in the deployment of such technology would negatively impact the growth of Dialogic’s enterprise gateway business.

Dialogic’s VoIP gateways are used to connect software-based internet protocol private branch exchanges such as Microsoft Office Communications Server and IBM Sametime, which are currently in the process of being deployed, to existing legacy systems. Any delay in the deployment of the IP PBXs would impact the sales of Dialogic’s VoIP gateways which would negatively impact its revenue.

The conversion to certain new technology may result in some customers utilizing other products or developing their own technology.

Dialogic is in the process of converting certain of its media enabling components from a board based product to its Dialogic® Host Media Processing (“HMP”) software product that can be deployed on the host central processing unit of the server. The cost of entry for an HMP based software product is significantly lower than that of a board based product. As a result, there is a risk that Dialogic’s board based customers may utilize alternative producers of media enabling components or develop their own software product. The loss of customers during this conversion would negatively impact Dialogic’s revenue.

As Dialogic’s product lines age, Dialogic may be required to redesign its products or make substantial purchases of end of life components.

Dialogic sells multiple product lines that have been in production for several years. In some instances the production of components that are used in the manufacturing of Dialogic’s products has been terminated or will be terminated. Such termination of production requires that Dialogic must either incur the additional costs of purchasing a significant amount of such components prior to their termination or Dialogic must invest in significant engineering efforts to redesign the product, either of which would adversely affect its operating results.

Dialogic’s leverage limits its flexibility and increases its risk of default.

As of December 31, 2009, Dialogic had $89.9 million in total long-term debt outstanding. Dialogic’s degree of leverage could have important consequences to its investors, such as:

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limiting Dialogic’s ability to obtain additional financing Dialogic may need to fund future working capital, capital expenditures, product development, acquisitions or other corporate requirements; and

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requiring the dedication of a substantial portion of Dialogic’s cash flow from operations to the payment of principal and interest on Dialogic’s debt, which would reduce the availability of cash flow to fund working capital, capital expenditures, product development, acquisitions and other corporate requirements.

In addition, the instruments governing Dialogic’s debt contain financial and other restrictive covenants, which limit its operating flexibility and could prevent Dialogic from taking advantage of business opportunities. Dialogic’s failure to comply with these covenants may result in an event of default. If such event of default is not cured or waived, Dialogic may suffer adverse effects on its operations, business or financial condition, including acceleration of its debt.

Dialogic anticipates that average selling prices for many of its products will decline in the future, which could adversely affect its ability to be profitable.

Dialogic expects that the price it can charge its customers for many of its products will decline as new technologies become available, as Dialogic transitions to software based IP and as low cost regional providers take measures to achieve or maintain market share. If this occurs, Dialogic’s operating results will be adversely affected.

To respond to increasing competition and Dialogic’s anticipation that average-selling prices will decrease, Dialogic are attempting to reduce manufacturing costs of its new and existing products. If Dialogic does not reduce manufacturing costs and average selling prices decrease, its operating results will be adversely affected.

Two of Dialogic’s key US patents expire in March 2011, which could lead to competitors entering the market.

The Dialogic® Brooktrout® TDM boards, the Dialogic® Diva® TDM boards and the Dialogic® Brooktrout® SR140 software products make use of Dialogic patented technology to route a fax to a local area network using a direct inward dial number. The two patents covering this technology are scheduled to expire in March, 2011. The expiration of a patent typically results in increased competition and a decline in revenue. If other companies start to manufacture and sell a similar product based on this technology in the United States it could adversely impact Dialogic’s revenues.

Competition in the market for communication enabling technology is intense, and if Dialogic loses its market share, its revenues and profitability could decline.

Dialogic competes with a number of companies and divisions of companies that focus on providing one or more aspects of communication enabling technology, including, but not limited to, AudioCodes Limited, Radisys Corporation, Movius Interactive Corporation, Cisco Systems, Inc., Network Equipment Technologies, Inc., Genband Inc., Dilithium Networks, RipCode, Inc., Radvision Ltd. and Huawei Technologies Co., Ltd. Some of Dialogic’s competitors and potential competitors may have a number of significant advantages over us, including:

•	a longer operating history;

•	greater name recognition and marketing power;

•	preferred vendor status with Dialogic’s existing and potential customers;

•	significantly greater financial, technical, marketing and other resources, which allow them to respond more quickly to new or changing opportunities, technologies and customer requirements; and

•	lower cost structures.

Furthermore, existing or potential competitors may establish cooperative relationships with each other or with third parties or adopt aggressive pricing policies to gain market share.

As a result of increased competition, Dialogic could encounter significant pricing pressures and/or suffer losses in market share. These pricing pressures could result in significantly lower average selling prices for its products. Dialogic may not be able to offset the effects of any price reductions with an increase in the number of customers, cost reductions or otherwise.

If Dialogic loses the services of one or more members of its current executive management team or other key employees, or if it is unable to attract additional executives or key employees, it may not be able to execute on its business strategy.

Dialogic’s future success depends in large part upon the continued service of its executive management team and other key employees. In particular, Nick Jensen, its chairman of the board of directors, president and chief executive officer, is critical to the overall management of Dialogic as well as to the development of its culture and our strategic direction. To be successful, Dialogic must also hire, retain and motivate key employees, including those in managerial, technical, marketing, and sales positions. In particular, its product generation efforts depend on hiring and retaining qualified engineers. Experienced management and technical, sales, marketing and support personnel in the telecommunications and networking industries are in high demand and competition for their talents is intense.

The loss of services of any of Dialogic’s executives, one or more other members of its executive management or sales team or other key employees, could seriously harm its business.

Dialogic relies on channel partners for a significant portion of our revenue. Its failure to effectively develop and manage these third-party distributors, systems integrators, and resellers specifically and its indirect sales channel generally, or disruptions to the processes and procedures that support its indirect sales channel could adversely affect our ability to generate revenues from the sale of Dialogic products.

Dialogic relies on third-party distributors, systems integrators, and resellers for a significant portion of its revenue. Dialogic revenues depend in large part on the performance of these indirect channel partners. Although many aspects of its partner relationships are contractual in nature, its Arrangements with indirect channel partners are not exclusive. Accordingly, important aspects of these relationships depend on the continued cooperation between the parties.

Many factors out of Dialogic’s control could interfere with its ability to market, license, implement or support our products with any of its partners, which in turn could harm its business. These factors include, but are not limited to, a change in the business strategy of one of its partners, the introduction of competitive product offerings by other companies that are sold through one of its partners, potential contract defaults by one of its partners, or changes in ownership or management of one of its distribution partners. Some of Dialogic’s competitors may have stronger relationships with its distribution partners than Dialogic does, and Dialogic has limited control, if any, as to whether those partners implement Dialogic products rather than its competitors’ products or whether they devote resources to market and support competitors’ products rather than Dialogic offerings.

Moreover, if Dialogic is unable to leverage its sales and support resources through its distribution partner relationships, it may need to hire and train additional qualified sales and engineering personnel. Dialogic cannot assure you, however, that it will be able to hire additional qualified sales and engineering personnel in these circumstances, and its failure to do so may restrict its ability to generate revenue or implement its products on a timely basis. Even if Dialogic is successful in hiring additional qualified sales and engineering personnel, it will incur additional costs and its operating results, including its gross margin, may be adversely affected. The loss of or reduction in sales by these resellers could reduce its revenues. If Dialogic fails to maintain relationships with these third-party distributors and resellers, fails to develop new relationships with third-party distributors and resellers in new markets, fails to manage, train, or provide incentives to existing third-party resellers effectively or if these third party resellers are not successful in their sales efforts, sales of Dialogic products may decrease and our operating results would suffer.

Dialogic has a history of losses, and Dialogic may be unable to achieve or sustain profitability.

Dialogic has experienced net losses in each of the last three years, and it expects to incur net losses in 2010. Dialogic’s business operations may not become profitable or Dialogic may continue to incur net losses in 2011 and beyond. Dialogic expects to incur significant future expenses as it develops and expands its business, which will make it harder for Dialogic to achieve and maintain future profitability. Dialogic may incur significant losses in the future for a number of reasons, including the other risks described in this proxy statement, and Dialogic may encounter unforeseen expenses, difficulties, complications, delays and other unknown events. Accordingly, Dialogic may not be able to achieve or maintain profitability.

The largest customers in the telecommunications industry have substantial negotiating leverage, which may require that Dialogic agrees to terms and conditions that are less advantageous to Dialogic than the terms and conditions of Dialogic’s existing customer relationships, or risk limiting Dialogic’s ability to sell its products to these large service providers, thereby harming Dialogic’s operating results.

Large telecommunications service providers have substantial purchasing power and leverage negotiating contractual terms and conditions relating to their purchase of Dialogic’s products from them. As Dialogic seeks to sell more products to these large telecommunications providers, it may be required to agree to less favorable terms and conditions to complete such sales, which may result in lower margins, affect the timing of the recognition of the revenue derived from these sales, and the amount of deferred revenues, each of which may have an adverse effect on Dialogic’s business and financial condition.

In addition, Dialogic’s future success depends in part on its ability to sell its products to large service providers operating complex networks that serve large numbers of subscribers and transport high volumes of traffic. The communications industry historically has been dominated by a relatively small number of service providers. While deregulation and other market forces have led to an increasing number of service providers in recent years, large service providers continue to constitute a significant portion of the market for communications equipment. If Dialogic fails to sell additional IP products to its large customers or to expand its customer base to include additional customers that deploy its products in large-scale networks serving significant numbers of subscribers, Dialogic’s revenue growth will be limited.

Consolidation or downturns in the telecommunications industry may affect demand for Dialogic’s products and the pricing of its products, which could limit Dialogic’s growth and may harm its business.

The telecommunications industry, which includes all of Dialogic’s customers, has experienced increased consolidation in recent years, and Dialogic expect this trend to continue. Consolidation among Dialogic’s customers and prospective customers may cause delays or reductions in capital expenditure plans and/or increased competitive pricing pressures as the number of available customers declines and their relative purchasing power increases in relation to suppliers. The occurrence of any of these factors, separately or in combination, may lead to decreased sales or slower than expected growth in revenues and could harm Dialogic’s business and operations.

The communications industry is cyclical and reactive to general economic conditions. In the recent past, worldwide economic downturns, pricing pressures, and deregulation have led to consolidations and reorganizations. These downturns, pricing pressures and restructurings have been causing delays and reductions in capital and operating expenditures by many service providers. These delays and reductions, in turn, have been reducing demand for communications products like Dialogic’s. A continuation or subsequent recurrence of these industry patterns, as well as general domestic and foreign economic conditions and other factors that reduce spending by companies in the communications industry, could harm Dialogic’s operating results in the future.

Difficult conditions in the domestic and international economies generally may materially adversely affect Dialogic’s business and results of operations and Dialogic does not expect these conditions to improve in the near future.

Declining business and consumer confidence and increased unemployment have resulted in an economic slowdown and a global recession. Continuing market upheavals, including specifically the lack of credit currently available in the market, may have an adverse affect on Dialogic because it is dependent on capital budgets and confidence of Dialogic’s customers, and some of Dialogic’s customers are dependant on obtaining credit to finance purchases of Dialogic’s products. Dialogic’s revenues have declined and are likely to continue to decline in such circumstances. Factors such as business investment, and the volatility and strength of the capital markets affect the business and economic environment and, ultimately, the amount and profitability of Dialogic’s business. In an economic slowdown characterized by higher unemployment, lower family income, lower corporate earnings, lower business investment, more volatile capital markets, fewer options to obtain credit and lower consumer spending, the demand for Dialogic’s products could be adversely affected. Adverse changes in the economy and continuing recession could affect earnings negatively and could have a material adverse effect on Dialogic’s business, results of operations, and financial condition.

Risks Relating to Veraz’s Business

Difficult conditions in the domestic and international economies generally may materially adversely affect our business and results of operations and we do not expect these conditions to improve in the near future.

Declining business and consumer confidence and increased unemployment have resulted in an economic slowdown and a global recession. Continuing market upheavals, including specifically the lack of credit currently available in the market, may have an adverse affect on us because we are dependent on capital budgets and confidence of our customers, and some of our customers are dependant on obtaining credit to finance purchases of our products. Our revenues have declined and are likely to continue to decline in such circumstances. Factors such as business investment, and the volatility and strength of the capital markets affect the business and economic environment and, ultimately, the amount and profitability of our business. In an economic slowdown characterized by higher unemployment, lower family income, lower corporate earnings, lower business investment, more volatile capital markets, fewer options to obtain credit and lower consumer spending, the demand for our products could be adversely affected. Adverse changes in the economy and continuing recession, particularly domestically and in Russia, could affect earnings negatively and could have a material adverse effect on our business, results of operations, and financial condition.

If we fail to regain compliance with the continued listing requirements of The Nasdaq Global Market, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

Our common stock is currently listed on The Nasdaq Global Market. On July 1, 2010, we received a letter from the Listing Qualifications Department of The Nasdaq Stock Market notifying us that, for the last 30 consecutive business days, the bid price for our common stock had closed below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Global Market. In accordance with Nasdaq Listing Rules, we will be afforded 180 calendar days, or until December 28, 2010, to regain compliance. To regain compliance, the bid price for our common stock must close at or above $1.00 for at least 10 consecutive business days at any time prior to December 28, 2010. If we do not regain compliance by December 28, 2010, but meet The Nasdaq Capital Market initial inclusion criteria, except for the $1.00 per share bid price requirement, we will be granted an additional 180 calendar day compliance period.

If we do not regain compliance by December 28, 2010, and are not eligible for an additional compliance period at that time, the Nasdaq Listing Qualifications Department will provide written notification to us that our common stock may be delisted. At that time, we may either apply for listing on The Nasdaq Capital Market, provided we meet the continued listing requirements of that market in accordance with Nasdaq Listing Rules, or appeal the decision to a Nasdaq Listing Qualifications Panel, or Panel. In the event of an appeal, our securities would remain listed on The Nasdaq Global market pending a decision by the Panel following a hearing. There can be no assurance that, if we do appeal a delisting determination to the Panel, that such appeal would be successful.

If we fail to regain compliance with the listing standards of The Nasdaq Global Market, we may consider transferring to The Nasdaq Capital Market, provided we meet the transfer criteria, which is a lower tier market, or our common stock may be delisted and traded on the over-the-counter bulletin board network. Moving our listing to The Nasdaq Capital Market could adversely affect the liquidity of our common stock. If our common stock were to be delisted by Nasdaq, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our common stock;

•	a reduced amount of news and analyst coverage for us;

•	a decreased ability to issue additional securities or obtain additional financing in the future;

•	reduced liquidity for our stockholders;

•	potential loss of confidence by collaboration partners and employees; and

•	loss of institutional investor interest and fewer business development opportunities.

The demand for our solutions depends in large part on continued capital spending in the telecommunications equipment industry. A decline in demand, or a decrease or delay in capital spending by service providers, could have a material adverse effect on our results of operations.

We are exposed to the risks associated with the volatility of the U.S. and global economies, including specifically the continued volatility in certain global markets, such as Portugal, Italy, Greece, Russia and Spain where we have historically successfully sold our products. The difficulty in obtaining credit in these markets and decreased visibility regarding whether or when there will be sustained growth periods for sales of our products in these and other markets and uncertainty regarding the amount of sales, since our customers may rely on lending Arrangements and/or have limited resources to finance capital technology expenditures, may have an adverse effect on our business and operations. In addition, it is expected that this recent economic turmoil and the resulting economic uncertainty will result in decreased consumer spending, which will likely reduce the need for our products from customers. Slow or negative growth in the global economy may continue to materially and adversely affect our business, financial condition, and results of operations for the foreseeable future. Our results of operations would be further adversely affected if we were to experience lower-than-anticipated order levels, cancellations of orders in backlog, extended customer delivery requirements, or pricing pressure as a result of the slowdown.

In addition to the potential decline in capital spending resulting from the volatility markets, capital spending in the telecommunications equipment industry has in the past, and may in the future, fluctuate significantly based on numerous factors, including:

•	capital spending levels of service providers;

•	competition among service providers;

•	pricing pressures in the telecommunications equipment market;

•	end user demand for new services;

•	service providers’ emphasis on generating revenues from traditional infrastructure instead of migrating to emerging networks and technologies;

•	lack of or evolving industry standards;

•	consolidation in the telecommunications industry; and

•	changes in the regulation of communications services.

We cannot make assurances of the rate or extent to which the telecommunications equipment industry will grow, if at all. Demand for our solutions and our IP products in particular will depend on the magnitude and timing of capital spending by service providers as they extend and migrate their networks. Furthermore, industry growth rates may not be as forecast, resulting in spending on product development well ahead of market requirements. The telecommunications equipment industry from time to time has experienced, and appears to be currently experiencing, a downturn. In response to the current downturn, service providers have slowed their capital expenditures, and may also cancel or delay new developments, reduce their workforces and inventories and take a cautious approach to acquiring new equipment and technologies, which could have a negative impact on our business. A continued downturn in the telecommunications industry may cause our operating results to fluctuate from period to period, which also may increase the volatility of the price of our common stock and harm our business.

Our success depends in large part on continued migration to an IP network architecture for communications. If the migration to IP networks does not occur or if it occurs more slowly than we expect, our operating results would be harmed.

Our IP products are used by service providers to deliver communications over IP networks. Our success depends on the continued migration of service providers’ networks to a single IP network architecture, which depends on a number of factors outside of our control. For example, existing networks include switches and other equipment that may have remaining useful lives of 20 or more years, and therefore may continue to operate reliably for a lengthy period of time. Other factors that may delay or speed the migration to IP networks include service providers’ concerns regarding initial capital outlay requirements, available capacity on legacy networks, competitive and regulatory issues, and the implementation of an enhanced services business model. As a result, service providers may defer investing in products such as ours that are designed to migrate communications to IP networks. If the migration to IP networks does not occur for these or other reasons, or if it occurs more slowly than we expect, our operating results will be harmed.

Although we have undertaken a concerted effort to reduce costs, including restructuring efforts, to streamline our operations and to reduce our overall cash burn rate, we have not had sustained profits and our losses could continue.

In the three months ended March 31, 2010 and for the year ended December 31, 2009, 2008, and 2007, we used $2.2 million, $4.5 million, $15.8 million, and $12.7 million, respectively to fund our operating activities and we have never generated sufficient cash to fund our operations. During the third quarter of 2008, we undertook a significant restructuring initiative involving the elimination of approximately 160 positions through reduction in force affecting all departments throughout our organization, but primarily in the research and development and services organizations, and in our India operations. The objective of the restructuring was to reduce our overall cash burn rate and streamline our operations while maintaining core research and development capability. We have continued to focus significant efforts on reducing costs during 2009. There can be no assurance that we will be able to reduce spending as planned or that unanticipated costs will not occur. Any restructuring efforts to focus on key products may not prove successful due to a variety of factors, including risks that a smaller workforce may have difficulty successfully completing research and development efforts and adequately monitoring our development and commercialization efforts. In addition, we may, in the future, decide to restructure operations and further reduce expenses by taking such measures as additional reductions in our workforce and reductions in other spending. Any restructuring places a substantial strain on remaining management and employees and on operational resources, and there is a risk that our business will be adversely affected by the diversion of management time to the restructuring efforts. There can be no assurance that following this restructuring we will have sufficient cash resources to allow us to fund our operations as planned.

We have not had sustained profits and our losses could continue.

We have experienced significant losses in the past and never sustained profits. For the fiscal years ended December 31, 2005 and 2006, we recorded net losses of approximately $14.3 million and $13.7 million, respectively. For the year ended December 31, 2007, we achieved net income of approximately $3.4 million and for the years ended December 31, 2008 and December 31, 2009, we recorded net losses of approximately $21.0 million and $11.6 million, respectively. For the three months ended March 31, 2010, we recorded a loss of $5.2 million. As of December 31, 2008 and 2009, our accumulated deficit was $77.2 and $88.8 million, respectively. We have never generated sufficient cash to fund our operations and can give no assurance that we will generate net income.

Cooperation with the informal inquiry we received from the SEC in 2008, the subpoena we received in January 2009 and other governmental actions has and will continue to cost significant amounts of money and management resources and has resulted in penalties.

On April 3, 2008, we received a letter from the SEC informing us that the SEC is conducting a confidential informal inquiry of Veraz. In response to the inquiry, the Board appointed a special investigation committee composed of independent directors to cooperate with the SEC in connection with such inquiry and to perform our own investigation of the matters surrounding the inquiry. The special investigation committee, in turn, retained independent legal counsel to perform an internal investigation. Further, on January 27, 2009, we received a subpoena from the SEC requesting the production of certain documents relating to our business practices in Vietnam. In November 2009, the Staff of the SEC contacted us concerning some of the business practices described above. In January 2010, we reached a tentative resolution with the staff of the SEC on the matters described above. On June 29, 2010, in accordance with the tentative resolution reached with the SEC, the SEC filed a federal court action in the U.S. District Court for the Northern District of California, alleging that we violated the books and records and internal control provisions of the Foreign Corrupt Practices Act. Without admitting or denying the allegations in the SEC’s complaint, we consented to the entry of a final judgment permanently enjoining us from future violations of Sections 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and ordering us to pay a penalty of $0.3 million. Our failure to comply with the injunction may result in additional SEC or other governmental actions against us, potentially resulting in substantial additional expenditures of time and money.

We have incurred, and continue to incur, significant costs related to the SEC Inquiry, which had a material adverse effect on our financial condition and results of operations in 2008 and to a lesser degree in 2009 and will, in future quarters, including at least the first quarter of 2010, also have a material adverse effect on our financial condition and results of operations. Further, the SEC Inquiry has caused and may continue to cause, a diversion of our management’s time and attention which could also have a material adverse effect on our financial condition and results of operations.

We may face risks associated with our international sales that could impair our ability to grow our revenues.

For the three months ended March 31, 2010 and for the fiscal years ended December 31, 2009, 2008, and 2007 revenues from outside North America were approximately $12.0 million, $63.4 million, $77.6 million, and $93.1 million, respectively. We intend to continue selling into our existing international markets and expand into additional international markets where we currently do not do business. If we are unable to continue to sell products effectively in these existing international markets and expand into additional new international markets, our ability to grow our business will be adversely affected. Some factors that may impact our ability to maintain our international operations and sales and/or cause our results from operations in these international markets to differ from expectations include:

•	difficulty enforcing contracts and collecting accounts receivable in foreign jurisdictions, leading to longer collection periods;

•	certification and qualification requirements relating to our products;

•	the impact of recessions in economies outside the United States;

•	unexpected changes in foreign regulatory requirements, including import and export regulations, and currency exchange rates;

•	certification and qualification requirements for doing business in foreign jurisdictions;

•	inadequate protection for intellectual property rights in certain countries;

•	less stringent adherence to ethical and legal standards by prospective customers in certain foreign countries, including compliance with the Foreign Corrupt Practices Act;

•	potentially adverse tax or duty consequences;

•	unfavorable foreign exchange movements, particularly the continued devaluation of the U.S. dollar, which could result in decreased revenues and/or increased expenses; and

•	political and economic instability.

Additionally, as many of our customers are conducting business in emerging markets that can be unpredictable at times due to rapidly changing political and economic conditions, the judgment of management is a significant factor in determining whether an increase in the allowance for uncollectible accounts is warranted. Management considers various factors in making such judgments, including the customer-specific circumstances as well as the general political environment, economic conditions and other relevant matters in determining the collectability of the receivables. We will record a reversal of the allowance if there is significant improvement in collection rates. Historically, the allowance has been adequate to cover the actual losses from uncollectible accounts. Such reversals may negatively impact our results of operations.

We face intense competition from the leading telecommunications networking companies in the world as well as from emerging companies. If we are unable to compete effectively, we might not be able to achieve sufficient market penetration, revenue growth, or profitability.

Competition in the market for our products, and especially our IP products is intense. This market has historically been dominated by established telephony equipment providers such as Alcatel-Lucent, Ericsson LM Telephone Co., and Nokia-Siemens Networks, all of which are our direct competitors. We also face competition from other telecommunications and networking companies, including Cisco Systems, Inc., and Sonus Networks, Inc. While some of the established competitors are exiting the market, we are seeing increasingly intense competition from Huawei, which leverages its broad product portfolio and significant financial resources to compete with us for our switching business.

Many of our current and potential competitors have significantly greater selling and marketing, technical, manufacturing, financial, governmental, and other resources available to them, allowing them to offer a more diversified bundle of products and services. In some cases, our competitors have undercut the pricing of our products or provided more favorable financing terms, which has made us uncompetitive or forced us to reduce our average selling prices, negatively impacting our margins. Further, some of our competitors sell significant amounts of other products to our current and prospective customers. In addition, some potential customers when selecting equipment vendors to provide fundamental infrastructure products prefer to purchase from larger, established vendors. Our competitors’ broad product portfolios, coupled with already existing relationships, may cause our customers or potential customers to buy our competitors’ products or harm our ability to attract new customers.

To compete effectively, we must deliver innovative products that:

•	provide extremely high reliability, compression rates, and voice quality;

•	scale and deploy easily and efficiently;

•	interoperate with existing network designs and other vendors’ equipment;

•	support existing and emerging industry, national, and international standards;

•	provide effective network management;

•	are accompanied by comprehensive customer support and professional services;

•	provide a cost-effective and space efficient solution for service providers; and

•	offer a broad array of services.

If we are unable to compete successfully against our current and future competitors, we could experience reduced gross profit margins, price reductions, order cancellations, and loss of customers and revenues, each of which would adversely impact our business.

Our quarterly operating results have fluctuated significantly in the past and may continue to fluctuate in the future, which could lead to volatility in the price of our common stock.

Our quarterly revenues and operating results have fluctuated significantly in the past and they may continue to fluctuate in the future due to a number of factors, many of which are outside of our control and any of which may cause our stock price to fluctuate. From our experience, customer purchases of telecommunications equipment have been unpredictable and these purchases are made as customers build out their networks, rather than regular, recurring purchases. The primary factors that may affect our quarterly revenues and results include the following:

•	fluctuation in demand for our products and the timing and size of customer orders;

•	the length and variability of the sales cycle for our products;

•	new product introductions and enhancements by our competitors and us;

•	our ability to develop, introduce, and ship new products and product enhancements that meet customer requirements in a timely manner;

•	the mix of products sold such as between Next Generation Network sales and sales of bandwidth optimization products;

•	our ability to obtain sufficient supplies of sole or limited source components;

•	our ability to attain and maintain production volumes and quality levels for our products;

•	costs related to acquisitions of complementary products, technologies, or businesses;

•	changes in our pricing policies, the pricing policies of our competitors, and the prices of the components of our products;

•	the timing of revenue recognition, amount of deferred revenues, and receivables collections;

•	difficulties or delays in deployment of customer IP networks that would delay anticipated customer purchases of additional products and services;

•	general economic conditions, as well as those specific to the telecommunications, networking, and related industries;

•	consolidation within the telecommunications industry, including acquisitions of or by our customers; and

•	the failure of certain of our customers to successfully and timely reorganize their operations, including emerging from bankruptcy.

In addition, as a result of our accounting policies, we may be unable to recognize all of the revenue associated with certain customer contracts in the same period as the costs associated with those contracts are expensed, which could cause our quarterly gross margins, particularly of IP gross margins, to fluctuate significantly. Further, our accounting policies may require that revenue related to certain customer contracts be delayed for periods of a year or more. This delay may cause spikes in our revenue in quarters when it is recognized and may result in deferred revenue to revenue conversion taking longer than anticipated.

A significant portion of our operating expenses are fixed in the short term. If revenues for a particular quarter are below expectations, we may not be able to reduce operating expenses proportionally for that quarter. Therefore, any such revenue shortfall would likely have a direct negative effect on our operating results for that quarter. For these and other reasons, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance.

We believe it likely that in some future quarters, our operating results may be below the expectations of public market analysts and investors, which may adversely affect our stock price. A decline in the market price of our common stock could cause our stockholders to lose some or all of their investment and may adversely impact our ability to attract and retain employees and raise capital. In addition, such a decline in our stock price may cause stockholders to initiate securities class action lawsuits. Whether or not meritorious, litigation brought against us could result in substantial costs and diversion of time and attention of our management. Our insurance to cover claims of this sort, if brought, may not be adequate.

We have historically conducted a significant amount of business with ECI Telecom Ltd. (“ECI”). If our relationship with ECI is adversely affected, our business could be harmed and our results of operations could be negatively affected.

ECI may make strategic choices that are not in the best interests of Veraz or its stockholders. For example, other than restrictions with respect to ECI’s exploitation of DCME products, nothing prohibits ECI from competing with us in other matters or offering VoIP products which compete with ours. We may not be able to resolve any potential conflicts that may arise between ECI and us, and even if we are able to do so, the resolution may be less favorable than if we were dealing with an unaffiliated third party. ECI also owns the technology underlying our DCME product lines. Pursuant to the DCME Master Manufacturing and Distribution Agreement, or the DCME Agreement, we have secured the right to act as exclusive worldwide distributor of ECI’s DCME line of products. Under the DCME Agreement, ECI provides certain supply, service, and warranty obligations, and manufactures or subcontracts the manufacture of all DCME equipment sold by us. The DCME Agreement may only be terminated by ECI if we project DCME revenues of less than $1 million in a calendar year, we breach a material provision of the DCME Agreement and fail to cure such breach within 30 days, or we become insolvent. Upon the occurrence of one of these events and the election by ECI to terminate the DCME Agreement, ECI would be under no obligation to continue to contract with us. In addition, ECI beneficially owns a significant percentage of our common stock. If the value of the shares of our common stock held by ECI declines, either by disposition of the shares or a decline in our stock price, ECI may be less likely to enter into agreements with us on reasonable terms or at all. Accordingly, in light of the potential volatility in our stock price as previously noted, we cannot assure you that the DCME Agreement will be extended or renewed at all or on reasonable commercial terms. In addition, our relationship with ECI could be adversely affected by a divestment of our common stock or by declining in our stock price. We do not currently have an independent ability to produce DCME products and have not entered into Arrangements with any third party that would enable us to obtain DCME or similar products if ECI ceases to provide us with DCME products. Should ECI become unable or unwilling to fulfill its obligations under the DCME Agreement for any reason or if the DCME Agreement is terminated, we will need to take remedial measures to manufacture DCME or similar products, which could be expensive. If such efforts fail, our business may be materially harmed. In the event of the occurrence of one of these termination events, we cannot assure you that the DCME Agreement will be extended or renewed at all or on reasonable commercial terms.

ECI beneficially owns a significant percentage of our common stock, which will allow ECI to significantly influence us and matters requiring stockholder approval and could discourage potential acquisitions of our company.

ECI owns approximately 25% of our outstanding common stock. As a result of its ownership in us, ECI is able to exert significant influence over actions requiring the approval of our stockholders, including change of control transactions and any amendments to our certificate of incorporation. Because of the nature of our business relationship with ECI and the size and nature of ECI’s ownership position in us, the interests of ECI may be different than those of our other stockholders. In addition, the significant ownership interest of ECI could have the effect of delaying or preventing a change in control of our company or otherwise discouraging a potential acquirer from obtaining control of our company. In 2007, ECI was acquired by affiliates of the Swarth Group and certain other funds that have appointed Ashmore Investment Management Limited as their investment manager which maintains dispositive and/or voting power over the shares of our common stock held by ECI. In addition, ECI is no longer traded on NASDAQ and has requested that we register their shares of Veraz common stock under a S-3 registration statement. As a result of the change in ownership and the request for registration, the investment objectives of ECI may have changed as compared to the investment objectives when ECI was a publicly-traded company. The possible change in investment objectives may affect whether, or for how long, ECI will continue to hold our shares and any sales may be difficult and may depress the price of our stock.

Our revenue and operating results may be adversely impacted if sales of our IP products and other products are unstable, if revenue from our bandwidth optimization products continues to fluctuate and if the mix between new sales and expansion sales changes substantially.

Our DCME products incorporate mature technologies that we expect to be in lower demand by our customers in the future. While we are actively pursuing new customers for our DCME products and seeking to increase sales of our additional product offerings to these customers, including our IP products, we believe that there are fewer opportunities for new DCME sales, and we expect DCME sales to continue to decrease over the foreseeable future. Further, we have seen increasing fluctuation on an annual basis for our bandwidth optimization products. If the decrease in DCME revenues occurs more rapidly than we anticipate and/or the sales of our other products, including our IP products, do not make up for the decline in revenues, our business and results of operations will be harmed. Additionally, we believe that the mix between new IP product sales and expansion sales in any given quarter may fluctuate and our gross margins could be adversely impacted. Further, if our expected DCME sales decrease below $1 million in a calendar year, ECI may terminate the DCME Agreement.

The largest customers in the telecommunications industry have substantial negotiating leverage, which may require that we agree to terms and conditions that are less advantageous to us than the terms and conditions of our existing customer relationships, or risk limiting our ability to sell our products to these large service providers, thereby harming our operating results.

Large telecommunications service providers have substantial purchasing power and leverage negotiating contractual terms and conditions relating to their purchase of our products from them. As we seek to sell more products to these large telecommunications providers, we may be required to agree to less favorable terms and conditions to complete such sales, which may result in lower margins, affect the timing of the recognition of the revenue derived from these sales, and the amount of deferred revenues, each of which may have an adverse effect on our business and financial condition.

In addition, our future success depends in part on our ability to sell our products to large service providers operating complex networks that serve large numbers of subscribers and transport high volumes of traffic. The communications industry historically has been dominated by a relatively small number of service providers. While deregulation and other market forces have led to an increasing number of service providers in recent years, large service providers continue to constitute a significant portion of the market for communications equipment. If we fail to sell additional IP products to our large customers or to expand our customer base to include additional customers that deploy our products in large-scale networks serving significant numbers of subscribers, our revenue growth will be limited.

Consolidation or downturns in the telecommunications industry may affect demand for our products and the pricing of our products, which could limit our growth and may harm our business.

The telecommunications industry, which includes all of our customers, has experienced increased consolidation in recent years, and we expect this trend to continue. Consolidation among our customers and prospective customers may cause delays or reductions in capital expenditure plans and/or increased competitive pricing pressures as the number of available customers declines and their relative purchasing power increases in relation to suppliers. The occurrence of any of these factors, separately or in combination, may lead to decreased sales or slower than expected growth in revenues and could harm our business and operations.

The communications industry is cyclical and reactive to general economic conditions. In the recent past, worldwide economic downturns, pricing pressures, and deregulation have led to consolidations and reorganizations. These downturns, pricing pressures and restructurings have been causing delays and reductions in capital and operating expenditures by many service providers. These delays and reductions, in turn, have been reducing demand for communications products like ours. A continuation or subsequent recurrence of these industry patterns, as well as general domestic and foreign economic conditions and other factors that reduce spending by companies in the communications industry, could harm our operating results in the future.

If we fail to anticipate and meet specific customer requirements, or if our products fail to interoperate with our customers’ existing networks or with existing and emerging industry, national, and international standards, we may not be able to retain our current customers or attract new customers.

We must effectively anticipate and adapt our business, products and services in a timely manner to meet customer requirements. We must also meet existing and emerging industry, national and international standards to meet changing customer demands. Prospective customers may require product features and capabilities that are not included in our current product offerings. The introduction of new or enhanced products also requires that we carefully manage the transition from our older products to minimize disruption in customer ordering patterns and ensure that adequate supplies of our new products can be delivered to meet anticipated customer demand. If we fail to develop products and offer services that satisfy customer requirements, or if we fail to effectively manage the transition from our older products to our new or enhanced products, our ability to create or increase demand for our products would be seriously harmed and we may lose current and prospective customers, thereby harming our business.

Many of our customers will require that our products be designed to interface with their existing networks or with existing or emerging industry, national, and international standards, each of which may have different and unique specifications. Issues caused by a failure to achieve homologation to certain standards or an unanticipated lack of interoperability between our products and these existing networks may result in significant warranty, support, and repair costs, divert the attention of our engineering personnel from our hardware and software development efforts, and cause significant customer relations problems. If our products do not interoperate with our customers’ respective networks or applicable standards, installations could be delayed or orders for our products could be cancelled, which would seriously harm our gross margins and result in the loss of revenues and/or customers.

We expect that a majority of the revenues generated from our products, especially our IP products will be generated from a limited number of customers. If we lose customers or are unable to grow and diversify our customer base, our revenues may fluctuate and our growth likely would be limited.

To date, we have sold our IP products to approximately 133 customers. We expect that for the foreseeable future, the majority of the revenues from our IP products will be generated from a limited number of customers in sales transactions that are unpredictable in many key respects, including, but not limited to, the timing of when these transactions close relative to when the related revenue will be recognized, when cash will be received, the mix of hardware and software, the gross margins related to these transactions, and the total amount of payments to be received. We do not expect to have regular, recurring sales to a limited number of customers. Due to the limited number of our customers and the irregular sales cycle in the industry, if we lose customers and/or fail to grow and diversify our customer base, or if they do not purchase our IP products at levels or at the times we anticipate, our ability to maintain and grow our revenues will be adversely affected. The growth of our customer base could also be adversely affected by:

•	consolidation in the telecommunications industry affecting our customers;

•	unwillingness of customers to implement our new products or renew contracts as they expire;

•	potential customer concerns about our status as an emerging telecommunications equipment vendor;

•	delays or difficulties that we may experience in the development, introduction, and/or delivery of products or product enhancements;

•	deterioration in the general financial condition (including bankruptcy filings) of our customers and the potential unavailability to our customers of credit or financing for additional purchases;

•	new product introductions by our competitors;

•	geopolitical risks and uncertainties in countries where our customers or our own facilities are located; or

•	failure of our products to perform as expected.

If we do not respond rapidly to technological changes or to changes in industry standards, our products could become obsolete.

The market for IP infrastructure products and services is characterized by rapid technological change, frequent new product introductions and evolving standards. We may be unable to respond quickly or effectively to these developments. We may experience difficulties with software development, hardware design, manufacturing, marketing, or certification that could delay or prevent our development, introduction, or marketing of new products and enhancements. The introduction of new products by our competitors, the market acceptance of products based on new or alternative technologies or the emergence of new industry standards could render our existing or future products obsolete. If the standards adopted are different from those that we have chosen to support, market acceptance of our products may be significantly reduced or delayed. If our products become technologically obsolete, we may be unable to sell our products in the marketplace and generate revenues, and our business could be adversely affected. Because our products are sophisticated and designed to be deployed in complex environments and in multiple locations, they may have errors or defects that we find only after full deployment. If these errors lead to customer dissatisfaction or we are unable to establish and maintain a support infrastructure and required support levels to service these complex environments, our business may be seriously harmed.

Our products are sophisticated and are designed to be deployed in large and complex networks. Because of the nature of our products, they can only be fully tested when substantially deployed in very large networks with high volumes of traffic. Some of our customers have only recently begun to commercially deploy our products or deploy our products in larger configurations and they may discover errors or defects in the software or hardware, the products may not operate as expected, or our products may not be able to function in the larger configurations required by certain customers. If we are unable to correct errors or other performance problems that may be identified after full deployment of our products, we could experience:

•	cancellation of orders or other losses of or delays in revenues;

•	loss of customers and market share;

•	harm to our reputation;

•	a failure to attract new customers or achieve market acceptance for our products;

•	increased service, support, and warranty costs and a diversion of development resources;

•	increased insurance costs and losses to our business and service provider customers; and

•	costly and time-consuming legal actions by our customers.

If we experience warranty failure that indicates either manufacturing or design deficiencies, we may be required to recall units in the field and/or stop producing and shipping such products until the deficiency is identified and corrected. In the event of such warranty failures, our business could be adversely affected resulting in reduced revenue, increased costs and decreased customer satisfaction. Because customers often delay deployment of a full system until they have tested the products and any defects have been corrected, we expect these revisions may cause delays in orders by our customers for our systems. Because our strategy is to introduce more complex products in the future, this risk will intensify over time. Service provider customers have discovered errors in our products. If the costs of remediating problems experienced by our customers exceed our expected expenses, which historically have not been significant, these costs may adversely affect our operating results.

In addition, because our products are deployed in large and complex networks around the world, our customers expect us to establish a support infrastructure and maintain demanding support standards to ensure that their networks maintain high levels of availability and performance. To support the continued growth of our business, our support organization will need to provide service and support at a high level throughout the world. This will include hiring and training customer support engineers both at our primary corporate locations as well as our smaller offices in new geographies, such as Central and South America and Russia. If we are unable to provide the expected level of support and service to our customers, we could experience:

•	loss of customers and market share;

•	a failure to attract new customers in new geographies;

•	increased service, support, and warranty costs and a diversion of development resources; and

•	network performance penalties.

The long and variable sales and deployment cycles for our products may cause our operating results to vary materially, which could result in a significant unexpected revenue shortfall in any given quarter.

Our products, particularly IP switching products, have lengthy sales cycles, which typically extend from three to 12 months and may take up to two years. A customer’s decision to purchase our products often involves a significant commitment of the customer’s resources and a product evaluation and qualification process that can vary significantly in length. The length of our sales cycles also varies depending on the type of customer to which we are selling, the product being sold and the type of network in which our product will be utilized. We may incur substantial sales and marketing expenses and expend significant management effort during this time, regardless of whether we make a sale.

Even after making the decision to purchase our products, our customers may deploy our products slowly. Timing of deployment can vary widely among customers and among product types. The length of a customer’s deployment period will impact our ability to recognize revenue related to such customer’s purchase and may also directly affect the timing of any subsequent purchase of additional products by that customer. As a result of these lengthy and uncertain sales and deployment cycles for our products, it is difficult for us to predict the quarter in which our customers may purchase additional products or features from us, and our operating results may vary significantly from quarter to quarter, which may negatively affect our operating results for any given quarter.

We rely on channel partners for a significant portion of our revenue. Our failure to effectively develop and manage these third-party distributors, systems integrators, and resellers specifically and our indirect sales channel generally, or disruptions to the processes and procedures that support, our indirect sales channels, could adversely affect our ability to generate revenues from the sale of our products.

We rely on third-party distributors, systems integrators, and resellers for a significant portion of our revenue. Our revenues depend in large part on the performance of these indirect channel partners. Although many aspects of our partner relationships are contractual in nature, our Arrangements with our indirect channel partners are not exclusive. Accordingly, important aspects of these relationships depend on the continued cooperation between the parties.

Many factors out of our control could interfere with our ability to market, license, implement or support our products with any of our partners, which in turn could harm our business. These factors include, but are not limited to, a change in the business strategy of one of our partners, the introduction of competitive product offerings by other companies that are sold through one of our partners, potential contract defaults by one of our partners, or changes in ownership or management of one of our distribution partners. Some of our competitors may have stronger relationships with our distribution partners than we do, and we have limited control, if any, as to whether those partners implement our products rather than our competitors’ products or whether they devote resources to market and support our competitors’ products rather than our offerings. In addition, we recognize a portion of our revenue based on a sell-through model using information provided by our partners. If those partners provide us with inaccurate or untimely information, the amount or timing of our revenues could be adversely impacted and our operating results may be harmed.

Moreover, if we are unable to leverage our sales and support resources through our distribution partner relationships, we may need to hire and train additional qualified sales and engineering personnel. We cannot assure you, however, that we will be able to hire additional qualified sales and engineering personnel in these circumstances, and our failure to do so may restrict our ability to generate revenue or implement our products on a timely basis. Even if we are successful in hiring additional qualified sales and engineering personnel, we will incur additional costs and our operating results, including our gross margin, may be adversely affected. The loss of or reduction in sales by these resellers could reduce our revenues. If we fail to maintain relationships with these third-party resellers, fail to develop new relationships with third-party resellers in new markets, fail to manage, train, or provide incentives to existing third-party resellers effectively or if these third party resellers are not successful in their sales efforts, sales of our products may decrease and our operating results would suffer.

Maintaining and improving our financial controls and the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Nasdaq Stock Market Rules (the “Nasdaq Rules”). The requirements of these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and may also place undue strain on our personnel, systems and resources. The Exchange Act will require, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act will require, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. As a public company, our systems of internal controls over financial reporting will be required to be periodically assessed and reported on by management and will be subject to annual audits by our independent auditors. We are presently evaluating our internal controls for compliance and will be required to comply with the Sarbanes-Oxley guidelines beginning with our Annual Report on Form 10-K for the year ending December 31, 2010, to be filed in early 2011. During the course of our evaluation, we may identify areas requiring improvement, and may be required to design enhanced processes and controls to address issues identified through this review. This could result in significant delays and cost to us and require us to divert substantial resources, including management time, from other activities. We have commenced a review of our existing internal control structure. Although our review is not complete, we have taken steps to improve our internal control structure by hiring or transferring dedicated, internal Sarbanes-Oxley Act compliance personnel to analyze and improve our internal controls, to be supplemented periodically with outside consultants as needed. However, we cannot be certain regarding when we will be able to successfully complete the procedures, certification, and attestation requirements of Section 404 of the Sarbanes-Oxley Act. If we fail to maintain the adequacy of our internal controls, we may not be able to conclude that we have effective internal controls over financial reporting in accordance with the Sarbanes-Oxley Act. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to satisfy the requirements of Section 404 on a timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm the market value of our common stock. Any failure to maintain effective internal controls also could impair our ability to manage our business and harm our financial results.

Under the Sarbanes-Oxley Act and Nasdaq Rules, we are required to maintain an independent board. We also expect these rules and regulations will make it more difficult and more expensive for us to maintain directors’ and officers’ liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to maintain coverage. If we are unable to maintain adequate directors’ and officers’ insurance, our ability to recruit and retain qualified directors, especially those directors who may be deemed independent for purposes of Nasdaq Rules, and officers will be significantly curtailed.

If we lose the services of one or more members of our current executive management team or other key employees, or if we are unable to attract additional executives or key employees, we may not be able to execute on our business strategy.

Our future success depends in large part upon the continued service of our executive management team and other key employees. In particular, Douglas Sabella, our president and chief executive officer, is critical to the overall management of our company as well as to the development of our culture and our strategic direction. To be successful, we must also hire, retain and motivate key employees, including those in managerial, technical, marketing, and sales positions. In particular, our product generation efforts depend on hiring and retaining qualified engineers. Experienced management and technical, sales, marketing and support personnel in the telecommunications and networking industries are in high demand and competition for their talents is intense. This is particularly the case in Silicon Valley, where our headquarters and significant operations are located.

The loss of services of any of our executives, one or more other members of our executive management or sales team or other key employees, none of whom are bound by employment agreements for any specific term, could seriously harm our business.

We have no internal hardware manufacturing capabilities and we depend exclusively upon contract manufacturers to manufacture our hardware products. Our failure to successfully manage our relationships with Flextronics, ECI or other replacement contract manufacturers would impair our ability to deliver our products in a manner consistent with required volumes or delivery schedules, which would likely cause us to fail to meet the demands of our customers and damage our customer relationships.

We outsource the manufacturing of all of our hardware products. Our I-Gate 4000 media gateways are exclusively manufactured for us by Flextronics. We buy our DCME products from ECI, which subcontracts the manufacturing to Flextronics. These contract manufacturers provide comprehensive manufacturing services, including assembly of our products and procurement of materials and components. Each of our contract manufacturers also builds products for other companies and may not always have sufficient quantities of inventory available or may not allocate their internal resources to fill these orders on a timely basis. Further, our contract manufacturers may choose to limit the amount of credit available to us which will impact our ability to timely order and procure products.

We do not have long-term supply contracts with these contract manufacturers and they are not required to manufacture products for any specified period at any specified price. We do not have internal manufacturing capabilities to meet our customers’ demands and cannot assure you that we will be able to develop or contract for additional manufacturing capacity on acceptable terms on a timely basis if it is needed. An inability to manufacture our products at a cost comparable to our historical costs could impact our gross margins or force us to raise prices, affecting customer relationships and our competitive position.

Qualifying a new contract manufacturer and commencing commercial scale production is expensive and time consuming and could result in a significant interruption in the supply of our products. We are in the process of qualifying a second manufacturing facility for Flextronics and there will be additional costs and complexity associated with manufacturing at multiple sites. If our contract manufacturers are not able to maintain our high standards of quality, increase capacity as needed, or are forced to shut down a factory, our ability to deliver quality products to our customers on a timely basis may decline, which would damage our relationships with customers, decrease our revenues and negatively impact our growth.

We and our contract manufacturers rely on single or limited sources for the supply of some components of our products and if we fail to adequately predict our manufacturing requirements or if our supply of any of these components is disrupted, we will be unable to ship our products on a timely basis, which would likely cause us to fail to meet the demands of our customers and damage our customer relationships.

We and our contract manufacturers currently purchase several key components of our products, including commercial digital signal processors, from single or limited sources. We purchase these components on a purchase order basis. If we overestimate our component requirements, we could have excess inventory, which would increase our costs and result in write-downs harming our operating results. If we underestimate our requirements, we may not have an adequate supply, which could interrupt manufacturing of our products and result in delays in shipments and revenues.

We currently do not have long-term supply contracts with our component suppliers and they are not required to supply us with products for any specified periods, in any specified quantities, or at any set price, except as may be specified in a particular purchase order. Because the key components and assemblies of our products are complex, difficult to manufacture and require long lead times, in the event of a disruption or delay in supply, or inability to obtain products, we may not be able to develop an alternate source in a timely manner, at favorable prices, or at all. In addition, during periods of capacity constraint, we are disadvantaged compared to better capitalized companies, as suppliers may in the future choose not to do business with us or may require higher prices or less advantageous terms. A failure to find acceptable alternative sources could hurt our ability to deliver high-quality products to our customers and negatively affect our operating margins. In addition, reliance on our suppliers exposes us to potential supplier production difficulties or quality variations. Our customers rely upon our ability to meet committed delivery dates, and any disruption in the supply of key components would seriously adversely affect our ability to meet these dates and could result in legal action by our customers, loss of customers, or harm our ability to attract new customers, any of which could decrease our revenues and negatively impact our growth.

Failure to manage expenses and inventory risks associated with meeting the demands of our customers may adversely affect our business or results of operations.

To ensure that we are able to meet customer demand for our products, we place orders with our contract manufacturers and suppliers based on our estimates of future sales. If actual sales differ materially from these estimates because of inaccurate forecasting or as a result of unforeseen events or otherwise, our inventory levels and expenses may be adversely affected and our business and results of operations could suffer. In addition, to remain competitive, we must continue to introduce new products and processes into our manufacturing environment. There cannot be any assurance, however, that the introduction of new products will not create obsolete inventories related to older products.

If we are not able to obtain necessary licenses of third-party technology at acceptable prices, or at all, our products could become obsolete.

We have incorporated third-party licensed technology into our current products. From time to time, we may be required to license additional technology from third parties to develop new products or product enhancements. Third party licenses may not be available or continue to be available to us on commercially reasonable terms or at all. The inability to maintain or re-license any third party licenses required in our current products, or to obtain any new third-party licenses to develop new products and product enhancements, could require us to obtain substitute technology of lower quality or performance standards or at greater cost, and delay or prevent us from making these products or enhancements, any of which could seriously harm the competitiveness of our products.

Failures by our strategic partners or by us in integrating our products with those provided by our strategic partners could seriously harm our business.

Our solutions include the integration of products supplied by strategic partners, who offer complementary products and services. We expect to further integrate our IP Products with such partner products and services in the future. We rely on these strategic partners in the timely and successful deployment of our solutions to our customers. If the products provided by these partners have defects or do not operate as expected, if we do not effectively integrate and support products supplied by these strategic partners, or if these strategic partners fail to be able to support products, we may have difficulty with the deployment of our solutions, which may result in:

•	a loss of or delay in recognizing revenues;

•	increased service, support, and warranty costs and a diversion of development resources; and

•	network performance penalties.

In addition to cooperating with our strategic partners on specific customer projects, we also may compete in some areas with these same partners. If these strategic partners fail to perform or choose not to cooperate with us on certain projects, in addition to the effects described above, we could experience:

•	a loss of customers and market share; and

•	a failure to attract new customers or achieve market acceptance for our products.

Our ability to compete and our business could be jeopardized if we are unable to protect our intellectual property.

We rely on a combination of patent, copyright, trademark, and trade secret laws and restrictions on disclosure to protect our intellectual property rights. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. Our patent applications may not issue as patents at all or they may not issue as patents in a form that will be advantageous to us. Our issued patents and those that may issue in the future may be challenged, invalidated, or circumvented, which could limit our ability to stop competitors from marketing related products. Although we have taken steps to protect our intellectual property and proprietary technology, there is no assurance that third parties will not be able to invalidate or design around our patents. Furthermore, although we have entered into confidentiality agreements and intellectual property assignment agreements with our employees, consultants, and advisors, such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements.

Additionally, despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult and we cannot be certain that the steps we have taken to do so will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as comprehensively as in the United States. If competitors are able to use our technology or develop unpatented proprietary technology similar to ours or competing technologies, our ability to compete effectively could be harmed.

Possible third-party claims of infringement of proprietary rights against us could have a material adverse effect on our business, results of operation or financial condition.

The telecommunications industry generally and the market for IP telephony products in particular are characterized by a relatively high level of litigation based on allegations of infringement of proprietary rights. We have received in the past and may receive in the future receive inquiries from other patent holders and may become subject to claims that we infringe their intellectual property rights. We cannot assure you that we are not in infringement of third party patents. Any parties claiming that our products infringe upon their proprietary rights, regardless of its merits, could force us to license their patents for substantial royalty payments or to defend ourselves, and possibly our customers or contract manufacturers, in litigation. We may also be required to indemnify our customers and contract manufacturers for damages they suffer as a result of such infringement. These claims and any resulting licensing Arrangement or lawsuit, if successful, could subject us to significant royalty payments or liability for damages and invalidation of our proprietary rights. Any potential intellectual property litigation also could force us to do one or more of the following:

•	stop selling, incorporating, or using our products that use the challenged intellectual property;

•	obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

•	redesign those products that use any allegedly infringing technology.

Any lawsuits regarding intellectual property rights, regardless of their success, would be time consuming, expensive to resolve and would divert our management’s time and attention.

Regulation of the telecommunications industry could harm our operating results and future prospects.

The telecommunications industry is highly regulated and our business and financial condition could be adversely affected by the changes in the regulations relating to the telecommunications industry. Currently, there are few laws or regulations that apply directly to access to, or delivery of, voice services on IP networks. We could be adversely affected by regulation of IP networks and commerce in any country, including the

United States, where we operate. Such regulations could include matters such as voice over the Internet or using Internet protocol, encryption technology, and access charges for service providers. The adoption of such regulations could decrease demand for our products, and at the same time increase the cost of selling our products, which could have a material adverse effect on our business, operating result, and financial condition.

Compliance with regulations and standards applicable to our products may be time consuming, difficult and costly, and if we fail to comply, our product sales will decrease.

To achieve and maintain market acceptance, our products must continue to meet a significant number of regulations and standards. In the United States, our products must comply with various regulations defined by the Federal Communications Commission and Underwriters Laboratories, including particular standards relating to our DCME products.

As these regulations and standards evolve, and if new regulations or standards are implemented, we will be required to modify our products or develop and support new versions of our products, and this will increase our costs. The failure of our products to comply, or delays in compliance, with the various existing and evolving industry regulations and standards could prevent or delay introduction of our products, which could harm our business. User uncertainty regarding future policies may also affect demand for communications products, including our products. Moreover, distribution partners or customers may require us, or we may otherwise deem it necessary or advisable, to alter our products to address actual or anticipated changes in the regulatory environment. Our inability to alter our products to address these requirements and any regulatory changes could have a material adverse effect on our business, financial condition, and operating results.

Failure of our hardware products to comply with evolving industry standards and complex government regulations may prevent our hardware products from gaining wide acceptance, which may prevent us from growing our sales.

The market for network equipment products is characterized by the need to support industry standards as different standards emerge, evolve, and achieve acceptance. We will not be competitive unless we continually introduce new products and product enhancements that meet these emerging standards. Our products must comply with various domestic regulations and standards defined by agencies such as the Federal Communications Commission, in addition to standards established by governmental authorities in various foreign countries and the recommendations of the International Telecommunication Union. If we do not comply with existing or evolving industry standards or if we fail to obtain timely domestic or foreign regulatory approvals or certificates, we will not be able to sell our products where these standards or regulations apply, which may harm our business.

Production and marketing of products in certain states and countries may subject us to environmental and other regulations including, in some instances, the requirement to provide customers the ability to return product at the end of its useful life and make us responsible for disposing or recycling products in an environmentally safe manner. Additionally, certain states and countries may pass regulations requiring our products to meet certain requirements to use environmentally friendly components, such as the European Union Directive 2002/96/EC Waste Electrical and Electronic Equipment, or WEEE, to mandate funding, collection, treatment, recycling, and recovery of WEEE by producers of electrical or electronic equipment into Europe and similar rules and regulations in other countries. China is in the final approval stage of compliance programs which will harmonize with the European Union WEEE and Recycling of Hazardous Substances directives. In the future, Japan and other countries are expected to adopt environmental compliance programs. If we fail to comply with these regulations, we may not be able to sell our products in jurisdictions where these regulations apply, which would have a material adverse affect on our results of operations.

We have invested substantially in our enhanced access switching solution and we may be unable to achieve and maintain substantial sales.

We have spent considerable effort and time developing our Class 5 solution, and have had limited sales of this product line to date. Although we have scaled back our development efforts with respect to new features and functionalities for our Class 5 solution, we continue to spend effort and time on our solution. We anticipate sales of our access solution as part of our operational plan, but we may not achieve the success rate we currently anticipate or we may not achieve any success at all. The market for our access solution is new and it is unclear whether there will be broad adoption of this solution by our existing and future potential customers. If the market for our Class 5 products does not develop or if we are unable to further develop the required features, we may need to reduce or cancel our development efforts or conclude an agreement with a third party to license the Class 5 solution.

Future interpretations of existing accounting standards could adversely affect our operating results.

Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board, or FASB, the SEC, and various other bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions consummated before the announcement of a change.

For example, we recognize our product software license revenue in accordance with Software Revenue Recognition literature. The American Institute of Certified Public Accountants or other accounting standards setters may continue to issue interpretations and guidance for applying the relevant accounting standards to a wide range of sales contract terms and business Arrangements that are prevalent in software licensing Arrangements. Future interpretations of existing accounting standards or changes in our business practices could result in future changes in our revenue recognition accounting policies that have a material adverse effect on our results of operations. We may be required to delay revenue recognition into future periods, which could adversely affect our operating results. In the past we have had to defer recognition for license fees, and may have to do so again in the future. Such deferral may be as a result of several factors, including whether a transaction involves:

•	software Arrangements that include undelivered elements for which we do not have vendor specific objective evidence, or VSOE, of fair value;

•	requirements that we deliver services for significant enhancements and modifications to customize our software for a particular customer;

•	material acceptance criteria or other identified product-related issues; or

•	payment terms extending beyond our customary terms.

Because of these factors and other specific requirements under accounting principles generally accepted in the United States for software revenue recognition, we must have very precise terms in our software Arrangements to recognize revenue when we initially deliver software or perform services. Negotiation of mutually acceptable terms and conditions can extend our sales cycle, and we sometimes accept terms and conditions that do not permit revenue recognition at the time of delivery.

Increased political, economic and social instability in the Middle East may adversely affect our business and operating results.

The continued threat of terrorist activity and other acts of war or hostility, including the war in Iraq, threats against Israel and the recent Israeli conflict in Gaza, have created uncertainty throughout the Middle East and have significantly increased the political, economic, and social instability in Israel, where substantially all of our products are manufactured. Acts of terrorism, either domestically or abroad and particularly in Israel, or a resumption of the confrontation along the northern border of Israel, would likely create further uncertainties and instability. To the extent terrorism, or the political, economic or social instability results in a disruption of our operations or delays in our manufacturing or shipment of our products, then our business, operating results and financial condition could be adversely affected.

Our I-Gate 4000 media gateways and our DCME products are exclusively manufactured for us by Flextronics, with the DCME products being manufactured by Flextronics through our relationship with ECI. The Flextronics manufacturing facility is located in Migdal-Haemek, Israel, which is located in northern Israel. While Flextronics has other locations across the world at which our manufacturing requirements may be fulfilled and we are in the process of diversifying our manufacturing capabilities to locations outside of the Middle East, any disruption to its Israeli manufacturing capabilities in Migdal-Haemek would likely cause a material delay in our manufacturing process. If we are forced or if we decide to switch the manufacture of our products to a different Flextronics facility, the time and expense of such switch along with the increased costs, if any, of operating in another location, would adversely affect our operations. In addition, while we expect that Flextronics will have the capacity to manufacture our products at facilities outside of Israel, there can be no assurance that such capacity will be available when we require it or upon terms favorable or acceptable to us. To the extent terrorism or political, economic or social instability results in a disruption of Flextronics’ manufacturing facilities in Israel or ECI operations in Israel as they relate to our business, then our business, operating results and financial condition could be adversely affected.

In addition, any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel, could adversely affect our operations and product development, cause our revenues to decrease, and adversely affect the price of our shares. Furthermore, several countries, principally in the Middle East, still restrict doing business with Israel, Israeli companies or companies with operations in Israel. Should additional countries impose restrictions on doing business with Israel, our business, operating results and financial condition could be adversely affected.

Our operations may be disrupted by the obligations of our personnel to perform military service.

Many of our 155 employees in Israel, including certain key employees, are obligated to perform up to one month (in some cases more) of annual military reserve duty until they reach age 45 and, in emergency circumstances, could be called to active duty. Recently, there have been call-ups of military reservists, including several of our employees, and it is possible that there will be additional call-ups in the future. Our operations could be disrupted by the absence of a significant number of our employees due to military service or the absence for extended periods of one or more of our key employees for military service. Such disruption could adversely affect our business and results of operations.

The grants we have received from the Israeli government for certain research and development expenditures restrict our ability to manufacture products and transfer technologies outside of Israel, and require us to satisfy specified conditions. If we fail to satisfy these conditions, we may be required to refund grants previously received together with interest and penalties.

Our research and development efforts have been financed, in part, through grants that we have received from the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade, and Labor, or the OCS. Therefore, we must comply with the requirements of the Israeli Law for the Encouragement of Industrial Research and Development, 1984 and related regulations, or the Research Law. Under the Research Law, the discretionary approval of an OCS committee is required for any transfer of technology or manufacturing of products developed with OCS funding. OCS approval is not required for the export of any products resulting from the research or development. There is no assurance that we would receive the required approvals for any proposed transfer. Such approvals, if granted, may be subject to the following additional restrictions:

•

we could be required to pay the OCS a portion of the consideration we receive upon any transfer of such technology or upon an acquisition of our Israeli subsidiary by an entity that is not Israeli. Among the factors that may be taken into account by the OCS in calculating the payment amount are the scope of the support received, the royalties that were paid by us, the amount of time that elapsed between the date on which the know-how was transferred and the date on which the grants were received, as well as the sale price; and

•	the transfer of manufacturing rights could be conditioned upon an increase in the royalty rate and payment of increased aggregate royalties and payment of interest on the grant amount.

These restrictions may impair our ability to sell our company or technology assets or to outsource manufacturing outside of Israel. The restrictions will continue to apply even after we have repaid the full amount of royalties payable for the grants.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us, Dialogic and the industry in which Veraz and Dialogic operate. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this proxy statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us or Dialogic in such forward-looking statements, including among other things:

•

uncertainties as to the timing of the closing of the Arrangement, approval of the Arrangement by the stockholders of Dialogic and Veraz and the satisfaction of closing conditions to the transaction, including regulatory approvals;

•	future expectations concerning cash and cash equivalents available to the surviving company after the Arrangement;

•	Dialogic’s and Veraz’s business strategy, including whether the combined company can successfully develop new products and the degree to which these gain market acceptance;

•	outcomes of government reviews, inquiries, investigations and related litigation;

•	continued compliance with government regulations;

•	difficulties encountered in integrating the businesses of Dialogic and Veraz;

•	legislation or regulatory environments, requirements or changes adversely affecting the business in which Dialogic and/or Veraz is engaged;

•	the combined company’s ability to obtain and maintain intellectual property protection for their products;

•	the timing of the initiation, progress or cancellation of significant contracts or arrangements;

•	the mix and timing of products and services sold in a particular period;

•	the impact of revenue recognition policies on the timing of both revenues and the related expenses;

•	our inability to maintain relationships with indirect channel partners;

•	the reluctance of customers to migrate to an IP network architecture;

•	fluctuations in customer demand;

•	management of rapid growth; and

•	general economic conditions.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

All forward-looking statements included herein attributable to any of Veraz, Dialogic or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Veraz and Dialogic undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

SPECIAL MEETING OF VERAZ STOCKHOLDERS

General

We are furnishing this proxy statement to the Veraz stockholders as part of the solicitation of proxies by the Board for use at the special meeting of Veraz stockholders to be held on September 30, 2010 and at any adjournment or postponement thereof. This proxy statement is first being furnished to our stockholders on or about August 10, 2010 in connection with the vote on the Arrangement Proposal and the Certificate Amendment Proposals. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting of stockholders will be held on September 30, 2010, at 9:00 a.m., Pacific Daylight Time, at our executive offices, located at 926 Rock Avenue, Suite 20, San Jose, CA 95131.

Purpose of the Veraz Special Meeting

At the special meeting, we are asking holders of Veraz common stock to approve the following proposals:

•

Proposal No. 1, the Arrangement Proposal—the Acquisition Agreement, dated as of May 12, 2010, between Veraz, and Dialogic, and to approve the Arrangement contemplated thereby, pursuant to which (i) Veraz will acquire all of the outstanding preferred and common shares of Dialogic in exchange for shares of Veraz common stock, and (ii) outstanding options to purchase Dialogic common shares will be exchanged for options to purchase Veraz common stock;

•	The Certificate Amendment Proposals

•	Proposal No. 2, to approve a certificate of amendment of the certificate of incorporation of Veraz to effect a one-for-five reverse stock split of Veraz’s common stock;

•	Proposal No. 3, to change the name of Veraz from “Veraz Networks, Inc.” to “Dialogic Inc.”; and

•	Proposal No. 4, to adjourn the special meeting, if necessary, to solicit additional proxies.

Recommendation of the Veraz Board of Directors

After careful consideration of the terms and conditions of the Arrangement and the other Proposals presented at the Veraz special meeting, the Board:

•	has determined that each of the Proposals is fair to and in the best interests of us and our stockholders;

•	has approved each of the Proposals; and

•	recommends that our common stockholders vote “FOR” each of the Proposals.

Record Date; Who is Entitled to Vote

We have fixed the close of business on August 3, 2010, as the “Record Date” for determining Veraz stockholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on August 3, there were 44,287,633 shares of our common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote per share at the special meeting.

Voting Agreements

Veraz’s major stockholders, in addition to our officers and directors who hold shares of Veraz common stock, have each entered into voting agreements with Dialogic pursuant to which they agreed to vote any shares of common stock held by them “FOR” the adoption of the Arrangement Proposal, the Certificate Amendment Proposals, and any matter that could reasonably be expected to facilitate any of the foregoing, and against alternative transactions.

Quorum

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock will constitute a quorum at the special meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to us but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker. If you do not give your broker voting instructions, under the rules of the National Association of Securities Dealers, your broker may not vote your shares with respect to the remaining Proposals presented in this proxy statement.

Vote of Our Stockholders Required

The adoption of the Arrangement Proposal will require the affirmative vote of the holders of a majority of the shares of our common stock voting at the special meeting. Because abstentions are not votes, they will have no effect on the approval of the Acquisition Agreement.

The adoption of the Certificate Amendment Proposals will require the affirmative vote of holders of a majority of Veraz common stock outstanding on the Record Date. Abstentions and shares not entitled to vote because of a broker non-vote will have the same effect as a vote “AGAINST” with respect to the Certificate Amendment Proposals.

Voting Your Shares

Each share of Veraz common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of our common stock that you own.

There are four ways to vote your shares of Veraz common stock at the special meeting:

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You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our Board, “FOR” the adoption of each of the Proposals. Votes received after a matter has been voted upon at the special meeting will not be counted.

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You can vote over the telephone by dialing toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on September 29, 2010 to be counted.

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You can vote on the Internet by going to http://www.proxyvoting.com/vraz to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on September 29, 2010 to be counted.

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You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify our corporate secretary in writing before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call our corporate secretary at (408) 750-9400.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the adoption of the Arrangement Proposal and the Certificate Amendment Proposals. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in the notice of the special meeting.

Appraisal Rights

Stockholders of Veraz do not have appraisal rights under the DGCL in connection with the Arrangement.

Proxies and Proxy Solicitation Costs

We are soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. We and our directors, officers and special advisors may also solicit proxies in person, by telephone or by other electronic means. Any information provided by electronic means will be consistent with the written proxy statement and proxy card.

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the special meeting.

PROPOSAL NO. 1

THE ARRANGEMENT PROPOSAL

General Description of the Arrangement

Veraz and Dialogic are proposing to engage in a business combination pursuant to which Veraz will acquire all of the outstanding shares of Dialogic and Dialogic will thereby become a wholly-owned subsidiary of Veraz. The business combination will be carried out pursuant to an Arrangement under a plan of arrangement pursuant to the BCBCA as set forth in the Acquisition Agreement dated May 12, 2010 between Veraz and Dialogic. Pursuant to such plan of arrangement, Veraz will acquire all the outstanding Dialogic shares in consideration of the issuance by it of shares of Veraz common stock.

In addition, as part of the Arrangement, all outstanding options to purchase Dialogic common shares will be exchanged for options to purchase Veraz common stock. The Arrangement will be accounted for under the reverse acquisition method of accounting in accordance with GAAP for accounting and financial reporting purposes.

Upon the consummation of the Arrangement, all outstanding Dialogic common shares and preferred shares will be transferred to Veraz and the former shareholders of Dialogic will thereupon have the right to receive an aggregate of 110,580,900 shares of Veraz common stock, which will be allocated to the holders of such shares in accordance with formulas set out in the Plan of Arrangement. See Annex B to this proxy statement.

Based on the number of shares of Veraz common stock and Dialogic preferred and common shares outstanding as of the date of this proxy statement, 110,580,900 shares of Veraz common stock, representing approximately 70% of the combined company’s voting interests, will be issued to Dialogic shareholders in connection with the Arrangement. Those 110,580,900 shares have an aggregate market value of $110.5 million, calculated based on the closing price of Veraz’s common stock on May 11, 2010, the date prior to the public announcement of the proposed Arrangement. The aggregate market value of the consideration to be received by the Dialogic shareholders upon consummation of the Arrangement is subject to fluctuation based on the trading price of Veraz’s common stock.

The Arrangement is expected to be consummated during the second half of 2010. The consummation of the Arrangement is subject to the approval of the Arrangement Proposal by Veraz’s stockholders and Dialogic’s shareholders, compliance with the approval process ordered by the Supreme Court of British Columbia pursuant to the BCBCA and the satisfaction of certain other conditions, as discussed in greater detail in the section “The Acquisition Agreement—Conditions to Consummation of the Arrangement.”

Background of the Arrangement

The terms of the Acquisition Agreement and the Arrangement are the result of arm’s-length negotiations between representatives of the management teams of Veraz and Dialogic, among members of the boards of directors of both companies and the large shareholders of both companies as well as outside advisors retained by both companies. The following is a brief discussion of the background of these negotiations, the Arrangement and the related transactions.

During the period from early 2008 through November 3, 2009 and again during the period from February 18, 2010 through April 7, 2010, Veraz was involved both in soliciting and evaluating businesses regarding potential combinations and in reviewing and evaluating potential investments in Veraz from third parties. In May 2008, Veraz first created a list of potential targets for a business combination, consisting initially of companies that Veraz believed would either add complementary product lines to Veraz’s existing product mix or allow Veraz access to markets (geographic or otherwise) into which Veraz was not currently selling or was selling at a lower-than-desirable level. Over the course of the following few months, Veraz management was primarily engaged in finding a strategic business partner (reseller or distributor partner) rather than a merger or combination candidate. In December 2008, Veraz management, together with the Board met to review a revised preliminary list of potential merger candidates and established criteria for identifying companies of particular interest. During that meeting, members of Veraz management and the Board created a short list of five companies that were considered to be the most interesting prospects and assigned responsibilities for specific members of the management team or specific members of the Board to contact or engage with these potential partners.

Using the December 2008 list as a guide (together with the May 2008 list), Veraz management initiated or attempted to initiate conversations (i) directly with third-party companies they believed could make attractive combination partners, (ii) with professional service providers (lawyers, accountants, consultants and bankers), (iii) with their own network of business associates and friends, and (iv) with third-party intermediaries, including, on an informal bases, the investment bankers who had underwritten Veraz’s initial public offering. Veraz also responded to inquiries or solicitations from (i) companies looking for capital or investment alternatives, and (ii) investment bankers or other similar professionals who represented companies engaged in sale or fund-raising processes. From time to time the list of potential candidates was updated and supplemented based on additional information derived from these discussions with third parties.

As a result of these efforts, Veraz directly contacted approximately seventeen potential targets and held detailed discussions with three potential target companies, not including Dialogic which had not yet been identified as a potential target. Veraz signed non-disclosure agreements relating to thirteen of these potential target companies in connection with the discussion of potential business combination opportunities. Veraz was still in discussions with a potential target company other than Dialogic as late as October 2009. With respect to these business combination opportunities, discussions included financial disclosures, reviews of potential transaction structures, reviews of preliminary estimates of transaction values and discussions of management objectives, business plans and projections. Each of the three potential target companies with which Veraz engaged in detailed discussions was either in the initial list created by Veraz or in a subsequent version of that list. None of the discussions with the potential target companies, other than Dialogic, resulted in a definitive agreement or letter of intent regarding a potential business combination.

During the course of the discussions regarding potential business combinations the possibility of a conflict of interest arose among Board members. In particular, Board members associated with venture capital firms often had investments in a broad array of companies, including companies with which Veraz was potentially interested in pursuing a business combination. Therefore, on February 13, 2009 the Board established the Special Transaction Committee, consisting of Mr. Bob Corey and Mr. Mike West, both independent directors. The Special Transaction Committee was constituted for the purpose of discussing merger and acquisition opportunities and/or other corporate restructurings. Veraz did not have detailed discussions with any company with which members of the Board held an interest.

Based on their experience in assessing mergers and combinations, Veraz’s management assessed the business alternatives for the companies that could be a potential target for a business combination. Veraz’s management determined that any of these companies identified as a suitable potential business combination partner would typically have several alternatives to any potential business combination with Veraz, including remaining independent or selling itself to another third party, as well as obtaining funding either privately or publicly. The reasons for which Veraz did not reach agreement with potential business combination partners other than Dialogic varied. For example, after preliminary discussions with one potential target, the target made it clear that the valuation expectations from such target were substantially different from what Veraz was willing to accept. In another case, the target determined that it was in the best interest of the target to consolidate its own business rather than pursue merger discussions with Veraz. For another company, the company’s own business operations changed and management of the target decided to remain a stand-alone entity rather than pursue further discussions with Veraz.

On or about April 14, 2009, a representative of Jefferies & Company, Inc. (“Jefferies”), Dialogic’s financial advisor, introduced Doug Sabella, Veraz’s President and CEO to Nick Jensen, Chairman of Dialogic’s board of directors and its President and CEO. On May 13, 2009, Mr. Sabella met with Mr. Jensen in Veraz’s offices in San Jose, California. At that meeting, Mr. Jensen inquired whether Veraz would consider discussing a possible business combination with Dialogic. Although Veraz was generally familiar with Dialogic and had entered into discussions with Dialogic in April 2008 regarding a potential business partnership, Dialogic was not on Veraz’s initial list (or any revised list) of potential business combination partners.

Following the May 13, 2009 meeting, Eric Schlezinger, Veraz’s General Counsel, and Anthony Housefather, Dialogic’s General Counsel, confirmed that the mutual non-disclosure agreement entered into between the parties in April 2008 was sufficient to cover additional discussions among the parties regarding a potential merger. On May 27, 2009, members of the Veraz management team, including Mr. Sabella and Dawn Hogh, Veraz’s Vice President of Marketing, and members of the Dialogic management, including Mr. Jensen, Tim Murray, Dialogic’s then Chief Operating Officer, and Jim Machi, Dialogic’s Senior Vice President of Marketing, participated in a lengthy conference call during which both parties provided presentations regarding each respective company, its product portfolio, as well as customers, markets and channels. On May 29, 2009, the following members of the Veraz management team, Mr. Sabella, Al Wood, Veraz’s Chief Financial Officer and the following members of the Dialogic management team, Mr. Jensen and Jean Gagnon, Dialogic’s Chief Financial Officer participated in a lengthy conference call during which both companies provided presentations regarding each respective company and its financial results and possible financial results as a combined company.

On June 9-10, 2009, Veraz management, Messrs. Wood, Sabella and Ms. Hogh and Dialogic management, Messrs. Jensen, Gagnon, Mele and Machi, met to further discuss a potential transaction and to begin to develop possible synergy models regarding the combined companies. During the period between the June 9-10 meeting and June 19, 2009, Dialogic and Veraz representatives had several follow up conference calls including: (1) several conference calls between Mr. Wood and Mr. Gagnon for the purpose of developing a combined company business model; and (2) several conference calls between Ms. Hogh and Mr. Machi regarding combining the companies’ product portfolios. During the course of these conference calls, the participants shared presentations regarding how the business of a combined company could be operated with a particular emphasis on identifying and quantifying potential operational synergies as well as sales and growth opportunities that could be obtained by combining the two companies.

Additionally, during June 2009, Veraz interviewed and considered several possible investment bankers to assist Veraz in a transaction with Dialogic, as well as other potential strategic transactions. After reviewing proposals from some of those investment bankers, Veraz entered into an engagement letter with Pagemill on July 13, 2009. Pursuant to the engagement letter, Pagemill was to assist Veraz in evaluating a potential business combination with Dialogic (as well as other third parties) and, if requested by Veraz, provide a fairness opinion regarding a potential transaction with Dialogic. Representatives of Pagemill were immediately put in contact with representatives from Jefferies to initiate discussions about a potential business combination between Dialogic and Veraz.

On July 13, 2009, the Board, together with representatives of Pagemill and Veraz management met to discuss a potential business combination between Veraz and Dialogic. Following that meeting, Veraz invited representatives of Dialogic to participate in a Board meeting to be held on August 3, 2009. At the August 3, 2009 Board meeting, representatives of Dialogic management, including Messrs. Jensen, Machi and Mele presented information regarding Dialogic as well as a preliminary analysis of the potential benefits of a merger.

Following the August 3, 2009 Board meeting, members of the Veraz management, including Messrs. Sabella, Wood, and Schlezinger and Dialogic management, including Messrs. Jensen, Gagnon and Housefather, together with certain representatives of Jefferies, Milledge Hart, Managing Director of Pagemill and Christian Bennett, Principal at Pagemill, and each party’s outside counsel, began discussing preliminary terms for a transaction between the parties. The Board met again on August 4, 2009, August 5, 2009, August 26, 2009 and September 14, 2009 to discuss the terms of a potential transaction between Veraz and Dialogic including discussing the economic terms of the transaction, the potential deal structure, avenues to restructuring Dialogic’s existing debt and the Board’s fiduciary duties. During the course of these discussions multiple draft term sheets were proposed among the parties, and Tenennbaum Capital Partners, LLC (“TCP”), the holder of Dialogic’s existing long-term debt, made an oral proposal to Dialogic regarding certain parameters within which they believed the debt could be restructured if a combination with Veraz were to occur.

On September 25, 2009, Veraz received an inquiry from one of the potential merger candidates originally on the Veraz list of potential partners. On September 28, 2009, Mr. Sabella informed Mr. Jensen that it had received an inquiry and that, although it was interested in continuing discussions with Dialogic, the Board felt it was necessary to enter into discussions with such third party. Mr. Jensen immediately informed Mr. Sabella that Dialogic was not interested in further discussions with Veraz at that time, but left open the possibility that if Veraz wished to continue discussions on an exclusive basis it would be willing to open discussions again.

On September 25, 2009, Veraz and the potential third-party merger candidate entered into a non-disclosure agreement. Between September 25, 2009 and October 25, 2009, Veraz management, including Messrs. Sabella, Schlezinger and Ben Ishisaki, Veraz’s Controller, together with Messrs. Hart and Bennett of Pagemill and members of the Board held multiple discussions with the potential third-party merger candidate, including discussions regarding potential terms for a transaction and potential product and operational synergies. On October 25, 2009, the potential third-party merger candidate informed Veraz that its board of directors had decided to focus on new product sets rather than a potential merger and therefore all discussions regarding a potential merger with this third-party were terminated.

On October 27, 2009, Mr. Sabella contacted Mr. Jensen to inform him that Veraz’s discussions with the third party had terminated and to determine whether Dialogic was still interested in discussing a potential merger. Mr. Jensen informed Mr. Sabella that Dialogic would be interested in having additional discussions but would only do so under the provisions of an exclusivity agreement that would prevent either party from entering into negotiations with a third party for a limited period of time. On November 3, 2009, the Board met, discussed and approved entering into an addendum to the non-disclosure agreement with Dialogic that would require each party to negotiate exclusively with the other regarding a potential merger for a period of 60 days. On November 3, 2009, Veraz and Dialogic signed an exclusivity addendum to the existing non-disclosure agreement.

Commencing shortly after signing the exclusivity addendum to the non-disclosure agreement, the parties commenced an extensive due diligence process. On December 1, 2009, Veraz retained a due diligence consultant (the “Due Diligence Consultant”) to assist Veraz in its financial due diligence regarding Dialogic. On December 5, 2009, Cooley LLP, outside legal counsel to Veraz, distributed to Dialogic and Dialogic’s counsel the first draft of the Acquisition Agreement. Thereafter, the parties engaged in extensive negotiations and exchanged multiple drafts of the Acquisition Agreement and related agreements. In addition, during this period, there were frequent communications between Veraz and Dialogic and their respective counsel, including emails regarding the negotiation of transaction terms, due diligence materials and supplemental due diligence requests, drafts of various transaction documents, and updates on the financial performance of Dialogic and Veraz. During this period, representatives of Pagemill and Jefferies along with members of the Veraz and Dialogic management teams also had extensive and frequent discussions regarding the potential exchange ratio for any transaction between Veraz and Dialogic and exchanged emails, presentations and spreadsheets calculating the potential exchange ratios.

Starting in late November 2009 and continuing through April 2010, members of the management teams of Dialogic and Veraz, and in some cases members of the Board, met in person, or had telephone conversations, with several different lending/banking institutions regarding possible ways in which Dialogic’s existing debt could be refinanced or restructured. These discussions additionally involved representatives of outside legal counsel as well as representatives of Jefferies and Pagemill to assist in reviewing the terms of debt proposals made by such banks or lending institutions. On or about February 12, 2010, TCP provided Dialogic with a preliminary term sheet regarding the restructuring of the existing Dialogic debt. This preliminary term sheet was a revision of the terms verbally proposed by TCP on or about September 25, 2009. Following receipt of this preliminary term sheet, representatives of Veraz and Dialogic continued discussions with four other banks/lending institutions regarding the restructuring or refinancing of Dialogic’s existing debt. Veraz and Dialogic were not able to finalize terms with any banking institution that were superior to the existing proposals from TCP.

On December 3, 2009, Veraz, Dialogic and ECI executed an addendum to the existing nondisclosure agreement between Veraz and ECI. Pursuant to the terms of that addendum, Mr. Jensen and Mr. Sabella met with representatives of ECI (as a large business partner of Veraz) to update them regarding the potential merger discussions between Veraz and Dialogic and to answer any questions ECI may have. Additionally, in late January 2010, Veraz and Argonaut Private Equity, a large holder of Veraz common stock, entered into a nondisclosure agreement. Under the terms of the non-disclosure agreement Mr. Sabella provided information regarding the proposed merger of Dialogic and Veraz.

On December 4-5, 2009, members of the Veraz management team, including Mr. Sabella and Ms. Hogh, Eyal Hilzenrat, Vice President Bandwidth Optimization, Yair Hevdeli, Vice President Engineering and members of the Dialogic management team, including Messrs. Jensen, Gagnon, Housefather, Machi, Mele, George Kontopidis, Senior Vice President Engineering and two members of the Dialogic board of directors, Dion Joannou and Rajneesh Vig, and two then-current observers on the Dialogic board of directors, Glenn Luk and Timothy Gravely, met in Parsippany, New Jersey at Dialogic’s offices to discuss, in depth, technical and product due diligence.

On January 1, 2010, Veraz and Dialogic agreed to extend the exclusivity period of the addendum to the non-disclosure agreement so that such period would now terminate on January 31, 2010. On January 8, 2010 the Board, along with the representatives of the Due Diligence Consultant due diligence team, members of the Veraz management team, Veraz outside counsel and representatives of Pagemill met. At this meeting the Due Diligence Consultant presented preliminary financial due diligence findings; Pagemill presented a draft preliminary fairness opinion and members of Veraz management presented the status of the negotiations regarding the definitive agreements, as well as management’s review of due diligence materials. On January 21, 2010, Veraz and Dialogic again amended the exclusivity period to provide that such exclusivity period would now expire on February 18, 2010. The Board met again on February 15, 2010 to discuss the terms of the proposed transaction and requested management provide extensive details regarding the proposed transaction at the February 17, 2010 Board meeting.

At the February 17, 2010 Board meeting, representatives of the Due Diligence Consultant presented the Board with its final financial due diligence report, representatives of Pagemill provided a revised and updated preliminary fairness opinion, and Veraz management provided the Board with its due diligence report as well as significant additional information regarding the terms of the Acquisition Agreement, potential synergies from the Arrangement, debt structure and proposed board and management structure.

Following the February 17, 2010 Board meeting, Pascal Levensohn and Promod Haque, representing themselves or their firms as stockholders, entered into a series of lengthy discussions with Nick Jensen and other large Dialogic shareholders regarding the exchange ratios and the debt restructuring. Messrs. Haque and Levensohn also discussed the potential transaction, under the existing non-disclosure agreement in place, with both representatives of ECI and ECI’s financial advisors. During the course of these discussions, Veraz stockholders and Dialogic shareholders discussed in detail revisions to the economic terms under which these particular Veraz stockholders would accept a transaction with Dialogic.

In late February and early March 2010, Veraz management, together with Pagemill, initially identified approximately 36 different companies and financial institutions (some of which were companies previously identified by Veraz as potential partners) that Veraz and Pagemill believed would be possible merger candidates or investment opportunities should Veraz be unable, for whatever reason, to conclude a transaction with Dialogic. Additionally, Veraz, together with Pagemill, prepared a public information book including a summary of information regarding Veraz that had previously been made public. On March 11, 2010, Veraz issued a press release announcing its fourth quarter 2009 financial results and also announced that Veraz had retained Pagemill to examine Veraz’s strategic alliance, divestiture, and acquisition opportunities. Further, Veraz announced that the Board had determined that it was in the best interests of the shareholders, customers and employees to explore all strategic options with the objective of maximizing shareholder value. In response to this press release, Veraz received inbound inquiries from nine different companies or financial institutions regarding a potential transaction. After reviewing the interest from the various parties, Veraz concluded that the transaction proposed by Dialogic continued to represent the best opportunity for Veraz and signed another exclusivity addendum with Dialogic to commence the exclusivity period again as of April 7, 2010 with the exclusivity period to expire on April 30, 2010. On April 14, 2010, Veraz and Dialogic signed another exclusivity addendum extending the exclusivity period until May 7, 2010.

On April 30, 2010, the Special Transaction Committee of the Board met to discuss the Arrangement. Veraz counsel reviewed the terms of the Acquisition Agreement and related agreements including a discussion of the role and responsibilities of members of the Special Transaction Committee and the Board generally in exercising its fiduciary obligations to all stockholders, and answered questions directed by members of the committee. The Special Transaction Committee then unanimously agreed to recommend the Arrangement to the Board at the meeting to be held on May 4, 2010.

On May 4, 2010, the Board met again to authorize the Arrangement. Veraz counsel reviewed the terms of the Acquisition Agreement and related agreements and answered questions directed by members of the Board. Pagemill rendered to the Board an opinion as to the fairness, from a financial point of view, to Veraz and the holders of Veraz’s common stock of the consideration to be paid in the Arrangement. The Board then unanimously approved the Arrangement (and all associated documents, including the Acquisition Agreement) subject to receipt of the final written fairness opinion from Pagemill. Pagemill delivered the final fairness opinion to the Board on May 8, 2010.

Between the date of delivery of the Pagemill fairness opinion on May 8, 2010 and May 12, 2010, the Dialogic and Veraz management teams arranged for the collection of all required signatures on the Acquisition Agreement and other related agreements.

On May 12, 2010 Veraz and Dialogic entered into the Acquisition Agreement and related agreements and publicly announced their agreement through press releases issued by both parties. Also, on May 12, 2010, Dialogic received the Veraz Voting Agreements from several major stockholders who together own approximately 35% of the outstanding stock common stock of Veraz and Veraz received the Dialogic Support Agreements from all Dialogic shareholders.

The Veraz Board of Directors’ Reasons for the Approval of the Arrangement

In considering the terms of the Arrangement, the Board considered several factors, including various industry and financial data. The Board also reviewed and considered certain valuation analyses and metrics compiled by Veraz’s management and Pagemill, to determine that the Arrangement was fair, from a financial perspective, and in the best interests of Veraz and its stockholders.

Veraz performed a due diligence review of Dialogic that included an industry analysis, a description of Dialogic’s existing business model, a valuation analysis and financial projections of both Dialogic and the combined company to enable the Board to ascertain the reasonableness of the consideration to be paid by Veraz. During its negotiations with Dialogic, Veraz did not receive services from any financial advisor other than Pagemill. Prior to approving the Acquisition Agreement, the Board obtained an opinion from Pagemill as to the fairness, from a financial point of view, to Veraz and the holders of Veraz’s common stock of the consideration to be paid by Veraz in the Arrangement.

The Board considered a wide variety of factors in connection with its evaluation of the Arrangement. In light of the complexity of those factors, the Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the Board may have given different weight to different factors. The Board determined that the Arrangement, the Acquisition Agreement and the transactions contemplated thereby are fair to Veraz’s stockholders, from a financial perspective, and in the best interests of Veraz and its stockholders.

In considering the Arrangement, the Board gave considerable weight to the following factors:

•	The potential growth opportunities for the combined company that are provided by Dialogic’s video gateway products and services;

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Veraz management’s belief that it is size-constrained in its ability to sell its products and services into the largest telecommunications service providers and the addition of Dialogic will allow it to compete in accounts where it had previously been excluded;

•	Veraz management’s belief that within Dialogic’s market segment, Dialogic is well known, has a strong brand and is perceived as a leader in various market segments;

•	Dialogic’s sizeable patent and intellectual property portfolio, offering potential differentiation from competitors;

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Veraz management’s belief that there are opportunities to grow Dialogic’s business in the service provider market where Veraz has historically sold its products and similarly believes that there are opportunities to grow Veraz’s business in the enterprise market where Dialogic has historically sold its products and services;

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Veraz management’s belief that there are significant opportunities to improve efficiencies, cut costs and extend the business into product segments with potentially higher revenue growth and gross margins;

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Veraz management’s belief that it will also be able to grow revenue by selling Dialogic products into the emerging markets, such as Brazil, Russia and India where Veraz has historically successfully sold its products;

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Veraz management’s belief that it will also be able to grow revenue by selling Veraz products through Dialogic’s existing sales channels, which includes the ability for Veraz to sell into geographic markets where Dialogic has historically successfully sold its products such as China, continental Europe and North America;

•	historical and current information concerning Veraz’s business, including negative trends in its financial condition, operations and competitive position;

•	current financial market conditions, and historical market prices, volatility and trading information with respect to Veraz’s common stock;

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Veraz’s limited prospects if it were to remain an independent, standalone company as a result of factors such as its declining cash balance, the expenses and fixed costs associated with its operations and its prospects for development and commercialization of additional products and services;

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Veraz management’s belief that the combination with Dialogic would result in a combined company with the potential for enhanced future growth and value as compared to Veraz as an independent, standalone company;

•	the opportunity for Veraz’s stockholders to participate in the potential future value of the combined company;

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the Board’s view as to the potential for other third parties to enter into strategic relationships with Veraz on favorable terms, if at all, based on the interest expressed by other third parties during the strategic alternatives review process undertaken by Veraz;

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historical and current information concerning Dialogic’s business, financial performance, financial condition, operations and management, including the results of a due diligence investigation of Dialogic conducted by Veraz’s management and advisors;

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Veraz management’s belief that the Arrangement was more favorable to Veraz’s stockholders than any other alternative reasonably available to Veraz and its stockholders, including the alternative of remaining an independent, standalone company;

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the opinion of Pagemill to the Board that, as of May 8, 2010 and subject to the various assumptions made, procedures followed, matters considered and limitations described in the opinion, the exchange ratio, representing the number of shares of Veraz common stock to be issued in the Arrangement pursuant to the terms of the Acquisition Agreement, was fair, from a financial point of view, to Veraz and the holders of Veraz’s common stock, as more fully described below under the caption “Opinion of Pagemill Partners”; and

•	the terms and conditions of the Acquisition Agreement, including:

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the determination that the relative percentage ownership of the combined company by Veraz’s stockholders and Dialogic’s stockholders is consistent with Veraz’s perceived valuations of each company at the time the Board approved the Acquisition Agreement;

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the non-solicitation provisions limiting Dialogic’s ability to engage in discussions or negotiations regarding, or furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, an alternative acquisition proposal;

•	Veraz’s rights under the Acquisition Agreement to pursue alternative acquisition proposals received independently under specified circumstances;

•	the absence of any terms providing for an adjustment to the exchange ratio based on the amount of cash or working capital at closing for Veraz;

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the requirement that all holders of Dialogic’s capital stock enter into the Dialogic Support Agreements providing that such shareholders vote in favor of adoption of the Acquisition Agreement and against any proposal made in opposition to, or in competition with, the Arrangement;

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the Board’s belief that the termination fee and obligation to reimburse expenses in the circumstances set forth in the Acquisition Agreement was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a superior acquisition proposal.

Other Factors

The Board also considered potentially negative factors. Among the potentially negative factors considered by the Board, which are more fully described in the “Risk Factors” section of this proxy statement, are the following:

•	Dialogic’s current and anticipated debt structure;

•	Dialogic’s dependence on TDM products for the majority of its revenues;

•	potential risks and uncertainties if the combined company is unable to achieve anticipated synergies;

•	the risk that the Arrangement might not be completed in a timely manner or at all due to failure to satisfy the closing conditions, some of which are outside of Veraz’s control;

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if the Arrangement is not completed, the potential adverse effect of the public announcement of the Arrangement on Veraz’s business, including its ability to attract and retain key personnel and its overall competitive position;

•	the immediate and substantial dilution of the equity interests and voting power of Veraz’s stockholders upon completion of the Arrangement;

•	the ability of Dialogic’s current shareholders to significantly influence the combined company’s business after the completion of the Arrangement;

•	the restrictions that the Acquisition Agreement imposes on soliciting competing acquisition proposals;

•

the fact that Veraz would be obligated to pay a termination fee to Dialogic and reimburse Dialogic’s expenses, subject to certain limitations, if the Acquisition Agreement is terminated under certain circumstances;

•

the restrictions on the conduct of Veraz’s business prior to the completion of the Arrangement, which require Veraz to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, which restrictions may delay or prevent Veraz from pursuing business opportunities that would otherwise be in its best interests as a standalone company;

•

the condition that Veraz receive approval from Nasdaq for the re-listing of Veraz’s common stock in connection with the Arrangement based on the initial listing requirements of the Nasdaq Global Market;

•

the challenges and costs of combining administrative operations and the substantial expenses to be incurred in connection with the Arrangement, including the risks that delays or difficulties in completing the integration of the two businesses and such other expenses, as well as the additional public company expenses and obligations that Dialogic will be subject to in connection with the Arrangement that it has not previously been subject to, could adversely affect the combined company’s operating results and preclude the achievement of some benefits anticipated from the Arrangement;

•	Compliance with SEC filing requirements including 404 and regulatory compliance costs;

•	the possible volatility, at least in the short term, of the trading price of Veraz’s common stock resulting from the announcement and pendency of the Arrangement;

•

the interests of Veraz’s executive officers and directors in the Arrangement, as described in the section of this proxy statement entitled “Interests of Veraz’s Directors and Executive Officers in the Arrangement”; and

•

various other applicable risks associated with the business of Veraz and the combined company and the Arrangement, including those described in the section of this proxy statement entitled “Risk Factors.”

The foregoing discussion of the Board’s considerations concerning the Arrangement is forward looking in nature. This information should be read in light of the discussions under the heading “Forward-Looking Information.”

The foregoing discussion of the information and factors considered by the Board is not meant to be exhaustive, but includes all of the material information and factors considered by the Board.

Recommendation of the Veraz Board of Directors

After careful consideration, the Board voted unanimously in favor of approval of the Arrangement and the determination that the Arrangement is fair to and in the best interests of Veraz and its stockholders. On the basis of the foregoing, the Board has approved and declared advisable the Arrangement and recommends that you vote or give instructions to vote “FOR” the adoption of the Arrangement Proposal.

Interests of Veraz Directors and Executive Officers in the Arrangement

When you consider the recommendation of the Board in favor of adoption of the Arrangement Proposal, you should keep in mind that Veraz’s directors and executive officers may have interests in the Arrangement that are different from, or in addition to, your interests as a stockholder. In general, these interests could reasonably be expected to give Veraz’s directors and executive officers a greater incentive to support consummation of the Arrangement than Veraz’s other stockholders, and present a conflict of interest. The Board was aware of these conflicts of interest during its deliberations on the merits of the Arrangement and in making its decision approving the Arrangement, Acquisition Agreement and the related transactions.

Ownership Interest

As of August 3, 2010, all directors and executive officers of Veraz, together with their affiliates, beneficially owned 23.9% of the outstanding shares of Veraz common stock. Approval of the Arrangement requires the affirmative vote of the holders of a majority of the votes cast, in person or by proxy, at the Veraz special meeting. Certain Veraz officers and directors, and their affiliates, have also entered into Veraz Voting Agreements in connection with the Arrangement. The Veraz Voting Agreements are discussed in greater detail under the caption “Dialogic Support Agreement and Veraz Voting Agreement” beginning on page 104.

For a more complete description of the interests of the Veraz directors and executive officers, please see the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 186.

Executive Officers—Employment and Change in Control Agreements

We have entered into employment agreements with certain of our executive officers that require us to make payments upon termination or constructive termination if our executives are terminated within 12 months following a change in control of Veraz, including upon the consummation of the Arrangement, which would constitute a change of control. Certain of these Arrangements with our executive officers are discussed below. To be eligible for any benefits, the applicable executive must be terminated without “cause” or voluntarily terminate his or her employment for “good reason” and will be required to sign a standard release agreement releasing claims against us and agreeing to the continued applicability of confidentiality and intellectual property agreements.

Unless otherwise indicated below, in each of the employment agreements described below, (1) “cause” is defined as one or more of the following events: (i) executive’s conviction of a felony, (ii) executive’s commission of any act of fraud with respect to Veraz, (iii) any intentional misconduct by executive that has a materially adverse effect upon our business that is not cured by executive within 30 days of a written notice, (iv) a breach by executive of any of executive’s fiduciary obligations as an officer that has a materially adverse effect upon our business that is not cured by executive within 30 days of a written notice, or (v) executive’s willful misconduct or gross negligence in performance of his duties, including executive’s refusal to comply in any material respect with the legal directives of such executive’s superior so long as such directives are not inconsistent with executive’s position or duties, that are not cured by executive within 30 days of a written notice; (2) “good reason” is defined as any one of the following events, which occurs without the executive’s consent: (i) reduction of the executive’s then current base salary, (ii) any material diminution of the executive’s duties, responsibilities or authority (excluding certain specific situations), or (iii) any requirement that the executive relocate to a work site more than 25 miles from our current location; and (3) “change in control” is defined as any of the following: (i) a sale or other disposition of all or substantially all the assets of Veraz, (ii) a merger or other reorganization, in which our shareholders immediately prior to such transaction own less than 50% of the voting power of the surviving corporation, or (iii) any transaction or series of transactions, in which in excess of 50% of Veraz’s voting power is transferred. Consummation of the Arrangement will constitute a change of control.

Douglas A. Sabella

If Mr. Sabella resigns for good reason or is terminated without cause within 12 months following a change in control, Mr. Sabella will be entitled to receive severance payments equal to 12 months of his then-current base salary payable in a lump sum payment and the payment of any and all bonuses that are due or payable at the time of such termination, and the vesting of Mr. Sabella’s stock options, granted pursuant to his employment agreement, shall be accelerated in full.

Pursuant to his agreement, Mr. Sabella is subject to customary nondisclosure, confidentiality, non-competition covenants and a non-solicitation covenant that remains in effect during the term of employment and for one year following termination of employment.

Albert J. Wood

If Mr. Wood resigns for good reason or is terminated without cause within 12 months following a change in control, Mr. Wood will be entitled to receive severance payments equal to 12 months of his then-current base salary payable in a lump sum payment, and the vesting of Mr. Wood’s stock options, granted pursuant to his employment agreement, shall be accelerated in full.

Pursuant to his agreement, Mr. Wood is subject to customary nondisclosure, confidentiality, non-competition covenants and a non-solicitation covenant that remains in effect during the term of employment and for one year following termination of employment.

William R. Rohrbach

If Mr. Rohrbach resigns for good reason or is terminated without cause within 12 months following a change in control, Mr. Rohrbach will be entitled to receive severance payments equal to six months of his then-current base salary payable in a lump sum payment, plus reimbursement for continuing coverage for Mr. Rohrbach and his dependants under the Veraz plans pursuant to Mr. Rohrbach’s COBRA election, and the vesting of Mr. Rohrbach’s stock options, granted pursuant to his employment agreement, shall be accelerated in full.

Pursuant to his agreement, Mr. Rohrbach is subject to customary nondisclosure, confidentiality, non-competition covenants and a non-solicitation covenant that remains in effect during the term of employment and for one year following termination of employment.

Israel Zohar

If Mr. Zohar resigns for good reason or is terminated without cause within eighteen months of a change in control, Mr. Zohar is entitled to receive severance payments equal to six months of his then-current base salary payable monthly, continuation of medical benefits for a period of six months and full acceleration of the vesting on his then-outstanding options and other stock awards, provided that such acceleration shall not result in Mr. Zohar having unvested shares in an amount less than the amount that would vest over the 12 month period following such termination.

Pursuant to Mr. Zohar’s agreement, termination by either party requires prior written notice of 90 days, unless such termination is conducted in circumstances that do not require prior notice under Israeli law. Pursuant to his agreement, Mr. Zohar is also subject to customary nondisclosure, confidentiality and non-competition covenant and a non-solicitation covenant that remains in effect during the term of employment.

Mr. Zohar’s agreement defines “change in control” to mean any one of the following: (i) sale or other disposition of all or substantially all of the assets of Veraz, (ii) a merger in which Veraz is not the surviving corporation, (iii) a reverse merger involving Veraz, in which Veraz is the surviving corporation, but the shares of common stock of Veraz are converted into other form of property, (iv) an acquisition by a person or group of people of more than 50% of securities of Veraz representing at least 50% of the voting power, entitled to vote on election of directors, or (v) if the individuals who are, as of the effective date of such transaction, members of the Board cease to constitute at least 50% of the Board, provided, however, that new members that were elected by the vote of at least 50% of the original Board shall be deemed to be part of the original Board. Mr. Zohar’s agreement defines “cause” as circumstances in which Veraz is not required under the law to provide prior notice before terminating his employment, including each one of the following cases: (i) Veraz has reasonable suspicion of a criminal offense having being committed in connection with Mr. Zohar’s employment or the commission of an offense which contains an element of infamy, (ii) Mr. Zohar’s breach of his duty of trust towards Veraz or taking an action in conflict of interests, (iii) Mr. Zohar’s breach of his covenants of confidentiality, non-competition, and protection of intellectual property, which has not been amended within ten days after a written notice, or (iv) causing damage maliciously or negligently to Veraz’s property.

Members of the Board of Directors

After the consummation of the Arrangement, Messrs. Corey, Sabella and West will continue to serve as members of the Board. As such, in the future Messrs. Corey and West, as non-employee directors, may receive cash compensation, board fees, stock options or stock awards if the Board so determines. Veraz currently has made no determinations regarding the compensation it will pay its directors after consummation of the Arrangement.

Certain Other Interests in the Arrangement

In addition to the interests of our directors and executive officers in the Arrangement, you should keep in mind that certain individuals promoting the Arrangement and/or soliciting proxies on behalf of Veraz may have interests in the Arrangement that are different from, or in addition to, your interests as a stockholder.

•

Under the terms of our engagement letters with Pagemill, we paid a $150,000 non-refundable fee to Pagemill for rendering the fairness opinion. In addition, we agreed to pay an additional $875,000 fee upon consummation of the Arrangement to Pagemill in exchange for certain advisory services Pagemill is providing to us in connection with the Arrangement. We also agreed to reimburse Pagemill for its reasonable out-of-pocket expenses and to indemnify Pagemill against certain liabilities relating to or arising out of services performed by Pagemill in rendering its opinion. The contingent nature of this compensation may be seen to create a conflict of interest with respect to the provision by Pagemill of its fairness opinion, although Pagemill does not believe that the potential payment of this fee altered its analysis or issuance of the fairness opinion.

Opinion of Pagemill

In preparation for the May 4, 2010 Board meeting, Pagemill provided to the Board a draft opinion, subsequently confirmed in writing on May 8, 2010, that, as of each date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, the consideration to be paid in the Arrangement was fair, from a financial point of view, to Veraz and holders of Veraz’s common stock. The full text of Pagemill’s opinion dated May 8, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Pagemill in rendering its opinion, is attached to this Proxy Statement as Annex G and is incorporated in its entirety herein by reference. You are urged to carefully read the opinion in its entirety. Pagemill rendered its opinion to the Board for the information of its members in connection with their consideration of the proposed Arrangement. Pagemill’s written opinion was directed to the Board and does not constitute a recommendation to any Veraz stockholder as to how to vote or act on any matter relating to the Arrangement.

In arriving at its opinion, Pagemill made such reviews, analyses and inquiries as it deemed necessary and appropriate. Among other things, Pagemill has:

•

Reviewed Veraz’s audited financial statements for the fiscal years ended December 31, 2004 through 2008, Veraz-prepared interim financial statements for 2009 and management prepared forecasts for the reporting periods through December 31, 2012 and Dialogic’s audited financial statements for the fiscal years ended December 31, 2005 through 2008, Dialogic-prepared interim financial statements for 2009 and management prepared forecasts for the reporting periods through December 31, 2011;

•	Reviewed a draft of the Acquisition Agreement dated May 7, 2010;

•

Held discussions with certain members of the senior management of both companies to discuss the operations, financial condition, future prospects and projected operations and performance of each company;

•	Evaluated the financial performance of both Veraz and Dialogic;

•

Considered the implied valuation of both Veraz and Dialogic based on: the observed values of comparable publicly-traded companies; a survey of prices paid in similar transactions; and a model of each of Veraz’s and Dialogic’s future value based on each company’s current forecasts;

•	Examined Veraz’s stock performance and trading activity in recent years; and

•	Conducted such other studies, analyses and inquiries as Pagemill deemed appropriate.

Pagemill viewed several trends and factors with respect to each of Veraz and Dialogic as particularly relevant for purposes of rendering its opinion. In particular:

Factors with respect to Veraz:

•

Veraz is one of the smaller publicly-traded providers of telecom network equipment. Based on 2009 revenues, Veraz is the smallest of all companies analyzed by Pagemill when they applied the market approach using publicly available company comparables as more fully described below. Veraz’s status as a public company mandates regulatory compliance costs, including management time and expense. Veraz management estimated for Pagemill that the annual direct and indirect costs of being a public company were approximately $2 million.

•

Since inception, Veraz has faced challenges in becoming a supplier to large telecommunications service providers due to its small size. Much of Veraz’s success has come from selling into developing countries where Veraz has faced and continues to face rising regulatory and overhead costs; legal exposure particularly exposure to liability under the U.S. Foreign Corrupt Practices Act; and increasing competition from offshore suppliers who offer lower cost, government-subsidized products.

•

Although Veraz’s annual revenue grew steadily from $69 million in 2004 to $126 million in 2007, since the start of 2008, revenues for both of Veraz’s product lines has decreased and total revenues declined 26% in 2008 and a further 20% in 2009. Only services revenue has increased. Although gross margins are steady and operating expenses were trimmed in 2008 and 2009, losses persist. Veraz has sufficient cash to maintain operations at current levels, but the cash burn rate cannot continue indefinitely.

•

Veraz has explored potential cash distribution options and strategic partnerships since 2008 and has held substantive discussions with several potential partners. Of these, only discussions with Dialogic led to an agreement on terms.

•	The Veraz ControlSwitch product is technically advanced and has its strongest distribution in high-growth emerging markets.

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With respect to Veraz’s trading history, after Veraz common stock suffered a 34% one-day drop in February 2008, Veraz’s stock price has continued to be volatile and has underperformed the Standard&Poor’s 500 as well as an index of its peers. Despite a recovery since December of 2008, Veraz common stock is still down 61% in the past two years. Further, Veraz common stock is thinly traded as shown by its low trading volume as a percentage of outstanding shares. It would be difficult to liquidate a large block of shares without negatively impacting the share price.

Factors with respect to Dialogic:

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Dialogic has made three significant acquisitions which have improved its access to large customers and given it a critical mass (revenue run rate over $200 million for 2008) necessary to maintain supplier status to these large customers.

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Dialogic’s annual revenue increased from $79 million in 2005 to $205 million in 2008. Dialogic revenues decreased 14% in 2009, but this decrease was due primarily to a general decline in the economy. Despite the revenue decrease in 2009, Dialogic has maintained its EBITDA margins which have helped enable debt funding to fuel its acquisitions. These high debt-levels (and interest expenses) as well amortization expenses have resulted in negative net income margins and net losses.

•	Dialogic has a strong history of continued high-margin revenues from the sale of TDM products.

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Dialogic views public listing as important to expanding future merger and acquisition opportunities to include stock purchases. In particular, the Arrangement will remedy Dialogic’s lack of access to additional debt and equity financing.

The following is a summary of the material analyses that Pagemill prepared in connection with its opinion. This summary includes information presented in tabular format. To understand fully the financial analyses used by Pagemill, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Pagemill considered three generally accepted approaches for the valuation—a market approach, an income approach and an asset approach. Within the market approach and the income approach, Pagemill employed a variety of techniques to estimate value. After consideration, Pagemill determined that the asset approach was not relevant for valuing Dialogic and Veraz as more fully described below.

Market Approach

The market approach is based on the premise that a business can be valued by comparing it to other companies which are publicly-traded or which are being acquired. It involves estimating the value of a business by looking at actual transactions in the equity of similar companies, whether the transactions are trading in the shares of such companies or the acquisition of such companies.

Guideline Public Companies

The market approach using publicly traded companies as a guideline involves searching for publicly traded companies similar to the business being valued. Multiples of revenue and EBITDA are calculated for these companies and then applied to the business being valued using a regression analysis to determine the specific revenue multiples. There are some limitations to this approach, including the difficulty associated with identifying publicly-traded companies which are truly comparable to the business being valued and limitations surrounding the absence of a meaningful amount of revenue or EBITDA in businesses to be valued.

Using publicly available financial data, Pagemill analyzed the financial information and valuation ratios of Veraz and Dialogic compared to corresponding information and ratios from 14 comparable publicly-traded companies in the telecom equipment provider sector (the “Peer Group”). The Peer Group was comprised of:

•	Acme Packet, Inc.;

•	Akamai Technologies Inc.;

•	AudioCodes Ltd.;

•	Blue Coat Systems Inc.;

•	CIENA Corp.;

•	Extreme Networks Inc.;

•	F5 Networks, Inc.;

•	Kontron AG;

•	Mercury Computer Systems, Inc.;

•	Occam Networks Inc.;

•	RadiSys Corporation;

•	Sonus Networks, Inc.;

•	Tekelec; and

•	Tellabs Inc.

In determining the relative contribution of Veraz utilizing the comparable public company guideline of the market approach, Pagemill concluded that, based in part on the past stock performance for Veraz, Veraz’s valuation would be expected to be near the bottom of the Peer Group. Pagemill noted that Veraz’s enterprise value to revenue multiple, based on the last 12 months revenue and estimated next 12 months revenue, was 0.11 and 0.12 respectively—well below the multiples for the bottom quartile of the Peer Group. In addition, Veraz’s last 12 months and estimated next 12 months EBITDA were negative, such that positive multiples did not result. The multiples are set forth below:

	TEV/Revenue		TEV/EBITDA
	Last 12 Months	Next 12 Months	Last 12 Months	Next 12 Months
High	7.84	5.79	39.41	17.7
Top Quartile	2.08	1.75	22.41	12.4
Mean	2.21	1.83	17.43	9.7
Median	1.08	0.91	13.17	7.0
Bottom Quartile	0.69	0.64	9.51	6.2
Low	0.11	0.12	5.8	6.1
Veraz	0.11	0.12	N/A	N/A

After completing the above analysis, using both revenue growth and EBITDA margins as predictors in a regression analysis (with a 0.71 r-squared), Pagemill concluded that Veraz would have a predicted an enterprise value to revenue multiple, based on the last 12 months of revenue, of 0.46. Pagemill estimated, applying a premium/discount of 15% to the regression multiple of 0.46, that the indicated enterprise value would be between $30.82 million and $41.69 million and after adding the $32.99 million in cash at Veraz as of December 31, 2009, the indicated equity value range was determined to be between $63.81 million and $74.60 million, with a resulting value indication based on the midpoints of Pagemill’s estimate of the relevant ranges of inputs to the valuations (the “Point Estimate”) of $69.25 million. Pagemill performed a similar analysis based on the next the 12 months estimated revenue, last 12 months EBITDA and next 12 months estimated EBITDA, but assumed a 15% premium/discount to the bottom quartile multiple for the Peer Group. In performing this analysis, Pagemill determined that, using the next 12 months estimated revenue would result in an indicated enterprise value of between $46.38 million and $62.75 million and after adding the $32.99 million in cash at Veraz as of December 31, 2009, the indicated equity value range would be between $79.38 million and $95.75 million with a Point Estimate of $87.25 million. Given the negative EBITDA for Veraz for the last 12 months and the expected negative EBITDA for the next 12 months, the results of the Pagemill analysis produced an indicated equity value and a Point Estimate value of $32.99 million (Veraz’s cash balance on December 31, 2009).

In reviewing the revenue growth for 2009 and the EBITDA margin for 2009 for Dialogic, Pagemill considered that the performance for Dialogic indicated that Dialogic’s valuation would be expected to be in the range of the average of the Peer Group. Using both revenue growth and EBITDA margins as predictors in a regression analysis (with a 0.71 r-squared), yielded a predicted revenue multiple for Dialogic of 2.85. Pagemill estimated, applying a premium/discount of 15% to the regression multiple of 2.85, that the indicated enterprise value would be between $331.75 million and $448.83 million and after subtracting the net debt of $86 million as of December 31, 2009, the indicated equity value range was determined to be between $245.75 million and $362.83 million with a Point Estimate of $304.29 million. Pagemill performed a similar analysis for both next 12 months estimated revenue and for last 12 months EBITDA and next 12 months estimated EBITDA again assuming a 15% premium/discount to the average multiple of the Peer Group. In performing this analysis, Pagemill determined that, using the next 12 months estimated revenue would result in an indicated enterprise value of between $295.12 million and $399.28 million and after subtracting the $86 million in debt at Dialogic as of December 31, 2009, the indicated equity value range was determined to be between $209.12 million and $313.28 million with a Point Estimate of $261.20 million. Using last 12 months EBITDA multiples, Pagemill determined that Dialogic would have an indicated enterprise value of between $199.10 million and $269.37 million and after subtracting the $86 million in Dialogic debt as of December 31, 2009, the indicated equity value range was determined to be between $113.10 million and $183.37 million with a Point Estimate of $148.24 million. Finally, using next 12 months estimated EBITDA multiples, Pagemill determined that Dialogic would have an indicated enterprise value of between $151.35 million and $204.76 million and after subtracting the $86 million in Dialogic debt as of December 31, 2009, the indicated equity value range was determined to be between $65.35 million and $118.76 million with a Point Estimate of $92.05 million. The results of these analyses for both Veraz and Dialogic are set forth in the table below:

	Veraz			Dialogic
	Indicated Enterprise Value	Indicated Equity Value Range	Point Estimate	Indicated Enterprise Value	Indicated Equity Value Range	Point Estimate
Last 12 months revenue	$30.82-$41.69	$63.81-$74.69	$69.25	$331.75-$448.83	$245.75-$362.83	$304.29
Next 12 months estimated revenue	$46.38-$62.75	$79.38-$95.75	$87.56	$295.12-$399.28	$209.12-$313.28	$261.20
Last 12 months EBITDA	NM	$32.99	$32.99	$199.10-$269.37	$113.10-$183.37	$148.24
Next 12 months estimated EBITDA	NM	$32.99	$32.99	$151.35-$204.76	$65.35-$118.76	$92.05

Based on the preceding analysis, Pagemill determined that the relative contributions of each company would be as follows:

	Veraz Contribution	Dialogic Contribution
Last 12 months revenue	19%	81%
Next 12 months estimated revenue	25%	75%
Last 12 months EBITDA	19%	81%
Next 12 months estimated EBITDA	27%	73%

Guideline M&A Transactions

This approach involves reviewing recent merger and acquisition transactions involving companies similar to the businesses being valued. Multiples of revenue and/or EBITDA are calculated for these transactions and then applied to the businesses being valued. As with the public company guideline, there are difficulties with the guideline merger and acquisition transaction approach, including that it can be difficult to find merger and acquisition transactions involving companies which are truly comparable to the businesses being valued and the business being valued may not have a meaningful amount of revenue or EBITDA. Pagemill reviewed seven acquisition transactions announced during 2007—2009 involving companies selling telecom equipment or similar hardware and/or software (the “M&A Peers”). These transactions were:

•	Acquisition of Red Swoosh, Inc. by Akamai Technologies Inc., announced on April 12, 2007;

•	Acquisition of Packeteer, Inc. by Blue Coat Systems, Inc., announced on November 14, 2007;

•	Acquisition of Airwave Wireless, Inc. by Aruba Networks, Inc., announced on January 4, 2008;

•	Acquisition of Trapeze Networks, Inc. by Belden, Inc., announced on June 6, 2008;

•	Acquisition of Foundry Networks, Inc. by Brocade Communications Systems, Inc., announced on July 21, 2008;

•	Acquisition of Optical Networking and Carrier Ethernet Business by CIENA Corp., announced on October 7, 2008;

•	Acquisition of Mazu Networks, Inc. by Riverbed Technology, Inc., announced on January 20, 2009; and

•	Acquisition of Convergence, Inc. by Acme Packet, Inc., announced on April 29, 2009.

Pagemill analyzed selected financial information of the targets in these transactions, which is summarized below:

	High	Top Quartile	Mean	Median	Bottom Quartile	Low
Implied Enterprise Value to last 12 months revenue	6.43	2.84	2.59	2.28	1.58	0.57

Veraz has yet to produce sustained EBITDA and the data from only one of the transactions listed above produced any meaningful EBITDA multiple data. Therefore, Pagemill did not perform any EBITDA analysis on Veraz.

Pagemill performed an analysis identical to that performed with respect to the market approach using the comparable public company guideline to determine the revenue and EBITDA multiples for both Dialogic and Veraz, except that the Peer Group was replaced by the M&A Peers. The results of these analyses are summarized below using the same assumptions described above with respect to the market approach using the comparable public company guidelines. It is important to note, however, that none of the M&A Peers had revenue declines in the year leading up to the acquisition.

	Veraz			Dialogic
	Indicated Enterprise Value	Indicated Equity Value Range	Point Estimate	Indicated Enterprise Value	Indicated Equity Value Range	Point Estimate
Last 12 months revenue	$36.28-$49.08	$69.27-$82.08	$75.67	$342.32-$463.14	$256.32-$377.14	$316.73
Last 12 months EBITDA	NM	32.99	32.99	$219.28-$296.67	$133.28-$210.67	$171.98

Income Approach

The income approach is based on the premise that the value of a business is the present value of the future earning capacity that is available for distribution to investors. The income approach involves estimating the discounted cash flow (DCF) for a business by projecting the free cash flows each year, calculating a terminal value, and then discounting these back to a present value at an appropriate rate (taking into account the time value of money and the risk inherent in a business). There are naturally limitations to this approach. It can be difficult to forecast more than a few years into the future with any accuracy, especially for an early stage business without meaningful revenue. It also is difficult to establish a terminal value. Pagemill analyzed terminal value using four different approaches: the standard Gordon Growth approach; a value based on a hypothetical terminal market value using revenue for calculating the terminal value; a value based on a hypothetical terminal market value using EBITDA for calculating the terminal value; and the H Model, which is a modified Gordon Growth approach. Pagemill made certain assumptions in conducting its discounted cash flow analysis, including a 5% discount/premium to the weighted average cost of capital and, with respect to the discounted cash flow analysis using a hypothetical market-based terminal value (either revenue or EBITDA), Pagemill employed similar assumptions to those it employed in the market approach described above, including assuming for the purposes of Veraz a 15% premium/discount to the bottom quartile Peer Group (in the case of revenue as a terminal multiple) and a 15% discount/premium to the bottom quartile in the M&A Peers (in the case of EBITDA as a terminal multiple. Similarly, with respect to Dialogic, Pagemill employed a 15% premium/discount to the mean Peer Group (in the case of revenue as a terminal multiple) and a 15% discount/premium to the median M&A Peer multiple (in the case of EBITDA as a terminal multiple). A summary of all these results is set forth below:

	Veraz			Dialogic
	Indicated Enterprise Value	Indicated Equity Value Range	Point Estimate	Indicated Enterprise Value	Indicated Equity Value Range	Point Estimate
DCF and Gordon Growth	7.04-17.86	40.03-50.85	43.64	$145.39-$278.80	$56.39-$192.80	$103.80
DCF and H Model	8.13-19.95	41.13-52.95	45.10	$170.31-$320.01	$84.31-$234.01	$134.81
DCF with Revenue terminal value	33.25-42.05	66.25-75.04	70.31	$330.83-$369.39	$244.83-$283.39	$263.25
DCF with EBITDA terminal value	36.25-62.16	69.24-95.15	80.95	$276.80-$404.87	$190.80-$318.87	$251.36

Asset Approach

The asset approach is based on the premise that the value of a business is the cost of replacing all of the assets of that business, both tangible and intangible. It involves estimating the cost of reproducing or replacing all property in the business, less depreciation for physical deterioration and functional obsolescence. It is difficult to measure the value of unique technology assets, especially intangible assets such as software code and patents. One technique used under the asset approach, a liquidation valuation, may not be used unless the shareholder interest being valued has the legal power to force liquidation. Pagemill did not consider the asset approach relevant for valuing Veraz or Dialogic because it is generally inappropriate for application to a going concern.

Summary of Valuation Analysis

Using these various approaches yielded implied Veraz contributions of between 21% and 30% of the combined company Taken together, the market approach including both the analysis of comparable public companies and the analysis of selected M&A transactions and income approach utilizing discounted cash flow analysis, yield the following contribution percentages for each of Veraz and Dialogic:

	Indicated Veraz Contribution	Indicated Dialogic Contribution
Market Approach: Comparable public company analysis last 12 months revenues	19%	81%
Market Approach: Comparable public company analysis next 12 months revenues	25%	75%
Market Approach: Comparable public company analysis last 12 months EBITDA	19%	81%
Market Approach: Comparable public company analysis next 12 months EBITDA	27%	73%
Market Approach: M&A Transaction last 12 months revenues	19%	81%
Market Approach: M&A Transaction last 12 months EBITDA	17%	83%
Income Approach: Discounted cash flow with Gordon Growth	30%	70%
Income Approach: Discounted cash flow with H Model	25%	75%
Income Approach: Discounted cash flow with revenue terminal multiple	21%	79%
Income Approach: Discounted cash flow with EBITDA terminal multiple	25%	75%
Mean	22%	78%
Median	22%	78%

Conclusion

On May 8, 2010, Pagemill rendered to the Board its opinion that based on the foregoing analysis, as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described above, the purchase consideration to be received in the Arrangement was fair, from a financial point of view, to Veraz and holders of Veraz’s common stock. In reaching this conclusion, Pagemill did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, nor make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. Instead, Pagemill made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all the analyses. Pagemill believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion. The order in which these analyses are presented above and the results of those analyses should not be taken as any indication of the relative importance or weight given to these analyses by Pagemill.

As described above, Pagemill’s opinion was one of many factors taken into consideration by the Board in making its determination to approve the Acquisition Agreement. The above summary does not purport to be a complete description of the analyses performed by Pagemill in connection with its opinion and is qualified by reference to the written opinion of Pagemill attached to this Proxy Statement as Annex G.

The analyses of Pagemill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations, nor necessarily reflect the price at which companies or securities may actually be sold. No company or transaction used in any analysis for purposes of comparison is directly comparable to either Veraz or Dialogic or the proposed transaction. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Veraz or Dialogic was compared and other factors that could affect the public trading value of the companies.

Pagemill relied upon and assumed the accuracy, completeness and fair presentation of the financial, accounting and other information provided to or reviewed by it, and did not assume responsibility to verify such information independently. Pagemill relied upon the assurances of Veraz’s management, and assumed, with Veraz’s consent, that the information provided to Pagemill was prepared on a reasonable basis in accordance with industry practice, that Veraz’s management is not aware of any information or facts that would make the information provided to it incomplete or misleading and that, with respect to financial forecasts and other forward-looking financial information relating to Veraz reviewed by Pagemill, such information reflects the best currently available estimates and judgments of Veraz’s management and is based on reasonable assumptions. In rendering its opinion, Pagemill assumed that Veraz is not party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the proposed transaction. Pagemill expressed no opinion as to any financial forecasts or other forward-looking financial information of Veraz or the assumptions on which they were based. Pagemill expressed no opinion on any accounting, legal, tax, or financial reporting matters in any jurisdiction and relied, with Veraz’s consent, on the advice of the outside counsel and the independent accountants to Veraz and on the assumptions of Veraz’s management as to all accounting, legal, tax and financial reporting matters with respect to Veraz and the Acquisition Agreement.

In rendering its opinion, Pagemill assumed that the final Acquisition Agreement was, in all material respects, identical to the draft of the Acquisition Agreement reviewed by it, and that the proposed transaction will be consummated pursuant to the terms of the Acquisition Agreement without amendments thereto, without adjustments to the purchase consideration and without waiver by any party of any material conditions or obligations thereunder. Pagemill also assumed that any necessary regulatory approvals and consents required for the Arrangement will be obtained in a manner that will not adversely affect Veraz or materially alter the terms of the Arrangement.

Pagemill did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Veraz and was not furnished with any such appraisals or valuations. The analyses performed by Pagemill in connection with its opinion were going concern analyses. Pagemill did not express any opinion regarding the solvency or liquidation value of any entity.

The opinion was based on information available to Pagemill and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. Pagemill did not express any opinion as to the price at which shares of common stock of Veraz have traded or may trade following announcement of the proposed transaction. Pagemill did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

Pagemill’s opinion addresses solely the fairness, from a financial point of view, to Veraz and the holders of Veraz’s common stock of the purchase consideration as of the date thereof and does not address any other terms or agreements relating to the Arrangement. Pagemill was not requested to opine as to, and its opinion does not, address the basic business decision to proceed with or effect the proposed transaction, or the merits of the Arrangement relative to any alternative transaction or business strategy that may be available to Veraz. Pagemill’s opinion is not intended to confer rights and remedies upon Dialogic, any stockholders of Veraz or any shareholders of Dialogic, or any other person.

Pagemill is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for audit, tax, corporate and other purposes. Pagemill may seek to be engaged by Veraz, Dialogic or Dialogic’s or Veraz’s affiliates in the future.

The Board retained Pagemill because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the proposed transaction. Pagemill was retained by means of an engagement letter dated July 13, 2009 to provide a fairness opinion in connection with the Arrangement and received an opinion fee of $150,000, none of which is contingent upon consummation of the Arrangement. Veraz also agreed to reimburse Pagemill for its reasonable out-of-pocket expenses and to indemnify Pagemill against certain liabilities relating to or arising out of services performed by Pagemill in rendering its opinion to the Board.

Consequences under Securities Laws; Replacement Options and Veraz Common Stock

United States

The issuance of Veraz common stock to Dialogic shareholders will not be registered under the Securities Act. Such shares will instead be issued in reliance upon the exemption provided by Section 3(a)(10) of the Securities Act. Section 3(a)(10) exempts securities issued in exchange for one or more outstanding securities from the registration requirement under the Securities Act where the terms and conditions of the issuance and exchange of such securities have been approved by a court, after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all persons to whom such securities will be issued have the right to appear. The Supreme Court of British Columbia is authorized to conduct a hearing to determine the fairness of the terms and conditions of the Arrangement, including the proposed issuance of Veraz common stock in exchange for Dialogic’s other outstanding securities.

Dialogic has obtained an interim order from the Supreme Court of British Columbia providing for the calling and holding of a special meeting of shareholders of Dialogic and other procedural matters. Subject to the approval of the plan of arrangement by the shareholders of Dialogic, the Supreme Court of British Columbia will conduct a hearing to determine the fairness of the Arrangement including the proposed issuance of Veraz common stock in exchange for Dialogic’s outstanding securities. For more details, see the section entitled “The Arrangement Proposal—Approvals and Regulatory Matters.”

The Veraz common stock received in exchange for Dialogic preferred and common shares pursuant to the Arrangement will be “restricted stock” transferable under United States federal securities laws in accordance with Rule 144, except for Veraz common stock or replacement options held by persons who are deemed to be “affiliates” (as such term is defined under the Securities Act) of Dialogic or Veraz at the time of the transaction or by persons who become affiliates of Veraz after the transaction which may be resold by them only in transactions permitted by the resale provisions of Rule 145(d)(1), (2), or (3) promulgated under the Securities Act or as otherwise permitted under the Securities Act; provided, however, that the resale provisions of Rule 145(d)(2) or (3) would not be available to persons who are affiliates of Veraz after the transaction. Rule 145(d) provides a safe harbor for resales of securities received by certain persons in transactions such as the Arrangement. Rule 145(d)(1) generally provides that such “affiliates” of Dialogic or Veraz may sell securities of Veraz received in the Arrangement if such sale is effected pursuant to the volume, current public information and manner of sale limitations of Rule 144 promulgated under the Securities Act. These limitations generally require that there be available adequate current public information with respect to Veraz, that any sales made by such an affiliate in any three month period shall not exceed the greater of 1% of the outstanding shares of the securities being sold or the average weekly trading volume over the four calendar weeks preceding the placement of the sell order and that such sales be made in unsolicited “brokers transactions,” or in transactions directly with a “market maker” (as such term is defined under the Exchange Act). Rule 145(d)(2) generally provides that non-affiliates of Veraz may sell securities of Veraz received in the Arrangement after a period of six months has elapsed since the transaction, provided that certain public information continues to be available with respect to Veraz. Rule 145(d)(3) generally provides that non-affiliates of Veraz may sell securities of Veraz received in the

Arrangement after a period of one year has elapsed since the transaction, provided that such persons have not been affiliates of Veraz during the three months preceding the resale. Persons who may be deemed to be affiliates of an issuer generally include individuals or entities that control, are controlled by, or are under common control with, such issuer and may include certain officers and directors of such issuer as well as principal shareholders of such issuer.

Veraz has granted certain registration rights to shareholders of Dialogic in connection with the Arrangement pursuant to a registration rights agreement between Veraz and Dialogic shareholders. Veraz might be required to file a registration statement on Form S-1 or Form S-3 to register the Veraz stock issued in the Arrangement on the exchange of Dialogic preferred and common stock. In addition, Veraz intends to file a registration statement on Form S-8 to register Dialogic replacement options which will be issued by Veraz pursuant to the Acquisition Agreement.

Canada

Pursuant to applicable Canadian securities legislation, the issuance of Veraz common stock pursuant to the plan of arrangement is exempt from prospectus registration requirements.

Anticipated Accounting Treatment

The Arrangement will be accounted as a reverse acquisition, pursuant to the acquisition method of accounting, in accordance with GAAP.

The determination of Dialogic as the accounting acquirer was made based on consideration of all quantitative and qualitative factors of the Arrangement, including significant consideration given to the following upon consummation of the transaction that (i), based on the number of Dialogic shares currently outstanding, former Dialogic shareholders will control approximately 70% of the voting interests in Veraz, (ii) pursuant to the Acquisition Agreement, the initial directors on the combined company’s nine member board of directors will consist of three nominated by Veraz and six nominated by Dialogic, (iii) certain of Dialogic’s management will continue in some of the officer and senior management positions of the combined company and, accordingly, will have day-to-day authority to carry out the business plan after the transaction and (iv) Dialogic’s employees will continue on with no expected disruption as employees of the combined company.

In a reverse acquisition, for legal purposes, Dialogic is the acquiree, but for accounting purposes, Dialogic is the acquirer of Veraz. Consolidated financial statements prepared following the closing of the reverse acquisition will be issued in the name of Dialogic, the proposed combined company name, but will be described in the notes as a continuation of the financial statements of Dialogic, with one adjustment: the legal capital will be retroactively adjusted to reflect the legal capital of Veraz. As the consolidated financial statements represent the continuation of the financial statements of Dialogic, except for the capital structure, consolidated financial statements after the closing of the reverse acquisition will reflect:

•	The assets and liabilities of Dialogic recognized and measured at their pre-combination carrying amounts;

•	The assets and liabilities of Veraz recognized and measured at fair value at the closing date in accordance with ASC 805;

•	The retained earnings and other equity balances of Dialogic before the business combination; and

•

Reported results of operations after completion of the transaction will reflect those of Dialogic, to which the operations of Veraz will be added from the date of the completion of the transaction. The operating results will reflect purchase accounting adjustments.

Additionally, historical financial condition and results of operations shown for comparative purposes in periodic filings subsequent to the completion of the transaction will reflect those of Dialogic.

Approvals and Regulatory Matters

In addition to the approval of Veraz’s stockholders, the consummation of the Arrangement and the other transactions contemplated by the Acquisition Agreement are subject to various regulatory requirements and approvals, including the expiration of the waiting period under the HSR Act, the approval of the plan of arrangement by the Supreme Court of British Columbia, and the approval by the shareholders of Dialogic by way of unanimous written consent or by 66 2/3% of the votes cast on the Arrangement resolutions by (i) all of the Dialogic shareholders, (ii) the holders of Dialogic common shares and (iii) the holders of each class of Dialogic preferred shares. Votes, in each case, must be cast by holders present in person or by proxy at the Dialogic special meeting, voting as a single class. Veraz and Dialogic have received notification of the early termination of the waiting period under the HSR Act. Dialogic is in the process of seeking an order of the Supreme Court of British Columbia in respect of the calling and conduct of a meeting of the shareholders of Dialogic. Following the approval of the shareholders of Dialogic of the Arrangement, Dialogic will seek an order of the Supreme Court of British Columbia approving the Arrangement.

Dialogic Shareholder Approval

The plan of arrangement will require the approval of the shareholders of Dialogic by way of unanimous written consent or by 66 2/3% of the votes cast on the Arrangement resolutions in favor of the plan of arrangement by (i) all of the Dialogic shareholders, (ii) the holders of Dialogic common shares and (iii) the holders of each class of Dialogic preferred shares, in each case present in person or by proxy at the Dialogic special meeting.

Approval by Supreme Court of British Columbia

The plan of arrangement requires the approval of the Supreme Court of British Columbia. Dialogic has obtained an interim order of the Supreme Court of British Columbia providing for the calling and holding of a special meeting of its shareholders and other procedural matters. The interim order provides that the requisite approval for the special resolution approving the Arrangement by way of unanimous written consent or by 66 2/3% of the votes cast on the Arrangement resolutions in favor of the plan of arrangement by (i) all of the Dialogic shareholders, (ii) the holders of Dialogic common shares and (iii) the holders of each class of Dialogic preferred shares, in each case present in person or by proxy at the Dialogic special meeting. If the plan of arrangement is approved by Dialogic’s shareholders, Dialogic will seek a final order of the Supreme Court of British Columbia approving the plan of arrangement. Any Dialogic shareholder who wishes to present evidence or arguments at the hearing will be able to file and deliver an appearance and any affidavits on which it relies, in accordance with the rules of the Supreme Court of British Columbia and the provisions of the interim order issued by the Supreme Court of British Columbia. The Supreme Court of British Columbia will consider, among other things, the fairness and reasonableness of the Arrangement. The Supreme Court of British Columbia may approve the Arrangement unconditionally or subject to compliance with any conditions the Supreme Court of British Columbia deems appropriate.

The Supreme Court of British Columbia has broad discretion under the BCBCA when issuing orders relating to the Arrangement. The Supreme Court of British Columbia may approve the Arrangement as proposed unconditionally or as amended in any manner the Supreme Court of British Columbia directs or subject to compliance with any conditions the Supreme Court of British Columbia deems appropriate. Under British Columbia law, for the Supreme Court of British Columbia to grant the final order, the Supreme Court of British Columbia must consider and conclude, among other things, that the Arrangement is fair and reasonable to all affected persons. Pursuant to the plan of arrangement, no material amendment to the Arrangement will be made without obtaining further Dialogic shareholder approval.

THE ACQUISITION AGREEMENT AND PLAN OF ARRANGEMENT

The discussion in this proxy statement of the Arrangement and the principal terms of the Acquisition Agreement, dated as of May 12, 2010 between Veraz and Dialogic is qualified in its entirety by reference to the full text of the Acquisition Agreement attached hereto as Annex A which is incorporated by reference herein. The Acquisition Agreement contains representations and warranties of Dialogic and Veraz made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Dialogic and Veraz and are subject to qualifications and limitations agreed to by Dialogic and Veraz in connection with negotiating its terms and pursuant to confidential schedules delivered by the parties. While we do not believe that such confidential schedules contain information securities laws require us to publicly disclose other than information that has already been so disclosed, such confidential schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Acquisition Agreement. Moreover, some of those representations and warranties may be subject to a contractual standard of materiality different from those generally applicable pursuant to securities laws or may have been used for the purpose of allocating risk among Dialogic and Veraz rather than establishing matters as facts.

General; Structure of Arrangement

On May 12, 2010, Veraz and Dialogic entered into the Acquisition Agreement, whereby Veraz has agreed to acquire all the outstanding Dialogic shares in exchange for shares of Veraz common stock. In addition, as part of the Arrangement, which is discussed in greater detail below, all outstanding options to purchase Dialogic common shares will be exchanged for options to purchase Veraz common stock. If the Arrangement is consummated, Dialogic will become a wholly-owned subsidiary of Veraz and Veraz will change its name to “Dialogic Inc.”

The Arrangement is expected to be consummated during the second half of 2010. The consummation of the Arrangement is subject to the approval of the Arrangement Proposal by Veraz’s stockholders and Dialogic’s shareholders, approval of, and compliance with, orders of the British Columbia Supreme Court pursuant to the BCBCA and the satisfaction of certain other conditions, as discussed in greater detail in the section entitled “The Acquisition Agreement—Conditions to Consummation of the Arrangement.”

Plan of Arrangement

The Arrangement will be consummated pursuant to a plan of arrangement, which is attached to this proxy statement as Annex B. The plan of arrangement will govern the transfer of Dialogic shares to Veraz for and in consideration of the issuance to the shareholders of Dialogic of shares of Veraz common stock. It also governs the exchange of Dialogic options for options of Veraz.

Arrangement Consideration

Upon the consummation of the Arrangement, all outstanding Dialogic common shares and preferred shares will be transferred to Veraz and the former shareholders of Dialogic will thereupon have the right to receive an aggregate of 110,580,900 shares of Veraz common stock, which will be allocated to the holders of such shares in accordance with formulas set out in the plan of arrangement.

Based on the number of shares of Veraz common stock and Dialogic common shares and preferred shares outstanding as of the date of this proxy statement, 110,580,900 shares of Veraz common stock, representing approximately 70% of the combined company’s voting interests, will be issued to Dialogic shareholders in connection with the Arrangement. Those 110,580,900 shares have an aggregate market value, calculated based on the closing price of Veraz’s common stock on May 11, 2010, the date prior to the public announcement of the proposed Arrangement, of $110.5 million. The aggregate market value of the consideration to be received by the Dialogic shareholders upon consummation of the Arrangement is subject to fluctuation based on the trading price of Veraz’s common stock.

Consummation of the Arrangement

Unless otherwise agreed to by Veraz and Dialogic, the Arrangement will be consummated on the fifth business day after the satisfaction or waiver of the conditions described below under “The Acquisition Agreement and Plan of Arrangement—Conditions to Closing the Arrangement.”

Headquarters

Effective upon consummation of the Arrangement, the corporate headquarters and principal executive offices of Veraz will be at 926 Rock Avenue, San Jose, CA 95131.

Directors and Executive Officers Following the Arrangement

The Board is required to take all action necessary such that upon the effective time of the Arrangement, the Board will be comprised of Messrs. Corey, Sabella and West, current members of the Board, and Messrs. Ben-Gacem, Guira, Jensen, Joannou, Konnerup, and Vig, current members of the Dialogic board of directors.

Audit, compensation and nominating committees will also be established upon the consummation of the Arrangement, each of which will be composed of independent directors. Mr. Corey shall initially chair the audit committee. Mr. Joannou shall initially chair the compensation committee. Mr. Guira shall initially chair the nominating and corporate governance committee. See the section entitled “Directors and Executive Officers of Veraz following the Arrangement” for a discussion of the directors and the committees of the Board.

ACQUISITION AGREEMENT

The following section describes the material terms of the Acquisition Agreement. This description of the Acquisition Agreement is qualified in its entirety by reference to the full text of the Acquisition Agreement which is attached as Annex A to this proxy statement and is incorporated herein by reference. The Acquisition Agreement has been included to provide you with information regarding its terms. We encourage you to read the entire Acquisition Agreement. The Acquisition Agreement is not intended to provide any other factual information about Veraz or Dialogic. Such information can be found elsewhere in this proxy statement and in the other public filings Veraz makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The Arrangement

The plan of arrangement contemplated by the Acquisition Agreement provides that Veraz and Dialogic will effect a statutory Arrangement under the provisions of section 288 of the British Columbia Business Corporations Act to effect the acquisition by Veraz of all of the outstanding common shares and preferred shares of Dialogic. In exchange for such shares, Veraz will issue to the Dialogic shareholders 110,580,900 shares of Veraz common stock. Upon the consummation of the Arrangement, Dialogic will become a wholly-owned subsidiary of Veraz.

Consummation of the Arrangement

The Acquisition Agreement requires the parties to complete the Arrangement after all of the conditions to the consummation of the Arrangement contained in the Acquisition Agreement are satisfied or waived, including the adoption of the Acquisition Agreement and approval of the Arrangement by the shareholders of Dialogic, and the approval of the issuance of shares of Veraz common stock in the Arrangement by the stockholders of Veraz. The Arrangement must be approved by way of unanimous written consent or by 66 2/3% of the votes cast on the Arrangement resolutions by (i) all of the Dialogic shareholders, (ii) the holders of Dialogic common shares and (iii) the holders of each class of Dialogic preferred shares, in each case present in person or by proxy at the Dialogic special meeting. Because the consummation of the Arrangement is subject to the receipt of governmental and regulatory approvals and the satisfaction of other conditions, the exact timing of the consummation of the Arrangement cannot be predicted.

Manner and Basis of Transferring Shares

Upon the consummation of the Arrangement, all outstanding common shares and preferred shares of Dialogic will be converted into the right to receive an aggregate of 110,580,900 shares of Veraz common stock, which will be allocated to the holders of such shares in accordance with formulas set out in the plan of arrangement.

No fractional shares of Veraz common stock will be issued in the Arrangement, and no certificates or scrip for any such fractional shares shall be issued. Instead, any Dialogic shareholder who would otherwise be entitled to receive a fraction of a share of Veraz common stock (after aggregating all fractional shares of Veraz common stock issuable to such shareholder) will, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Veraz common stock on the Nasdaq Global Market on the last trading day prior to the closing date.

The Acquisition Agreement provides that at or as soon as practicable following the closing, Veraz will deliver to each Dialogic shareholder a certificate representing the number of shares of Veraz common stock issuable to such shareholder. No later than two business days prior to the closing date, each Dialogic shareholder will deliver to Veraz written instructions regarding (i) the person in whose name the shares of Veraz common stock issuable to such shareholder will be registered and (ii) the person to whom the certificate(s) representing such shares of Veraz common stock shall be delivered at the closing, and Veraz will issue and deliver the certificates representing the shares of Veraz common stock in accordance with those instructions.

Upon the transfer of all Dialogic shares to Veraz, each Dialogic shareholder will cease to be the holder of such shares and such holder’s name will be removed from the applicable Dialogic securities register. Legal and beneficial title to such shares will vest in Veraz and Veraz will be and be deemed to be the transferee and legal and beneficial owner of such shares and will be entered in the applicable Dialogic securities register as the sole shareholder.

In the event of a transfer of ownership of Dialogic shares that was not registered in the Dialogic securities register, a certificate representing the proper number of shares of Veraz common stock may be issued to the transferee if the certificate representing such Dialogic shares is presented to Dialogic, accompanied by all documents required to evidence and effect such transfer. Until surrendered, each certificate which immediately prior to or upon the closing represented one or more Dialogic shares that, under the Arrangement, were transferred or were deemed to be transferred for shares of Veraz common stock, will be deemed at all times at and after such closing represent only the right to receive upon such surrender a certificate representing that number of shares of Veraz common stock which such holder has the right to receive as contemplated by the Acquisition Agreement.

Representations and Warranties

The Acquisition Agreement contains customary representations and warranties that Veraz and Dialogic made to, and solely for the benefit of, each other. None of the representations and warranties in the Acquisition Agreement will survive the consummation of the Arrangement. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that Veraz and Dialogic have exchanged in connection with signing the Acquisition Agreement. While Veraz and Dialogic do not believe that these disclosure schedules contain information securities laws require the parties to publicly disclose other than information that has already been so disclosed, they do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Acquisition Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the Acquisition Agreement and are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in the companies’ general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Acquisition Agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures.

Covenants; Conduct of Business Prior to the Arrangement

Affirmative Covenants. Each of Veraz and Dialogic has agreed that, before the closing, it will, and in certain cases, it will cause its representatives or subsidiaries to, take the following actions, among others:

•

provide the other party and its representatives with (a) reasonable access during normal business hours to the representatives, offices, personnel, properties and assets of such party and its subsidiaries and to all existing books, records, tax returns, work papers and other documents and information relating to such party and its subsidiaries and (b) such copies of the existing books, records, tax returns, work papers and other documents and information relating to such party and its subsidiaries as the other party may reasonably request;

•

carry on its respective business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable legal requirements, pay its debts and taxes when due and pay or perform all material obligations when due;

•

use reasonable best efforts, consistent with past practices and policies, to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and other parties with which it has significant business dealings;

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use commercially reasonable efforts to provide as promptly as practicable any information that is required to effectuate any antitrust or regulatory filings or applications, and except where prohibited by applicable legal requirements, use commercially reasonable efforts to: (i) consult with and consider the views of the other party regarding material positions being taken in material filings to be made under antitrust laws in connection with the Arrangement; (ii) provide the other (and its counsel) as promptly as practicable with copies of all material filings and material written submissions made by such party with any governmental body under any antitrust law in connection with the Arrangement;

•

use commercially reasonable efforts to file, as soon as practicable after the date of the Acquisition Agreement, all notices, reports and other documents required to be filed by such party with any governmental body with respect to the Arrangement and the other transactions contemplated by the Acquisition Agreement, including preparing and filing the notifications required under the HSR Act and under any other applicable antitrust laws, and use commercially reasonable efforts to respond as promptly as practicable to: (i) any inquiries or requests (including any “second request”) received from the Federal Trade Commission or the U.S. Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other governmental body in connection with antitrust or related matters;

•

co-operate with each other, and permit each other to provide comments to the extent reasonably practicable, in the preparation of any application for the governmental authorizations and any other orders, registrations, consents, filings, rulings, exemptions, no-action letters and approvals and the preparation of any documents reasonably deemed by either of the parties to be necessary to discharge its respective obligations or otherwise advisable under applicable legal requirements in connection with the Arrangement and the Acquisition Agreement as promptly as practicable; and

•

use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Arrangement and make effective the other transactions contemplated by the Acquisition Agreement.

However, Veraz will have no obligation: (i) to sell, divest, or dispose of or agree to sell, divest, or dispose of (or cause any of its subsidiaries or Dialogic or any of its subsidiaries to sell, divest, or dispose of or agree to sell, divest, or dispose of) any of its respective material businesses, product lines, properties or assets, or to take or agree to take any other action or agree to any material limitation or restriction on any of its respective businesses, product lines, properties or assets and (ii) to license or otherwise make available to any person, any material intellectual property, or to commit to cause Dialogic or any of its subsidiaries to license or otherwise make available to any person any material intellectual property.

Additional Affirmative Covenants of Veraz. In addition, Veraz has agreed to cooperate with Dialogic in taking any actions necessary to restructure Dialogic’s indebtedness substantially as set forth in a commitment letter delivered by Special Value Opportunities Fund, LLC, Special Value Expansion Fund, LLC and Tennenbaum Opportunities Partners V, LP to Veraz and Dialogic (the “Commitment Letter”). Veraz is also obligated to use its commercially reasonable efforts to contest any legal proceeding relating to the Arrangement or any of the other transactions contemplated by the Acquisition Agreement. In addition, Veraz is obligated to prepare and submit to Nasdaq a notification form for the listing of the shares of Veraz common stock to be issued in the Arrangement and use its reasonable best efforts to cause such shares to be approved for listing (subject to notice of issuance), and use its reasonable best efforts to cause such listing application to be approved promptly following the closing.

Negative Covenants. Each of Veraz and Dialogic have agreed that, except with the prior written consent of the other party, which consent may not be unreasonably withheld, delayed or conditioned, and except in connection with the restructuring of Dialogic’s debt, at all times before the closing, it will not, and will permit any of its subsidiaries to:

•	propose to adopt any amendments to or amend its certificate of incorporation or bylaws or comparable organizational documents;

•

authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity based (whether payable in cash, securities or other property or any combination of the foregoing) commitments, subscriptions, rights to purchase or otherwise) any of its securities or any securities of any of its subsidiaries, except for (A) the issuance and sale of shares of common stock pursuant to stock options or restricted stock units outstanding prior to the date of the Acquisition Agreement, (B) grants of purchase rights under an employee stock purchase or other similar plan, and (C) grants to newly hired employees or refresh grants to current employees of restricted stock units covering or stock options to purchase common stock granted in the ordinary course of business consistent with past practice, in the case of stock options, with a per share exercise price that is no less than the then-current market price of a share of common stock;

•

amend the terms of any of its securities or any securities (including options, warrants and similar rights) of any of its subsidiaries; provided, however, that Veraz and Dialogic may dissolve and/or merge into any of its respective subsidiaries certain other subsidiaries that are not material to it and its subsidiaries, taken as a whole;

•

incur or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of other parties, other than contractual obligations of subsidiaries in the ordinary course of business, or create an encumbrance over any of its assets, other than the issuance of performance bonds in the ordinary course of business consistent with past practice;

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declare, set aside or pay any dividend or other distribution of property in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution of property in respect of the shares of capital stock or effect or commit to any stock repurchase of its capital stock;

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propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it or any of its subsidiaries (other than the transactions contemplated by the Acquisition Agreement); provided, however, that Veraz and Dialogic may dissolve and/or merge into any of its respective subsidiaries certain other subsidiaries that are not material to it and its subsidiaries, taken as a whole;

•	forgive any loans of any party, including its employees, officers or directors or any employees, officers or directors of any of its subsidiaries, or any of its affiliates;

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(A) increase the compensation payable or to become payable to its officers, employees (other than in the ordinary course of business) or consultants (other than in the ordinary course of business), or (B) grant any severance or termination pay to, or enter into any severance agreement with any director, officer, consultant or other employee, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer, consultant or employee, other than with respect to the hiring and termination of employees in the ordinary course of business consistent with past practice, except the parties may make any amendments to existing employee benefit plans to the extent necessary to maintain their compliance with applicable legal requirements (including any amendments necessary or desirable to comply with Section 409A of the Internal Revenue Code of 1986 so as to avoid the imposition of additional tax with respect thereto) and the parties may make grants of equity awards as provided above;

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acquire, sell, lease, license or dispose of any property or assets in any single transaction or series of related transactions, except for (i) transactions pursuant to existing contracts, or (ii) transactions in the ordinary course of business consistent with past practice;

•	except as may be required by applicable legal requirements or GAAP, make any change in any of the accounting principles or practices used by it or its subsidiaries;

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make or change any material tax election, adopt or change any tax accounting method, settle or compromise any material tax liability, or consent to the extension or waiver of the limitations period applicable to a material tax claim or assessment;

•	enter into or amend any material contract, except in the ordinary course of business consistent with past practice;

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sell, assign, transfer, license or sublicense, pledge or otherwise encumber any intellectual property (other than non-exclusive licenses or other similar contracts in the ordinary course of business consistent with past practice);

•	acquire (by merger, consolidation or acquisition of stock or assets) any other person, any equity interest of any person or substantially all of the assets of any person;

•	mortgage, pledge or subject to encumbrance, any of its assets or properties;

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authorize, incur or commit to incur any new capital expenditure(s) which in the aggregate exceed $300,000 per quarter; provided, however, that the foregoing shall not limit any maintenance capital expenditures or capital expenditures required pursuant to existing contracts;

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settle or compromise any pending or threatened legal proceeding in a manner which would require either Dialogic or Veraz and its respective subsidiaries, as applicable, to make an adverse admission, or pay, discharge or satisfy or agree to pay, discharge or satisfy any amount greater than $250,000 in damages;

•	initiate any material legal proceeding;

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except as required by applicable legal requirements or GAAP, revalue in any material respect any of its properties or assets, including writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; or

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enter into a contract to do any of the foregoing or knowingly take any action which is reasonably expected to result in any of the conditions to the consummation of the transactions contemplated by the Acquisition Agreement not being satisfied, or knowingly take any action which would make any of its representations or warranties set forth in the Acquisition Agreement untrue or incorrect in any material respect, or that would materially impair its ability to consummate the transactions contemplated by the Acquisition Agreement in accordance with the terms thereof or materially delay such consummation.

Arrangement Resolutions. Under the Acquisition Agreement, Dialogic is obligated to effect the Arrangement by, among other things, taking the following actions:

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as soon as reasonably practicable after the date of execution of the Acquisition Agreement and in any event not later than 60 days thereafter apply, in a manner reasonably acceptable to Veraz, to the Supreme Court of British Columbia pursuant to Section 291 of the British Columbia Business Corporations Act for an interim order of the Supreme Court of British Columbia, providing for, among other things, the calling and holding of a special meeting of Dialogic shareholders for the purpose of considering and, if deemed advisable, approving the resolutions of the holders of Dialogic’s common shares, each class of preferred shares, and common and preferred shares (voting together) to approve the Arrangement;

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in accordance with the interim order, as soon as reasonably practicable, convene and hold the special meeting or, alternatively, obtain a special resolution consented to in writing by all of the Dialogic shareholders, for the purposes of approving such Arrangement resolutions;

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if the Arrangement resolutions are to be approved at the Dialogic special meeting, use commercially reasonable efforts to solicit from Dialogic’s shareholders proxies in favor of the approval of the Arrangement resolutions, in a manner consistent with past practice;

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in addition to the approval of the Arrangement resolutions, use all reasonable commercial efforts to obtain such other approvals, if any, as are required by the interim order and proceed with and diligently pursue the application to the Supreme Court of British Columbia for a final order of the Supreme Court of British Columbia approving the Arrangement; and

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subject to obtaining such final order, and only if required pursuant to the BCBCA, file a certified copy of the final order, articles of arrangement and such other documentation as may be required for acceptance and endorsement by the Registrar of Companies appointed under Section 400 of the British Columbia Business Corporations Act to give effect to the Arrangement pursuant to Section 292 of the BCBCA.

Further, the application referred to above will:

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provide that the Arrangement resolutions may be approved by way of unanimous written consent or, if the Arrangement resolutions cannot be, or are not to be, approved by way of written consent, provide for the class of persons to whom notice is to be provided in respect of the Arrangement and for the Dialogic special meeting and for the manner in which such notice is to be provided;

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provide that the only requisite approval for the Arrangement resolutions shall be either approval by way of unanimous written consent or by 66 2/3% of the votes cast on the Arrangement resolutions by (i) all of the Dialogic shareholders, (ii) the holders of Dialogic common shares and (iii) the holders of each class of Dialogic preferred shares, in each case present in person or by proxy at the Dialogic special meeting, each common and preferred share entitling the holder thereof to one vote on the Arrangement resolutions;

•	provide that the terms, restrictions and conditions of Dialogic’s constating documents, including quorum requirements and all other matters, shall apply in respect of the Dialogic special meeting;

•	provide for the notice requirements with respect to the presentation of the application to the Supreme Court of British Columbia for a final order;

•	provide that the Dialogic special meeting may be adjourned or postponed from time to time by Dialogic without the need for additional approval of the Supreme Court of British Columbia; and

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provide that the record date for Dialogic shareholders, including the holders of preferred shares, entitled to notice of, and to vote at, the Dialogic special meeting will not change in respect of any adjournment of the Dialogic special meeting.

The Acquisition Agreement provides that if Dialogic proposes to call a special meeting, Dialogic will prepare a statement (the “Arrangement Meeting Statement”) explaining the proposed Arrangement in accordance with the requirements of the BCBCA. Veraz will cooperate with Dialogic in the preparation of the Arrangement Meeting Statement and each of Veraz and Dialogic acknowledge that they will mutually agree on any comments or any revisions made to such Arrangement Meeting Statement prior to its mailing to Dialogic shareholders in accordance with the interim order and applicable legal requirements. Dialogic will ensure that the Arrangement Meeting Statement complies, and Veraz will ensure that information supplied by it for inclusion in the Arrangement Meeting Statement will comply, with the interim order and all applicable legal requirements.

Proxy Statement and Special Meeting. Under the Acquisition Agreement, Veraz is required to seek approval of the issuance of shares of Veraz common stock in the Arrangement by the stockholders of Veraz.

The Acquisition Agreement provides that Veraz will prepare the proxy statement and cause it to be filed with the SEC. Veraz will use commercially reasonable efforts: (i) to cause the proxy statement to comply with the applicable rules and regulations promulgated by the SEC; and (ii) to promptly notify Dialogic of, cooperate with Dialogic with respect to, and respond promptly to any comments of the SEC or its staff. Veraz will notify Dialogic promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officers for amendments or supplements to the proxy statement or for additional information and will supply Dialogic with copies of all correspondence between Veraz or any of its representatives, on the one hand, and the SEC, or its staff or other governmental officials, on the other hand, with respect to the proxy statement. Veraz will permit Dialogic to participate in the preparation of the proxy statement and any exhibits, amendment or supplement thereto and will consult with Dialogic and its advisors concerning any comments from the SEC with respect thereto and will not file the proxy statement or any exhibits, amendments or supplements thereto or any response letters to any comments from the SEC without the prior consent of Dialogic, such consent not to be unreasonably withheld, conditioned or delayed. Veraz will cause the proxy statement to be mailed to Veraz’s stockholders promptly following the earliest of (A) notification from the SEC that the SEC will not review the proxy statement, (B) expiration of the ten calendar day period provided by Rule 14a-6 under the Exchange Act if on or prior to such expiration the SEC has not provided comments with respect to the proxy statement or indicated that it intends to provide such comments and (C) resolution of any SEC comments with respect to the proxy statement. Each of Veraz and Dialogic will promptly furnish to the other all information concerning such party and its subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this paragraph. If either Veraz or Dialogic becomes aware of any information that should be disclosed in the proxy statement, then such party: (1) will promptly inform the other party thereof; and (2) will provide the other party (and its counsel) with a reasonable opportunity to review and comment on the proxy statement prior to it being filed with the SEC.

The Acquisition Agreement also provides that Veraz will comply with, and Dialogic will promptly provide Veraz with such information concerning Dialogic in the form and as required or reasonably requested by Veraz concerning Dialogic in the proxy statement to comply with, all applicable provisions of and rules under the Exchange Act and other applicable federal securities laws and all applicable provisions of the DGCL in the preparation, filing and distribution of the proxy statement, the solicitation of proxies thereunder, and the calling and holding of the special meeting. Veraz will ensure that the proxy statement does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, provided that Veraz will not be responsible for the accuracy or completeness of any information furnished by Dialogic to Veraz for inclusion in the proxy statement. Dialogic will review the proxy statement and will ensure that the information relating to Dialogic contained in the proxy statement does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

The Acquisition Agreement further provides that Veraz will take all action necessary to duly call, give notice of, convene and hold the special meeting as soon as practicable following the filing of the proxy statement with the SEC and the completion of the SEC’s review of the proxy statement, and Veraz is obligated not to adjourn or postpone the special meeting if there are sufficient shares of Veraz common stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting. Veraz’s obligation to call, give notice of, convene and hold the special meeting is not limited or otherwise affected by the commencement, disclosure, announcement or submission of any superior proposal or other acquisition proposal, or by any adverse recommendation change unless the Acquisition Agreement has been terminated (as described below). Veraz will ensure that all proxies solicited in connection with the special meeting are solicited in compliance with all applicable legal requirements.

Dialogic Stock Options and Warrant

Stock Options. The Acquisition Agreement provides that upon the transfer of all Dialogic shares to Veraz, each Dialogic stock option that is then outstanding and unexercised will be cancelled in accordance with the terms of the applicable Dialogic stock option plan and, in exchange for such cancellation, the holder of such stock option will receive an option to purchase shares of Veraz common stock with substantially the same terms and conditions as were in effect immediately prior to the closing (including any repurchase rights or vesting provisions, if applicable). Each such option to purchase shares of Veraz common stock will be exercisable (or will become exercisable in accordance with its terms) solely for a number of whole shares of Veraz common stock equal to the product of (1) the number of Dialogic common shares that would be issuable upon exercise of the Dialogic stock option immediately prior to the closing multiplied by (2) 0.9 (the “Option Exchange Ratio”), rounded down to the nearest whole number of shares of Veraz common stock, and the per share exercise price for the shares of Veraz common stock issuable upon exercise of such Dialogic stock option will be equal to the quotient equal to (1) the per share exercise price for such Dialogic stock option immediately prior to the closing divided by (2) 0.9, rounded up to the nearest whole cent. Each Dialogic stock option will be vested immediately following the closing as to the same percentage of the total number of shares subject thereto as it was vested immediately prior to the closing, except to the extent such Dialogic stock option (either by its terms or by the terms of another contract) provides for acceleration of vesting. Also, each Dialogic stock option will, in accordance with its terms, be subject to further adjustment to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction subsequent to the closing.

Prior to the closing, Dialogic will provide notice to each holder of outstanding Dialogic stock options describing the treatment of such Dialogic stock options. As soon as reasonably practicable (and in no event later than five business days) following the closing, Veraz will issue to each holder of a Dialogic stock option a document evidencing the issuance to such holder, in exchange for the cancelled Dialogic stock option, of a Veraz stock option.

Veraz has agreed to file with the SEC no later than 10 business days after the closing a registration statement on Form S-8 relating to shares of Veraz common stock issuable pursuant to the Veraz stock options and will use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Veraz stock options remain outstanding. Veraz will also use reasonable best efforts to cause shares of Veraz common stock, when issued upon exercise of Veraz stock options, to be approved for quotation on the Nasdaq Global Market.

Warrant. The Acquisition Agreement provides that upon the transfer of all Dialogic shares to Veraz, that certain warrant to purchase Dialogic common shares dated as of October 5, 2007 issued by Dialogic will be terminated.

Composition of the Veraz Board of Directors

Prior to the special meeting, Veraz is obligated to take all necessary corporate action such that immediately after the closing the Board and the composition of the committees of the Board will be composed of the persons agreed upon by Dialogic and Veraz prior to the closing date. Veraz and Dialogic have agreed that promptly after the closing the senior officers of Veraz and each of its subsidiaries, including Dialogic, will be those persons agreed upon by Dialogic and Veraz prior to the closing date. If Dialogic and Veraz fail to agree upon the composition of the Board before the closing date, Dialogic will have the right to nominate six (6) directors for election and Veraz will have the right to nominate three (3) directors and those nine (9) directors will determine the senior officers of Veraz and its subsidiaries and will establish the composition of Veraz’s Board committees.

Veraz stockholders are not entitled to elect directors in connection with the Arrangement, and are not being asked to vote for the election of any directors in connection with this proxy.

Indemnification and Insurance

The Acquisition Agreement provides that for a period of six years following the closing date, Veraz will maintain in effect directors’ and officers’ liability insurance (or, at Veraz’s option, a “tail” insurance policy) covering those persons covered by the directors’ and officers’ liability insurance maintained by Dialogic and

Veraz as of the date of the Acquisition Agreement for any actions taken by them or omissions by them on or before the closing date with the same directors’ and officers’ liability insurance coverage as may be provided from time to time by Veraz to its then existing directors and officers.

Obligation of the Veraz Board of Directors with Respect to Its Recommendation; Receipt of Superior Proposal by Veraz or Dialogic

Recommendation of Veraz Board of Directors. As described above, Veraz is obligated to take all action necessary to duly call, give notice of, convene and hold the special meeting as soon as practicable following the filing of the proxy statement with the SEC and the completion of the SEC’s review of the proxy statement. Veraz has agreed to include a statement in the proxy statement to the effect that Board recommends that Veraz’s stockholders vote to approve the issuance of shares of Veraz common stock in the Arrangement. The Acquisition Agreement provides that this recommendation may not be withdrawn or modified in a manner adverse to Dialogic, and no resolution by the Board or any committee thereof to withdraw or modify the recommendation in a manner adverse to Dialogic may be adopted.

However, at any time prior to obtaining the affirmative vote of Veraz’s stockholders in favor of the Arrangement Proposal, if Veraz receives an acquisition proposal which the Board concludes in good faith constitutes a superior proposal (as described below) after giving effect to all of the adjustments which may be offered by Dialogic pursuant to clause (C) below, the Board may (i) effect an adverse recommendation change and/or (ii) terminate the Acquisition Agreement to enter into a definitive agreement with respect to such superior proposal if the Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable legal requirements; provided that Veraz may not terminate the Acquisition Agreement pursuant to the foregoing clause (ii), and any purported termination pursuant to the foregoing clause (ii) shall be void and of no force or effect, unless concurrently with such termination Veraz pays the required termination fee (as described below); and provided further, that the Board may not effect an adverse recommendation change pursuant to the foregoing clause (i) or terminate the Acquisition Agreement pursuant to the foregoing clause (ii) unless: (A) Veraz shall have provided prior written notice to Dialogic, at least five business days in advance, of its intention to effect an adverse recommendation change or terminate the Acquisition Agreement to enter into a definitive agreement with respect to such superior proposal, as the case may be, which notice shall specify the material terms and conditions of any such superior proposal (including the identity of the party making such superior proposal), if applicable, and shall have contemporaneously provided a copy of the most current form or draft of any written agreement providing for the acquisition transaction contemplated by such superior proposal and other material documents; (B) Dialogic does not make, during such five business day period, a binding, unconditional written offer (including the complete form of definitive Acquisition Agreement executed on behalf of Dialogic and all exhibits and other attachments thereto, subject to acceptance by Veraz by countersignature on behalf of Veraz, and subject to no other conditions whatsoever) that the Board determines in good faith, after consultation with a financial advisor (who shall be a nationally recognized investment banking firm) is at least as favorable from a financial point of view to the stockholders of Veraz as such superior proposal; and (c) prior to effecting such an adverse recommendation change or terminating the Acquisition Agreement to enter into a definitive agreement with respect to such superior proposal, Veraz shall, and shall cause its financial and legal advisors to, during such five business day period, negotiate with Dialogic in good faith (to the extent Dialogic desires to negotiate) to make such adjustments in the terms and conditions of the Acquisition Agreement as would permit the Board not to effect an adverse recommendation change or to conclude that such acquisition proposal has ceased to constitute a superior proposal, as the case may be. In the event of a change to (i) the aggregate consideration to be provided as part of the superior proposal or (ii) other material financial terms of the superior proposal, Veraz would be required to deliver a new written notice to Dialogic and to comply with these requirements with respect to such new written notice, except that the applicable notice period would be reduced to two business days.

In addition, notwithstanding the obligation of the Board to make the recommendation as described above, at any time prior to obtaining the affirmative vote of Veraz’s stockholders in favor of the Arrangement Proposal, the Board may effect an adverse recommendation change based on a material change in circumstances, provided, however, that Veraz shall not make an adverse recommendation change based on a material change of circumstances unless (i) Veraz shall have provided prior written notice to Dialogic, at least three business days in advance, of its intention to effect an adverse recommendation change based on a material change of circumstances, which notice shall specify all relevant facts and circumstances of any such material change of circumstances, and (ii) Veraz shall have provided Dialogic and its representatives an opportunity to discuss the material change of circumstances.

Under the Acquisition Agreement, an “adverse recommendation change” means any of: (a) the failure of the Board to make (and include in this proxy statement) the recommendation that Veraz’s stockholders vote to approve the issuance of shares of Veraz common stock in the Arrangement; (b) the withdrawal or modification by the Board in a manner adverse to Dialogic of the recommendation that Veraz’s stockholders vote to approve the issuance of shares of Veraz common stock in the Arrangement; or (c) if the Board recommends an acquisition proposal or takes any action or makes any statement inconsistent with the recommendation that Veraz’s stockholders vote to approve the issuance of shares of Veraz common stock in the Arrangement. A “material change of circumstances” means a change of circumstances that is material to Veraz and its subsidiaries taken as a whole occurring, or of which Veraz became aware, after the date of the Acquisition Agreement as a result of which the Board determines in good faith, after consultation with its outside legal counsel, that the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties under the DGCL.

Receipt of Superior Proposal by Dialogic. At any time prior to Veraz obtaining the affirmative vote of its stockholders in favor of the Arrangement Proposal, if Dialogic receives an acquisition proposal which the board of directors of Dialogic concludes in good faith constitutes a superior proposal after giving effect to all of the adjustments which may be offered by the Veraz pursuant to clause (C) below, the board of directors of Dialogic may terminate the Acquisition Agreement to enter into a definitive agreement with respect to such superior proposal if the board of directors of Dialogic determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable legal requirements (assuming for these purposes that the DGCL and relevant case law are also applicable legal requirements with respect to determining a board of directors’ duties to its stockholders); provided that Dialogic may not terminate the Acquisition Agreement pursuant to the foregoing clause, and any purported termination pursuant to the foregoing clause shall be void and of no force or effect, unless concurrently with such termination Dialogic pays the required termination fee (as described below); and provided further, that the board of directors of Dialogic may not terminate the Acquisition Agreement pursuant to the foregoing clause unless: (A) Dialogic shall have provided prior written notice to Veraz, at least five business days in advance, of its intention to terminate the Acquisition Agreement to enter into a definitive agreement with respect to such superior proposal, which notice shall specify the material terms and conditions of any such superior proposal (including the identity of the party making such superior proposal), if applicable, and shall have contemporaneously provided a copy of the most current form or draft of any written agreement providing for the acquisition transaction contemplated by such superior proposal and other material documents; (B) Veraz does not make, during such five business day period, a binding, unconditional written offer (including the complete form of definitive Acquisition Agreement executed on behalf of Veraz and all exhibits and other attachments thereto, subject to acceptance by Dialogic by countersignature on behalf of Dialogic, and subject to no other conditions whatsoever) that the board of directors of Dialogic determines in good faith, after consultation with a financial advisor (who shall be a nationally recognized investment banking firm) is at least as favorable from a financial point of view to the shareholders of Dialogic as such superior proposal; and (C) prior to terminating the Acquisition Agreement to enter into a definitive agreement with respect to such superior proposal, Dialogic shall, and shall cause its financial and legal advisors to, during such five business day period, negotiate with Veraz in good faith (to the extent Veraz desires to negotiate) to make such adjustments in the terms and conditions of the Acquisition Agreement as would permit the board of directors of Dialogic to conclude that such acquisition proposal has ceased to constitute a superior proposal. In the event of a change to (i) the aggregate consideration to be provided as part of the superior proposal or (ii) other material financial terms of the superior proposal, Dialogic would be required to deliver a new written notice to Veraz and to comply with these requirements with respect to such new written notice, except that the applicable notice period would be reduced to two business days.

Limitation on the Solicitation, Negotiation and Discussion of Other Acquisition Proposals

The Acquisition Agreement contains detailed provisions prohibiting each of Veraz and Dialogic from seeking or entering into an alternative transaction to the Arrangement. Under these “no solicitation” and related provisions, subject to specific exceptions described below, each of Veraz and Dialogic has agreed that, prior to the earlier to occur of the closing and the termination of the Acquisition Agreement, it will not, directly or indirectly (and it will ensure that its respective representatives and subsidiaries and the respective representatives of their respective subsidiaries do not, directly or indirectly):

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solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any acquisition proposal or acquisition inquiry or take any action that would reasonably be expected to lead to the making, submission or announcement of an acquisition proposal or acquisition inquiry;

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furnish any information regarding Dialogic or Veraz, as the case may be, or any of its subsidiaries or afford access to the business, properties, assets, books or records of Dialogic or Veraz, as the case may be, or any of its subsidiaries, to any person in connection with or in response to an acquisition proposal or acquisition inquiry;

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enter into or engage in discussions or negotiations, otherwise cooperate in any way with, or knowingly assist, participate in, or facilitate any effort by, any person with respect to any acquisition proposal or acquisition inquiry;

•	approve, endorse or recommend any acquisition proposal or acquisition inquiry; or

•	enter into any written agreement in principle, letter of intent, term sheet or similar document or any contract contemplating or otherwise relating to any acquisition transaction.

Under the Acquisition Agreement, an “acquisition inquiry” is an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for information made or submitted by Veraz or Dialogic, as the case may be) that would reasonably be expected to lead to an acquisition proposal, and an “acquisition proposal” is any offer or proposal (other than an offer or proposal made or submitted by Veraz or Dialogic, as the case may be) contemplating or otherwise relating to any acquisition transaction.

Under the Acquisition Agreement, an “acquisition transaction” is, other than the transactions contemplated by the Acquisition Agreement:

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any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Dialogic and its subsidiaries or Veraz and its subsidiaries, as the case may be, or 25% or more of any class of equity or voting securities of Dialogic or Veraz or any of the equity or voting securities of their respective subsidiaries, as the case may be;

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any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning, directly or indirectly, 25% or more of any class of equity or voting securities of Dialogic or Veraz, as the case may be, or any of the equity or voting securities of their respective subsidiaries; or

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a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Dialogic or Veraz, as the case may be.

Notwithstanding the restrictions set forth above, if, prior to the special meeting, (i) Veraz or Dialogic receives a written acquisition proposal from an unaffiliated third party that the board of directors of Veraz or Dialogic, as the case may be, believes in good faith to be bona fide, (ii) the applicable board of directors determines in good faith, after consultation with its financial advisors and outside counsel, that such acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal and (iii) after consultation with its outside counsel, the board of directors determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under any applicable legal requirement, then Veraz or Dialogic, as the case may be, may (A) furnish information with respect to itself and its subsidiaries to the person making such acquisition proposal and (B) enter into, participate in, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the person making such acquisition proposal regarding such acquisition proposal; provided that Veraz or Dialogic, as the case may be, (x) will not, and will not allow any of its subsidiaries or representatives to, disclose any non-public information to such person without entering into an acceptable confidentiality agreement, and (y) will promptly provide to the company any material non-public information concerning Veraz or Dialogic, as the case may be, or its respective subsidiaries provided to such other person which was not previously provided to Dialogic or Veraz, as the case may be. Veraz or Dialogic, as the case may be, will promptly, but in any event within one business day, notify the other orally and in writing if it begins or determines to begin providing information or engaging in discussions concerning an acquisition proposal from a person or group of related persons.

Under the Acquisition Agreement, a “superior proposal” means a bona fide unsolicited written acquisition proposal from an unaffiliated third party that the board of directors of Veraz or Dialogic, as the case may be, in good faith determines would result in a transaction that is more favorable from a financial point of view to the stockholders of Veraz or shareholders of Dialogic, as the case may be, than the transactions contemplated by the Acquisition Agreement (a) after receiving the advice of a financial advisor (who shall be a nationally recognized investment banking firm), (b) after taking into account the likelihood and timing of consummation of such transaction, including the ability of the party making such proposal to obtain financing for such acquisition proposal, and (c) after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable legal requirement. For purposes of the definition of “superior proposal,” the references to “25% or more” in the definition of “acquisition proposal” shall be deemed to be references to “a majority.”

An “acceptable confidentiality agreement” under the Acquisition Agreement means a confidentiality and standstill agreement that contains provisions that are no less favorable to Veraz or Dialogic, as the case may be, than those contained in the confidentiality agreement between the parties and that does not prevent or impede Veraz’s compliance with any of its disclosure or other obligations under the Acquisition Agreement or other legal requirements.

Under the Acquisition Agreement, each of Dialogic and Veraz agreed to immediately cease and cause to be terminated any existing discussions with any person that relate to any acquisition proposal or acquisition inquiry. In addition, each of Dialogic and Veraz agreed to promptly (and in no event later than 48 hours after receipt of any acquisition proposal or acquisition inquiry) advise the other party orally and in writing of any acquisition proposal or acquisition inquiry (including the identity of the person making or submitting such acquisition proposal or acquisition inquiry, and the terms thereof) that is made or submitted by any person prior to the earlier to occur of the closing and the termination of the Acquisition Agreement. Such party shall also keep the other party informed with respect to: (i) the status of any such acquisition proposal or acquisition inquiry; and (ii) the status and terms of any modification or proposed modification thereto.

Material Adverse Effect

Several of the representations, warranties, covenants, closing conditions and termination provisions of Veraz and Dialogic in the Acquisition Agreement use the phrase “material adverse effect.” The Acquisition Agreement provides that “material adverse effect” includes, with respect to either Veraz or Dialogic, as the case may be, any effect, change, event or circumstance that, considered together with other effects, changes, events and circumstances, has a material adverse effect on the business, financial condition, operations or results of operations of the subject company and its subsidiaries taken as a whole.

The Acquisition Agreement provides, however, that none of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a “material adverse effect” on the particular subject company:

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effects, changes, events and circumstances resulting from conditions generally affecting the industries in which the subject company participates or the U.S., Canadian or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the subject company and its subsidiaries taken as a whole relative to others in the industries in which the subject company and its subsidiaries participate;

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effects, changes, events and circumstances resulting from regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in Canada, the United States or any foreign jurisdiction, except to the extent such conditions have a disproportionate effect on the subject company and its subsidiaries, relative to others in the industries in which they operate;

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with respect to Veraz only, changes in the trading price or trading volume of shares of Veraz common stock (it being understood, however, that any effects, changes, events and circumstances causing or contributing to such changes in the trading price or trading volume of shares of Veraz common stock may constitute a “material adverse effect” and may be taken into account in determining whether a “material adverse effect” has occurred);

•

any failure by the subject company or any of its subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Acquisition Agreement (it being understood, however, that any effects, changes, events and circumstances causing or contributing to such failures to meet projections or predictions may constitute a “material adverse effect” and may be taken into account in determining whether a “material adverse effect” has occurred);

•

the execution, delivery, announcement or performance of the obligations under the Acquisition Agreement or the announcement, pendency or anticipated consummation of the Arrangement including the impact thereof on the relationships, contractual or otherwise, of the subject company and its subsidiaries with employees, labor unions, customers, suppliers or partners;

•	any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof;

•	any changes (after the date of the Acquisition Agreement) in GAAP or applicable legal requirements; and

•	the taking of any action required by the Acquisition Agreement.

The Acquisition Agreement also provides that “material adverse effect” includes, with respect to either Veraz or Dialogic, as the case may be, any effect, change, event or circumstance that, considered together with other effects, changes, events and circumstances, has a material adverse effect on the ability of the subject company to consummate the Arrangement or to perform any of its covenants or obligations under the Acquisition Agreement or, with respect to Dialogic only, Veraz’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Dialogic.

Conditions to the Arrangement

Conditions to the Obligations of Veraz. The Acquisition Agreement provides that the obligation of Veraz to cause the Arrangement to be effected and otherwise cause the transactions contemplated by the Acquisition Agreement to be consummated are subject to the satisfaction, at or prior to the closing, of each of the following conditions:

•

the accuracy of the representations and warranties made by Dialogic in the Acquisition Agreement, provided that inaccuracies in such representations and warranties will be disregarded to the extent that such inaccuracies (considered collectively) would not have and would not reasonably be expected to have or result in, a material adverse effect on Dialogic;

•

compliance with or performance of in all material respects by Dialogic of all of its covenants and obligations in the Acquisition Agreement that are required to be complied with or performed by Dialogic at or prior to the closing;

•

meeting the conditions for reliance upon the exemption provided by Section (3)(a)(10) of the Securities Act, including, but not limited to: (a) the approval of the fairness of terms and conditions of the transactions contemplated by the Acquisition Agreement by a court or authorized governmental entity; (b) the holding of a hearing prior to approval of the fairness of the terms and conditions; and (c) adequate notice being provided;

•	adoption of the Acquisition Agreement and approval of the Arrangement resolutions by Dialogic’s shareholders, without amendment or with amendments acceptable to Dialogic and Veraz;

•	approval of the issuance of shares of Veraz common stock in the Arrangement by the Veraz stockholders;

•

obtaining the interim order and the final order in form and on terms reasonably satisfactory to each of Dialogic and Veraz, which interim order and the final order shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;

•

conditional approval of the Nasdaq listing application and listing of the shares of Veraz common stock to be issued in the Arrangement on the Nasdaq Global Market, both subject only to completion of the closing and completion by Veraz of any reverse stock split required by Nasdaq;

•	the Dialogic support agreement shall not have been terminated or rescinded by any of the Dialogic shareholders;

•	filing of the articles of Dialogic confirming the Arrangement, issuance of the appropriate certificate by the Registrar of Companies appointed under Section 400 of the BCBCA, if required;

•	completion of the restructuring of Dialogic’s indebtedness substantially as set forth in the Commitment Letter;

•

obtaining specific consents of third parties and all other consents required to be obtained in connection with the Arrangement and the other transactions contemplated by the Acquisition Agreement, except where the failure to obtain such consents would not have and would not reasonably be expected to have or result in material adverse effect on Dialogic;

•

Dialogic’s chief executive officer and chief financial officer shall have delivered to Veraz a certificate confirming that certain conditions have been duly satisfied and certifying as to certain matters relating to Dialogic’s capitalization and share ownership as of immediately prior to the closing;

•

since the date of the Acquisition Agreement, there shall not have occurred and be continuing any material adverse effect on Dialogic, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would have or would reasonably be expected to have or result in a material adverse effect on Dialogic;

•

all applicable waiting periods under the HSR Act and under any applicable foreign antitrust law shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Veraz or Dialogic and any foreign governmental body pursuant to which Veraz or Dialogic has agreed not to consummate the Arrangement for any period of time;

•

obtaining any governmental authorization or other consent required to be obtained with respect to the Arrangement under any applicable antitrust law, and no such governmental authorization or other consent so obtained shall require or contain any term, limitation, condition or restriction that would reasonably be expected to result in material harm to: (a) Veraz or Dialogic, or any subsidiary of Veraz or Dialogic; (b) any business or material asset of Veraz or Dialogic, or any of their subsidiaries; or (c) the future ability or authority of Veraz or Dialogic, or any of their subsidiaries to conduct business or to own, operate or retain exclusive rights to any material asset;

•	Dialogic having obtained the necessary unanimous written consent of Dialogic shareholders to, effective upon the closing date, terminate specified Dialogic shareholder agreements;

•

no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Arrangement shall have been issued by any court of competent jurisdiction or other governmental body and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Arrangement that makes consummation of the Arrangement illegal; and

•

there being no pending or threatened legal proceeding in which a governmental body is or is threatened to become a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Arrangement or any of the other transactions contemplated by the Acquisition Agreement; (b) relating to the Arrangement or any of the other transactions contemplated by the Acquisition Agreement and seeking to obtain from Veraz or Dialogic or any of its subsidiaries any damages or other relief that would reasonably be expected to be material to Veraz or Dialogic or any of its subsidiaries; (c) seeking to prohibit or limit in any material respect Veraz’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Dialogic; (d) that could materially and adversely affect the right or ability of Veraz or Dialogic or any of its subsidiaries to own any of the material assets or operate the business of Dialogic or any of its subsidiaries; (e) seeking to compel any of Dialogic or any of its subsidiaries, Veraz or any subsidiary of Veraz to dispose of or hold separate any material assets or business as a result of the Arrangement or any of the other transactions contemplated by the Acquisition Agreement; or (f) seeking to impose (or that could result in the imposition of) any criminal sanctions or liability on Veraz or any of Dialogic or any of its subsidiaries.

Conditions to the Obligations of Dialogic. The Acquisition Agreement provides that the obligation of Dialogic to cause the Arrangement to be effected and otherwise cause the transactions contemplated by the Acquisition Agreement to be consummated is subject to the satisfaction, at or prior to the closing, of the following conditions:

•

the accuracy of the representations and warranties made by Veraz in the Acquisition Agreement, provided that inaccuracies in such representations and warranties will be disregarded to the extent that such inaccuracies (considered collectively) would not have and would not reasonably be expected to have or result in, a material adverse effect on Veraz;

•

compliance with or performance of in all material respects by Veraz of all of its covenants and obligations in the Acquisition Agreement that are required to be complied with or performed by Veraz at or prior to the closing;

•

meeting the conditions for reliance upon the exemption provided by Section (3)(a)(10) of the Securities Act, including, but not limited to: (a) the approval of the fairness of terms and conditions of the transactions contemplated by the Acquisition Agreement by a court or authorized governmental entity; (b) the holding of a hearing prior to approval of the fairness of the terms and conditions; and (c) adequate notice being provided;

•	adoption of the Acquisition Agreement and approval of the Arrangement resolutions by Dialogic’s shareholders, without amendment or with amendments acceptable to Dialogic and Veraz;

•	approval of the issuance of shares of Veraz common stock in the Arrangement by the Veraz stockholders;

•

obtaining the interim order and the final order in form and on terms reasonably satisfactory to each of Dialogic and Veraz, which interim order and the final order shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;

•

Veraz shall have maintained its status as a company whose common stock is listed on the Nasdaq Global Market and no reason shall exist as to why such status shall not continue immediately following the closing;

•

conditional approval of the Nasdaq listing application and listing of the shares of Veraz common stock to be issued in the Arrangement on the Nasdaq Global Market, both subject only to completion of the closing and completion by Veraz of any reverse stock split required by Nasdaq;

•	filing of the articles of Dialogic confirming the Arrangement, issuance of the appropriate certificate by the Registrar of Companies appointed under Section 400 of the BCBCA, if required;

•	Veraz’s chief executive officer and chief financial officer shall have delivered to Dialogic a certificate confirming that certain conditions have been duly satisfied;

•

since the date of the Acquisition Agreement, there shall not have occurred and be continuing any material adverse effect on Veraz, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would have or would reasonably be expected to have or result in a material adverse effect on Veraz;

•

all applicable waiting periods under the HSR Act and under any applicable foreign antitrust law shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Veraz or Dialogic and any foreign governmental body pursuant to which Veraz or Dialogic has agreed not to consummate the Arrangement for any period of time;

•

obtaining any governmental authorization or other consent required to be obtained with respect to the Arrangement under any applicable antitrust law, and no such governmental authorization or other consent so obtained shall require or contain any term, limitation, condition or restriction that would reasonably be expected to result in material harm to: (a) Veraz or Dialogic, or any subsidiary of Veraz or Dialogic; (b) any business or material asset of Veraz or Dialogic, or any of their subsidiaries; or (c) the future ability or authority of Veraz or Dialogic, or any of their subsidiaries to conduct business or to own, operate or retain exclusive rights to any material asset;

•

no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Arrangement shall have been issued by any court of competent jurisdiction or other governmental body and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Arrangement that makes consummation of the Arrangement illegal;

•

there being no pending or threatened legal proceeding in which a governmental body is or is threatened to become a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Arrangement or any of the other transactions contemplated by the Acquisition Agreement; (b) relating to the Arrangement or any of the other transactions contemplated by the Acquisition Agreement and seeking to obtain from Veraz or Dialogic or any of its subsidiaries any damages or other relief that would reasonably be expected to be material to Veraz or Dialogic or any of its subsidiaries; (c) seeking to prohibit or limit in any material respect Veraz’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Dialogic; (d) that could materially and adversely affect the right or ability of Veraz or Dialogic or any of its subsidiaries to own any of the material assets or operate the business of Dialogic or any of its subsidiaries; (e) seeking to compel any of Dialogic or any of its subsidiaries, Veraz or any subsidiary of Veraz to dispose of or hold separate any material assets or business as a result of the Arrangement or any of the other transactions contemplated by the Acquisition Agreement; or (f) seeking to impose (or that could result in the imposition of) any criminal sanctions or liability on Veraz or any of Dialogic or any of its subsidiaries; and

•	Veraz shall have executed and delivered a registration rights agreement in favor of the Dialogic shareholders.

Termination of the Acquisition Agreement

The Acquisition Agreement provides that, at any time prior to the closing, whether before or after adoption of the Acquisition Agreement by the Dialogic shareholders and whether before or after approval of the issuance of shares of Veraz common stock in the Arrangement by Veraz’s stockholders, the acquisition may be terminated by either Veraz or Dialogic in specified circumstances.

Mutual Consent to Termination. Veraz and Dialogic may terminate the Acquisition Agreement by mutual written consent upon due authorization by their respective boards of directors.

Termination by Either Veraz or Dialogic. Either company can terminate the Acquisition Agreement:

•

if the Arrangement shall not have been consummated by December 31, 2010; provided, however, that neither Veraz nor Dialogic will be permitted to terminate the Acquisition Agreement if the failure to consummate the Arrangement by such date is attributable to a failure on the part of such party to perform any covenant or obligation in the Acquisition Agreement required to be performed by such party at or prior to the closing;

•

if a court of competent jurisdiction or other governmental body shall have issued a final and non-appealable order, or shall have taken any other final and non-appealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Arrangement;

•	if the Arrangement shall not have been approved by the Dialogic shareholders;

•

if: (A) the special meeting (including any adjournments and postponements thereof) shall have been held and Veraz’s stockholders shall have taken a final vote on the issuance of shares of Veraz common stock in the Arrangement; and (B) the issuance of shares of Veraz common stock in the Arrangement shall not have been approved at the special meeting (and shall not have been approved at any adjournment or postponement thereof) by the affirmative vote of a majority of the total votes cast on the Proposal in person or by proxy at the special meeting; or

•

in the event any of the interim order, the final order or the plan of arrangement is amended, varied or modified by the Supreme Court of British Columbia in a manner that is not satisfactory to Dialogic or Veraz and is materially adverse to such party; provided, a termination of the Acquisition Agreement may only be effected by Dialogic prior to the acceptance by Dialogic of the final order at its registered and records office; provided, further, that a termination of the Acquisition Agreement may only be effected by Veraz following the decision by a court of competent jurisdiction on appeal by Dialogic, if Dialogic initiates an appeal, that does not have the effect of changing the amendment, variance or modification to the interim order, final order or the plan of arrangement, as the case may be, such that such amendment, variance or modification is no longer materially adverse to Veraz, and where no further appeal lies therefrom, and only until such time as Dialogic accepts the final order at its registered and records office.

Termination by Veraz. Veraz can terminate the Acquisition Agreement:

•

subject to certain limitations, if inaccuracies in the representations and warranties made by Dialogic in the Acquisition Agreement would have or would reasonably be expected to have or result in, a material adverse effect on Dialogic, or if Dialogic has failed to comply with its covenants and obligations in all material respects, provided that if any such inaccuracy or noncompliance is curable, Veraz may not terminate the Acquisition Agreement under this provision unless the inaccuracy or noncompliance remains uncured for a period of 30 days following notice thereof; or

•

prior to obtaining the affirmative vote of Veraz stockholders in favor of the Arrangement Proposal at the special meeting, in compliance with, and subject to, the terms and conditions of the Acquisition Agreement regarding the receipt by Veraz of a superior proposal, as described above under “Obligation of the Veraz Board of Directors with Respect to Its Recommendation; Receipt of Superior Proposal by Veraz or Dialogic.”

Termination by Dialogic. Dialogic can terminate the Acquisition Agreement:

•

subject to certain limitations, if inaccuracies in the representations and warranties made by Veraz in the Acquisition Agreement would have or would reasonably be expected to have or result in, a material adverse effect on Veraz, or if Veraz has failed to comply with its covenants and obligations in all material respects, provided that if any such inaccuracy or noncompliance is curable, Dialogic may not terminate the Acquisition Agreement under this provision unless the inaccuracy or noncompliance remains uncured for a period of 30 days following notice thereof;

•

if any of the following has occurred: (a) the failure of the Board to make (and include in this proxy statement) the recommendation that Veraz’s stockholders vote to approve the issuance of shares of Veraz common stock in the Arrangement; (b) the withdrawal or modification by the Board in a manner adverse to Dialogic of the recommendation that Veraz’s stockholders vote to approve the issuance of shares of Veraz common stock in the Arrangement; or (c) if the Board recommends an acquisition proposal or takes any action or makes any statement inconsistent with the recommendation that Veraz’s stockholders vote to approve the issuance of shares of Veraz common stock in the Arrangement;

•

prior to obtaining the affirmative vote of Veraz stockholders in favor of the Arrangement Proposal at the special meeting, in compliance with, and subject to, the terms and conditions of the Acquisition Agreement regarding the receipt by Dialogic of a superior proposal, as described above under “Obligation of the Veraz Board of Directors with Respect to Its Recommendation; Receipt of Superior Proposal by Veraz or Dialogic”; or

•

if the resolution or settlement of the SEC’s inquiry of Veraz mandates any of the following: (i) the appointment of an external monitor of Veraz for any period of time or for any reason (regardless of whether the scope of such appointment is de minimus); (ii) compliance by Veraz with any regulatory scheme or plan that supplements or alters Veraz’s regulatory compliance obligations existing as of the date of the Acquisition Agreement, provided, however that a court order of any kind enjoining Veraz from violating the provisions of applicable state or federal laws, rules or regulations would not be deemed to constitute a regulatory scheme or plan that supplements or alters Veraz’s regulatory compliance obligations existing as of the date of the Acquisition Agreement; or (iii) payment of a fine, penalty or similar sanction, whether such payment is to be made in a single lump sum or in installment payments, of an aggregate amount equal to or in excess of $1,500,000.

Expenses and Termination Fees

The Acquisition Agreement provides that, subject to certain exceptions, all fees and expenses incurred in connection with the Acquisition Agreement and the transactions contemplated by the Acquisition Agreement will be paid by the party incurring such expenses.

The Acquisition Agreement provides that Veraz will pay Dialogic a termination fee of $1,500,000 in cash and will reimburse Dialogic for up to an aggregate $1,000,000 of actual out of pocket legal, accounting and investment advisory fees paid or payable in connection with the transactions contemplated by the Acquisition Agreement if any of the following events occurs:

•

the Acquisition Agreement is terminated by either Veraz or Dialogic under the provision of the Acquisition Agreement permitting such termination if: (A) the special meeting (including any adjournments and postponements thereof) shall have been held and Veraz’s stockholders shall have taken a final vote on the issuance of shares of Veraz common stock in the Arrangement; and (B) the issuance of shares of Veraz common stock in the Arrangement shall not have been approved at the special meeting (and shall not have been approved at any adjournment or postponement thereof) by the affirmative vote of a majority of the total votes cast on the Proposal in person or by proxy at the special meeting;

•

the Acquisition Agreement is terminated by Veraz under the provision of the Acquisition Agreement permitting such termination if Veraz receives a superior proposal, as described above under “Obligation of the Veraz Board of Directors with Respect to Its Recommendation; Receipt of Superior Proposal by Veraz or Dialogic”; or

•

the Acquisition Agreement is terminated by Dialogic under the provision of the Acquisition Agreement permitting such termination if any of the following has occurred: (a) the failure of the Board to make (and include in this proxy statement) the recommendation that Veraz’s stockholders vote to approve the issuance of shares of Veraz common stock in the Arrangement; (b) the withdrawal or modification by the Board in a manner adverse to Dialogic of the recommendation that Veraz’s stockholders vote to approve the issuance of shares of Veraz common stock in the Arrangement; or (c) if the Board recommends an acquisition proposal or takes any action or makes any statement inconsistent with the recommendation that Veraz’s stockholders vote to approve the issuance of shares of Veraz common stock in the Arrangement.

The Acquisition Agreement provides that Dialogic will pay Veraz a termination fee of $3,000,000 in cash and will reimburse Veraz for up to an aggregate $1,000,000 of actual out of pocket legal, accounting and investment advisory fees paid or payable in connection with the transactions contemplated by the Acquisition Agreement if any of the following events occurs:

•

the Acquisition Agreement is terminated by Dialogic or Veraz under the provision of the Acquisition Agreement permitting such termination if the Arrangement shall not have been approved by Dialogic shareholders; or

•

the Acquisition Agreement is terminated by Dialogic under the provision of the Acquisition Agreement permitting such termination if Dialogic receives a superior proposal, as described above under “Obligation of the Veraz Board of Directors with Respect to Its Recommendation; Receipt of Superior Proposal by Veraz or Dialogic.”

DIALOGIC SUPPORT AGREEMENT AND VERAZ VOTING AGREEMENT

The following description of the Dialogic Support Agreement and Veraz Voting Agreement describes the material terms of such agreements. This description of the Dialogic Support Agreement and Veraz Voting Agreement is qualified in its entirety by reference to the form of Dialogic Support Agreement and form of Veraz Voting Agreement, copies of which are included as Annexes C and D hereto, respectively. We encourage you to read the entire form of Dialogic Support Agreement and form of Veraz Voting Agreement.

Support Agreement Relating to Dialogic Shares

Each of Dialogic’s shareholders have entered into a Dialogic Support Agreement with Veraz dated as of May 12, 2010. In the Dialogic Support Agreement, each of the signatories agreed to vote all Dialogic securities owned by them as follows:

•	in favor of approving the Arrangement and/or any matter that could reasonably be expected to facilitate it; and

•	against any acquisition proposal or any action that would delay, prevent or frustrate the Arrangement.

In addition, they each agreed not to exercise any rights of dissent that may be provided under the Arrangement, under any applicable legal requirements (including under the BCBCA) or otherwise in connection with the approval of the Arrangement or any other corporate transactions considered at any meeting of Dialogic’s shareholders. They also agreed that they will not transfer or agree to transfer any Dialogic securities owned by them (other than an exercise of any Dialogic stock options in accordance with their terms which, for greater certainty, will be subject to the support agreement upon their exercise for Dialogic shares), except in certain circumstances. Any Dialogic securities subsequently acquired by the signatories, or over which beneficial ownership and/or direction or control is directly or indirectly exercised, will also be subject to the provisions of the support agreement.

One hundred percent of the Dialogic shares outstanding, are subject to the Dialogic Support Agreement.

Voting Agreements Relating to Veraz Shares

Certain Veraz stockholders have entered into a Veraz Voting Agreement with Dialogic dated as of May 12, 2010. In the Veraz Voting Agreements, each of the signatories agreed to vote all Veraz common stock owned by it as follows:

•

in favor of, among other things, (a) the Arrangement, (b) the issuance of shares of Veraz common stock to the Dialogic shareholders pursuant to the terms of the Acquisition Agreement, (c) the amendment of one or more of the Veraz stock plans for the purpose of increasing the number of shares of Veraz common stock available for issuance thereunder to consummate the Arrangement in accordance with the terms of the Acquisition Agreement, and (d) any matter that could reasonably be expected to facilitate any of the foregoing; and

•	against any acquisition proposal or any action that could reasonably be expected to delay, prevent or frustrate the Arrangement.

In addition, they each granted Dialogic an irrevocable proxy to vote their shares of Veraz common stock in the same manner. They have also agreed that, before the Veraz special meeting of stockholders, they will not transfer any shares of Veraz common stock, any options to purchase shares of Veraz common stock or any other Veraz securities owned by them except in certain circumstances. Any Veraz securities subsequently acquired by the signatories will also be subject to the provisions of the voting agreement.

Approximately 15,801,403 shares in the aggregate, or 35.7% of the Veraz common stock outstanding on the Record Date for the Veraz special meeting of stockholders, are subject to Veraz Voting Agreements and irrevocable proxies.

REGISTRATION RIGHTS AGREEMENT

In connection with the Arrangement, Veraz will enter into a registration rights agreement with certain Dialogic shareholders. Pursuant to the registration rights agreement, Veraz might be required to register shares of common stock issued in the Arrangement to Dialogic shareholders. For so long as the holders of registrable securities, as defined in the agreement, hold at least 1% of our common stock and all common stock held by and issuable to such holders (and its affiliates) may not be sold pursuant to Rule 144 under the Securities Act, such holders will have the right to require Veraz to use reasonable efforts to effect registration under the Securities Act of their registrable securities, subject to specific value minimums and the Board’s right to defer the registration for a period of up to 120 days. These stockholders also have the right to cause us to register their securities on Form S-3 if they propose to register securities having a value of at least $500,000, subject to the Board’s right to defer the registration for a period of up to 120 days. In addition, if Veraz proposes to register securities under the Securities Act, then the stockholders who are party to the agreement will have a right, subject to quantity limitations determined by underwriters if the offering involves an underwriting, to request that Veraz registers their registrable securities. Veraz will bear all registration expenses incurred in connection with registrations. Veraz has agreed to indemnify the investors against liabilities related to the accuracy of the registration statement used in connection with any registration effected under the agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS REFLECTING THE ACQUISITION

On May 12, 2010, Veraz and Dialogic entered into a definitive acquisition agreement where upon the completion date of the transaction, Dialogic shareholders and option holders will hold approximately 70% and existing Veraz stockholders and option holders will hold approximately 30% of the outstanding securities of the combined company. Per the terms of the acquisition agreement, Veraz will acquire all the outstanding Dialogic shares in exchange for shares of Veraz common stock. Each share of Dialogic’s common stock then outstanding will be cancelled and automatically converted into the right to receive shares of Veraz common stock. Any fractional shares will be rounded up to the nearest whole number of shares. In addition, all outstanding options to purchase Dialogic common shares will be cancelled and new Veraz options, with substantially the same terms and conditions as the cancelled Dialogic options, will be issued. All of Dialogic’s outstanding warrants will be cancelled on the date of closing. Veraz will issue approximately 110.6 million of Veraz’s common shares, for all issued and outstanding Dialogic preferred and common stock. The total number of shares of Veraz’s common stock issuable as acquisition consideration is subject to adjustment if, after the date of the acquisition agreement, but prior to the effective time of the acquisition, the shares of issued and outstanding Veraz common stock increase, decrease or change into, or are exchanged for, a different kind or number of securities.

In addition, the relative size (as measured in terms of revenues and EBITDA (earnings before interest, taxes, depreciation and amortization)) of Dialogic is significantly larger than the relative size of Veraz, the majority of the directors of the combined company will be appointed from the Dialogic board of directors, and the Dialogic chief executive officer will be the chief executive officer of the combined company. Accordingly, the transaction will be reflected as a reverse acquisition pursuant to Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805.

In a reverse acquisition, for legal purposes, Dialogic is the acquiree, but for accounting purposes, Dialogic is the acquirer of Veraz. Consolidated financial statements prepared following the closing of the reverse acquisition will be issued in the name of Dialogic, the proposed combined company name, but will be described in the notes as a continuation of the financial statements of Dialogic, with one adjustment: the legal capital will be retroactively adjusted to reflect the legal capital of Veraz. As the consolidated financial statements represent the continuation of the financial statements of Dialogic, except for the capital structure, consolidated financial statements after the closing of the reverse acquisition will reflect:

•	The assets and liabilities of Dialogic recognized and measured at their pre-combination carrying amounts;

•	The assets and liabilities of Veraz recognized and measured at fair value at the closing date in accordance with ASC 805;

•	The retained earnings and other equity balances of Dialogic before the business combination; and

•

The results of operations of Dialogic plus the results of operations of Veraz commencing on the date of the acquisition and the related purchase accounting adjustments to measure Veraz’s assets and liabilities at fair value.

Additionally, historical financial condition and results of operations shown for comparative purposes in periodic filings subsequent to the completion of the transaction will reflect those of Dialogic.

The estimated pro forma purchase price will be allocated to tangible and intangible assets acquired and liabilities assumed. The allocation of the pro forma purchase price is based on valuations derived from estimated fair value assessments and assumptions used by management. The actual purchase price allocation is pending the finalization of appraisal valuations, which may result in adjustments to the pro forma purchase price allocation. While management believes that its preliminary estimates and assumptions underlying the valuations are reasonable, different estimates and assumptions could result in different valuations assigned to the individual assets acquired and liabilities assumed, and the resulting amount of negative goodwill.

Furthermore, pursuant to ASC 350, Intangibles-Goodwill and Other, goodwill and indefinite-lived intangible assets arising from the transaction will be subject to at least an annual assessment for impairment. Identified intangible assets with finite lives will be amortized over those lives. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not been made. However, for purposes of disclosing unaudited pro forma information in this proxy statement, a pro forma determination has been made of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon completion of the transaction.

The unaudited pro forma condensed combined balance sheet as of March 31, 2010, and unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2010 and the year ended December 31, 2009 reflecting the acquisition, are based upon the historical financial statements of Veraz and Dialogic. These pro forma condensed combined statements are prepared using the acquisition method of accounting and after applying the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined balance sheet is presented as if the acquisition had occurred on March 31, 2010. The unaudited pro forma condensed combined statements of operation are presented as if the acquisition had occurred as of January 1, 2009.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the acquisition had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma condensed combined financial statements and the pro forma adjustments are based upon available information and certain assumptions that Veraz believes are reasonable. Such statements do not include the effect of the acquisition on future revenues or operating expenses, including future restructuring activities as the restructuring activities have not yet been determined. These future restructuring expenses may be material and may include costs for severance, costs to vacate or consolidate facilities, and costs to exit or terminate other duplicative activities. Future restructuring expenses are expected to be incurred principally over the one year period following the acquisition and will be recorded in operating expenses in the period that these expenses are incurred.

The unaudited pro forma condensed combined statements financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Veraz in the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference into this proxy statement, and of Dialogic for the audited financial statements for the years ended December 31, 2009 and 2008, and unaudited financial statements as of March 31, 2010 and for the three month periods ended March 31, 2010 and 2009 included elsewhere in this proxy statement.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2010

(in thousands, except share data)

	Veraz Historical	Dialogic Historical	Proforma Adjustments		Proforma Combined
ASSETS
Current assets:
Cash and cash equivalents	$27,258	$2,661	$(2,720)	B	$27,199
Restricted cash	951	—	—		951
Short-term investments	3,000	—	—		3,000
Accounts receivable, net	27,758	39,004	—		66,762
Inventories	8,255	16,588	(730)	A	24,113
Prepaid expenses and deposits	1,526	7,209	—		8,735
Deferred income taxes	—	110	—		110
Other receivable	—	129	(129)	G	—
Other current assets	2,603	55	—		2,658
Due from related parties	196	—	129	G	325

Total current assets	71,547	65,756	(3,450)		133,853
Property and equipment, net	2,748	10,077	—		12,825
Other assets	122	1,206	—		1,328
Deferred income taxes	—	125	—		125
Goodwill	—	19,749	—		19,749
Intangible assets	—	48,994	3,400	A	52,394
Deferred debt issuance costs	—	1,630	1,787	B	3,417

Total assets	$74,417	$147,537	$1,737		$223,691

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank indebtedness	$—	$9,325	$—		$9,325
Accounts payable	5,690	19,890	—		25,580
Accrued expenses	12,072	6,759	4,125	H	22,956
Income tax payable	470	848	—		1,318
Deferred revenue	13,038	5,885	(8,128)	A	10,795
Due to related parties	1,367	—	—		1,367
Long-term debt	—	87,176	(87,176)	B	—
Interest payable on long-term debt	—	2,774	—		2,774

Total current liabilities	32,637	132,657	(91,179)		74,115

Income taxes payable	—	3,378	—		3,378
Long-term debt	—	3,354	87,176	B	90,530

Total liabilities	32,637	139,389	(4,003)		168,023

Redeemable equity, at maximum redemption amount:
Class A shares, no par value	—	44,656	(44,656)	C	—
Class B shares, no par value	—	28,504	(28,504)	C	—
Class C shares, no par value	—	19,978	(19,978)	C	—

Total redeemable equity	—	93,138	(93,138)		—

Stockholders’ equity (deficiency):
Common shares	44	19,313	(19,202)	C	155
Warrants	—	9,000	(9,000)	C	—
Additional paid-in capital	133,801	27,525	40,975	D	202,301
Accumulated other comprehensive income	1,991	(22,114)	(1,991)	E	(22,114)
Accumulated deficit	(94,056)	(118,714)	88,096	F	(124,674)

Total stockholders’ equity (deficiency)	41,780	(84,990)	98,878		55,668

Total liabilities and stockholders’ equity	$74,417	$147,537	$1,737		$223,691

See notes to unaudited pro forma condensed combined consolidated financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2010

(in thousands, except per share data)

	Veraz Historical	Dialogic Historical	Proforma Adjustments		Unaudited Proforma Combined
Revenues:
Product	$9,420	$38,556	$—		$47,976
Services	6,650	2,900	—		9,550

Total revenues	16,070	41,456	—		57,526

Cost of revenues:
Product	3,863	12,907	46	A	16,816
Services	3,284	2,279	(142)	J	5,421

Total cost of revenues	7,147	15,186	(96)		22,237

Gross profit	8,923	26,270	96		35,289
Operating expenses:
Research and development, net	5,068	10,064	(162)	J	14,970
Sales and marketing	5,674	11,275	(16)	A, J	16,933
General and administrative	3,251	6,059	(686)	I, J	8,624

Total operating expenses	13,993	27,398	(864)		40,527

Loss from operations	(5,070)	(1,128)	960		(5,238)
Other income (expense), net	48	(3,656)	154	B	(3,454)

Loss before income taxes	(5,022)	(4,784)	1,114		(8,692)
Provision for income taxes	223	129	—	L	352

Net income (loss)	$(5,245)	$(4,913)	$1,114		$(9,044)

Net loss per share—basic and diluted	$(0.12)		$0.01	M	$(0.06)

Weighted average shares outstanding used in computing net loss per share—basic and diluted	44,042		110,581	M	154,623

See notes to unaudited pro forma condensed combined consolidated financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2009

(in thousands, except per share data)

	Veraz Historical	Dialogic Historical	Proforma Adjustments		Unaudited Proforma Combined
Revenues
Product	$47,636	$165,498	$—		$213,134
Services	27,455	10,774	—		38,229

Total revenues	75,091	176,272	—		251,363

Cost of revenues:
Product	19,082	62,380	184	A	81,646
Services	12,141	9,253	(643)	J	20,751

Total cost of revenues	31,223	71,633	(459)		102,397

Gross profit	43,868	104,639	459		148,966
Operating expenses:
Research and development, net	18,842	42,012	(754)	J	60,100
Sales and marketing	23,139	48,056	(121)	A, J	71,074
General and administrative	11,501	25,330	(296)	I, J	36,535
Restructuring		3,418	—		3,418

Total operating expenses	53,482	118,816	(1,171)		171,127

Loss from operations	(9,614)	(14,177)	1,630		(22,161)
Other income (expense), net	163	(13,492)	(582)	B	(13,911)

Loss before income taxes	(9,451)	(27,669)	1,048		(36,072)
Provision for income taxes	2,170	9,974	—	L	12,144

Net income (loss) attributable to common shareholders	(11,621)	(37,643)	1,048		(48,216)
Change in redemption value of preferred shares	—	(6,555)	6,555	K	—

Net income (loss)	$(11,621)	$(44,198)	$7,603		$(48,216)

Net loss per share—basic and diluted	$(0.27)	$(0.81)	$0.07	M	$(0.31)

Weighted average shares outstanding used in computing net loss per share—basic and diluted	43,424		110,581	M	154,005

See notes to unaudited pro forma condensed combined consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

Note 1—Pro Forma Purchase Price

The pro forma purchase price is based upon the fair value of Veraz common stock outstanding of 44,185,374 shares as of March 31, 2010, multiplied by the stock closing price at March 31, 2010 of $1.05. The consideration transferred is based on the market price of Veraz since management has determined that this was the most reliable measure of fair value. The total estimated purchase price of the acquisition as of March 31, 2010 is as follows (in thousands):

Fair value of Veraz common stock	$46,395
Fair value of Veraz vested stock options and restricted stock units	3,216

Total pro forma purchase price	$49,611

Estimated Fair Value of Stock Awards

The fair value of the Veraz vested stock options and earned portion of the unvested restricted stock units are used for determining the estimated purchase price. At March 31, 2010, the number of vested options and the earned portion of the unvested restricted stock units of Veraz used in computing the pro forma purchase price were 4,789,000 and 314,000, respectively.

The estimated total fair value of the Veraz stock options assumed as of March 31, 2010 was $3.5 million using the Black-Scholes option valuation model. The amount allocated to the estimated fair value of the Veraz stock options assumed in the pro forma purchase price was approximately $2.9 million. The unearned compensation related to the Veraz stock options as of March 31, 2010 was determined to be approximately $0.6 million, net of estimated forfeitures, and will be expensed on a straight line basis over the remaining service period.

Option valuation models, including the Black-Scholes option valuation model, require the input of assumptions; including expected term, risk free interest rate, stock price volatility, and dividend yield. Changes in the input assumptions can materially affect the fair value estimates. The fair values of Veraz’s stock options as of March 31, 2010 were estimated using the following assumptions:

Assumptions	Estimated fair value of Veraz stock options and unearned compensation
Expected term	0.4 - 6.5 years
Risk-free interest rate	0.2 - 2.9%
Volatility	64 - 97%
Dividend yield	0%

The estimated total fair value of the Veraz unvested restricted stock units as of March 31, 2010 was approximately $2.1 million. The amount of the earned portion of the unvested restricted stock units allocated to the pro forma purchase price was determined to be approximately $0.3 million, net of forfeitures. The unearned portion of the unvested restricted stock units as of March 31, 2010 was $1.8 million, net of estimated forfeitures, and will be expensed on a straight line basis over the remaining service period of the respective awards.

The total unearned compensation related to the Veraz stock options and restricted stock units assumed was approximately $2.4 million as of March 31, 2010. The $2.4 million of unearned compensation at March 31, 2010 will be recorded as an expense, on a straight-line basis, over the remaining service periods of the respective awards.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

Veraz’s closing price on March 31, 2010 was $1.05, which was the underlying stock price used in valuing the Veraz’s stock options and restricted stock units.

Note 2—Pro Forma Estimated Purchase Price Allocation

As a reverse acquisition and pursuant to the acquisition method of accounting, the preliminary measurement and recognition of the purchase price to Veraz’s tangible and identifiable intangible assets acquired and liabilities assumed are as of March 31, 2010. Goodwill as of the acquisition date is measured as the excess of the fair value of consideration transferred at the acquisition date, net of the identifiable assets acquired and liabilities assumed. Negative goodwill as of the acquisition date is measured as the excess of the identifiable assets acquired and liabilities assumed, and the fair value of consideration transferred. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values attributable to the acquisition, the actual amounts recorded for the acquisition may differ materially from the information presented. While management believes that its preliminary estimates and assumptions underlying the valuations are reasonable, different estimates and assumptions could result in different valuations assigned to the individual assets acquired and liabilities assumed, and the resulting amount of negative goodwill. Of the estimated pro forma purchase price, $3.0 million has been allocated to negative goodwill. Negative goodwill is recorded as a gain in the statement of operations upon closing of the acquisition. Positive goodwill would have been generated as of March 31, 2010 if the stock price was approximately $1.12.

The estimated pro forma purchase price of Veraz, which includes estimated fair value adjustments, is allocated as follows:

(in thousands)	Amount
Other tangible assets, net	$43,693
Inventory	7,525
Property and equipment, net	2,748
Other long term assets	122
Deferred revenue	(4,910)
Intangible assets	3,400
Negative goodwill	(2,967)

$49,611

Note 3—Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed combined statements of operations and the unaudited pro forma condensed combined balance sheet:

A—To record the difference between the historical amounts and the preliminary estimated fair value of the following Veraz assets and liabilities as if the acquisition had occurred as of March 31, 2010 (in thousands):

To record the net write down of deferred revenue which includes the elimination of deferred product revenue.	$8,128
To record Veraz’s intangible assets	3,400
To record the net write down of inventory which include the elimination of work in process inventory at customer locations and the increase in value of finished goods inventory.	(730)

$10,798

Veraz deferred revenue includes advance payments from customers related to product and professional services. We estimated our obligation related to the professional services using the cost build-up approach. The cost build-up approach determines fair value by estimating the costs relating to supporting the obligation plus an assumed profit. The sum of the costs and assumed profit approximates, in theory, the amount that we would be required to pay a third party to assume the obligation. The estimated costs to fulfill the obligation were based on the near-term projected cost structure for professional services. Historical deferred revenue related to products was eliminated as a future obligation does not exist for products already delivered.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

Veraz’s intangible assets, based on pro forma fair values as of March 31, 2010, were allocated as follows:

(in thousands)	Preliminary Fair Values	Weighted Average Estimated Useful Life (years)
Existing technology:
IP software and DCME product technology	$360	5
IP hardware product technology	760	7
Customer maintenance relationships	2,280	7

	$3,400

Existing technology acquired is a preliminary estimate of Veraz’s fair value based on the present value of the expected cash flows to be generated by each existing technology. The fair value of these intangible assets for the pro forma financial statements have been amortized on a straight-line basis over their respective estimated useful lives and the amortization expense has been included in cost of revenues.

Customer maintenance relationships consist of Veraz’s contractual maintenance support relationships primarily related to IP products. The fair value of these intangible assets for the pro forma financial statements have been amortized on a straight-line basis over their respective estimated useful lives and the amortization expense has been included in operating expenses.

Amortization of Veraz’s intangible assets included in the unaudited pro forma condensed combined statements of operations is as follows:

(in thousands)	For the three months ended March 31, 2010	For the year ended December 31, 2009
Cost of product revenues	$46	$184
Sales and marketing expenses	81	326

	$127	$510

B—At March 31, 2010, Dialogic had $90.5 million of long-term debt which is comprised of term loan agreements, of which approximately $87.2 million has a contractual maturity of January 2011. As a condition to the closing of the acquisition, the term loan agreements will be restructured in accordance with the terms of the Commitment Letter.

The following are the summary terms and conditions for the Commitment Letter:

Loan amount:	$65.0 million to $90.7 million
Maturity date:	Three years after the closing date of the acquistion
Interest rate:	Greater of LIBOR or 2%, plus an additional 9% or 11% depending upon the Company’s financial ratios as defined in the Commitment Letter
Yield enhancement fee:	2%
Prepayment penalties:	Year 1—First year’s interest plus approximately 4.5% of the principle balance
Year 2—5% of the principle balance
Year 3—2% of the principle balance

The impact of Commitment Letter on the balance of the long-term debt is unknown since the combined companies have not yet determined how much of the $65.0 million to $90.7 million loan commitment will be borrowed prior to the closing of the acquisition. For purposes of the unaudited pro forma condensed combined balance sheet, we have reclassified the outstanding amount due under the long term loan agreement of $87.2

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

million to long-term debt from current liabilities. As a result of the new interest rate and terms of the Commitment Letter, there is a weighted average interest rate increase of approximately 1.6% to 2.0% on the long-term debt for the three months ended March 31, 2010 and the year ended December 31, 2009. The interest rate increase includes the yield enhancement fee and other issuance costs. Interest expense for the three months ended March 31, 2010 and year ended December 31, 2009 would have been increased by $45,000 and $1,090,000, respectively, based upon the long-term debt balance outstanding during the pro forma periods shown.

As a result of the long-term debt refinancing to occur prior to closing, the amortization of Dialogic’s historical deferred debt issuance costs, which is reflected as interest expense and mainly relates to lender fees, has been adjusted to reflect the new terms and conditions of the Commitment Letter as if such terms and conditions had been in effect for the pro forma periods shown. Deferred debt issuance amortization, would have decreased for the three months ended March 31, 2010 and for the year ended December 31, 2009 by $199,000 and $508,000, respectively. The new terms and conditions of the Commitment Letter include yield enhancement fees and other commitment fees based on the outstanding principal amount.

(in thousands)	For the three months ended March 31, 2010	For the year ended December 31, 2009
Interest expense—long-term debt	$(45)	$(1,090)
Interest expense—Deferred extinguished debt issuance amortization	199	508

Interest expense	$154	$(582)

At March 31, 2010, the long-term debt refinancing contemplated as part of the acquisition, results in the extinguishment of the historical debt causing a write-off of the related deferred debt issuance costs with a corresponding amount adjusted against retained earnings. The long-term debt refinancing also results in new deferred debt issuance costs per the terms of the Commitment Letter, as if such terms and conditions had been in effect at March 31, 2010. The pro forma adjustment for the new deferred debt issuance costs of $2,720,000 assumes that the amounts are paid in cash. The deferred debt issuance costs adjustment is as follows:

(in thousands)	As of March 31, 2010
Deferred debt issuance costs—extinguishment	$(933)
Deferred debt issuance costs—assumed cash paid per the Commitment letter	2,720

Deferred debt issuance costs—pro forma adjustment	$1,787

C—Conversion of Dialogic’s class A, B and C preferred shares and common shares into 110,581 thousand shares of Veraz common stock at $0.001 par value and cancellation of warrants (in thousands):

Dialogic’s Class A shares	$(44,656)
Dialogic’s Class B shares	(28,504)
Dialogic’s Class C shares	(19,978)
Dialogic’s Common shares	(19,313)
Dialogic’s Warrants	(9,000)
Veraz’s Common shares	111

$(121,340)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

D—Adjustments to additional-paid-in capital (in thousands):

Conversion of Dialogic’s class A, B and C preferred shares and common shares and cancellation of warrants	$121,340
Dialogic stock compensation adjustment based upon the acquisition	3,869
Elimination of Veraz historical equity less other comprehensive income	(92,065)
Fair value adjustments for assets aquired and liabilities assumed	10,798
Negative goodwill resulting from the acquisition	(2,967)

$40,975

E—Eliminate Veraz’s historical other comprehensive income of $1,991,000

F—Adjustments to accumulated deficit (in thousands):

Elimination of Veraz historical accumulated deficit	$94,056
Negative goodwill resulting from the acquisition	2,967
Estimated merger and acquisition costs	(4,125)
Reverse deferred debt issuance costs as part of debt extinguishment	(933)
Dialogic stock compensation adjustment based upon the acquisition	(3,869)

$88,096

G—Reclassification of other receivable in the amount of $129,000 to due from related parties for a loan to one executive officer, repayable upon the receipt of certain tax refunds by the executive. It is anticipated that this loan will be fully repaid to Dialogic before consummation of the Arrangement.

H—Accrual of acquisition transaction costs expected to be incurred by Veraz and Dialogic which include investment banking, legal and accounting fees, and other external costs directly related to the acquisition of $4,125,000 as of March 31, 2010.

I—Elimination of historical acquisition transaction costs incurred by Veraz and Dialogic which include investment banking, legal and accounting fees, and other external costs directly related to the acquisition are as follows:

(in thousands)	For the three months ended March 31, 2010	For the year ended December 31, 2009
General and administrative expenses	$654	$548

J—To record the estimated stock-based compensation expense for Veraz, net of estimated forfeitures, related to the unearned portion of Veraz stock options and restricted stock units assumed in connection with the acquisition using the straight-line amortization method over the remaining vesting periods.

(in thousands)	Three Months Ended March 31, 2010
	Veraz Historical Stock-Based Compensation	Amortization of Unearned Compensation related to Veraz Stock Options and Restricted Stock Units	Decrease in Stock- Based Compensation Expense
Cost of revenues—services	$176	$6	$(170)
Research and development	225	14	(211)
Sales and marketing	181	15	(166)
General and administrative	126	12	(114)

Total stock-based compensation	$708	$47	$(661)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

(in thousands)	Year Ended December 31, 2009
	Veraz Historical Stock-Based Compensation	Amortization of Unearned Compensation related to Veraz Stock Options and Restricted Stock Units	Decrease in Stock- Based Compensation Expense
Cost of revenues—services	$986	$63	$(923)
Research and development	1,261	121	(1,140)
Sales and marketing	1,079	99	(980)
General and administrative	679	80	(599)

Total stock-based compensation	$4,005	$363	$(3,642)

To record the estimated stock-based compensation expense, net of estimated forfeitures, for Dialogic’s stock options assumed in connection with the acquisition. The pro forma adjustments represent the expense which would have been recorded historically for the vested portion of the options assuming the performance condition was achieved immediately prior to January 1, 2009. The amounts by functional expense line are as follows:

(in thousands)	For the three months ended March 31, 2010	For the year ended December 31, 2009
Cost of revenues—services	$28	$280
Research and development	49	386
Sales and marketing	69	533
General and administrative	82	851

	$228	$2,050

The net effect included in the unaudited pro forma condensed combined statements of operations related to the combined estimated stock-based compensation expense is as follows:

(in thousands)	For the three months ended March 31, 2010	For the year ended December 31, 2009
Cost of revenues—services	$(142)	$(643)
Research and development	(162)	(754)
Sales and marketing	(97)	(447)
General and administrative	(32)	252

	$(433)	$(1,592)

K—Eliminate Dialogic’s change in redemption value of preferred shares of $6,555,000 as the unaudited pro forma condensed combined statements of operation are presented as if the acquisition had occurred on January 1, 2009.

L—The change in provision for income taxes related to the pro forma adjustments is assumed to be zero. The unaudited pro forma condensed combined statements of operations for the periods presented reflects a loss position for both Veraz and Dialogic, and we have assumed that any tax impact would require a corresponding deferred tax valuation allowance.

M—Net loss per share and weighted average number of shares outstanding

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the weighted average number of Veraz common shares outstanding. The acquisition added 110,581,000 outstanding shares for the conversion of Dialogic shares into basic and diluted weighted average common shares outstanding for the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2010 and for the year ended December 31, 2009.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

The net loss per share and weighted average number of shares outstanding do not reflect the effect of the reverse stock split contemplated as part of the merger. The Veraz dilutive shares excluded from net loss per share calculations for the three month period ended March 31, 2010 and the year ended December 31, 2009 were 4,559,000 and 4,706,000, respectively. The Dialogic dilutive shares excluded from net loss per share calculations, at the option share conversion ratio of 0.91, for the three month period ended March 31, 2010 and the year ended December 31, 2009 were 4,666,000 and 5,164,000, respectively.

PROPOSAL NO. 2

THE REVERSE STOCK SPLIT PROPOSAL

Introduction

The Board has approved an amendment to Veraz’s certificate of incorporation to effect a reverse stock split, pursuant to which each five shares of common stock of Veraz outstanding will become one share of common stock. The stockholders are being asked to approve this proposed amendment. The reverse split will take effect, if at all, after it is approved by the stockholders of Veraz holding a majority of the shares of common stock outstanding and after filing the amendment with the Secretary of State of the State of Delaware (the “Effective Date”). Even if the reverse split is approved by the stockholders, it is within the discretion of the Board not to carry out the reverse split or to delay carrying out the reverse split.

Background

Our common stock is currently listed on The Nasdaq Global Market. On July 1, 2010, we received a letter from the Listing Qualifications Department of The Nasdaq Stock Market notifying us that, for the last 30 consecutive business days, the bid price for our common stock had closed below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Global Market. In accordance with Nasdaq Listing Rules, we will be afforded 180 calendar days, or until December 28, 2010, to regain compliance. To regain compliance, the bid price for our common stock must close at or above $1.00 for at least 10 consecutive business days at any time prior to December 28, 2010. If we do not regain compliance by December 28, 2010, and are not eligible for an additional compliance period at that time, the Nasdaq Listing Qualifications Department will provide written notification to us that our common stock may be delisted.

In addition, because Nasdaq considers the Arrangement a “change of control” of Veraz, we may need to satisfy various listing standards established by Nasdaq following consummation of the Arrangement. Because we are required to comply with the initial listing standards of The Nasdaq Global Market, our common stock held by persons other than officers, directors and beneficial owners of greater than 10% of our total outstanding shares, often referred to as the public float, must have an aggregate market value of at least $20 million, among other requirements. Additionally, at least 400 persons must own at least 100 shares and our common stock must have a minimum bid price of at least $4.00 per share.

If we are unable to meet The Nasdaq Global Market requirements, our common stock may be transferred to The Nasdaq Capital Market.

While we have at least 180 days to regain compliance with Nasdaq’s continued listing standards, the initial listing requirements are more stringent. The Board considered the potential harm to Veraz of a delisting from the Nasdaq stock exchange and determined that a reverse stock split was the best way of regaining compliance with Nasdaq’s minimum bid price continued listing standard and meeting the initial listing minimum bid price if necessary. Accordingly, the Board adopted resolutions, subject to approval by our stockholders, to amend our certificate of incorporation to effect a one-for-five reverse stock split of our outstanding shares of common stock. These resolutions were approved as a means of increasing the share price of our common stock above the minimum bid price, which is required for continued or initial listing on The Nasdaq Global Market.

Purpose and Material Effects of Proposed Reverse Split

One of the key requirements for initial listing on The Nasdaq Global Market is that our common stock must maintain a minimum bid price above $4.00 per share. We believe that the reverse split will improve the price level of our common stock so that we are able to maintain compliance with The Nasdaq minimum bid price listing standard. We also believe that the higher share price could help generate interest in Veraz among investors. Furthermore, we believe that maintaining our Nasdaq listing may provide us with a broader market for our common stock.

However, the effect of the reverse split upon the market price for our common stock cannot be predicted, and the history of similar reverse stock splits for companies in like circumstances is varied. The market price per share of our common stock after the reverse split may not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse split. The market price per post-reverse split share may not either exceed or remain in excess of the minimum bid price as required by Nasdaq, or otherwise meet the requirements of Nasdaq for inclusion for trading on The Nasdaq Global Market, including the applicable minimum public float requirement. The market price of our common stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

The reverse split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interest in Veraz or proportionate voting power, except to the extent that the reverse split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, each holder of common stock who would otherwise have been entitled to a fraction of a share upon surrender of such holder’s certificates will be entitled to receive a cash payment, without interest, determined by multiplying (i) the fractional share interest to which the holder would otherwise be entitled, after taking into account all shares of common stock then held on the Record Date by the holder, and (ii) the average closing sale price of shares of common stock for the 10 trading days immediately prior to the effective date of the reverse split or, if no such sale takes place on such days, the average of the closing bid and asked prices for such days, in each case as officially reported by Nasdaq.

The principal effect of the reverse split will be that (i) the number of shares of common stock issued and outstanding will be reduced from approximately 44.3 million shares as of August 3, 2010 to approximately 8.9 million shares, (ii) all outstanding options entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise of their options, one-fifth of the number of shares of common stock which such holders would have been able to purchase upon exercise of their options immediately preceding the reverse split at an exercise price equal to five times the exercise price specified before the reverse split, resulting in the same aggregate price being required to be paid therefor upon exercise thereof immediately preceding the reverse split, and (iii) the number of shares reserved for issuance pursuant to our stock option plans will be reduced to one-fifth of the number of shares currently included in each such plan.

The reverse split will not affect the par value of our common stock. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced to one-fifth of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be retroactively increased for each period because there will be fewer shares of our common stock outstanding.

The amendment will not change the terms of our common stock. The shares of new common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. Because no fractional shares of new common stock will be issued, any stockholder who owns fewer than five shares of common stock prior to the reverse split will cease to be a stockholder of Veraz on the Effective Date. We do not anticipate that the reverse stock split will result in any material reduction in the number of holders of common stock. Each stockholder’s percentage ownership of the new common stock will not be altered except for the effect of eliminating fractional shares. The common stock issued pursuant to the reverse split will remain fully paid and non-assessable. The reverse split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act. We will continue to be subject to the periodic reporting requirements of the Exchange Act.

Because our authorized common stock will not be reduced, the overall effect will be an increase in authorized but unissued shares of common stock as a result of the reverse stock split. These shares may be issued by our Board in its discretion. Presently, Veraz has no plans, proposals, arrangements or understandings to issue any of the additional shares of common stock that will become available as a result of the reverse stock split. Any future issuances will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of common stock.

While the Board believes it advisable to authorize and approve the reverse stock split for the reasons set forth above, the Board is aware that the increase in the number of authorized but unissued shares of common stock may have a potential anti-takeover effect. Our ability to issue additional shares could be used to thwart persons, or otherwise dilute the stock ownership of stockholders seeking to control Veraz. The reverse stock split is not being recommended by the Board as part of an anti-takeover strategy.

Certain Effects of the Reverse Split

Stockholders should recognize that if the reverse split is effectuated they will own fewer shares than they presently own (a number equal to the number of shares owned immediately prior to the filing of the certificate of amendment divided by five). The reverse split will have no effect on the number of our currently authorized but unissued shares of preferred stock. While we expect that the reverse split will result in an increase in the market price of our common stock, the reverse split may not increase the market price of our common stock by a multiple equal to the exchange number or result in the permanent increase in the market price (which is dependent upon many factors, including our performance and prospects). Also, should the market price of our common stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would pertain in the absence of the reverse split. Furthermore, the possibility exists that liquidity in the market for our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. In addition, the reverse split will increase the number of stockholders of Veraz who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, the reverse split may not achieve the desired results that have been outlined above.

Procedure for Effecting Reverse Split and Exchange of Stock Certificates

If the reverse split is approved by our stockholders, the reverse stock split would become effective at such time as we file the certificate of amendment to our certificate of incorporation with the Secretary of State of Delaware, which we intend to do in connection with the consummation of the Arrangement. Even if the reverse stock split is approved by our stockholders, our Board has discretion not to carry out or to delay in carrying out the reverse stock split if it determines that the reverse split is not necessary to avoid the delisting of our common stock from The Nasdaq Global Market, based on market prices at the time, or it determines that the reverse split will not be beneficial for any other reason. Upon the filing of the certificate of amendment, all the old common stock will be converted into new common stock as set forth in the certificate of amendment.

As soon as practicable after the Effective Date, stockholders will be notified that the reverse split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the “exchange agent.” Holders of pre- reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATES UNTIL REQUESTED TO DO SO. Any Stockholder whose shares are held by its stockbroker does not need to submit old share certificates for exchange. These shares will automatically reflect the new quantity of shares based on the one-for-five reverse split. Beginning on the Effective Date, each certificate representing pre-reverse split shares will be deemed for all corporate purposes to evidence ownership of post-reverse split shares.

Fractional Shares

We will not issue fractional certificates for post-reverse split shares in connection with the reverse split. In lieu of issuing fractional shares, each holder of common stock who would otherwise have been entitled to a fraction of a share upon surrender of such holder’s certificates will be entitled to receive a cash payment, without interest, determined by multiplying (i) the fractional share interest to which the holder would otherwise be entitled, after taking into account all shares of common stock then held on the Record Date by the holder, and (ii) the average closing sale price of shares of common stock for the 10 trading days immediately prior to the Effective Date or, if no such sale takes place on such days, the average of the closing bid and asked prices for such days, in each case as officially reported by Nasdaq.

The reduction in the number of outstanding shares due to redemption of fractional shares for cash is not expected to be significant. The decrease in the number of outstanding shares will have no effect on our periodic reporting requirements with the SEC. The decrease in the number of outstanding shares will have no effect on The Nasdaq Global market minimum share listing requirements because we will still have 25.6 million shares outstanding, which is well in excess of both The Nasdaq Global Market System minimum share requirement.

Criteria to be Used for Decision to Proceed With the Reverse Stock Split

If approval for the reverse stock split is obtained, the Board will be authorized to proceed with the reverse split. If our stock closes at a bid price equal to or greater than $4.00 for the ten business days prior to the special meeting, the Board may delay its decision to execute the reverse stock split indefinitely. In that case, if at any time during the 12 month period following the special meeting the stock price falls below $1.00 for a 30 day period and therefore fails to comply with the applicable Nasdaq Global Market minimum listing requirements for Nasdaq Global Market listing, then the reverse stock split may be executed as a cure for this condition.

No Dissenter’s Rights

Under the DGCL, our stockholders are not entitled to dissenter’s rights with respect to our proposed amendment to our certificate of incorporation to effect the reverse split and we will not independently provide our stockholders with any such right.

Material Federal Income Tax Consequences of the Reverse Split

The following is a summary of the material U.S. federal income tax consequences to Company stockholders of the reverse stock split. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. This discussion is for general information only and does not discuss the tax consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers, insurance companies or persons who do not hold their common stock as a capital asset). The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

In general, the federal income tax consequences of the reverse stock split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of common stock in exchange for their old shares of common stock. We believe that the reverse stock split should have the following federal income tax effects. A stockholder who receives solely a reduced number of shares of common stock will not recognize gain or loss. In the aggregate, such a stockholder’s basis in the reduced number of shares of common stock will equal the stockholder’s basis in its old shares of common stock and such stockholder’s holding period in the reduced number of shares will include the holding period in its old shares exchanged. A stockholder who receives cash in lieu of a fractional share as a result of the reverse stock split should generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in Section 302(a) of the Code. Generally, a stockholder receiving such a payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s basis in the fractional share. In the aggregate, such a stockholder’s basis in the reduced number of shares of common stock will equal the stockholder’s basis in its old shares of common stock decreased by the basis allocated to the fractional share for which such stockholder is entitled to receive cash, and the holding period of the reduced number of shares received will include the holding period of the old shares exchanged. Depending on a stockholder’s individual facts and circumstances, it is possible that cash received in lieu of a fractional share could be treated as a distribution under Section 301 of the Code, so stockholders should consult their own tax advisors as to that possibility and the resulting tax consequences to them in that event.

The Company will not recognize any gain or loss as a result of the reverse stock split.

Vote Required and Board Recommended

The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to approve the amendment of our Certificate of Incorporation to effect the one-for-five reverse split of our common stock. Abstentions and broker non-votes will not be counted as having been voted on the Proposal.

If there are not sufficient votes to approve the Proposal at the time of the meeting, the meeting may be adjourned to permit further solicitation of proxies by the Board. However, no proxy voted against the Proposal will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the Proposal.

The Board recommends a vote FOR approval the adoption of the reverse stock split Proposal.

PROPOSAL NO. 3

THE NAME CHANGE PROPOSAL

Veraz is proposing to change its corporate name from “Veraz Networks, Inc.” to “Dialogic Inc.” upon consummation of the Arrangement. In the judgment of the Board, the change of our corporate name is desirable to reflect our Arrangement with Dialogic. Veraz stockholders will not be required to exchange outstanding stock certificates for new stock certificates if the name change Proposal is approved. If the Arrangement Proposal is not adopted, this Proposal will not be presented at the special meeting.

Vote Required and Board Recommendation

The adoption of the name change Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Veraz common stock on the Record Date. Abstentions and broker non-votes will not be counted as having been voted on the Proposal.

If there are not sufficient votes to approve the Proposal at the time of the meeting, the meeting may be adjourned to permit further solicitation of proxies by the Board. However, no proxy voted against the Proposal will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the Proposal.

The Veraz Board recommends a vote FOR approval of the adoption of the name change Proposal.

PROPOSAL NO. 4

ADJOURNMENT PROPOSAL

Adjournment of the Meeting

Although it is not currently expected, the meeting may be adjourned to solicit additional proxies if there are not sufficient votes to approve the Arrangement Proposal or the Certificate Amendment Proposals. In that event, Veraz may ask its stockholders to consider the adjournment of the meeting to solicit additional proxies on such Proposals.

In this Proposal, we are asking you to authorize the holders of any proxy solicited by the Board to vote in favor of granting discretionary authority to the proxies or attorneys-in-fact to adjourn the meeting for the purpose of soliciting additional proxies. If Veraz stockholders approve the Adjournment Proposal, we could adjourn the meeting and any adjourned session of the meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies or authorized a proxy by telephone or via the Internet. Additionally, we may seek to adjourn the meeting if a quorum is not present at the meeting.

Vote Required and Board Recommendation

Approval of the Proposal to adjourn the meeting requires an affirmative vote of the holders of a majority of the shares of Veraz common stock present in person or by proxy at the meeting and entitled to vote on the Proposal. No proxy that is specifically marked “AGAINST” adoption of the Acquisition Agreement, approval of the Arrangement and the issuance of Veraz common stock to Dialogic or approval of the Certificate Amendment Proposals will be voted in favor of the Adjournment Proposal, unless it is specifically marked “FOR” the Proposal to adjourn the meeting.

The Board recommends that you vote “FOR” the Proposal to adjourn the meeting, if necessary, to solicit additional proxies if there are not sufficient vote to adopt the Acquisition Agreement, to approve the Arrangement and the issuance of Veraz common stock to Dialogic and the Certificate Amendment Proposals.

OTHER INFORMATION RELATED TO VERAZ

Business of Veraz

Our Company

We were incorporated in Delaware on October 18, 2001, and are a leading global provider of voice infrastructure solutions for established and emerging wireline and wireless service providers. Service providers use our products to transport, convert and manage data and voice traffic over both legacy Time-Division Multiplexing, or TDM, networks and Internet Protocol, or IP, networks, while enabling Voice over IP, or VoIP, and other multimedia services. Our products consist of our bandwidth optimization products and our NGN switching products. Our bandwidth optimization products include our I-Gate 4000 family of stand-alone media gateways and session bandwidth optimizers and our DTX family of digital circuit multiplication equipment, or DCME, products. Our NGN solution includes our ControlSwitch product family based on the IP Multimedia Subsystem, or IMS, architecture, our Network-adaptive Border Controller product family, Veraz’s session border controller, or SBC, solution providing security and session management, and our I-Gate 4000 family of media gateways. We also offer services consisting of hardware and software maintenance and support, installation, training and other professional services.

Our early business was based on the sale of DCME products to service providers for use in their legacy TDM networks. DCME optimizes the transmission of voice across existing transmission links through the use of specific voice compression and voice quality enhancement. We have increasingly focused our efforts on our IP products (media gateways and our ControlSwitch product family).

We outsource the manufacturing of our hardware products, and we sell our products primarily through a direct sales force and also through indirect sales channels.

Our Products and Services

Our product portfolio consists of bandwidth optimization and NGN switching solutions. Our bandwidth optimization products consist of our I-Gate 4000 family of media gateways, our Secure Communication software, and our DTX-600 DCME product for voice compression over legacy TDM networks. Our NGN switching solution consists of our ControlSwitch, an IP softswitch and service delivery platform comprised of numerous IMS-compatible software modules, our Network-adaptive Border Controller and our I-Gate 4000 family of media gateways. Our portfolio of products can significantly reduce the cost to transport and deliver voice services compared to traditional alternatives and other NGN solutions. In addition, our products offer a standards-compliant platform that enables service providers to increase their revenues through the rapid creation and delivery of new services.

The combination of our media gateways and ControlSwitch forms a comprehensive network solution that is capable of converging legacy and IP networks, delivering new revenue generating services on an IP infrastructure while maintaining existing services from legacy infrastructure. The I-Gate 4000 family of media gateways are physically connected to both circuit and packet networks and serves as a bridge between the voice traffic carried over the public switched telephone network (“PSTN”) or legacy TDM networks and packet-based IP networks. The I-Gate 4000 family of media gateways provides superior voice quality and industry-leading compression to lower operating expense. The ControlSwitch controls the media gateway and provides call control, call policy routing and enables other back office functionality such as billing.

Our ControlSwitch solution offers equal or superior functionality, reliability and voice quality as that offered by legacy voice switches over both legacy and IP networks, and has additional advantages such as flexibility in network design and management, compact size, open and multi-vendor architecture and quick programmability for new service creation and turn-up.

ControlSwitch

Our ControlSwitch is a highly scalable and fully distributed IMS-compliant software solution that provides call control, call policy/routing, signaling gateway, and media device control, in addition to back office functions in support of provisioning, billing, and network operations. Our compliance to the IMS standards ensures all of the building blocks are available for operators to deploy an open solution that best meets the operators’ service needs. Our distributed architecture and centralized control also provides tremendous operating savings to service providers. ControlSwitch software runs on off-the-shelf computing platforms and performs the following broad functions:

•	Call Control functions instruct media gateways to originate and terminate calls over PSTN and IP networks.

•	Call Policy functions enable service providers to define and implement static and dynamic call policies including least cost, time of day and quality of service routing.

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Signaling Gateway allows access and utilization of the resources of the SS7/C7 network for PSTN call signaling and intelligent networking services. SS7/C7 is the global standard for telecommunications procedures and protocol by which network elements in the PSTN exchange information over a digital signaling network to effect wireless and wireline call setup, routing, and control.

•	Back office functionality, managed by the Element Management System includes reporting, call information for billing and troubleshooting for our softswitch solution.

Network-adaptive Border Controller

The Network-adaptive Border Controller, or N-aBC, is a true next generation security and session management platform, designed to address the key shortcomings in current generation SBCs. The N-aBC provides significant additional benefits and delivers graceful network evolution for service providers.

•	Integrated support for both SIP/H.323 and SS7 services enables service providers to fully leverage their investment in TDM services as they migrate toward an all-IP next generation network.

•	Built-in security for web-services based applications enables service providers to protect their call session handling infrastructure as well as their applications.

•	Centralized routing and session management provide real-time global optimization of session handling, resulting in lower network costs and higher quality services.

•	Centralized local and global security and call-admission control policies significantly simplify the management of security policies while increasing their granularity and effectiveness.

•	Industry leading VoIP compression without sacrificing voice quality dramatically lowers network transport costs and minimizes the risks of network congestion or overload.

•	Application-independent security and session management simplify the development and management of new applications.

•	Centralized, network-wide, operations support lowers the cost to deploy, maintain and manage both TDM and IP services.

I-Gate 4000 Media Gateways

Our I-Gate 4000 PRO and I-Gate 4000 EDGE media gateways are hardware devices that transport and convert the voice traffic between PSTN and IP networks. Our I-Gate 4000 family of media gateways can also offer superior voice compression, up to 16:1 while maintaining superior voice quality. Media gateways are usually categorized by voice channel capacity. Typically, media gateways supporting less than 1,000 simultaneous voice channels, such as our I-Gate 4000 EDGE are considered low density while media gateways supporting greater than 10,000 simultaneous voice channels, such as our I-Gate 4000 PRO, are considered high density.

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The high density I-Gate 4000 PRO is designed for medium and large-scale Central Office or co-location points of presence deployments used by service providers. Our I-Gate 4000 PRO uses hardware redundancy to protect against hardware module failures and ensure network performance and availability. Our I-Gate 4000 PRO supports up to 12,960 redundant compressed voice channels on a single hardware terminal.

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The I-Gate 4000 EDGE, with up to 480 redundant compressed voice channels, is designed for low-density applications to extend the reach of service providers’ networks to low density markets and enterprises.

Both products support various PSTN interfaces including T1, E1 and IP interfaces such as Fast Ethernet. In addition, the I-Gate 4000 PRO also supports PSTN interfaces including DS3, STM-1, OC-3 and IP interfaces such as Gigabit Ethernet.

DTX-600

Our legacy DTX-600 DCME product can simultaneously compress voice, fax, data and signaling traffic between any two legacy networks. By compressing traffic, our DTX-600 is designed to serve as a bandwidth optimization platform. Our DTX-600 DCME product compresses voice, fax, data, and signaling traffic between any two legacy network transmission or network switch points. DCME terminals can be used in conjunction with international long distance switches, national long distance switches, mobile switching centers and satellite communications stations from various physical points of presence, or POPs, on a service provider’s network. Our DCME products enable diverse network applications such as the transmission of multiple signaling, voice, data and fax traffic types with or without echo cancellation.

Global Customer Services

We provide comprehensive network support solutions consistent with the needs and requirements of our customers in all geographic markets. Our global services organization offers around the clock support services, a range of professional services, and training courses to help our customers design, install, deploy and maintain their networks.

Competition

The market for carrier packet voice infrastructure solutions is intensely competitive, subject to rapidly changing technology and is significantly affected by new product introductions and the market activities of other industry participants. We expect competition to persist and intensify in the future. This market has historically been dominated by established telephony equipment providers, such as Alcatel-Lucent, Ericsson and Nokia-Siemens Networks, all of which are our direct competitors. We also face competition from other telecommunications and networking companies, including Cisco Systems, Sonus Networks, and Huawei, some of which have entered our market by acquiring companies that design competing products. In addition, these competitors have broader product portfolios and more extensive customer bases than we do. Some of our competitors also have significantly greater financial resources than we do and are able to devote greater resources to the development, promotion, sale and support of their products. Other smaller and mostly privately-held companies are also focusing on our target markets.

Manufacturing

We outsource the manufacturing of our hardware products. Our I-Gate 4000 media gateways are manufactured for us by Flextronics. We buy our DCME products from ECI, which subcontracts the manufacturing to Flextronics. We believe that outsourcing our manufacturing enables us to conserve working capital, better adjust manufacturing volumes to meet changes in demand and more quickly deliver products.

We purchase component parts from outside vendors. Although there are multiple sources for most of these component parts, some components are purchased from a single source provider. We regularly monitor the supply of component parts and the availability of alternative sources. We do not have long-term supply contracts with any of our component suppliers.

Intellectual Property

Our business is dependent on the development, maintenance, and protection of our intellectual property. We rely on the full spectrum of intellectual property rights afforded by patent, copyright, trademark, and trade secret laws, as well as confidentiality procedures and licensing Arrangements, to establish and protect our rights to our technology and other intellectual property.

In addition to developing technology, we evaluate the acquisition of intellectual property from others to identify technology that provides us with a technological or commercial advantage. We have licensed elements of our technology from third parties, such as all intellectual property associated with our DCME product, which we have licensed from ECI and various operating systems and protocol stacks, which we have licensed from other third parties. None of our third party licenses are subject to termination provisions that will prevent us from continuing our operations.

We are the owner of numerous trademarks and service marks and have applied for registration of our trademarks and service marks in the United States and abroad to establish and protect our brand names as part of our intellectual property strategy, including the registered mark Veraz.

We endeavor to protect our internally developed systems and maintain our trademarks and service marks. Typically, we enter into confidentiality or license agreements with our employees, consultants, customers, and vendors in an effort to control access to and distribution of our technology, software, documentation, and other information.

Employees

At August 3, 2010, we had 319 employees, including 128 employees in research and development and engineering, 91 employees in professional services, 61 employees in sales and marketing, and 39 employees in general and administrative and operational functions. None of our employees are represented by labor unions.

Facilities

We have renewed the lease for six months from November 1, 2009 until April 30, 2010 of our 24,747 square-foot facility for our corporate headquarters in San Jose, California. We also lease small sales office facilities in each of Fort Lauderdale, Florida; Herndon, Virginia; Brazil, Russia, France, Singapore, India, and the United Kingdom. In addition, we lease approximately 46,400 square feet in Petach Tikva, Israel for sales, development, support and general and administrative functions. We do not own any real estate. We believe that our properties, taken as a whole, are in good operating condition and are suitable for our business operations.

Available Information

We maintain a website at www.veraznetworks.com. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and related amendments are available free of charge through our website as soon as reasonably practicable after such reports are electronically filed with or furnished to the SEC. Our website and the information contained in it and connected to it shall not be deemed incorporated by reference into this Form 10-K. Further copies of the reports are located at the SEC’s Public Reference Room at

100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding our filings, at www.sec.gov.

Current Veraz Directors

The Board is currently divided into three classes. Each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The Board presently has six members. The following is a brief biography of each director currently serving on our Board. All information regarding the terms of office for members of the Board assumes the Arrangement is not consummated.

Directors Continuing in Office Until the 2011 Annual Meeting of Stockholders

Dror Nahumi, age 47, has been a member of the Board since November 2004. Mr. Nahumi has been with Norwest Venture Partners since September 2008. Prior to September 2008, Mr. Nahumi served as Chief Technology Officer of ECI, a supplier of networking infrastructure for carrier and service provider networks, since June 2004. He was nominated to the position of Executive Vice President and Chief Strategy Officer of ECI in January 2006. From May 2002 to February 2004, Mr. Nahumi was the CEO of Axonlink, an optical components company. During the period of July 1997 to January 2001, Mr. Nahumi served in the positions of General Manager, and later as President of I-Link, a software solution provider. Mr. Nahumi joined I-Link after the acquisition of MiBridge, a VoIP software company that he founded and managed. Before founding MiBridge, Mr. Nahumi was a research engineer at AT&T Bell Labs, a technology company. Mr. Nahumi’s corporate development and managerial expertise coupled with his deep understanding of the telecommunications industry are important to the Board.

W. Michael West, age 60, has been a member of the Board since November 2007. Mr. West has served as a director of Extreme Networks, Inc., a provider of network infrastructure solutions and services, since August 30, 2006 and as its chairman of the board of directors from September 2004 until October 2006. From June 2003 to July 2004, Mr. West served as director of Larscom Incorporated, a telecommunications equipment provider. From April 2002 to June 2003, Mr. West served as Chief Executive Officer of VINA Technologies, Inc., a telecommunications equipment provider, and served as its chairman of the board of directors from June 1999 to June 2003. From September 1997 to January 1998, Mr. West served as Executive Vice President for Lucent Technologies, a communications company. From February 1995 to July 1997, Mr. West was President, Chief Operating Officer and a director of Octel Communications, a telecommunications equipment provider, after having served as an Executive Vice President from September 1986 to February 1995. Mr. West held multiple positions at Rolm Corp, a telecommunications company, from 1979 to September 1986, most recently as general manager of the National Sales Division. Mr. West’s previous managerial experience and industry knowledge position him to make an effective contribution to the Board.

Directors Continuing in Office Until the 2012 Annual Meeting of Stockholders

Douglas Sabella, age 52, has served as our President, Chief Executive Officer and a member of the Board since December 2004. From July 2003 to May 2004, Mr. Sabella was Chief Operating Officer of Terayon, Inc., a network equipment company. From March 2001 to April 2003, Mr. Sabella was President and Chief Operating Officer and a member of the board of directors for Tumbleweed Communications Corp., a provider of e-mail security software. From February 2000 to March 2001, Mr. Sabella was the President and Chief Executive Officer of Bidcom, Inc., a provider of collaboration software. From 1985 to February 2000, Mr. Sabella held various senior management positions at Lucent Technologies, a provider of telecommunications equipment. Mr. Sabella’s long tenure as Chief Executive Officer brings continuity to the Board, and his operational expertise and deep understanding of our business make him an important resource for the Board.

Pascal Levensohn, age 49, has been a member of the Board since November 2001. Mr. Levensohn is the Founder and Managing Partner of San Francisco-based Levensohn Venture Partners LLC, a venture capital firm focusing on investing in early stage software, semiconductor and communications companies, which he founded in 1996. In April 2010, Mr. Levensohn also became a managing director of Presidio Financial Partners, LLC, a wealth management advisory firm. Mr. Levensohn also currently serves on the following operating private company boards: ShotSpotter, a gunshot location and detection solutions provider; Akros Silicon, a power management company; and Ubicom, Inc., a microprocessor company that develops processors specifically architected to deliver multimedia content for the digital home. He also serves as the chairman of the board of directors of Consolidated IP Holdings, Inc., a company holding rights to various intellectual property portfolios in the telecommunications industry. Mr. Levensohn is a director of the National Venture Capital Association. Mr. Levensohn’s financial expertise and previous management experience make him an important resource for the Board as it assesses both financial and strategic decisions.

Directors Continuing in Office Until the 2013 Annual Meeting of Stockholders

Bob Corey, age 59, has been a member of the Board since May 2006. Mr. Corey has been Senior Vice President and Chief Financial Officer of Extreme Networks, Inc. since July 2009 and Acting President and Chief Executive Officer since October 2009. Mr. Corey has been an independent management consultant since January 2006. From May 2003 to January 2006, he served as Executive Vice President and Chief Financial Officer of Thor Technologies, Inc., a provider of enterprise provisioning software that was acquired by Oracle Corporation in November 2005. From May 2000 to August 2002, prior to joining Thor Technologies, Inc., Mr. Corey served as Executive Vice President and Chief Financial Officer of Documentum, Inc., a provider of enterprise content management software. From May 1998 to April 2000, Mr. Corey served as Senior Vice President of Finance and Administration and Chief Financial Officer for Forte Software, Inc., a provider of software development tools and services, and in February 1999, Mr. Corey was elected to its board of directors. Mr. Corey served on the board of directors of Extreme Networks, Inc., a provider of network infrastructure solutions and services until July 2009 and Interwoven, Inc., a provider of enterprise content management solutions until March 2009. As a result of his long tenure in finance and executive positions, Mr. Corey brings substantial leadership skills and financial expertise to the Board, particularly through his role as audit committee financial expert.

Promod Haque, age 61, has served as the chairman of the Board since July 2001. Mr. Haque has been a Managing Partner of Norwest Venture Partners since 1990, focusing on investments in semiconductor and components, systems software and services. Mr. Haque also serves on the board of directors of Adventity, a provider of Knowledge Process Outsourcing to the Financial Services Industry, Cyan Optics, a provider of advanced technology systems for communication service provider networks, FireEye, Inc., a provider of network access control solutions and services, Persistent Systems, a provider of outsourced software product development, Sulekha Private Ltd., an online interactive website for Indian communities worldwide, Sonoa Systems, Inc., a provider of IT infrastructure solutions and services, Veveo.TV, Inc., a provider of content solutions and services to carriers and service providers, Virtela Communications, Inc., a provider of virtual network operating company, Yatra, an Indian online travel company, Appnomic Systems, an infrastructure management services (IMS) company, Innovative Design Engineering Animation, a one-stop product development and animation consultancy, and Vanu, Inc., the first commercially available software radio access network (RAN). Mr. Haque’s long tenure as chairman of the Board brings continuity to the Board, and his financial expertise makes him an important resource for the Board as it assesses both financial and strategic decisions.

Independence of the Board

As required under The Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by the Board. The Board consults with Veraz’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Veraz, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that the following five of our six directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Corey, Mr. Haque, Mr. Levensohn, Mr. Nahumi and Mr. West. In making its determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with Veraz or had any material relationship with Veraz other than as detailed below. Mr. Sabella, Veraz’s President and Chief Executive Officer, is not an independent director by virtue of his employment with Veraz. Prior to September 16, 2008, Mr. Nahumi was not an independent director by virtue of his employment with ECI. Effective as of September 16, 2008, Mr. Nahumi resigned from his employment with ECI and at such time became an independent director.

Board Leadership Structure

The Board is currently chaired by Mr. Haque, who has served as chairman since 2001. Mr. Haque, or the Board Chair, has authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. We believe that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that such separation creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of Veraz and its stockholders. As a result, we believe that having a Board Chair separate from the Chief Executive Officer can enhance the effectiveness of the Board as a whole. In addition, Mr. Haque’s long tenure as chairman and deep understanding of Veraz helps ensure that the Board and management act with a common purpose. In our view, a Board Chair with extensive history and knowledge of Veraz (as is the case with Mr. Haque) positions the Board Chair to act as a bridge between management and the Board, facilitating the regular flow of information and implementation of our strategic initiatives and business plans.

Role of the Board in Risk Oversight

The Board has an active role in overseeing management of Veraz’s risks, which it administers directly as well as through various Board standing committees that monitor risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including information regarding our credit, liquidity and operations and the risks associated with each. The Audit Committee of the Board, or the Audit Committee, has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Corporate Governance Committee of the Board monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Nominating Committee manages risks associated with the independence of the Board and potential conflicts of interest. The Compensation Committee of the Board assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk taking. While each committee is responsible for evaluating certain risks and overseeing management of such risks, the entire Board is regularly informed through.

Information Regarding Current Committees of the Board

The Board has four committees: an Audit Committee, a Compensation Committee, a Nominating Committee and a Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2009 for each of the Board committees:

Name	Audit	Compensation	Nominating	Corporate Governance
Bob Corey	X*		X	X
Promod Haque	X	X*	X(1)
Pascal Levensohn	X	X		X*
Dror Nahumi
Douglas Sabella
W. Michael West		X	X(1)	X

Total meetings in fiscal 2009	4	3	1	0

*	Committee Chairperson
(1)	Effective as of February 13, 2009, the Board proposed and approved appointing Mr. West as Chairperson of the Nominating Committee replacing Mr. Haque as Chairperson.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that, except as specifically described below, each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Veraz.

Audit Committee

The Veraz Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee Veraz’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the engagement of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on Veraz’s audit engagement team as required by law; reviews and approves or rejects transactions between Veraz and any related persons; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Veraz regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review Veraz’s annual audited financial statements and quarterly financial statements with management and the independent registered accounting firm, including reviewing Veraz’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee is composed of three directors: Messrs. Corey, Haque and Levensohn. The Audit Committee met four times during 2009. The Audit Committee has adopted a written charter that is available to stockholders on Veraz’s website at www.veraznetworks.com.

The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of Veraz’s Audit Committee are independent (independence as currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board has also determined that Mr. Corey qualifies as an “audit committee financial expert,” as defined in applicable

SEC rules. The Board made a qualitative assessment of Mr. Corey’s level of knowledge and experience based on a number of factors, including his formal education and experience as a senior executive officer with financial oversight functions.

Report of the Audit Committee of the Board(1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2009 with management of Veraz. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards , Vol. 1, AU section 380). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm the accounting firm’s communications with the audit committee concerning independence and has discussed with the independent accountants the independent accountant’s independence.

Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in Veraz’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Audit Committee

Bob Corey

Promod Haque

Pascal Levensohn

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of Veraz under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of three directors: Messrs. Haque, Levensohn and West. All members of Veraz’s Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Compensation Committee met three times during 2009. The Compensation Committee has adopted a written charter that is available to stockholders on Veraz’s website at www.veraznetworks.com.

The Veraz Compensation Committee acts on behalf of the Board to review and approve the Veraz’s overall compensation strategy and policies, including to:

•	review and approve corporate performance goals and objectives relevant to the compensation of Veraz’s executive officers and other senior management;

•	recommend to the Board for approval the compensation plans and programs for Veraz;

•	establish policies with respect to equity compensation Arrangements;

•

review and approve the terms of any employment agreements, severance Arrangements, change-of-control protections and any other compensatory Arrangements for Veraz’s executive officers and other senior management;

•

recommend to the Board for determination and approval the compensation and other terms of employment of Veraz’s chief executive officer and evaluate the chief executive officer’s performance in light of relevant corporate performance goals and objectives;

•	review and approve the individual and corporate performance goals and objectives of Veraz’s other senior management;

•	recommend to the Board for determination and approval the compensation and other terms of employment of the other executive officers or senior management;

•

recommend to the Board the adoption, amendment and termination of Veraz’s stock option plans, stock appreciation rights plans, pension and profit sharing plans, incentive plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans and similar programs and administer these plans; and

•	review and establish appropriate insurance coverage for Veraz’s directors and executive officers.

The Compensation Committee also reviews with management Veraz’s Compensation Discussion and Analysis and to consider whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures

The Veraz Compensation Committee determines and recommends compensation awards for our executive officers. The processes used by the Compensation Committee for the consideration and determination of executive officer and director compensation consist of the following:

•	regular meetings of the Compensation Committee to review and evaluate compensation matters; and

•	analyzing third party survey data in connection with evaluation of compensation matters.

The Compensation Committee meets as often as it deems necessary and appropriate, but not less frequently than once each year to review the compensation and awards of the executive officers and other employees of Veraz, and otherwise perform its duties under its charter. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation.

The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Veraz as deemed necessary or appropriate by any member of the Compensation Committee to discharge his or her responsibilities hereunder. The Compensation Committee has the authority to obtain, at the expense of Veraz, advice and assistance from internal or external legal, accounting or other advisors and consultants. In particular, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of director, Chief Executive Officer or senior executive compensation, including sole authority to approve such consultant’s reasonable fees and other retention terms, all at Veraz’s expense. The Compensation Committee has the authority to incur other reasonable expenditures for external resources that the Committee deems necessary or appropriate in the performance of its duties. The Compensation Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board to grant stock awards under Veraz’s equity incentive plans to persons who are not (a) “Covered Employees” under Section 162(m) of the Code; (b) individuals with respect to whom Veraz wishes to comply with Section 162(m) of the Code or (c) then subject to Section 16 of the Exchange Act.

The Compensation Committee utilized a third-party compensation survey that provides industry data to better inform its determination of the key elements of our compensation program. In setting compensation, the Compensation Committee has not historically reviewed the elements of its compensation as a whole. Instead, our Compensation Committee has endeavored to (1) set a base salary as low as reasonably possible while still attracting and retaining quality talent, (2) set variable compensation at a level such that annual cash compensation assuming achievement of aggressive corporate and individual goals will be consistent with the 50th to 75th percentile of annual cash compensation at comparable companies in our peer group, (3) offer a competitive benefits package, and (4) ensure employees have a meaningful equity stake in Veraz so that when shareholder value is created, employees share in that value creation.

To provide additional information to support the Compensation Committee’s compensation decisions, our Chief Executive Officer typically provides annual recommendations to the Compensation Committee and discusses with the Board the compensation and performance of all Named Executive Officers (as defined below), excluding himself. Our Chief Executive Officer bases his recommendations in part upon annual performance reviews of our Named Executive Officers, other than himself. The Compensation Committee evaluates our Chief Executive Officer’s performance reviews of our other Named Executive Officers and provides input to the Chief Executive Officer regarding such reviews. Our Chief Executive Officer’s compensation is determined by the Compensation Committee, which analyzes our Chief Executive Officer’s performance.

Nominating Committee

The Nominating Committee is responsible for:

•

identifying, reviewing and evaluating candidates to serve as directors of Veraz, reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board;

•

considering recommendations for Board nominees and proposals submitted by stockholders and establishing any policies, requirements, criteria and procedures, including policies and procedures to facilitate stockholder communications with the Board;

•	reviewing, discussing and assessing the performance of the Board, including Board committees;

•	making recommendations to the Board regarding the chairmanship and membership of the committees of the Board; and

•	reviewing the compensation paid to non-employee directors for their service on the Board and its committees and recommending any changes for approval by the Board.

The Nominating Committee is composed of three directors: Messrs. Corey, Haque and West. The Board has determined that Messrs. Corey, Haque, and West are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating Committee met once during the fiscal year. The Nominating Committee has adopted a written charter, which can be found on our website at

http://investor.veraznetworks.com/governance.cfm.

The Nominating Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Veraz, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of Veraz’s stockholders. However, the Nominating Committee retains the right to modify these qualifications from time to time.

Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of Veraz and the long-term interests of stockholders. In conducting this assessment, the Nominating Committee typically considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Veraz, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors’ overall service to Veraz during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. In fiscal 2009, the Nominating Committee did not pay a fee to any third party to assist in the process of identifying or evaluating director candidates.

The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating Committee at the following address: 926 Rock Avenue, San Jose, CA 95131, at least 120 days prior to the anniversary date of the mailing of Veraz’s proxy statement for the last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of Veraz’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. To date, the Nominating Committee has not received any such submission from a stockholder.

Corporate Governance Committee

The Corporate Governance Committee of the Board is responsible for overseeing all aspects of Veraz’s corporate governance functions and making recommendations to the Board regarding corporate governance issues. For this purpose, the Corporate Governance Committee performs several functions, including:

•	developing a set of corporate governance principles for Veraz;

•	overseeing and reviewing the processes and procedures used by Veraz to provide information to the Board and its committees; and

•	reviewing with the chief executive officer the plans for succession to the offices of Veraz’s chief executive officer and making recommendations to the Board.

The Corporate Governance Committee is composed of three directors: Messrs. Corey, West and Levensohn. All members of the Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Corporate Governance Committee did not meet in fiscal 2009. The Corporate Governance Committee has adopted a written charter, which can be found on our website at http://investor.veraznetworks.com/governance.cfm.

Director Compensation

We currently provide cash compensation at a rate of $10,000 per year to each non-employee director who joined the Board after January 1, 2006 for his services as a director. We also pay the chairperson of the Audit Committee a retainer of $35,000 per year, and each of the chairpersons of the Compensation, Nominating and Corporate Governance Committees a retainer of $10,000 per year. We also pay each non-chair committee member a retainer of $5,000 per year. In addition, we reimburse our non-employee directors for all reasonable expenses incurred in attending meetings of the Board and its committees.

Our 2006 Equity Incentive Plan, 2006 Plan, provides for the automatic grant of options to purchase shares of common stock to our directors who are not our employees or consultants or who cannot exercise voting power over ten percent or more of our common stock. Under the current applicable provisions of the 2006 Plan any new non-employee director will receive an initial option to purchase 25,000 shares of common stock and each non-employee director will receive an annual option grant to purchase 20,000 shares of our common stock. Prior to May 31, 2008, the number of shares subject to these initial option grants was 15,000 shares and the number of shares subject to these annual option grants was 5,000 shares, but the Board increased the amounts of these grants to their current levels effective May 31, 2008. Initial grants and annual grants vest in equal monthly installments over 48 months.

Mr. Sabella, our President and Chief Executive Officer, is not separately compensated for his services as a member of the Board.

The following table shows for the fiscal year ended December 31, 2009 certain information with respect to the compensation of all non-employee directors of Veraz:

Name	Fees Earned or Paid in Cash(1)		Option Awards(2)(3)	Total
Bob Corey	$76,250	(4)	$9,754	$86,004
Promod Haque.	—		9,754	9,754
Pascal Levensohn	—		9,754	9,754
Dror Nahumi	—		9,754	9,754
W. Michael West	35,625	(5)	9,754	45,379

(1)	Consists of fees earned for Board and committee service.
(2)	The dollar amounts in this column represent the aggregate grant date fair value of stock option awards granted pursuant to our equity compensation plans in the year ended December 31, 2009. These amounts have been calculated in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.
(3)	The following stock options were outstanding as of December 31, 2009: Mr. Corey, 92,500; Mr. Haque, 148,364; Mr. Nahumi, 20,000; Mr. Levensohn, 55,000; and Mr. West, 55,000. Mr. West also had 5,000 restricted stock units outstanding subject to vesting as of December 31, 2009.
(4)	Includes $13,750 paid in 2010 for services rendered in 2009 and $10,000 paid in connection with correcting an underpayment error in 2007 and 2008 relating to Mr. Corey’s service on the governance committee.
(5)	Includes $7,500 paid in 2010 for services rendered in 2009.

Stockholder Communications with the Board

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to our Corporate Secretary at 926 Rock Avenue, San Jose, CA, 95131. Our Corporate Secretary will review each communication and distribute such communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly hostile, threatening, illegal or similarly unsuitable, in which case, the material will be excluded, with the provision that any communication that is filtered out shall be made available to any non-management director upon request. Further information is available on Veraz’s website at www.veraznetworks.com.

Code of Conduct and Ethics

Veraz has adopted the Veraz Networks, Inc. Code of Conduct and Ethics that applies to all officers, directors and employees. The Code of Conduct and Ethics is available on our website at www.veraznetworks.com. If Veraz makes any substantive amendments to the Code of Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, Veraz will promptly disclose the nature of the amendment or waiver on its website. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Conduct and Ethics by posting such information on our website at the address and the locations specified above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Veraz. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to Veraz and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that the five reports covering the annual automatic grants of options to purchase shares of our common stock to our non-employee directors for 2009 were filed late as a result of an administrative error.

Current Veraz Executive Officers

Our executive officers, their ages and their positions as of March 31, 2010, are as follows:

Name	Age	Position(s)
Douglas Sabella*	52	President, Chief Executive Officer and Director
Albert Wood	53	Chief Financial Officer
William Rohrbach	61	Vice President of Worldwide Sales
Israel Zohar	57	Vice President, Global Operations

*	Mr. Sabella’s biography can be found under the section entitled “Current Veraz Directors” above.

Albert Wood has served as our Chief Financial Officer since April 2005. From October 2002 to November 2004, Mr. Wood served as Chief Financial Officer of PalmSource, a provider of operating system software for handheld devices and from December 2002 to November 2004 served as their Treasurer. From March 2001 to October 2002, Mr. Wood was Chief Financial Officer of Insignia Solutions, Inc., a provider of Java virtual machine software. From June 1999 to March 2001, Mr. Wood was the Chief Financial Officer of Cohera Solutions, a catalog management and content integration software provider acquired by PeopleSoft, Inc. in August 2001.

William Rohrbach has served as our Vice President of Worldwide Sales since July 2008. From August 2007 to July 2008, Mr. Rohrbach served as our Vice President of Strategy and Business Development. From November 2004 to August 2007, Mr. Rohrbach was Vice President and Key Account Manager for the Verizon Group at LM Ericsson, a public telecommunications equipment company with over 80,000 employees. From November 2003 to November 2004, Mr. Rohrbach was Vice President North American Sales at Terayon Inc., a provider of network equipment to the cable industry. Prior to joining Terayon, Mr. Rohrbach spent more than 30 years at AT&T and Lucent Technologies where he held a variety of Executive positions in Product Management, Sales and Business Development.

Israel Zohar has served as our Vice President, Global Operations of Veraz Networks, Inc. since December 2002. In 2001, he served as head of the VoIP business unit in ECI’s NGTS subsidiary. At the end of 2001, he was nominated to be the Chief Operating Officer of the NGTS.

Executive Compensation

Summary Compensation Table

The following table shows for the fiscal year ended December 31, 2009 and 2008, compensation awarded to or paid to, or earned by, Veraz’s Chief Executive Officer, Chief Financial Officer, its two other most highly compensated executive officers at December 31, 2009 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Award(1)($)	Stock Award(2)($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Douglas Sabella	2009	$300,000	—	—	—	—		—		$300,000
President and Chief Executive Officer	2008	300,000	—	—	—	—		$65,869	(3)	365,869

Albert Wood	2009	295,000	—	—	—	$88,500	(4)	—		383,500
Chief Financial Officer	2008	258,750	—	—	$418,000	$75,000	(5)	—		751,750

William Rohrbach	2009	225,000	—	—	—	—		102,596	(6)	367,000
Vice President of Worldwide Sales	2008	225,000	—	$68,130	—	—		115,775	(7)	408,905

Israel Zohar(8)	2009	170,197	—	—	—	—		63,666	(9)	233,863
Vice President of Global Operations	2008	185,028	—	—	—	—		98,426	(10)	364,436

(1)	The dollar amounts in this column represent the aggregate grant date fair value of stock option awards granted pursuant to our equity compensation plans in the year ended December 31, 2009. These amounts have been calculated in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock options were forfeited by any of our Named Executive Officers during 2009. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.
(2)	The dollar amounts in this column represent the aggregate grant date fair value of stock awards granted pursuant to our equity compensation plans in the year ended December 31, 2009. These amounts have been calculated in accordance with FASB ASC Topic 718.
(3)	Consists of $113,600 gain from exercise and subsequent disqualifying disposition of 20,000 options under a same-day-sale transaction offset by $47,731 paid by Mr. Sabella to us for disgorgement of profits from such same-day-sale.
(4)	Consists of a one-time bonus for 2009 performance guaranteed in Mr. Wood’s amended employment letter from August 2008 and paid in March 2010.
(5)	Consists of a one-time bonus for 2008 performance guaranteed in Mr. Wood’s amended employment letter from August 2008 and paid in February 2009.
(6)	Consists of sales commissions earned in 2009.
(7)	Consists of sales commissions earned in 2008.
(8)	All payments made to Mr. Zohar in New Israeli shekels were converted into dollars at the annual average exchange rate for the relevant fiscal year.
(9)	Consists of $18,799 paid for health and welfare benefits to Mr. Zohar, including manager’s insurance, private health insurance, social security, disability and convalescence; $14,178 contributed to a severance fund which is mandated by Israeli law; $12,765 contributed to an Israeli tax-exempt employee education fund on behalf of Mr. Zohar; $896 in meals and traditional holiday gifts; and $17,029 in available accrued vacation.
(10)	Consists of $18,638 paid for health and welfare benefits for Mr. Zohar, including manager’s insurance, private health insurance, social security, disability and convalescence; $15,413 contributed to a severance fund which is mandated by Israeli law; $13,877 contributed to an Israeli tax-exempt employee education fund on behalf of Mr. Zohar; $2,718 for automobile related expenses pursuant to Veraz’s automobile leasing program; $822 in meals and traditional holiday gifts; and $46,957 in available accrued vacation.

Narrative to Summary Compensation Table

Employment Agreements

We have entered into employment agreements with our current executive officers, as further described below.

Douglas Sabella. We entered into an offer letter agreement with Mr. Sabella on November 17, 2004, which was subsequently amended on April 21, 2006 and had his salary increased again effective as of July 1, 2007. The offer letter, as amended, provides for an annual base salary of $300,000, as well as other customary benefits and terms. In addition, Mr. Sabella is entitled to receive an annual bonus of up to 40% of his annual salary, if he meets targets based on annual revenues and operating expenses, however, no bonus payments were made for performance in 2008 or 2009. Pursuant to the terms of the offer letter agreement, Mr. Sabella received a stock option to purchase 1,550,000 shares of our common stock at an exercise price of $1.04 per share. The option vested as to 25% of the shares underlying the option on December 1, 2005 and then vested in equal monthly installments over the next three years thereafter.

Albert Wood. We entered into an offer letter agreement with Mr. Wood on April 13, 2005 which was subsequently amended on April 21, 2006 and had his salary increased again effective as of July 1, 2007 and was amended again as of September 8, 2008. The offer letter, as amended, provides for an annual base salary of $295,000, as well as other customary benefits and terms. In addition, Mr. Wood is entitled to receive an annual bonus, commencing in 2009, of up to 35% of his annual salary, but at least 30% of his annual salary, if he meets targets based on annual revenues and operating expenses. Notwithstanding the fact that our Compensation Committee determined that for 2008 the bonus plan was suspended the offer letter, as amended, provides for a one time bonus of $75,000 paid in February 2009 and a onetime bonus of $88,500 paid in March 2010. Pursuant to the terms of the offer letter agreement, as amended, Mr. Wood received a stock option to purchase 299,999 shares of our common stock at an exercise price of $1.14 per share and a grant of 250,000 restricted stock units. The stock option vested as to 25% of the shares underlying the option on April 20, 2006 and then vested in equal monthly installments over the next three years thereafter. The restricted stock units vest as follows: 93,750 on each of August 18, 2009 and August 18, 2010 and 31,250 on each of August 18, 2011 and August 18, 2012.

William Rohrbach. We entered into an offer letter agreement with Mr. Rohrbach on August 1, 2007 and had his variable salary changed effective as of July 18, 2008. The offer letter, as amended, provides for an annual base salary of $225,000, as well as other customary benefits and terms. In addition, Mr. Rohrbach is entitled to receive commissions, commencing in July 2008 when Mr. Rohrbach became the Vice President of Worldwide Sales, in an annual amount equal to $225,000 in accordance with our sales compensation plan based on annually assigned quotas. Unlike prior years, Mr. Rohrbach’s commission for 2009 was completely based on commissions for sales made by our sales organization. Pursuant to the terms of the offer letter agreement, as amended, Mr. Rohrbach received a grant of 35,000 restricted stock units. The restricted stock units vest in four equal annual amounts on the first, second and third anniversaries of Mr. Rohrbach’s hire date.

Israel Zohar. We entered into an employment agreement with Mr. Zohar on January 1, 2003. The employment agreement, as amended, provides for an annual base salary of $150,000, as well as other customary Israeli benefits and terms. In addition, Mr. Zohar is entitled to receive an annual bonus of up to 30% of his gross salary, if he meets targets based on annual revenues and operating expenses, however, no bonus payments were made for performance in 2008 or 2009. Pursuant to the terms of the employment agreement, Mr. Zohar received a stock option to purchase 174,844 shares of our common stock at an exercise price of $0.30 per share, all of which are vested. In addition, in May 2006, Mr. Zohar received a stock option to purchase 75,000 shares of our common stock at an exercise price of $1.80 per share. The option vests in equal monthly installments over the following four years commencing on May 15, 2007.

Benefits

Our core benefits, such as our basic health benefits, 401(k) program and life insurance, are designed to provide a stable array of support to employees and their families throughout various stages of their careers, and are provided to all employees regardless of their individual performance levels.

Defined Contribution Plans. We sponsor a retirement and deferred savings plan for our eligible employees in the United States and Israel. The retirement and deferred savings plan is intended to qualify as a tax qualified plan under Section 401 of the United States Internal Revenue Code and similar Israeli tax laws. The retirement and deferred savings plan provides that each participant may contribute up to a statutory limit, which was $15,500 in calendar year 2008 for U.S. employees and subject to statutory limits under Israeli law. Under the plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held in trust and invested in accordance with the terms of the plan. The retirement and deferred savings plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. To date, we have not made any discretionary contributions or matching contributions to the retirement and deferred savings plan on behalf of participating employees.

Medical, Dental & Vision Insurance. We provide all employees, including Named Executive Officers, their spouses and children with medical, dental and vision insurance. In the United States, we subsidize approximately 80% of each employee’s premium and each employee’s dependents’ premiums. In Israel, employees and employers each make contributions to the medical plan in accordance with Israeli law and additionally, employees may acquire private health insurance approximately half of which is subsidized by Veraz.

Life, AD&D and Disability Insurance. We provide, at our cost, life, accidental death and dismemberment and disability insurance for our U.S. employees, including Named Executive Officers resident in the United States. We provide, at our cost, disability insurance for our Israeli employees, including Named Executive Officers resident in Israel.

Automobile Leasing Program. We provide all Israeli employees with the option to participate in a company-sponsored automobile leasing program. Our Named Executive Officers located in Israel participate in this leasing program. Under this program, we pay the Named Executive Officers’ lease payments, gas, maintenance, insurance and the cost of normal wear and tear of the vehicle over the life of the lease.

Israeli Employee Education Fund. We participate in an Israeli tax favored employee savings plan commonly known as an Employee Education Fund. Each of our employees in Israel is required to contribute 2% of their base salary to this savings plan and we contribute 6% of the employee’s base salary. After six years, the employee may withdraw the funds for educational or other purposes.

Post-Employment Compensation and Change of Control Benefits

We have entered into employment agreements with certain of our Named Executive Officers that require us to make payments upon termination or constructive termination either before or after a change in control of Veraz. These Arrangements are discussed in the section entitled “Proposal No. 1—Interests of Veraz Directors and Executive Officers in the Arrangement.”

Outstanding Equity Awards at December 31, 2009

The following table shows for the fiscal year ended December 31, 2009, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers.

Name		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Douglas Sabella	(2)	355,028	—	$1.04	1/10/2015	—	—
	(2)	1,114,972	—	$1.04	1/10/2015	—	—

Albert Wood	(2)	105,262	—	$1.14	4/20/2015	—	—
	(2)	44,737	—	$1.14	4/20/2015	—	—
	(3)	—	—	—	—	25,000	$23,750
	(4)	—	—	—	—	156,250	148,438

William Rohrbach	(5)	25,000	50,000	$1.44	8/26/2018	—	—
	(6)	—	—	—	—	17,500	16,625

Israel Zohar	(2)	114,844	—	$0.30	3/24/2013	—	—
	(7)	48,437	26,563	$1.80	5/8/2016	—	—

(1)	The market value of the unvested shares has been calculated based on the closing price of our common stock as quoted on the NASDAQ Global Market on December 31, 2009 of $0.95 per share.
(2)	Represents fully vested but unexercised stock option awards as of December 31, 2009.
(3)	Restricted Stock Units vest in two equal installments of 25,000 each on January 31, 2009 and January 31, 2010.
(4)	Restricted Stock Units vest in four installments as follows: (a) 93,750 on each of August 18, 2009 and August 18, 2010; and (b) 31,250 on each of August 18, 2011 and August 18, 2012.
(5)	Each option vests and becomes exercisable in equal installments on a monthly basis over 48 months commencing on September 26, 2008.
(6)	Restricted Stock Units vest in four equal installments of 8,750 each on August 17, 2008, August 17, 2009, August 17, 2010 and August 17, 2011.
(7)	Each option vests and becomes exercisable in equal installments on a monthly basis over 48 months commencing on May 15, 2007.

Stock Vested During 2009

The following table shows the number of restricted stock award shares vested for our Named Executive Officers during the year ended December 31, 2009:

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Douglas Sabella	—	—
Albert Wood	118,750	$81,875
William Rohrbach	8,750	6,125
Israel Zohar	—	—

(1)	Calculated based on the closing price of our common stock as quoted on the NASDAQ Global Market on each vesting date during 2009.

BUSINESS OF DIALOGIC

Overview of Dialogic Business

Dialogic is a leading provider of converged communications enabling technology solutions and enables its customers to build communications products that reduce network costs, operate on industry-standard interfaces and deliver value-added services. Dialogic provides enhanced offerings for reliable, cost-effective and secure communications solutions, and its solutions enable enterprises and service providers to shift to IP based communications while still maintaining existing TDM networks and customers. Additionally, Dialogic provides multimedia engines for video, voice, conferencing, and fax, along with network-edge infrastructure products. Enterprises rely on Dialogic’s innovative IP, transitional hybrid, and flexible TDM boards, software and gateway products to enable the integration of new IP technologies into existing communication networks. Representative applications that are enabled by Dialogic technology include: Unified Communications/Unified Messaging, SMS/Video SMS, Mobile Video Messaging, Voicemail/Videomail, IVR and Interactive Voice and Video Response (“IVVR”) and Audio and Video Conferencing.

Dialogic was founded in 1984 and incorporated under the Canada Business Corporations Act. In 2006, Dialogic migrated to British Columbia and was continued under the BCBCA. Over 3,000 customers globally have purchased Dialogic’s solutions. Dialogic sells its products to enterprises and service providers directly and indirectly through distribution partners such as telecommunications equipment vendors, VARs and other channel partners.

Industry

Traditionally, communications networks have been divided into two separate networks, one for voice and one for data. Today, communications networks are undergoing significant change driven by enterprise and service providers’ desire to support value added services that drive incremental revenue and reduce costs. Enterprises and service providers are increasingly demanding new and feature-rich modes of communication and applications at lower price points. The result is a significant shift towards IP infrastructure and an increasing use of software-based media engines.

Transition Towards End-to-End IP-Based Networks

Today’s communication needs are about having the right mode of communications for the circumstances—users need to be able to choose how, with whom, and when to interact and be able to easily gain access to and share relevant information. Service providers are seeking to provide next-generation value added-services to their customers to enhance overall profitability, generate incremental revenue and reduce subscriber turnover. Enterprises are searching for unified communications solutions that integrate voice, video, data content and collaboration while reducing costs. In response to the challenges of bringing enhanced voice, data and video to the mobile network, service providers and enterprises alike have begun to migrate to IP-based networks to serve as the medium for the delivery of next-generation services and applications.

Service Providers

To compete in today’s market environment, service providers are preserving legacy network investments while simultaneously transitioning to next-generation networks capable of delivering rich and personalized services. IDC forecasts the long-term transition to IP-networks will drive growth in the service provider NGN wireline market, representing an addressable market opportunity of $2.7 billion in 2014. Since the shift to IP-based network communications requires a wholesale upgrade of communications infrastructure and often introduces issues of reliability, interoperability and security, significant demand exists for media gateways that bridge the two technologies—IP and TDM—to create IP enabled or hybrid networks. Gateways that convert between protocols and operate across interfaces will be essential to ensure the proper integration of IP networks.

Dialogic management believes that the addressable market for PTSN to IP gateways, a subset of the NGN market, is a significant opportunity for Dialogic. In recognition of the potential opportunities, gateway vendors are enhancing their offerings to provide more reliable and secure solutions to end users, helping them meet the challenges of hybrid environments.

Demand for Value Added Services

With a growing global workforce accessing IP-based applications online and from mobile devices, enterprise communications are increasing in complexity, requiring greater features and functionality than previously delivered, and becoming more competitive. The value added-services that enterprises increasingly demand have evolved from voicemail to include applications such as: video mail, High-Definition (“HD”) voice, video call completion and video messaging as well as mobile value-added services (“MVAS”). These enterprise solution offerings are driving demand for similar services in the consumer space. Consumers have begun to appreciate the salient advantages of converged, feature-rich devices and, as such, are looking to enhanced offerings to augment their already “smart” phones.

Service providers seeking to monetize their investments in IP have quickly recognized the enterprise and consumer demand for incremental service offerings. As communications continue to evolve and devices proliferate, MVAS will continue to serve as a means of differentiation, stimulating incremental demand for additional services.

Growth of Mobile Video

The accelerated momentum in the transition to IP, the introduction of high-quality feature-rich devices and the market shift toward converged audio, video and web conferencing solutions are opening new avenues for growth. According to the February 2010 Cisco Visual Networking Index and Portio Research 3G subscriber report, mobile video is growing at nearly three times the pace of global 3G+ subscribers. As video and data-rich content become more prevalent and in-demand, management believes service providers and enterprises will need to deploy cost-effective video solutions that seamlessly operate across all industry protocols and interfaces. Additionally, as mobile users become more accustomed to accessing rich data content and service providers continue to roll out 3G services, there will be an increased need for tools to efficiently manage existing bandwidth and infrastructure.

Enterprises

Driven by market conditions similar to those affecting service providers, the trend towards converged IP-based networks is accelerating for enterprises. Enterprises are experiencing significant challenges in enabling their workforces to efficiently manage their communications due to the proliferation of communications equipment, devices and communications tools including voicemail, SMS messaging, and SMS video and conferencing. As a result, enterprises are increasingly shifting towards unified communication (“UC”) environments.

Enterprises face significant challenges in migrating their existing technologies to UC environments without disrupting their operations and business process workflow. To switch to IP networks and enable UC operations, enterprises must be able to access the hardware of existing telephony networks in addition to the hardware and software embedded on new wired and wireless IP telephony services and devices. The large installed base of legacy equipment necessitates the need for dual IP and TDM network technologies. In effect, the communication connectivity must be device and network independent.

The Dialogic Solution

Dialogic solutions assist its customers in meeting the demands and challenges of migrating to a next-generation IP multimedia network in a competitive communications environment. The Dialogic product portfolio enables its customers to quickly realize the benefits of basic voice and data as well as IP-based services, while providing service providers and enterprises alike with the flexibility to transform their networks at a pace that balances their financial, competitive and technology needs. Dialogic systems and software enable service providers to offer a wide range of high value, revenue-generating services regardless of protocol or network connection media. Some of the breakthrough applications that partners have created with Dialogic technology include Voice Mail, Fax, and IVR in the 1980s; Unified Messaging, and Color Ring-Back Tones (“CRBT”) in the next two decades; and more recently, Mobile Video Messaging, Video SMS, and IVVR.

Dialogic believes that it is well-positioned to enable enterprises and service providers to capitalize on their IP-based network investments, offer high value added services and enable video adoption. Dialogic’s portfolio of “building block” solutions provides the following benefits to Dialogic customers:

Significant Experience In Communications Enabling Technology. Dialogic has significant experience in producing and deploying key enabling technology products. Its products are deployed in over 80% of the Fortune 2,000 companies via partner communications solutions and its product functionality has continually improved based on its knowledge of industry challenges and direct and indirect relationships with more than 3,000 customers worldwide.

Enabling the Transition to IP. Dialogic focuses on helping its customers transition to an all-IP environment. Its product portfolio enables enterprises and service providers to utilize legacy network infrastructure during their migration to IP-based communication networks. By maintaining the same underlying software and code, Dialogic’s APIs allow application developers to seamlessly transition to IP without the need for extensive software upgrades. Dialogic also sells products that employ industry standard Application Programming Interfaces (“APIs”), allowing for broad interoperability and familiarity. Developers adding IP and video to enterprise applications (for example, messaging, IVR, call center systems, and conferencing) can do so while continuing to use a familiar programming environment. Dialogic products and software allow developers to design, build and deploy advanced IP, hybrid and TDM applications rapidly and cost effectively.

Enabling Value-Added Services. By facilitating the transition to IP from TDM based networks, Dialogic helps customers realize the benefits of IP infrastructure and allows service providers to focus on delivering new features and high revenue services. Advanced services require complex multimedia processing, security, and signaling engines, which must be continually updated to keep pace with evolving standards and innovations. Dialogic specializes in enabling and deploying value-added services and providing multimedia engines for video, voice, conferencing, and fax, along with network-edge infrastructure products.

Enabling Video. Dialogic has invested significant time and effort in creating enabling communications technologies that address the needs of the nascent mobile video market. Dialogic believes that it has the technology, extensive multimedia processing experience, and embedded installed customer and distribution base to become a key communications enabling vendor in the space. Dialogic Media Labs (“DML”) products are allowing service providers to compete in the next generation of IP video applications by providing enabling technologies and components for video advertising, quality measurement, image tracking and improved video quality. By providing video-enabled engines that support direct IP streaming as well as connectivity to existing and new mobile devices, Dialogic is enabling its partners to bring video to their high-revenue applications. Dialogic helps customers migrate CRBT to VRT, Voice Mail to Video Mail, IVR to IVVR, SMS to Video SMS, Conferencing to Video Conferencing, and LBS to Video-Enabled LBS.

Products

Dialogic’s communications products are based on open standards, enabling enterprises and service providers to support a variety of communication networks including traditional voice networks, IP networks, converged networks and mobile networks. Dialogic’s IP and IP enabled products span multiple network configurations, ensuring seamless product integration and interoperability.

Dialogic’s extensive product set allows its customers to choose their solution based on the best overall value and functionality for their communication networks. The media processing, network interface, and signaling products offered by Dialogic can be delivered in combination, i.e., media and signaling or media and network interface, or as singular products. Media processing features include: echo cancellation, DTMF detection, voice play and record, conferencing, fax, modem, speech integration, and monitoring. The network interfaces supported by Dialogic include: analog, BRI, PRI, T1/E1, Ethernet, 2G, 3G, 4G. Dialogic’s signaling solutions include: SS7, SIGTRAN, SIP, R2, CAS and ISDN.

Dialogic enables its customers to build innovative applications that allow for efficient network migration and the utilization of existing network infrastructure. Dialogic gateways convert from one type of media stream format to another and/or one type of signaling format to another. Dialogic media processing products act as media servers that allow its customers and partners to build rich value-added service applications that include, but are not limited to, voice mail, IVR, contact center, fax, conferencing, speech recognition, unified messaging, SMS, CRBT, and announcement systems.

Given the increase in the 3G mobile networks and the video capability that IP networks employ, Dialogic customers and partners are increasingly adding video to the value-added service application. Recognizing prevalent market conditions and anticipating customer demand, Dialogic’s products support key video codecs, performs video transcoding and transrating functions from one codec type to another, and enable video play/record and video conferencing. Dialogic also supports the rich heritage of voice functionality in existing Dialogic products and new voice functionality such as high definition voice codecs. Finally, Dialogic is sponsoring Project DiaStar to address the growing market for open source telephony and create software that allows open source developers to access portions of the Dialogic product portfolio and bring advanced communications technology to demanding open source markets.

Dialogic sells its products in two primary categories: IP products and IP enabled and traditional network components.

IP Products

Dialogic offers multimedia server software, which performs multimedia processing tasks on general-purpose servers without requiring the use of specialized hardware. Dialogic HMP Software (available in Linux and Windows versions) uses existing Dialogic APIs as the programming environment to support high density advanced multimedia features, including a variety of video codecs as well as video conferencing and video transrating applications. Dialogic also offers the Dialogic IP Media Server, another software product which utilizes additional industry-standard APIs as the programming environment.

IP Enabled and Traditional Network Components

Dialogic’s rich product suite allows its customers to customize and tailor solutions. Dialogic sells its products at three levels of integration: components, gateways and platforms, each of which enables its customers to seamlessly transition to IP from existing TDM networks. Dialogic enables its customers to transition easily to IP from TDM by offering IP enabled network components, or hybrid IP components, that operate along both IP and TDM protocols and by supporting pure-TDM networks that are not yet transitioning to IP.

IP Enabled Network Components

Dialogic’s networking enabling components, media server platforms and media gateways employ industry standard APIs, allowing for broad interoperability and familiarity.

At the component level, Dialogic offers analog and digital TDM boards that are designed to work with its multimedia server software so that both IP components and TDM interfaces are combined into a single product.

The application-ready media server platforms offered by Dialogic are flexible and high density with integrated signaling capabilities—suitable for deployment in TDM, IP, and converged networks as a service node, intelligent peripheral and application server. Customers and partners generally use enabling platforms to integrate into an overall solution or application.

Dialogic also enables its customers to connect to a hybrid or all-IP network through the use of a dedicated gateway to interface with existing IP or TDM solutions. Dialogic gateways are designed for deployment in the customer premise to connect IP networks to the PSTN or PBXs. Tested for interoperability with leading PBXs and enterprise applications, these gateways can be used for solutions that include, but are not limited to, Unified Messaging and Communications, Fax over Internet Protocol (FoIP) Servers and Document Management, IP-PBX, PSTN Access, SIP Trunking, and Toll Bypass. Dialogic also offers service provider gateways that are designed for use in service provider networks and provide any-to-any voice network connectivity (SIP to PRI, CAS, and SS7 networks). Dialogic’s service provider gateways support IP-to-IP transcoding for network peering applications and mediation, thereby eliminating the need for separate session border controllers (“SBCs”) in an environment where only the mediation function is required.

For video applications, Dialogic offers gateways that can connect SIP-based video and multimedia services to both voice-only and video/3G enabled mobile devices. The ability of these gateways to simultaneously support video and voice-only calls simplifies the routing and switch logic needed to support video and voice services. The signaling protocols integrated in Dialogic gateways enable efficient integration into carrier network environments.

Traditional Network Components

Dialogic provides a rich selection of traditional network and/or media processing boards that range from two-port analog interface boards to octal span T1/E1 media and network interface boards. These products connect to and interact with an enterprise or service provider based circuit switched network, and they support a suite of media processing features, including echo cancellation, DTMF detection, voice play and record, conferencing, fax, modem, speech integration, and monitoring. The boards are grouped into 5 media board families, i.e., Dialogic Media Boards with DM3 and JCT architectures, Dialogic Diva Media Boards, Dialogic CG Series Media Boards and Dialogic Brooktrout fax boards.

Dialogic also offers Signaling and SS7 components in the form of standards-based boards (PCI, PCI Express and cPCI) and software and 1U platforms that are designed for interface to SS7 and ATM networks.

Technology, Research and Development

Continued investment in research and development is critical to remaining a leader in the market segments within which Dialogic competes. Dialogic’s global research and development team is located in nine different locations within four countries and is responsible for designing, developing, and enhancing Dialogic solutions, testing and quality assurance, and ensuring interoperability with third-party hardware and software products as well as current and emerging industry standards. Additionally, Dialogic Media Labs, Dialogic’s in-house video research and development laboratory, is responsible for developing products from its emerging research in image analysis, digital watermarking and other streaming video analysis. As of June 1, 2010 Dialogic had 300 employees primarily devoted to research and development activities, 15 of whom were associated with Dialogic Media Labs. Research and development expenses totaled $55.1 million for 2008 and $42.0 million for 2009.

Customers

Dialogic’s target customers are Technology Equipment Manufacturers (“TEMs”), Independent Software Vendors (“ISVs”), Value Added Resellers (“VARs”), and System Integrators (“SIs”) engaged in the sale of communications technology equipment to enterprise and service provider end customers. Dialogic’s global presence allows Dialogic to distribute its products and support its customers worldwide. In 2009, Dialogic sold its solutions to over 560 customers in 73 countries who then integrated Dialogic products into solutions sold to 1,499 end users. Revenue from customers located outside of the United States and Canada represented 43% of Dialogic’s total revenue in 2008 and 48% of its total revenue in 2009. For the years having ended December 31, 2009 and 2008, Scansource, Dialogic’s largest distributor in the United States, accounted for 12.8% and 12.0%, respectively, of Dialogic’s total revenue.

Sales, Marketing and Service

Sales. Dialogic sells its products via a direct sales force to select TEMs and ISVs who perform system integration. Additionally, Dialogic utilizes regional distributors worldwide to sell its products to other ISVs, VARs, and SIs. Dialogic’s distribution model allows it to develop and maintain key partnership relationships with select, high-volume customers while offering its products to a global customer base in a cost effective manner. Dialogic’s direct sales force and global distributors are supported by a customer support team that operates in 16 locations in nine countries worldwide. This customer support team provides pre-sales training, technical support, and network configuration support to Dialogic customers as required.

Marketing. Dialogic’s marketing and product management teams focus their efforts on increasing awareness of Dialogic and its brand, generating qualified sales leads and heightening product awareness. The marketing teams establish relationships with local partners to communicate product enhancements and capabilities. The marketing and product management teams work closely with Dialogic engineers.

As of June 1, 2010 Dialogic sales, marketing and services organizations consisted of 222 employees located in the United States and in more than 15 other countries around the world. Sales, marketing and services expenses totaled $51.6 million for 2008 and $48.1 million for 2009.

Competition

The market for communications-enabling technology solutions is highly competitive and characterized by continuous technological change. Dialogic believes that the principal competitive factors in its industry include product features, price, customer service (including technical support and product warranty), and product availability. Dialogic believes it competes favorably within each of these categories. Dialogic competes with a number of vendors across its various product lines including Audiocodes Limited, Genband Inc., and Radisys Corporation, among others.

Intellectual Property

Dialogic’s success and ability to compete within its industry are dependent in part on its ability to develop, maintain and protect its technology via intellectual property. Dialogic and its subsidiaries rely on a combination of United States, Canadian and foreign patent, trademark, trade secret and copyright law, as well as agreements and contracts, for safeguarding its technology and to endeavor to protect Dialogic and its subsidiaries against claims initiated by others relating to intellectual property. Dialogic’s general policy has been to seek to patent inventions relating to technology that it expects to incorporate in its products and/or that it believes may be otherwise of value within its industry. Dialogic has an internal invention disclosure process and patent committee to identify and evaluate inventions developed by its employees and to determine which of these inventions it will seek to patent.

As of June 1, 2010, Dialogic owns approximately 70 issued U.S. patents and approximately 25 issued foreign patents, and had approximately 60 patent applications pending worldwide. Dialogic also has registered trademarks and pending applications to seek trademark registrations in the United States, Canada and various foreign countries of perceived interest and/or relevance. Among the registered trademarks are those for brands, such as Dialogic, Brooktrout, and Diva, under which Dialogic sells certain products. Dialogic also has registered trademarks and pending applications for registration for its important slogans, including “Making Innovation Thrive” and “Video is the New Voice.”

Patents, by definition, have a fixed term, and some of Dialogic’s patents have already expired on expiration of their terms. As this continues to occur, and although Dialogic strives to offset the expiration of patents by obtaining new patents and filing new patent applications, technology covered by the expiring patents will no longer be patented and, as discussed further in “Risk Factors,” the expiration of a patent can result in increased competition and an adverse impact on revenues, cash flows and earnings. Trademarks do not have a fixed term; however, Dialogic expects to allow some of its current registered and pending trademarks to expire or become abandoned in the coming years, and although it is possible that such expiration could carry with it associated risks, it is expected that such risks will be minimal, if any, to the extent that such trademarks relate to company names, such as Cantata and NMS Communications, that are no longer focal points in selling and marketing its products.

Manufacturing and Suppliers

Dialogic uses a combination of internal and external manufacturing. Dialogic uses third-party contract manufacturers to produce its electronics, which are then configured and distributed from Dialogic’s internal facilities. Dialogic also produces a number of products using a direct fulfillment model, which it is expanding to other products.

Dialogic’s integration and distribution facilities are situated in Parsippany, New Jersey, Needham, Massachusetts and Hyannis, Massachusetts in the USA and in Dublin, Ireland. Dialogic’s Quality Management System, covering all facilities, is certified to ISO 9001:2008, and its Environment Management System is certified to ISO 14001:2004 at two of its facilities, with an expectation to complete the roll out to other facilities by the end of 2010.

Dialogic’s primary contract manufacturers are based in Wisconsin, USA, in Ontario, Canada and Penang, Malaysia; all of these manufacturers are certified to ISO 9001:2000, with the ones in Wisconsin and Penang also certified to ISO 14001:2004.

Employees

As of June 1, 2010 Dialogic had a total of 702 employees, including 224 in sales, support and marketing, 299 in research and development, 79 in manufacturing operations and 100 in a general and administrative capacity. There were 498 Dialogic employees in the United States and Canada and 204 employees in the rest of the world, with the majority of such non-North American employees being located in Europe and Asia. Dialogic also employs a number of temporary employees and consultants on a contract basis. No Dialogic employee is represented by a labor union with respect to his or her employment by Dialogic. As required in certain foreign countries, national collective agreements may apply to certain Dialogic employees. Dialogic has not experienced any work stoppages and considers its relations with its employees to be good.

Debt Refinancing

Credit Facilities

Dialogic is a party to an amended and restated credit agreement dated as of October 5, 2007, as amended (“Term Loan Agreement”), with Obsidian, LLC, as agent, and Special Value Expansion Fund, LLC, Special Value Opportunities Fund, LLC and Tennenbaum Opportunities Partners V, LP, as lenders (“Term Lenders”) and a credit agreement dated as of March 5, 2008, as amended (“Revolving Credit Agreement”), with Wells Fargo Foothill Canada ULC, as administrative agent and as a lender (“Revolving Credit Lender”).

It is a condition to the closing of the merger that the Term Loan Agreement be restructured in accordance with the terms of the Commitment Letter. The consent of the Revolving Credit Lender to the closing of the merger and to the restructuring of the Term Loan Agreement is also required.

Term Loan Agreement

Principal Amount and Maturity. As of March 31, 2010, term loans in the approximate principal amount of $87.2 million are outstanding under the Term Loan Agreement and are due on January 31, 2011.

Voluntary and Mandatory Prepayments. The term loans may be prepaid by Dialogic prior to maturity, subject to a premium of 2.5%, in the case of approximately $66.7 million aggregate principal amount of term loans designated as first extension loans and approximately $10.3 million aggregate principal amount of term loans designated third extension loans, and 2.0% in the case of approximately $10.2 million aggregate principal amount of term loans designated second extension loans. Partial prepayments are applied to the second extension loans, to the first extension loans and to the third extension loans, in that order of priority.

Dialogic is required to offer to prepay the term loans out of the net proceeds of certain asset sales at 100% of the principal amount of term loans prepaid, plus the prepayment premiums described above, subject to Dialogic’s right to reinvest some or all of the net proceeds in its business in lieu of prepayment.

Interest Rates. The first extension loans and the second extension loans bear interest, payable in cash, at a rate per annum equal to LIBOR (but in no event less than 2.5%) plus an applicable margin, which is currently 10%, based on Dialogic’s consolidated net leverage ratio. The third extension loans bear interest, payable in cash, at a rate per annum equal to 15.0%. In addition to the foregoing cash interest, since January 1, 2009 additional interest accrues at the rate of 2.0% per annum and is added to the principal amount of the term loans quarterly as payment-in-kind interest. Upon the occurrence and continuance of an event of default, the term loans will bear interest at a default rate equal to the applicable interest rate plus 2.0%.

Guarantors. The terms loans are guaranteed by all subsidiaries of Dialogic (which we refer to in this proxy statement as the term loan guarantors), with the exception of certain subsidiaries organized under the laws of countries other than the United States or Canada.

Security. The term loans are secured by a pledge of all of the assets of Dialogic and of the term loan guarantors, including all intellectual property, accounts receivable, inventory and capital stock in Dialogic’s direct and indirect subsidiaries (except for certain subsidiaries organized under the laws of countries other than the United States or Canada). The security interest of the Term Lenders in inventory, accounts receivable and related property of Dialogic and certain subsidiaries of Dialogic is subordinated to the security interest of the Revolving Credit Lender in those assets.

Other Terms. So long as the Acquisition Agreement has not been terminated, Dialogic is required to achieve EBITDA (defined as earnings (as determined in accordance with GAAP) plus interest expense, taxes, depreciation, amortization and foreign exchange gain or loss subject to certain additional adjustments) of at least $3.75 million for the quarter ending June 30, 2010, $5 million for the quarter ending September 30, 2010 and $6 million for the quarter ending December 31, 2010. If the Acquisition Agreement is terminated, Dialogic is required to achieve EBITDA of at least $4.25 million for the quarter ending June 30, 2010, $5.75 million for the quarter ending September 30, 2010 and $6.5 million for the quarter ending December 31, 2010.

In addition, Dialogic and its subsidiaries are subject to various affirmative and negative covenants, including restrictions on incurring additional debt and contingent liabilities, granting liens, making investments and acquisitions, paying dividends or making other distributions in respect of its capital stock, selling assets and entering into mergers, consolidations and similar transactions, entering into transactions with affiliates and entering into sale and lease-back transactions. The Term Loan Agreement contains customary events of default, including a change in control of Dialogic.

Revolving Credit Agreement

Revolving Credit Amount and Maturity. Dialogic may borrow, repay and reborrow revolving credit loans from time to time provided that the aggregate principal amount of revolving credit loans at any time outstanding does not exceed the lesser of (i) $25,000,000, which is referred to as the “maximum revolver amount” and (ii) 85% of the aggregate amount of eligible accounts receivable, reduced by certain reserves and offsets, which is referred to as the “borrowing base.” The commitment of the Revolving Credit Lender to make revolving credit loans terminates and all outstanding revolving credit loans are due on March 5, 2013.

Mandatory Prepayments. Dialogic is required to prepay revolving credit loans in an amount equal to 100% of the net proceeds from the sale or other disposition of inventory other than in the ordinary course of business, subject to the right to apply the net proceeds to the acquisition of replacement property in lieu of prepayment.

Interest Rates and Fees. At Dialogic’s election, revolving credit loans may bear interest at a rate equal to the prime rate plus 2.0% or at a rate equal reserve-adjusted one-, two- or three- month LIBOR plus 3.5%, but in no event at a per annum rate less than 6.0%. Upon the occurrence and continuance of an event of default and at the election of the Revolving Credit Lender, the revolving credit loans will bear interest at a default rate equal to the then applicable interest rate or rates plus 2.0%.

Dialogic pays for the account of the Revolving Credit Lender a monthly fee on the unused portion of the maximum revolver amount and a monthly collateral management fee. In addition, Dialogic must pay audit, appraisal and valuations fees for up to four audits annually, one appraisal annually and one business valuation annually.

Guarantors. The revolving credit loans are guaranteed by Dialogic, Inc., Cantata Technology, Inc. and Dialogic Distribution Ltd. (“Revolving Credit Guarantors”).

Security. The revolving credit loans are secured by a pledge of the assets of Dialogic and of the Revolving Credit Guarantors consisting of accounts receivable and inventory and related property. The security interest of the Revolving Credit Lenders is prior to the security interest of the Term Lenders in these assets, subject to the terms and conditions of an inter-creditor agreement.

Other Terms. So long as the Acquisition Agreement has not been terminated, Dialogic is required to achieve EBITDA (defined as earnings (as determined in accordance with GAAP) plus interest expense, taxes, depreciation, amortization and foreign exchange gain or loss subject to certain additional adjustments) of at least $3,750,000 for the three month period ending June 30, 2010, $5,000,000 for the three month period ending September 30, 2010 and $6,000,000 for the three month period ending December 31, 2010 and each quarter end thereafter. If the Acquisition Agreement is terminated, Dialogic is required to achieve EBITDA of at least $4,250,000 for the three month period ending June 30, 2010, $5,750,000 for the three month period ending September 30, 2010 and $6,500,000 for the three month period ending December 31, 2010 and each quarter end thereafter.

In addition, Dialogic and its subsidiaries are subject affirmative and negative covenants, including restrictions on incurring additional debt, granting liens, entering into mergers, consolidations and similar transactions, selling assets, prepaying indebtedness, paying dividends or making other distributions on its capital stock, entering into transactions with affiliates and making capital expenditures. The Revolving Credit Agreement contains customary events of default, including a change in control of Dialogic.

Restructuring Commitment Letter

General. Pursuant to the Commitment Letter, the Term Lenders have agreed to refinance indebtedness under the Term Loan Agreement (“Restructured Loans”) equal to the sum of the principal amount of term loans outstanding on the closing date (including all payment-in-kind interest accrued and added to principal prior to that date), plus accrued and unpaid principal and fees not added to principal. Dialogic or, if agreed by the parties, a subsidiary of Dialogic will be the borrower. The Restructured Loans will be due three years from the closing date of the transaction.

The restructuring commitment is in effect through December 31, 2010. The closing of the refinancing under the restructuring commitment is expected to occur concurrently with the closing of the merger.

The agreements governing the Restructured Loans have not been negotiated. However, the Commitment Letter contemplates that the following terms will be included in the definitive agreements. These are not the only terms that will be included in the definitive agreements, and some of these terms may change.

Conditions Precedent to the Restructuring Commitment. The Term Lenders’ commitment to refinance the term loans is subject to, among other things, (i) absence of a material adverse change on the business, condition (financial or otherwise), assets, liabilities, operations, management, performance, properties or prospects of Dialogic and its subsidiaries, taken as a whole, (ii) the accuracy of representations and warranties to be made at closing, (iii) absence of any change to the structure of the merger and any material change to the Acquisition Agreement, (iv) concurrent consummation of the merger and (v) negotiation of definitive documentation relating to the Restructured Loans.

Fees. An initial commitment fee of $0.4 million, equal to 0.5% of the then outstanding principal amount of term loans, was added to the principal of the third extension loans on May 12, 2010, the date on which the Commitment Letter was executed. On the closing date, Dialogic is required to pay an additional commitment fee of 1.0% of the outstanding principal amount of term loans (calculated exclusive of certain other fees added to principal). In addition, Veraz has agreed to pay the Term Lenders an unused commitment fee in the amount of 0.5% of the outstanding principal amount of term loans (calculated exclusive of certain other fees added to principal) if the Acquisition Agreement is terminated by Veraz or by Dialogic under circumstances described elsewhere in this proxy statement. Upon receipt of the unused commitment fee, the Term Lenders are required to refund the initial 0.5% commitment fee to Dialogic or, at Dialogic’s election, apply that amount to prepayment of the existing term loans.

At consummation of the Arrangement, a financing enhancement fee in the amount of 2.0% of the outstanding principal amount of term loans (calculated exclusive of certain other fees added to principal) is payable by Dialogic to the Term Lenders.

Interest Rate. The Restructured Loans will bear interest, payable quarterly in cash, at a rate per annum equal to LIBOR (but in no event less than 2.0%) plus an applicable margin, which is based on the consolidated net leverage ratio, calculated based on the consolidated results of Veraz and its consolidated subsidiaries. If the ratio of consolidated total debt of Dialogic and its subsidiaries to consolidated EBITDA (expected to be defined as earnings (as determined in accordance with GAAP) plus interest expense, taxes, depreciation, amortization, foreign exchange gain or loss and subject to certain additional adjustments as mutually agreed) for the four preceding consecutive quarters in each case, expected to be subject to certain carve-outs and exceptions) is less than or equal to 2.5 to 1.0, the applicable margin is 9.0%; if that ratio is greater than 2.50 to 1.0, the applicable margin is 11.0%.

Voluntary and Mandatory Prepayments.

Voluntary Prepayments. The Restructured Loans may be prepaid, in whole or in part, from time to time, subject to payment of (i) if prepaid prior to the first anniversary of the closing date, a make-whole amount, (ii) if prepaid after the first but prior to the second anniversary of the closing date, a premium of 5.0% and (iii) if prepaid after the second but prior to the third anniversary of the closing date, a premium of 2.0%.

Permitted Refinancing. The Restructured Loans may be prepaid once with the proceeds of one or more new asset-based loan facilities and/or available cash, subject to payment of the applicable make-whole amount or prepayment premium, provided that at least $65 million in aggregate principal amount of Restructured Loans remains outstanding following that prepayment.

Mandatory Prepayments. In the event of an equity issuance in an aggregate amount of up to $50 million prior to the first anniversary of the closing date, the Restructured Loans are required to be prepaid with the proceeds of the equity issuance, together with a premium of 2.0%, provided that at least $40 million in aggregate principal amount of Restructured Loans remains outstanding after the prepayment.

Guarantors. The Restructured Loans will be guaranteed by Veraz and by all subsidiaries of Veraz and Dialogic (“Restructured Loan Guarantors”), subject to certain exceptions.

Security. The Restructured Loans will be secured by a pledge of all of the assets of Dialogic, Veraz and the other Restructured Loan Guarantors, including all intellectual property, accounts receivable, inventory and capital stock in Dialogic’s direct and indirect subsidiaries, subject to certain exceptions. The security interest of the Term Lenders in inventory, accounts receivable and related property of Dialogic and certain subsidiaries of Dialogic is expected to be subordinated to the security interest of the Revolving Credit Lender in those assets.

Financial Covenants. The definitive documentation for the Restructured Loans will include a minimum interest coverage ratio, minimum EBITDA requirements, a maximum consolidated total leverage ratio, a maximum consolidated total debt limitation and a minimum liquidity requirement, all calculated based on the consolidated results of Veraz, Dialogic and their respective subsidiaries. Compliance with financial covenants will be measured quarterly, commencing, for all covenants other than the minimum liquidity requirement (which will be measured from the closing date), with the test period ending on the last day of the quarter that immediately succeeds a period of three full quarters following the quarter in which closing occurs.

Other Terms. The definitive documentation for the Restructured Loans will contain customary representations and warranties and affirmative and negative covenants, including limitations on other indebtedness, liens, investments, contingent liabilities, restricted junior payments (no cash dividends on capital stock, no cash redemptions and payments on subordinated debt), mergers and acquisitions, sales of assets, capital expenditures, leases, sale/leasebacks, transactions with affiliates and conduct of business, subject to exceptions and baskets to be agreed upon. The definitive documentation will also include customary events of default, including change of control.

Consent of Revolving Credit Lender

The consent of the Revolving Credit Lender to the consummation of the merger and the restructuring of the term loans is required. It is expected that, in connection with such consent, the Revolving Credit Agreement will be amended and restated to reflect the consummation of the merger and the term loan restructuring, and may contain additional covenants and provisions required by the Revolving Term Lender.

Organizational Structure

The principal subsidiaries of Dialogic (each of which is either directly or indirectly wholly owned by Dialogic) and their respective jurisdictions of incorporation are set forth below.

• Dialogic Inc. (Delaware)	• Dialogic d.o.o. (Slovenia)

• Dialogic Research Inc. (Delaware)	• Dialogic US Holdings Inc. (Delaware)

• Dialogic Manufacturing Limited (Ireland)	• EAS Group, Inc. (Delaware)

• Dialogic Distribution Limited (Ireland)	• Cantata Technology, Inc. (Massachusetts)

• Dialogic (UK) Limited (England and Wales)	• SnowShore Networks, Inc. (Delaware)

• Dialogic Montreal Limited (England and Wales)	• Brooktrout Technology, Inc. (Delaware)

• Dialogic Deutschland GmbH (Germany)	• Brooktrout Securities Corporation (Massachusetts)

• Dialogic AB (Sweden)	• Brooktrout Networks Group, Inc. (Massachusetts)

• Dialogic SARL (France)	• Cantata Technology International, Inc. (Massachusetts)

• Dialogic Networks Espana SRL (Spain)	• Dialogic Japan, Inc. (Delaware)

• Dialogic (Hong Kong) Limited (Hong Kong)	• Excel Switching Corporation (Delaware)

• Dialogic Networks Sdn Bhd (Malaysia)	• Excel Securities Corporation (Massachusetts)

• Dialogic Pty Limited (Australia)	• Cantata Technology Limited (UK)

• Dialogic Investments Limited (Barbados)	• Cantata HK, PTE Ltd. (Hong Kong)

• Dialogic Singapore Pte Limited (Singapore)	• Cantata PTE Ltd. (Singapore)

• Brooktrout Technology Singapore PTE LTD (Singapore)

Description of Property

Dialogic’s worldwide corporate headquarters are located in a 23,517 square foot leased facility in Montreal, Quebec, Canada pursuant to a lease that expires December 31, 2012 with annual lease payments of approximately $503,150. The United States corporate headquarters of Dialogic’s US subsidiaries are located in a leased facility in Parsippany, NJ pursuant to a lease that expires December 31, 2015 with annual lease payments of approximately $2,269,327. Additional facilities which Dialogic and its subsidiaries lease and maintain, as of June 1, 2010 are listed below:

Location	Principal Use	Square Footage (approximate)	Annual Lease Amount (USD)	Lease Expiration
Hong Kong, China	Administration and Sales	3,107	$135,319	June 8, 2013
Beijing, China	Administration and Sales	3,338	$125,986	August 31, 2010
Tokyo, Japan	Sales	2,320	$154,831	August 31, 2011
Getzville, New York	Engineering and Sales	12,603	$175,182	November 30, 2013
Dublin, Ireland	Engineering, Operations and Sales	30,000	$318,461	September 11, 2011
Renningen, Germany	Administration, Engineering, and Sales	31,021	$323,262	January 31, 2012
Maidenhead, United Kingdom	Administration, Sales and Support	7,621	$364,700	June 30, 2018
Needham, Massachusetts	Administration, Engineering, Sales and Support	40,752	$942,472	October 31, 2011
Hyannis, Massachusetts	Administration, Engineering, Operations and Sales	48,403	$953,157	December 31, 2010

Additionally, Dialogic and/or its subsidiaries maintain two leases for property that is subleased to third parties. These two properties include a 4,242 square foot facility in Bracknell in the United Kingdom with a lease that expires September 28, 2010 with annual lease payments of approximately $123,806 and a 8,023 square foot facility in Campbell, California with a lease that expires March 31, 2011 with annual lease payments of approximately $132,888.

In addition to the leases listed above, Dialogic and/or its subsidiaries also lease facilities with annual payments of less than $100,000 both internationally in: Nottingham, United Kingdom; Seoul, Korea; Fordingbridge, United Kingdom; Kuala Lumpur, Malaysia; St. Hubert, Canada; Keppel Digihub, Singapore; New Delhi, India; Shenzhen, China and Paris, France as well as domestically in the United States in: Alpharetta, Georgia; Salem, New Hampshire; Plano, Texas; Schaumburg, Illinois; Milpitas, California and Eatontown, New Jersey.

Dialogic and/or its subsidiaries also lease short-term sales office space in Miami, FL; The Hague, Netherlands; Hilvershim, Netherlands; Barcelona, Spain; Dubai, United Arab Emirates; Brussels, Belgium; Stockholm, Sweden; Munich, Germany; Milan, Italy; and Lubjlana, Slovenia. The annual lease payments (including management fees) for these sales offices are approximately $538,641.

Dialogic believes that these properties are sufficient to meet its current needs.

Legal Proceedings

As of June 1, 2010, Dialogic was not party to any material legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS FOR DIALOGIC

Introduction

The following is a discussion of the consolidated financial condition and results of operations of Dialogic (i) as at March 31, 2010 and for the three-month periods ended March 31, 2010 and 2009, and (ii) as at December 31, 2009 and for the years ended December 31, 2009 and 2008. This analysis, which is dated July 1, 2010, should be read together with the related unaudited interim and audited annual consolidated financial statements of Dialogic included in this proxy statement. All references made to “Notes” in the Management’s Discussion and Analysis correspond to the Notes to the consolidated financial statements for the years ended December 31, 2009 and 2008.

The following discussion contains forward looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated in the forward looking statements as a result of a number of factors, including the risks discussed in the section entitled “Risk Factors” and elsewhere in this proxy statement. These forward-looking statements are based on our current expectations, assumptions, estimates and projections about our industry and ourselves, and we do not undertake an obligation to update our forward-looking statements to reflect future events or circumstances.

Overview

Dialogic is a leading worldwide provider of technologies that enable its customers and partners to deliver innovative mobile, video, IP, and TDM solutions for network service providers and enterprise communication networks. Dialogic is a catalyst for multimedia applications, delivering cutting-edge technology that inspires solution providers and application developers to create voice and video services. Beginning in 1984, businesses now owned by Dialogic were at the forefront of the CTI revolution, and Dialogic is providing innovative voice, fax, and video value-added services. Its open-systems-based media and signaling products have allowed Dialogic to become a leader in the convergence of IT and telecommunications.

For network service providers, Dialogic markets, sells and supports a suite of open telecommunications hardware and software components (both IP and TDM) that include field-proven media and signaling gateways, high-density multimedia processing solutions, IP media servers, and signaling protocol software at multiple levels of integration. These products enable Dialogic’s customers to build their solutions (including voice/video messaging, music/video ring tones, voice/video short message service, and location based services) for deployment in wireless and wireline networks. For enterprise communication networks, Dialogic sells innovative IP, transitional hybrid, and flexible TDM boards, software and gateway products that enable the integration of new IP communications technologies into the Dialogic customer’s existing voice, messaging, fax, IVR, contact center, and/or unified communications solutions.

Reverse Acquisition of Veraz Networks, Inc.

On May 12, 2010, Veraz and Dialogic entered into a definitive acquisition agreement where upon the completion date of the transaction, Dialogic shareholders and option holders will hold approximately 70% and existing Veraz stockholders and option holders will hold approximately 30% of the outstanding securities of the combined company. The Arrangement will be accounted as a reverse acquisition, pursuant to the acquisition method of accounting, in accordance with GAAP.

In a reverse acquisition, for legal purposes, Dialogic is the acquiree, but for accounting purposes, Dialogic is the acquirer of Veraz. Consolidated financial statements prepared following the closing of the reverse acquisition will be issued in the name of Dialogic, the proposed combined company name, but will be described in the notes as a continuation of the financial statements of Dialogic, with one adjustment: the legal capital will be retroactively adjusted to reflect the legal capital of Veraz. As the consolidated financial statements represent the continuation of the financial statements of Dialogic, except for the capital structure, consolidated financial statements after the closing of the reverse acquisition will reflect:

•	The assets and liabilities of Dialogic recognized and measured at their pre-combination carrying amounts;

•	The assets and liabilities of Veraz recognized and measured at fair value at the closing date in accordance with ASC 805;

•	The retained earnings and other equity balances of Dialogic before the business combination and;

•

The results of operations of Dialogic plus the results of operations of Veraz commencing on the date of the acquisition and the related purchase accounting adjustments to measure Veraz’s assets and liabilities at fair value.

The determination of Dialogic as the accounting acquirer was made based on consideration of all quantitative and qualitative factors of the Arrangement. Significant consideration was given to the following factors: (i) based on the number of Dialogic shares currently outstanding, former Dialogic shareholders will control approximately 70% of the voting interests in Veraz, (ii) pursuant to the Acquisition Agreement, the initial directors on the combined company’s nine member Board will consist of three directors nominated by Veraz and six directors nominated by Dialogic, (iii) certain of Dialogic’s management will continue in some of the officer and senior management positions of the combined company and, accordingly, will have day-to-day authority to carry out the business plan after the transaction and (iv) Dialogic’s employees will continue, with no expected disruption, as employees of the combined company.

The Dialogic Strategy

The principal elements of Dialogic’s strategy include:

Capitalize on mobile video growth. Recent growth in mobile video and data-rich content is motivating service providers and enterprises to deploy cost-effective video solutions that seamlessly operate across all industry protocols and interfaces. Dialogic will strengthen its position in enabling video applications by providing quality of experience and technology solutions; transrating and transcoding; ad insertion and tracking for applications that support video network demands and monetize video content.

Capitalize on mobile data growth. The increase in mobile data usage, the introduction of high-quality feature-rich devices, and the adoption of social networking have opened new avenues for growth in applications that enable mobile data usage. Dialogic is positioned to capitalize on the growth of mobile data usage because of its established market position and broad portfolio of TDM, IP Hybrid and pure-IP technologies which enable unified messaging, SMS and VoiP solutions.

Continue to build market leadership in products that utilize standards-based architecture and protocols. Dialogic products employ industry standard architecture and APIs, thus allowing customers to focus their resources and development efforts on their key areas of competency, irrespective of product interface or protocol.

Provide solutions to customers to facilitate the transition from TDM to IP networks.

Pursue acquisitions and partnerships that complement Dialogic’s growth strategy.

Overview of Financial Results (amounts in 000’s)

	Three months ended March 31,		Fiscal years ended December 31,
	2010	2009	2009	2008
Revenue	$41,456	$42,941	$176,272	$205,444
Cost of revenue	15,186	18,754	71,633	80,858

Gross margin	26,270	24,187	104,639	124,586
Operating expenses	27,398	33,855	118,816	137,672

Operating loss	(1,128)	(9,668)	(14,177)	(13,086)
Interest expense, net	4,078	2,785	14,620	12,121
Other	(422)	(95)	(1,128)	1,492

Loss before income taxes	(4,784)	(12,358)	(27,669)	(26,699)
Income taxes	129	130	9,974	3,136

Net loss and comprehensive loss	$(4,913)	$(12,488)	$(37,643)	$(29,835)

Key Financial Highlights

Dialogic’s revenue declined 14% in 2009 as compared to 2008. Management believes that the decline is attributable to adverse macroeconomic conditions and the related delay in customer’s transition to IP. The macroeconomic challenges worldwide, beginning in the second half of 2008, have had a material impact on Dialogic’s business and have caused management to respond with specific restructuring and cost-saving activities. In late 2008 and early 2009, Dialogic terminated a total of 197 employees to reduce costs and overhead expenses. On May 1, 2009, Dialogic implemented a temporary salary reduction program of 10% for all employees with annual salaries higher than $60,000. Additionally, on January 1, 2009, Dialogic eliminated its contribution to the U.S. personal employee pension plan (401k), representing an annual savings of approximately $1.8 million. These cost savings initiatives enabled Dialogic to reduce operating costs by $18.8 million in 2009 as compared to 2008. As a result of improving business conditions, in April, 2010, Dialogic reinstated 50% of the temporary salary reduction for employees other than for the President and CEO and his direct reports.

In 2009, Dialogic reduced borrowings under the Revolving Credit Agreement by $3.2 million and generated net cash from operating activities of $4.1 million. As of December 31, 2009, Dialogic had unrestricted cash of $4.0 million, plus an additional $5.0 million cash was available through the unused portion of the line of credit available under the Revolving Credit Agreement, as compared to the December 31, 2008, unrestricted cash of $3.9 million, plus an additional $3.9 million of available cash through the unused portion of the line of credit available under the Revolving Credit Agreement. To improve liquidity, in August 2009 Dialogic obtained various loans from shareholders totaling $3.0 million (the “2009 Loans”) bearing interest at an annual rate of 20% and repayable at the earlier of (i) the consummation of a transaction, as defined in the Term Loan Agreement or (ii) six months from the maturity date of the Term Loan Agreement, being July 31, 2011. As of December 31, 2009, Dialogic incurred $0.2 million in interest expense relating to the 2009 Loans.

Key financial highlights for fiscal year ending December 31, 2009 include the following:

•	Total revenue was $176.2 million for 2009, compared to $205.4 million for 2008;

•	Net loss was $(37.6) million for 2009, or $(0.81) per share (basic and diluted), compared to a net loss of $(29.8 million) for 2008, or $0.00 per share (basic) and $(0.25) per share (diluted); and

•	Cash provided by operating activities was $4.1 million for 2009, compared to cash used in operating activities of $4.5 million for 2008.

Key financial highlights for the three-month periods ended March 31, 2010 and 2009 include the following:

•	Total revenue was $41.5 million for three-month periods ended March 31, 2010, compared to $42.9 million for the same period in 2009;

•

Net loss was $(4.9) million for three-month periods ended March 31, 2010, or $(0.09) per share (basic and diluted), compared to a net loss of $(12.5) million for the same period in 2009, or $(0.23) per share (basic and diluted); and

•	Cash provided by operating activities was $0.6 million for the three-month periods ended March 31, 2010, compared to $1.5 million for the same period in 2009.

Description of Certain Line Items

Revenue

Dialogic derives its revenues from the sale of products and maintenance and support services. Dialogic offers its products and services through multiple channels in North and South America, Europe, Africa, the Middle East and throughout the Asia-Pacific region. Dialogic’s products are sold to OEMs, system integrators, application developers, service providers and enterprises either directly or through distributors and resellers.

Dialogic’s total revenue consists of the following:

•

Product revenue. Dialogic derives product revenue from the sale of IP, IP-enabled and TDM communications technology hardware and software products. Dialogic’s IP and IP-enabled products include HMP Software, the Dialogic® IP Media Server, networking enabling components, media server platforms and media gateways. Dialogic’s TDM products include traditional network and/or media processing boards, signaling components, and SS7 components. Dialogic typically prices its products on an established contract price. Discounts are provided based on volumes, market segmentation and competitive response. Dialogic expects that the average selling price of its products will decline as new technologies become available, as Dialogic transitions to software based IP and as low cost regional providers take measures to achieve or maintain market share. Dialogic’s future revenue growth depends upon the success of its IP and IP enabled components products. Because Dialogic’s TDM products are generally sold at higher average selling prices for comparable features than the newer IP and IP enabled products, Dialogic’s future revenue is dependent, in part, on the additional sale of IP licenses to existing customers.

•

Service revenue. Dialogic derives service revenue from the maintenance associated with software licenses as well as from the sale of technical support services and out of warranty or expedited hardware repair and maintenance services.

Cost of Revenue

Dialogic’s total cost of revenue consists of the following:

•

Third-party fees. Dialogic outsources manufacturing to third-party manufacturing subcontractors and pays a fee, including material and manufacturing costs, for products. Dialogic also pays royalty fees for certain software used in its products pursuant to the terms of applicable license agreements.

•

Direct operations costs. Direct operations expenses include salaries, wages and related benefits for Dialogic’s operations personnel, provision for inventory obsolescence, depreciation and amortization of intangible assets and manufacturing property and equipment, and other miscellaneous costs.

•

Customer support. Customer support services include technical support related to products sold and other general product support services. Customer support costs consist primarily of salaries, wages and related benefits for customer support personnel and overhead associated with the support of Dialogic’s products.

Gross Margin

Gross margin is total revenue minus cost of revenue. Dialogic’s gross margin, as a percentage of revenue has been and will be affected by many factors, including but not limited to:

•

Mix of product. Dialogic generally generates higher gross margins on IP product revenue than on TDM product revenue. Additionally, the average selling price of Dialogic’s products, which has an effect on gross margin, depends on the mix of product and product configurations sold.

•

Cost of product manufacturing, cost of operations and cost for customer support. Dialogic’s gross margin is heavily dependent on the volume and costs of manufacturing of its hardware products and the personnel and related costs for operations, support and services.

Operating Expenses

Operating expenses consist of research and development, sales and marketing, general and administrative expenses, and restructuring expenses. Personnel related costs are the largest component of each of these expense categories.

Research and development. Research and development expenses primarily consist of salaries and other personnel costs for development employees. Additional research and development expenses include prototype and equipment costs, quality assurance and testing expenses, depreciation of property and equipment, amortization of certain acquired intangible assets, and related overhead expenses.

Sales and marketing. Sales and marketing expenses consist primarily of salaries and other personnel related costs for Dialogic’s sales and marketing employees. Additional sales and marketing expenses include commissions, travel, lodging and other out-of-pocket expenses for Dialogic’s sales force, marketing programs such as trade shows, depreciation of property and equipment and amortization of certain acquired intangible assets and other related overhead expenses.

General and administrative. General and administrative expenses consist primarily of salaries and other personnel-related costs for executive, legal, finance, human resource and information technology employees. Additional general and administrative expenses include accounting and legal professional fees, fees for professional consultants, expenses associated with uncollectible accounts, depreciation of property and equipment, amortization of certain acquired intangible assets, and other related overhead expenses.

Restructuring expenses. Following its acquisition of the NMS Communications Platform business in December 2008 and the consequences of the economic downturn, Dialogic implemented a restructuring plan pursuant to which Dialogic terminated 81 employees in 2008 and 116 employees in 2009. Restructuring expenses included separation benefits granted to employees in accordance with their employment agreements, applicable law and/or the severance policy of Dialogic. All amounts related to this restructuring were paid by the end of 2009 and Dialogic does not anticipate any other expenses for this restructuring.

Interest Expense

Interest expense consists primarily of interest paid or payable under the Term Loan Agreement and the Revolving Credit Agreement, interest in the form of payment in kind under the Term Loan Agreement and the Revolving Credit Agreement and amortization of deferred debt issuance costs under the Term Loan Agreement and the Revolving Credit Agreement.

Foreign Exchange

The foreign exchange gain or loss is attributable to favourable or unfavourable foreign exchange rates associated with changes in deferred tax assets and monetary assets and liabilities denominated in currencies other than the U.S. dollar.

Income Taxes

Income taxes expense consists mainly of the valuation allowance on net deferred tax assets, the reserve for uncertain tax positions, non-deductible expenses, state and local additional taxes and currency conversion.

Results of Operations (amounts in 000’s)

Comparison of Quarters Ended March 31, 2010 and 2009

Revenues

	Quarters ended March 31,
	2010		2009		Period-to-Period Change
	Amount	Percent of Total Revenue	Amount	Percent of Total Revenue	Amount	Percent
Revenues:
Products	$38,556	93%	$40,354	94%	$(1,798)	(4)
Services	2,900	7	2,587	6	313	12

Total Revenues	$41,456	100%	$42,941	100%	$(1,485)	(3)

Revenues By Geography:
Europe, Middle East and Africa	$10,960	26%	$11,490	27%	$(530)	(5)
Asia Pacific and India	9,327	23	9,294	22	33	0
Americas	21,169	51	22,157	51	(988)	(4)

Total Revenues	$41,456	100%	$42,941	100%	$(1,485)	(3)

Total Revenue

Total revenue for the quarter ended March 31, 2010 decreased by 3%, or $1.5 million, to $41.5 million from $42.9 million in the quarter ended March 31, 2009. In the quarters ended March 31, 2010 and 2009, ScanSource, Inc. (“ScanSource”) contributed 12.9% and 10.1% of Dialogic’s revenue, respectively. No other customer contributed greater than 10% of Dialogic’s revenue.

Total revenues from the Americas for the quarter ended March 31, 2010 decreased 4%, or $1.0 million, compared to 2009. Similarly, total revenues from Europe, Middle East and Africa decreased by 5%, or $0.5 million, compared to 2008. The decline in total revenues from these regions is generally attributable to the expected decline in TDM product revenues that was partly offset by revenue growth from IP products. Total revenues from Asia Pacific and India regions remained relatively unchanged, principally due to the continued transition to IP networks for these regions, resulting in the growth in revenues from IP products which generally offset the expected decline in TDM revenue.

Product Revenue

Product revenue for the quarter ended March 31, 2010 decreased by 4%, or $1.8 million, to $38.6 million from $40.4 million in the same period in 2009. The decline is generally attributable to reduced demand for TDM products whose revenue decreased by 9% or $3.1 million, partially offset by a 19% or $1.3 million increase in IP product revenues.

Service Revenue

Service revenue for the quarter ended March 31, 2010 increased by 12%, or $0.3 million, to $2.9 million from $2.6 million in the quarter ended March 31, 2009. The increase in service revenue was the result of growth in Dialogic’s installed base of customers for IP products and a related increase in IP maintenance revenue

Cost of Revenue and Gross Margin

	Quarters Ended March 31,
	2010		2009		Period-to-Period Change
	Amount	Percent of Total Revenue	Amount	Percent of Total Revenue	Amount	Percent
Cost of product	$12,907	31%	$16,255	38%	$(3,348)	(21)%
Cost of services	$2,279	6%	$2,499	6%	$(220)	(9)%
Gross Margin	$26,270	63%	$24,187	56%	$2,083	9%

Cost of Revenue

For the quarter ended March 31, 2010, cost of product revenue decreased by 21%, or $3.3 million, from $16.3 million in the first quarter of 2009 to $12.9 million in the first quarter of 2010. Although the cost of product revenues decreased as the result of lower revenues, Gross Margin increased as we were able to obtain higher unit selling prices. Included in the cost of revenue in the first quarter of 2009 is a $0.8 million charge relating to the purchase price allocation and revaluation at fair value of inventory acquired as part of the NMS acquisition in December 2008.

Cost of services includes the direct costs of customer support and consists primarily of payroll, related benefits and travel for Dialogic’s support personnel. Cost of services was $2.3 million for the quarter ended March 31, 2010 compared to $2.5 million for the quarter ended March 31, 2009. The decrease in cost of services in the quarter ended March 31, 2010 as compared to the same period of the prior year was primarily due to a $0.1 million reduction in salaries and related benefits as a result of the Dialogic’s lower headcount and due to a $0.1 million decrease in travel expenses.

Gross Margin

For the quarter ended March 31, Gross Margin increased by $2.1 million from $24.2 million in 2009 to $26.3 million in 2010. Gross Margin increased from 56% of revenues in the first three months of 2009 to 63% during the same period in 2010. The increase is generally attributable to higher unit selling prices, higher gross margins on revenues derived from IP products and services and the cost reductions achieved through the continued monitoring of overhead expenses included in cost of revenues. In addition, as indicated above, cost of revenues in 2009 included a $0.8 million charge relating to the purchase price allocation and revaluation at fair value of inventory acquired from the NMS acquisition in December 2008.

Operating Expenses

	Quarters Ended March 31,
	2010		2009		Period-to-Period Change
	Amount	Percent of Total Revenue	Amount	Percent of Total Revenue	Amount	Percent
Research and development,	$10,064	24%	$11,885	28%	$(1,821)	(15)%
Sales and marketing	11,275	27	12,467	29	(1,192)	(10)
General and administrative	6,059	15	6,387	15	(328)	(5)
Restructuring charges	—	—	3,116	7	(3,116)	(100)

Total operating expenses	$27,398	66%	$33,855	79%	$(6,457)	(19)%

Research and Development Expenses

Research and development expenses decreased by 15%, or $1.8 million, from $11.9 million for the first three months of 2009 to $10.1 million during the first three months of 2010. The expense reduction was generally due to a 16% reduction in the number of employees, the cost savings initiative implemented in the first quarter of 2009, as well as the salary reduction initiative implemented May 1, 2009, which resulted in a corresponding $1.4 million decrease in salaries and related employee benefits. Other reductions came from occupancy cost for $0.2 million, $0.1 million in equipment and software and $0.1 million in depreciation. Dialogic intends to continue to invest in research and development to develop new products and enhance and refresh existing products.

Sales and Marketing

Sales and marketing expenses decreased by 10%, or $1.2 million from $12.5 million in the first quarter of 2009 to $11.3 million in the first quarter of 2010, primarily due to a 9% reduction in employees, the cost savings initiative implemented in the first quarter of 2009 as well as the salary reduction initiative from May 1, 2009 and the corresponding $0.2 million decrease in salaries, commissions and related benefits. Other factors explaining the decrease include a $0.3 million reduction in occupancy expenses and $0.8 million decrease in amortization expense.

General and Administrative

General and administrative expenses decreased 5%, or $0.3 million from $6.4 million in the first quarter of 2009 to $6.1 million in the first quarter of 2010. The cost reduction was primarily a result of a 9% reduction in the number of employees related to the cost savings initiative implemented in the first quarter of 2009 as well as the salary reduction initiative from May 1, 2009 and the corresponding $0.7 million decrease in salaries and related benefits, offset by an increase in legal and audit expenses of $0.2 million and other expenses of $0.2 million.

We expect to incur costs of approximately $3.0 million in the future related to the acquisition of Veraz for such items as investment banking, legal and accounting fees, and other external costs.

Restructuring Charges

In the quarter ended March 31, 2009 Dialogic recorded $3.1 million in restructuring charges related to a restructuring plan implemented in the fourth quarter of 2008 and the first quarter of 2009 under which Dialogic reduced its workforce by approximately 197 employees. Restructuring charges in the first quarter of 2009 included employee termination, severance and related benefits. All costs related to this restructuring plan were paid as of December 31, 2009.

Interest Expense

For the quarter ended March 31, 2010, interest expense increased by $1.3 million from $2.8 million in the quarter ended March 31, 2009, to $4.1 million in the quarter ended March 31, 2010. The increase is principally attributable to modifications to the Term Loan Agreement, due and payable on January 31, 2011, which provided for an additional 2% interest in the form of a payment in kind, or $0.4 million. Additionally, a higher interest rate on the Term Loan resulted in an incremental interest expense of $0.4 million. The $3 million 2009 Loans enacted in August 2009 contributed to a $0.2 million increase in interest expense for the first quarter of 2010 as compared to the same period in 2009. The amortization of the debt issuance costs increased by $0.3 million, due to a reduction in the amortization period for these charges.

Interest expense in the first quarter of 2010 consisted of $3.0 million in interest expense on the Term Loan and 2009 Loans, $0.4 million in interest expense on the payment in kind of 2% applicable to the Term Loan, $0.2 million of interest expense on the Revolving Credit Agreement and amortization charges for the deferred debt issuance costs under the Term Loan Agreement and Revolving Credit Agreement for $0.5 million.

Interest expense for the same period in 2009 consisted of $2.4 million of interest expense on the Term Loan Agreement, $0.2 million of interest expense under Revolving Credit Agreement and $0.2 million of amortization charges for the deferred debt issuance costs under the Term Loan Agreement and the Revolving Credit Agreement.

Other

Other Income

In August 2008, Dialogic’s subsidiary Cantata Technology, Inc. (“Cantata”) filed a complaint against InterMetro Communications, Inc. (“InterMetro”) before the District Court for the District of Massachusetts USDC Civil Action No. 08-11371(PBS). Intermetro filed a counterclaim against Cantata and instituted a third party claim against Dialogic. A settlement agreement was reached in the matter and signed on January 29, 2010, the terms of which are confidential. In January 2010, Dialogic recorded a $0.5 million gain on the settlement.

Foreign Exchange

The $0.2 million increase in foreign exchange loss from the quarter ended March 31, 2009 to the quarter ended March 31, 2010 was attributable to unfavorable foreign exchange rates associated with monetary assets and liabilities denominated in currencies other than the U.S. dollar.

Income Taxes

For the quarters ended March 31, 2010 and 2009, the provision for income taxes was consistent. During each quarter Dialogic recorded an income tax provision of $0.1 million. The income tax provision recorded was primarily related to reserves and current income tax in foreign jurisdictions.

Net Loss

Net loss for the three months ending March 31 2010 was $(4.9) million as compared to a net loss of $(12.5) million for the same period in 2009. The variance is primarily due to a higher Gross Margin of $2.1 million, lower operating expenses of $6.5 million and other income of $0.5 million in the 2010 period, marginally offset by a higher interest expense of $1.3 million.

Comparison of Years Ended December 31, 2009 and 2008

Revenue

	Years Ended December 31,
	2009		2008		Period-to-Period Change
	Amount	Percent of Total Revenue	Amount	Percent of Total Revenue	Amount	Percent
Revenues:
Products	$165,498	94%	$196,990	96%	$(31,492)	(16)
Services	10,774	6	8,454	4	2,320	27

Total Revenues	$176,272	100%	$205,444	100%	$(29,172)	(14)

Revenues By Geography:
Europe, Middle East and Africa	$45,695	26%	$54,156	27%	$(8,461)	(16)
Asia Pacific and India	39,053	22	33,464	16	5,589	17
Americas	91,524	52	117,824	57	(26,300)	(22)

Total Revenues	$176,272	100%	$205,444	100%	$(29,172)	(14)

Total Revenue

Total revenue for the year ended December 31, 2009 decreased by 14%, or $29.2 million, from $205.4 million in the year ended December 31, 2008 to $176.3 million. The decrease in revenue is attributable to the adverse economic conditions, and the expected decline in revenues mainly for TDM technology products of $57.4 million, partly offset by incremental revenues of $27.3 million generated in 2009 following the acquisition of the NMS CP business which occurred on December 5, 2008. In the fiscal years ended December 31, 2009 and December 31, 2008, the same customer contributed 13% and 12% of Dialogic’s revenue, respectively. No other customer contributed greater than 10% of Dialogic’s revenue.

The $29.2 million decrease in total revenue from December 31, 2008 to December 31, 2009 resulted from a decrease in sales in Europe, Middle East and Africa and the Americas, offset by an increase in sales from Asia Pacific and India. Revenue from Europe, Middle East and Africa decreased by $8.5 million and revenue from the Americas decreased by $26.3 million. The decrease in revenues in Europe, Middle East, Africa and the Americas was generally attributable to adverse economic conditions and the continued expected decline in TDM product revenue. Asia Pacific and India revenue grew by $5.6 million principally as a result of the NMS CP business acquisition.

Product Revenue

Product revenue for the year ended December 31, 2009 decreased by 16%, or $31.5 million, to $165.5 million from $197.0 million for the year ended December 31, 2008. The decline resulted from lower sales and shipments attributable to reduced customer demand for TDM products and the adverse economic conditions.

Service Revenue

Service revenue for the year ended December 31, 2009 increased 27%, or $2.3 million, to $10.8 million from $8.5 million for the year ended December 31, 2008. The increase in service revenue was the result of growth in Dialogic’s installed base of product customers and a related increase in IP maintenance revenue.

Cost of Revenue and Gross Margin

	Years Ended December 31,
	2009		2008		Period-to-Period Change
	Amount	Percent of Total Revenue	Amount	Percent Of Total Revenue	Amount	Percent
Cost of products	$62,380	36%	$69,212	34%	$(6,832)	(10)%
Cost of services	$9,253	5%	$11,646	5%	$(2,393)	(21)%
Gross Margin	$104,639	59%	$124,586	61%	$(19,947)	(16)%

Cost of Revenue

For the year ended December 31, 2009, Dialogic’s total cost of product revenue decreased by 10%, or $6.8 million to $62.4 million from $69.2 million in the year ended December 31, 2008. The decrease in costs resulted from lower product and related costs as a result of the decline in revenue.

Included in the cost of revenue in 2009 was a charge of $0.8 million relating to the revaluation of inventory acquired from NMS in 2008. In the purchase price allocation at the date of the acquisition, Dialogic revalued the inventory acquired in the acquisition of the NMS CP business to reflect its fair value, an upwards adjustment which resulted in an increase in Dialogic’s 2009 cost of revenues. A corresponding charge of $1.6 million was recorded in 2008 for inventory acquired from NMS and a $1.2 million charge in 2008 was recorded in connection with the inventory acquired from EAS in 2007.

Cost of product revenues in 2009 included $2.0 million in costs associated with amounts reserved against inventory deemed obsolete. Depreciation and amortization charges included in the cost of product and services revenue amounted to $11.0 million in 2009 and $8.8 million in 2008 and increased due to amortization associated with acquired intangible assets from the NMS acquisition in December 2008.

Cost of services includes the direct costs of customer support and consists primarily of payroll, related benefits and travel for Dialogic’s support personnel. Cost of services was $9.3 million for the year ended December 31, 2009 compared to $11.6 million for the year ended December 31, 2008. The lower cost of services in the year ended December 31, 2009 as compared to the same period of the prior year was primarily due to a $1.6 million reduction in salaries and related benefits as a result of Dialogic’s lower average headcount, a $0.2 million decrease in travel expenses and lower occupancy expenses of $0.3 million.

Gross Margin

For the year ended December 31, 2009 Gross Margin decreased by 16%, or $20.0 million, from $124.6 million to $104.6 million for the year ended December 31, 2008. The decrease is primarily a result of a decline in product revenues. The decrease in revenue had a negative impact on the absorption of fixed costs and overhead included in the cost of product and resulted in a gross margin decline from 61% in 2008 to 59% in 2009.

Operating Expenses

	Years Ended December 31,
	2009		2008		Period-to-Period Change
	Amount	Percent of Total Revenue	Amount	Percent of Total Revenue	Amount	Percent
Research and development	$42,012	24%	$55,114	27%	$(13,102)	(24)
Sales and marketing	48,056	27	51,567	25	(3,511)	(7)
General and administrative	25,330	14	27,636	13	(2,306)	(8)
Restructuring charges	3,418	2	3,355	2	63	2

Total operating expenses	$118,816	67%	$137,672	67%	$(18,838)	(14)

Research and Development Expenses

Research and development expenses decreased by 24%, or $13.1 million, from $55.1 million in 2008 to $42.0 million in 2009 due to a 17% reduction in the number of employees following a restructuring plan implemented in the fourth quarter of 2008 and the first quarter of 2009 and the temporary salary reduction plan. Employee reductions were concentrated in the TDM related product development and support divisions. As a result, salaries and related employee benefits decreased by $8.1 million in 2009 from 2008. The workforce reduction also led to lower personnel related research and development costs as well as lower costs in other related research and development activities such as prototyping, product certification, and R&D subcontractors. Dialogic intends to continue to invest in research and development to develop new products and enhance and refresh existing products.

Sales and Marketing

Sales and marketing expenses decreased 7%, or $3.5 million, from $51.6 million in 2008 to $48.1 million in 2009, primarily due to a 4% reduction in the number of employees and the temporary salary reduction plan. As a result, salaries and related benefits decreased by $2.2 million in 2009 from 2008. The workforce reduction had the added effect of lowering personnel related sales and marketing costs by $0.5 million. Also contributing to the lower sales and marketing expenses was a decrease of $1.1 million in commission expense resulting from

Dialogic’s lower revenues in 2009. Dialogic also reduced discretionary marketing expenses in promotion, advertising, marketing campaign by $3.3 million in 2009 from 2008. In 2009, following the acquisition of the NMS CP business, the depreciation and amortization expense increased by $3.8 million.

General and Administrative

General and administrative expenses decreased 8%, or $2.3 million from $27.6 million in 2008 to $25.3 million in 2009 primarily as the result of a $2.1 million decrease in salaries and related benefits associated with a 3% reduction in the number of employees and temporary salary reduction of 10% implemented on May 1st 2009. The decreased overhead associated with lower personnel related costs contributed $0.6 million to lower general and administrative costs. Other expenses also decreased by $0.8 million offset by an increase in legal and audit fees of $0.5 million as well as an increase of $1.1 million in depreciation and amortization.

Restructuring charges

In each of the years ended December 31, 2009 and 2008, Dialogic recorded $3.4 million, respectively, in restructuring charges related to a restructuring plan implemented in the fourth quarter of 2008 and the first quarter of 2009. In that time period, Dialogic reduced its workforce by approximately 197 employees. Restructuring charges in 2009 included employee termination, severance and related benefits. All costs related to this restructuring plan were paid as of December 31, 2009.

Interest Expense

Interest expense increased by $2.5 million, or 20.6% from $12.1 million in 2008 to $14.6 million in 2009. The increase over 2008 is primarily attributable to a 2009 modification to the Term Loan Agreement providing for additional interest of 2% in the form of a payment in kind, due and payable on January 31, 2011. Interest expense for 2009 consisted of $10.2 million for regular interest payments under the Term Loan Agreement, $1.9 million in capitalized payment in kind interest payable only at the maturity date under the Term Loan Agreement and the 2009 Loans, $1.7 million of amortization charges for deferred debt issuance costs under the Term Loan Agreement and the Revolving Credit Agreement, and $0.9 million of interest charges under the Revolving Credit Agreement. Interest expense for 2008 consisted of $10.7 million of interest expense under the Term Loan Agreement, $1.0 million of amortization charges for deferred debt issuance costs under the Term Loan Agreement and the Revolving Credit Agreement, and $0.7 million of interest charges under the Revolving Credit Agreement, partly offset by $0.3 million of interest income.

Foreign Exchange

The $1.1 million foreign exchange gain in 2009, compared to a $1.5 million foreign exchange loss in 2008, was attributable to favorable foreign exchange rates associated mainly to the variation of the deferred tax asset denominated in Canadian dollar and due to monetary assets and liabilities denominated in currencies other than the U.S. dollar.

Income Taxes

For the year ended December 31, 2009, Dialogic recorded an income tax expense of $10.0 million. The expense included a $7 million charge related to an increase in the valuation allowance on substantially all of Dialogic’s net deferred tax assets, $8.8 million of expenses relating to non-recognition of tax losses and credits, and $0.9 million in additional reserve for uncertain tax positions. Also contributing to the expense were $3.3 million in non-deductible expenses, state and local additional taxes and currency conversion. These expenses were offset by the $8.6 million expected tax recovery at statutory tax rates from the loss before income taxes and $1.1 million in research and tax credits, capital losses and tax rate adjustments.

For the year ended December 31, 2008, Dialogic recorded an income tax expense of $3.1 million. The expense resulted from a $1.6 million charge related to an increase in the valuation allowance of specifically identified deferred tax assets and $11.7 million of expenses relating to non-recognition of tax losses and credits. These expenses were partly offset by an $8.2 million expected tax recovery at statutory tax rates from the loss before income taxes and a capital loss of $2.7 million relating to the treatment of foreign exchange losses in certain jurisdictions.

Net Loss

Net loss for the fiscal year ended December 31, 2009 was $(37.6) million as compared to a net loss of $(29.8) million for the same period in 2008. The increase in net loss is mainly attributable to a $20.0 million decrease in gross margin, a $2.5 million increase in interest expense and an increase in income taxes expense of $6.8 million, offset by a $18.8 million decrease in operating expenses and a favorable foreign exchange variance of $2.6 million.

Financial position

Liquidity and Capital Resources

As of December 31, 2009, Dialogic had unrestricted cash of $4.0 million, compared to $3.9 million of unrestricted cash as of December 31, 2008. Dialogic’s primary sources of liquidity are funds generated from operations, and as required, funds borrowed under the Revolving Credit Agreement. As of December 31, 2009, Dialogic borrowed $10.3 million under its Revolving Credit Agreement. Under the Revolving Credit Agreement, the unused line of credit totalled $14.7 million, of which $5.0 million was available to Dialogic. At March 31, 2010, Dialogic had borrowed $9.3 million under its Revolving Credit Agreement. The unused line of credit under the Revolving Credit Agreement was $15.7 million at March 31, 2010, of which $5.8 million was available to Dialogic. As of December 31, 2009, Dialogic borrowed $89.9 million under the Term Loan Agreement and the 2009 Loans, of which approximately $86.7 million matures in January 2011 and $3.2 million matures in July 2011. Dialogic entered into a Restructuring Commitment Letter with the Term Lenders which is attached to the Acquisition Agreement that provides for the restructuring of the Term Loan Agreement as outlined below. If the Arrangement is not consummated, Dialogic will initiate discussions to renegotiate the terms of the Term Loan Agreement or seek financing from alternative sources. These renegotiations may not be successful on terms acceptable to Dialogic and Dialogic may need to seek alternative financing sources, which may not be available on terms comparable to existing terms.

The terms of the Term Loan Agreement and Revolving Credit Agreement were amended in 2008, 2009 and during the first quarter of 2010 following various breaches of financial covenants. In the first quarter, second quarter and fourth quarter of 2008 and the first quarter, second quarter and fourth quarter of 2009 and in the first quarter of 2010, Dialogic was in default of one or more financial covenants. Covenants that were breached in one or more quarters during this period were:

•

Minimum EBITDA ((defined in the Term Loan Agreement and the Revolving Credit Agreement as earnings (as determined in accordance with GAAP) plus interest expense, taxes, depreciation, amortization, foreign exchange gain or loss and subject to certain additional adjustments)

•	Minimum Net leverage ratio ( as defined in the Term Loan Agreement)

•	Minimum Interest coverage ratio (as defined in the Term Loan Agreement).

During these periods, Dialogic obtained a waiver and the financial covenants were reset at a level, mutually agreed upon by Dialogic and the Revolving Credit Lenders and the Term Lenders.

As a result of the breach in covenants, the interest rate on the $75.0 million Term Loan increased from an annual rate of LIBOR plus 8% to an annual rate of LIBOR plus 10% in July 2008. The LIBOR rate in the Term Loan Agreement was amended to be the highest of the published rate or 2.5%. On December 5, 2008, the Term

Loan Agreement was amended in connection with the acquisition of the NMS CP business, and Dialogic borrowed an additional $10.0 million bearing interest at an annual rate of 15%. This interest rate remained unchanged in 2009. Following an amendment to the Term Loan on January 1, 2009, the $85.0 million loan (being the first, second and third extension loans plus accrued interest) is subject to an interest of 2% in the form of a payment in kind (“PIK”). In 2009, the PIK interest amounted to $1.74 million, a sum incremental to the principal outstanding. In addition to modifications to the interest rate and the PIK interest, the maturity date was extended from September 2010 to January 31, 2011.

Beginning in October 2008, the adverse economic conditions had a material impact on Dialogic’s receivables, payments and cash reserves. Tightening credit conditions led customers to increase the time before payment which immediately impacted Dialogic’s liquidity. Due to the delay in receiving payment from some customers, Dialogic agreed on extended payment terms with some suppliers. This led to increased trade payables and accrued liabilities in the first half of 2009.

To improve its liquidity position, in August 2009 Dialogic entered into the 2009 Loans with various shareholders bearing interest at an annual rate of 20%. Overall, Dialogic reduced borrowings by $3.2 million under the Revolving Credit Agreement and generated net cash from operating activities of $4.1 million. As of December 31, 2009, total liquidity including cash and availability under the Revolving Credit Agreement was $9.0 million as compared to $6.0 million on December 31, 2008.

Dialogic budgets capital expenditures on an annual basis. For each of the 2009 and 2010 fiscal years budgeted capital expenditures for property and equipment totalled $3.0 million. Total capital expenditures in 2009 amounted to $3.1 million. Managements expect to remain within its capital expenditures budget for fiscal year 2010.

In 2010, the cash requirement to serve the mandatory interest payments on the Term Loan and Revolving Credit Agreement is estimated to be $3.1 to $3.2 million per quarter.

Dialogic monitors and manages liquidity by preparing and updating annual budgets as well as monitoring compliance with terms of its financing agreements. As of December 31, 2009 and March 31, 2010, Dialogic requested, and was granted, waivers on breaches of certain covenants included in the Revolving Credit Agreement and the Term Loan Agreement.

Management believes that Dialogic’s expected cash flows from operations and available credit facilities provide adequate resources to fund ongoing operating requirements, as well as future capital expenditures and debt service requirements for the next 12 months, assuming that the Veraz transaction closes and the changes in the debt obligations outlined in the restructuring commitment letter detailed below take effect. If the transaction is not consummated, Dialogic will need to renegotiate the terms of the Term Loan agreement or seek financing from alternative sources, as previously indicated.

Operating Activities

Dialogic’s operating activities for the three-month periods ended March 31, 2010 and March 31, 2009, operating activities provided cash of $0.6 million and $1.5 million respectively, and provided $4.1 million of cash in fiscal 2009, compared to $4.5 million of cash used in operating activities in fiscal 2008.

Cash provided by operating activities of $0.6 million in the three-month periods ended March 31, 2010 was primarily attributable to the adjustments for non-cash items such as depreciation for $1.2 million, amortization of intangible assets for $3.9 million, and amortization of debt issuance cost for $0.5 million to the net loss of $4.9 million. The changes in non-cash operating assets and liabilities was $0.1 million. There was a decrease in operating liabilities for $0.6 million where accounts payables and accrued liabilities decreased by $3.7 million offset by an increase on interest payable on the Term Loan Agreement for $2.4 million and other accrued interest for $0.6 million. The operating assets increased by $0.5 million. There was an increase in accounts receivables by $0.4 million, an increase in inventories by $0.7 million offset by a decrease in prepaids and deposits by $0.6 million.

Cash provided by operating activities of $1.5 million in the three-month periods ended March 31, 2009 was primarily attributable to an increase in Dialogic’s operating liabilities ($7.0 million), an increase in operating assets for $0.3 million and the adjustments for non-cash items such as depreciation for $1.4 million, amortization of intangible assets for $5.0 million, and amortization of debt issuance cost for $0.2 million to the net loss of $12.5 million. The increase in Dialogic’s operating liabilities is primarily attributable to an increase in accounts payable and accrued liabilities for $3.1 million when Dialogic extended payment terms to some suppliers, an increase in deferred revenue for $1.2 million associated with an increase in Dialogic’s services contracts, and to an increase in interest under the Term Loan Agreement for $2.7 million.

Cash provided by operating activities in fiscal 2009 was primarily attributable to a decrease in Dialogic’s operating assets ($4.7 million), accompanied by an increase in Dialogic’s operating liabilities ($1.9 million). Dialogic’s net loss of $(37.6) million adjusted for non-cash items such as depreciation, amortization of $26.7 million and deferred taxes of $7.7 million accounted for $2.5 million of cash used in operations. The decrease in Dialogic’s operating assets was driven by lower inventory balances and collection of income tax receivable amounts. The decrease in inventory resulted from an increase in provisions for excess and obsolete inventory of $2.1 million; the remaining balance was based on inventory being consumed. The increase in Dialogic’s operating liabilities is primarily attributable to an increase in deferred revenue associated with an increase in Dialogic’s services contracts, and to an increase in interest under the Term Loan Agreement. These increases were partly offset by a decrease in accounts payable and accrued liabilities. Dialogic’s working capital, defined as the difference between short term assets and short term liabilities, decreased from $22.9 million in 2008 to $19.8 million in 2009.

Net cash used in Dialogic’s operating activities in fiscal 2008 was primarily attributable to a decrease in Dialogic’s operating assets, more than offset by a greater decrease in Dialogic’s operating liabilities. The decrease in Dialogic’s operating assets was mainly driven by a decrease in inventory of TDM products, in anticipation of lower sales levels for 2008, whereas the decrease in Dialogic’s operating liabilities was mainly caused by a decrease in deferred revenues.

Dialogic’s 2008 net loss of $(29.8) million adjusted for non-cash items such as depreciation, amortization of $21.1 million and deferred taxes of $3.0 million accounted for $3.4 million of the cash used in operations.

Investing Activities

Net cash provided by (used in) Dialogic’s investing activities was:

•	$(0.9) million for the three-month periods ended March 31, 2010

•	$(1.2) million for the three-month periods ended March 31, 2009

•	$(3.4) million in 2009

•	$(32.0) million in 2008

Investing activities in the three-month periods ended March 31, 2010 consisted of $0.6 million in additions of property and equipment and of $0.3 million in addition to other assets.

Investing activities in the three-month periods ended March 31, 2009 consisted of $1.0 million in additions of property and equipment and of $0.2 million in addition to intangible assets.

Investing activities in 2009 consisted primarily of $3.1 million in additions of property and equipment and $0.3 million in other assets and intangibles.

Investing activities in 2008 consisted primarily of the acquisition of the NMS CP business for $24.5 million, net of cash acquired of $1 million. They also included additions of $6.9 million to property and equipment, and $0.6 million in other assets and intangibles.

Financing Activities

Net cash provided by (used in) Dialogic’s financing activities was:

•	$(1.0) million in the three month periods ended March 31, 2010

•	$0.6 million in the three month periods ended March 31, 2009

•	$(0.7) million in 2009

•	$9.0 million in 2008

Financing activities in the three month periods ended March 31, 2010 decreased cash by $1.0 million due to repayment of Revolving Credit Agreement facility.

Financing activities in the three month periods ended March 31, 2009 increased cash by $0.6 million due to borrowings from the Revolving Credit Agreement facility.

Current liabilities have increased by $84.9 million to $132.7 million at March 31, 2010 from $47.7 million at December 31, 2009 due to the reclassification of the long term debt to current liabilities for an amount of $87.2 million. The maturity date of the long term debt is January 31, 2011. Pursuant to the Restructuring Commitment Letter, the Term Lenders have agreed to refinance indebtedness under the Term Loan Agreement equal to the sum of the principal amount of term loans outstanding on the closing date. The Restructured Loans will be due three years from the closing date of the transaction.

Financing activities in 2009 included a $3 million increase in Dialogic’s long-term debt, offset by a $3.2 million repayment of its Revolving Credit Agreement facility.

Financing activities in 2008 included $13.5 million from issuance of preferred shares, and $10.0 million from an increase in Dialogic’s long-term debt, concurrent with the acquisition of the NMS CP business in December 2008. In addition, a repayment under the Term Loan Agreement in the amount of $25 million was made in early 2008, upon execution of the Revolving Credit Agreement. During 2008, Dialogic incurred a net increase under the Revolving Credit Agreement in the amount of $13.5 million. Dialogic also paid $3.0 million in fees and expenses in connection with the issuance of shares and the execution of the Term Loan Agreement and the Revolving Credit Agreement.

Description of Existing Debt Obligations

Dialogic is party to the Term Loan Agreement with the Term Lenders and the Revolving Credit Agreement with the Revolving Credit Lender.

It is a condition to the closing of the merger that the Term Loan Agreement be restructured in accordance with the terms of the Restructuring Commitment Letter. The consent of the Revolving Credit Lender to the closing of the merger and to the restructuring of the Term Loan Agreement is also required.

Term Loan Agreement

Principal Amount and Maturity. As of December 31, 2009, and March 31, 2010, term loans in the principal amount of $86.7 million and $87.2 million, respectively, were outstanding under the Term Loan Agreement and are due on January 31, 2011.

Voluntary and Mandatory Prepayments. The term loans may be prepaid by Dialogic prior to maturity, subject to a premium of 2.5%, in the case of approximately $66.7 million aggregate principal amount of term loans designated as first extension loans and approximately $10.3 million aggregate principal amount of term loans designated third extension loans (as of March 31, 2010), and 2.0% in the case of approximately $10.2 million aggregate principal amount of term loans designated second extension loans (as of March 31, 2010). Partial prepayments are applied to the second extension loans, to the first extension loans and to the third extension loans, in that order of priority.

Dialogic is required to offer to prepay the term loans out of the net proceeds of certain asset sales at 100% of the principal amount of term loans prepaid, plus the prepayment premiums described above, subject to Dialogic’s right to reinvest some or all of the net proceeds in its business in lieu of prepayment.

Interest Rates. The first extension loans and the second extension loans bear interest, payable in cash, at a rate per annum equal to LIBOR (but in no event less than 2.5%) plus an applicable margin, which is currently 10%, based on Dialogic’s consolidated net leverage ratio. The third extension loans bear interest, payable in cash, at a rate per annum equal to 15.0%. In addition to the foregoing cash interest, since January 1, 2009 additional interest accrues at the rate of 2.0% per annum and is added to the principal amount of the term loans quarterly as PIK interest. Upon the occurrence and continuance of an event of default, the term loans will bear interest at a default rate equal to the applicable interest rate plus 2.0%.

Guarantors. The terms loans are guaranteed by all subsidiaries of Dialogic (which we refer to in this proxy statement as the term loan guarantors), with the exception of certain subsidiaries organized under the laws of countries other than the United States or Canada.

Security. The term loans are secured by a pledge of all of the assets of Dialogic and of the term loan guarantors, including all intellectual property, accounts receivable, inventory and capital stock in Dialogic’s direct and indirect subsidiaries (except for certain subsidiaries organized under the laws of countries other than the United States or Canada). The security interest of the Term Lenders in inventory, accounts receivable and related property of Dialogic and certain subsidiaries of Dialogic is subordinated to the security interest of the Revolving Credit Lender in those assets.

Other Terms. So long as the Acquisition Agreement has not been terminated, Dialogic is required to achieve EBITDA (defined as earnings (as determined in accordance with GAAP) plus interest expense, taxes, depreciation, amortization, foreign exchange gain or loss and subject to certain additional adjustments) of at least $3.8 million for the quarter ending June 30, 2010, $5.0 million for the quarter ending September 30, 2010 and $6.0 million for the quarter ending December 31, 2010. In the event the Acquisition Agreement is terminated, Dialogic is required to achieve EBITDA of at least $4.3 million for the quarter ending June 30, 2010, $5.8 million for the quarter ending September 30, 2010 and $6.5 million for the quarter ending December 31, 2010.

In addition, Dialogic and its subsidiaries are subject to various affirmative and negative covenants, including restrictions on incurring additional debt and contingent liabilities, granting liens, making investments and acquisitions, paying dividends or making other distributions in respect of its capital stock, selling assets and entering into mergers, consolidations and similar transactions, entering into transactions with affiliates and entering into sale and lease-back transactions. The Term Loan Agreement contains customary events of default, including a change in control of Dialogic.

Revolving Credit Agreement

Revolving Credit Amount and Maturity. Dialogic may borrow, repay and re-borrow revolving credit loans from time to time provided that the aggregate principal amount of revolving credit loans at any time outstanding does not exceed the lesser of (i) $25,000,000, which is referred to as the “maximum revolver amount” and (ii) 85% of the aggregate amount of eligible accounts receivable, reduced by certain reserves and offsets, which is referred to as the “borrowing base.” The commitment of the Revolving Credit Lender to make revolving credit loans terminates and all outstanding revolving credit loans are due on March 5, 2013.

Mandatory Prepayments. Dialogic is required to prepay revolving credit loans in an amount equal to 100% of the net proceeds from the sale or other disposition of inventory other than in the ordinary course of business, subject to the right to apply the net proceeds to the acquisition of replacement property in lieu of prepayment.

Interest Rates and Fees. At Dialogic’s election, revolving credit loans may bear interest at a rate equal to the prime rate plus 2.0% or at a rate equal reserve-adjusted one-, two- or three- month LIBOR plus 3.5%, but in no event at a per annum rate less than 6.0%. Upon the occurrence and continuance of an event of default and at the election of the Revolving Credit Lender, the revolving credit loans will bear interest at a default rate equal to the then applicable interest rate or rates plus 2.0%.

Dialogic pays for the account of the Revolving Credit Lender a monthly fee on the unused portion of the maximum revolver amount and a monthly collateral management fee. In addition, Dialogic must pay audit, appraisal and valuations fees for up to four audits annually, one appraisal annually and one business valuation annually.

Guarantors. The revolving credit loans are guaranteed by the Revolving Credit Guarantors.

Security. The revolving credit loans are secured by a pledge of the assets of Dialogic and of the Revolving Credit Gurarantors consisting of accounts receivable and inventory and related property. The security interest of the Revolving Credit Lenders is prior to the security interest of the Term Lenders in these assets, subject to the terms and conditions of an intercreditor agreement.

Other Terms. So long as the Acquisition Agreement has not been terminated, Dialogic is required to achieve EBITDA (defined as earnings (as determined in accordance with GAAP) plus interest expense, taxes, depreciation, amortization, foreign exchange gain or loss and subject to certain additional adjustments) of at least $3.8 million for the three month period ending June 30, 2010, $5.0 million for the three month period ending September 30, 2010 and $6.0 million for the three month period ending December 31, 2010 and each quarter end thereafter. In the event the Acquisition Agreement is terminated, Dialogic is required to achieve EBITDA of at least $4.3 million for the three month period ending June 30, 2010, $5.8 million for the three month period ending September 30, 2010 and $6.5 million for the three month period ending December 31, 2010 and each quarter end thereafter.

In addition, Dialogic and its subsidiaries are subject affirmative and negative covenants, including restrictions on incurring additional debt, granting liens, entering into mergers, consolidations and similar transactions, selling assets, prepaying indebtedness, paying dividends or making other distributions on its capital stock, entering into transactions with affiliates and making capital expenditures. The Revolving Credit Agreement contains customary events of default, including a change in control of Dialogic.

Changes to Debt obligations Related to Veraz Transaction—Restructuring Commitment Letter

General. Pursuant to the Restructuring Commitment Letter, the Term Lenders have agreed to refinance the Restructured Loans equal to the sum of the principal amount of term loans outstanding on the closing date of the Arrangement (including all PIK interest accrued and added to principal prior to that date), plus accrued and unpaid principal and fees not added to principal. Dialogic or, if agreed by the parties, a subsidiary of Dialogic will be the borrower. The Restructured Loans will be due three years from the closing date of the Arrangement.

The restructuring commitment is in effect through December 31, 2010. The closing of the refinancing under the restructuring commitment is expected to occur concurrently with the closing of the Veraz transaction.

The agreements governing the Restructured Loans have not been negotiated. However, the Restructuring Commitment Letter contemplates that the following terms will be included in the definitive agreements. These are not the only terms that will be included in the definitive agreements, and some of these terms may change.

Conditions Precedent to the Restructuring Commitment. The Term Lenders’ commitment to refinance the term loans is subject to, among other things, (i) absence of a material adverse change on the business, condition (financial or otherwise), assets, liabilities, operations, management, performance, properties or prospects of Dialogic and its subsidiaries, taken as a whole, (ii) the accuracy of representations and warranties to be made at closing, (iii) absence of any change to the structure of the merger and any material change to the Acquisition Agreement, (iv) concurrent consummation of the merger and (v) negotiation of definitive documentation relating to the Restructured Loans.

Fees. An initial commitment fee of $0.4 million, equal to 0.5% of the then outstanding principal amount of term loans, was added to the principal of the third extension loans on May 12, 2010, the date on which the Restructuring Commitment Letter was executed. On the closing date, Dialogic is required to pay an additional commitment fee of 1.0% of the outstanding principal amount of term loans (calculated exclusive of certain other fees added to principal). In addition, Veraz has agreed to pay the Term Lenders an unused commitment fee in the amount of 0.5% of the outstanding principal amount of term loans (calculated exclusive of certain other fees added to principal) in the event the Acquisition Agreement is terminated by Veraz or by Dialogic under circumstances described elsewhere in this proxy statement. Upon receipt of the unused commitment fee, the Term Lenders are required to refund the initial 0.5% commitment fee to Dialogic or, at Dialogic’s election, apply that amount to prepayment of the existing term loans.

At consummation of the Arrangement, a financing enhancement fee in the amount of 2.0% of the outstanding principal amount of term loans (calculated exclusive of certain other fees added to principal) is payable by Dialogic to the Term Lenders.

Interest Rate. The Restructured Loans will bear interest, payable quarterly in cash, at a rate per annum equal to LIBOR (but in no event less than 2.0%) plus an applicable margin, which is based on the consolidated net leverage ratio, calculated based on the consolidated results of Veraz and its consolidated subsidiaries, including Dialogic. If the ratio of consolidated total debt of Veraz and its consolidated subsidiaries, including Dialogic, to consolidated EBITDA (expected to be defined as earnings (as determined in accordance with GAAP) plus interest expense, taxes, depreciation, amortization, foreign exchange gain or loss and subject to certain additional adjustments as mutually agreed) for the four preceding consecutive quarters in each case, expected to be subject to certain carve-outs and exceptions) is less than or equal to 2.5 to 1.0, the applicable margin is 9.0%; if that ratio is greater than 2.50 to 1.0, the applicable margin is 11.0%.

Voluntary and Mandatory Prepayments.

Voluntary Prepayments. The Restructured Loans may be prepaid, in whole or in part, from time to time, subject to payment of (i) if prepaid prior to the first anniversary of the closing date, a make-whole amount, (ii) if prepaid after the first but prior to the second anniversary of the closing date, a premium of 5.0% and (iii) if prepaid after the second but prior to the third anniversary of the closing date, a premium of 2.0%.

Permitted Refinancing. The Restructured Loans may be prepaid once with the proceeds of one or more new asset-based loan facilities and/or available cash, subject to payment of the applicable make-whole amount or prepayment premium, provided that at least $65 million in aggregate principal amount of Restructured Loans remains outstanding following that prepayment.

Mandatory Prepayments. In the event of an equity issuance in an aggregate amount of up to $50 million prior to the first anniversary of the closing date, the Restructured Loans are required to be prepaid with the proceeds of the equity issuance, together with a premium of 2.0%, provided that at least $40 million in aggregate principal amount of Restructured Loans remains outstanding after the prepayment.

Guarantors. The Restructured Loans will be guaranteed by the Restructured Loan Guarantors, subject to certain exceptions.

Security. The Restructured Loans will be secured by a pledge of all of the assets of Dialogic, Veraz and the other Restructured Loan Guarantors, including all intellectual property, accounts receivable, inventory and capital stock in Dialogic’s direct and indirect subsidiaries, subject to certain exceptions. The security interest of the Term Lenders in inventory, accounts receivable and related property of Dialogic and certain subsidiaries of Dialogic is expected to be subordinated to the security interest of the Revolving Credit Lender in those assets.

Financial Covenants. The definitive documentation for the Restructured Loans will include a minimum interest coverage ratio, minimum EBITDA requirements, a maximum consolidated total leverage ratio, a maximum consolidated total debt limitation and a minimum liquidity requirement, all calculated based on the consolidated results of Veraz, Dialogic and their respective subsidiaries. Compliance with financial covenants will be measured quarterly, commencing, for all covenants other than the minimum liquidity requirement (which will be measured from the closing date), with the test period ending on the last day of the quarter that immediately succeeds a period of three full quarters following the quarter in which closing occurs.

Other Terms. The definitive documentation for the Restructured Loans will contain customary representations and warranties and affirmative and negative covenants, including limitations on other indebtedness, liens, investments, contingent liabilities, restricted junior payments (no cash dividends on capital stock, no cash redemptions and payments on subordinated debt), mergers and acquisitions, sales of assets, capital expenditures, leases, sale/leasebacks, transactions with affiliates and conduct of business, subject to exceptions and baskets to be agreed upon. The definitive documentation will also include customary events of default, including change of control.

Consent of Revolving Credit Lender

The consent of the Revolving Credit Lender to the consummation of the merger and the restructuring of the term loans is required. It is expected that, in connection with such consent, the Revolving Credit Agreement will be amended and restated to reflect the consummation of the merger and the term loan restructuring, and may contain additional covenants and provisions required by the Revolving Term Lender.

Contractual Obligations and Commitments (amounts in 000’s)

As of December 31, 2009, the following summarizes Dialogic’s future contractual obligations for the periods presented (in thousands):

	Years ended December 31,
	Total	2010	2011	2012	2013	Thereafter
Rental operating lease obligations	$27,037	$7,586	$5,626	$3,854	$3,125	$6,846
Other operating lease obligations	264	104	94	48	18	—
Interest expense on term loan(1)	12,700	11,700	1,000	—	—	—
Long-term debt(2)	89,921	—	89,921	—	—	—

Total	$129,922	$19,390	$96,641	$3,902	$3,143	$6,846

(1)	Based on interest rate in effect at December 31, 2009.
(2)	Based on existing maturity dates before considering amended terms under restructuring commitment letter. Of the total amount, approximately $86.8 million is due January 2011 and approximately $3.2 million is due July 2011.

There were no significant changes to the contractual obligations table as of March 31, 2010.

The contractual obligation table above does not include reserves for uncertain tax positions recorded in accordance with the accounting guidance on uncertainties in income taxes. Dialogic has taken tax positions for which the ultimate amount and year(s) any necessary payments will be made that pertain to those tax positions is uncertain. The reserve as of December 31, 2009 for uncertain tax positions was $4.0 million.

The contractual obligation table above does not include the redeemable equity of $93.1 million as no payments are anticipated to be made by Dialogic.

Off-Balance Sheet Arrangements

At March 31, 2010 and December 31, 2009, Dialogic did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance, special purpose or variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. At March 31, 2010 and December 31, 2009 Dialogic did not have any off-balance sheet arrangements, other than lease agreements as detailed above. In addition, the redeemable preferred shares and warrants are potentially convertible into 65,271,950 and 7,500,000 common shares, respectively.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Risk

A significant portion of Dialogic’s cash flows and financial assets and liabilities are denominated in U.S. dollars, which is Dialogic’s functional and reporting currency. The majority of Dialogic revenues and most of its costs of sales, including subcontractor manufacturing expenses, are denominated in U.S. dollars. However, Dialogic does maintain sales and business operations in foreign countries and part of its operating expenses are incurred in these foreign countries. As such, it has exposure to adverse changes in exchange rates associated with operating expenses, including personnel, facilities and other expenses, of its foreign operations. Foreign currency risk is limited to the portion of Dialogic’s business transactions denominated in currencies other than U.S. dollars, and relates primarily to expenses in the Canadian and European operations. For Dialogic’s foreign currency transactions, fluctuations in the respective exchange rates relative to the U.S. dollar will create volatility in Dialogic’s cash flows and the reported amounts for selling, general and administrative expenses in its consolidated statement of operation. Additional earnings variability arises from the translation of monetary assets and liabilities denominated in currencies other than the U.S. dollar at the rates of exchange at each balance sheet date, the impact of which is reported as a foreign exchange gain or loss in the consolidated statement of operations and comprehensive loss.

Dialogic has not historically used forward contracts or other derivative instruments to mitigate the effects of foreign exchange risk on its operations. Although Dialogic has not done used these instruments in the past, it has the possibility under the terms of the existing revolving credit agreement to enter into foreign currency forward contracts with Wells Fargo Foothill to protect against foreign exchange risks.

If the exchange rates between the U.S. dollar and the Great Britain Pound, Canadian dollar and the Euros had increased or decreased by 10% in 2009, the foreign exchange (gain) or loss would have increased or decreased by approximately $3.5 million in 2009. Due to the impact of changes in foreign currency exchange rates between the U.S. Dollar and these other currencies, Dialogic recorded a foreign exchange (gain) loss of $(1.1) million and $1.5 million in 2009 and 2008, respectively.

Credit Risk

Credit risk results from the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract. Dialogic’s financial assets that are exposed to credit risk consist primarily of cash, accounts receivable and other receivables. Cash is placed with major financial institutions. Concentration of credit risk with respect to accounts receivable is mitigated by Dialogic’s credit evaluation process, credit insurance on certain receivables and the dispersion of Dialogic’s customers among different geographical locations around the world.

As at December 31, 2009 and 2008, accounts receivable aggregating approximately $12.3 million and $12.1 million, respectively, were insured as to credit risk, representing total insured accounts receivable less an average co-insurance of 10%, subject to the terms of the insurance agreement. Under the terms of the insurance agreement, Dialogic was required to pay a premium equal to 0.20% and 0.18% of consolidated sales for 2009 and 2008, respectively.

Interest Rate Risk

Dialogic had cash, totaling $4.0 million at December 31, 2009. Dialogic’s current monetary assets are not exposed to significant interest rate risk due to their relatively short-term nature. Excess cash is invested with major financial institutions and generally bears interest at fixed rates. Changes in interest rates on cash balances held with those financial institutions would not have a significant effect on Dialogic’s consolidated results.

Dialogic also had a term loan of $89.9 million and bank indebtedness of $10.3 million as of December 31, 2009. Bank indebtedness and the majority of the term loan bear interest at floating rates, generally tied to LIBOR. Accordingly, Dialogic is exposed to interest rate risk to the extent that its long-term debt is at a variable rate of interest. Dialogic did not have any open derivative contracts relating to floating rate debt as at December 31, 2009 or 2008. An increase or decrease in the interest rate of 10% would have increased or decreased interest expense by $1.1 million in 2009.

Application of Critical Accounting Policies and Use of Estimates

Dialogic’s financial statements are prepared in accordance with GAAP in the United States. The preparation of these financial statements requires that Dialogic make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Dialogic bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. Dialogic evaluates its estimates and assumptions on an ongoing basis. Dialogic’s actual results may differ significantly from these estimates under different assumptions or conditions.

Dialogic believes that some of its significant accounting policies, which are more fully described in Note 2 of the notes to its consolidated financial statements included in this Form 14A, involve a greater degree of judgment and complexity than other accounting policies. Accordingly, the policies Dialogic believes are the most critical to aid in fully understanding and evaluating its financial condition and results of operations and which are discussed below.

Revenue Recognition

Dialogic recognizes revenue in accordance with the provisions of ASC No. 985 (formerly SOP 97-2), Software Revenue Recognition (“ASC 985”), and related interpretations. ASC 985 requires that the revenue be allocated to each element of an arrangement based on objective evidence of fair value that is specific to Dialogic.

When arrangements include multiple elements, Dialogic allocates the entire sales price to each respective element based on the vendor-specific objective evidence (“VSOE”) of the fair value for each element. When arrangements contain multiple elements and VSOE of fair value exists for all undelivered elements but not for the delivered elements, Dialogic recognizes revenue for the delivered elements using the residual method. Each arrangement requires Dialogic to analyze the individual elements in the transaction and to estimate the fair value of each undelivered element. Dialogic bases its determination of VSOE of the fair value of the undelivered elements based on substantive renewal dates of maintenance and support agreements. For arrangements containing multiple elements where VSOE of fair value does not exist for an undelivered element, Dialogic defers revenue for the delivered and undelivered elements until VSOE of fair value exists for the undelivered elements or all elements have been delivered.

Revenue derived from the sale of products is generally recognized upon shipment to customers. Dialogic accounts for revenue received from maintenance contracts as deferred revenue and recognizes it on a straight-line basis over the term of the contract. License fee revenue from Dialogic’s software products is recognized upon delivery of the licensed software and when all performance criteria are met. In addition, product, maintenance contract and license fee revenues are recognized when persuasive evidence of an arrangement exists, amounts are fixed or can be determined, and ability to collect is reasonably assured. In certain cases where the sales price cannot be reliably determined due to frequent sales price reductions, sales made to distributors under agreements allowing price protection and/or right of return are deferred until the distributors ship the products.

Dialogic’s products and services are sold indirectly through distribution partners and directly by Dialogic itself. Dialogic records a provision for estimated sales returns and allowances as a reduction from sales in the same period during which the related revenue is recorded. These estimates are based on historical sales returns and allowances, analysis of credit memo data and other known factors.

Dialogic’s agreements with most of its distributors allow for stock rotation rights. The stock rotation rights permit the distributors to return a defined percentage of their purchases on a quarterly basis in exchange for orders of an equal or greater amount. Dialogic recognizes an allowance for stock rotation rights based on historical experience and period-end inventory levels at the distributors. The provision is recorded as a reduction in revenues in the accompanying statement of earnings and comprehensive loss.

Stock Based Compensation

Dialogic calculates stock-based compensation at the fair value of stock options granted to employees using the Trinominal Lattice Model, and uses an estimated forfeiture rate when calculating stock-based compensation expense for the period. Dialogic recognizes the compensation cost of stock-based compensation awards over the vesting period of the award.

Dialogic’s Amended and Restated Stock Option Plan (the “Plan”), provides that all options granted after September 28, 2006 will become exercisable only upon a liquidity event. A liquidity event is defined in the Plan as a successful completion of an initial public offering of securities of Dialogic, or a sale of all or substantially all of the assets of Dialogic, except pursuant to a reorganization, or immediately prior to and contingent upon the consummation of a required sale (as defined in the Amended and Restated Investors’ Rights Agreement of Dialogic dated October 5, 2007). The cost of all stock-based awards issued under this Plan after September 28, 2006 will be recorded as an expense once the performance condition (the liquidity event) is probable of being achieved. The Acquisition Agreement between Veraz and Dialogic meets the definition of the liquidity event under the Plan. As of December 31, 2009 a cumulative compensation expense of $5.6 million was unrecognized but disclosed in the audited financial statements.

As there is no public market for Dialogic’s common stock, Dialogic determines volatility for options granted based on an analysis of reported data for a peer group of companies that issued options with substantially similar terms. The risk-free interest rate is based on a U.S. Treasury instrument whose term is consistent with the expected life of the stock options. Dialogic has not paid and does not anticipate paying cash dividends on its common stock and Dialogic therefore uses an expected dividend yield of zero. Dialogic determined the expected term based on management’s expectation of estimated employee behaviors by level of employee. Dialogic uses historical data to estimate pre-option vesting forfeiture rate and records stock-based compensation expense only for those awards that are expected to vest. Vesting forfeiture rates are revised in subsequent periods if actual forfeitures differ from Dialogic’s estimates.

Inventory

Dialogic recognizes inventory losses based on obsolescence and levels in excess of forecasted demand. In these cases, inventory is written down to its estimated realizable value based on historical usage and expected demand. Inherent in Dialogic’s estimates of market value in determining inventory valuation are estimates related to economic trends, future demand for its products, the transition to new product offerings from legacy products, as well as technological and market obsolescence. If future demand or market conditions are less favorable than Dialogic’s estimates, additional inventory write-downs could be required and would be reflected in the cost of revenue in the period the revision is made.

Intangible and long-lived assets

Significant management judgments and assumptions are required in determining the fair value for acquired assets and liabilities, particularly acquired intangible assets. The valuation of purchased intangible assets is based upon estimates of the future performance and cash flows from the acquired business. Dialogic has used different valuation techniques such as relief royalty method and discounted cash flow, to value acquired intangible assets related to trade names, developed technology, customer relationships and software licenses, depending on the nature of the intangible asset. All valuation techniques require the use of assumptions and management judgments that could materially impact the purchase price allocation and Dialogic’s financial position and results of operations.

Impairment of long-lived assets and goodwill

Long-lived assets (which comprise intangible assets and property and equipment) with estimated lives are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of intangible and long-lived assets with estimated lives is measured by comparing the carrying amount of the asset to future net undiscounted cash flows expected to be generated by the asset. If these comparisons indicate that an asset is not recoverable, Dialogic recognizes an impairment loss for the amount by which the carrying value of the asset exceeds the related estimated fair value. Estimated fair value is based on either discounted future operating cash flows or appraised values, depending on the nature of the assets.

Intangible assets with indefinite useful lives are not amortized and are tested for impairment annually, or more frequently, if events or changes in circumstances indicate that the asset may be impaired. The impairment test compares the carrying amount of the intangible asset with its fair value, and an impairment loss is recognized in income for the excess, if any. Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in a business acquisition. Goodwill is not subject to amortization and is tested for impairment annually or more frequently if events or circumstances indicate that the asset might be impaired. Impairment is identified by comparing the fair value of the reporting unit to which the goodwill relates to its carrying value. To the extent the carrying amount exceeds its fair value, Dialogic measures the amount of impairment by the excess of carrying value over the implied fair value of goodwill. The impairment is charged to income in the period in which it is determined.

Considerable judgment is required to estimate discounted future operating cash flows. Judgment is also required in determining whether an event has occurred that may impair the value of intangible assets, long-lived assets and goodwill. Factors that could indicate an impairment may exist include significant underperformance relative to plan or long-term projections, strategic changes in business strategy, significant negative industry or economic trends and a significant change in circumstances relative to a large customer. Dialogic must make assumptions about future cash flows, future operating plans, discount rates and other factors in the models and valuation reports. To the extent these future projections and estimates change, the estimated amounts of impairment could differ from current estimates. Dialogic’s annual testing for impairment of goodwill and intangible assets with indefinite useful lives for 2009 and 2008 indicated that no impairment of goodwill or the intangibles existed.

Product warranties

Dialogic’s products are covered by a standard warranty for hardware and software which may be varied in some of Dialogic’s agreements. The standard warranty for hardware products ranges from one to five years and vary depending on the hardware product involved. The standard warranty for the software product ranges from ninety days to one year and vary depending on the software product involved. In the event of a failure of hardware covered by Dialogic’s standard warranty, Dialogic must repair or replace the hardware product returned to it pursuant to the terms of the agreement. In the case of software, Dialogic generally warrants only the medium on which the software is provided and will repair or replace the medium in the event it is defective during the warranty period but Dialogic also may warrant that the software itself performs substantially according to its specifications during a warranty period. In the event such warranty is breached Dialogic generally agrees to remedy the issue within a reasonable period or if it fails to do so may provide a refund to the customer. Dialogic’s warranty reserve reflects estimated future costs of repair or replacement, using estimates of anticipated rates of warranty claims, the size of the installed base of products subject to warranty protection, historical and projected cost-per-claim and knowledge of specific product failures that are outside of Dialogic’s typical experience. Dialogic periodically assesses the adequacy of the provision and adjusts the amount as necessary. If the historical data Dialogic uses to calculate the adequacy of the warranty allowance is determined to not be indicative of future requirements, additional or reduced warranty reserves may be required.

Income Taxes

Dialogic is subject to income taxes in Canada, United States and international jurisdictions, and it uses estimates in determining its provision for income taxes. Dialogic accounts for income taxes under the asset and liability method for accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized based on temporary differences between the financial reporting and income tax basis of assets and liabilities using statutory rates. This process requires Dialogic to project its current tax liability and estimate its deferred tax assets and liabilities, including net operating loss, or NOL, and tax credit carry-forwards. In assessing the need for a valuation allowance, Dialogic considers its recent operating results, future taxable income projections and feasible tax planning strategies. If these estimates, assumptions or judgments change in the future, Dialogic could be required to reduce or increase the value of the future income tax assets or liabilities resulting in income tax expense or recovery.

During 2009, Dialogic’s valuation allowance increased by $18.7 million to a total provision of $64.8 million, resulting from loss carry-forwards and other unclaimed deductions, and temporary deductible differences for which the criteria for recoverability were not met. Dialogic records a full valuation allowance in Canada and the United States, decreasing its deferred assets to zero in those jurisdictions.

Effective January 1, 2007 Dialogic adopted the provisions of ASC 740-10, Accounting for Uncertainty in Income Taxes. The adoption of ASC 740-10 resulted in an increase of $0.9 million in the opening deficit as of the adoption date, an increase to Dialogic’s liability for unrecognized tax benefits and derecognition of certain deferred tax assets that had a full valuation allowance against them. As of the adoption date, the total amount of unrecognized tax benefits was $2.8 million, of which $2.2 million would impact the annual effective rate, if realized. As of December 31, 2009 and 2008, the total liability for unrecognized tax benefits was $4.0 million and $3.1 million, respectively, all of which would impact the annual effective rate, if realized. A significant portion of the liability for unrecognized tax benefits is classified as a long-term liability, as settlement or statute expiration is not expected in the next year.

Redeemable Equity

Dialogic records preferred shares that are redeemable for cash as temporary equity because they are redeemable at a fixed or determinable price on a fixed or determinable date at the option of the holder. Dialogic measures the temporary equity at the maximum redemption amount, which is defined as the higher of issued share price and then-fair value, and excludes dividends, because the declaration of dividends is within Dialogic’s control. Changes in redemption amount are recognized immediately as they occur, to paid-in capital.

Business Combinations

Amounts paid for each acquisition are allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. Dialogic then allocates the purchase price in excess of net tangible assets acquired to identifiable intangible assets based on detailed valuations that use information and assumptions provided by Dialogic’s management. Dialogic allocates any excess purchase price over the fair value of the net tangible and intangible assets acquired and liabilities assumed to goodwill.

Recent Accounting Pronouncements

Recently adopted accounting pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”), established the FASB ASC as the source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in preparation of financial statements in conformity with generally accepted accounting principles in the United States of America. All other accounting literature not included in the ASC is now considered non-authoritative. The ASC was effective for financial statements issued for interim and annual periods ending after September 15, 2009. Its adoption did not have any impact on Dialogic’s consolidated financial statements.

In May 2009, the FASB issued ASC No. 855 (formerly SFAS No. 165), Subsequent Events (“ASC 855”). ASC 855 establishes general standards to account for, and disclose, events that occur after the balance sheet date but before financial statements are issued or available to be issued. Specifically, ASC 855-10 provides: (a) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (b) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (c) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. ASC 855-10 is effective for interim or annual financial periods ending after June 15, 2009, and shall be applied prospectively. In February 2010, the FASB issued Accounting Standards Update, or ASU, 2010-09, Subsequent Events (Topic 855), to remove the requirement for SEC filers to disclose the date through which an entity has evaluated subsequent events. This change removes potential conflicts with current SEC guidance. ASU 2010-09 also clarifies the intended scope of the reissuance disclosure provisions. ASU 2010-09 is effective upon issuance and had no impact on Dialogic’s consolidated financial position and results of operations.

In December 2007, FASB issued ASC No. 805 (formerly SFAS No. 141(R)), Business Combinations (“ASC 805”). Under ASC 805, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. ASC 805 will change the accounting treatment for certain specific acquisition related items including: (1) expensing acquisition related costs as incurred; (2) valuing non-controlling interests at fair value at the acquisition date; and (3) expensing restructuring costs associated with an acquired business. ASC 805 also includes a substantial number of new disclosure requirements. ASC 805 is to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009. Dialogic expects ASC 805 will have an impact on the accounting for future business combinations but the effect is dependent upon the acquisitions that are made in the future.

In December 2007, the FASB issued ASC No. 810 (formerly FAS No. 160), Non-Controlling Interests in Consolidated Financial Statements (“ASC 810”). ASC 810 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the de-consolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary (formerly minority interest) is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements and separate from the parent company’s equity. Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure, on the face of the Consolidated Statement of Earnings and Comprehensive Loss of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. Dialogic expects ASC 810 will have an impact on the accounting for future business combinations but the effect is dependent upon the acquisitions that are made in the future.

Effective January 1, 2009, Dialogic adopted SFAS 142-3, Determination of Useful Life of Intangible Assets, which is now codified as ASC 350-30, Intangibles—Goodwill and Other, General Intangibles Other Than Goodwill (“ASC 350-30”). ASC 350-30 amends the factors that should be considered in developing the renewal or extension assumptions used to determine the useful life of a recognized intangible asset under ASC 350, Intangibles—Goodwill and Other. ASC 350-30 also requires expanded disclosure regarding the determination of intangible asset useful lives. The adoption of ASC 350-30 did not have a material impact on the consolidated financial statements.

Recently issued accounting pronouncement

In October 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-13, Multiple-Deliverable Revenue Arrangements (“ASU 2009-13”). ASU 2009-13 provides amendments for establishing separate units of accounting in a multiple element arrangement. ASU 2009-13 establishes a selling price hierarchy for determining the selling price of a deliverable, with the selling price based on either (i) VSOE if available, (ii) third-party evidence if VSOE is not available or (iii) estimated selling price if neither VSOE or third-party evidence is available. Concurrently to issuing ASU 2009-13, the FASB also issued ASU No. 2009-14, Certain Revenue Arrangements That Include Software Elements (“ASU 2009-14”). ASU 2009-14 excludes software that is contained on a tangible product from the scope of software revenue guidance if the software is essential to the tangible product’s functionality. Both of these standards will be effective for revenue arrangements entered into or materially adopted in fiscal years beginning on or after June 15, 2010, and early adoption is permitted. Dialogic is currently assessing the impact of these amendments on its accounting and reporting systems and processes but does not believe the adoption of them will have a material impact on the consolidated financial statements.

DIRECTORS AND EXECUTIVE OFFICERS OF VERAZ FOLLOWING THE ARRANGEMENT

The following information sets forth the names, ages, proposed titles of each of the proposed directors and executive officers of the combined company upon consummation of the Arrangement, their present principal occupation and their business experience during the past five years. During the last five years, neither we nor the proposed directors and executive officers of the combined company have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors

Name	Age	Position(s)
Nick Jensen	47	Chairman of the Board of Directors and Chief Executive Officer
Douglas Sabella*	52	Director, President and Chief Operating Officer
Hazem Ben-Gacem	39	Director
Bob Corey*	59	Director
Alex Guira	45	Director
Dion Joannou	45	Director
Mikael Konnerup	55	Director
Rajneesh Vig	39	Director
W. Michael West*	60	Director

*	The biographies of Messrs. Sabella, Corey and West can be found under the section entitled “Current Veraz Directors” above.

Nick Jensen has been the Chairman of Dialogic’s board of directors, President and Chief Executive Officer since April 2002. From 1998 to 2002 Mr. Jensen served as Chief Executive Officer of i-data international a/s, a technology company. i-data international a/s (then a parent company of Dialogic) filed for protection under Danish bankruptcy legislation in 2002 and simultaneously Dialogic (then called Eicon Networks Corporation) filed for protection in Canada under the Canadian Creditor Arrangement Act (“CCAA”) in 2002. Dialogic’s plan of arrangement was approved by creditors and the Quebec Superior Court in November 2002 and Dialogic subsequently exited CCAA and returned to normal business operations. In 1987, Mr. Jensen co-founded Exatec A/S, a Danish distributor of computer components and products that was sold to Arrow Electronics Inc. in 1994. He then founded PnP Technology, a printer-interface company. Throughout his career, Mr. Jensen has been an active investor in IT companies, including Connect International (sold to Olicom A/S in 1992), Phase One Denmark A/S, Netlog A/S and Mermaid Technology A/S. Mr. Jensen’s business and management experience and deep understanding of the telecommunications industry in general and the Dialogic business in particular are important to the Board and make him an important asset to the combined company.

Hazem Ben-Gacem joined the board of directors of Dialogic in 2010. He also currently serves as managing director and co-head of Investcorp Technology Partners, and is also a member of the management committee of the Investcorp Group. Prior to joining Investcorp in July 1994, Mr. Ben-Gacem was with Credit Suisse First Boston’s mergers and acquisitions team from July 1992 to June 1994. Mr. Ben-Gacem holds a B.A. in Economics from Harvard University. He also serves on the boards of directors of KGB, Inc., Wireless Telecom Group, Inc., Moneybooks Limited, Sophos plc, TDX Group Limited, OpSec Security Group plc and Utimaco Safeware AG. Mr. Ben-Gacem’s business experience and knowledge of European markets are important to the Board.

Dion Joannou has served as a member of the board of directors of Dialogic since December 2007. He also serves on the board of directors of DuCool Ltd. and as an advisor to Towerbrook and MD7, a private equity group and asset and infrastructure management company for wireless operators. Prior to joining Dialogic, Mr. Joannou served in various roles at Nortel Networks from 1993 to August 2007, including President of Nortel North America from August 2005 to August 2007. Mr. Joannou holds a B.A. in Marketing degree from Southern Illinois University in Edwardsville, Illinois and a Masters in Business Administration from the University of Miami in Miami, Florida. Mr. Joannou’s knowledge of the telecommunications industry and his marketing and sales experience are important to the Board.

Mikael Konnerup has served as a member of the board of directors of Dialogic since 2002. He currently serves as Managing Director at Dico A/S, an investment company, which he joined in August 1994. Mr. Konnerup has an MBA from the Copenhagen Business School. Mr. Konnerup’s extensive knowledge of finance and the Dialogic business are important to the Board. Mr. Konnerup served on the board of directors of i-data international a/s when it filed for bankruptcy protection in 2002.

Alex Guira has served as a member of the board of directors of Dialogic since 2006. He is currently a managing director and co-head of Investcorp Technology Partners, as well as a member of the management committee of the Investcorp Group, a global alternative investment firm. He also serves on the boards of directors of CSIdentity Corp., Wells-CTI Inc., Fleetmatics Ltd. and Zeta Interactive Corporation. Before he joined Investcorp in 2002, Mr. Guira worked as a Partner at 212 Ventures in New York. He also held positions before that as President of Fairlawn Partners, Vice President of Scoggin Capital Management, and as an analyst at Drexel Burnham Lambert in New York. Mr. Guira holds a BA in Business Economics and Organizational Business and Management from Brown University. Mr. Guira’s knowledge of the industry and his business experience are important to the Board.

Rajneesh Vig has served as a member of the board of directors of Dialogic since 2006. He currently serves as a Partner with Tennenbaum Capital Partners. Prior to joining Tennenbaum in 2006, Mr. Vig was a Director in Deutsche Bank’s Global Markets division in New York from June 2006 to October 2006 and a Director in the bank’s Technology Investment Banking group in San Francisco from September 1999 to May 2006. He also held positions before that at PricewaterhouseCoopers and Arthur Andersen in New York. Mr. Vig received a B.A. in Economics and Political Science from Connecticut College and earned his M.B.A. in Finance from New York University. He is also a licensed CPA and has successfully completed the CFA program. Mr. Vig’s financial experience and expertise in the debt market are important to the Board.

Executive Officers

Name	Age	Position(s)
Nick Jensen*	47	Chairman of the Board of Directors and Chief Executive Officer
Douglas Sabella**	52	Director, President and Chief Operating Officer
Albert Wood***	53	Executive Vice President and Chief Financial Officer
Eric Schlezinger	43	Executive Vice President, General Counsel and Corporate Secretary
Anthony Housefather	40	Executive Vice President and Chief Administrative Officer
Kevin Cook	52	Executive Vice President, World Wide Field Operations

*	The biography of Mr. Jensen can be found under the section entitled “Directors and Executive Officers of Veraz Following the Arrangement—Directors” above.
**	The biography of Mr. Sabella can be found under the section entitled “Current Veraz Directors” above.
***	The biography of Mr. Wood can be found under the section entitled “Current Veraz Executive Officers” above.

Eric C. Schlezinger has served as Veraz’s General Counsel since September 2005. Prior to joining Veraz, Mr. Schlezinger was Assistant General Counsel and Director of Human Resources for Tumbleweed

Communications Corp. from February 2000 through September 2005. From January 1996 through February 2000, Mr. Schlezinger held various roles within the legal department at Roche Bioscience, a division of Syntex (U.S.A.) Inc.

Anthony Housefather has served as Dialogic’s Executive Vice President, Corporate Affairs and General Counsel and Corporate Secretary since October 2007. From April 2001 to October 2007 he served as Dialogic’s Vice President, Legal and Contracts and Corporate Secretary, from December 1998 to April 2001, as Dialogic’s Director of Contract and Program Management and as Dialogic’s Legal Department Manager between August 1997 and December 1998. He has also served as project manager for Dialogic’s integration of Intel’s media and signaling business in 2006, EAS and its subsidiaries in 2007 and NMS Communications Corporation’s CP business in 2008. Mr. Housefather served on the board of directors of Dialogic between November 2000 and February 2002 and was an officer of the company when Dialogic filed for protection under the CCAA in 2002.

Kevin Cook has served as Dialogic’s Senior Vice President, Worldwide Sales and Support since October 2008. From January 2005 to August 2008 Mr. Cook served as Vice President, North America at Avaya Inc., and from 2003 to 2004 as Vice-President of Avaya Global Services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information regarding the beneficial ownership of our shares common stock before and after the Arrangement. The table setting forth information regarding the beneficial ownership of our common stock before the Arrangement is as of August 3, 2010 sets forth beneficial ownership information for:

•	each of our Named Executive Officers;

•	each of our directors;

•	all of our current executive officers and directors as a group; and

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common shares.

The table setting forth information regarding the beneficial ownership of our common stock after giving effect to the Arrangement sets forth beneficial ownership information for:

•	each of the proposed executive officers;

•	each of the proposed directors;

•	all of the proposed executive officers and directors as a group; and

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common shares.

The percentage ownership information shown in the table is based upon 44,287,633 common shares outstanding as of August 3, 2010. For the number of shares beneficially owned after the Arrangement, we have assumed the issuance of 110,580,900 shares of common stock in the Arrangement.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common shares. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include common shares issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before October 2, 2010 which is 60 days after August 3, 2010. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Veraz Networks, Inc., 926 Rock Avenue, San Jose, CA 95131.

Beneficial Ownership Before Arrangement

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Entities Affiliated with ECI(2) 30 Hasivim Street Petah Tikva 49133, Israel	11,078,890	25.1%

Entities Affiliated with Norwest Venture Partners(3) 525 University Avenue, Suite 800 Palo Alto, CA 94301	6,169,930	14.0

Entities Affiliated with Argonaut Holdings LLC(4) 6733 South Yale Tulsa, OK 74136	3,766,203	8.5

Entities Affiliated with Prescott Group Capital Management, LLC(5) 1924 South Utica, Suite 1120 Tulsa, OK 74104	3,210,029	7.3

Entities Affiliated with Liberty Mutual Insurance Company(6) 175 Berkeley Street Boston, MA 02117	2,563,192	5.8

Entities Affiliated with Star Bay Partners, L.P.(7) 260 Townsend Street, Suite 600 San Francisco, CA 94107	2,357,015	5.3

Executive Officers and Directors
Douglas Sabella(8)	1,520,000	3.3%
Albert Wood(9)	245,030	*
William Rohrbach(10)	53,257	*
Israel Zohar(11)	177,344	*
Bob Corey(12)	80,310	*
Promod Haque(13)	6,306,104	14.2
Pascal Levensohn(14)	2,493,825	5.6
Dror Nahumi(15)	8,332	*
W. Michael West(16)	55,623	*
All executive officers and directors as a group (9 persons)	10,939,825	23.6

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Veraz believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 44,287,633 shares outstanding on August 3, 2010, adjusted as required by rules promulgated by the SEC.
(2)

Consists of 10,942,196 shares held by ECI Telecom, Ltd. and 136,094 shares held by ECI Telecom NGTS Inc. ECI Telecom Ltd. and ECI Telecom NGTS Inc., or, together, ECI, have been acquired by affiliates of the Swarth Group and certain funds that have appointed Ashmore Investment Management Limited as their investment manager who maintains dispositive and/or voting power. Dror Nahumi, a member of the Board, was previously employed by ECI. However, Mr. Nahumi resigned from his employment with ECI effective

September 16, 2008. Giora Bitan, a former member of our Board, was also employed by ECI while serving as a member of our Board. The address of ECI Telecom Ltd. is 30 Hasivim Street, Petch Tikva 49517, Israel.

(3)	Consists of 5,707,126 shares held by Norwest Venture Partner IX, L.P. (“NVP IX”), 102,806 shares held by NVP Entrepreneurs Fund IX, L.P. (“NEF IX”), and 359,998 shares held by Norwest Venture Partners VII-A, L.P. (“NVP VII”). Mr. Promod Haque, a director of Veraz, is a managing partner of Genesis VC Partners IX, LLC (“Genesis”), which is the general partner of NVP IX and NEF IX and, as such, may be deemed to share voting and investment power over all of such shares and therefore may be deemed a beneficial owner of such shares. Mr. Haque is a managing partner of Itasca VC Partners VII-A, LLC, which is the general partner of NVP VII and, as such, may be deemed to share voting and investment power over all of such shares and therefore may be deemed a beneficial owner of such shares. Mr. Haque disclaims beneficial ownership of shares held by NVP IX, NEF IX and NVP VII, except to the extent of his direct pecuniary interest therein. The address for Norwest Venture Partners is 528 University Avenue, Suite 800, Palo Alto, CA 94301.
(4)	Argonaut Holdings, LLC, a limited liability company, is managed by Argonaut Private Equity LLC, a limited liability company. Jason Martin and Steven Mitchell are managers, and George B. Kaiser is the majority owner, of Argonaut Private Equity, LLC. Jason Martin, Steven Mitchell and George B. Kaiser may be deemed to share dispositive and voting power over the shares, which are, or may be, deemed to be beneficially owned by Argonaut Holdings, LLC. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address of Argonaut Holdings LLC is 6733 South Yale, Tulsa, OK 74136.
(5)	Includes shares purchased by Prescott Group Aggressive Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P. (collectively “Small Cap Funds”) through the account of Prescott Group Aggressive Small Cap Master Fund, G.P. (“Prescott Master Fund”) of which Small Cap Funds are general partners. Prescott Group Capital Management, LLC (“Prescott Capital”) serves as the general partner of the Small Cap funds and may direct the Small Cap Funds, the general partners of Prescott Master Fund, to direct the vote and disposition of the shares held by the Prescott Master Fund. As a principal of Prescott Capital, Mr. Phil Frohlich may direct the vote and disposition of shares held by Prescott Master Fund. The address of Prescott Group Capital Management, LLC is 1924 South Utica, Suite 1120, Tulsa, OK 74104.
(6)	The address for LMIA Coinvestment LLC is 175 Berkeley Street, Boston, MA 02117.
(7)	Includes 915,523 shares owned of record by Star Bay Technology Ventures IV, L.P. (“SBTV”), 1,313,008 shares owned of record by Star Bay Partners, L.P. (“SBP”), 45,850 shares owned of record by Star Bay Associates Fund, L.P. (“SBA”), and 82,634 shared owned of record by Star Bay Entrepreneurs Fund, L.P. (“SBEF”). Pascal Levensohn, one of our directors, is the Managing Partner of Levensohn Venture Partners, LLC, which is the Managing Member of SBTV and SBP and the General Partner of SBA and SBEF. Mr. Levensohn is also the Managing Partner of Levensohn Capital Partners II LLC and APH Capital Management LLC, each the General Partner of SBTV and SBP. Mr. Levensohn may be deemed to share dispositive and voting power over the shares held by SBTV, SBP, SBA and SBEF. Mr. Levensohn disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. The address of Star Bay Partners, L.P. is 101 California Street, Suite 1200, San Francisco, CA 94111.
(8)	Consists of 50,000 shares held in Mr. Sabella’s 401(k) account; 1,470,000 shares issuable upon the exercise of options exercisable within 60 days after August 3, 2010.
(9)	Includes 149,999 shares issuable upon the exercise of options exercisable within 60 days after August 3, 2010.
(10)	Includes 39,062 shares issuable upon the exercise of options exercisable within 60 days after August 3, 2010.
(11)	Consists of 177,344 shares issuable upon the exercise of options exercisable within 60 days after August 3, 2010.
(12)	Includes 70,310 shares issuable upon the exercise of options exercisable within 60 days after August 3, 2010.
(13)	Includes 126,174 shares issuable upon the exercise of options exercisable within 60 days after August 3, 2010 and the shares of common stock described in Note (3) above.

(14)	Includes 32,810 shares issuable upon the exercise of options exercisable within 60 days after August 3, 2010 and the shares of common stock described in Note (7) above.
(15)	Consists of 8,332 shares issuable upon the exercise of options exercisable within 60 days after August 3, 2010.
(16)	Includes 30,623 shares issuable upon the exercise of options exercisable within 60 days after August 3, 2010.

Beneficial Ownership After Arrangement

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares(2)	Percent of Total
5% Stockholders
Entities Affiliated with ECI(3) 30 Hasivim Street Petah Tikva 49133, Israel	11,078,890	7.15%

Eicon Dialogic Investment SRL (4) C/O Cidel Bank and Trust Inc. 1 Financial Plaza, Lower Collymore Rock St. Michael, NN11000 Barbados, West Indies	33,264,291	21.48

Entities Affiliated with Tennenbaum Capital Partners, LLC(5) 2951 28th Street, Suite 1000 Santa Monica, CA 90405	11,028,572	7.12

EAS Series C Investments L.P.(6) c/o TowerBrook Capital Partners, L.P. 65 East 55th Street, 27th Floor New York, NY 10022	30,256,878	19.54

GW Invest ApS(7) Mosehoejvej 3B, DK-2920 Charlotenlund, Denmark	14,640,338	9.45

ApS Kbus 17 nr. 2101(8) Vedbaek Strandvej 321, DK-2950 Vedbaek, Denmark	14,640,338	9.45

Executive Officers and Directors
Nick Jensen(8)	14,640,338	9.45%
Douglas Sabella(9)	1,520,000	1.04
Hazem Ben-Gacem(4)	33,264,291	21.48
Bob Corey(10)	80,310	*
Alex Guira(4)	33,264,291	21.48
Dion Joannou(11)	127,994	*
Mikael Konnerup(7)	14,640,338	9.45
Rajneesh Vig(5)	11,028,572	7.12
W. Michael West(12)	55,623	*
Albert Wood(13)	245,030	*
Eric Schlezinger(14)	86,749	*
Anthony Housefather(15)	331,425	*
Kevin Cook(16)	135,000	*
All executive officers and directors as a group (13 persons)	76,148,664	48.48

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock following the Arrangement.

(1)	This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Veraz believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 44,287,633 Veraz shares outstanding on August 3, 2010 plus 110,580,900 shares to be issued to Dialogic shareholders upon the consummation of the Arrangement adjusted as required by rules promulgated by the SEC.
(2)	Assumes that the average share price of Veraz Common Stock is $1.00 (the last reported sale price for the common stock of Veraz on May 11, 2010, the last trading day before announcement of the execution of the Acquisition Agreement), without regard to any pre-market or after hours trading for the ten (10) trading days prior to the Closing Date (adjusted, as appropriate, for any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction that may occur with respect to the shares of Veraz common stock issued and outstanding prior to the effective date of the consummation of the Arrangement). The beneficial ownership of the former shareholders of Dialogic may change materially based on the volume weighted average share price of Veraz Common Stock for the 10 trading days prior to the closing of the Arrangement, in accordance with formulas set out in the plan of arrangement.
(3)	Consists of 10,942,196 shares held by ECI Telecom, Ltd. and 136,094 shares held by ECI Telecom NGTS Inc. ECI Telecom Ltd. and ECI Telecom NGTS Inc., or, together, ECI, have been acquired by affiliates of the Swarth Group and certain funds that have appointed Ashmore Investment Management Limited as their investment manager who maintains dispositive and/or voting power. Dror Nahumi, a member of the Board, was previously employed by ECI. However, Mr. Nahumi resigned from his employment with ECI effective September 16, 2008. Giora Bitan, a former member of our Board, was also employed by ECI while serving as a member of our Board. The address of ECI Telecom Ltd. is 30 Hasivim Street, Petch Tikva 49517, Israel.
(4)	Consists of 27,571,427 shares issuable to Eicon Dialogic Investment SRL upon the conversion of Dialogic Series A Preferred Shares and 5,692,864 shares issuable to Eicon Dialogic Investment SRL upon the conversion of Dialogic Series C Preferred Shares. Alex Guira, currently a member of the Dialogic board of directors, is Co-Head of Investcorp Bank B.S.C.’s Technology Investment Group for Investcorp Bank B.S.C., and Hazem Ben-Gacem, also currently a member of the Dialogic board of directors, is Co-Head of Investcorp Bank B.S.C.’s Technology Investment Group for Investcorp Bank B.S.C. Sipco Holdings Limited is the ultimate parent of the entities that manage the Investcorp Technology Investment Group partnerships that indirectly own Eicon Dialogic Investment SRL. Messrs. Guira and Ben-Gacem disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.
(5)	Consists of 3,272,839 shares issuable to Special Value Expansion Fund, LLC (“SVEF”) upon the conversion of Dialogic Series A Preferred Shares and 7,755,733 shares issuable to Special Value Opportunities Fund, LLC (“SVOF”) upon the conversion of Dialogic Series A Preferred Shares. Tennenbaum Capital Partners, LLC (“TCP”) serves as investment advisor to both SVEF and SVOF. Rajneesh Vig is a partner at TCP. Mr. Vig disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(6)	Consists of 28,503,476 shares issuable upon the conversion of Dialogic Series B Preferred Shares and 1,753,402 shares issuable upon the conversion of Dialogic Series C Preferred Shares.
(7)	Consists of 3,985,006 shares issuable upon the conversion of Dialogic Series C Preferred Shares and 10,655,332 issuable upon the conversion of Dialogic common stock. Mr. Konnerup owns and controls GW Invest ApS and may be deemed to beneficially own these shares.
(8)	Consists of 3,985,005 shares issuable upon the conversion of Dialogic Series C Preferred Shares and 10,655,333 issuable upon the conversion of Dialogic common stock. Mr. Jensen owns and controls ApS Kbus 17 nr. 2101 and may be deemed to beneficially own these shares.
(9)	Includes 50,000 shares held in Mr. Sabella’s 401(k) account and 1,470,000 shares issuable upon the exercise of options exercisable within 60 days after August 3, 2010.
(10)	Includes 70,310 shares issuable upon the exercise of options exercisable within 60 days after August 3, 2010.
(11)	Consists of 127,994 shares issuable upon the exercise of options exercisable within 60 days after August 3, 2010, as converted according to the Option Exchange Ratio.

(12)	Includes 30,623 shares issuable upon the exercise of options exercisable within 60 days after August 3, 2010.
(13)	Includes 149,999 shares issuable upon the exercise of options exercisable within 60 days after August 3, 2010.
(14)	Consists of 86,749 shares issuable upon the exercise of options exercisable within 60 days after August 3, 2010.
(15)	Consists of 331,425 shares issuable upon the exercise of options exercisable within 60 days after August 3, 2010, as converted according to the Option Exchange Ratio.
(16)	Includes 135,000 shares issuable upon the exercise of options exercisable within 60 days after August 3, 2010, as converted according to the Option Exchange Ratio.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Veraz

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to our written Code of Conduct and Ethics, our executive officers and directors (or immediate family members or affiliates of our executive officers and directors) are not permitted to enter into any transactions with our company without the approval of either our Audit Committee, pursuant to the provisions set forth in the Audit Committee charter, or our Board. In approving or rejecting such proposed transactions, the Audit Committee or the Board, as applicable, shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee or the Board, as applicable, including but not limited to the risks, costs, benefits to Veraz, the terms of the transactions, the availability of other sources for comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee and/or the Board shall approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee or the Board determines in the good faith exercise of its discretion. Veraz has designated a compliance officer to generally oversee compliance with our Code of Conduct and Ethics.

All of the transactions described below were entered into prior to the adoption of our Code of Conduct and Ethics. Each of the transactions described below were, however, approved by the Board.

Certain Related-Person Transactions

Employment Agreements

We have entered into employment agreements with our current executive officers, as further described in the sections entitled “Proposal No. 1—Interests of the Veraz Directors and Executive Officers in the Arrangement” and “Other Information Related to Veraz—Executive Compensation—Narrative to Summary Compensation Table.”

Stock Option and Stock Award Grants to Executive Officers and Directors

We have granted stock options and/or stock awards to our executive officers and non-employee directors. See the section entitled “Other Information Regarding Veraz—Executive Compensation.”

Indemnification Agreements with Executive Officers and Directors

Veraz has entered into indemnity agreements with certain officers and directors which provide, among other things, that Veraz will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Veraz, and otherwise to the fullest extent permitted under Delaware law and Veraz’s Bylaws.

Director and Officer Liability Insurance

Liberty International Underwriters, an affiliate of Liberty Mutual Insurance Company, a beneficial owner of more than five percent of our common stock, provided the first five million in Director and Officer Liability insurance for the period from April 2007 to April 2008 and for the period from April 2008 to April 2009. The total cost for this insurance was $145,000 and $100,000 for each period, respectively.

Dialogic

Certain Related-Person Transactions

Dialogic has obtained various loans from shareholders totaling $3.0 million and bearing interest at an annual rate of 20%. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Highlights.”

Dialogic has obtained various loans from the Term Lenders, including companies affiliated with Tennenbaum Capital Partners. Mr. Vig, is current member of the Dialogic board of directors and a member of the Board following the Arrangement, is Managing Director of Tennenbaum Capital Partners. See the section entitled “Business of Dialogic—Debt Refinancing.”

Dialogic has paid various federal and provincial taxes in Canada in the amount of $129,000 on behalf of Mr. Jensen. It is anticipated that this amount will be repaid to Dialogic prior to the consummation of the Arrangement, by Dialogic receiving refunds directly from Mr. Jensen.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Veraz

Our common stock is traded on the NASDAQ Global Select Market under the symbol “VRAZ”. The following table summarizes the high and low sales prices for our common stock as reported by The Nasdaq Global Market for the periods indicated.

	High	Low
Fiscal Year 2009
First quarter	$1.33	$0.36
Second quarter	$0.95	$0.48
Third quarter	$1.20	$0.64
Fourth quarter	$1.11	$0.81
Fiscal Year 2008
First quarter	$5.38	$2.32
Second quarter	$2.92	$1.63
Third quarter	$1.81	$0.01
Fourth quarter	$1.19	$0.28

Holders

As of August 3, 2010, there were 65 holders of record of Veraz common stock.

Dividends

Veraz has not declared or paid any dividends on its common stock and does not anticipate paying a cash dividend in the foreseeable future. Veraz intends to retain future cash earnings, if any, to finance future growth. A decision to pay cash dividends in the future will be made by the Board and will be dependent on the financial condition, results of operations, capital requirements and any other factors the Board decides is relevant. As a result, an investor will only recognize an economic gain on an investment in Veraz’s common stock from an appreciation in the price of the shares of common stock.

Dialogic

Since 2000, Dialogic has not paid dividends on its common or preferred shares and does not anticipate paying a cash dividend in the foreseeable future. Dialogic intends to retain future cash earnings, if any, for reinvestment in the development and expansion of its business. A decision to pay cash dividends in the future will be made by Dialogic’s board of directors and will be dependent on the financial condition, results of operations, capital requirements and any other factors its board of directors decides is relevant. As a result, an investor will only recognize an economic gain on an investment in Dialogic’s common or preferred shares from an appreciation in the price of the common shares.

Holders

As of August 3, 2010, Dialogic had seven holders of record of its common and preferred shares.

Dividends

Dialogic has not previously paid dividends on its common or preferred shares and does not anticipate paying a cash dividend in the foreseeable future. Dialogic intends to retain future cash earnings, if any, for reinvestment in the development and expansion of its business. A decision to pay cash dividends in the future will be made by Dialogic’s board of directors and will be dependent on the financial condition, results of operations, capital requirements and any other factors its board of directors decides is relevant. As a result, an investor will only recognize an economic gain on an investment in Dialogic’s common or preferred shares from an appreciation in the price of the common shares.

DESCRIPTION OF VERAZ SECURITIES

Veraz Securities

General

Veraz is authorized to issue 200,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share. As of June 30, 2010, 44,281,191 shares of common stock are outstanding, held by 65 record holders and no shares of preferred stock are outstanding.

Common Stock

Voting Rights. Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our amended and restated certificate of incorporation and bylaws, our stockholders will not have cumulative voting rights, unless we are subject to Section 2115(b) of the California General Corporation Law. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. Our amended and restated certificate of incorporation provides for our Board to be divided into three classes, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences. Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate in the future.

Fully Paid and Nonassessable. All of our outstanding shares of common stock are, and the shares of common stock to be issued pursuant to this offering will be, fully paid and nonassessable.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Veraz Networks and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. Immediately after the consummation of the Arrangement, no shares of our preferred stock will be outstanding.

APPRAISAL RIGHTS

Veraz stockholders do not have appraisal rights in connection with the Arrangement under the DGCL.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated balance sheets of Dialogic Corporation and Subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations and comprehensive loss, redeemable equity and stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2009, appearing in this proxy statement have been audited by KPMG LLP, independent auditors, as stated in their report appearing elsewhere herein.

The consolidated balance sheets of Veraz Networks, Inc. and its subsidiaries at December 31, 2009 and December 31, 2008, and the consolidated statements of operations, redeemable and convertible preferred stock and stockholders’ equity, and cash flows for each of the three year period ended December 31, 2009 incorporated by reference in this proxy statement, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report incorporated by reference.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file electronically with the Securities and Exchange Commission our annual reports on Form 10-K, quarterly interim reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. We make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC. You can also request copies of such documents by contacting our Investor Relations Department at (408) 750-9400. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Veraz Networks. The SEC’s Internet site can be found at http://www.sec.gov.

Information and statements contained in this proxy statement or any annex to this proxy statement are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement.

All information contained in this document relating to Veraz has been supplied by Veraz, and all such information relating to Dialogic has been supplied by Dialogic. Information provided by one another does not constitute any representation, estimate or projection of the other.

Only one proxy statement is being delivered to multiple securityholders who share an address. However, if you would like an additional separate copy, please contact us at the address set forth below and an additional copy will be sent to you free of charge.

If you would like additional copies of this document or if you have questions about the Arrangement, you should contact via phone or in writing:

Veraz Networks, Inc.

926 Rock Avenue, Suite 20

San Jose, CA 95131

Attn: Corporate Secretary

Tel: (408) 750-9400

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in, or incorporated by reference in, this proxy statement.

We incorporate by reference into this proxy statement the documents listed below that we have previously filed. The SEC file number for the documents incorporated by reference in this proxy statement is 1-366649. These documents contain important information about us and our finances.

•	our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on March 16, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, as filed with the SEC on May 17, 2010;

•	our Current Reports on Form 8-K, as filed with the SEC on July 2, 2010, June 30, 2010, June 1, 2010, May 14, 2010, April 21, 2010, March 19, 2010 and February 25, 2010; and

•

the description of our common stock set forth under the caption “Description of Capital Stock” in the prospectus that constitutes part of our Registration Statement on Form S-1 (File No. 333-138121), initially filed with the SEC October 20, 2006, including any amendments or reports filed for the purpose of updating the description.

All Veraz filings filed, but not furnished, after the date of this proxy statement and before the date of the Veraz Special Meeting are incorporated by reference in this proxy statement.

We will provide to each person to whom a proxy statement is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this proxy statement but not delivered with the proxy statement, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Investor Relations, Veraz Networks, Inc., 926 Rock Avenue, Suite 20, San Jose, California 95131, telephone: (408) 750-9400. In addition, all of the documents incorporated by reference into this proxy statement may be accessed via the Internet at our website: http://www.veraznetworks.com. Any other information contained on, or accessible through, our website does not constitute a part of this proxy statement.

You should rely on the information contained or incorporated by reference in this proxy statement to vote at the Veraz special meeting. We have not authorized anyone to provide you with information that is different from that contained in this proxy statement. This proxy statement is dated August 5, 2010. You should not assume that the information contained in this proxy statement is accurate as of any other date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this proxy statement.

STOCKHOLDER PROPOSALS

If you are a stockholder and you wish to submit a proposal that is to be included in next year’s proxy materials or nominate a director, the proposal must be received by our Corporate Secretary at 926 Rock Avenue, San Jose, CA 95131, between January 28, 2011 and February 27, 2011; provided, however, that if our annual meeting of stockholders is not held between April 28, 2011 and June 27, 2011, then the proposal must be received by our Corporate Secretary not earlier than one hundred twenty (120) days prior to such annual meeting and not later than ninety (90) days prior to such annual meeting or ten (10) days following the day on which public announcement of the date of such annual meeting is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Consolidated Financial Statements of

DIALOGIC CORPORATION AND SUBSIDIARIES

Years ended December 31, 2009 and 2008

(with Independent Auditors’ Report thereon)

(Expressed in thousands of U.S. dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO THE BOARD OF

DIRECTORS OF DIALOGIC CORPORATION

We have audited the accompanying consolidated balance sheets of Dialogic Corporation and Subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations and comprehensive loss, redeemable equity and stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dialogic Corporation and Subsidiaries as of December 31, 2009 and 2008 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2009 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP*

Chartered Accountants

Montréal, Canada

July 10, 2010

*	CA Auditor Permit No. 14114

DIALOGIC CORPORATION AND SUBSIDIARIES

Consolidated Financial Statements

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

F-A-1

DIALOGIC CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

	2009	2008
Assets

Current assets:
Cash	$3,973	$3,931
Accounts receivable, net of allowance for doubtful accounts of $150 in 2009 and $393 in 2008 (note 4)	39,407	36,983
Other receivable (note 4)	129	129
Inventories (note 5)	17,239	22,630
Income taxes receivable	34	1,324
Prepaids and deposits	6,628	7,261
Deferred income taxes (note 15)	125	2,069

Total current assets	67,535	74,327

Deferred income taxes (note 15)	125	4,939

Other assets	906	1,362

Property and equipment, net of accumulated depreciation and amortization of $50,517 in 2009 and $44,422 in 2008 (note 6)	10,703	13,877

Intangible assets, net of accumulated amortization of $48,295 in 2009 and $27,843 in 2008 (note 7)	52,890	72,752

Deferred debt issuance costs (note 8)	2,116	3,528

Goodwill (note 7)	19,749	19,410

Total assets	$154,024	$190,195

F-A-2

DIALOGIC CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets—(Continued)

December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

	2009	2008
Liabilities and Stockholders’ Deficiency

Current liabilities:
Bank indebtedness (note 9)	$10,304	$13,462
Accounts payable	23,194	26,183
Accrued liabilities (note 10)	7,150	7,112
Deferred revenue	5,716	4,201
Income taxes payable	964	469
Interest payable on long-term debt	391	—

Total current liabilities	47,719	51,427

Income taxes payable (note 15)	3,323	2,862

Long-term debt (note 11)	89,921	85,000

Total liabilities	140,963	139,289

Redeemable equity (note 12):
Class A shares, no par value, convertible. Authorized: 35,821,807 shares; issued and outstanding: 35,821,807 shares in 2009 and 2008	44,656	40,683
Class B shares, no par value, convertible. Authorized: 11,310,903 shares; issued and outstanding: 11,310,903 shares in 2009 and 2008	28,504	28,504
Class C shares, no par value, convertible. Authorized: 17,139,240 shares; issued and outstanding: 17,139,240 shares in 2009 and 2008	19,978	17,598

Total redeemable equity	93,138	86,785

Stockholders’ equity:
Common shares, no par value. Authorized: unlimited amount; issued and outstanding: 54,665,412 shares in 2009 and 2008 (note 13)	19,313	19,313
Warrants (note 13)	9,000	9,000
Additional paid-in capital	27,525	34,080
Accumulated other comprehensive loss	(22,114)	(22,114)
Accumulated deficit	(113,801)	(76,158)

Total stockholders’ deficiency	(80,077)	(35,879)

Commitments (note 14)
Subsequent events (note 21)

Total liabilities and stockholders’ deficiency	$154,024	$190,195

See accompanying notes to consolidated financial statements.

On behalf of the Board:

/s/ Mikael Konnerup Director

/s/ Pierre McMaster Director

F-A-3

DIALOGIC CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

	2009	2008
Sales:
Products	$165,498	$196,990
Services	10,774	8,454

	176,272	205,444
Cost of sales:
Products	62,380	69,212
Services	9,253	11,646

	71,633	80,858

Gross margin	104,639	124,586

Expenses:
Research and development	42,012	55,114
Sales and marketing	48,056	51,567
General and administrative	25,330	27,636
Restructuring (note 16)	3,418	3,355

	118,816	137,672

Loss before other items and income taxes	(14,177)	(13,086)

Other:
Interest expense, net (note 19 (a))	14,620	12,121
Foreign exchange (gain) loss	(1,128)	1,492

	13,492	13,613
Loss before income taxes	(27,669)	(26,699)

Income taxes (note 15):
Current	2,250	118
Deferred	7,724	3,018

	9,974	3,136

Net loss and comprehensive loss	$(37,643)	$(29,835)

Net loss attributable to common shareholders:
Net loss	$(37,643)	$(29,835)
Change in redemption value of preferred shares	(6,555)	29,672

Net loss attributable to common shareholders	$(44,198)	$(163)

Loss per share (note 13 (d)):
Basic	$(0.81)	$(0.00)
Diluted	(0.81)	(0.25)

See accompanying notes to consolidated financial statements.

F-A-4

DIALOGIC CORPORATION AND SUBSIDIARIES

Consolidated Statements of Redeemable Equity and Stockholders’ Deficiency

Years ended December 31, 2009, and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

	Redeemable equity							Stockholders’ equity (deficiency)
	Class A shares		Class B shares		Class C shares			Common shares		Warrants		Additional paid-in Capital	Accumu- lated other compre- hensive loss	Accumu- lated deficit	Total stock- holders’ equity deficiency
	Number	Amount	Number	Amount	Number	Amount	Total	Number	Amount	Number	Amount
Balance, December 31, 2007	35,821,807	$74,763	11,310,903	$28,504	—	$—	$103,267	54,665,412	$23,721	7,500,000	$9,000	$—	$(22,114)	$(46,323)	$(35,716)

Shares issued in connection with:
Business acquisition	—	—	—	—	17,139,240	13,540	13,540	—	—	—	—	—	—	—	—
Share issue costs	—	—	—	—	—	(350)	(350)	—	—	—	—	—	—	—	—
Change in redemption amount of redeemable equity	—	(34,080)	—	—	—	4,408	(29,672)	—	(4,408)	—	—	34,080	—	—	29,672
Net loss for the year	—	—	—	—	—	—	—	—	—	—	—	—	—	(29,835)	(29,835)

Balance, December 31, 2008	35,821,807	40,683	11,310,903	28,504	17,139,240	17,598	86,785	54,665,412	19,313	7,500,000	9,000	34,080	(22,114)	(76,158)	(35,879)

Share issue costs	—	—	—	—	—	(202)	(202)	—	—	—	—	—	—	—	—
Change in redemption amount of redeemable equity	—	3,973	—	—	—	2,582	6,555	—	—	—	—	(6,555)	—	—	(6,555)
Net loss for the year	—	—	—	—	—	—	—	—	—	—	—	—	—	(37,643)	(37,643)

Balance, December 31, 2009	35,821,807	$44,656	11,310,903	$28,504	17,139,240	$19,978	$93,138	54,665,412	$19,313	7,500,000	$9,000	$27,525	$(22,114)	$(113,801)	$(80,077)

See accompanying notes to consolidated financial statements.

F-A-5

DIALOGIC CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

	2009	2008
Cash flows from operating activities:
Net loss	$(37,643)	$(29,835)
Adjustments for non-cash items:
Deferred income taxes	7,724	3,018
Unrealized foreign exchange loss (gain)	(952)	1,492
Loss on disposal of property and equipment	28	—
Depreciation of property and equipment	6,206	6,790
Amortization of intangible assets	20,452	14,273
Amortization of debt issuance costs	1,707	1,010
Amortization of fair value adjustment of balance of purchase price payable	—	(114)
Net change in non-cash operating assets and liabilities:
Accounts receivable	(2,424)	3,138
Inventories	5,190	6,812
Prepaids and deposits	643	1,375
Income tax receivable	1,290	(962)
Accounts payable and accrued liabilities	(2,858)	(2,843)
Deferred revenue	1,515	(7,338)
Purchase price payable	—	(497)
Income taxes payable	956	(794)
Interest payable on long-term debt	391	—
Other accrued interest (note 11)	1,921	—

Net cash provided by (used in) operating activities	4,146	(4,475)

Cash flows from investing activities:
Reductions (additions) to other assets	215	(46)
Additions to intangible assets	(590)	(586)
Additions to property and equipment	(3,060)	(6,872)
Acquisition of business, net of cash acquired (note 3)	—	(24,524)

Net cash used in investing activities	(3,435)	(32,028)

Cash flows from financing activities:
Proceeds from issuance of preferred shares	—	13,540
Proceeds from long-term debt	3,000	10,000
Debt issuance costs	(295)	(2,614)
Repayment of long-term debt	—	(25,000)
Proceeds from credit line facility, net of repayments	(3,158)	13,462
Share issue costs	(202)	(350)

Net cash (used in) provided by financing activities	(655)	9,038

Effect of foreign exchange rate changes on cash held in foreign currency	(14)	(42)

Increase (decrease) in cash	42	(27,507)
Cash, beginning of year	3,931	31,438

Cash, end of year	$3,973	$3,931

Supplemental cash flow information (note 19 (b))

See accompanying notes to consolidated financial statements.

F-A-6

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

1. Nature of operations and basis of presentation:

Dialogic Corporation (“Dialogic” or the “Company”), incorporated under the British Columbia Business Corporations Act, is a worldwide provider of world-class technologies that enable its customers and partners to deliver innovative mobile, video, Internet Protocol (IP), and Time-Division Multiplexing (TDM) solutions for network service providers and enterprise communication networks. For network service providers, Dialogic markets, sells and supports a suite of open telecom hardware and software components (both IP and TDM) that include field-proven media and signaling gateways, high-density multimedia processing solutions, IP media servers, and signaling protocol software at multiple levels of integration. These products enable Dialogic’s customers to build their solutions (including voice/video messaging, music/video ring tones, voice/video SMS, and location based services) for deployment in wireless and wireline networks. For enterprise communication networks (or customer premise equipment), Dialogic sells innovative IP, transitional hybrid, and flexible TDM boards, software and gateway products that enable the integration of new IP communications technologies into the Dialogic customer’s existing voice, messaging, fax, IVR, contact center, and/or unified communications solutions.

On October 5, 2007, the Company acquired all of the outstanding shares of EAS Group Inc., and on December 5, 2008, it completed its acquisition of the Communications Platform business of NMS Communications Corporation.

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States. The financial statements are expressed in U.S. funds.

2. Summary of significant accounting policies:

(a) Principles of consolidation:

The accompanying consolidated financial statements include the accounts of Dialogic Corporation and its subsidiaries, all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated on consolidation.

(b) Accounts receivable:

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses, current receivable aging and evaluates individual customer receivables by considering its knowledge of a customer’s financial condition, credit history and current economic conditions. The Company writes off trade receivables when they are deemed uncollectible. The Company reviews its allowance for doubtful accounts regularly.

(c) Inventories:

Inventories are stated at the lower of cost or market. Cost is computed using the first in, first out method and market is based upon estimated net realizable value. Provisions are recorded to write down potentially excess, obsolete or slow-moving inventories to their net realizable value. In establishing the required provision, management considers customer demand, the transition to new product offerings from legacy products, as well as technological and market obsolescence. Once inventory is written down and a new cost base has been established, it is considered a permanent adjustment to the cost base.

F-A-7

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

(d) Property and equipment:

Property and equipment are recorded at cost. Upon retirement or disposal, the cost of the asset disposed of and the related accumulated amortization are removed from the accounts, and any gain or loss is reflected in income. Expenditures for repairs and maintenance are expensed as incurred.

(e) Depreciation and amortization:

Depreciation and amortization are based on estimated useful lives using the following methods, rates and periods:

	Method	Rate/period
Property and equipment:
Computer software, other than operating system	Declining balance	60%
Computer operating system	Straight-line	10 years
Computer equipment	Straight-line	4 years
Furniture and fixtures	Declining balance	20%
Machinery and equipment	Straight-line	5 years
Leasehold improvements	Straight-line	Lesser of lease term and economic life, to a maximum of 10 years

Intangibles:
Software licenses	Straight-line	3 years
Technology	Economic consumption	10 years
Customer relationships	Economic consumption	6 to 10 years

(f) Impairment of long-lived assets:

Long-lived assets held and used by the Company, which comprise property and equipment, and intangible assets, are reviewed for possible impairment whenever events or changes in circumstances indicate the carrying amount of an asset, or group of assets, may not be recoverable. Recoverability of assets, or group of assets, to be held and used is measured by a comparison of the carrying amount of the assets to the estimated undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset, or group of assets, exceeds the fair value thereof.

Intangible assets with indefinite useful lives are not amortized and are tested for impairment annually, or more frequently, if events or changes in circumstances indicate that the asset may be impaired. The impairment test compares the carrying amount of the intangible asset with its fair value, and an impairment loss is recognized in income for the excess, if any.

(g) Goodwill:

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in a business acquisition. Goodwill is not subject to amortization and is tested for impairment annually or more frequently if events or circumstances indicate that the asset might be impaired. Impairment is identified by comparing the fair value of the reporting unit to which the goodwill relates to its carrying value. To the extent the

F-A-8

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

carrying amount exceeds its fair value, the Company measures the amount of impairment by the excess of carrying value over the implied fair value of goodwill. The impairment is charged to income in the period in which it is determined.

During 2009 and 2008, the Company performed its annual impairment review of goodwill and concluded that there was no impairment in either year.

(h) Revenue recognition:

The Company recognizes revenue in accordance with the provisions of Accounting Standards Codification No. 985 (formerly SOP 97-2), Software Revenue Recognition (“ASC 985”), and related interpretations. ASC 985 requires that the revenue be allocated to each element of an arrangement based on objective evidence of fair value that is specific to the Company.

When an arrangement involves multiple elements, such as hardware and software products, maintenance and/or professional services, the Company allocates the entire sales price to each respective element based on the vendor-specific objective evidence (“VSOE”) of the fair value for each element. When arrangements contain multiple elements and VSOE of fair value exists for all undelivered elements but not for the delivered elements, the Company recognizes revenue for the delivered elements using the residual method. The Company bases its determination of VSOE of the fair value of the undelivered elements based on substantive renewal dates of maintenance and support agreements. For arrangements containing multiple elements where VSOE of fair value does not exist for an undelivered element, the Company defers revenue for the delivered and undelivered elements until VSOE of fair value exists for the undelivered elements or all elements have been delivered.

Revenue received from maintenance contracts is presented as deferred revenue and is recognized into revenue on a straight-line basis over the term of the contract. License fee revenue is recognized upon delivery of the licenses software and when all performance criteria are met. Revenue derived from the sale of products is generally recognized upon shipment to customers. In addition, product, maintenance contract and license fee revenues are recognized when persuasive evidence of an arrangement exists; amounts are fixed or can be determined, and ability to collect is reasonably assured. In certain cases where the sales price cannot be reliably determined due to frequent sales price reductions, sales made to distributors under agreements allowing price protection and/or right of return are deferred until the distributors ship the products.

Sales incentives are recorded as a reduction of revenue as there are no identifiable benefits received. The Company records a provision for estimated sales returns and allowances as a reduction from sales in the same period during which the related revenue is recorded. These estimates are based on historical sales returns and allowances, analysis of credit memo data and other known factors.

The Company also has agreements with distributors which allow for stock rotation rights. The stock rotation rights permit the distributors to return a defined percentage of their purchases in exchange for orders of an equal or greater amount. The Company recognizes an allowance for stock rotation rights based on historical experience and period-end inventory levels at the distributors. The provision is recorded as a reduction in revenues in the accompanying statement of earnings and comprehensive loss.

All sales revenue is presented net of sales taxes in the Company’s consolidated statement of earnings and comprehensive loss.

F-A-9

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

(i) Share-based payments:

The Company accounts for share-based payments in accordance with the provisions of ASC No. 718 (formerly SFAS No. 123R), Share-based payments, and, accordingly, recognizes in its financial statements share-based payments at their fair value. The Company recognizes stock-based compensation expense based on the fair value of stock options granted to employees. The Company estimates its forfeiture rate in order to determine its compensation expense arising from the stock-based awards. The expense is recognized over the vesting period and the offsetting credit is recorded in additional paid-in capital. Upon exercise of options, the consideration paid together with the amount previously recorded as additional paid-in capital is recognized as capital stock. The Company uses the Trinominal Lattice Model to determine the fair value of the options.

Where vesting/exercisability is based on achievement of service and performance conditions, the Company bases its accrual of compensation cost on the longer of the two periods, with compensation cost accrued if it is probable that the performance condition will be achieved. For awards which are exercisable only upon the completion of a liquidation event (performance condition), defined in the Company’s stock option plan as a successful completion of an initial public offering of securities of the Company, a sale of all or substantially all of the assets of the Company (except pursuant to a reorganization) or immediately prior to (and contingent upon) the consummation of a required sale, the Company will commence recognizing the expense once the performance condition is probable of being achieved.

(j) Foreign currency translation:

Functional and reporting currency:

Since the acquisition of Intel’s media and signaling business, a significant portion of the Company’s revenues, expenses, assets and liabilities are denominated in U.S. dollars. As a result, the Company adopted the U.S. dollar as its functional and reporting currency effective September 28, 2006. Unrealized foreign exchange gains and losses arising from this translation are recorded in accumulated other comprehensive loss on the consolidated balance sheet.

Foreign currency transactions:

Transactions denominated in currencies other than the functional currency are measured and recorded in the functional currency using the exchange rate in effect at the date of the transaction or the average rate for the period in the case of recurring revenue and expense transactions. Monetary assets and liabilities are revalued into the functional currency at each balance sheet date using the exchange rate in effect at that date, with any resulting exchange gains or losses being credited or charged to the consolidated statements of operations. Non-monetary assets and liabilities are measured and recorded in the functional currency using the exchange rate in effect at the date of the transaction and are not revalued for subsequent changes in exchange rates.

(k) Product warranties:

The Company’s products are generally subject to warranties, and liabilities are therefore established for the estimated future costs of repair or replacement through charges to cost of sales at the time the related sale is recognized. Factors considered in determining appropriate accruals for product warranty obligations include the size of the installed base of products subject to warranty protection, historical and projected warranty claim rates, historical and projected cost-per-claim, and knowledge of specific product failures that are outside of the Company’s typical experience. The Company assesses the adequacy of its preexisting warranty liabilities and adjusts the amounts as necessary based on actual experience and changes in future estimates.

F-A-10

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

(l) Research and development costs and advertising costs:

Research and development costs, including acquired in-process research and development other than in a business combination, are expensed as they are incurred.

Advertising costs are expensed as they are incurred. Advertising costs amounted to $839 and $2,639 in 2009 and 2008, respectively.

(m) Income taxes:

The Company accounts for income taxes in accordance with ASC No. 740 (formerly SFAS No. 109), Accounting for Income Taxes. Deferred taxes are provided using the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Beginning with the adoption of ASC No. 740-10 (formerly FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“ASC 740-10-65-1”)) as of January 1, 2007, the Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Prior to the adoption of ASC 740-10, the Company recognized the effect of income tax positions only if such positions were probable of being sustained.

The Company recognizes interest and penalties related to unrecognized tax benefits as a component of income tax expense.

(n) Loss per share:

Loss per common share is calculated on the weighted average number of common shares outstanding during the year. The Company uses the treasury stock method to determine the dilutive effect of options and warrants. Under this method, a number of additional shares, if they are dilutive, are calculated assuming that the outstanding stock options and warrants are exercised, and that the proceeds from the transactions are used to purchase common shares at the average market price during the period.

The dilutive effect of the convertible securities is reflected in diluted earnings per share by application of the “if-converted” method, if dilutive. Under the if-converted method, convertible securities are assumed to have been converted at the beginning of the period (or at the time of issuance, if later) and the resulting common shares are included in the denominator for purposes of calculating diluted earnings per share.

(o) Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the

F-A-11

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include estimating the useful lives of long-lived assets, determining the allowance for doubtful accounts, as well as the reserves for sales returns and allowances, inventory obsolescence and warranty obligation, the valuation of deferred tax assets, stock-based compensation and income tax uncertainties, impairment testing of goodwill and intangible assets and estimating the fair value of assets acquired and liabilities assumed at date of acquisition for businesses acquired.

The financial statements include estimates based on currently available information and management’s judgment as to the outcome of future conditions and circumstances. Changes in the status of certain facts or circumstances could result in material changes in the estimates used in the preparation of the consolidated financial statements, and actual results could differ from the estimates and assumptions.

(p) Recently adopted accounting pronouncements:

In June 2009, the Financial Accounting Standards Board (“FASB”), established the FASB Accounting Standards Codification (“ASC”) as the source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in preparation of financial statements in conformity with generally accepted accounting principles in the United States of America. All other accounting literature not included in the ASC is now considered non-authoritative. The ASC was effective for financial statements issued for interim and annual periods ending after September 15, 2009. Its adoption did not have any impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued ASC No. 855 (formerly SFAS No. 165), Subsequent Events (“ASC 855”). ASC 855 establishes general standards to account for, and disclose, events that occur after the balance sheet date but before financial statements are issued or available to be issued. Specifically, ASC 855-10 provides: (a) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (b) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (c) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. ASC 855-10 is effective for interim or annual financial periods ending after June 15, 2009, and shall be applied prospectively. In accordance with this standard, the Company has evaluated subsequent events through July 10, 2010, the date the consolidated financial statements were available to be issued.

In December 2007, FASB issued ASC No. 805 (formerly SFAS No. 141(R)), Business Combinations (“ASC 805”). Under ASC 805, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. ASC 805 will change the accounting treatment for certain specific acquisition related items including: (1) expensing acquisition related costs as incurred; (2) valuing non-controlling interests at fair value at the acquisition date; and (3) expensing restructuring costs associated with an acquired business. ASC 805 also includes a substantial number of new disclosure requirements. ASC 805 is to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009. The Company expects ASC 805 will have an impact on the accounting for future business combinations but the effect is dependent upon the acquisitions that are made in the future.

In December 2007, the FASB issued ASC No. 810 (formerly FAS No. 160), Non-Controlling Interests in Consolidated Financial Statements (“ASC 810”). ASC 810 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the de-consolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary (formerly minority interest) is an ownership interest in the consolidated

F-A-12

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

entity that should be reported as equity in the consolidated financial statements and separate from the parent company’s equity. Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure, on the face of the Consolidated Statement of Earnings and Comprehensive Loss of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. The Company expects ASC 810 will have an impact on the accounting for future business combinations but the effect is dependent upon the acquisitions that are made in the future.

Effective January 1, 2009, the Company adopted SFAS 142-3, Determination of Useful Life of Intangible Assets, which is now codified as ASC 350-30, Intangibles—Goodwill and Other, General Intangibles Other Than Goodwill (“ASC 350-30”). ASC 350-30 amends the factors that should be considered in developing the renewal or extension assumptions used to determine the useful life of a recognized intangible asset under ASC 350, Intangibles—Goodwill and Other. ASC 350-30 also requires expanded disclosure regarding the determination of intangible asset useful lives. The adoption of ASC 350-30 did not have a material impact on the consolidated financial statements.

(q) Recently issued accounting pronouncements:

In October 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-13, Multiple-Deliverable Revenue Arrangements (“ASU 2009-13”). ASU 2009-13 provides amendments for establishing separate units of accounting in a multiple element arrangement. ASU 2009-13 establishes a selling price hierarchy for determining the selling price of a deliverable, with the selling price based on either (i) VSOE if available, (ii) third-party evidence if VSOE is not available or (iii) estimated selling price if neither VSOE or third-party evidence is available. Concurrently to issuing ASU 2009-13, the FASB also issued ASU No. 2009-14, Certain Revenue Arrangements That Include Software Elements (“ASU 2009-14”). ASU 2009-14 excludes software that is contained on a tangible product from the scope of software revenue guidance if the software is essential to the tangible product’s functionality. Both of these standards will be effective for revenue arrangements entered into or materially adopted in fiscal years beginning on or after June 15, 2010, and early adoption is permitted. The Company is currently assessing the impact of these amendments on its accounting and reporting systems and processes but does not believe the adoption of them will have a material impact on the consolidated financial statements.

3. Business acquisition:

NMS Communications Corporation:

On December 5, 2008, the Company concluded agreements to purchase the assets of the Communications Platform business (“CP business”) of NMS Communication Corporation. The acquired assets of the CP business provides value-added applications and platforms in wireless and traditional wireline communications. It is active in the enabling technology segment of the telecommunications market. Participants in this segment supply the technological building blocks that communications equipment vendors use to build complete communication solutions. These systems are designed to process voice, data and fax communications.

The acquisition has been accounted for in accordance with Statement of Financial Accounting Standard No. 141, Business Combinations (“FAS 141”), and, accordingly, the results of operations of the CP business from December 5, 2008 have been included in the consolidated financial statements. The consideration paid of $24,524 has been allocated to the assets acquired based on their estimated fair values, and the excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill.

F-A-13

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

The following table presents the fair value of the assets purchased and liabilities assumed at date of acquisition:

Accounts receivable	$1,455
Inventories	4,768
Prepaid expenses and other current assets	512
Property and equipment	1,072
Other assets	60
Technology	10,363
Customer relationships	6,612
Goodwill	3,430

Total assets	28,272
Accounts payable and accrued liabilities	(2,701)
Deferred revenue	(1,047)

Total liabilities	(3,748)

Cost of acquisition	$24,524

In 2009, goodwill on this acquisition was increased by $339 (from $3,091 to $3,430) as a result of fair value adjustments to certain assets and liabilities at the date of acquisition, including changes of $(201), $(231), and $93 to inventories, prepaid expenses and other assets, and account payable and accrued liabilities, respectively.

The acquisition was financed through the issuance of Class C shares for $13,540, debt financing (note 11) for $10,000 and $984 of cash on hand.

Supplementary pro forma information:

The following unaudited pro forma financial information reflects the consolidated results of operations as if the acquisition of NMS had taken place on January 1, 2008. The pro forma financial information is not necessarily indicative of the results of operations as it would have been, had the transactions been reflected on the assumed date. No effect has been given for synergies that may have been realized through the acquisition.

2008
Pro forma revenues	$253,743
Pro forma net loss	(28,651)
Pro forma basic and diluted loss per share:
Basic	0.02
Diluted	(0.24)

Pro forma adjustments were included in the pro forma net loss to record amortization of acquired intangibles from January 1, 2008.

F-A-14

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

4. Accounts and other receivable:

(a) Trade:

As at December 31, 2009, accounts receivable aggregating approximately $12,267 (2008—$12,083) were insured as to credit risk, representing total insured accounts receivable less an average co-insurance of 10%, subject to the terms of the insurance agreement. Under the terms of the insurance agreement, the Company is required to pay a premium equal to 0.20% (2008—0.18%) of consolidated sales.

(b) Other:

The other receivable represents a loan to one executive officer, repayable upon the receipt of certain tax refunds by the executive.

5. Inventories:

	2009	2008
Raw materials	$12,240	$14,662
Work in process	475	883
Finished goods	4,524	7,085

	$17,239	$22,630

6. Property and equipment:

	2009
	Cost	Accumulated depreciation and amortization	Net book value
Computer equipment and software	$40,753	$34,795	$5,958
Furniture and fixtures	3,787	3,397	390
Machinery and equipment	12,004	9,399	2,605
Leasehold improvements	4,676	2,926	1,750

	$61,220	$50,517	$10,703

	2008
	Cost	Accumulated depreciation and amortization	Net book value
Computer equipment and software	$36,951	$30,327	$6,624
Furniture and fixtures	3,963	3,422	541
Machinery and equipment	13,143	8,334	4,809
Leasehold improvements	4,242	2,339	1,903

	$58,299	$44,422	$13,877

F-A-15

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

7. Goodwill and intangible assets:

The following is a summary of changes in goodwill for the fiscal years ended December 31, 2009 and 2008:

Balance, December 31, 2007	$15,288
Acquisition of CP business of NMS Communications Corp. (note 3)	3,091
Adjustments to goodwill on EAS acquisition	1,031

Balance, December 31, 2008	19,410
Adjustments to goodwill on NMS acquisition (note 3)	339

Balance, December 31, 2009	$19,749

In 2008, goodwill on the acquisition of the EAS Group Inc. (“EAS”) from EAS Holding LLC was increased by $1,031 (from $12,074 to $13,105) as a result of fair value adjustments to certain assets and liabilities. The goodwill adjustment included changes of $(879), $(950), $993, $(626) and $431 to accounts receivable, inventories, deferred income taxes and income taxes payable and accounts payable and accrued liabilities, respectively.

Goodwill at December 31, 2009 and 2008 did not include any accumulated impairment losses.

The Company’s other intangible assets are comprised of the following:

Technology:

Technology consists of patents, patent applications, design formulas, technical data, source code, drawings, and specifications and databases related to the developed technology.

Customer relationships:

The acquired contractual customer relationships represent established relationships with customers of an acquired enterprise such that it can generate ongoing cash flows as well as the expectation of future business opportunities to be leveraged from the existing relationships with each client.

Trade names:

Trade names consist of the Dialogic registered trademarks and various trade names relating to the EAS business, the dialogic.com domain name, and other registered and unregistered trademarks, service marks and registration applications. Trade names are considered to have an indefinite life because they are expected to contribute to cash flows for an indefinite period of time.

F-A-16

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

Software licenses:

Software licenses represent the right to use software for a specified period of time.

The following is a summary of other intangible assets as at December 31, 2009 and 2008:

	2009
	Cost	Accumulated amortization	Net carrying amount
Indefinite-lived intangibles:
Trade names	$10,350	$—	$10,350

Finite-lived intangibles:
Technology	52,729	26,150	26,579
Customer relationships	33,812	19,367	14,445
Software licenses	3,532	2,423	1,109
Other	762	355	407

	$101,185	$48,295	$52,890

	2008
	Cost	Accumulated amortization	Net carrying amount
Indefinite-lived intangibles:
Trade names	$10,350	$—	$10,350

Finite-lived intangibles:
Technology	52,665	16,297	36,368
Customer relationships	33,812	10,011	23,801
Software licenses	3,539	1,516	2,023
Other	229	19	210

	$100,595	$27,843	$72,752

Estimated aggregate amortization expense based on existing intangibles for each of the five succeeding fiscal years is approximately as follows:

	Technology	Customer relationships	Software licenses	Other
2010	$8,431	$6,332	$626	$205
2011	6,772	4,003	477	163
2012	4,833	2,272	6	39
2013	3,143	1,022	—	—
2014	1,874	466	—	—
Weighted average amortization period (years)	6.3	4.6	1.8	2.2

F-A-17

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

8. Deferred debt issuance costs:

	2009	2008
Balance, beginning of year	$3,528	$1,924
Add: debt issuance costs incurred during the year	295	2,614
Less: amortization for the year	1,707	1,010

Balance, end of year	$2,116	$3,528

Debt issuance costs are being amortized over the term of the related debt using the effective interest method.

9. Bank indebtedness:

On March 5, 2008, the Company entered into a working capital facility (“WCF”) agreement with Wells Fargo Foothill (“WFF”) for five years. The Company may repay the facility with 30 days notice.

The WCF allows borrowing up to $25,000, subject to eligible accounts receivable and other reserves that may be applied against the borrowing by the lender. The WCF is secured by a first priority security interest or hypothec on the accounts receivable and inventories.

The borrowings under the WCF bear interest at an annual rate of LIBOR plus 3.5% or Wells Fargo Foothill base rate plus 2%. During 2009, the Company and WFF agreed to a minimum interest rate of 6%. The effective interest rate for the year ended December 31, 2009 was 5.6% (2008—6.16%). As at December 31, 2009, the Company had borrowed $10,304 under this facility (2008—$13,462). The unused line of credit under the short-term facility was $14,696 at December 31, 2009, of which $5,040 was available to the Company.

The terms of the agreement do not permit a change of control of the Company without WFF’s consent and requires the Company to comply with certain financial covenants. The covenants the Company must comply with include, but are not limited to, restrictions on additional and acquired indebtedness, minimum EBITDA targets and limits on the amount of capital expenditures per year. As of December 31, 2009, the Company was not in compliance with its covenants. The Company requested, and was granted, a waiver of default for its loan in 2010.

10. Accrued liabilities:

	2009	2008
Payroll-related	$6,423	$5,676
Raw materials	727	1,436

	$7,150	$7,112

F-A-18

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

11. Long-term debt:

	2009	2008
2006 loan	$65,000	$65,000
2007 loan	10,000	10,000
2008 loan	10,000	10,000
2009 loan	3,000	—
Accrued interest	1,921	—

	$89,921	$85,000

On September 28, 2006, the Company entered into a credit agreement with Obsidian LLC, an agent representing the lenders, being two Class A shareholders of the Company.

In July 2008, the interest rate of the long-term debt increased from an annual rate of LIBOR plus 8% to an annual rate of LIBOR plus 10% (11.95% for the year ended December 31, 2009; 13.12% for the year ended December 31, 2008). The LIBOR rate is established to be the highest of the published rate or 2.5%. In addition, as a result of the modification in 2009, the principal of $85,000 (plus accrued interest) is subject to an interest of 2% in the form of a Payment In Kind (“PIK”). In 2009, the PIK interest amounted to $1,740 which was added to the principal amount. The PIK interest will be due and payable at the maturity date of the loan. The 2006 loan in the amount of $65,000 matures at the earlier of January 31, 2011 or the date immediately prior to a change in control of the Company whereby the lenders holding more than 50% of the loans can make a request for repayment of the loan. The 2007 loan in the amount of $10,000 (original amount of $35,000, of which $25,000 was repaid on March 5, 2008, as per the terms of the agreement) matures at the earlier of January 31, 2011 or the date immediately prior to a change in control of the Company whereby the lenders holding more than 50% of the loans can make a request for repayment of the loan. Upon the sale of any assets of the Company, a repayment of the debt may be required. Interest is payable quarterly.

On December 5, 2008, the credit agreement was amended in connection with the acquisition of the CP business of NMS Communications Corporation, and the Company borrowed an additional $10,000, bearing interest at an annual rate of 15% (the “2008 loan”). This loan matures on January 31, 2011.

As security for the debt, the Company has provided a moveable hypothec on all the assets of the Company, except for accounts receivable and inventories which rank second to the working capital facility (note 9). In addition, the capital stock of the Company has been pledged as collateral by the shareholders.

The terms of the agreement allow for the prepayment of the debt, subject to conditions and prepayment premiums, and include restrictions on the amount of debt, security and guarantees permitted to be granted by the Company as well as restrictions on the use of funds, distributions to shareholders and forms of reorganization of the Company. The terms of the agreement also include a subjective acceleration clause that provides the lenders the right to demand repayment if there is a material adverse change to the business.

The terms of the agreement do not permit a change of control at the Company without Obsidian’s consent and require the Company to comply with certain financial covenants. The covenants the Company must comply with include, but are not limited to, restrictions on additional and acquired indebtedness, minimum EBITDA targets and limits on the amount of capital expenditures per year. As of December 31, 2009, the Company was not in compliance with its covenants. The Company requested, and was granted, a waiver of default for its loan in 2010.

F-A-19

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

Subsequent to year-end, the maturity date of the 2006, 2007 and 2008 loans was extended from September 30, 2010, to January 31, 2011. As the debt matures on January 31, 2011, the Company will initiate discussions to renegotiate the terms of the loan agreements during 2010 or seek financing from alternative sources.

In 2009, the Company obtained various loans from shareholders totaling $3,000 (the “2009 loan”) bearing interest at an annual rate of 20% and repayable at the earlier of (i) the consummation of a transaction as defined within the various loan agreements or (ii) six months from the original maturity date of the long-term credit agreement, being July 31, 2011. As at December 31, 2009, the Company incurred $181 in interest expense relating to this loan.

12. Redeemable equity:

Authorized, without par value:

35,821,807 Class A retractable, voting preferred shares with the right to a dividend equal to the amount of dividend to be declared per share, divided by the number of common shares into which one share is convertible (as described below)

11,310,903 Class B retractable, voting preferred shares with the right to a dividend equal to the amount of dividend to be declared per share, divided by the number of common shares into which one share is convertible (as described below)

17,139,240 Class C retractable, voting preferred shares with the right to a dividend equal to the amount of dividend to be declared per share, divided by the number of common shares into which one share is convertible (as described below)

	2009	2008
Issued:
35,821,807 Class A shares	$44,656	$40,683
11,310,903 Class B shares	28,504	28,504
17,139,240 Class C shares	19,978	17,598

	$93,138	$86,785

The Company follows the applicable GAAP and Securities and Exchange Commission (“SEC”) authoritative guidance for redeemable stock, which requires the Company to record the Class A, B and C shares at full redemption value at each balance sheet date as redemption of those securities is not solely within the control of the Company. In the absence of retained earnings or additional paid-in capital, increases to the redemption value of the securities are charged to paid-in capital (common stock). Decreases to the redemption value of the securities are credited to additional paid-in capital.

The Class A, B and C shares rank pari passu but in priority to the common shares, except with respect to the payment of any dividends which rank pari passu.

The holders of the majority of the Class A shares (“the initiating shareholders”) can demand retraction after September 28, 2011. However, retraction is limited to 1/3 of the value in any twelve-month period. The holders of the Class A shares who are not an initiating shareholder shall have the right to demand retraction in the same proportion as that being demanded by the initiating shareholders.

F-A-20

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

The holders of the majority of the Class B shares (“the initiating shareholders”) can demand retraction after October 5, 2015. However, retraction is limited to 1/3 of the value in any twelve-month period. The holders of Class B shares who are not an initiating shareholder shall have the right to demand retraction in the same proportion as that being demanded by the initiating shareholders.

The holders of the majority of the Class C shares (“the initiating shareholders”) can demand retraction after December 5, 2013. However, retraction is limited to 1/3 of the value in any twelve-month period. The holders of the Class C shares who are not an initiating shareholder shall have the right to demand retraction in the same proportion as that being demanded by the initiating shareholders.

The redemption price of each Class A share shall be an amount equal to the higher of (i) $0.977058 per share less any amount distributed in respect of a reduction of capital or (ii) the fair value of the share at the request date as determined by the Board of Directors (“the Board”).

The redemption price of each Class B share shall be an amount equal to the higher of (i) $2.52 per share less any amount distributed in respect of a reduction of capital or (ii) the fair value of the share at the request date as determined by the Board.

The redemption price of each Class C share shall be an amount equal to the higher of (i) $0.79 per share less any amount distributed in respect of a reduction of capital or (ii) the fair value of the share at the request date as determined by the Board.

The holders of the Class A, B and C shares have the option to convert at any time into common shares. The conversion formula is equal to the number of Class A, B or C shares multiplied by the initial issue price of the Class A, B or C shares divided by the conversion price (“the conversion factor”). Further to the number of shares to be received upon conversion using the conversion formula, the Class B shareholders also receive an additional one million shares upon conversion. Upon certain events, the Class A, B or C shares shall be converted automatically into common shares at the applicable conversion factor.

13. Capital stock:

(a) Shares:

Authorized:

Unlimited common shares

	2009	2008
Issued:
54,665,412 common shares	$19,313	$19,313

(b) Stock-based compensation:

The Company’s Employee Stock Option Plan adopted on October 24, 2003 (“the Original Plan”) for the purchase of common shares was for the benefit of the executives of the Company. The granting of options under the Original Plan was limited to a 10% dilution factor and was based upon the approval of the Board. The options vested equally over three years and expire ten years from date of grant. Such options, once granted but prior to

F-A-21

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

their exercise, entitled the holder to receive a bonus proportionate to the number of options held by them equivalent to any dividend that would have been received had they held the same number of common shares.

On September 28, 2006, as part of a business combination, the Company amended and restated the stock option plan for the benefit of all employees of the Company. The granting of options under this amendment plan was limited to a 5% dilution factor and was based upon the approval of the Board.

On October 5, 2007, the Company approved the issuance of stock options for the benefit of all employees of EAS, and, on October 11, 2007, amended and restated the stock option plan (“the Amended Plan”).

On July 9, 2008, the Company authorized and reserved an additional 2,000,000 shares for issuance under the Amended Plan.

As at December 31, 2009, the maximum number of common shares that may be issued under the Amended Plan is 8,837,485, of which 7,300,583 (net of actual forfeitures) have been granted and 1,626,000 have vested. Unless otherwise determined by the Board, on the date of grant of the option, the price at which common shares may be purchased under the plan is the estimated fair market value of the common shares as at the date of issue, as determined by the Board.

The Amended Plan provides that the options will vest as follows: (i) 25% on the first anniversary of the grant date and commencing one month after the first anniversary of the grant date and ending on the fourth anniversary of the grant date, 1/36 of the remaining 75% of the options shall vest each month; or (ii) at such other time or times as may be determined by the Board on the grant date, and shall expire ten years from the grant date. Options granted under the Amended Plan become exercisable once both the service and performance condition (occurrence of a liquidity event as defined in the Amended Plan) are probable of being achieved. The Company will commence recognizing compensation expense once the performance condition has been achieved in accordance with the vesting provisions.

For the options already granted under the Original Plan, the provisions of the Amended Plan shall apply to the 1,626,000 options issued thereunder, except that the holders may exercise the options once vested without the occurrence of a liquidity event. In addition, the option holders retain the right to participate in dividends of the Company in proportion to their shareholdings or options. However, until the options are exercised, any proportionate dividend will be paid in the form of a bonus which will be paid in cash, at fair market value, concurrent with the payment of a dividend. The holders have the right to demand that the Company repurchase their common shares upon termination of employment for their book value at that date. Reciprocally, the Company also has the right to repurchase any shares for their book value issued under the Original and Amended Plans upon an employee’s termination. At December 31, 2009, the book value to repurchase these shares was nil.

On July 9, 2008, and October 1, 2008, the Company granted to its employees 151,000 and 300,000, respectively, stock options with an exercise price to $2.07 (repriced to $1.11 as explained below). The stock options granted on July 9, 2008 will expire on July 9, 2018. The stock options granted on October 1, 2008 will expire on October 1, 2018.

In addition, during 2009, the Company granted 1,096,885 stock options with an exercise price of $1.11 per share to employees of the Company:

•	On June 12, 2009, the Company granted 1,011,485 stock options with an exercise price of $1.11 to employees of the Company. These options will expire on various dates in 2019.

F-A-22

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

•	On October 9, 2009, the Company granted 27,900 stock options with an exercise price of $1.11 to employees of the Company. These options will expire on various dates in 2019.

•	On December 11, 2009, the Company granted 57,500 stock options with an exercise price of $1.11 to employees of the Company. These options will expire on various dates in 2019.

If and when the performance conditions are met, the Company will record in that period the cumulative expense for the fair value of the award. Had the liquidity event occurred during the year, the Company would have recognized an additional expense of approximately $2,050 during the year (2008—$1,588) of the total unrecognized compensation cost of $5,579.

On June 12, 2009, the Company’s Board of Directors approved a modification to the exercise price of all stock options issued under its amended stock option plan and reduced the exercise price of 5,234,000 options granted subsequent to January 1, 2007 at exercise prices of $1.66 and $2.07 per share, to $1.11 per share. The modification lowered the total unrecognized stock option expense by $531.

Stock option transactions were as follows for the years ended December 31, 2009 and 2008:

	Number of options outstanding	Weighted average exercise price per share		Aggregate intrinsic value
	(in 000’s)	($)		($)
Balance, December 31, 2007	6,704	1.45		4,239
Granted	451	2.07		—
Forfeited	(295)	1.84		—

Balance, December 31, 2008	6,860 (i)	1.47	(i)	1,040
Granted	1,096	1.11		—
Forfeited	(655)	1.11		—

Balance outstanding, December 31, 2009	7,301	0.90		1,317

Balance exercisable, December 31, 2009	1,626	0.16		1,317

(i)	Balance includes 5,234,000 options that were subsequently re-priced on June 12, 2009, at $1.11 per share.

Information on options outstanding is as follows:

	As at December 31, 2009
Exercise prices	Number outstanding	Number exercisable	Remaining contractual life
($)	(in 000’s)	(in 000’s)	(in years)
0.16	1,626	1,626	4.5
1.11	5,675	—	8.0

	7,301	1,626	7.2

The weighted average grant date fair values for the options granted during 2009 was $0.68 (2008—$0.66) per option.

F-A-23

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

The following summarizes the non-vested options as at December 31, 2009 and changes for the two-year period then ended:

	Number of options	Weighted average grant date fair market value
	(in 000’s)	($)
Non-vested as at December 31, 2007	5,078	0.62
Granted	451	0.66
Vested	—	—
Forfeited	(295)	0.62

Non-vested as at December 31, 2008	5,234	0.63
Granted	1,096	0.68
Vested	—	—
Forfeited	(655)	0.63

Non-vested as at December 31, 2009	5,675	0.64

The fair value of the stock options granted was estimated as of the date of grant using the Trinominal Lattice Model. The following assumptions were used:

	Grant date			Grant date
	December 17, 2009	June 12, 2009	October 9, 2009	October 1, 2008	July 9, 2008
Expected life (in years)	8.0	7.9	8.0	7.4	7.2
Expected volatility (%)	60	65	60	65	65
Risk-free interest rate (%)	2.97	3.46	2.98	2.70	2.70
Expected dividend yield	—	—	—	—	—

Expected volatility is estimated based on the historical and implied volatility of comparable public companies. The risk-free interest rate for periods within the contractual life of the option is based on the US Treasury yield curve in effect at the time of grant. The Company does not anticipate paying any cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero. The Company determined the expected term based on management’s expectation of estimated employee behaviors by level of employee. The Company uses historical data to estimate pre-option vesting forfeitures within the valuation model and records stock-based compensation expense only for those awards that are expected to vest. The Company estimates forfeitures at the time of grant and revises those estimates in subsequent periods if actual forfeitures differ from those estimates.

(c) Warrants:

In October 2007, pursuant to the EAS business acquisition, the Company issued 7,500,000 warrants to purchase common shares. Each warrant is exercisable for the purchase of one common share with an expiration date of October 5, 2015, at an exercise price of $4.50 per common share. No warrants were exercised during the year.

F-A-24

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

In accordance with ASC No. 815 (formerly EITF 00-19), Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock, the Company has recognized the warrants as a separate equity instrument. The Company has allocated the consideration paid to acquire the shares of EAS between the Class B shares and the warrants based on their relative fair values. Accordingly, the Company recognized the fair value of the warrants at $9,000, in aggregate, as additional paid-in capital, and the fair value of the Class B shares at $22,003 for an aggregate consideration of $31,003.

The fair value of the warrants was determined by the Black-Scholes-Merton option pricing model using the following assumptions: an expected life of eight years, an expected volatility of 70%, a risk-free interest rate of 4.40% and no dividend yield.

(d) Earnings per share:

A reconciliation between basic and diluted earnings per share is as follows:

	2009	2008
Net loss attributable to common shareholders:
Net loss	$(37,643)	$(29,835)
Change in redemption value of preferred shares	(6,555)	29,672

Net loss attributable to common shareholders	$(44,198)	$(163)

Basic earnings per share:
Basic weighted average number of common shares outstanding	54,665,412	54,665,412
Basic loss per share	$(0.81)	$(0.00)

Net loss attributable to common shareholders	$(44,198)	$(163)
Plus income effect of assumed conversions:
Change in redemption value	—	(29,672)

Net loss attributable to common shareholders plus effect to assumed conversions	$(44,198)	$(29,835)

Diluted earnings per share:
Basic weighted average number of common shares outstanding	54,665,412	54,665,412
Plus impact of dilutive securities	—	65,271,950

Diluted weighted average number of common shares outstanding	54,665,412	119,937,362

Diluted loss per share	$(0.81)	$(0.25)

All stock options, warrants and redeemable equity for fiscal 2009 were anti-dilutive. Securities that would potentially dilute earnings per share in the future include 65,271,950 Class A, B and C shares, 7,301,000 stock options and 7,500,000 warrants. For 2008, the potential exercise of the warrants and options were excluded from diluted earnings per share, since their inclusion would be anti-dilutive.

F-A-25

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

14. Commitments:

Leases:

The Company has several non-cancelable operating leases for premises and other. The leases for rental premises generally contain renewal options ranging from one to three years and require the Company to pay all executory costs such as maintenance and insurance. The minimum rental, exclusive of other occupancy charges, payable under the leases for the Company’s premises and future lease payments required under other operating leases is approximately as follows:

	Rental operating leases	Other operating leases
2010	$7,586	$104
2011	5,626	94
2012	3,854	48
2013	3,125	18
2014	2,959	—
Thereafter	3,887	—

Rent expense for operating leases during 2009 was $8,178 (2008—$8,554).

Indemnification:

Agreements between the Company and its customers under which its customers purchase or license products generally have indemnification provisions under which the Company selling or licensing the products is obliged to defend third party claims against the customer arising as a result of the Company’s products infringing or misappropriating third party intellectual property rights. Depending on the customer and the nature of the agreement, these claims may or may not have a monetary limitation and generally would not cover indirect, special or punitive damages. These clauses are always contingent on the Company selling or licensing the products being allowed to have full authority to defend or settle the claim with the customer’s assistance and subject to industry standard carve-outs such as the Company not being responsible for infringement arising as a result of the Company’s products being combined with third party technology or arising as a result of the Company or a third parties modification of the Company product concerned. In some agreements, the Company selling or licensing the product to the customer has accepted indemnification obligations related to damages caused by the Company’s product or employees which result in death or personal injury or damages as to property. Generally when these provisions are included they are reciprocal and subject to various limitations and carve-outs. The Company has not received an indemnification claim that has had merit for a good number of years and the Company has no current expectation of significant claims related to existing contractual indemnification obligations.

F-A-26

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

15. Income taxes:

Income tax reported differs from the amount computed by applying the statutory tax rate of the Canadian reporting company to loss before income taxes. The statutory rate is a combined Canadian federal and provincial rate. Significant differences between tax expense at the statutory rate and the reported tax expense is as follows:

	2009	2008
Loss before income taxes	$(27,669)	$(26,699)

Combined statutory taxes at 30.9%	$(8,550)	$(8,244)
Adjustments for:
Non-deductible expenses	838	323
Research and tax credits	(250)	(879)
State and local taxes	714	(551)
Capital loss	(393)	(2,691)
Foreign income taxed locally	343	594
Difference in tax rates	(481)	588
Reserves for uncertain tax positions	911	286
Change in valuation allowance	7,034	1,581
Non-recognition of tax losses and credits	8,766	11,700
Currency conversion	846	124
Other	196	305

	$9,974	$3,136

The Company’s provision (benefit) for income taxes included in the consolidated statement of operations is comprised of the following:

	2009	2008
Current income tax provision (benefit):
U.S. Federal	$1,165	$(158)
U.S. State	525	(76)
Canada	277	270
Foreign	283	82

	2,250	118
Deferred income tax provision (benefit):
U.S. Federal	184	1,355
U.S. State	826	(323)
Canada	6,695	1,646
Foreign	19	340

	7,724	3,018

	$9,974	$3,136

F-A-27

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	2009	2008
Deferred tax assets:
Inventories	$2,198	$2,349
Other short-term assets	654	439
Reserves	2,766	3,045
Long-term assets, deferred revenue and development and other expenses	10,173	6,438
Other tax credits	5,837	5,763
Loss carry-forwards	33,532	26,423
Research and development pool	9,857	8,601

	65,017	53,058
Less valuation allowance	(64,767)	(46,050)

Net deferred tax assets	$250	$7,008

Presented as:
Current	$125	$2,069
Long-term	125	4,939

	$250	$7,008

A valuation allowance is provided to the extent recoverability of the deferred tax asset, or the timing of such recovery, is not “more likely than not” of being realized. The need for a valuation allowance is continually reviewed by management. The utilization of tax attributes by the Company is dependent on the generation of taxable income by the Company in the principal jurisdictions in which it operates and/or tax planning strategies. If circumstances change and management believes a larger or smaller deferred tax asset is justified, the reduction (increase) of the valuation allowance will result in an income tax benefit (expense).

During 2009, the Company’s valuation allowance increased by $18,717 due to providing for loss carryforwards and other unclaimed deductions and temporary deductible differences at December 31, 2009 for which the criteria for recoverability was not met. The Company recorded a full valuation allowance in Canada and the United States, respectively, decreasing its deferred asset to zero in those jurisdictions, as the criteria for recoverability is no longer met. The net deferred tax asset as at December 2009 is related to expected utilization of net operating losses (NOLs) over the next two years in Ireland.

As at December 31, 2009 and 2008, respectively, there were approximately $128,662 and $86,888 assorted Canadian, U.S. Federal, and foreign net operating losses that may be applied against earnings of future years, not later than as follows:

2010	$2,821	$197
2011	—	2,418
Thereafter (2013 to 2027)	68,066	40,024
Indefinite	57,775	44,249

	$128,662	$86,888

F-A-28

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

With respect to the $57,775 of tax losses available indefinitely, a portion of the losses are subject to certain tax jurisdiction limits as to the amount of tax losses that may be claimed in any year.

As at December 31, 2009, the Company had approximately $46,591 of Federal (Canada) and $19,875 of Quebec reported unclaimed research and development expenditures available to reduce income for tax purposes. In 2010, or thereafter, the balance, or any part thereof, may be deducted in any year in the determination of income for Canadian tax purposes.

As at December 31, 2009, there were approximately $3,283 of reported investment tax credits that may be applied against Canadian taxes payable in future years. Additionally, there is $4,106 of U.S. state research credits available to the Company’s U.S. based subsidiaries to offset future state income taxes, respectively. The credits may be applied against income taxes not later than as follows:

2010	$1,767
2011	328
2012	91
2013	312
2014	539
Thereafter (2015 to 2024)	3,350
Indefinite	1,002

On January 1, 2008, the Company adopted ASC No. 740-10, formerly FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a two-step approach to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon examination. If the position is determined to be more likely than not to be sustained, the tax position is then assessed to determine the amount of benefit to be recognized in the financial statements. The adoption of FIN 48 resulted in an increase to the Company’s liability for unrecognized tax benefits and derecognition of certain deferred tax assets that had a full valuation allowance against them. The adoption of the standard resulted in an increase of $961 in the opening deficit as at January 1, 2008. As of the date of adoption, the total amount of unrecognized tax benefits was $2,829, of which $2,203 would impact the annual effective rate, if realized. Under prior accounting standards, the remainder of $626 would be an adjustment to goodwill, if realized, as it relates to purchase accounting. Under new accounting standards to be adopted effective January 1, 2009 (ASC No. 805, formerly FAS 141R), the remainder of $626 would also impact the annual effective rate, if realized.

The Company recognizes interest and penalties related to unrecognized tax benefits as a component of income tax expense. As at December 31, 2009 and 2008, the reserve for uncertain tax positions included interest and penalties of $643 and $426, respectively. At December 31, 2009 and 2008, the total liability for unrecognized tax benefits was $3,968 and $3,115 respectively, of which all would impact the annual effective rate, if realized, consistent with the principles of FAS 141R. Prior to the adoption of FIN 48, it had been the Company’s policy to classify accruals for uncertain tax positions as current. With the adoption of FIN 48, the Company classified $3,323 and $2,862 as a long-term liability, as settlement or statute expiration is not expected in the next year. The Company anticipates during the next twelve months the total liability for unrecognized tax benefits may change by approximately $645 due to the expiration of different tax statutes or anticipated tax settlements. Any reduction due to expiring statutes would impact the Company’s effective tax rate.

F-A-29

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

The aggregate change in the gross consolidated liability for uncertain tax positions, inclusive of interest and penalties, is as follows:

	2009	2008
Beginning balance	$3,115	$2,829

Increases based upon positions related to the current year	871	295
Increases based upon tax positions in prior years	212	—

Decreases for tax positions of prior year	(202)	(9)
Decreases for settlements during the year	(28)	—

Balance, December 31, 2009 and 2008	$3,968	$3,115

The Company files income tax returns with federal and provincial tax authorities within Canada. The Company’s foreign affiliates file income tax returns in various jurisdictions, the most significant of which are the United States, United Kingdom and Ireland. In general, the Company is subject to examination by taxing authorities for years after 2005. The Canadian tax authorities have concluded examination of tax returns for years through 2004.

Taxes on income earned by the Company’s subsidiaries in various countries have been accrued and are being paid in accordance with the laws of each country. As at December 31, 2009, the Company’s subsidiaries had a $964 current tax payable, while certain of its subsidiaries reflected a tax receivable of $34. Deferred income taxes are not provided on undistributed earnings of certain foreign subsidiaries as of December 31, 2009, because such unremitted earnings are to be indefinitely reinvested outside Canada or the United States. At this time, the Company has deemed it impracticable to determine the amount of any tax payable if these amounts were repatriated. Determination of the liability is largely dependent on circumstances under which the remittance occurs.

16. Restructuring:

The Company adopted and implemented a restructuring program in October 2008 and January 2009. In connection with its plan, the Company terminated 81 employees in 2008 and 116 employees in 2009. The employees were granted separation benefits upon their termination in accordance with their employment agreements, applicable law and the severance policy of the Company. In 2008, the Company recorded $3,355 associated with these employee terminations and in 2009, it recorded $3,418. During 2008, $951 of associated termination benefits were paid and charged against the accrued liability. The balance of the liability was paid during 2009. All amounts related to the 2009 terminations were paid in 2009. No other costs were incurred pursuant to the plan as of December 31, 2009.

F-A-30

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

17. Financial instruments:

(a) Fair value:

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments as at December 31, 2009 and 2008. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

	2009		2008
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets:
Cash	$3,973	$3,973	$3,931	$3,931
At amortized cost:
Accounts receivable	39,407	39,407	36,983	36,983
Other receivables	129	129	129	129
Financial liabilities:
At amortized cost:
Bank indebtedness	10,304	10,304	13,462	13,462
Accounts payable and accrued expenses	30,344	30,344	33,295	33,295
Long-term debt	89,921	89,921	85,000	85,000

The carrying amounts shown in the table are included in the consolidated balance sheets under the indicated captions.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

•

Cash, accounts receivable, other receivable, bank indebtedness, accounts payable and accrued expenses, and wages payable: the carrying amounts approximate fair value because of the short maturity of these instruments.

•

Long-term debt: the fair value of the Company’s long-term debt is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities by the Company’s bankers.

The following table summarizes financial assets and liabilities that are measured at fair value on a recurring basis:

	Fair value measurements at reporting date using:
	December 31, 2009	Quoted prices in active markets for identical assets (level 1)	Significant other observable inputs (level 2)	Significant unobservable inputs (level 3)
Cash	$3,973	$3,973	$—	$—

F-A-31

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

(b) Credit risk:

Credit risk results from the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract. The Company’s financial assets that are exposed to credit risk consist primarily of cash, accounts receivable and other receivables. Cash is placed with major financial institutions. Concentration of credit risk with respect to accounts receivable is mitigated by the Company’s credit evaluation process, credit insurance on certain receivables and the dispersion of the Company’s customers among different geographical locations around the world. The carrying amount of these financial assets, as disclosed in the consolidated balance sheet, represents the Company’s credit exposure at the reporting date.

One customer in 2009 accounted for 12.8% of the Company’s sales. One customer in 2008 accounted for 11.7% of the Company’s sales.

(c) Interest rate risk:

The Company’s current monetary assets are not exposed to significant rate risk due to their relatively short-term nature. Excess cash is invested with major financial institutions and generally bears interest at fixed rates. Changes in interest rates on cash balances held with those financial institutions would not have a significant effect on the Company’s consolidated results. Bank indebtedness and the majority of long-term debt bear interest at floating rates, generally tied to LIBOR. Accordingly, the Company is exposed to interest rate risk to the extent that its long-term debt is at variable rate of interest. The Company did not have any open derivative contracts relating to floating rate debt as at December 31, 2009 or 2008.

(d) Currency risk:

A significant portion of the Company’s cash flows and financial assets and liabilities are denominated in U.S. dollars, which is the Company’s functional and reporting currency. Foreign currency risk is limited to the portion of the Company’s business transactions denominated in currencies other than U.S. dollars, primarily for expenses in the Canadian and European operations. For the Company’s foreign currency transactions, fluctuations in the respective exchange rates relative to the U.S. dollar will create volatility in the Company’s cash flows and the reported amounts for revenues and selling, general and administrative expenses in its consolidated statement of operations on a period-to-period basis. Additional earnings variability arises from the translation of monetary assets and liabilities denominated in currencies other than the U.S. dollar at the rates of exchange at each balance sheet date, the impact of which is reported as a foreign exchange gain and loss in the consolidated statement of earnings and comprehensive loss.

18. Purchases from major suppliers:

In 2009, approximately 70% (2008—82%) of the Company’s purchases were made from four (2008—four) suppliers.

F-A-32

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

19. Supplemental information:

(a) Supplemental statement of earnings and comprehensive loss information:

Depreciation and amortization is included in the following captions in the consolidated statement of operations and comprehensive loss:

	2009	2008
Cost of sales	$11,035	$8,786
Sales and marketing	9,424	5,663
Research and development	1,395	2,943
General and administrative	4,804	3,671

	$26,658	$21,063

Interest expense, net:

	2009	2008
Interest expense:
Short-term financing	$938	$665
Long-term debt	12,094	10,706
Amortization of debt issuance costs	1,662	1,010
Interest income	(74)	(260)

	$14,620	$12,121

(b) Supplemental cash flow information:

Non-cash transactions:
Fair value adjustments to goodwill (note 3)	$339	$1,031

Interest and income taxes paid:
Interest paid	$10,442	$10,660
Income taxes paid	(65)	3,646

(c) Valuation and qualifying accounts:

	2009
	Balance, beginning of period	Additions charged to costs and expenses	Deductions	Balance, end of period
Allowance for doubtful accounts	$(393)	$(20)	$263	$(150)
Inventory obsolescence	(8,805)	(2,054)	4,613	(6,246)
Warranty reserve	(1,063)	(4)	354	(713)
Sales returns and reserves	(4,821)	(116)	1,008	(3,929)
Restructuring	(2,404)	(3,418)	5,822	—

F-A-33

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

	2008
	Balance, beginning of period	Additions charged to costs and expenses	Deductions	Balance, end of period
Allowance for doubtful accounts	$(1,704)	$(1,063)	$2,374	$(393)
Inventory obsolescence	(7,288)	(4,211)	2,694	(8,805)
Warranty reserve	(1,554)	(289)	780	(1,063)
Sales returns and reserves	(1,288)	(3,533)	—	(4,821)
Restructuring	—	(3,355)	951	(2,404)

20. Segment disclosures:

The Company operates in one business segment, telecommunications solutions for network service providers and enterprise communication networks.

(a) Sales by major product group:

	2009	2008
IP Products	$30,838	$31,077
TDM and Signaling Products	134,660	165,913
Services	10,774	8,454

	$176,272	$205,444

(b) Sales were derived from customers located in the following geographic areas:

	2009	2008
Americas(i)	$91,524	$117,824
Europe, Middle East, Africa	45,695	54,156
Asia Pacific	39,053	33,464

	$176,272	$205,444

(i)	Includes Canada of $3,048 and $7,497 for 2009 and 2008, respectively.

(c) Long-lived assets and goodwill by geographic area are as follows:

	2009	2008
Americas:
United States	$23,816	$46,057
Canada	57,959	57,918
Europe	1,142	1,526
Asia Pacific	425	538

	$83,342	$106,039

F-A-34

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

21. Subsequent events:

(a) Settlement agreement:

In August 2008, the Company’s subsidiary Cantata Technology, Inc. (“Cantata”) filed a complaint against InterMetro Communications, Inc. (“InterMetro”) before the District Court for the District of Massachusetts USDC Civil Action No. 08-11371(PBS). Intermetro filed a counterclaim against Cantata and instituted a third party claim against the Company. A settlement agreement (“Settlement Agreement”) was reached in the matter and signed on January 29, 2010, the terms of which are confidential. In January 2010, the Company recorded the gain on the settlement, $500, in its results of operations. However under the Settlement Agreement, all counterclaims against Cantata and third party claims against Dialogic were dropped. The Settlement Agreement was entered by the District Court under seal and the case was officially closed on February 19, 2010.

(b) Reverse acquisition of Veraz Networks:

On May 12, 2010, the Company entered into an Acquisition Agreement (“Acquisition Agreement”), with Veraz Networks, Inc. (“Veraz”), a US listed public company based in San Jose, California, pursuant to which Veraz will acquire all of the outstanding shares and options of Dialogic in exchange for shares and options of Veraz common stock (the “Arrangement”). Upon consummation of the transactions contemplated by the Acquisition Agreement, Dialogic will become a wholly-owned subsidiary of Veraz. Pursuant to the Acquisition Agreement, the Dialogic shareholders and optionholders will hold approximately 70% and existing Veraz stockholders and optionholders will hold approximately 30% of the outstanding securities of Veraz following the closing.

Acquisition Agreement:

The Arrangement will be carried out pursuant to a Plan of Arrangement under the British Columbia Business Corporations Act as set forth in the Acquisition Agreement. Upon the completion of the Arrangement, the Dialogic shareholders will be entitled to receive an aggregate of 110,580,900 shares of Veraz common stock. All outstanding options to purchase Dialogic common shares will be exchanged for options to purchase Veraz common stock.

Each of Veraz and Dialogic have each made customary representations, warranties and covenants in the Acquisition Agreement, including, among others, covenants: (a) to conduct their respective businesses in the ordinary course during the interim period between the execution of the Acquisition Agreement and the consummation of the Arrangement; (b) not to engage in certain kinds of transactions during such period or solicit or engage in discussions with third parties regarding other proposals to be acquired, in each case subject to specified exceptions; and (c) to seek approval from stockholders of Veraz and shareholders of Dialogic in connection with the transaction.

Acquisition Agreement:

Consummation of the Arrangement is subject to customary conditions, including: (a) the approval of the Arrangement by the shareholders of Dialogic and the approval by the stockholders of Veraz of the issuance of shares of Veraz common stock; (b) absence of any applicable restraining order, injunction or governmental litigation prohibiting the Arrangement; (c) the absence of material adverse effect with respect to each of Veraz and Dialogic; (d) the accuracy of the representations and warranties of each party, subject to specified materiality

F-A-35

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

thresholds; (e) performance in all material respects by each party of its obligations under the Acquisition Agreement; (f) completion of the restructuring of Dialogic’s indebtedness; (g) the approval of the Arrangement by the Supreme Court of British Columbia; and (h) antitrust approvals, including expiration of termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The Acquisition Agreement contains certain termination rights for both Veraz and Dialogic in certain circumstances, some of which may require Veraz to pay Dialogic a termination fee of $1.5 million and an expense reimbursement of up to $1 million or Dialogic to pay Veraz a termination fee of $3 million and an expense reimbursement of up to $1 million.

Support and Voting Agreements:

At the same time that the Acquisition Agreement was entered into, certain shareholders of Dialogic (the “Specified Dialogic Shareholders”) entered into a Support Agreement (the “Dialogic Support Agreement”) with Veraz and certain stockholders of Veraz (the “Specified Veraz Stockholders”) each entered into a Voting Agreement (the “Veraz Voting Agreement”) with Dialogic.

The Dialogic Support Agreement provides that each of the Specified Dialogic Shareholders will, among other things, vote its Dialogic common and preferred shares in favor of the Arrangement and against an alternative transaction. The Dialogic Support Agreement will terminate upon the earliest of: (a) the completion of the Arrangement; (b) mutual agreement among Veraz and the Specified Dialogic Shareholders; or (c) the termination of the Acquisition Agreement in accordance with its terms.

The Veraz Voting Agreements provide that each of the Specified Veraz Stockholders will, among other things, vote its shares of Veraz common stock in favor of the issuance of Veraz common stock to Dialogic shareholders pursuant to the Acquisition Agreement and against an alternative transaction. Each Veraz Voting Agreement will terminate upon the earlier of: (a) completion of the Arrangement; (b) the termination of the Acquisition Agreement in accordance with its terms; or (c) mutual agreement by Dialogic and the Specified Veraz Stockholder.

Commitment Letter—Credit Facility:

Concurrently with the signing of the Acquisition Agreement, the Company also executed a commitment letter with its lenders to refinance the Company’s indebtedness under the existing credit agreement referred to in note 11 pursuant to a senior secured term loan facility. The new facility, which will have a maturity date of three years, will take effect upon consummation of the transaction with Veraz, provides for a total financing in an aggregate amount of up to the amount of outstanding loans (including PIK interest) under the existing credit facility at the closing date. The loans will bear interest at the greater of (a) LIBOR and (b) 2%, plus an applicable margin of either 9% or 11% based on the level of the consolidated net leverage ratio for each quarter. The new facility will be secured by liens on substantially all existing and after-acquired property (tangible and intangible) of the combined company. The agreement will also contain financial covenants for minimum interest coverage ratio, minimum EBITDA, maximum consolidated total leverage ratio, maximum consolidated total debt and minimum liquidity at levels to be determined.

(c) Options:

On May 11, 2010, the Board of Directors approved a grant of 1,086,420 stock options to senior management and employees of the Company at an exercise price of $1.11 per share. This grant is subject to closing of the transaction with Veraz referred to in note (b) above. In the event that the transaction does not close, the options shall be of no force and effect.

F-A-36

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

Years ended December 31, 2009 and 2008

(Amounts are in thousands of U.S. dollars, except for share and per share amounts.)

22. Retrospective adoption of accounting standards:

In connection with the transaction described in note 21 (b), the Company has adopted the following accounting policies in their historical financial statements to conform to GAAP followed by public companies, as defined in the applicable accounting standards.

The accounting guidance for uncertainty in income taxes was effective for fiscal years beginning after December 15, 2006 for public enterprises. Accordingly, the Company retrospectively adopted the accounting guidance as of January 1, 2007 with the initial financial impact reflected in the consolidated statements of redeemable equity and stockholders’ equity.

The accounting guidance for the classification and measurements of redeemable equity became effective for the Company for all reporting periods, as such the necessary reclassifications have been made to the consolidated financial statements and the necessary disclosures have been made to the consolidated financial statements.

The accounting guidance for reporting earnings per share became effective for the Company for all reporting periods, as such, the necessary disclosures have been added to the consolidated financial statements and the notes to consolidated financial statements.

The accounting guidance for disclosures for segment reporting became effective for the Company for all reporting periods, as such the necessary disclosures have been added to the notes to consolidated financial statements.

F-A-37

Consolidated Financial Statements of

(Unaudited)

DIALOGIC CORPORATION AND SUBSIDIARIES

Three-month periods ended March 31, 2010 and 2009

(Expressed in thousands of U.S. dollars)

DIALOGIC CORPORATION AND SUBSIDIARIES

Consolidated Financial Statements

(Unaudited)

Three-month periods ended March 31, 2010 and 2009

(Amounts are in thousands of U.S. dollars)

F-B-1

DIALOGIC CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

March 31, 2010 and December 31, 2009

(Amounts are in thousands of U.S. dollars)

	2010	2009
Assets

Current assets:
Cash	$2,661	$3,973
Accounts receivable, net of allowance for doubtful accounts of $137 in 2010 and $150 in 2009	39,004	39,407
Other receivable (note 4)	129	129
Inventories (note 5)	16,588	17,239
Income taxes receivable	55	34
Prepaids and deposits	7,209	6,628
Deferred income taxes	110	125

Total current assets	65,756	67,535

Deferred income taxes	125	125

Other assets	1,206	906

Property and equipment, net of accumulated depreciation and amortization of $50,876 in 2010 and $50,517 in 2009	10,077	10,703

Intangible assets, net of accumulated amortization of $52,175 in 2010 and $48,295 in 2009 (note 6)	48,994	52,890

Deferred debt issuance costs	1,630	2,116

Goodwill	19,749	19,749

Total assets	$147,537	$154,024

F-B-2

DIALOGIC CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets—(Continued)

(Unaudited)

March 31, 2010 and December 31, 2009

(Amounts are in thousands of U.S. dollars)

	2010	2009
Liabilities and Stockholders’ Deficiency

Current liabilities:
Bank indebtedness (note 7)	$9,325	$10,304
Accounts payable	19,890	23,194
Accrued liabilities	6,759	7,150
Deferred revenue	5,885	5,716
Income taxes payable	848	964
Interest payable on long-term debt	2,774	391
Long-term debt (notes 8 and 14 (a))	87,176	—

Total current liabilities	132,657	47,719
Income taxes payable	3,378	3,323
Long-term debt (note 8)	3,354	89,921

Total liabilities	139,389	140,963

Redeemable equity, at maximum redemption amount:
Class A shares, no par value, convertible. Authorized: 35,821,807 shares; issued and outstanding: 35,821,807 shares in 2010 and 2009	44,656	44,656
Class B shares, no par value, convertible. Authorized: 11,310,903 shares; issued and outstanding: 11,310,903 shares in 2010 and 2009	28,504	28,504
Class C shares, no par value, convertible. Authorized: 17,139,240 shares; issued and outstanding: 17,139,240 shares in 2010 and 2009	19,978	19,978

Total redeemable equity	93,138	93,138

Stockholders’ deficiency:
Common shares, no par value. Authorized: unlimited amount; issued and outstanding: 54,665,412 shares in 2010 and 2009	19,313	19,313
Warrants	9,000	9,000
Additional paid-in capital	27,525	27,525
Accumulated other comprehensive loss	(22,114)	(22,114)
Accumulated deficit	(118,714)	(113,801)

Total stockholders’ deficiency	(84,990)	(80,077)

Subsequent events (note 14)

Total liabilities and stockholders’ deficiency	$147,537	$154,024

See accompanying notes to unaudited interim consolidated financial statements.

F-B-3

DIALOGIC CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

Three-month periods ended March 31, 2010 and 2009

(Amounts are in thousands of U.S. dollars)

	2010	2009
Sales:
Product	$38,556	$40,354
Services	2,900	2,587

	41,456	42,941
Cost of sales:
Products	12,907	16,255
Services	2,279	2,499

	15,186	18,754

Gross margin	26,270	24,187

Expenses:
Research and development	10,064	11,885
Sales and marketing	11,275	12,467
General and administrative	6,059	6,387
Restructuring	—	3,116

	27,398	33,855

Loss before other items and income taxes	(1,128)	(9,668)

Other:
Interest expense, net	4,078	2,785
Other income (note 13)	(500)	—
Foreign exchange (gain) loss	78	(95)

	(3,656)	(2,690)
Loss before income taxes	(4,784)	(12,358)

Income taxes (note 11):
Current	129	130
Deferred	—	—

	129	130

Net loss and comprehensive loss	$(4,913)	$(12,488)

Loss per share (basic and diluted)	$(0.09)	$(0.23)

Weighted average number of shares outstanding (in thousands)	54,665	54,665

See accompanying notes to unaudited interim consolidated financial statements.

F-B-4

DIALOGIC CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Deficiency

(Unaudited)

Three-month periods ended March 31, 2010 and 2009

(Amounts are in thousands of U.S. dollars)

					Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total stockholders’ equity

	Common shares		Warrants
	Number	Amount	Number	Amount
Balance, December 31, 2008	$54,665,412	$19,313	7,500,000	$9,000	$34,080	$(22,114)	$(76,158)	$(35,879)

Change in redemption amount of redeemable equity	—	—	—	—	(6,555)	—	—	(6,555)

Net loss for the year	—	—	—	—	—	—	(37,643)	(37,643)

Balance, December 31, 2009	54,665,412	19,313	7,500,000	9,000	27,525	(22,114)	(113,801)	(80,077)

Net loss for the period	—	—	—	—	—	—	(4,913)	(4,913)

Balance, March 31, 2010	54,665,412	$19,313	7,500,000	$9,000	$27,525	$(22,114)	$(118,714)	(84,990)

See accompanying notes to unaudited interim consolidated financial statements.

F-B-5

DIALOGIC CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

Three-month periods ended March 31, 2010 and 2009

(Amounts are in thousands of U.S. dollars)

	2010	2009
Cash flows from operating activities:
Net loss	$(4,913)	$(12,488)
Adjustments for non-cash items:
Unrealized foreign exchange loss (gain)	20	29
Loss on disposal of property and equipment	39	—
Depreciation of property and equipment	1,200	1,403
Amortization of intangible assets	3,925	5,023
Amortization of debt issuance costs	485	172
Net change in operating assets and liabilities:
Accounts receivable	403	(1,488)
Inventories	651	1,128
Prepaids and deposits	(581)	185
Income tax receivable	(21)	501
Accounts payable and accrued liabilities	(3,695)	3,103
Deferred revenue	169	1,213
Income taxes payable	(61)	66
Interest payable on long-term debt	2,383	2,679
Other accrued interest	609	—

Net cash provided by operating activities	613	1,526

Cash flows from investing activities:
Additions to property and equipment	(583)	(994)
Additions to intangible assets	(43)	(192)
(Additions to) reductions in other assets	(300)	20

Net cash used in investing activities	(926)	(1,166)

Cash flows from financing activities:
(Repayments of) proceeds from credit line facility	(979)	584

Net cash (used in) provided by financing activities	(979)	584
Effect of foreign exchange rate changes on cash held in foreign currency	(20)	(29)

Decrease (increase) in cash	(1,312)	915
Cash, beginning of period	3,973	3,931

Cash, end of period	$2,661	$4,846

Supplemental cash flow information (note 10 (b))

See accompanying notes to unaudited interim consolidated financial statements.

F-B-6

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

Periods ended March 31, 2010 and 2009

(Amounts are in thousands of U.S. dollars)

1. Nature of operations and basis of presentation:

Dialogic Corporation (“Dialogic” or the “Company”), incorporated under the British Columbia Business Corporations Act, is a worldwide provider of world-class technologies that enable its customers and partners to deliver innovative mobile, video, Internet Protocol (IP), and Time-Division Multiplexing (TDM) solutions for network service providers and enterprise communication networks. For network service providers, Dialogic markets, sells and supports a suite of open telecom hardware and software components (both IP and TDM) that include field-proven media and signaling gateways, high-density multimedia processing solutions, IP media servers, and signaling protocol software at multiple levels of integration. These products enable Dialogic’s customers to build their solutions (including voice/video messaging, music/video ring tones, voice/video SMS, and location based services) for deployment in wireless and wireline networks. For enterprise communication networks (or customer premises equipment), Dialogic sells innovative IP, transitional hybrid, and flexible TDM boards, software and gateway products that enable the integration of new IP communications technologies into the Dialogic customer’s existing voice, messaging, fax, IVR, contact center, and/or unified communications solutions.

On October 5, 2007, the Company acquired all of the outstanding shares of EAS Group Inc., and on December 5, 2008, it completed its acquisition of the Communications Platform business of NMS Communications Corporation.

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States. The financial statements are expressed in U.S. funds.

2. Interim financial statements:

The unaudited consolidated balance sheet as at March 31, 2010, the unaudited consolidated statements of operations and comprehensive loss and cash flows for the three-month periods ended March 31, 2010 and 2009 and the unaudited consolidated statements of stockholders’ deficiency for the period ended March 31, 2010 reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position and of the results of operations of the interim periods. These interim consolidated financial statements follow the same accounting policies and methods of their application as described in note 2 to the annual audited consolidated financial statements for the year ended December 31, 2009. The interim consolidated financial statements do not include all disclosures required for annual financial statements and should be read in conjunction with the most recent annual audited consolidated financial statements of the Company as at and for the year ended December 31, 2009.

The Company’s revenues and expenses are subject to seasonal variations. The results of operations and cash flows for any quarter are not necessarily indicative of the results or cash flows for an entire year.

3. Recent accounting pronouncements:

In June 2009, the Financial Accounting Standards Board (“FASB”) issued accounting guidance which introduces a requirement to perform ongoing assessments to determine whether an entity is a variable interest entity and whether an enterprise is the primary beneficiary of a variable interest entity. In addition, this accounting guidance clarifies that the enterprise that is required to consolidate a variable interest entity will have a controlling financial interest evidenced by (1) the power to direct the activities that most significantly affect the entity's economic performance, and (2) the obligation to absorb losses or the right to receive benefits that are potentially significant to the variable interest entity. Additional disclosures are required regarding involvement

F-B-7

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(Unaudited)

Periods ended March 31, 2010 and 2009

(Dollar amounts are in thousands of U.S. dollars)

with variable interest entities, as well as the methodology used to determine the primary beneficiary of any variable interest entities. The Company adopted this guidance effective January 1, 2010, and the adoption of the accounting guidance did not have a material effect on the Company's consolidated financial statements.

4. Other receivable:

The other receivable represents a loan to one senior executive officer, repayable upon the receipt of certain tax refunds by the executive.

5. Inventories:

	March 31, 2010	December 31, 2009
Raw materials	$12,396	$12,240
Work-in-progress	471	475
Finished goods	3,721	4,524

	$16,588	$17,239

6. Intangible assets:

The following is a summary of other intangible assets as at March 31, 2010 and December 31, 2009:

	March 31, 2010
	Cost	Accumulated amortization	Net carrying amount
Indefinite-lived intangibles:
Trade names	$10,350	$—	$10,350

Finite-lived intangibles:
Technology	52,729	28,268	24,461
Customer relationships	33,812	20,955	12,857
Software licenses	3,486	2,560	926
Other	792	392	400

	$101,169	$52,175	$48,994

	December 31, 2009
	Cost	Accumulated amortization	Net carrying amount
Indefinite-lived intangibles:
Trade names	$10,350	$—	$10,350

Finite-lived intangibles:
Technology	52,729	26,150	26,579
Customer relationships	33,812	19,367	14,445
Software licenses	3,532	2,423	1,109
Other	762	355	407

	$101,185	$48,295	$52,890

F-B-8

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(Unaudited)

Periods ended March 31, 2010 and 2009

(Dollar amounts are in thousands of U.S. dollars)

7. Bank indebtedness:

On March 5, 2008, the Company entered into a working capital facility (“WCF”) agreement with Wells Fargo Foothill (“WFF”) for five years. The Company may repay the facility with 30 days notice.

The WCF allows borrowing up to $25,000, subject to eligible accounts receivable and other reserves that may be applied against the borrowing by the lender. The WCF is secured by a first priority security interest or hypothec on the accounts receivable and inventories.

The borrowings under the WCF bear interest at an annual rate of LIBOR plus 3.5% or Wells Fargo Foothill base rate plus 2%. During 2009, the Company and WFF agreed to a minimum interest rate of 6%. As at March 31, 2010, the Company had borrowed $9,325 under this facility (2009—$10,304). The unused line of credit under the short-term facility was $15,675 at March 31, 2010, of which $5,849 was available to the Company.

The terms of the agreement do not permit a change of control of the Company without WFF’s consent and requires the Company to comply with certain financial covenants. The covenants the Company must comply with include, but are not limited to, restrictions on additional and acquired indebtedness, minimum EBITDA targets and limits on the amount of capital expenditures per year. As of March 31, 2010, the Company was not in compliance with its covenants. The Company requested, and was granted, a waiver of default for its loan.

8. Long-term debt:

	March 31, 2010	December 31, 2009
2006 loan	$65,000	$65,000
2007 loan	10,000	10,000
2008 loan	10,000	10,000
2009 loan	3,000	3,000
Accrued interest	2,530	1,921

	90,530	89,921
Less current portion	87,176	—

	$3,354	$89,921

The 2006, 2007 and 2008 loans mature in January 2011. The 2009 loans mature in July 2011. See subsequent event note 14 (a). If the transaction referred to in note 14 (a) is not consummated, Dialogic will initiate discussions to renegotiate the terms of the long-term credit facility during 2010 or seek financing from alternative sources. These renegotiations may not be successful on terms acceptable to the Company and the Company may need to seek alternative financing sources, which may not be available on terms comparable to existing terms.

The terms of the agreements allow for the prepayment of the debt, subject to conditions and prepayment premiums, and include restrictions on the amount of debt, security and guarantees permitted to be granted by the Company as well as restrictions on the use of funds, distributions to shareholders and forms of reorganization of the Company. The terms of the agreements also include a subjective acceleration clause that provides the lenders the right to demand repayment if there is a material adverse change to the business.

F-B-9

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(Unaudited)

Periods ended March 31, 2010 and 2009

(Dollar amounts are in thousands of U.S. dollars)

The terms of the agreement do not permit a change of control at the Company without Obsidian’s consent and require the Company to comply with certain financial covenants. The covenants the Company must comply with include, but are not limited to, restrictions on additional and acquired indebtedness, minimum EBITDA targets and limits on the amount of capital expenditures per year. As of March 31, 2010, the Company was not in compliance with its covenants. The Company requested, and was granted, a waiver of default for its loan.

9. Segment disclosures:

The Company operates in one business segment, telecommunications solutions for network service providers and enterprise communication networks.

(a) Sales by major product group:

	Three months ended March 31,
	2010	2009
IP Products	$8,008	$6,724
TDM & Signaling Products	30,548	33,630
Services	2,900	2,587

	$41,456	$42,941

(b) Sales were derived from customers located in the following geographic areas:

	Three months ended March 31,
	2010	2009
Americas(i)	$21,169	$22,157
Europe, Middle East and Africa	10,960	11,490
Asia Pacific and India	9,327	9,294

	$41,456	$42,941

(i)	Includes Canada of $675 and $885 for 2009 and 2008, respectively

(c) Long-lived assets and goodwill by geographic area are as follows:

	March 31, 2010	December 31, 2009
Americas:
United States	$22,504	$23,816
Canada	54,969	57,959
Europe, Middle East and Africa	1,000	1,142
Asia Pacific and India	347	425

	$78,820	$83,342

F-B-10

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(Unaudited)

Periods ended March 31, 2010 and 2009

(Dollar amounts are in thousands of U.S. dollars)

10. Supplemental information:

(a) Supplemental statement of earnings and comprehensive loss information:

Depreciation and amortization is included in the following captions in the consolidated statement of operations and comprehensive loss:

	Three months ended March 31,
	2010	2009
Cost of sales	$2,315	$2,724
Sales and marketing	1,597	2,394
Research and development	255	353
General and administrative	958	955

	$5,125	$6,426

Interest expense, net:

	Three months ended March 31,
	2010	2009
Interest expense:
Short-term financing	$228	$248
Long-term debt	3,383	2,372
Amortization of debt discount	485	172
Interest income	(18)	(7)

	$4,078	$2,785

Restructuring:

The Company adopted and implemented a restructuring program in October 2008 and January 2009. In connection with its plan, the Company terminated 81 employees in 2008 and 116 employees in 2009. The employees were granted separation benefits upon their termination in accordance with their employment agreements, applicable law and the severance policy of the Company. In 2008, the Company recorded $3,355 associated with these employee terminations and in 2009, it recorded $3,418, of which $3,116 was recorded in the three-month period ended March 31, 2009. During 2008, $951 of associated termination benefits were paid and charged against the accrued liability. The balance of the liability was paid during 2009. All amounts related to the 2009 terminations were paid in 2009. No other costs were incurred pursuant to the plan as of December 31, 2009.

(b) Supplemental cash flow information:

	Three months ended March 31,
	2010	2009
Interest and income taxes paid:
Interest paid	$605	$105
Income taxes paid	153	11

F-B-11

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(Unaudited)

Periods ended March 31, 2010 and 2009

(Dollar amounts are in thousands of U.S. dollars)

11. Income taxes:

The Company recorded a current income tax provision of $129 and $130 for the three months ended March 31, 2010 and 2009, respectively. The tax expense for the three months ended March 31, 2010 is comprised of a provision for uncertain tax positions, state income tax and foreign income tax expense. The tax expense for the three months ended March 31, 2009 is primarily comprised of a provision for uncertain tax positions and foreign income tax expense. The principal difference between the expected tax recovery based on the combined statutory rate and the effective rate for each of these periods is the non-recognition of the tax benefits related to the current period losses.

At March 31, 2010 and December 31, 2009 our net deferred tax asset was $235 and $250 respectively. At March 31, 2010 we have determined, based on all available evidence, to maintain a full valuation allowance in all jurisdictions, except Ireland, due to substantial uncertainty as to the realization of the deferred tax asset in future periods in those jurisdictions.

As of March 31, 2010, we had a $4,043 gross liability for unrecognized tax benefits of which all would impact the annual effective rate, if realized. The Company recognizes interest and penalties related to unrecognized tax benefits as a component of income tax expense.

The Company files U.S. and Canadian federal income tax returns as well as income tax returns in various states, provinces and foreign jurisdictions. The Company may be subject to examination by the Internal Revenue Service and the Canada Revenue Agency for the years ended 2006 through 2009. The Company may also be subject to examination in certain foreign jurisdictions for various open years. Any net operating losses that were generated may be subject to examination in the tax year the net operating loss is utilized.

12. Fair value disclosures:

Fair value:

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments as at March 31, 2010 and December 31, 2009. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

	March 31, 2010		December 31, 2009
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets:
Cash	$2,661	$2,661	$3,973	$3,973
At amortized cost:
Accounts receivable	39,004	39,004	39,407	39,407
Other receivables	129	129	129	129

Financial liabilities:
At amortized cost:
Bank indebtedness	9,325	9,325	10,304	10,304
Accounts payable and accrued expenses	26,649	26,649	30,344	30,344
Current portion of long-term debt	87,176	87,176	—	—
Long-term debt	3,354	3,354	89,921	89,921

F-B-12

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(Unaudited)

Periods ended March 31, 2010 and 2009

(Dollar amounts are in thousands of U.S. dollars)

The carrying amounts shown in the table are included in the consolidated balance sheets under the indicated captions.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

•

Cash, accounts receivable, other receivables, bank indebtedness, accounts payable and accrued expenses, and wages payable: the carrying amounts approximate fair value because of the short maturity of these instruments.

•

Long-term debt: the fair value of the Company’s long-term debt is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities by the Company’s bankers.

The following table summarizes financial assets and liabilities fair value on a recurring basis:

		Fair value measurements at reporting date using:
	March 31, 2010	Quoted prices in active markets for identical assets (level 1)	Significant other observable inputs (level 2)	Significant unobservable inputs (level 3)
Cash	$2,661	$2,661	$—	$—

13. Settlement agreement:

In August 2008, the Company’s subsidiary Cantata Technology, Inc. (“Cantata”) filed a complaint against InterMetro Communications, Inc. (“InterMetro”) before the District Court for the District of Massachusetts USDC Civil Action No. 08-11371(PBS). Intermetro filed a counterclaim against Cantata and instituted a third party claim against the Company. A settlement agreement (“Settlement Agreement”) was reached in the matter and signed on January 29, 2010, the terms of which are confidential. In January 2010, the Company recorded the gain on the settlement, $500, in its results of operations. However under the Settlement Agreement, all counterclaims against Cantata and third party claims against Dialogic were dropped. The Settlement Agreement was entered by the District Court under seal and the case was officially closed on February 19, 2010.

14. Subsequent events:

(a) Reverse acquisition of Veraz Networks:

On May 12, 2010, the Company entered into an Acquisition Agreement (“Acquisition Agreement”), with Veraz Networks, Inc. (“Veraz”), a US listed public company based in San Jose, California, pursuant to which Veraz will acquire all of the outstanding shares and options of Dialogic in exchange for shares and options of Veraz common stock (the “Arrangement”). Upon consummation of the transactions contemplated by the Acquisition Agreement, Dialogic will become a wholly-owned subsidiary of Veraz. Pursuant to the Acquisition Agreement, the Dialogic shareholders and option holders will hold approximately 70% and existing Veraz stockholders and option holders will hold approximately 30% of the outstanding securities of Veraz following the closing.

F-B-13

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(Unaudited)

Periods ended March 31, 2010 and 2009

(Dollar amounts are in thousands of U.S. dollars)

Acquisition Agreement:

The Arrangement will be carried out pursuant to a Plan of Arrangement under the British Columbia Business Corporations Act as set forth in the Acquisition Agreement. Upon the completion of the Arrangement, the Dialogic shareholders will be entitled to receive an aggregate of 110,580,900 shares of Veraz common stock. All outstanding options to purchase Dialogic common shares will be exchanged for options to purchase Veraz common stock.

Each of Veraz and Dialogic has made customary representations, warranties and covenants in the Acquisition Agreement, including, among others, covenants: (a) to conduct their respective businesses in the ordinary course during the interim period between the execution of the Acquisition Agreement and the consummation of the Arrangement; (b) not to engage in certain kinds of transactions during such period or solicit or engage in discussions with third parties regarding other proposals to be acquired, in each case subject to specified exceptions; and (c) to seek approval from stockholders of Veraz and shareholders of Dialogic in connection with the transaction.

Consummation of the Arrangement is subject to customary conditions, including: (a) the approval of the Arrangement by the shareholders of Dialogic and the approval by the stockholders of Veraz of the issuance of shares of Veraz common stock; (b) absence of any applicable restraining order, injunction or governmental litigation prohibiting the Arrangement; (c) the absence of material adverse effect with respect to each of Veraz and Dialogic; (d) the accuracy of the representations and warranties of each party, subject to specified materiality thresholds; (e) performance in all material respects by each party of its obligations under the Acquisition Agreement; (f) completion of the restructuring of Dialogic’s indebtedness; (g) the approval of the Arrangement by the Supreme Court of British Columbia; and (h) antitrust approvals, including expiration of termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The Acquisition Agreement contains certain termination rights for both Veraz and Dialogic in certain circumstances, some of which may require Veraz to pay Dialogic a termination fee of $1.5 million and an expense reimbursement of up to $1 million or Dialogic to pay Veraz a termination fee of $3 million and an expense reimbursement of up to $1 million.

Support and Voting Agreements:

At the same time that the Acquisition Agreement was entered into, certain shareholders of Dialogic (the “Specified Dialogic Shareholders”) entered into a Support Agreement (the “Dialogic Support Agreement”) with Veraz and certain stockholders of Veraz (the “Specified Veraz Stockholders”) each entered into a Voting Agreement (the “Veraz Voting Agreement”) with Dialogic.

The Dialogic Support Agreement provides that each of the Specified Dialogic Shareholders will, among other things, vote its Dialogic common and preferred shares in favor of the Arrangement and against an alternative transaction. The Dialogic Support Agreement will terminate upon the earliest of: (a) the completion of the Arrangement; (b) mutual agreement among Veraz and the Specified Dialogic Shareholders; or (c) the termination of the Acquisition Agreement in accordance with its terms.

The Veraz Voting Agreements provide that each of the Specified Veraz Stockholders will, among other things, vote its shares of Veraz common stock in favor of the issuance of Veraz common stock to Dialogic shareholders pursuant to the Acquisition Agreement and against an alternative transaction. Each Veraz Voting Agreement will terminate upon the earlier of: (a) completion of the Arrangement; (b) the termination of the Acquisition Agreement in accordance with its terms; or (c) mutual agreement by Dialogic and the Specified Veraz Stockholder.

F-B-14

DIALOGIC CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(Unaudited)

Periods ended March 31, 2010 and 2009

(Dollar amounts are in thousands of U.S. dollars)

Commitment Letter—Credit Facility:

Concurrently with the signing of the Acquisition Agreement, the Company also executed a commitment letter with its lenders to refinance the Company’s indebtedness under the existing credit agreement referred to in note 8 pursuant to a senior secured term loan facility. The new facility, which will have a maturity date of three years, will take effect upon consummation of the transaction with Veraz, provides for a total financing in an aggregate amount of up to the amount of outstanding loans (including PIK interest) under the existing credit facility at the closing date. The loans will bear interest at the greater of (a) LIBOR and (b) 2%, plus an applicable margin of either 9% or 11% based on the level of the consolidated net leverage ratio for each quarter. The new facility will be secured by liens on substantially all existing and after-acquired property (tangible and intangible) of the combined company. The agreement will also contain financial covenants for minimum interest coverage ratio, minimum EBITDA, maximum consolidated total leverage ratio, maximum consolidated total debt and minimum liquidity at levels to be determined.

(b) Options:

On May 11, 2010, the Board of Directors approved a grant of 1,086,420 stock options to senior management and employees of the Company at an exercise price of $1.11 per share. This grant is subject to closing of the transaction with Veraz referred to in note (a) above. In the event that the transaction does not close, the options shall be of no force and effect.

F-B-15

Annex A

ACQUISITION AGREEMENT

between:

VERAZ NETWORKS, INC.

a Delaware corporation; and

DIALOGIC CORPORATION,

a British Columbia corporation

Dated as of May 12, 2010

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

(continued)

Exhibit A	Definitions
Exhibit B	Form of Registration Rights Agreement
Schedule A	Plan of Agreement

A-v

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT is made and entered into as of May 12, 2010, by and between: VERAZ NETWORKS, INC., a Delaware corporation (“Parent”) and DIALOGIC CORPORATION, a British Columbia corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.    Parent intends to acquire all of the outstanding Company Shares in exchange for shares of Parent Common Stock in accordance with this Agreement, the Plan of Arrangement and the BCBCA.

B.    The respective boards of directors of Parent and the Company have approved this Agreement and the Arrangement, and contemporaneously with the execution of this Agreement, the shareholders of the Company have executed a Company Support Agreement pursuant to which such shareholders have agreed to vote in favor of the Arrangement and certain stockholders of Parent have executed Parent Voting Agreements pursuant to which such stockholders have agreed to vote in favor of the issuance of shares of Parent Common Stock in the Arrangement and at the Parent Stockholders’ Meeting.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1.	DESCRIPTION OF TRANSACTION

1.1.    The Arrangement. The parties agree to effect the Arrangement under the BCBCA pursuant to the terms and conditions set out in this Agreement and the Plan of Arrangement. Upon completion of the Arrangement:

(a)    Each Company Share outstanding immediately prior to the Effective Time shall be and be deemed to be irrevocably transferred to Parent in exchange for the Share Consideration.

(b)    Intentionally Deleted.

(c)    Upon the transfer of all Company Shares to Parent:

(i)    each holder of such Company Shares shall cease to be the holder of such Company Shares and such holder’s name shall be removed from the applicable securities register of the Company;

(ii)    legal and beneficial title to such Company Shares will vest in Parent and Parent will be and be deemed to be the transferee and legal and beneficial owner of such Company Shares and will be entered in the applicable securities register of the Company as the sole shareholder thereof;

(iii)    no fractional shares of Parent Common Stock shall be issued in connection with the Arrangement, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Shares who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the Nasdaq Global Market on the last trading day prior to the Closing Date;

(iv)    with respect to each share of Parent Common Stock issued to a former holder of Company Shares, the name of such holder shall be entered in the register of holders of Parent Common Stock as the registered holder thereof;

(v)    without any action on the part of Parent, the Company or the holders of Company Options, except as otherwise required by applicable Legal Requirements, each Company Option that is then outstanding and unexercised (a “Company Unexercised Option”) shall be cancelled in accordance with the terms of the Company Option Plan and, in exchange for such cancellation, such holder shall receive an option to purchase shares of Parent Common Stock with substantially the same terms and conditions (including the terms and conditions of any applicable stock option agreement or other document evidencing such Company Option, if any) as were in effect immediately prior to the Effective Time (including any repurchase rights or vesting provisions, if applicable), except that (A) each Company Unexercised Option will be exercisable (or will become exercisable in accordance with its terms) solely for a number of whole shares of Parent Common Stock equal to the product of (1) the number of Company Common Shares that would be issuable upon exercise of the Company Unexercised Option immediately prior to the Effective Time multiplied by (2) the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Unexercised Option will be equal to the quotient equal to (1) the per share exercise price for such Company Unexercised Option immediately prior to the Effective Time divided by (2) the Option Exchange Ratio, rounded up to the nearest whole cent (a “Parent Replacement Option”). Each Company Unexercised Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested immediately prior to the Effective Time, except to the extent such Company Unexercised Option (either by its terms or by the terms of another Contract) provides for acceleration of vesting thereof. Each Company Unexercised Option shall, in accordance with its terms, be subject to further adjustment to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. The exercise price under each Company Unexercised Option, the number of shares for which such Company Unexercised Option is exercisable and the terms and conditions of exercise of such Company Unexercised Option shall be determined in such manner so as to comply to the greatest extent possible with Subsection 7(1.4) of the Canadian Tax Act and the equivalent provisions under applicable provincial law;

(vi)    the Company Option Plan shall be cancelled; and

(vii)    without any action on the part of Parent, the Company or the holder of that certain warrant to purchase Company Common Shares dated as of October 5, 2007 issued by the Company (the “Warrant”), the Warrant shall be terminated as of the Closing and shall be of no further force or effect.

1.2.    Effective Time. The Arrangement shall become effective at the Effective Time on the Closing Date.

1.3.    Closing. The consummation of the Contemplated Transactions (the “Closing”) shall take place at the offices of Stikeman Elliott LLP, 1155, René-Lévesque Blvd, West, 40th Floor, Montréal, QC H3B 3V2, on a date to be mutually agreed by the Company and Parent, and in the absence of such mutual agreement, shall be no later than the fifth Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 7 and 8 (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.”

1.4.    Exemption from Registration Requirements. The parties agree that the Arrangement will be carried out in such manner as to ensure that all shares of Parent Common Stock and Parent Replacement Options issued upon completion of the Arrangement to holders of Company Shares and Company Unexercised Options, as the case may be, will be issued by Parent in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) of the Securities Act.

1.5.    Issuance of Certificates Representing Parent Common Stock.

(a)    Parent shall, at or as soon as practicable following the Closing, deliver to each Company Shareholder (or to a Person designated by such Company Shareholder pursuant to the second sentence of this

Section 1.5(a)), and in the case of each of GW Invest APS (“KonnerupCo”) and APS KBUS 17 nr. 2101 (“JensenCo”), in accordance with Section 1.5(c), a certificate representing the number of shares of Parent Common Stock issuable to such holder as determined in accordance with Section 1.1. No later than two Business Days prior to the Closing Date, each Company Shareholder shall deliver to Parent written instructions regarding (i) the Person in whose name the shares of Parent Common Stock issuable to such holder shall be registered and (ii) the Person to whom the certificate(s) representing such shares of Parent Common Stock shall be delivered at the Closing, and Parent shall issue and deliver the certificates representing the shares of Parent Common Stock in accordance with such instructions.

(b)    In the event of a transfer of ownership of Company Shares that was not registered in the securities register of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to the transferee if the certificate representing such Company Shares is presented to Company, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this Section 1.5, each certificate which immediately prior to or upon the Effective Time represented one or more Company Shares that, under the Arrangement, were transferred or were deemed to be transferred for shares of Parent Common Stock pursuant to Section 1.1, shall be deemed at all times at and after the Effective Time to represent only the right to receive upon such surrender a certificate representing that number of shares of Parent Common Stock which such holder has the right to receive as contemplated by this Section 1.5.

(c)    Parent is advised that KonnerupCo and JensenCo have pledged their shares in the Company to Amagerbanken Aktieselskab (“Amagerbanken”) including any proceeds and shares issued by any other corporation in exchange therefore. Parent agrees that the certificates representing the shares of Parent Common Stock issuable to each of KonnerupCo and JensenCo pursuant to this Section 1.5 will be promptly delivered to Amagerbanken or to such person as Amagerbanken shall direct in writing prior to the Effective Time and the Share Consideration received by each of KonnerupCo and JensenCo pursuant to the Plan of Arrangement are and shall be pledged in favor of Amagerbanken. Parent acknowledges that it has, by execution of this Agreement, been notified of the Amagerbanken pledge on the Share Consideration issuable to KonnerupCo and JensenCo and undertakes to register the pledge in Parent’s stock ledger with respect to the Share Consideration issued to KonnerupCo and JensenCo and to perform all such acts and execute all such documents as may be requested by Amagerbanken in order to transfer and perfect the pledge over Parent Common Stock issuable to KonnerupCo and JensenCo.

1.6.    Non-Canadian Tax Matters. The provisions of this Section 1.6 shall only be applicable if, prior to the Closing Date: (1) Bill C-9 (An Act to implement certain provisions of the budget tabled in Parliament on March 4, 2010 and other measures), including the proposed changes to the current regime for Clearance Certificates (as defined below) contained therein (the “Proposed Changes”), is either (i) defeated or (ii) amended in such a way that the Company Shares would, despite the provisions of Bill C-9 as then amended, constitute “taxable Canadian property” within the meaning of the Canadian Tax Act; or (2) the Canada Revenue Agency reverses or substantially modifies its public pronouncement regarding its intention to apply the Proposed Changes prior to the enactment of Bill C-9.

(a)    Pierre McMaster, Special Value Expansion Fund, LLC, Special Value Opportunities Fund, LLC and EAS Series C Investments, L.P. (each, a “Non-Canadian”) shall take all reasonable steps to obtain and deliver to Parent a certificate issued by the Minister of National Revenue under subsection 116(2) of the Canadian Tax Act (the “Federal Clearance Certificate”) having a certificate limit of no less than the fair market value of the Share Consideration to which such Non-Canadian is entitled.

(b)    Each Non-Canadian shall take all reasonable steps to obtain and deliver to Parent a certificate issued by the ministère du Revenu du Québec (the “MRQ”) under section 1098 of the Taxation Act (Quebec) (the “QTA”) (the “Quebec Clearance Certificate” and together with the Federal Clearance Certificate, the “Clearance Certificates”) having a certificate limit of no less than the fair market value of the Share Consideration to which such Non-Canadian is entitled.

(c)    If the Federal Clearance Certificate is not delivered prior to Closing, then unless adequate security is delivered to Parent in accordance with Section 1.6(e) below, Parent shall be entitled to withhold from the Share

Consideration payable at Closing to each Non-Canadian such portion of the Share Consideration as shall be necessary to provide net cash proceeds equal to twenty-five percent (25%) of the amount, if any, by which the fair market value of the Share Consideration payable to the Non-Canadian exceeds the certificate limit of any Federal Clearance Certificate issued in connection with the disposition by the Non-Canadian of the Company Shares under subsection 116(2) of the Canadian Tax Act (the “Federal Withheld Consideration”), the Federal Withheld Consideration being equal to twenty-five percent (25%) of the fair market value of the Share Consideration payable to the Non-Canadian if no such certificate is delivered.

(d)    If the Quebec Clearance Certificate is not delivered prior to Closing, then unless adequate security is delivered to Parent in accordance with Section 1.6(e) below, Parent shall be entitled to withhold from the Share Consideration payable at Closing to each Non-Canadian such portion of the Share Consideration as shall be necessary to provide net cash proceeds equal to twelve percent (12%) of the amount, if any, by which the fair market value of the Share Consideration payable to the Non-Canadian exceeds the certificate limit of any Quebec Clearance Certificate issued in connection with the disposition by the Non-Canadian of the Company Shares under section 1098 of the QTA (the “Quebec Withheld Consideration” and together with the Federal Withheld Consideration, the “Total Withheld Consideration”), the Quebec Withheld Consideration being equal to twelve percent (12%) of the fair market value of the Share Consideration payable to the Non-Canadian if no such certificate is delivered.

(e)    In lieu of Parent withholding any of the Share Consideration from a Non-Canadian in accordance with Sections 1.6(c) and 1.6(d) above, the Non-Canadian may, at its option, provide to Parent at Closing an irrevocable letter of credit in an amount in Canadian dollars equal to the Total Withheld Consideration (the “Letter of Credit”), or such other security or guarantee reasonably acceptable to Parent (“Other Security” and together with the Letter of Credit, the “Security”), in which case Parent shall deliver to such Non-Canadian the full Share Consideration to which it is entitled in exchange for its Company Shares. The Letter of Credit shall be irrevocable, shall be in favour of Parent, shall be issued by a Canadian Schedule 1 bank or such other bank accepted in writing by Parent and shall be payable upon demand from time to time and at any time by Parent confirming in writing that it is required by law to remit all or a portion of the Federal Withheld Consideration or the Quebec Withheld Consideration to the relevant Tax authorities.

(f)    If a Non-Canadian does not provide the Security and Parent has withheld the Total Withheld Consideration, then subject to Section 1.6(g) below, (i) Parent shall transfer the Total Withheld Consideration to an account (the “Escrow Account”) to be designated by an escrow agent (the “Shar holder Escrow Agent”) to be selected by Parent and Company jointly before Closing, who shall hold it in trust pursuant to the terms of an escrow agreement to be entered into to the reasonable satisfaction of Parent and Company, (ii) the Non-Canadian with respect to whom such amounts have been withheld shall be treated as the owner of the shares transferred into the Escrow Account for all applicable Tax purposes, (iii) the Shareholder Escrow Agent shall, upon being directed to do so by Parent, sell the Total Withheld Consideration on behalf of the Non-Canadian to a third party that is not (x) a Company Shareholder as of the date of the sale, (y) a wholly or partially owned Subsidiary, or (z) any entity that is controlled by the same group of shareholders as the shareholders of the Parent (each, an “Approved Party”) and remit the net cash proceeds from the sale of the Total Withheld Consideration (the “Total Withheld Amount”, and the portions of the Total Withheld Amount relating to the sale of the Federal Withheld Consideration and the Quebec Withheld Consideration, respectively, the “Federal Withheld Amount” and the “Quebec Withheld Amount”) to Stikeman Elliott LLP (the “Escrow Agent”), which shall hold such amount, in Canadian dollars, in trust pursuant to the terms of an escrow agreement until paid to the Non-Canadian or remitted to the Receiver General for Canada or to the MRQ in accordance with this Section 1.6.

(g)    Notwithstanding Section 1.6(f) above, Parent shall not be required to transfer all or any part of the Total Withheld Consideration to the Shareholder Escrow Agent in the event that any relevant Non-Canadian provides to Parent a guarantee and indemnity by or on behalf of the Non-Canadian in form and substance satisfactory to Parent, acting reasonably. In the event that such a guarantee and indemnity is provided, Parent shall continue to hold the Total Withheld Consideration in accordance with the terms of this Section 1.6. In the event that such a guarantee and indemnity shall not be honored at the appropriate time, Parent shall transfer the Total Withheld Consideration to the Shareholder Escrow Agent and the Shareholder Escrow Agent shall be directed to sell all or any portion of the Total Withheld Consideration on behalf of the Non-Canadian to an Approved Party and remit the proceeds to the Escrow Agent to allow Parent to effect the payments required to be made by Parent under this Section 1.6. The proceeds of such sale shall be considered as Total Withheld Amount, Federal Withheld Amount and Quebec Withheld Amount, as applicable, for purposes of this Section 1.6.

(h)    Where Parent has withheld the Federal Withheld Consideration, the Federal Withheld Consideration has been transferred to the Shareholder Escrow Agent, or Security has been issued in favor of Parent and:

(i)    the Non-Canadian delivers to Parent, after Closing and on or before 28 days after the end of the month in which Parent acquired the Company Shares (the “Remittance Deadline”), a certificate issued by the Minister of National Revenue under subsection 116(4) of the Canadian Tax Act having a proceeds of disposition of no less than the fair market value of the Share Consideration payable to the Non-Canadian, Parent or the Shareholder Escrow Agent shall as the case may be, (A) pay forthwith to the Non-Canadian the Federal Withheld Consideration, (B) reduce the amount of the Security contemplated in Section 1.6(e) by the amount of the Federal Withheld Consideration, or (3) instruct the Escrow Agent to pay forthwith to the Non-Canadian the Federal Withheld Amount;

(ii)    the Non-Canadian delivers to Parent, after Closing and on or before the Remittance Deadline, a certificate issued under subsection 116(2) of the Canadian Tax Act, (A) the Shareholder Escrow Agent shall sell such portion of the Federal Withheld Consideration to an Approved Party (unless a sufficient amount of cash is provided to Parent pursuant to a guarantee and indemnity contemplated in Section 1.6(g)) or Parent shall draw upon the Security, in each case as shall be necessary to pay to the Receiver General for Canada 25% of the amount, if any, by which the fair market value of the Share Consideration payable to the Non-Canadian exceeds the amount specified on that certificate as the certificate limit and pay forthwith to the Non-Canadian the balance of the Federal Withheld Consideration and, if applicable, reduce the Security contemplated in Section 1.6(e) by the excess of the amount of the Federal Withheld Consideration over the portion of such amount paid to the Receiver General for Canada hereunder, or (B) instruct the Escrow Agent to pay to the Receiver General for Canada 25% of the amount, if any, by which the fair market value of the Share Consideration payable to the Non-Canadian exceeds the amount specified on that certificate as the certificate limit and to pay forthwith to the Non-Canadian the balance of the Federal Withheld Amount; or

(iii)    no certificate has been delivered to Parent by the Non-Canadian on or before the Remittance Deadline in accordance with paragraphs (i) and (ii) above, then subject to Section 1.6(k) below, the Shareholder Escrow Agent shall sell such portion of the Federal Withheld Consideration to an Approved Party (unless a sufficient amount of cash is provided to Parent pursuant to a guarantee and indemnity contemplated in Section 1.6(g)) or Parent shall draw upon the Security, in each case as shall be necessary to pay to the Receiver General for Canada the required amount in accordance with section 116 of the Canadian Tax Act or instruct the Escrow Agent to pay such amount to the Receiver General for Canada.

(i)    Where Parent has withheld the Québec Withheld Consideration, the Québec Withheld Consideration has been transferred to the Shareholder Escrow Agent, or the Security has been issued in favour of Parent and:

(i)    the Non-Canadian delivers to Parent, after Closing and on or before the Remittance Deadline, a certificate issued by the MRQ under section 1100 of the QTA, Parent or Shareholder Escrow Agent shall as the case may be (A) pay forthwith to the Non-Canadian the Quebec Withheld Consideration, (B) reduce the Security contemplated in Section 1.6(e) by the amount of the Quebec Withheld Consideration, or (C) instruct the Escrow Agent to pay forthwith to the Non-Canadian the Quebec Withheld Amount;

(ii)    the Non-Canadian delivers to Parent, after Closing and on or before the Remittance Deadline, a certificate issued under section 1098 of the QTA, (A) the Shareholder Escrow Agent shall sell such portion of the Québec Withheld Consideration to an Approved Party (unless a sufficient amount of cash is provided to Parent pursuant to a guarantee and indemnity contemplated in Section 1.6(g)) or Parent shall draw upon the Security, in each case as shall be necessary to pay to the MRQ 12% of the amount, if any, by which the fair market value of the Share Consideration payable to the Non-Canadian exceeds the amount specified on that certificate as the certificate limit and pay forthwith to the Non-Canadian the balance of the Québec Withheld Consideration, and, if applicable, reduce the Security contemplated in Section 1.6(e) by the excess of the amount of the Quebec Withheld Consideration over the portion of such amount paid to the MRQ hereunder or (B) instruct the Escrow Agent to pay to the MRQ 12% of the amount, if any, by which the fair market value of the Share Consideration payable to the Non-Canadian exceeds the amount specified on that certificate as the certificate limit and to pay forthwith to the Non-Canadian the balance of the Québec Withheld Amount; or

(iii)    no certificate has been delivered to Parent by the Non-Canadian on or before the Remittance Deadline in accordance with paragraphs (i) and (ii) above, then subject to Section 1.6(l) below, the Shareholder Escrow Agent shall as the case may be, sell such portion of the Québec Withheld Consideration to an Approved Party (unless a sufficient amount of cash is provided to Parent pursuant to a guarantee and indemnity contemplated in Section 1.6(g)) or Parent shall draw upon the Security, in each case as shall be necessary to pay to the MRQ the required amount in accordance with section 1101 of the QTA or instruct the Escrow Agent to pay such amount to the MRQ.

(j)    Parent shall not instruct the Escrow Agent to remit any of the Total Withheld Amount to the Receiver General for Canada or the MRQ, as applicable, prior to the Remittance Deadline or such later date as provided in a comfort letter contemplated by Sections 1.6(k) and (l) below.

(k)    Where Parent has withheld the Federal Withheld Consideration, the Federal Withheld Consideration has been transferred to the Shareholder Escrow Agent, or the Security has been issued in favor of Parent and no certificate has been delivered to Parent by the Non-Canadian on or before the Remittance Deadline in accordance with Section 1.6(h), no amount shall be remitted by Parent or by the Escrow Agent to the Receiver General for Canada if the Non-Canadian delivers to Parent, on or before the Remittance Deadline, a comfort letter issued by the Canada Revenue Agency forestalling Parent’s remittance obligations under section 116 of the Canadian Tax Act and stating that no interest or penalty will be levied on the amount withheld by Parent pending the issuance of the certificate.

(l)    Where Parent has withheld the Québec Withheld Consideration, the Québec Withheld Consideration has been transferred to the Shareholder Escrow Agent, or the Security has been issued in favour of Parent and no certificate has been delivered to Parent by the Non-Canadian on or before the Remittance Deadline in accordance with Section 1.6(i), no amount shall be remitted by Parent or by the Escrow Agent to the MRQ if the Non-Canadian delivers to Parent, on or before the Remittance Deadline, a comfort letter issued by the MRQ forestalling Parent’s remittance obligations under section 1101 of the QTA and stating that no interest or penalty will be levied on the amount withheld by Parent pending the issuance of the certificate.

(m)    Where Parent has withheld the Federal Withheld Consideration, the Federal Withheld Consideration has been transferred to the Shareholder Escrow Agent, or the Security has been issued in favour of Parent and the Non-Canadian has delivered to Parent a comfort letter as described in Section 1.6(k), Parent, the Shareholder Escrow Agent, or the Escrow Agent shall continue to hold the Federal Withheld Consideration, the Security or the Federal Withheld Amount, as the case may be, on the terms and conditions outlined in the comfort letter issued by the Canada Revenue Agency until either (A) the Federal Withheld Consideration or the Federal Withheld Amount is paid to the Non-Canadian or the Security is returned to the Non-Canadian as contemplated in this Section 1.6, or (B) the Federal Withheld Amount or proceeds from the Security are remitted to the Receiver General for Canada for the account of the Non-Canadian if notified to do so by the Canada Revenue Agency.

(n)    Where Parent has withheld the Québec Withheld Consideration, the Québec Withheld Consideration has been transferred to the Escrow Agent, or the Security has been issued in favour of Parent and the Non-Canadian has delivered to Parent a comfort letter as described in Section 1.6(l), Parent, the Shareholder Escrow Agent, or the Escrow Agent shall continue to hold the Québec Withheld Consideration, the Security or the Québec Withheld Amount, as the case may be, on the terms and conditions outlined in the comfort letter issued by the MRQ until either (A) the Québec Withheld Consideration or the Québec Withheld Amount is paid to the Non-Canadian or the Security is returned to the Non-Canadian as contemplated in this Section 1.6, or (B) the Québec Withheld Amount or proceeds from the Security are remitted to the MRQ for the account of the Non-Canadian if notified to do so by the MRQ.

1.7.    United States Tax Matters.

(a)    The parties intend that the transaction contemplated by this Agreement shall constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code. The parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. The parties shall report, act and file all Tax Returns consistent with the foregoing treatment and shall not take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such treatment.

(b)    Each of the parties agrees not to take any action (or fail to take any action), either prior to or following the Closing, that would reasonably be expected to cause the transaction contemplated by this Agreement to fail to qualify as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code and the Treasury Regulations thereunder; provided, however, that a party shall not be considered to take or fail to take an action that would reasonably be expected to cause the transaction contemplated by this Agreement to fail to qualify as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code and the Treasury Regulations thereunder if such action or failure to take such action is expressly contemplated by this Agreement. Each of the parties shall use its reasonable best efforts to cause the transaction contemplated by this Agreement to qualify as “reorganization” within the meaning of Section 368(a)(1)(B) of the Code; provided, however, that a party shall not be precluded thereby from taking any action that is expressly contemplated by this Agreement.

2.	REPRESENTATIONS AND WARRANTIES ABOUT THE COMPANY

The Company represents and warrants to Parent as follows (it being understood that (a) each representation and warranty contained in this Section 2 is subject to (i) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears, (ii) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Company Disclosure Schedule by reference to another part or subpart of the Company Disclosure Schedule, and (iii) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is readily apparent from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty and (b) none of the representations and warranties in this Section 2 shall apply to any 410 Holdings Acquired Corporation, which Persons shall be addressed solely by the representations and warranties set forth in Section 4 of this Agreement):

2.1.    Subsidiaries; Due Organization; Etc.

(a)    Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company, other than the 410 Holdings Acquired Corporations, and indicates its jurisdiction of organization. Except as set forth in Part 2.1(a) of the Company Disclosure Schedule, neither the Company nor any of the Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. Except as set forth in Part 2.1(a) of the Company Disclosure Schedule, none of the Company Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)    Each of the Company Acquired Corporations is a corporation duly organized, validly existing and, in jurisdictions that recognize the concept, is in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)    Each of the Company Acquired Corporations (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

2.2.    Articles of Incorporation and Bylaws. Except as set forth in Part 2.2 of the Company Disclosure Schedule, the Company has delivered or made available to Parent accurate and complete copies of: (a) the articles, bylaws and other charter and organizational documents of each Company Acquired Corporation, including all amendments thereto; and (b) the stock records of each Company Acquired Corporation. The books of account, stock records, minute books and other records of the Company Acquired Corporations are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

2.3.    Capitalization, Etc.

(a)    The authorized share capital of the Company consists of an unlimited number of Company Common Shares, of which 54,665,412 shares have been issued and are outstanding as of the date of this Agreement, 35,821,807 Class A Convertible Preferred Shares, 35,821,807 of which have been issued and are outstanding as of the date of this Agreement, 11,310,903 Class B Convertible Preferred Shares, of which 11,310,903 shares have been issued and are outstanding as of the date of this Agreement and 17,139,240 Class C Convertible Preferred Shares, of which 17,139,240 have been issued and are outstanding as of the date of this Agreement. All of the outstanding Company Shares have been duly authorized and validly issued, and are fully paid and non-assessable. Except as set forth in Part 2.3(a) of the Company Disclosure Schedule: (i) none of the outstanding Company Shares is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding Company Shares is subject to any right of first refusal or similar right in favor of the Company or any other Person; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Shares. None of the Company Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Shares or any other securities. Part 2.3(a) of the Company Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of the Company Shares is subject. Each Class A Convertible Preferred Share and Class C Convertible Preferred Share in the share capital of the Company is convertible into one Company Common Share. Each Class B Convertible Preferred Share in the share capital of the Company is convertible into 1.0884103 Company Common Shares.

(b)    As of the date of this Agreement, 8,167,566 Company Common Shares are subject to issuance pursuant to outstanding Company Options. Part 2.3(b) of the Company Disclosure Schedule sets forth accurate and complete information with respect to the holder, the vesting, the exercise price, the expiration date and the number of underlying shares of each Company Option outstanding as of the date of this Agreement. All outstanding Company Options were granted pursuant to the terms of the Company Option Plan. The Company has delivered or made available to Parent an accurate and complete copy of the Company Option Plan. The Company Option Plan is binding upon and enforceable by the Company against all holders of Company Options, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)    Except as set forth in Part 2.3(b) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Company Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Company Acquired Corporations; (iii) Contract under which any of the Company Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive (A) any shares of capital stock or other securities of any of the Company Acquired Corporations, or (B) any portion of any Share Consideration or other consideration payable in connection with the Arrangement (other than in respect of outstanding Company Shares as set forth in Section 2.3(a)).

(d)    All outstanding shares of capital stock, and all options, warrants and other securities of the Company Acquired Corporations have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all material requirements set forth in applicable Contracts.

(e)    All of the outstanding shares of each of the Company’s Subsidiaries, other than the 410 Holdings Acquired Corporations, have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and except as set forth in Part 2.3(e) of the Company Disclosure Schedule, are owned beneficially and of record by the Company, free and clear of any Encumbrances.

(f)    Since January 1, 2006, except as set forth in Part 2.3(f) of the Company Disclosure Schedule, none of the Company Acquired Corporations has ever repurchased, redeemed or otherwise reacquired any Company Shares or other securities of any Company Acquired Corporation, other than Company Options forfeited by employees of the Company in connection with the termination of such employee’s employment with a Company Acquired Corporation. All securities so reacquired by the Company or any other Company Acquired Corporation were reacquired in compliance with (i) all applicable Legal Requirements, and (ii) all material requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

2.4.    Financial Statements; Financial Controls.

(a)    The Company has delivered or made available to Parent the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 2006, 2007 and 2008 and the related audited consolidated statements of operations, statements of shareholders’ equity and statements of cash flows of the Company and its consolidated Subsidiaries for the years then ended, together with the independent auditor’s report therefor and notes thereto; and (ii) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2009 (the “Most Recent Balance Sheet”), and the related unaudited statement of income and statement of cash flows of the Company and its consolidated Subsidiaries for the twelve months then ended.

(b)    The Company Financial Statements are accurate and complete in all material respects and fairly present the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. The Company Financial Statements have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year end adjustments, which will not, individually or in the aggregate, have or reasonably be expected to have or result in a Company Material Adverse Effect).

(c)    Each of the Company Acquired Corporations maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its consolidated Subsidiaries and to maintain accountability for the assets of the Company Acquired Corporations; (iii) access to the assets of the Company Acquired Corporations is permitted only in accordance with management’s authorization; (iv) the reporting of the assets of the Company Acquired Corporations is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

2.5.    Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, between December 31, 2009 and the date of this Agreement: (a) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect; (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Company Acquired Corporations (whether or not covered by insurance); (c) none of the Company Acquired Corporations has received any inquiry, proposal or offer relating to a possible Acquisition Transaction; (d) none of the Company Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; (e) none of the Company Acquired Corporations has taken any action of the type referred to in Section 5.2(b); and (f) none of the Company Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(e)” of this sentence.

2.6.    Title to Assets. The Company Acquired Corporations own, and have good, valid and marketable title to, all assets purported to be owned by them, including: (a) all assets reflected on the Most Recent Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Most Recent Balance Sheet); and (b) all other assets reflected in the books and records of the Company Acquired Corporations as being owned by the Company Acquired Corporations. All of said assets are owned by the Company Acquired Corporations free and clear of any Encumbrances, except for: (i) Encumbrances reflected in the Company Financial Statements; (ii) any lien for current Taxes not yet due and payable; (iii) Encumbrances that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any Company Acquired Corporation; and (iv) Encumbrances described in Part 2.6 of the Company Disclosure Schedule. The Company Acquired Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Most Recent Balance Sheet; and (B) all other assets reflected in the books and records of the Company Acquired Corporations as being leased to the Company Acquired Corporations, and the Company Acquired Corporations enjoy undisturbed possession of such leased assets.

2.7.    Receivables; Customers.

(a)    Part 2.7(a) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Company Acquired Corporations to any Company Associate, other than routine travel or other advances made to directors or officers or other employees in the ordinary course of business.

(b)    Part 2.7(b)(i) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for revenues of at least $1,000,000 in the fiscal year ended December 31, 2009. The Company has not received any notice or other communication, and has not received any other information, indicating that any customer or other Person identified or required to be identified in Part 2.7(b)(i) of the Company Disclosure Schedule may cease dealing with any of the Company Acquired Corporations. Part 2.7(b)(ii) of the Company Disclosure Schedule identifies, as of the date of this Agreement, each Person that, pursuant to any Company Contract, is required to pay to a Company Acquired Corporation after the date of this Agreement $500,000 or more in cash if any payments under such Contract have not been recognized as revenue by any Company Acquired Corporation on or prior to the date of this Agreement. The Company has delivered or made available to Parent information setting forth the amount of cash that the Company Acquired Corporations expect to receive from each Person referred to in the immediately preceding sentence.

2.8.    Equipment; Leasehold. All material items of equipment and other tangible assets owned by or leased to the Company Acquired Corporations are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Company Acquired Corporations in the manner in which such business is currently being conducted, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. No Company Acquired Corporation owns any real or immovable property or any interest in real or immovable property, except for the leaseholds created under the real property leases identified in Part 2.8 of the Company Disclosure Schedule.

2.9.    Intellectual Property.

(a)    Part 2.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Registered Intellectual Property (as defined below) in which any of the Company Acquired Corporations has any ownership interest (collectively, the “Owned Intellectual Property”). For purposes of this Agreement the terms (A) “Intellectual Property” shall mean any and all of the following, and rights in, arising out of, or associated therewith: U.S. and non-U.S. (i) non-expired patents, utility models, supplementary protection certificates and applications therefor (including provisional applications, invention disclosures, certificates of invention and applications for certificates of invention) and divisionals, continuations, continuations-in-part, patents of addition, reissues, renewals, extensions, re-examinations, and equivalents thereof throughout the world (“Patents”), (ii) trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not (collectively, “Trade Secrets”), (iii) trademarks, service marks, trade dress, trade names and Internet domain names and registrations and applications therefor, and equivalents thereof throughout the world, (iv) copyrights, mask works, integrated circuit topographies, registrations and applications therefor, and equivalents thereof throughout the world, (v) computer software and firmware, including all source code, object code, specifications, databases, designs and documentation (collectively, “Software”) and (vi) other intellectual property, industrial property and proprietary rights and all applications, registrations and grants related thereto; (B) “IP Contracts” shall mean, collectively, any and all agreements pursuant to which rights to any material Intellectual Property are in any manner transferred, conveyed, licensed, granted, restricted or waived; provided that IP Contracts shall not include “shrink-wrap” and similar licenses for off-the-shelf retail-available software used solely on the computers of the Company and its Subsidiaries; (C) “Registered Intellectual Property” shall mean all registered copyrights and trademarks and all issued or validated Patents; and (D) “Company Intellectual Property” shall mean the Owned Intellectual Property and all other Intellectual Property that is used by or licensed to the Company Acquired Corporations.

(b)    A Company Acquired Corporation is the owner or joint owner of each item of Intellectual Property in which it has an ownership interest (collectively, the “Company Owned Intellectual Property”), and has the right to use all other Company Intellectual Property, in each case free and clear of all Encumbrances; provided that the applicable Company Acquired Corporation complies with the terms of the relevant Contract associated with such Company Intellectual Property, including the payment of royalties and/or license fees. A Company Acquired Corporation is listed in the records of the appropriate U.S. and/or non-U.S. Governmental Body as the sole and exclusive owner of record for each copyright or trademark registration or Patent grant included in the Company Owned Intellectual Property listed in Part 2.9(a) of the Company Disclosure Schedule, except as otherwise disclosed in Part 2.9(b) of the Company Disclosure Schedule.

(c)    To the Company’s Knowledge, the Company Intellectual Property and all of the Company Acquired Corporations’ rights therein, is and are valid and enforceable. To the Company’s Knowledge, there are no facts, proceedings, claims or challenges that cause or would cause any Company Intellectual Property to be invalid or unenforceable, or challenging the Company Acquired Corporations’ rights in any Company Intellectual Property, and no Company Acquired Corporation has received any notice from any Person bringing or threatening to bring such proceedings, claims or challenges. No act has been done or omitted to be done by the Company Acquired Corporations, which has, had or could have the effect of impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, any Company Owned Intellectual Property, except as it relates to any Company Owned Intellectual Property abandoned, cancelled or allowed to expire in the ordinary course of business. Except as it relates to Company Owned Intellectual Property abandoned, cancelled or allowed to expire in the ordinary course of business, all necessary registration, maintenance and renewal fees in respect of the Company Owned Intellectual Property have been paid and all necessary documents and certificates have been filed with the relevant Governmental Bodies for the purpose of maintaining such Company Owned Intellectual Property. No Company Acquired Corporation has divulged, furnished to or made accessible any of its Trade Secrets to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, and the Company Acquired Corporations otherwise take and have taken reasonable measures to maintain the confidentiality of their Trade Secrets.

(d)    To the Company’s Knowledge and except as would not, individually or in the aggregate, have or would reasonably be expected to have or result in a Company Material Adverse Effect, none of the Company Acquired Corporations or any of their respective current activities, or products misappropriates, violates or otherwise conflicts with, or has infringed, misappropriated or violated or otherwise conflicted with any Intellectual Property of any Person, and no Company Acquired Corporation has received any notice within the previous two years nor is any of them subject to any actual or threatened proceedings claiming or alleging any of the foregoing. No proceedings or claims in which a Company Acquired Corporation alleges that any Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property are pending, and none have been served by, instituted or asserted by a Company Acquired Corporation. To the Company’s Knowledge, there are no breaches or defaults of, or any disputes or threatened disputes concerning, any of the IP Contracts.

(e)    To the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not (i) result in the loss of, or otherwise adversely affect, any material rights of the Company Acquired Corporations in any Company Intellectual Property, or (ii) grant or require any Company Acquired Corporation to grant to any Person any rights with respect to any Company Intellectual Property, except where such rights would be extended to the Acquiring Corporations through IP Contracts, (iii) subject any Company Acquired Corporation to any increase in royalties or other payments in respect of any Company Intellectual Property, (iv) diminish any royalties or other payments the Company Acquired Corporations would otherwise be entitled to in respect of any Company Intellectual Property, or (v) result in the material breach or, by the terms of such contract, termination of any material Company Contract.

(f)    None of the Company Intellectual Property has been developed with the assistance or use of any funding from third parties or third party agencies, including funding from any Governmental Body.

(g)    There has been no disclosure of Software distributed by the Company other than through licensing of object code versions or source code versions, pursuant to a Company Contract. Each copy so distributed is the subject of a valid, existing and enforceable license agreement. Other than as relates to Intentionally Disclosed Software, each Person who has received Company owned Software source code is bound by an appropriate confidentiality and non-disclosure agreement with respect such Software and, to the Company’s Knowledge, there are no breaches of any such agreements or any threatened disputes or disagreements with respect to them.

(h)    With the exception of Intentionally Disclosed Software, the Company has treated Company owned Software as confidential and proprietary business information, and has taken all reasonable steps to protect the same as trade secrets of the Company. Such source code is fully documented in a manner that a reasonably skilled programmer could understand, modify, compile and otherwise utilize all aspects of the related computer programs without reference to other sources of information. To the Knowledge of the Company, the Intellectual Property relating to such Company owned Software does not contain any undisclosed program routine, device or other feature, including viruses, worms, bugs, time locks, Trojan horses or back doors, in each case that is designed to delete, disable, deactivate, interfere with or otherwise harm such Software, and any virus or other intentionally created, undocumented contaminant that may, or may be used to, access, modify, delete, damage or disable any hardware, system or data.

(i)    All current and former employees and consultants of the Company whose duties or responsibilities relate to the Company’s business have entered into confidentiality, intellectual property assignment and proprietary information agreements with and in favor of the Company in substantially the same form as has been provided to Parent. Each such Person has waived its non-assignable rights (including moral rights) to any Intellectual Property created by it on behalf of the Company.

2.10.    Contracts.

(a)    Part 2.10 of the Company Disclosure Schedule lists each of the following written Company Contracts (such Contracts as described being “Material Contracts”) existing as of the date of this Agreement:

(i)    any Company Contract: (A) pursuant to which one or more Company Acquired Corporations received payment of more than $500,000 in the year ended December 31, 2009; or (B) pursuant to which one or more Company Acquired Corporations paid more than $500,000 to a third party in the year ended December 31, 2009;

(ii)    all Company Contracts that limit or purport to limit the ability of any of the Company Acquired Corporations to compete in any line of business or with any Person or in any geographic area or during any period of time;

(iii)    all material joint venture, partnership or similar Company Contracts;

(iv)    any IP Contract pursuant to which one or more Company Acquired Corporations paid more than $50,000 in royalties in the year ended December 31, 2009;

(v)    any Company Contract with any distributor, reseller or sales representative that includes any provision with respect to exclusivity;

(vi)    any Company Contract requiring that any of the Company Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting an Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(vii)    any Company Contract constituting or relating to a Government Contract or Government Bid that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate;

(viii)    any Company Contract that would reasonably be expected to have a material effect on the ability of the Company to perform any of its obligations under this Agreement, or to consummate any of the Contemplated Transactions; and

(ix)    any Company Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Company Acquired Corporation; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Company Acquired Corporation.

(b)    Each Material Contract is valid and binding on the Company Acquired Corporation party thereto and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect. As of the date of this Agreement, neither the Company Acquired Corporations nor, to the Knowledge of the Company, any other party is in breach or default under, any Material Contract, except for such breaches or defaults that would not have or would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

2.11.    Liabilities. None of the Company Acquired Corporations has any accrued, contingent or other liabilities required by U.S. GAAP to be set forth on a consolidated balance sheet of the Company or in the notes thereto, except for: (a) liabilities identified as such, or specifically reserved against, in the Most Recent Balance Sheet; (b) normal and recurring current liabilities that have been incurred by the Company Acquired Corporations since the date of the Most Recent Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Company Acquired Corporations pursuant to the express terms of Company Contracts; and (d) liabilities described in Part 2.11 of the Company Disclosure Schedule.

2.12.    Compliance with Legal Requirements.

(a)    The Company Acquired Corporations and Persons acting in concert with or on behalf of the Company Acquired Corporations are not, nor has any of them since December 31, 2007 been, in violation of any Legal Requirement applicable to the Company Acquired Corporations or by which any of their respective properties are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Body of any violation, or any investigation with respect to any such Legal Requirement, except for any such violation that would not have and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The Company Acquired Corporations have all registrations, applications, licenses, requests for approvals, exemptions, permits and other regulatory authorizations (“Authorizations”) from Governmental Bodies required to conduct their respective businesses as now being conducted except where the failure to have any such Authorization would not have and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect. Such Authorizations are valid and in full force and effect, and the Company Acquired Corporations and Persons acting in concert with and on behalf of the Company Acquired Corporations are in compliance with all such Authorizations, except where the failure to comply with such Authorizations would not have and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect.

(c)    None of the Company Acquired Corporations, and (to the Knowledge of the Company) no Representative of any of the Company Acquired Corporations with respect to any matter relating to any of the Company Acquired Corporations, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(d)    To the Knowledge of the Company, none of the Company Acquired Corporations, or Persons acting in concert with or on behalf of the Company Acquired Corporations, or any officers, employees or agents of the same has with respect to any product that is manufactured, tested, distributed, held or marketed by or on behalf of any of the Company Acquired Corporations made an untrue statement of a material fact or fraudulent statement to any Governmental Body, failed to disclose a material fact required to be disclosed to any Governmental Body.

(e)    To the Knowledge of the Company and except for such violation as would not have and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect, the Company Acquired Corporations have filed with any Governmental Body, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports.

2.13.    Tax Matters.

(a)    Except as set forth in Part 2.13(a) of the Company Disclosure Schedule, each of the Tax Returns required to be filed by or on behalf of the respective Company Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Company Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. Except as set forth in Part 2.13(a) of the Company Disclosure Schedule, all Taxes of all Company Acquired Corporations, whether or not shown on the Company Returns, due on or before the Closing Date, have been or will be paid on or before the Closing Date.

(b)    The Most Recent Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of this Agreement in accordance with U.S. GAAP, except for liabilities for Taxes incurred since the date of the Most Recent Balance Sheet in the operation of the business of the Company

Acquired Corporations. The Company will establish, prior to the Closing Date, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Most Recent Balance Sheet through the Closing Date.

(c)    Except as set forth in Part 2.13(c) of the Company Disclosure Schedule, no Company Acquired Corporation and no Company Return is currently being (or since December 31, 2007 has been) audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Company Acquired Corporation.

(d)    No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Company Acquired Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Company Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by a Company Acquired Corporation and with respect to which adequate reserves for payment have been established on the Most Recent Balance Sheet). There are no liens for material Taxes upon any of the assets of any of the Company Acquired Corporations except liens for current Taxes not yet due and payable. Except as set forth in Part 2.13(d) of the Company Disclosure Schedule, none of the Company Acquired Corporations has been, and none of the Company Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e)    Except as set forth in Part 2.13(e) of the Company Disclosure Schedule, since December 31, 2007, no claim has been received by a Company Acquired Corporation from any Governmental Body in a jurisdiction where a Company Acquired Corporation does not file a Tax Return that a Company Acquired Corporation is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation by a Company Acquired Corporation to pay material Taxes.

(f)    There are no Company Contracts relating to allocating or sharing of Taxes. None of the Company Acquired Corporations is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes nor is there any Company Contract providing for payments by a Company Acquired Corporation with respect to any amount of Taxes of any other Person. For the purposes of this Section 2.13(f), the following Company Contracts shall be disregarded: (i) commercially reasonable Company Contracts providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by any Company Acquired Corporation and (ii) commercially reasonable Company Contracts for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.

(g)    No Company Acquired Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. No Company Acquired Corporation is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(h)    No Company Acquired Corporation has been a member of an “affiliated group of corporations” within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which a Company Acquired Corporation may be subject, other than the affiliated group of which the Company is the common parent.

(i)    The Company has delivered or made available to Parent accurate and complete copies of all Tax Returns of the Company Acquired Corporations for all Tax years that remain open or are otherwise subject to audit, and all other material Tax Returns of the Company Acquired Corporations filed since December 31, 2002.

(j)    No Company Acquired Corporation has taken any position on its federal income Tax Returns (whether or not such position has been disclosed on such federal income Tax Returns) that would reasonably be expected to give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(k)    No Company Acquired Corporation has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or similar transaction under any corresponding or similar Legal Requirement.

(l)    Each of the Company Acquired Corporations has withheld from each payment made to other persons, including any of its past and present shareholders, directors, officers, employees and agents the amount of all Taxes and other deductions required to be withheld and has paid such amounts when due, in the form required under appropriate laws, or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax withheld but not remitted by each of the Company Acquired Corporations has been retained in the appropriate accounts.

(m)    To the Knowledge of the Company and except for any such violation that would not have and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect, each of the Company Acquired Corporations has collected from each receipt from any of its past and present customers (or other Persons paying amounts to the Company Acquired Corporation) or self-assessed the amount of all Taxes required to be collected or self-assessed and has paid and remitted such Taxes when due, in the form required under appropriate laws or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax collected but not remitted by each of the Company Acquired Corporation has been retained in the appropriate accounts.

(n)    None of the Company Acquired Corporations has at any time benefited from a forgiveness of debt or entered into any transaction or arrangement (including conversion of debt into shares of its share capital) which could have resulted in the application of Section 80 and following of the Canadian Tax Act.

(o)    The Company is not a “public corporation” within the meaning of the Canadian Tax Act.

(p)    At all times during the sixty (60)-month period that ends at the Effective Time, no more than fifty percent (50%) of the fair market value of the Company Shares was derived directly or indirectly from (i) real or immovable property situated in Canada; (ii) Canadian resource properties; (iii) timber resource properties: and (iv) an option in respect of, or interests in, or civil law rights in, property described in any of (i) through (iii) above.

2.14.    Employee and Labor Matters; Benefit Plans.

(a)    Except as set forth in Part 2.14(a) of the Company Disclosure Schedule, none of the Company Acquired Corporations is a party to or bound by any union contract, collective bargaining agreement or similar Contract other than such national agreements applicable to all employees within certain classes in a specified country.

(b)    None of the Company Acquired Corporations is or, to the Knowledge of the Company, has ever been engaged in any unfair labor practice of any nature. To the Knowledge of the Company, there has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting any of the Company Acquired Corporations or any of their employees. There is not pending, and, to the Knowledge of the Company, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no unresolved actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Associate, including charges of unfair labor practices or discrimination complaints.

(c)    Part 2.14(c) of the Company Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Employee Plan and each Company Employee Agreement. None of the Company Acquired Corporations has entered into any legally binding obligation to (i) establish any new Company Employee Plan or Company Employee Agreement, or (ii) modify or terminate any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements or to introduce the Company Acquired Corporations’ 2010 commission plans in place of the 2009 commission plans).

(d)    The Company has delivered or made available to Parent accurate and complete copies of: (i) each Company Employee Plan and Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA, the Code or any other applicable Legal Requirement in connection with each Company Employee Plan; (iii) for each Company Employee Plan that is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any; (v) all material group insurance contracts relating to each Company Employee Plan; (vi) all correspondence to or from any Governmental Body relating to any Company Employee Plan for the period commencing January 1, 2007; (vii) all Code non-discrimination test reports and summaries thereof for each Company Employee Plan for the three most recent plan years; and (viii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code and registration letter issued by the Canada Revenue Agency with respect to each Company Employee Plan intended to be registered under the Canadian Tax Act.

(e)    Each of the Company Acquired Corporations has performed all material obligations required to be performed by it under each Company Employee Plan and Company Employee Agreement. Each Company Employee Plan and Company Employee Agreement has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA, the Code and the Canadian Tax Act. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code or registered under the Canadian Tax Act has obtained a favorable determination letter (or opinion letter, if applicable) or registration letter as to its qualified status under the Code or as to its registration under the Canadian Tax Act and incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and all subsequent legislation. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code or registered under the Canadian Tax Act, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect its tax- qualified status or registration. There are no claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, any of the Company Acquired Corporations or any Company Affiliate (other than ordinary administration expenses), subject to applicable Legal Requirements. There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by the IRS, the DOL, or any other Governmental Body with respect to any Company Employee Plan or Company Employee Agreement. Each of the Company Acquired Corporations has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan and Company Employee Agreement.

(f)    Each Company Employee Agreement and Company Employee Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code: (i) complies and, at all times after December 31, 2008 has complied, both in form and operation, with the requirements of Section 409A(a)(2), (3) and (4) of the Code and the final regulations thereunder; and (ii) between January 1, 2005 and December 31, 2008 was operated and maintained in accordance with a good faith reasonable interpretation of Section 409A of the Code and its purpose as determined under applicable guidance of the Department of the Treasury and the Internal Revenue Service with respect to service providers who are U.S. taxpayers. No stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) granted or vesting after December 31, 2004 has been granted to any Company Associate or independent contractor to any Company Acquired Corporation who is a U.S. taxpayer that (A) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the board of directors of the Company in good faith, (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (C) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code). No compensation payable by any of the Company Acquired Corporations is or has been reportable as nonqualified deferred compensation in the gross income of any individual or entity as a result of the operation of Section 409A of the Code.

(g)    No Company Pension Plan is, and none of the Company Acquired Corporations or any Company Affiliate, maintains, sponsors, participates in or contributes to, or has at any time maintained, sponsored, participated in, or contributed to, or has any liability, whether actual or contingent, under any plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code or that is subject to pension legislation in Canada. No Company Pension Plan is or was at any time a “multiemployer plan” within the meaning of Section (3)(37) of ERISA or within the meaning of pension legislation in Canada. No Company Pension Plan holds or held stock of any of the Company Acquired Corporations or any Company Affiliate as a plan asset. None of the Company Employee Plans are part of, or have at any time been part of, a multiple employer welfare arrangement, as that term is defined in Section 3(40) of ERISA. Except as set forth in Part 2.14(g) of the Company Disclosure Schedule, no Company Employee Plan is or was at any time a multiple employer plan as described in Section 413 of the Code or within the meaning of pension legislation in Canada.

(h)    Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (alone and not in connection with any other event, including any termination of employment or service) will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Company Associate under any Company Employee Plan or Company Employee Agreement, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company under any Company Employee Plan or Company Employee Agreement, (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code, (v) results in an obligation to fund benefits with respect to any Company Employee Plan or (vi) be reasonably likely to result in any payment to any Company Associate that would not be deductible by any of the Company Acquired Corporations, as the case may be, by virtue of Section 280G of the Code or by virtue of the Canadian Tax Act. Part 2.14(h) of the Company Disclosure Schedule sets forth the Company Employee Plans and Company Employee Agreements giving rise to the potential “excess parachute payments” (within the meaning of Section 280G of the Code) payable by the Company or any of its Subsidiaries in connection with the Contemplated Transactions, alone and not in connection with any other event.

(i)    No Company Employee Plan provides, or reflects or represents any liability of any of the Company Acquired Corporations to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.

(j)    Except as set forth in Part 2.14(j) of the Company Disclosure Schedule, to the Knowledge of the Company, no Company Acquired Corporation: (i) has violated or otherwise failed to comply with any Legal Requirement respecting employment, employment practices, terms and conditions of employment, including wages, hours, vacation pay, pay equity, overtime pay, occupational health and safety, the health care continuation requirements of COBRA, the requirements of the Family and Medical Leave Act, the requirements of the Health Insurance Portability and Accountability Act of 1996 and the provisions of any similar Legal Requirement; (ii) has failed to withhold or report any amounts required by applicable Legal Requirements or by Contract to be withheld or reported with respect to wages, salaries and other payments to Company Associates; (iii) is liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; and (iv) is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against any of the Company Acquired Corporations under any worker’s compensation policy.

(k)    To the Knowledge of the Company, no shareholder of the Company, and no current Company Associate, is obligated under any Contract or subject to any Order that would interfere with such Person’s efforts to promote the interests of the Company Acquired Corporations or that would interfere with the businesses of the Company Acquired Corporations.

(l)    Part 2.14(c) of the Company Disclosure Schedule separately identifies each Company Employee Plan that is an International Plan. Without limiting the generality of this Section 2.14(l), each International Plan required to be registered with any applicable Governmental Body and other regulatory authorities has been so registered. With respect to each International Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts required of any Company Acquired Corporation under the terms of such International Plan or applicable Legal Requirement, as applied through the Closing Date. The current value of the assets of each such International Plan, as of the end of the most recently ended plan year of that International Plan, equals or exceeded the current value of all benefits liabilities under that International Plan. For purposes of this Section 2.14(l), “International Plan” means any Company Employee Plan that is maintained outside the United States primarily for the benefit of Persons substantially all of whom are nonresident aliens within the meaning of the Code, other than a plan maintained primarily for the benefit of Company Associates resident in Canada.

2.15.    Environmental Matters.

(a)    Since December 31, 2007, none of the Company Acquired Corporations has received any notice or other communication, whether from a Governmental Body, citizens group, Company Associate or otherwise, that alleges that any of the Company Acquired Corporations is not or might not be in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Company Acquired Corporations with any Environmental Law in the future.

(b)    To the Knowledge of the Company, and except as would not have or would not reasonably be expected to have or result in a Company Material Adverse Effect: (i) all property that is or was leased to or controlled, owned or used by any of the Company Acquired Corporations, and all surface water, groundwater, soil and soil vapors associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined in Section 2.15(d)) or material environmental contamination of any nature; (ii) none of the property that is or was leased to or controlled, owned or used by any of the Company Acquired Corporations contains any above ground or underground storage tanks, waste treatment systems, asbestos, asbestos-containing materials, equipment using PCBs or underground injection wells; and (iii) none of the property that is or was leased to or controlled, owned or used by any of the Company Acquired Corporations contains any tanks or sumps in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 2.15(d)).

(c)    No Company Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of investigating or conducting any removal or remedial actions at such site.

(d)    For purposes of this Agreement: (i) “Environmental Law” means any federal, state, provincial, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental

Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic or radioactive substances, petroleum and petroleum products, asbestos and asbestos-containing materials and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment; and (iii) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

2.16.    Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by any of the Company Acquired Corporations have been provided or made available to Parent. To the Knowledge of the Company, each such policy is in full force and effect and all premiums due thereon have been paid in full.

2.17.    Related Party Transactions. Except as set forth in Part 2.17 of the Company Disclosure Schedule: (a) no Related Party has, and no Related Party has had, any direct or indirect interest in any material asset used in or otherwise relating to the business of any of the Company Acquired Corporations; (b) no Related Party is, or has been, indebted to any of the Company Acquired Corporations; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any Material Contract, transaction or business dealing involving any of the Company Acquired Corporations; (d) no Related Party is competing, or has competed, directly or indirectly, with any of the Company Acquired Corporations; and (e) no Related Party has any claim or right against any of the Company Acquired Corporations (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company). For purposes of this Section 2.17, each of the following shall be deemed to be a “Related Party”: (i) each individual who is, or who has at any time since December 31, 2007 been, an officer or director of any of the Company Acquired Corporations; (ii) each member of the immediate family of each of the Persons referred to in clause “(i)” above; and (iii) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(i)” and “(ii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

2.18.    Legal Proceedings; Orders.

(a)    Except as set forth in Part 2.18(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Company Acquired Corporations, any business of any of the Company Acquired Corporations or any of the assets owned, leased or used by any of the Company Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Arrangement or any of the other Contemplated Transactions. None of the Legal Proceedings identified in Part 2.18(a) of the Company Disclosure Schedule has had or, if adversely determined, would have or would reasonably be expected to have or result in a Company Material Adverse Effect. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 2.18(a) .

(b)    There is no Order to which any of the Company Acquired Corporations, or any of the assets owned or used by any of the Company Acquired Corporations, is subject. To the Knowledge of the Company, no officer or other key employee of any of the Company Acquired Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Company Acquired Corporations.

2.19.    Authority; Binding Nature of Agreement. The Company has the corporate right, power and authority to enter into and, subject to approval of the Arrangement Resolutions, to perform its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held) has: (a) unanimously determined that the Arrangement is advisable and fair to, and in the best interests of, the Company and its shareholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Arrangement; and (c) unanimously recommended the adoption of this Agreement by the holders of Company Shares. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.20.    Anti-takeover Statutes. The board of directors of the Company has approved this Agreement and taken all other requisite action such that the restrictions of any antitakeover laws will not apply to this Agreement or any of the Contemplated Transactions.

2.21.    Vote Required. Other than the Articles of the Company and the Company Shareholder Agreements, there are no shareholder agreements, voting trusts, escrow agreements or similar agreements among the Company Shareholders or any other holders of securities of the Company and, other than the Interim Order to be approved by the Court, there is no Order that governs the voting requirements of such Company Shareholders or other holders of securities of the Company with respect to the adoption or approval of the Arrangement.

2.22.    Non-Contravention; Consents. Except as set forth in Part 2.22 of the Company Disclosure Schedule, to the Knowledge of the Company and except as would not have and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect, neither (1) the execution, delivery or performance of this Agreement or any of the other Contracts referred to in this Agreement, nor (2) the consummation of the Arrangement or any of the other Contemplated Transactions will directly or indirectly (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a violation of (i) any of the provisions of the articles/certificate of incorporation, bylaws or other charter or organizational documents of any of the Company Acquired Corporations, or (ii) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of any of the Company Acquired Corporations;

(b)    contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Arrangement or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Company Acquired Corporations, or any of the assets owned or used by any of the Company Acquired Corporations, is subject;

(c)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Company Acquired Corporations or that otherwise relates to the business of any of the Company Acquired Corporations or to any of the assets owned or used by any of the Company Acquired Corporations;

(d)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that constitutes a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Contract, (iii) accelerate the maturity or performance of any obligation under any such Company Contract, or (iv) cancel, terminate or modify any term of any such Company Contract; or

(e)    result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Company Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Company Acquired Corporations).

(f)    Except as may be required by the HSR Act and any foreign Antitrust Laws, and except as set forth in Part 2.22 of the Company Disclosure Schedule, none of the Company Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with

(x) the execution, delivery or performance of this Agreement or any of the other Contemplated Transactions, or (y) the consummation of the Arrangement or any of the other Contemplated Transactions. For purposes of this Agreement, a Company Acquired Corporation will be deemed to be or to have been “required” to obtain a Consent if the failure to obtain such Consent (i) could result in the imposition of any liability or obligation on, or the expansion of any liability or obligation of, any of the Company Acquired Corporations, (ii) could result in the termination, modification or limitation of any contractual or other right of any of the Company Acquired Corporations, or (iii) could otherwise have an adverse effect on the business, condition, capitalization, assets, Intellectual Property, liabilities, results of operations, financial performance or prospects of any of the Company Acquired Corporations.

2.23.    Financial Advisor. Except for Jefferies & Company, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Arrangement or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Company Acquired Corporations. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Jefferies  & Company, Inc.

2.24.    Investment Canada. Neither the Company nor any of its Subsidiaries is a cultural business within the meaning of the Investment Canada Act, R.S. 1985, c. 28, as amended.

2.25.    Full Disclosure.

(a)    To the Company’s Knowledge, this Agreement (including the Company Disclosure Schedule) does not, and the certificate referred to in Section 7.12 will not: (i) contain any representation, warranty or information that is false, misleading or incomplete with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

(b)    None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of Parent or at the time of consideration and adoption of the Arrangement Resolutions or at the time of the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

3.	REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company as follows (it being understood that each representation and warranty contained in this Section 3 is subject to (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears, (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Parent Disclosure Schedule by reference to another part or subpart of the Parent Disclosure Schedule, and (c) any exception or disclosure set forth in other part or subpart of the Parent Disclosure Schedule to the extent it is readily apparent from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty):

3.1.    Due Organization.

(a)    Part 3.1(a) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization. Neither Parent nor any of the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule. None of the Acquiring Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)    Each of the Acquiring Corporations is a corporation duly organized, validly existing and, in jurisdictions that recognize the concept, is in good standing under the laws of the jurisdiction of its incorporation, and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)    Each of the Acquiring Corporations (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

3.2.    Certificate of Incorporation and Bylaws. The copies of the certificate of incorporation and bylaws of Parent which are incorporated by reference as exhibits to Parent’s Registration Statement on Form S-1, filed on October 20, 2006, as amended, are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. Parent has delivered or made available to the Company accurate and complete copies of: (a) the certificate of incorporation, bylaws and other charter and organizational documents of each Acquiring Corporation, including all amendments thereto; and (b) the stock records of each Acquiring Corporation (other than Parent). The books of account, stock records, minute books and other records of the Acquiring Corporations are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

3.3.    Capitalization, Etc.

(a)    The authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Common Stock, par value $0.001 per share and (ii) 10,000,000 shares of Parent Preferred Stock, par value $0.001 per share. As of the close of business on May 7, 2010: (A) 44,257,042 shares of Parent Common Stock were issued and outstanding; (B) no shares of Parent Preferred Stock were issued or outstanding; (C) no shares of Parent Common Stock were held by Parent in its treasury; (D) there were outstanding Parent Options to purchase 5,844,329 shares of Parent Common Stock and outstanding unvested restricted stock units of 2,011,146 shares of Parent Common Stock and 1,532,582 shares of Parent Common Stock were reserved for issuance under the Parent’s Stock Plans (including upon exercise of the Parent Options); and (E) there were no outstanding warrants exercisable for shares of Parent Common Stock and such number of shares of Parent Common Stock were reserved for issuance upon conversion of such warrants. Such issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights. During the period from May 7, 2010 to the date of this Agreement, (1) there have been no issuances by Parent of shares of capital stock of Parent other than issuances of capital stock of Parent pursuant to the exercise of Parent Options outstanding on such date and (2) there have been no issuances of Parent Options or other options, warrants or other rights to acquire capital stock of Parent. Parent has not, subsequent to May 7, 2010, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Parent has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of Parent of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of Parent. Other than shares of Parent Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of Parent having the right to vote (or, other than the outstanding Parent Options and warrants, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

(b)    As of May 7, 2010, 5,844,329 shares of Parent Common Stock are subject to issuance pursuant to outstanding Parent Options and 2,011,146 shares of Parent Common Stock are subject to issuance pursuant to outstanding restricted stock units. Part 3.3(b) of the Parent Disclosure Schedule sets forth accurate and complete information with respect to the holder, the vesting, the exercise price, the expiration date and the number of underlying shares of each Parent Option outstanding as of the date of this Agreement. All outstanding Parent

Options were granted pursuant to the terms of one of the Parent Stock Plans. Parent has delivered or made available to the Company accurate and complete copies of each of the Parent Stock Plans. The Parent Stock Plans are binding upon and enforceable by Parent against all holders of Parent Options, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)    Except as set forth in Part 3.3(b) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquiring Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquiring Corporations; (iii) Contract under which any of the Acquiring Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquiring Corporations.

(d)    All outstanding shares of capital stock, and all options, warrants and other securities of the Acquiring Corporations have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all material requirements set forth in applicable Contracts.

(e)    All of the outstanding shares of each of Parent’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by Parent, free and clear of any Encumbrances.

(f)    Since January 1, 2006, except as set forth in Part 3.3(f) of the Parent Disclosure Schedule, none of the Acquiring Corporations has ever repurchased, redeemed or otherwise reacquired any securities of any Acquiring Corporation, other than Parent Options forfeited by employees of an Acquiring Corporation in connection with the termination of such employee’s employment with an Acquiring Corporation. All securities so reacquired by Parent or any other Acquiring Corporation were reacquired in compliance with (i) all applicable Legal Requirements, and (ii) all material requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

3.4.    SEC Filings; Financial Statements.

(a)    Parent has delivered or made available to the Company accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents that were and are required to be filed by Parent with, and all Parent Certifications (as defined below) that were and are required to be filed or furnished by Parent with or to, the SEC since April 4, 2007, including all amendments thereto (collectively, the “Parent SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed or furnished by Parent with or to the SEC since April 4, 2007 have been so filed or furnished on a timely basis. None of Parent’s Subsidiaries is required to file or furnish any documents with or to the SEC. As of the time it was filed with or furnished to the SEC as of the date of filing: (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by the filing or furnishing of the applicable amending or superseding Parent SEC Document. Each of the certifications and statements relating to Parent SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) (collectively, the “Parent Certifications”) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such Parent Certification was filed with or furnished to the SEC.

(b)    Parent and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning Parent required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports.

(c)    Parent has delivered or made available to the Company the following financial statements and notes (collectively, the “Parent Financial Statements”): (i) the audited consolidated balance sheets of Parent and its consolidated Subsidiaries as of December 31, 2006, 2007 and 2008 and the related audited consolidated statements of operations, statements of shareholders’ equity and statements of cash flows of Parent and its consolidated Subsidiaries for the years then ended, together with the independent auditor’s report therefor and notes thereto; and (ii) the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as of December 31, 2009 (the “Parent December 2009 Balance Sheet”), and the related unaudited statement of income, statement of shareholders’ equity and statement of cash flows of Parent and its consolidated Subsidiaries for the twelve months then ended. The sum of the Acquiring Corporations’ cash and cash-equivalents, marketable securities, restricted cash, collaboration receivables and other current assets minus the sum of the Acquiring Corporations’ accounts payable, accrued compensation and employee benefits, and other current accrued liabilities, each determined as of December 31, 2009 and determined in a manner consistent with the manner in which such items were determined for the Parent December 2009 Balance Sheet, was $42,851,000.

(d)    The Parent Financial Statements are accurate and complete in all material respects and fairly present the financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. The Parent Financial Statements have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 3.4(a)(ii) do not contain footnotes and are subject to normal and recurring year end adjustments, which will not, individually or in the aggregate, have and or reasonably be expected to have or result in a Parent Material Adverse Effect).

(e)    Each of the Acquiring Corporations maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Parent and its consolidated Subsidiaries and to maintain accountability for the assets of the Acquiring Corporations; (iii) access to the assets of the Acquiring Corporations is permitted only in accordance with management’s authorization; (iv) the reporting of the assets of the Acquiring Corporations is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(f)    To the Knowledge of Parent, Parent’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services (as defined in Section 2(a)(8) of the Sarbanes-Oxley Act) performed by Parent’s auditors for Parent or any of its Subsidiaries were approved as required by Section 202 of the Sarbanes-Oxley Act.

3.5.    Absence of Changes. Except as set forth in Part 3.5 of the Parent Disclosure Schedule, between December 31, 2009 and the date of this Agreement: (a) there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect; (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquiring Corporations (whether or not covered by insurance); (c) none of the Acquiring Corporations has received any inquiry, proposal or offer relating to a possible Acquisition Transaction; (d) none of the Acquiring Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; (e) none of the Acquiring Corporations has taken any action of the type referred to in Section 5.2(b); and (f) none of the Acquiring Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(e)” of this sentence.

3.6.    Title to Assets. The Acquiring Corporations own, and have good, valid and marketable title to, all assets purported to be owned by them, including: (a) all assets reflected on the Parent December 2009 Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Parent December 2009 Balance Sheet); and (b) all other assets reflected in the books and records of the Acquiring Corporations as being owned by the Acquiring Corporations. All of said assets are owned by the Acquiring Corporations free and clear of any Encumbrances, except for: (i) Encumbrances reflected in the Parent Financial Statements; (ii) any lien for current Taxes not yet due and payable; (iii) Encumbrances that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquiring Corporations; and (iv) Encumbrances described in Part 3.6 of the Parent Disclosure Schedule. The Acquiring Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Parent December 2009 Sheet; and (B) all other assets reflected in the books and records of the Acquiring Corporations as being leased to the Acquiring Corporations, and the Acquiring Corporations enjoy undisturbed possession of such leased assets.

3.7.    Equipment; Leasehold. All material items of equipment and other tangible assets owned by or leased to the Acquiring Corporations are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquiring Corporations in the manner in which such business is currently being conducted, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect. No Acquiring Corporation owns any real or immovable property or any interest in real or immovable property, except for the leaseholds created under the real property leases identified in Part 3.7 of the Parent Disclosure Schedule.

3.8.    Intellectual Property.

(a)    Part 3.8(a) of the Parent Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Registered Intellectual Property in which any of the Acquiring Corporations has an ownership interest. For purposes of this Agreement the term “Parent Intellectual Property” shall mean all Registered Intellectual Property in which any the Acquiring Corporation has an ownership interest and all other Intellectual Property that is used by or licensed to the Acquiring Corporations.

(b)    An Acquiring Corporation is the owner or joint owner of each item of Intellectual Property in which it has an ownership interest (collectively, the “Parent Owned Intellectual Property”), and has the right to use all other Parent Intellectual Property, in each case free and clear of all Encumbrances; provided that the applicable Acquiring Corporation complies with the terms of the relevant Contract associated with such Parent Intellectual Property, including the payment of royalties and/or license fees. An Acquiring Corporation is listed in the records of the appropriate U.S. and/or non-U.S. Governmental Body as the sole and exclusive owner of record for each copyright or trademark registration or Patent grant included in the Parent Owned Intellectual Property listed in Part 3.8(a) of the Parent Disclosure Schedule, except as otherwise disclosed in Part 3.8(b) of the Parent Disclosure Schedule.

(c)    To the Parent’s Knowledge, the Parent Intellectual Property and all of the Acquiring Corporations’ rights therein, is and are valid and enforceable. To the Parent’s Knowledge, there are no facts, proceedings, claims or challenges that cause or would cause any Parent Intellectual Property to be invalid or unenforceable, or challenging the Acquiring Corporations’ rights in any Parent Intellectual Property, and no Acquiring Corporation has received any notice from any Person bringing or threatening to bring such proceedings, claims or challenges. No act has been done or omitted to be done by an Acquiring Corporation, which has, had or could have the effect of impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, any Parent Owned Intellectual Property, except as it relates to any Parent

Owned Intellectual Property abandoned, cancelled or allowed to expire in the ordinary course of business. Except as it relates to Parent Owned Intellectual Property abandoned, cancelled or allowed to expire in the ordinary course of business, all necessary registration, maintenance and renewal fees in respect of the Parent Owned Intellectual Property have been paid and all necessary documents and certificates have been filed with the relevant Governmental Body for the purpose of maintaining such Parent Owned Intellectual Property. No Acquiring Corporation has divulged, furnished to or made accessible any of its Trade Secrets to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, and the Acquiring Corporations otherwise take and have taken reasonable measures to maintain the confidentiality of their Trade Secrets.

(d)    To the Parent’s Knowledge and except as would not, individually or in the aggregate, have or would reasonably be expected to have or result in a Parent Material Adverse Effect, none of the Acquiring Corporations or any of their respective current activities, or products misappropriates, violates or otherwise conflicts with, or has infringed, misappropriated, violated or otherwise conflicted with any Intellectual Property of any Person, and no Acquiring Corporation has received any notice within the previous two years nor is any of them subject to any actual or threatened proceedings claiming or alleging any of the foregoing. No proceedings or claims in which an Acquiring Corporation alleges that any Person is infringing, misappropriating or otherwise violating any Parent Owned Intellectual Property are pending, and none have been served by, instituted or asserted by an Acquiring Corporation. To the Parent’s Knowledge, there are no breaches or defaults of, or any disputes or threatened disputes concerning, any of the Parent IP Contracts.

(e)    Except as set forth in Part 3.8(e) of the Parent Disclosure Schedule, to the Knowledge of Parent, the consummation of the transactions contemplated by this Agreement will not (i) result in the loss of, or otherwise adversely affect, any material rights of the Acquiring Corporations in any Parent Intellectual Property, or (ii) grant or require any Acquiring Corporation to grant to any Person any rights with respect to any Parent Intellectual Property, (iii) subject any Acquiring Corporation to any increase in royalties or other payments in respect of any Parent Intellectual Property, (iv) diminish any royalties or other payments the Acquiring Corporations would otherwise be entitled to in respect of any Parent Intellectual Property, or (v) result in the material breach or, by the terms of such contract, termination of any material IP Contract to which an Acquiring Corporation is a party or is otherwise bound.

(f)    Except as set forth in Part 3.8(f) of the Parent Disclosure Schedule, none of the Parent Intellectual Property has been developed with the assistance or use of any funding from third parties or third party agencies, including funding from any Governmental Body.

(g)    There has been no disclosure of Software distributed by Parent other than through licensing of object code versions or source code versions pursuant to the applicable Contract. Each copy so distributed is the subject of a valid, existing and enforceable license agreement. Other than as relates to Intentionally Disclosed Software, each Person who has received Parent owned Software source code is bound by an appropriate confidentiality and non-disclosure agreement with respect such Software and, to Parent’s Knowledge, there are no breaches of any such agreements or any threatened disputes or disagreements with respect to them.

(h)    With the exception of Intentionally Disclosed Software, Parent has treated Parent owned Software as confidential and proprietary business information, and has taken all reasonable steps to protect the same as trade secrets of Parent. Such source code is fully documented in a manner that a reasonably skilled programmer could understand, modify, compile and otherwise utilize all aspects of the related computer programs without reference to other sources of information. To the Knowledge of Parent, the Intellectual Property relating to such Parent owned Software does not contain any undisclosed program routine, device or other feature, including viruses, worms, bugs, time locks, Trojan horses or back doors, in each case that is designed to delete, disable, deactivate, interfere with or otherwise harm such Software, and any virus or other intentionally created, undocumented contaminant that may, or may be used to, access, modify, delete, damage or disable any hardware, system or data.

(i)    All current and former employees and consultants of Parent whose duties or responsibilities relate to Parent’s business have entered into confidentiality, intellectual property assignment and proprietary information agreements with and in favor of Parent in substantially the same form as has been provided to the Company. Each such Person has waived its non-assignable rights (including moral rights) to any Intellectual Property created by it on behalf of Parent.

3.9.    Contracts.

(a)    Part 3.9 of the Parent Disclosure Schedule lists each of the following written Contracts (such Contracts as described being “Parent Material Contracts”) existing as of the date of this Agreement:

(i)    any Contract: (A) pursuant to which one or more Acquiring Corporations received payment of more than $500,000 in the year ended December 31, 2009; or (B) pursuant to which one or more Acquiring Corporations paid more than $500,000 to a third party in the year ended December 31, 2009;

(ii)    all Contracts that limit or purport to limit the ability of any of the Acquiring Corporations to compete in any line of business or with any Person or in any geographic area or during any period of time;

(iii)    all material joint venture, partnership or similar Contracts of the Acquiring Corporations;

(iv)    any IP Contract pursuant to which one or more Acquiring Corporations paid more than $50,000 in royalties in the year ended December 31, 2009;

(v)    any Contract with any distributor, reseller or sales representative that includes any provision with respect to exclusivity;

(vi)    any Contract requiring that any of the Acquiring Corporations give any notice or provide any information to any Person prior to considering or accepting an Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(vii)    any Contract constituting or relating to a Government Contract or Government Bid that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate;

(viii)    any Contract that would reasonably be expected to have a material effect on the ability of Parent to perform any of its obligations under this Agreement, or to consummate any of the Contemplated Transactions; and

(ix)    any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquiring Corporation; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquiring Corporation.

(b)    Each Parent Material Contract is valid and binding on the Acquiring Corporation party thereto and to the Knowledge of Parent, the counterparties thereto, and is in full force and effect. As of the date of this Agreement, neither the Acquiring Corporations nor, to the Knowledge of Parent, any other party is in breach or default under, any Parent Material Contract, except for such breaches or defaults that would not have or would not reasonably be expected to have or result in, individually or in the aggregate, a Parent Material Adverse Effect. Parent has delivered or made available to the Company true and complete copies of all Parent Material Contracts, including any amendments thereto.

3.10.    Liabilities. None of the Acquiring Corporations has any accrued, contingent or other liabilities required by U.S. GAAP to be set forth on a consolidated balance sheet of Parent or in the notes thereto, except for: (a) liabilities identified as such, or specifically reserved against, in the Parent December 2009 Balance Sheet; (b) normal and recurring current liabilities that have been incurred by the Acquiring Corporations since the date of the Parent December 2009 Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Acquiring Corporations pursuant to the express terms of Contracts to which an Acquiring Corporation is a party or is otherwise bound; and (d) liabilities described in Part 3.10 of the Parent Disclosure Schedule.

3.11.    Compliance with Legal Requirements.

(a)    The Acquiring Corporations and Persons acting in concert with or on behalf of the Acquiring Corporations are not, nor has any of them since December 31, 2007 been, in violation of any Legal Requirement applicable to the Acquiring Corporations or by which any of their respective properties are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Body of any violation, or any investigation with respect to any such Legal Requirement, except for any such violation that would not have and would not reasonably be expected to have or result in, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    The Acquiring Corporations have all Authorizations from Governmental Bodies required to conduct their respective businesses as now being conducted except where the failure to have any such Authorization would not have and would not reasonably be expected to have or result in, individually or in the aggregate, a Parent Material Adverse Effect. Such Authorizations are valid and in full force and effect, and the Acquiring Corporations and Persons acting in concert with and on behalf of the Acquiring Corporations are in compliance with all such Authorizations, except where the failure to comply with such Authorizations would not have and would not reasonably be expected to have or result in, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    None of the Acquiring Corporations, and (to the Knowledge of Parent) no Representative of any of the Acquiring Corporations with respect to any matter relating to any of the Acquiring Corporations, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(d)    To the Knowledge of Parent, none of the Acquiring Corporations, or Persons acting in concert with or on behalf of the Acquiring Corporations, or any officers, employees or agents of the same has with respect to any product that is manufactured, tested, distributed, held or marketed by or on behalf of any of the Acquiring Corporations made an untrue statement of a material fact or fraudulent statement to any Governmental Body, failed to disclose a material fact required to be disclosed to any Governmental Body.

(e)    To the Knowledge of Parent and except for such violation as would not have and would not reasonably be expected to have or result in, individually or in the aggregate, a Parent Material Adverse Effect, the Acquiring Corporations have filed with any Governmental Body, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports.

3.12.    Tax Matters.

(a)    Each of the Tax Returns required to be filed by or on behalf of the respective Acquiring Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Parent Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All Taxes of all Acquiring Corporations, whether or not shown on the Parent Returns, due on or before the Closing Date, have been or will be paid on or before the Closing Date.

(b)    The Parent December 2009 Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of this Agreement in accordance with U.S. GAAP, except for liabilities for Taxes incurred since the date of the Parent December 2009 Balance Sheet in the operation of the business of the Acquiring Corporations. Parent will establish, prior to the Closing Date, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Parent December 2009 Balance Sheet through the Closing Date.

(c)    Except as set forth in Part 3.12(c) of the Parent Disclosure Schedule, no Acquiring Corporation and no Parent Return is currently being (or since December 31, 2007 has been) audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Parent Returns has been granted (by Parent or any other Person), and no such extension or waiver has been requested from any Acquiring Corporation.

(d)    No claim or Legal Proceeding is pending or, to the Knowledge of Parent, has been threatened against or with respect to any Acquiring Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquiring Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by an Acquiring Corporation and with respect to which adequate reserves for payment have been established on the Parent December 2009 Balance Sheet). There are no liens for material Taxes upon any of the assets of any of the Acquiring Corporations except liens for current Taxes not yet due and payable. None of the Acquiring Corporations has been, and none of the Acquiring Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e)    Except as set forth in Part 3.12(e) of the Parent Disclosure Schedule, since December 31, 2007, no claim has been received by an Acquiring Corporation from any Governmental Body in a jurisdiction where an Acquiring Corporation does not file a Tax Return that an Acquiring Corporation is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation by an Acquiring Corporation to pay material Taxes.

(f)    There are no Contracts relating to allocating or sharing of Taxes to which an Acquiring Corporation is a party or is otherwise bound. None of the Acquiring Corporations is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes or is a party to any Contract providing for payments by an Acquiring Corporation with respect to any amount of Taxes of any other Person. For the purposes of this Section 3.12(f), the following Contracts shall be disregarded: (i) commercially reasonable Contracts providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by an Acquiring Corporation and (ii) commercially reasonable Contracts for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.

(g)    No Acquiring Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. No Acquiring Corporation is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(h)    No Acquiring Corporation has been a member of an “affiliated group of corporations” within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Acquiring Corporation may be subject, other than the affiliated group of which Parent is the common parent.

(i)    Parent has delivered or made available to the Company accurate and complete copies of all Tax Returns of the Acquiring Corporations that remain open or are otherwise subject to audit, and all other material Tax Returns of the Acquiring Corporations filed since December 31, 2002.

(j)    No Acquiring Corporation has taken any position on its federal income Tax Returns (whether or not such position has been disclosed on such federal income Tax Returns) that would reasonably be expected to give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(k)    No Acquiring Corporation has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or similar transaction under any corresponding or similar Legal Requirement.

(l)    Each of the Acquiring Corporations has withheld from each payment made to other persons, including any of its past and present shareholders, directors, officers, employees and agents the amount of all Taxes and other deductions required to be withheld and has paid such amounts when due, in the form required under appropriate laws, or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax withheld but not remitted by each of the Acquiring Corporations has been retained in the appropriate accounts.

(m)    To the Knowledge of Parent, and except for any such violation that would have and would not reasonably be expected to have or result in, individually or in the aggregate, a Parent Material Adverse Effect, each of the Acquiring Corporations has collected from each receipt from any of its past and present customers (or other Persons paying amounts to the Acquiring Corporation) or self-assessed the amount of all Taxes required to be collected or self-assessed and has paid and remitted such Taxes when due, in the form required under appropriate laws or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax collected but not remitted by each of the Acquiring Corporations has been retained in the appropriate accounts.

(n)    None of the Acquiring Corporations has at any time benefited from a forgiveness of debt or entered into any transaction or arrangement (including conversion of debt into shares of its share capital) which could have resulted in the application of Section 80 and following of the Canadian Tax Act.

3.13.    Employee and Labor Matters; Benefit Plans.

(a)    Except as set forth in Part 3.13(a) of the Parent Disclosure Schedule, none of the Acquiring Corporations is a party to or bound by any union contract, collective bargaining agreement or similar Contract other than such national agreements applicable to all employees within certain classes in a specified country.

(b)    None of the Acquiring Corporations is or, to the Knowledge of Parent, has ever been engaged in any unfair labor practice of any nature. To the Knowledge of Parent, there has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting any of the Acquiring Corporations or any of their employees. There is not pending, and, to the Knowledge of Parent, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no unresolved actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of Parent, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Parent Associate, including charges of unfair labor practices or discrimination complaints.

(c)    Part 3.13(c) of the Parent Disclosure Schedule contains an accurate and complete list as of the date hereof of each Parent Employee Plan and each Parent Employee Agreement. None of the Acquiring Corporations has entered into any legally binding obligation to (i) establish any new Parent Employee Plan or Parent Employee Agreement, or (ii) modify or terminate any Parent Employee Plan or Parent Employee Agreement (except to conform any such Parent Employee Plan or Parent Employee Agreement to the requirements of any applicable Legal Requirements).

(d)    Parent has delivered or made available to the Company accurate and complete copies of: (i) each Parent Employee Plan and each Parent Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA, the Code or any other applicable Legal Requirement in connection with each Parent Employee Plan; (iii) for each Parent Employee Plan that is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Parent Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any; (v) all material group insurance contracts relating to each Parent Employee Plan; (vi) all correspondence to or from any Governmental Body relating to any Parent Employee Plan for the period commencing January 1, 2007; (vii) all Code non-discrimination test reports and summaries thereof for each

Parent Employee Plan for the three most recent plan years; and (viii) the most recent IRS determination or opinion letter issued with respect to each Parent Employee Plan intended to be qualified under Section 401(a) of the Code.

(e)    Each of the Acquiring Corporations has performed all material obligations required to be performed by it under each Parent Employee Plan and Parent Employee Agreement. Each Parent Employee Plan and Parent Employee Agreement has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and all subsequent legislation. For each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect its tax-qualified status. There are no claims or Legal Proceedings pending, or, to the Knowledge of Parent, threatened or reasonably anticipated (other than routine claims for benefits), against any Parent Employee Plan or against the assets of any Parent Employee Plan. Each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Company, any of the Acquiring Corporations or any Parent Affiliate (other than ordinary administration expenses), subject to applicable Legal Requirements. There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of Parent, threatened by the IRS, the DOL, or any other Governmental Body with respect to any Parent Employee Plan or Parent Employee Agreement. Each of the Acquiring Corporations has timely made all contributions and other payments required by and due under the terms of each Parent Employee Plan and Parent Employee Agreement.

(f)    Each Parent Employee Agreement and Parent Employee Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code: (i) complies and, at all times after December 31, 2008 has complied, both in form and operation, with the requirements of Section 409A(a)(2), (3) and (4) of the Code and the final regulations thereunder; and (ii) between January 1, 2005 and December 31, 2008 was operated and maintained in accordance with a good faith reasonable interpretation of Section 409A of the Code and its purpose as determined under applicable guidance of the Department of the Treasury and the Internal Revenue Service with respect to service providers who are U.S. taxpayers. No stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) granted or vesting after December 31, 2004 has been granted to any Company Associate or independent contractor to any Acquiring Corporation who is a U.S. taxpayer that (A) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the board of directors of Parent in good faith, (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (C) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code). No compensation payable by any of the Acquiring Corporations is or has been reportable as nonqualified deferred compensation in the gross income of any individual or entity as a result of the operation of Section 409A of the Code.

(g)    No Parent Pension Plan is, and none of the Acquiring Corporations, or any Parent Affiliate, maintains, sponsors, participates in or contributes to or has at any time maintained, sponsored, participated in, or contributed to, or has any liability, whether actual or contingent, under any plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. No Parent Pension Plan is or was at any time a “multiemployer plan” within the meaning of Section (3)(37) of ERISA. No Parent Pension Plan holds or held stock of any of the Acquiring Corporations or any Parent Affiliate as a plan asset None of the Parent Employee Plans are part of, or have at any time been part of, a multiple employer welfare arrangement, as that term is defined in Section 3(40) of ERISA. Except as set forth in Part 3.13(g) of the Parent Disclosure Schedule, no Parent Employee Plan is or was at any time a multiple employer plan as described in Section 413 of the Code.

(h)    Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (alone and not in connection with any other event, including any termination of employment or service) will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Parent Associate under any Parent Employee Plan or Parent Employee Agreement, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by Parent under any Parent Employee Plan or Parent Employee Agreement, (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code, (v) results in an obligation to fund benefits with respect to any Parent Employee Plan or (vi) be reasonably likely to result in any payment to any Parent Associate that would not be deductible by any of the Acquiring Corporations, as the case may be, by virtue of Section 280G of the Code. Part 3.13(h) of the Parent Disclosure Schedule sets forth the Parent Employee Plans and Parent Employee Agreement giving rise to the potential “excess parachute payments” (within the meaning of Section 280G of the Code) payable by an Acquiring Corporation in connection with the Contemplated Transactions, alone and not in connection with any other event.

(i)    No Parent Employee Plan provides, or reflects or represents any liability of any of the Acquiring Corporations to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.

(j)    Except as set forth in Part 3.13(j) of the Parent Disclosure Schedule, to the Knowledge of Parent, no Acquiring Corporation: (i) has violated or otherwise failed to comply with any Legal Requirement respecting employment, employment practices, terms and conditions of employment, including wages, hours, vacation pay, pay equity, overtime pay, occupational health and safety, the health care continuation requirements of COBRA, the requirements of the Family and Medical Leave Act, the requirements of the Health Insurance Portability and Accountability Act of 1996 and the provisions of any similar Legal Requirement; (ii) has failed to withhold or report any amounts required by applicable Legal Requirements or by Contract to be withheld or reported with respect to wages, salaries and other payments to Parent Associates; (iii) is liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; and (iv) is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Parent Associates (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of Parent, threatened or reasonably anticipated claims or Legal Proceedings against any of the Acquiring Corporations under any worker’s compensation policy.

(k)    To the Knowledge of Parent, no stockholder of Parent, and no current Parent Associate, is obligated under any Contract or subject to any Order that would interfere with such Person’s efforts to promote the interests of the Acquiring Corporations or that would interfere with the businesses of the Acquiring Corporations.

(l)    Part 3.13(c) of the Parent Disclosure Schedule separately identifies each Parent Employee Plan that is an International Plan. Without limiting the generality of this Section 3.13(l), each International Plan required to be registered with any applicable Governmental Body and other regulatory authorities has been so registered. With respect to each International Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts required of any Acquiring Corporation under the terms of such International Plan or applicable Legal Requirement, as applied through the Closing Date. The current value of the assets of each such International Plan, as of the end of the most recently ended plan year of that International Plan, equals or exceeded the current value of all benefits liabilities under that International Plan. For purposes of this Section 3.13(l), “International Plan” means any Parent Employee Plan that is maintained outside the United States primarily for the benefit of Persons substantially all of whom are nonresident aliens within the meaning of the Code.

3.14.    Environmental Matters.

(a)    Since December 31, 2007, none of the Acquiring Corporations has received any notice or other communication, whether from a Governmental Body, citizens group, Parent Associate or otherwise, that alleges that any of the Acquiring Corporations is not or might not be in compliance with any Environmental Law, and, to the Knowledge of Parent, there are no circumstances that may prevent or interfere with the compliance by any of the Acquiring Corporations with any Environmental Law in the future.

(b)    To the Knowledge of Parent, and except as would not have or would not reasonably be expected to have or result in a Parent Material Adverse Effect: (i) all property that is or was leased to or controlled, owned or used by any of the Acquiring Corporations, and all surface water, groundwater, soil and soil vapors associated with or adjacent to such property, is free of any Materials of Environmental Concern or material environmental contamination of any nature; (ii) none of the property that is or was leased to or controlled, owned or used by any of the Acquiring Corporations contains any above ground or underground storage tanks, waste treatment systems, asbestos, asbestos-containing materials, equipment using PCBs or underground injection wells; and (iii) none of the property that is or was leased to or controlled, owned or used by the Acquiring Corporations contains any tanks or sumps in which process wastewater or any Materials of Environmental Concern have been Released.

(c)    No Acquiring Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of investigating or conducting any removal or remedial actions at such site.

3.15.    Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by any of the Acquiring Corporations have been provided or made available to the Company. To the Knowledge of Parent, each such policy is in full force and effect and all premiums due thereon have been paid in full.

3.16.    Related Party Transactions. Except as set forth in Part 3.16 of the Parent Disclosure Schedule: (a) no Related Party has, and no Related Party has had, any direct or indirect interest in any material asset used in or otherwise relating to the business of any of the Acquiring Corporations; (b) no Related Party is, or has been, indebted to any of the Acquiring Corporations; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any Parent Material Contract, transaction or business dealing involving any of the Acquiring Corporations; (d) no Related Party is competing, or has competed, directly or indirectly, with any of the Acquiring Corporations; and (e) no Related Party has any claim or right against any of the Acquiring Corporations (other than rights under any Parent Options and rights to receive compensation for services performed as an employee of Parent). For purposes of this Section 3.16, each of the following shall be deemed to be a “Related Party”: (i) each individual who is, or who has at any time since December 31, 2007 been, an officer or director of any of the Acquiring Corporations; (ii) each member of the immediate family of each of the Persons referred to in clause “(i)” above; and (iii) any trust or other Entity (other than Parent) in which any one of the Persons referred to in clauses “(i)” and “(ii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

3.17.    Legal Proceedings; Orders.

(a)    Except as set forth in Part 3.17(a) of the Parent Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of Parent) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquiring Corporations, any business of any of the Acquiring Corporations or any of the assets owned, leased or used by any of the Acquiring Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Arrangement or any of the other Contemplated Transactions. None of the Legal Proceedings identified in Part 3.17(a) of the Parent Disclosure Schedule has had or, if adversely determined, would have or would reasonably be expected to have or result in a Parent Material Adverse Effect. To the Knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 3.17(a).

(b)    There is no Order to which any of the Acquiring Corporations, or any of the assets owned or used by any of the Acquiring Corporations, is subject. To the Knowledge of Parent, no officer or other key employee of any of the Acquiring Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquiring Corporations.

3.18.    Authority; Binding Nature of Agreement. Subject to obtaining the Required Parent Stockholder Vote with respect to the Arrangement, Parent has the corporate right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Parent (at a meeting duly called and held or acting by written consent) as of the date of this Agreement has: (a) unanimously determined that the issuance of shares of Parent Common Stock in the Arrangement is advisable and fair to, and in the best interests of, Parent and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by Parent and unanimously approved the Arrangement; and (c) unanimously recommended the approval of the issuance of shares of Parent Common Stock in the Arrangement by the holders of shares of Parent Common Stock and directed that the issuance of shares of Parent Common Stock in the Arrangement be submitted for consideration by Parent’s stockholders at the Parent Stockholders’ Meeting. This Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.19.    Anti-takeover Statutes. The board of directors of Parent has approved this Agreement and taken all other requisite action such that the restrictions of any antitakeover laws will not apply to this Agreement or any of the Contemplated Transactions.

3.20.    Vote Required. The only vote of Parent’s stockholders required to approve the issuance of shares of Parent Common Stock in the Arrangement is the affirmative vote of a majority of the total votes cast on the proposal in person or by proxy at the Parent Stockholders’ Meeting (the “Required Parent Stockholder Vote”).

3.21.    Non-Contravention; Consents. Except as set forth in Part 3.21 of the Parent Disclosure Schedule, to the Knowledge of Parent and except as would not have and would not reasonably be expected to have or result in, individually or in the aggregate, a Parent Material Adverse Effect, neither (1) the execution, delivery or performance of this Agreement or any of the other Contracts referred to in this Agreement, nor (2) the consummation of the Arrangement or any of the other Contemplated Transactions will directly or indirectly (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a violation of: (i) any of the provisions of the articles/certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquiring Corporations; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent;

(b)    contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Arrangement or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Acquiring Corporations, or any of the assets owned or used by any of the Acquiring Corporations, is subject;

(c)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquiring Corporations or that otherwise relates to the business of any of the Acquiring Corporations or to any of the assets owned or used by any of the Acquiring Corporations;

(d)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract of Parent, or give any Person the right to: (i) declare a default or exercise any remedy under any such Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Contract; (iii) accelerate the maturity or performance of any such Parent Material Contract; or (iv) cancel, terminate or modify any term of any such Parent Material Contract; or

(e)    result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquiring Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquiring Corporations).

(f)    except as may be required by the Securities Act, Exchange Act, the HSR Act, any foreign Antitrust Laws and the rules and regulations of Nasdaq, Parent was not, is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the other Contemplated Transactions; or (y) the consummation of the Arrangement or any of the other Contemplated Transactions. For purposes of this Agreement, an Acquiring Corporation will be deemed to be or to have been “required” to obtain a Consent if the failure to obtain such Consent (i) could result in the imposition of any liability or obligation on, or the expansion of any liability or obligation of, any of the Acquiring Corporations, (ii) could result in the termination, modification or limitation of any contractual or other right of any of the Acquiring Corporations, or (iii) could otherwise have an adverse effect on the business, condition, capitalization, assets, Intellectual Property, liabilities, results of operations, financial performance or prospects of any of the Acquiring Corporations.

3.22.    Receivables. Part 3.22 of the Parent Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for revenues of at least $1,000,000 in the fiscal year ended December 31, 2009. Parent has not received any notice or other communication, and has not received any other information, indicating that any customer or other Person identified or required to be identified in Part 3.22 of the Parent Disclosure Schedule may cease dealing with any of the Acquiring Corporations. Part 3.22 of the Parent Disclosure Schedule identifies, as of the date of this Agreement, each Person that, pursuant to any Contract with any Acquiring Corporation, is required to pay to an Acquiring Corporation after the date of this Agreement $500,000 or more in cash if any payments under such Contract have not been recognized as revenue by any Acquiring Corporation on or prior to the date of this Agreement. Parent has delivered or made available to the Company information setting forth the amount of cash that the Acquiring Corporations expect to receive from each Person referred to in the immediately preceding sentence.

3.23.    Fairness Opinion. Parent’s board of directors has received the written opinion of Page Mill Partners LLC, financial advisor to Parent, dated May 8, 2010, to the effect that the exchange of all the Company Shares for newly issued shares of Parent Common Stock equal to seventy percent of the capital stock of Parent immediately following the Closing and the exchange of Company Unexercised Options for options to purchase Parent Common Stock having substantially equal terms and conditions is fair, from a financial point of view, to Parent and the holders of Parent Common Stock.

3.24.    Financial Advisor. Except for Page Mill Partners LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Arrangement or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent. The total of all fees, commissions and other amounts that have been paid by Parent to Page Mill Partners LLC and its affiliates and all fees, commissions and other amounts that may become payable to Page Mill Partners LLC and its affiliates by Parent if the Arrangement is consummated will not exceed $1,200,000. Parent has furnished to the Company accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Page Mill Partners LLC.

3.25.    Valid Issuance. The shares of Parent Common Stock to be issued in the Arrangement, including the shares of Parent Common Stock to be issued upon the exercise of assumed and converted Company Options, has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed on affiliates of Parent by Rule 144 under the Securities Act.

3.26.    Full Disclosure.

(a)    To Parent’s Knowledge, this Agreement (including the Parent Disclosure Schedule) does not, and the certificate referred to in Section 8.9 will not: (i) contain any representation, warranty or information that is false, misleading or incomplete with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

(b)    The Proxy Statement will not, at the time the Proxy Statement is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

4.	REPRESENTATIONS AND WARRANTIES ABOUT 410 HOLDINGS

The Company represents and warrants to Parent as follows (it being understood that (a) each representation and warranty contained in this Section 4 is subject to (i) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 4 in which such representation and warranty appears, (ii) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Company Disclosure Schedule by reference to another part or subpart of the Company Disclosure Schedule, and (iii) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is readily apparent from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty and (b) none of the representations and warranties in this Section 4 shall apply to any Company Acquired Corporation, which Persons shall be addressed solely by the representations and warranties set forth in Section 2 of this Agreement):

4.1.    Subsidiaries; Due Organization; Etc.

(a)    Part 4.1(a) of the Company Disclosure Schedule identifies each Subsidiary of 410 Holdings and indicates its jurisdiction of organization. Neither 410 Holdings nor any of the Entities identified in Part 4.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 4.1(a) of the Company Disclosure Schedule. Except as set forth in Part 4.1(a) of the Company Disclosure Schedule, none of the 410 Holdings Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)    Each of the 410 Holdings Acquired Corporations is a corporation duly organized, validly existing and, in jurisdictions that recognize the concept, is in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)    Each of the 410 Holdings Acquired Corporations (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a 410 Holdings Material Adverse Effect.

4.2.    Articles of Incorporation and Bylaws. Except as set forth in Part 4.2 of the Company Disclosure Schedule, the Company has delivered or made available to Parent accurate and complete copies of: (a) the articles, bylaws and other charter and organizational documents of each of the 410 Holdings Acquired Corporations, including all amendments thereto; and (b) the stock records of each of the 410 Holdings Acquired Corporations. The books of account, stock records, minute books and other records of the 410 Holdings Acquired Corporations are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

4.3.    Capitalization, Etc.

(a)    The authorized share capital of 410 Holdings consists of an unlimited number of 410 Holdings Shares, of which 158 shares have been issued and are outstanding as of the date of this Agreement. All of the outstanding 410 Holdings Shares have been duly authorized and validly issued, and are fully paid and non-assessable. Except as set forth in Part 4.3(a) of the Company Disclosure Schedule: (i) none of the outstanding 410 Holdings Shares is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding 410 Holdings Shares is subject to any right of first refusal or similar right in favor of the Company or any other Person; and (iii) there is no 410 Holdings Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any 410 Holdings Shares. None of the 410 Holdings Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding 410 Holdings Shares or any other securities. There is no repurchase option which is held by 410 Holdings and to which any of the 410 Holdings Shares is subject.

(b)    Except as set forth in Part 4.3(b) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the 410 Holdings Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the 410 Holdings Acquired Corporations; (iii) Contract under which any of the 410 Holdings Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive (A) any shares of capital stock or other securities of any of the 410 Holdings Acquired Corporations, or (B) any portion of any Share Consideration or other consideration payable in connection with the Arrangement.

(c)    All outstanding shares of capital stock, and all options, warrants and other securities of the 410 Holdings Acquired Corporations have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all material requirements set forth in applicable Contracts.

(d)    All of the outstanding shares of each of the 410 Holdings Acquired Corporations have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company (in the case of 410 Holdings) or by 410 Holdings (in the case of all of the other 410 Holdings Acquired Corporations), in each case free and clear of any Encumbrances.

(e)    Except as set forth in Part 4.3(e) of the Company Disclosure Schedule, none of the 410 Holdings Acquired Corporations has ever repurchased, redeemed or otherwise reacquired any 410 Holdings Shares or other securities of any 410 Holdings Acquired Corporation.

4.4.    Title to Assets. The 410 Holdings Acquired Corporations own, and have good and valid title to, all assets purported to be owned by them, free and clear of all Encumbrances. Other than the shares of 512966 N.B. Inc. (which has been liquidated) owned by 410 Holdings, none of the 410 Holdings Acquired Corporations (i) owns or leases, or has ever owned or leased, any assets or (ii) is a party to any Contracts other than the Company Shareholder Agreements. None of the 410 Holdings Acquired Corporations has ever had any employees, owned any Intellectual Property rights or engaged in any activities or businesses save and except for holding shares of 512966 N.B. Inc. and the Company.

4.5.    Financial Statements.

(a)    The Company has delivered or made available to Parent the following financial statements and notes (collectively, the “410 Holdings Financial Statements”): (i) the unaudited unconsolidated balance sheets of 410 Holdings and its unconsolidated Subsidiaries as of December 31, 2006, 2007, and 2008 and the related unaudited unconsolidated statements of operations, statements of shareholders’ equity and statements of cash flows of 410 Holdings and its unconsolidated Subsidiaries for the years then ended; and (ii) the unaudited unconsolidated balance sheet of 410 Holdings and its unconsolidated Subsidiaries as of November 30, 2009, and the related unaudited statement of income, statement of shareholders’ equity and statement of cash flows of 410 Holdings and its unconsolidated Subsidiaries for the eleven month period then ended.

(b)    The 410 Holdings Financial Statements are accurate and complete in all material respects and fairly present the financial position of 410 Holdings and its unconsolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of 410 Holdings and its unconsolidated Subsidiaries for the periods covered thereby. The 410 Holdings Financial Statements have been prepared on a consistent basis throughout the periods covered. The financial statements referred to in Section 4.5(a)(ii) do not contain footnotes and are subject to normal and recurring year end adjustments, which will not, individually or in the aggregate, have or reasonably be expected to have or result in a 410 Holdings Material Adverse Effect.

(c)    Each of the 410 Holdings Acquired Corporations maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the unconsolidated financial statements of 410 Holdings and its Subsidiaries and to maintain accountability for the assets of the 410 Holdings Acquired Corporations; (iii) access to the assets of the 410 Holdings Acquired Corporations is permitted only in accordance with management’s authorization; (iv) the reporting of the assets of the 410 Holdings Acquired Corporations is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

4.6.    No Liabilities. None of the 410 Holdings Acquired Corporations has any accrued, contingent or other liabilities other than liabilities described in Part 4.6 of the Company Disclosure Schedule and other than liabilities set out in the 410 Holdings Financial Statements.

4.7.    Legal Proceedings; Orders. There is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (a) that involves any of the 410 Holdings Acquired Corporations or any of the assets owned, leased or used by any of the 410 Holdings Acquired Corporations; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Arrangement or any of the other Contemplated Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(a)” or clause “(b)” of the first sentence of this Section 4.7. There is no Order to which any of the 410 Holdings Acquired Corporations, or any of the assets owned or used by any of the 410 Holdings Acquired Corporations, is subject.

4.8.    Non-Contravention; Consents. To the Knowledge of the Company and except as would not, or would not reasonably be expected to, individually or in the aggregate, have a 410 Holdings Material Adverse Effect, neither (a) the execution, delivery or performance of this Agreement or any of the other Contracts referred to in this Agreement, nor (b) the consummation of the Arrangement or any of the other Contemplated Transactions will directly or indirectly (with or without notice or lapse of time):

(i)    contravene, conflict with or result in a violation of (A) any of the provisions of the articles/certificate of incorporation, bylaws or other charter or organizational documents of any of the 410 Holdings Acquired Corporations, or (B) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of any of the 410 Holdings Acquired Corporations;

(ii)    contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Arrangement or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the 410 Holdings Acquired Corporations, or any of the assets owned or used by any of the 410 Holdings Acquired Corporations, is subject;

(iii)    result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the 410 Holdings Acquired Corporations;

(iv)    except as set forth in Part 4.8 of the Company Disclosure Schedule, none of the 410 Holdings Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement or any of the other Contemplated Transactions, or (B) the consummation of the Arrangement or any of the other Contemplated Transactions. (For purposes of this Agreement, a 410 Holdings Acquired Corporation will be deemed to be or to have been “required” to obtain a Consent if the failure to obtain such Consent (x) could result in the imposition of any liability or obligation on, or the expansion of any liability or obligation of, any of the 410 Holdings Acquired Corporations, (y) could result in the termination, modification or limitation of any contractual or other right of any of the 410 Holdings Acquired Corporations, or (z) could otherwise have an adverse effect on the business, condition, capitalization, assets, liabilities, results of operations, financial performance or prospects of any of the 410 Holdings Acquired Corporations.)

4.9.    Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Arrangement or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the 410 Holdings Acquired Corporations.

5.	CERTAIN COVENANTS OF THE PARTIES

5.1.    Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Section 9 (the “Pre-Closing Period”), each of (i) the Company and (ii) Parent shall, and shall cause their respective Representatives to: (a) provide the other party and its Representatives with reasonable access during normal business hours to the Representatives, offices, personnel, properties and assets of such party and its Subsidiaries and to all existing books, records, Tax Returns, work papers and other documents and information relating to such party and its Subsidiaries; and (b) provide the other party and its Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to such party and its Subsidiaries as the other party may reasonably request. Each party shall instruct its Representatives to cooperate with the other party and its Representatives in their respective investigations in accordance with this Agreement.

5.2.    Operations Prior to Closing.

(a)    Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Part 5.2(a) of the Company Disclosure Schedule or Part 5.2(a) of the Parent Disclosure Schedule, (iii) as required by applicable Legal Requirements, or (iv) as approved in advance by the other party in writing, at all times during the Pre-Closing Period, each of the Company and Parent shall, and each of them shall cause its Subsidiaries to (w) carry on its respective business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (x) pay its debts and Taxes when due, in each case subject to good faith disputes over such debts or Taxes, (y) pay or perform all material obligations when due, and (z) use reasonable best efforts, consistent with past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and other parties with which it has significant business dealings.

(b)    Except (A) as expressly contemplated or permitted by this Agreement, (B) as set forth in Part 5.2(b) of the Company Disclosure Schedule or Part 5.2(b) of the Parent Disclosure Schedule, as the case may be, (C) with the prior written consent of Parent or the Company, as the case may be, which shall not be unreasonably withheld, delayed or conditioned, or (D) in connection with the Debt Restructuring, at all times during the Pre-Closing Period, neither the Company nor Parent shall, nor shall either of them cause or permit any of their respective Subsidiaries to, do any of the following:

(i)    propose to adopt any amendments to or amend its certificate of incorporation or bylaws or comparable organizational documents;

(ii)    authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity-based (whether payable in cash, securities or other property or any combination of the foregoing) commitments, subscriptions, rights to purchase or otherwise) any of its securities or any securities of any of its Subsidiaries, except for (A) the issuance and sale of shares of common stock pursuant to stock options or restricted stock units outstanding prior to the date hereof, (B) grants of purchase rights under an employee stock purchase or other similar plan, and (C) grants to newly hired employees or refresh grants to current employees of restricted stock units covering or stock options to purchase common stock granted in the ordinary course of business consistent with past practice, in the case of stock options, with a per share exercise price that is no less than the then-current market price of a share of common stock;

(iii)    amend the terms of any of its securities or any securities (including options, warrants and similar rights) of any of its Subsidiaries; provided, however, that nothing in this paragraph (iii) shall prohibit the Company or Parent from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to it and its Subsidiaries, taken as a whole;

(iv)    incur or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of other parties, other than contractual obligations of Subsidiaries in the ordinary course of business, or create an Encumbrance over any of its assets, other than the issuance of performance bonds in the ordinary course of business consistent with past practice;

(v)    declare, set aside or pay any dividend or other distribution of property in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution of property in respect of the shares of capital stock or effect or commit to any stock repurchase of its capital stock;

(vi)    propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it or any of its Subsidiaries (other than the transactions contemplated hereby); provided, however, that nothing in this paragraph (vi) shall prohibit the Company or Parent from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to it and its Subsidiaries, taken as a whole;

(vii)    forgive any loans of any party, including its employees, officers or directors or any employees, officers or directors of any of its Subsidiaries, or any of its Affiliates;

(viii)    (A) increase the compensation payable or to become payable to its officers, employees (other than in the ordinary course of business) or consultants (other than in the ordinary course of business), or (B) grant any severance or termination pay to, or enter into any severance agreement with any director, officer, consultant or other employee, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer, consultant or employee, other than with respect to the hiring and termination of employees in the ordinary course of business consistent with past practice, except the parties may make any amendments to existing employee benefit plans to the extent necessary to maintain their compliance with applicable Legal Requirements (including any amendments necessary or desirable to comply with Section 409A of the Code so as to avoid the imposition of additional Tax with respect thereto) and the parties may make grants of equity awards as provided in Section 5.2(b)(ii) above;

(ix)    acquire, sell, lease, license or dispose of any property or assets in any single transaction or series of related transactions, except for (i) transactions pursuant to existing Contracts, or (ii) transactions in the ordinary course of business consistent with past practice;

(x)    except as may be required by applicable Legal Requirements or U.S. GAAP, make any change in any of the accounting principles or practices used by it or its Subsidiaries;

(xi)    make or change any material Tax election, adopt or change any Tax accounting method, settle or compromise any material Tax liability, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;

(xii)    enter into or amend any Material Contract (in the case of the Company) or Parent Material Contract (in the case of Parent), as the case may be, except in the ordinary course of business consistent with past practice;

(xiii)    sell, assign, transfer, license or sublicense, pledge or otherwise encumber any Company Intellectual Property or Parent Intellectual Property, as applicable (other than non-exclusive licenses or other similar Contracts in the ordinary course of business consistent with past practice);

(xiv)    acquire (by merger, consolidation or acquisition of stock or assets) any other Person, any equity interest of any Person or substantially all of the assets of any Person;

(xv)    mortgage, pledge or subject to Encumbrance, any of its assets or properties;

(xvi)    authorize, incur or commit to incur any new capital expenditure(s) which in the aggregate exceed $300,000 per quarter; provided, however, that the foregoing shall not limit any maintenance capital expenditures or capital expenditures required pursuant to existing Contracts;

(xvii)    settle or compromise any pending or threatened Legal Proceeding in a manner which would require the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, to make an adverse admission, or pay, discharge or satisfy or agree to pay, discharge or satisfy any amount greater than $250,000 in damages;

(xviii)    initiate any material Legal Proceeding;

(xix)    except as required by applicable Legal Requirements or U.S. GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice; or

(xx)    enter into a Contract to do any of the foregoing or knowingly take any action which is reasonably expected to result in any of the conditions to the consummation of the transactions contemplated hereby not being satisfied, or knowingly take any action which would make any of its representations or warranties set forth in this Agreement untrue or incorrect in any material respect, or that would materially impair its ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or materially delay such consummation.

5.3.    No Solicitation.

(a)    During the Pre-Closing Period, neither the Company nor Parent shall, directly or indirectly, and each of the Company and Parent shall ensure that its respective Representatives and Subsidiaries and the respective Representatives of their respective Subsidiaries do not, directly or indirectly:

(i)    solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that would reasonably be expected to lead to the making, submission or announcement of an Acquisition Proposal or Acquisition Inquiry;

(ii)    furnish any information regarding the Company or Parent, as the case may be, or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or Parent, as the case may be, or any of its Subsidiaries, to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

(iii)    enter into or engage in discussions or negotiations, otherwise cooperate in any way with, or knowingly assist, participate in, or facilitate any effort by, any Person with respect to any Acquisition Proposal or Acquisition Inquiry;

(iv)    approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry; or

(v)    enter into any written agreement in principle, letter of intent, term sheet or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction;

provided, however, that if prior to the Parent Stockholders’ Meeting, (i) Parent receives a written Acquisition Proposal from an unaffiliated third party that the board of directors of Parent believes in good faith to be bona fide, (ii) the board of directors of Parent determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (iii) after consultation with its outside counsel, the board of directors of Parent determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under any applicable Legal Requirement, then Parent may (A) furnish information with respect to Parent and its Subsidiaries to the Person making such Acquisition Proposal and (B) enter into, participate in, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that Parent (x) will not, and will not allow any of its Subsidiaries or Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide to the Company any material non-public information concerning Parent or its Subsidiaries provided to such other Person which was not previously provided to the Company. Parent shall promptly, but in any event within one Business Day, notify the Company orally and in writing if it begins or determines to begin providing information or engaging in discussions concerning an Acquisition Proposal from a Person or group of related Persons pursuant to this Section 5.3(a); and

provided further, however, that if prior to the Parent Stockholders’ Meeting, (i) the Company receives a written Acquisition Proposal from an unaffiliated third party that the board of directors of the Company believes in good faith to be bona fide, (ii) the board of directors of the Company determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (iii) after consultation with its outside counsel, the board of directors of the Company determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under any applicable Legal Requirement (assuming for purposes of this clause (iii) that the DGCL and relevant case law are also applicable Legal Requirements with respect to determining a board of directors’ duties to its stockholders), then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) enter into, participate in, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) will not, and will not allow any of its Subsidiaries or Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. The Company shall promptly, but in any event within one Business Day, notify Parent orally and in writing if it begins or determines to begin providing information or engaging in discussions concerning an Acquisition Proposal from a Person or group of related Persons pursuant to this Section 5.3(a).

(b)    Each of the Company and Parent shall promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal or Acquisition Inquiry) advise the other party orally and in writing of any Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Such party shall keep the other party informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any modification or proposed modification thereto.

(c)    Each of the Company and Parent shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

6.	ADDITIONAL COVENANTS OF THE PARTIES

6.1.    Implementation Steps. The Company covenants in favour of Parent that the Company shall, subject to the terms of this Agreement:

(a)    as soon as reasonably practicable after the date of execution of this Agreement and in any event not later than 60 days after the date hereof (or such date to be agreed between the parties in writing) apply, in a manner reasonably acceptable to Parent to the Court pursuant to Section 291 of the BCBCA for an Interim Order providing for, among other things, the calling and holding of the Company Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement Resolutions;

(b)    in accordance with the Interim Order, as soon as reasonably practicable, convene and hold the Company Meeting or obtain the Written Consent for the purposes of approving the Arrangement Resolutions;

(c)    if the Arrangement Resolutions are to be approved at the Company Meeting, use commercially reasonable efforts to solicit from the Company Shareholders proxies in favor of the approval of the Arrangement Resolutions, in a manner consistent with past practice;

(d)    in addition to the approval of the Arrangement Resolutions, use all reasonable commercial efforts to obtain such other approvals, if any, as are required by the Interim Order and proceed with and diligently pursue the application to the Court for the Final Order; and

(e)    subject to obtaining the Final Order, file a certified copy of the Final Order, Articles of Arrangement and such other documentation as may be required for acceptance and endorsement by the Registrar to give effect to the Arrangement pursuant to Section 292 of the BCBCA.

(f)    Notwithstanding anything to the contrary contained in this Section 6.1, at any time prior to Parent obtaining the Required Parent Stockholder Vote, if the Company receives an Acquisition Proposal which the board of directors of the Company concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by the Parent pursuant to clause (C) below, the board of directors of the Company may terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal if the board of directors of the Company determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Legal Requirements (assuming for purposes of this Section 6.1(f) that the DGCL and relevant case law are also applicable Legal Requirements with respect to determining a board of directors’ duties to its stockholders); provided that the Company shall not terminate this Agreement pursuant to the foregoing clause, and any purported termination pursuant to the foregoing clause shall be void and of no force or effect, unless concurrently with such termination the Company pays the termination fee payable pursuant to Section 9.3(c); and provided further, that the board of directors of the Company may not terminate this Agreement pursuant to the foregoing clause unless: (A) the Company shall have provided prior written notice to Parent, at least five Business Days in advance (the “Company Notice Period”), of its intention to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), if applicable, and shall have contemporaneously provided a copy of the most current form or draft of any written agreement providing for the Acquisition Transaction contemplated by such Superior Proposal and other material documents; (B) Parent does not make, during the Company Notice Period, a binding, unconditional written offer (including the complete form of definitive acquisition agreement executed on behalf of Parent and all exhibits and other attachments thereto, subject to acceptance by the Company by countersignature on behalf of the Company, and subject to no other conditions whatsoever) that the board of directors of the Company determines in good faith, after consultation with a financial advisor (who shall be a nationally recognized investment banking firm) is at least as favorable from a financial point of view to the shareholders of the Company as such Superior Proposal; and (C) prior to terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Company Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement as would permit the board of directors of the Company to conclude that such Acquisition Proposal has ceased to constitute a Superior Proposal. In the event of a change to (i) the aggregate consideration to be provided as part of the Superior Proposal or (ii) other material financial terms of the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.1(f) with respect to such new written notice, except that the Company Notice Period shall be reduced to two Business Days.

(g)    The Company agrees that any violations of the restrictions set forth in this Section 6.1 by any of its Subsidiaries or Representatives shall be deemed to be a breach of this Section 6.5 by the Company.

6.2.    Interim Order. The notice of motion for the application referred to in Section 6.1(a) shall request that the Interim Order:

(a)    (i) provide that the Arrangement Resolutions may be approved by way of Written Consent or (ii) if the Arrangement Resolutions cannot be, or are not to be, approved by way of Written Consent, provide for the class of persons to whom notice is to be provided in respect of the Arrangement and for the Company Meeting and for the manner in which such notice is to be provided;

(b)    provide that the only requisite approval for the Arrangement Resolutions shall be either approval by way of Written Consent or by 66 2/3% of the votes cast on the Arrangement Resolutions by (i) the Company Shareholders, (ii) the holders of the Company Common Shares and (iii) the holders of the Company Preferred Shares, in each case present in person or by proxy at the Company Meeting, voting as a single class, each Company Share entitling the holder thereof to one vote on the Arrangement Resolutions;

(c)    provide that the terms, restrictions and conditions of constating documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(d)    provide for the notice requirements with respect to the presentation of the application to the Court for a Final Order;

(e)    provide that the Company Meeting may be adjourned or postponed from time to time by the Company without the need for additional approval of the Court; and

(f)    provide that the record date for Company Shareholders, including the holders of the Company Preferred Shares, entitled to notice of, and to vote at, the Company Meeting will not change in respect of any adjournment of the Company Meeting.

6.3.    Preparation of Filings.

(a)    Parent and the Company shall co-operate with each other, and permit each other to provide comments to the extent reasonably practicable, in the preparation of any application for the Governmental Authorizations and any other orders, registrations, consents, filings, rulings, exemptions, no-action letters and approvals and the preparation of any documents reasonably deemed by either of the parties to be necessary to discharge its respective obligations or otherwise advisable under applicable Legal Requirements in connection with the Arrangement and this Agreement as promptly as practicable hereafter.

(b)    If the Company proposes to call a Company Meeting, the Company shall prepare a statement explaining the proposed Arrangement in accordance with the requirements of the BCBCA (the “Arrangement Meeting Statement”). Parent will co-operate with the Company in the preparation of such Arrangement Meeting Statement and each of the Parent and the Company acknowledge that they shall mutually agree on any comments or any revisions made to such Arrangement Meeting Statement prior to its mailing to Company Shareholders in accordance with the Interim Order and applicable Legal Requirements.

(c)    The Company shall ensure that the Arrangement Meeting Statement complies with the Interim Order and all applicable Legal Requirements. Parent shall ensure that information supplied by it for inclusion in the Arrangement Meeting Statement will, at the time of the mailing of the Arrangement Meeting Statement, comply with the Interim Order and all applicable Legal Requirements.

(d)    Each of the Company and Parent shall promptly notify the other if at any time before the Effective Time it becomes aware that the Arrangement Meeting Statement, an application for a Governmental

Authorization or any other order, registration, consent, ruling, exemption, no-action letter or approval, any registration statement or any circular or other filing under applicable Legal Requirements contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances under which they were made, or that otherwise requires an amendment or supplement to the Arrangement Meeting Statement, and, if required, a supplemental Company Meeting, such application, registration statement, circular or filing, and the parties shall co-operate in the preparation of such amendment or supplement as required or the calling and holding of such Company Meeting.

6.4.    Proxy Statement.

(a)    As promptly as practicable after the date of this Agreement, Parent shall prepare the Proxy Statement and Parent shall cause the Proxy Statement to be filed with the SEC. Parent shall use commercially reasonable efforts: (i) to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC; and (ii) to promptly notify the Company of, cooperate with the Company with respect to and respond promptly to any comments of the SEC or its staff. Parent will notify the Company promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officers for amendments or supplements to the Proxy Statement or for additional information and will supply the Company with copies of all correspondence between Parent or any of its Representatives, on the one hand, and the SEC, or its staff or other governmental officials, on the other hand, with respect to the Proxy Statement. Parent shall permit the Company to participate in the preparation of the Proxy Statement and any exhibits, amendment or supplement thereto and shall consult with the Company and its advisors concerning any comments from the SEC with respect thereto and shall not file the Proxy Statement or any exhibits, amendments or supplements thereto or any response letters to any comments from the SEC without the prior consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. Parent shall cause the Proxy Statement to be mailed to Parent’s stockholders promptly following the earliest of (A) notification from the SEC that the SEC will not review the Proxy Statement, (B) expiration of the ten calendar day period provided by Rule 14a-6 under the Exchange Act if on or prior to such expiration the SEC has not provided comments with respect to the Proxy Statement or indicated that it intends to provide such comments and (C) resolution of any SEC comments with respect to the Proxy Statement. Each of Parent and the Company shall promptly furnish to the other all information concerning such party and its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.4. If either Parent or the Company becomes aware of any information that should be disclosed in the Proxy Statement, then such party: (1) shall promptly inform the other party thereof; and (2) shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement prior to it being filed with the SEC.

(b)    Parent shall comply, and the Company shall promptly provide Parent with such information concerning the Company in the form and as required or reasonably requested by Parent concerning the Company in the Proxy Statement to comply with all applicable provisions of and rules under the Exchange Act and other applicable federal securities laws and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information furnished by the Company to Parent for inclusion in the Proxy Statement).

(c)    The Company shall review the Proxy Statement and shall ensure, as of the date of mailing the Proxy Statement to holders of Parent Common Stock, that the information relating to the Company contained in the Proxy Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(d)    Prior to the Effective Time, Parent shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the shares of Parent Common Stock to be issued in the Arrangement will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every state of the United States in which any registered holder of Company Shares has an address of record on the record date for determining the shareholders entitled to notice of and to vote at the Company Shareholders’ Meeting; provided, however, that Parent shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

6.5.    Parent Stockholders’ Meeting.

(a)    Parent shall take all action necessary to duly call, give notice of, convene and hold a meeting of the holders of shares of Parent Common Stock in accordance with the DGCL to vote on the issuance of shares of Parent Common Stock in the Arrangement (the “Parent Stockholders’ Meeting”) to be held as soon as practicable following the filing of the Proxy Statement with the SEC and the completion of the SEC’s review of the Proxy Statement, and Parent shall not adjourn or postpone the Parent Stockholders’ Meeting if there are sufficient shares of Parent Common Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting. Parent’s obligation to call, give notice of, convene and hold the Parent Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Proposal or other Acquisition Proposal, or by any Adverse Recommendation Change unless this Agreement has been terminated pursuant to Section 9.1 hereof. Parent shall ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. At the Parent Stockholders’ Meeting, the Acquiring Corporations shall vote all shares of Parent Common Stock, if any, owned by them in favor of the issuance of Parent Common Stock in the Arrangement.

(b)    Subject to Section 6.5(c) and Section 6.5(d): (i) the Proxy Statement shall include a statement to the effect that the board of directors of Parent recommends that Parent’s stockholders vote to approve the issuance of shares of Parent Common Stock in the Arrangement (the recommendation of Parent’s board of directors that Parent’s stockholders vote to approve the issuance of shares of Parent Common Stock in the Arrangement being referred to as the “Parent Board Recommendation”); and (ii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the board of directors of Parent or any committee thereof to withdraw the Parent Board Recommendation or modify the Parent Board Recommendation in a manner adverse to the Company shall be adopted.

(c)    Notwithstanding anything to the contrary contained in Section 6.5(b), at any time prior to obtaining the Required Parent Stockholder Vote, if Parent receives an Acquisition Proposal which the board of directors of Parent concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by the Company pursuant to clause (C) below, the board of directors of Parent may (i) effect an Adverse Recommendation Change and/or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal if the board of directors of Parent determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Legal Requirements; provided that Parent shall not terminate this Agreement pursuant to the foregoing clause (ii), and any purported termination pursuant to the foregoing clause (ii) shall be void and of no force or effect, unless concurrently with such termination Parent pays the termination fee payable pursuant to Section 9.3(b); and provided further, that the board of directors of Parent may not effect an Adverse Recommendation Change pursuant to the foregoing clause (i) or terminate this Agreement pursuant to the foregoing clause (ii) unless: (A) Parent shall have provided prior written notice to the Company, at least five Business Days in advance (the “Parent Notice Period”), of its intention to effect an Adverse Recommendation Change or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, as the case may be, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), if applicable, and shall have contemporaneously provided a copy of the most current form or draft of any written agreement providing for the

Acquisition Transaction contemplated by such Superior Proposal and other material documents; (B) the Company does not make, during the Parent Notice Period, a binding, unconditional written offer (including the complete form of definitive acquisition agreement executed on behalf of the Company and all exhibits and other attachments thereto, subject to acceptance by Parent by countersignature on behalf of Parent, and subject to no other conditions whatsoever) that the board of directors of Parent determines in good faith, after consultation with a financial advisor (who shall be a nationally recognized investment banking firm) is at least as favorable from a financial point of view to the stockholders of Parent as such Superior Proposal; and (C) prior to effecting such an Adverse Recommendation Change or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, Parent shall, and shall cause its financial and legal advisors to, during the Parent Notice Period, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement as would permit the board of directors of Parent not to effect an Adverse Recommendation Change or to conclude that such Acquisition Proposal has ceased to constitute a Superior Proposal, as the case may be. In the event of a change to (i) the aggregate consideration to be provided as part of the Superior Proposal or (ii) other material financial terms of the Superior Proposal, Parent shall be required to deliver a new written notice to the Company and to comply with the requirements of this Section 6.5(c) with respect to such new written notice, except that the Parent Notice Period shall be reduced to two Business Days.

(d)    Notwithstanding anything to the contrary contained in Section 6.5(b), at any time prior to obtaining the Required Parent Stockholder Vote, the board of directors of Parent may effect an Adverse Recommendation Change based on a Material Change in Circumstances, provided, however, that Parent shall not make an Adverse Recommendation Change based on a Material Change of Circumstances unless (i) Parent shall have provided prior written notice to the Company, at least three Business Days in advance, of its intention to effect an Adverse Recommendation Change based on a Material Change of Circumstances, which notice shall specify all relevant facts and circumstances of any such Material Change of Circumstances, and (ii) Parent shall have provided the Company and its Representatives an opportunity to discuss the Material Change of Circumstances.

(e)    Parent agrees that any violations of the restrictions set forth in this Section 6.5 by any of its Subsidiaries or Representatives shall be deemed to be a breach of this Section 6.5 by Parent.

6.6.    Stock Options.

(a)    Prior to the Effective Time, the Company shall provide notice to each holder of outstanding Company Options describing the treatment of such Company Options in accordance with this Section 6.6. As soon as reasonably practicable following the date hereof and conditional upon the Effective Time, the board of directors of the Company shall make all determinations reasonably necessary under the Company Option Plan to accomplish the transactions contemplated by Section 1.1(c)(v) and, to the extent necessary and practicable, to reflect the transactions contemplated by this Agreement, including the Arrangement. As soon as reasonably practicable following the Effective Time (and in no event later than five Business Days after the Effective Time), Parent shall issue to each holder of a Company Unexercised Option a document evidencing the issuance to such holder, in exchange for the cancelled Company Unexercised Option, of a Parent Replacement Option. Subject to the occurrence of the Effective Time, Parent shall take all corporate action reasonably necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Parent Replacement Options pursuant to the terms set forth in Section 1.1(c)(v) and this Section 6.6.

(b)    Provided that the Company shall first provide to Parent the names of its stockholders and the number of Company Shares or Company Options which may be subject to Section 16(b) of the Exchange Act and any other information reasonably requested by Parent and relating to the same, the board of directors of Parent shall, prior to the Effective Time, take appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, the deemed grant of options to purchase shares of Parent Common Stock under the Parent Replacement Options.

(c)    Parent shall file with the SEC no later than 10 business days after the Effective Time a registration statement on Form S-8 (or any successor form or other appropriate forms) relating to shares of Parent

Common Stock issuable pursuant to the Parent Replacement Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Replacement Options remain outstanding. Parent shall use reasonable best efforts to cause shares of Parent Common Stock, when issued upon exercise of Parent Replacement Options, to be approved for quotation on the Nasdaq Global Market.

(d)    Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Option Plan and otherwise) to be taken by the Company to effectuate the provisions of this Section 6.6 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 6.6.

6.7.    Regulatory Approvals and Related Matters.

(a)    Subject to compliance with applicable Legal Requirements, Parent shall use commercially reasonable efforts to provide to the Company, and the Company shall use commercially reasonable efforts to provide to Parent, as promptly as practicable any information that is required in order to effectuate any filings or applications by Parent or the Company pursuant to Section 6.7(b). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and Parent shall use commercially reasonable efforts to: (i) consult with and consider the views of the other party regarding material positions being taken in material filings to be made under Antitrust Laws in connection with the Arrangement; (ii) provide the other (and its counsel) as promptly as practicable with copies of all material filings and material written submissions made by such party with any Governmental Body under any Antitrust Law in connection with the Arrangement.

(b)    Except as otherwise provided in this Agreement, each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Arrangement and the other Contemplated Transactions. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and under any other Legal Requirement that is designed to prohibit, restrict or regulate foreign investment or actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) in connection with the Contemplated Transactions. The Company and Parent shall use commercially reasonable efforts to respond as promptly as practicable to: (i) any inquiries or requests (including any “second request”) received from the Federal Trade Commission or the U.S. Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters.

(c)    Subject to Section 6.7(d), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Arrangement and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 6.7(d), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Arrangement and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Arrangement; and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Arrangement.

(d)    Notwithstanding anything to the contrary contained in this Section 6.7 or elsewhere in this Agreement, Parent shall have no obligation under this Agreement: (i) to sell, divest, or dispose of or agree to sell, divest, or dispose of (or cause any of its Subsidiaries or any of the Acquired Corporations to sell, divest, or dispose of or agree to sell, divest, or dispose of) any of its respective material businesses, product lines, properties or assets, or to take or agree to take (or cause any of its Subsidiaries or any of the Acquired Corporations to take or agree to take) any other action or agree (or cause any of its Subsidiaries or any of the Acquired Corporations to agree) to any material limitation or restriction on any of its respective businesses, product lines, properties or assets and (ii) to license or otherwise make available (or cause any of its Subsidiaries or any of the Acquired Corporations to license or otherwise make available) to any Person, any material Intellectual Property, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any material Intellectual Property. Parent shall use its commercially reasonable efforts to contest any Legal Proceeding relating to the Arrangement or any of the other Contemplated Transactions.

6.8.    Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement, and shall consult with the other party and consider the views and comments of the other party before any of the Acquired Corporations or Acquiring Corporations, as the case may be, or any of their Representatives send any emails or other documents to Company Associates or Parent Associates, as the case may be, generally or otherwise communicates with Company Associates or Parent Associates, as the case may be, generally, with respect to the Arrangement or any of the other Contemplated Transactions; provided, however, that Parent and the Company shall agree on the contents of the press release announcing the execution of this Agreement.

6.9.    Listing. Parent shall promptly (a) to the extent required by the rules and regulations the Nasdaq Stock Market LLC (“Nasdaq”), prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in the Arrangement and use its reasonable best efforts to cause such shares to be approved for listing (subject to notice of issuance), and, (b) to the extent required by Nasdaq Marketplace Rule 4340, file an initial listing application for the shares of Parent Common Stock on the Nasdaq Global Market (the “Nasdaq Listing Application”) and use its reasonable best efforts to cause such Nasdaq Listing Application to be approved promptly following the Effective Time. Parent shall provide the Company with the opportunity to review and comment on any filings or submissions to be made to Nasdaq in connection with the Nasdaq Listing Application. The Company shall cooperate with Parent as reasonably requested by Parent to cause the Nasdaq Listing Application to be approved and the shares of Parent Common Stock to be issued in the Arrangement to be approved for listing on the Nasdaq Global Market and shall promptly furnish to Parent all information concerning the Acquired Companies and their shareholders that may be required or reasonably requested in connection with any action contemplated by this Section  6.9.

6.10.    Board of Directors; Officers. Prior to the Parent Stockholders’ Meeting, Parent shall have taken or caused to be taken all necessary corporate action such that immediately after the Effective Time the board of directors of Parent and the composition of the committees of the board of directors of Parent shall be composed of the persons agreed upon by the Company and Parent prior to the Closing Date. Parent and the Company agree that promptly after the Effective Time the senior officers of Parent and each of its Subsidiaries, including the Company, shall be those persons agreed upon by the Company and Parent prior to the Closing Date. In the event that the Company and Parent fail to agree upon the composition of the board of directors of Parent before the Closing Date, the Company shall have the right to nominate six (6) directors for election and Parent shall have the right to nominate three (3) directors and those nine (9) directors shall determine the senior officers of Parent and its Subsidiaries and shall establish the composition of Parent’s board committees.

6.11.    Termination of Company Shareholder Agreements. Prior to the Closing Date, the Company will obtain the necessary written consent of its shareholders to, effective upon the Closing Date, terminate the Company Shareholder Agreements.

6.12.    Section 16(b). Prior to the Closing Date and pursuant to Rule 16b-3(d) of the Exchange Act, the board of directors of Parent will adopt a resolution approving the issuance pursuant to the Arrangement of shares of Parent Common Stock to parties that are or will become officers and directors of Parent and their affiliates so that such issuances are exempt from application of Section  16(b) of the Exchange Act.

6.13.    Debt Restructuring. Parent will, and will cause its Subsidiaries and Representatives to, cooperate with the Company in taking any actions necessary to restructure the Company’s indebtedness substantially as set forth in the Commitment Letter (as defined in Section 7.10).

6.14.    Directors’ and Officers’ Insurance. From and after the Closing Date and until the six year anniversary of the Closing Date, Parent shall maintain in effect directors’ and officers’ liability insurance (or, at Parent’s option, a “tail” insurance policy) covering those Persons covered by the directors’ and officers’ liability insurance maintained by the Acquired Corporations and the Acquiring Corporations as of the date hereof for any actions taken by them or omissions by them on or before the Closing Date with the same directors’ and officers’ liability insurance coverage as may be provided from time to time by Parent to its then existing directors and officers. Nothing in this Section 6.14 shall affect the right of any directors or officers that continue their employment with Parent to participate in any directors’ and officers’ liability insurance policy in effect after the Closing for actions taken after the Closing.

7.	CONDITIONS PRECEDENT TO OBLIGATION OF PARENT

The obligation of Parent to cause the Arrangement to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1.    Accuracy of Company Representations. Each of the representations and warranties of the Company contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any representation or warranty made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (a) for purposes of determining accuracy as of the foregoing dates (and for purposes of determining accuracy for purposes of clause “(b)” of this proviso): (i) all “Company Material Adverse Effect” and “410 Holdings Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of the Company contained in this Agreement shall be disregarded; (ii) all “Company Material Adverse Effect” and “410 Holdings Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the defined terms used in the representations and warranties of the Company contained in this Agreement shall be disregarded; and (iii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded; and (b) any inaccuracies in the representations and warranties of the Company contained in this Agreement will be disregarded if such inaccuracies (considered collectively) would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect or a 410 Holdings Material Adverse Effect, as applicable.

7.2.    Performance of Covenants. All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3.    Section 3(a)(10) Fairness Hearing Exemption. The conditions for reliance upon the exemption provided by Section (3)(a)(10) of the Securities Act shall have been met, including, but not limited to: (a) the approval of the fairness of terms and conditions of the Contemplated Transactions by a court or authorized governmental entity; (b) the holding of a hearing prior to approval of the fairness of the terms and conditions; and (c) adequate notice being provided.

7.4.    Arrangement Resolutions. This Agreement shall have been duly adopted and the Arrangement, without amendment or with amendments acceptable to Company and Parent shall have been duly approved through the approval of the Arrangement Resolutions.

7.5.    Parent Stockholder Approval. The issuance of shares of Parent Common Stock in the Arrangement shall have been duly approved by the Required Parent Stockholder Vote.

7.6.    Orders. The Interim Order and the Final Order shall each have been obtained in form and on terms reasonably satisfactory to each of the Company and Parent, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise.

7.7.    Listing. The Nasdaq Listing Application shall have been conditionally approved, and the shares of Parent Common Stock to be issued in the Arrangement shall be conditionally approved for listing on the Nasdaq Global Market, both subject only to completion of the Closing and completion by Parent of any reverse stock split required by Nasdaq.

7.8.    Support Agreement. The Company Support Agreement shall not have been terminated or rescinded by any Significant Company Shareholders.

7.9.    Articles of Arrangement. The Articles of Arrangement have been filed with, and the appropriate certificate has been issued by the Registrar, if required.

7.10.    Debt Restructuring. The Company’s indebtedness shall have been restructured (the “Debt Restructuring”) substantially as set forth in the Commitment Letter, dated May 12 , 2010 delivered by Special Value Opportunities Fund, LLC, Special Value Expansion Fund, LLC and Tennenbaum Opportunities Partners V, LP to the Company and Parent (the “Commitment Letter”).

7.11.    Company Consents. The Consents identified in Part 7.11 of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect; and all other Consents required to be obtained in connection with the Arrangement and the other Contemplated Transactions shall have been obtained and shall be in full force and effect, except where the failure to obtain such Consents would not have and would not reasonably be expected to have or result in Company Material Adverse Effect.

7.12.    Company Certificate. Parent shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company, in their capacities as such (which certificate shall be in full force and effect), confirming that the conditions set forth in Sections 7.1 (Accuracy of Company Representations), 7.2 (Performance of Covenants), 7.4 (Arrangement Resolutions), 7.11 (Company Consents) and 7.13 (No Company Material Adverse Effect or 410 Holdings Material Adverse Effect) have been duly satisfied and certifying, as of immediately prior to the Effective Time, (i) the number of Company Common Shares issued and outstanding immediately prior to the Effective Time, (ii) the number of Company Preferred Shares issued and outstanding immediately prior to the Effective Time, (iii) the number of Company Common Shares issuable pursuant to or upon conversion of any convertible notes or other rights outstanding as of immediately prior to the Effective Time (whether or not currently exercisable) to acquire Company Shares, (iv) the Option Exchange Ratio, (v) the allocation of the Share Consideration (as determined in accordance with formulas set out in Exhibit A to the Plan of Arrangement, and (vi) the following information with respect to each holder of the securities and rights described in clauses “(i)” through “(iii)” of this sentence: (A) such holder’s record address, (B) the number of each of such securities and rights held by such holder and, if applicable, the certificate numbers related thereto, (C) the exercise price(s) of each of such holder’s Company Options, (D) the number of shares of Parent Common Stock such holder is entitled to receive pursuant to Section 1.1(a), (E) the amount of cash such holder is entitled to receive pursuant to Section 1.1(c)(iii), and (F) the number of shares of Parent Common Stock into which each of such holder’s Company Options are convertible pursuant to Section  1.1(c)(iv) together with the adjusted exercise price with respect thereto.

7.13.     No Company Material Adverse Effect or 410 Holdings Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect or any 410 Holdings Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would have or would reasonably be expected to have or result in a Company Material Adverse Effect or a 410 Holdings Material Adverse Effect.

7.14.    HSR Waiting Period. The waiting period applicable to the consummation of the Arrangement under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and the Federal Trade Commission or the Department of Justice pursuant to which Parent or the Company has agreed not to consummate the Arrangement for any period of time.

7.15.    Antitrust Waiting Periods. Any waiting period applicable to the consummation of the Arrangement under any applicable foreign Antitrust Law shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and any foreign Governmental Body pursuant to which Parent or the Company has agreed not to consummate the Arrangement for any period of time.

7.16.    Other Governmental Approvals. Any Governmental Authorization or other Consent required to be obtained with respect to the Arrangement under any applicable Antitrust Law shall have been obtained and shall remain in full force and effect, and no such Governmental Authorization or other Consent so obtained shall require or contain any term, limitation, condition or restriction that would reasonably be expected to result in material harm to: (a) Parent or the Company, or any Subsidiary of Parent or the Company; (b) any business or material asset of an Acquiring Corporation or an Acquired Corporation; or (c) the future ability or authority of an Acquiring Corporation or an Acquired Corporation to conduct business or to own, operate or retain exclusive rights to any material asset.

7.17.    Termination of Company Shareholder Agreements. Prior to the Closing Date, the Company will obtain the necessary written consent of the Company Shareholders to, effective upon the Closing Date, terminate the Company Shareholder Agreements.

7.18.    No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Arrangement shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Arrangement that makes consummation of the Arrangement illegal.

7.19.    No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Arrangement or any of the other Contemplated Transactions; (b) relating to the Arrangement or any of the other Contemplated Transactions and seeking to obtain from Parent or any of the Acquired Corporations any damages or other relief that would reasonably be expected to be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; (d) that could materially and adversely affect the right or ability of Parent or any of the Acquired Corporations to own any of the material assets or operate the business of any of the Acquired Corporations; (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or business as a result of the Arrangement or any of the other Contemplated Transactions; or (f) seeking to impose (or that could result in the imposition of) any criminal sanctions or liability on Parent or any of the Acquired Corporations.

8.	CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to cause the Arrangement to be effected and otherwise cause the Contemplated Transactions to be consummated is subject to the satisfaction, at or prior to the Closing, of the following conditions:

8.1.    Accuracy of Parent Representations. Each of the representations and warranties of Parent contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any representation or warranty made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (a) for purposes of determining accuracy as of the foregoing dates (and for purposes of determining accuracy for purposes of clause “(b)” of this proviso): (i) all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Parent contained in this Agreement shall be disregarded; (ii) all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the defined terms used in the representations and warranties of Parent contained in this Agreement shall be disregarded; and (iii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded; and (b) any inaccuracies in the representations and warranties of Parent contained in this Agreement will be disregarded if such inaccuracies (considered collectively) would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

8.2.    Performance of Covenants. All of the covenants and obligations in this Agreement that Parent is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3.    Section 3(a)(10) Fairness Hearing Exemption. The conditions for reliance upon the exemption provided by Section (3)(a)(10) of the Securities Act shall have been met, including, but not limited to: (a) the approval of the fairness of terms and conditions of the Contemplated Transactions by a court or authorized governmental entity; (b) the holding of a hearing prior to approval of the fairness of the terms and conditions; and (c) adequate notice being provided.

8.4.    Arrangement Resolutions. This Agreement shall have been duly adopted and the Arrangement, without amendment or with amendments acceptable to the Company and Parent, shall have been duly approved through approval of the Arrangement Resolutions.

8.5.    Parent Stockholder Approval. The issuance of shares of Parent Common Stock in the Arrangement shall have been duly approved by the Required Parent Stockholder Vote.

8.6.    Orders. The Interim Order and the Final Order shall each have been obtained in form and on terms reasonably satisfactory to each of the Company and Parent, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise.

8.7.    Nasdaq Listing. Parent shall have maintained its status as a company whose common stock is listed on the Nasdaq Global Market and no reason shall exist as to why such status shall not continue immediately following the Closing and the Nasdaq Listing Application shall have been conditionally approved, and the shares of Parent Common Stock to be issued in the Arrangement shall be conditionally approved for listing on the Nasdaq Global Market, both subject only to completion of the Closing and completion by Parent of any reverse stock split required by Nasdaq.

8.8.    Articles of Arrangement. The Articles of Arrangement have been filed with, and the appropriate certificate has been issued, by the Registrar, if required.

8.9.    Parent Certificate. The Company shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of Parent, in their capacities as such, confirming that the conditions set forth in Sections 8.1 (Accuracy of Parent Representations), 8.2 (Performance of Covenants), 8.5 (Parent Stockholder Approval) and 8.10 (No Parent Material Adverse Effect) have been duly satisfied.

8.10.    No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Parent Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would have or would reasonably be expected to have or result in a Parent Material Adverse Effect.

8.11.    HSR Waiting Period. The waiting period applicable to the consummation of the Arrangement under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and the Federal Trade Commission or the Department of Justice pursuant to which Parent or the Company has agreed not to consummate the Arrangement for any period of time.

8.12.    Antitrust Waiting Periods. Any waiting period applicable to the consummation of the Arrangement under any applicable foreign Antitrust Law shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and any foreign Governmental Body pursuant to which Parent or the Company has agreed not to consummate the Arrangement for any period of time.

8.13.    Other Governmental Approvals. Any Governmental Authorization or other Consent required to be obtained with respect to the Arrangement under any applicable Antitrust Law shall have been obtained and shall remain in full force and effect, and no such Governmental Authorization or other Consent so obtained shall require or contain any term, limitation, condition or restriction that would reasonably be expected to result in material harm to: (a) Parent or the Company, or any Subsidiary of Parent or the Company; (b) any business or material asset of an Acquiring Corporation or an Acquired Corporation; or (c) the future ability or authority of an Acquiring Corporation or an Acquired Corporation to conduct business or to own, operate or retain exclusive rights to any material asset.

8.14.    No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Arrangement shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Arrangement that makes consummation of the Arrangement illegal.

8.15.    No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Arrangement or any of the other Contemplated Transactions; (b) relating to the Arrangement or any of the other Contemplated Transactions and seeking to obtain from Parent or any of the Acquired Corporations any damages or other relief that would reasonably be expected to be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; (d) that could materially and adversely affect the right or ability of Parent or any of the Acquired Corporations to own any of the material assets or operate the business of any of the Acquired Corporations; (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or business as a result of the Arrangement or any of the other Contemplated Transactions; or (f) seeking to impose (or that could result in the imposition of) any criminal sanctions or liability on Parent or any of the Acquired Corporations.

8.16.    Registration Rights. Parent shall have executed and delivered the Registration Rights Agreement in substantially the form attached hereto as Exhibit B.

9.	TERMINATION.

9.1.    Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company Shareholders and whether before or after approval of the issuance of shares of Parent Common Stock in the Arrangement by Parent’s stockholders):

(a)    by mutual written consent of Parent and the Company, duly authorized by their respective boards of directors;

(b)    by either Parent or the Company if the Arrangement shall not have been consummated by the Outside Date; provided, however, that neither Parent nor the Company shall be permitted to terminate this Agreement pursuant to this Section 9.1(b) if the failure to consummate the Arrangement by the Outside Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c)    by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Arrangement;

(d)    by either Parent or the Company if the Arrangement shall not have been approved by the Company Shareholders by the Arrangement Resolutions;

(e)    by either Parent or the Company if: (A) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and Parent’s stockholders shall have taken a final vote on the issuance of shares of Parent Common Stock in the Arrangement; and (B) the issuance of shares of Parent Common Stock in the Arrangement shall not have been approved at the Parent Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote;

(f)    by Parent if: (i) any of the representations and warranties of the Company contained in this Agreement shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in each case giving effect to clause “(b)” of the proviso to Section 7.1, such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of the representations and warranties of the Company contained in this Agreement as of the date of this Agreement or as of any subsequent date, and for purposes of determining the accuracy of the representations and warranties of the Company contained in this Agreement for purposes of clause “(b)” of the proviso to Section 7.1: (A) all “Company Material Adverse Effect” and “410 Holdings Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of the Company contained in this Agreement shall be disregarded; (B) all “Company Material Adverse Effect” and “410 Holdings Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the defined terms used in the representations and warranties of the Company contained in this Agreement shall be disregarded; and (C) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded); or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s representations and warranties as of a date subsequent to the date of this Agreement or breach of a covenant or obligation by the Company is curable by the Company, and the Company is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 9.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach;

(g)    by the Company if: (i) any of the representations and warranties of Parent contained in this Agreement shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in each case giving effect to clause “(b)” of the proviso to Section 8.1, such that the condition set forth in Section 8.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of the representations and warranties of Parent contained in this Agreement as of the date of this Agreement or as of any subsequent date, and for purposes of determining the accuracy of the representations and warranties of Parent contained in this Agreement for purposes of clause “(b)” of the proviso to Section 8.1: (A) all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Parent contained in this Agreement shall be disregarded; (B) all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the defined terms used in the representations and warranties of Parent contained in this Agreement shall be disregarded; and (C) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded); or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or breach of a covenant or obligation by Parent is curable by Parent, and Parent is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 9.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach; or

(h)    by the Company if an Adverse Recommendation Change has occurred;

(i)    by Parent prior to obtaining the Required Parent Stockholder Vote, in compliance with, and subject to, the terms and conditions of Section 6.5(c);

(j)    by the Company prior to Parent obtaining the Required Parent Stockholder Vote, in compliance with, and subject to, the terms and conditions of Section 6.1(f); or

(k)    by the Company or Parent in the event any of the Interim Order, the Final Order or the Plan of Arrangement is amended, varied or modified by the Court in a manner that is not satisfactory to the Company or Parent and is materially adverse to such party; provided, a termination of the Agreement pursuant to this Section 9.1(k) may only be effected by the Company prior to the acceptance by the Company of the Final Order at its registered and records office; provided, further, that a termination of the Agreement pursuant to this Section 9.1(k) may only be effected by Parent following the decision by a court of competent jurisdiction on appeal by the Company, if the Company initiates an appeal, that does not have the effect of changing the amendment, variance or modification to the Interim Order, Final Order or the Plan of Arrangement, as the case may be, such that such amendment, variance or modification is no longer materially adverse to Parent, and where no further appeal lies therefrom, and only until such time as the Company accepts the Final Order at its registered and records office.

(l)    by the Company if the resolution or settlement of the Parent SEC Inquiry mandates any of the following: (i) the appointment of an external monitor of the Parent for any period of time or for any reason (regardless of whether the scope of such appointment is de minimus); (ii) compliance by Parent with any regulatory scheme or plan that supplements or alters the Parent’s regulatory compliance obligations existing as of the date of this Agreement; provided, however that a court order of any kind enjoining Parent from violating the provisions of applicable state or federal laws, rules or regulations shall not be deemed to constitute a regulatory scheme or plan that supplements or alters Parent’s regulatory compliance obligations existing as of the date of this Agreement; or (iii) payment of a fine, penalty or similar sanction, whether such payment is to be made in a single lump sum or in installment payments, of an aggregate amount equal to or in excess of $1,500,000.

9.2.    Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 9.2, Section 9.3 and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any willful and material breach of any covenant or obligation contained in this Agreement or for any willful and material breach of any representation or warranty contained in this Agreement.

9.3.    Expenses; Termination Fees.

(a)    Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Arrangement is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with: (i) the filing, printing and mailing of the Proxy Statement; and (ii) the filing by the parties hereto of the premerger notification and report forms relating to the Arrangement under the HSR Act and other applicable Antitrust laws and the filing of any notice or other document required under any applicable foreign Antitrust Law.

(b)    (i) If this Agreement is terminated by Parent pursuant to Section 9.1(e) or 9.1(i), or (ii) if this Agreement is terminated by the Company pursuant to Section 9.1(e) or (h), then Parent shall pay to the Company a nonrefundable fee in the aggregate amount of $1,500,000 in cash and shall reimburse the Company for up to an aggregate $1,000,000 of actual out of pocket legal, accounting and investment advisory fees paid or payable in connection with the Contemplated Transactions. In the case of a termination by the Parent pursuant to Section 9.1(i), such payment shall be made as provided in Section 6.5(c) and in the case of a termination by Parent or the Company pursuant to Section 9.1(e) or by the Company pursuant to Section 9.1(h), such payment shall be made within 24 hours of such termination.

(c)    (i) If this Agreement is terminated by the Company pursuant to Section 9.1(d) or Section 9.1(j) or (ii) if this Agreement is terminated by the Parent pursuant to Section 9.1(d), then the Company shall pay to Parent a nonrefundable fee in the aggregate amount of $3,000,000 in cash and shall reimburse Parent for up to an aggregate $1,000,000 of actual out of pocket legal, accounting and investment advisory fees paid or payable in connection with the Contemplated Transactions. In the case of a termination by the Company pursuant to Section 9.1(j), such payment shall be made as provided in Section 6.1(f) and in the case of a termination by Parent or the Company pursuant to Section 9.1(d), such payment shall be made within 24 hours of such termination.

10.	MISCELLANEOUS PROVISIONS

10.1.    Amendment.

(a)    This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company’s shareholders and whether before or after approval of the issuance of shares of Parent Common Stock in the Arrangement by Parent’s stockholders); provided, however, that: (a) after any such adoption of this Agreement by the Company’s shareholders, no amendment shall be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders; and (b) after any such approval of the issuance of shares of Parent Common Stock in the Arrangement by Parent’s stockholders, no amendment shall be made which by law or any rule or regulation of Nasdaq requires further approval of Parent’s stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b)    The Company reserves the right to amend, modify and/or supplement the Plan of Arrangement prior to the adoption of the Arrangement Resolutions, in accordance with the Interim Order and with Parent’s approval.

(c)    The Company reserves the right to amend, modify and/or supplement the Plan of Arrangement at any time after the adoption of the Arrangement Resolutions but prior to the Closing Date, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved in writing by Parent, (iii) filed and approved by the Court unless such amendment, modification and/or supplement concerns a matter which, in the reasonable opinion of the Company and Parent, is of an administrative nature, (iv) communicated to the Company Shareholders if and as required by the Court, and (v) approved, if and as required by the Court or by applicable Legal Requirements, by resolution of the Company Shareholders and/or the holders of the Company Preferred Shares, in each case voting in the manner directed by the Court.

(d)    Any amendment, modification or supplement to the Plan of Arrangement that is approved or directed by the Court will be effective only if such amendment, modification or supplement (i) is consented to by each of the Company and Parent; and (ii) if required by the Court or applicable Legal Requirements, is consented to by the Company Shareholders voting in the manner directed by the Court.

(e)    Any amendment, modification or supplement to the Arrangement may be made following the Closing Date unilaterally by Parent, provided that it concerns a matter which, in the reasonable opinion of Parent, is of an administrative nature required to better give effect to the implementation of the Arrangement and is not adverse to the financial or economic interests of any Company Shareholders.

10.2.    Waiver.

(a)    Subject to Sections 10.2(b) and 10.2(c), at any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b)    No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this

Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c)    No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.3.    No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Arrangement.

10.4.    Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.5.    Governing Laws. This Agreement shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

10.6.    Disclosure Schedules. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Sections 2 and 4. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3. For purposes of this Agreement: (a) each statement or other item of information set forth in the Company Disclosure Schedule or in any update to the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in Section 2 or 4, as applicable; and (b) each statement or other item of information set forth in the Parent Disclosure Schedule or in any update to the Parent Disclosure Schedule shall be deemed to be a representation and warranty made by Parent in Section 3. Subject to Sections 7.1 and 8.1, each of Parent and the Company shall be obligated to promptly provide to the other parties hereto, an update to the Parent Disclosure Schedule and the Company Disclosure Schedule, as the case may be, in the event additional disclosure is required to qualify the representations and warranties contained herein between the date hereof and the Closing Date.

10.7.    Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.8.    Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.9.    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), two business days after sending; (c) if sent by facsimile transmission before 5:00 p.m., when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent:

Veraz Networks, Inc.

926 Rock Avenue

San Jose, California 95131

Attention: Doug Sabella

Attention: Eric Schlezinger

Facsimile: 408-750-9510

with a copy (which shall not constitute notice) to:

Cooley LLP

5 Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

Attention: James Fulton and Jennifer Fonner DiNucci

Facsimile: (650) 849-7400

with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP

1155, boul. René-Lévesque Ouest, 40th Floor

Montréal, QC H3B 3V2

Attention: John Leopold

Fax : (514) 397-3222

if to the Company:

Dialogic Corporation.

9800 Cavendish Blvd 5th floor

Montreal, Quebec

CANADA H4M 2V9

Attention: Anthony Housefather

Attention: Nick Jensen

Fax: +1- 514-745-0055

with a copy (which shall not constitute notice) to:

Davies Ward Phillips & Vineberg LLP

1501 avenue McGill College, 26th Floor

Montreal, Quebec

Attention: Brian G. Salpeter

Facsimile: (514) 841-6499

and

Lawson Lundell LLP

1600 Cathedral Place

925 West Georgia Street

Vancouver, BC, Canada

V6C 3L2

Attention: Valerie C. Mann

Facsimile: (604) 641-2811

and

Bingham McCutchen LLP

399 Park Avenue

New York, NY 10022-4689

Attention: Shon E. Glusky

Facsimile: (212) 702-3631

10.10.    Cooperation. Each Party agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.11.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.12.    Time is of the Essence. Time shall be of the essence in every matter or action contemplated hereunder.

10.13.    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

VERAZ NETWORKS, INC.

By:	/s/ Douglas A. Sabella
Name: Douglas A. Sabella
Title: President and CEO

DIALOGIC CORPORATION

By:	/s/ Nick Jensen
Name: Nick Jensen
Title: President and CEO

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

410 Holdings.    “410 Holdings” shall mean 4105818 Holdings Canada Inc.

410 Holdings Acquired Corporations.    “410 Holdings Acquired Corporations” shall mean (a) 410 Holdings; (b) each of the 410 Holdings’ Subsidiaries; and (c) any other Entity that has been merged with or into, or that is a predecessor to, any of the Entities identified in clauses “(a)” or “(b)” above.

410 Holdings Contracts.    “410 Holdings Contracts” shall mean any Contract: (a) to which any of the 410 Holdings Acquired Corporations is a party; (b) by which any of the 410 Holdings Acquired Corporations or any asset of any of the 410 Holdings Acquired Corporations is or may become bound or under which any of the 410 Holdings Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the 410 Holdings Acquired Corporations has or may acquire any right or interest.

410 Holdings Shares.    “410 Holdings Shares” shall mean all of the issued and outstanding shares in the capital of 410 Holdings.

410 Holdings Material Adverse Effect.    “410 Holdings Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of the 410 Holdings Acquired Corporations taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a 410 Holdings Material Adverse Effect: (i) Effects resulting from conditions generally affecting the industries in which the 410 Holdings Acquired Corporations participate or the U.S., Canadian or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the 410 Holdings Acquired Corporations taken as a whole relative to others in the industries in which the 410 Holdings Acquired Corporations participate; (ii) Effects resulting from regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in Canada, the United States or any foreign jurisdiction, except to the extent such conditions have a disproportionate effect on the 410 Holdings Acquired Corporations, relative to others in the industries in which the 410 Holdings Acquired Corporations operate; (iii) any failure by 410 Holdings or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute a 410 Holdings Material Adverse Effect and may be taken into account in determining whether a 410 Holdings Material Adverse Effect has occurred); (iv) the execution, delivery, announcement or performance of the obligations under the Agreement or the announcement, pendency or anticipated consummation of the Arrangement including the impact thereof on the relationships, contractual or otherwise, of the 410 Holdings Acquired Corporations with employees, labor unions, customers, suppliers or partners; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof, (vi) any changes (after the date of this Agreement) in Canadian GAAP or applicable Legal Requirements; and (vii) the taking of any action required by the Agreement; (b) the ability of the Company to perform any of its covenants or obligations under the Agreement; or (c) the Company’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of 410 Holdings.

Acceptable Confidentiality Agreement.    “Acceptable Confidentiality Agreement” shall mean a confidentiality and standstill agreement that contains provisions that are no less favorable to Parent or the Company, as the case may be, than those contained in the Confidentiality Agreement and that does not prevent or impede Parent’s compliance with any of its disclosure or other obligations under this Agreement or other Legal Requirements.

Exh. A-1

Acquired Corporations.    “Acquired Corporations” shall mean (a) the Company Acquired Corporations and (b) the 410 Holdings Acquired Corporations.

Acquiring Corporations.    “Acquiring Corporations” shall mean (a) Parent; (b) each of Parent’s Subsidiaries; and (c) any other Entity that has been merged with or into, or that is a predecessor to, any of the Entities identified in clauses “(a)” or “(b)” above.

Acquisition Inquiry.    “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for information made or submitted by Parent or the Company, as the case may be) that would reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal.    “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent or the Company, as the case may be) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction.    “Acquisition Transaction” shall mean, other than the Contemplated Transactions, (A) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, or 25% or more of any class of equity or voting securities of the Company or Parent or any of the equity or voting securities of their respective Subsidiaries, as the case may be, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning, directly or indirectly, 25% or more of any class of equity or voting securities of the Company or Parent, as the case may be, or any of the equity or voting securities of their respective Subsidiaries or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or Parent, as the case may be.

Adverse Recommendation Change.    “Adverse Recommendation Change” shall mean any of: (a) the failure of the board of directors of Parent to make (and include in the Proxy Statement) the recommendation that Parent’s stockholders vote to approve the issuance of shares of Parent Common Stock in the Arrangement; (b) the withdrawal or modification by the board of directors of Parent in a manner adverse to the Company of the recommendation that Parent’s stockholders vote to approve the issuance of shares of Parent Common Stock in the Arrangement; or (c) if the board of directors of Parent recommends an Acquisition Proposal or takes any action or makes any statement inconsistent with the recommendation that Parent’s stockholders vote to approve the issuance of shares of Parent Common Stock in the Arrangement.

Agreement.    “Agreement” shall mean the Acquisition Agreement to which this Exhibit A is attached, as it may be amended from time to time.

Arrangement.    “Arrangement” shall mean the arrangement of the Company made under Section 288 and following of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 6 of this Agreement or Article 5 of the Plan of Arrangement or made at the direction of the Court in the Final Order.

Arrangement Resolutions.    “Arrangement Resolutions” shall mean (i) the special resolution of the holders of Company Shares to be obtained by way of Written Consent or to be considered at the Company Meeting, (ii) the special separate resolution of the holders of Company Common Shares to be obtained by way of Written Consent or to be considered at the Company Meeting and (iii) the special separate resolutions of the holders of each class of Company Preferred Shares to be obtained by way of Written Consent or to be considered at the Company Meeting.

Articles of Arrangement.    “Articles of Arrangement” shall mean the articles of the Company confirming the Arrangement, which, pursuant to the BCBCA, shall be filed with the Director after the Final Order has been issued, if required.

Exh. A-2

BCBCA.    “BCBCA” shall mean the British Columbia Business Corporations Act and the regulations made thereunder, as amended from time to time prior to the Effective Time.

Business Day.    “Business Day” shall mean any day, other than a Saturday, a Sunday and a statutory holiday in Montreal, Québec or Vancouver, British Columbia.

Canadian Tax Act.    “Canadian Tax Act” shall mean the Income Tax Act (Canada), as amended.

COBRA.    “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code.    “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Company Acquired Corporations.    “Company Acquired Corporations” shall mean (a) the Company; (b) each of the Company’s Subsidiaries; and (c) any other Entity that has been merged with or into, or that is a predecessor to, any of the Entities identified in clauses “(a)” or “(b)” above; provided, however, that “Company Acquired Corporations” shall not include the 410 Holdings Acquired Corporations.

Company Affiliate.    “Company Affiliate” shall mean any Person who is or has been at any time in the past six (6) years under common control with any of the Company Acquired Corporations or required to be aggregated with any of the Company Acquired Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Company Associate.    “Company Associate” shall mean any current officer or other employee, or current independent contractor, consultant or director, of or to any of the Company Acquired Corporations.

Company Common Shares.    “Company Common Shares” shall mean the Common Shares in the capital of the Company.

Company Contract.    “Company Contract” shall mean any Contract: (a) to which any of the Company Acquired Corporations is a party; (b) by which any of the Company Acquired Corporations or any Company Intellectual Property or any other asset of any of the Company Acquired Corporations is or may become bound or under which any of the Company Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Company Acquired Corporations has or may acquire any right or interest. For the avoidance of doubt, end user license agreements constitute Company Contracts to the extent not overridden by other signed Contracts.

Company Disclosure Schedule.    “Company Disclosure Schedule” shall mean the Company Disclosure Schedule and exhibits thereto that have been prepared by the Company in accordance with the requirements of Section 10.6 of the Agreement and that has been delivered by the Company to Parent upon the execution of the Agreement.

Company Employee Agreement.    “Company Employee Agreement” shall mean any Contract between: (a) any of the Company Acquired Corporations; and (b) any Company Associate, other than any such Contract that is terminable “at will” (or that is terminable following a notice period and payment of such severance payments and continuing benefits as may be imposed by applicable law) without any obligation on the part of any Company Acquired Corporation to make any severance, termination, change in control, retention, transaction bonus, relocation or similar payment or to provide any benefit, other than severance payments required to be made by any Company Acquired Corporation under applicable law.

Company Employee Plan.    “Company Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, incentive, deferred compensation, performance

Exh. A-3

awards, stock or stock-related awards, fringe benefits, retirement benefits, health-related benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Company Acquired Corporations for the benefit of any Company Associate; or (b) with respect to which any of the Company Acquired Corporations has or may incur or become subject to any liability or obligation; provided, however, that neither a Company Employee Agreement nor a Government Plan shall be considered a Company Employee Plan.

Company Material Adverse Effect.    “Company Material Adverse Effect” shall mean any effect, change, event or circumstance (each, an “Effect”) that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of the Company Acquired Corporations taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) Effects resulting from conditions generally affecting the industries in which the Company Acquired Corporations participate or the U.S., Canadian or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Company Acquired Corporations taken as a whole relative to others in the industries in which the Company Acquired Corporations participate; (ii) Effects resulting from regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in Canada, the United States or any foreign jurisdiction, except to the extent such conditions have a disproportionate effect on the Company Acquired Corporations, relative to others in the industries in which the Company Acquired Corporations operate; (iii) any failure by the Company or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Arrangement including the impact thereof on the relationships, contractual or otherwise, of the Company Acquired Corporations with employees, labor unions, customers, suppliers or partners; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (vi) any changes (after the date of this Agreement) in U.S. GAAP or applicable Legal Requirements; and (vii) the taking of any action required by this Agreement; (b) the ability of the Company to consummate the Arrangement or to perform any of its covenants or obligations under the Agreement; or (c) Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company.

Company Meeting.    “Company Meeting” shall mean the special meeting of Company Shareholders, including any adjournment, postponement or postponements thereof, to be held, if required, to consider the Arrangement.

Company Option Plan.    “Company Option Plan” shall mean the Company’s Amended and Restated Employee Stock Option Plan as adopted on October 24, 2003, amended and restated on September 28, 2006, further amended and restated on October 11, 2007, and further amended and restated on July 9, 2008.

Company Options.    “Company Options” shall mean options to purchase Company Common Shares from the Company (whether granted by the Company pursuant to the Company Option Plan, assumed by the Company or otherwise).

Company Pension Plan.    “Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Exh. A-4

Company Preferred Shares.    “Company Preferred Shares” shall mean, collectively, the Class A Convertible Preferred Shares, the Class B Convertible Preferred Shares and the Class C Convertible Preferred Shares in the capital of the Company.

Company Shareholder Agreements.    “Company Shareholder Agreements” shall mean collectively the Company’s (i) Second Amended and Restated Shareholders’ Agreement, (ii) Second Amended and Restated Investors’ Rights Agreement and (iii) Second Amended and Restated Right of First Refusal and Co-Sale Agreement, each dated as of December 5, 2008.

Company Shareholders.    “Company Shareholders” shall mean the holders of Company Shares.

Company Shares.    “Company Shares” means, collectively, (i) the Company Common Shares and (ii) the Company Preferred Shares.

Company Support Agreement.    “Company Support Agreement” shall mean the Support Agreement entered into by each of the Significant Company Shareholders and Parent on the date hereof, as amended from time to time.

Confidentiality Agreement.    “Confidentiality Agreement” shall mean that certain letter with respect to the non-use and non-disclosure of certain confidential information of the Company and Parent dated as of May 28, 2008, between the Company and Parent.

Consent.    “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions.    “Contemplated Transactions” shall mean the Arrangement and the other transactions contemplated by the Agreement.

Contract.    “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Court.    “Court” shall mean the Supreme Court of British Columbia.

DGCL.    “DGCL” shall mean the Delaware General Corporation Law.

DOL.    “DOL” shall mean the United States Department of Labor.

Effective Time.    “Effective Time” shall mean 10:00 a.m. (Vancouver time) on the Closing Date.

Encumbrance.    “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, servitude, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity.    “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Exh. A-5

ERISA.    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act.    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Final Order.    “Final Order” shall mean the final order of the Court approving the Arrangement as such order may be amended or varied at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended on appeal and as satisfactory to each of the Company and Parent.

Governmental Authorization.    “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body.    “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, commissioner, bureau, tribunal, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including Nasdaq).

Government Bid.    “Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

Government Contract.    “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

Government Plan.    “Government Plan” shall mean any pension, employment insurance, parental insurance, worker’s compensation, prescription drug or health insurance plan sponsored by the Government of Canada or the government of a province or territory of Canada.

HSR Act.    “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intentionally Disclosed Software.    “Intentionally Disclosed Software” shall mean any open source Software used or licensed in or out by the Acquired Corporations or the Acquiring Corporations, as the case may be, and any other Software source code which an Acquired Corporation or an Acquiring Corporation, as the case may be, intentionally makes public in order to assist other Persons with developing Software to work in conjunction with products sold or licensed by the Acquired Corporations or the Acquiring Corporations, as the case may be.

Interim Order.    “Interim Order” shall mean the interim order of the Court to be issued following the application therefore contemplated by Section 6.1(a) of the Agreement, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court and as satisfactory to each of the Company and Parent.

IRS.    “IRS” shall mean the United States Internal Revenue Service.

Knowledge.    “Knowledge” shall mean, with respect to any particular matter: (a) with respect to the Company, the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer, General

Exh. A-6

Counsel, Worldwide Controller, Senior Vice President of Marketing and Senior Vice President of Human Resources; and (b) with respect to Parent, the actual knowledge of Chief Executive Officer, Chief Financial Officer, General Counsel, Worldwide Controller, Senior Vice President of Marketing, Vice President Supply Chain Management and Chief Information Officer and Vice President of Human Resources.

Legal Proceeding.    “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.    “Legal Requirement” shall mean any federal, state, provincial, territorial, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, injunction, judgment, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq).

Material Change of Circumstances.    “Material Change of Circumstances” shall mean a change of circumstances that is material to Parent and its Subsidiaries taken as a whole occurring, or of which Parent became aware, after the date of this Agreement as a result of which the board of directors of Parent determines in good faith, after consultation with its outside legal counsel, that the failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties under the DGCL.

Option Exchange Ratio.    “Option Exchange Ratio” shall mean 0.9, as the same may be proportionally adjusted to reflect any Parent or Company stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction occurring prior to the Effective Time;.

Order.    “Order” shall mean any order, writ, injunction, judgment or decree.

Outside Date.    “Outside Date” shall mean December 31, 2010, subject to the right of either Company or Parent to postpone the Outside Date for up to an additional 90 days (in 30-day increments) if the Governmental Authorizations have not been obtained and have not been denied by a non-appealable decision of a Governmental Body, or if either the Interim Order or the Final Order of the Court is appealed and a final determination of the Court, where no further appeal lies therefrom, has not been made, in either case by giving written notice to the other party to such effect no later than 2:00 p.m. (Vancouver time) on the date that is 15 days prior to the original Outside Date (or any subsequent Outside Date, as the case may be), or such later date as may be agreed to in writing by Company and Parent.

Parent Affiliate.    “Parent Affiliate” shall mean any Person who is or has been at any time in the past six (6) years under common control with any of the Acquiring Corporations or required to be aggregated with any of the Acquiring Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Parent Associate.    “Parent Associate” shall mean any current officer or other employee, or current independent contractor, consultant or director, of or to any of the Acquiring Corporations.

Parent Common Stock.    “Parent Common Stock” shall mean the common stock of Parent, par value $0.001 per share.

Parent Disclosure Schedule.    “Parent Disclosure Schedule” shall mean the Parent Disclosure Schedule that has been prepared by Parent in accordance with the requirements of Section 10.6 of the Agreement and that has been delivered by Parent to the Company upon the execution of the Agreement.

Exh. A-7

Parent Employee Agreement.    “Parent Employee Agreement” shall mean any Contract between: (a) any of the Acquiring Corporations; and (b) any Parent Associate, other than any such Contract that is terminable “at will” (or that is terminable following a notice period and payment of such severance payments and continuing benefits as may be imposed by applicable law) without any obligation on the part of any Acquiring Corporation to make any severance, termination, change in control, retention, transaction bonus, relocation or similar payment or to provide any benefit, other than severance payments required to be made by any Acquiring Corporation under applicable law.

Parent Employee Plan.    “Parent Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, incentive, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits, health-related benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Acquiring Corporations for the benefit of any Parent Associate; or (b) with respect to which any of the Acquiring Corporations has or may incur or become subject to any liability or obligation; provided, however, that neither a Parent Employee Agreement nor a Government Plan shall be considered a Parent Employee Plan.

Parent Material Adverse Effect.    “Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (i) Effects resulting from conditions generally affecting the industries in which Parent participates or the U.S. or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Acquiring Corporations taken as a whole relative to others in the industries in which the Acquiring Corporations participate; (ii) Effects resulting from regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such conditions have a disproportionate effect on the Acquiring Corporations, relative to others in the industries in which the Acquiring Corporations operate; (iii) changes in the trading price or trading volume of shares of Parent Common Stock (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of shares of Parent Common Stock may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) any failure by Parent or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (v) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Arrangement including the impact thereof on the relationships, contractual or otherwise, of the Acquiring Corporations with employees, labor unions, customers, suppliers or partners; (vi) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (vii) any changes (after the date of this Agreement) in U.S. GAAP or applicable Legal Requirements; and (viii) the taking of any action required by this Agreement; or (b) the ability of Parent to consummate the Arrangement or to perform any of its covenants or obligations under the Agreement.

Parent Options.    “Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent (whether granted by Parent pursuant to Parent’s stock option plans, assumed by Parent or otherwise).

Parent Pension Plan.    “Parent Pension Plan” shall mean each: (a) Parent Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Exh. A-8

Parent Preferred Stock.    “Parent Preferred Stock” shall mean Preferred Stock, par value $0.001, of Parent.

Parent SEC Inquiry.    “Parent SEC Inquiry” means that certain inquiry of the Parent by the SEC described in Note 15 of Parent’s consolidated financial statements for the year ended December 31, 2009.

Parent Stock Plans.    “Parent Stock Plans” shall mean Parent’s 1995 Stock Option Plan, 2002 Equity Incentive Plan, 2004 Equity Incentive Plan, Non-Employee Director Stock Option Plan, Scientific Advisory Board/Consultant Stock Option Plan and Employee Stock Purchase Plan.

Parent Voting Agreement.    “Parent Voting Agreement” shall mean the Voting Agreement entered into by each of the Significant Parent Stockholders, respectively and Company on the date hereof, as amended from time to time.

Person.    “Person” shall mean any individual, Entity or Governmental Body.

Plan of Arrangement.    “Plan of Arrangement” shall mean the plan of arrangement substantially in the form and content set out in Schedule A, as amended, varied or supplemented from time to time in accordance with the Plan of Arrangement or made at the direction of the Court in the Final Order, and as satisfactory to each of the Company and Parent.

Proxy Statement.    “Proxy Statement” shall mean the proxy statement to be sent to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

Registrar.    “Registrar” shall mean the Registrar of Companies appointed under Section 400 of the BCBCA.

Representatives.    “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors, affiliates, associates and representatives.

Sarbanes-Oxley Act.    “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC.    “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act.    “Securities Act” shall mean the Securities Act of 1933, as amended.

Share Consideration.    “Share Consideration” shall mean an aggregate of 110,580,900 shares of Parent Common Stock issued to the holders of Company Shares calculated in accordance with formulas set out in Exhibit A to the Plan of Arrangement.

“Significant Company Shareholders” means APS Kbus 17 nr. 2101, GW Invest APS, Pierre McMaster, Eicon Dialogic Investment SRL, Special Value Opportunities Fund, LLC, Special Value Expansion Fund, LLC and EAS Series C Investments, L.P.

“Significant Parent Stockholders” means Norwest Venture Partners IX, L.P., NVP Entrepreneurs Fund IX, L.P., Norwest Venture Partners VII-A, L.P., Argonaut Holdings, LLC, Prescott Group Aggressive Small Cap, L.P., Prescott Group Aggressive Small Cap II, L.P., Star Bay Technology Ventures IV, L.P., Star Bay Partners, L.P., Star Bay Associates Fund, L.P., Star Bay Entrepreneurs Fund, L.P, Douglas Sabella, Albert Wood, William Rohrbach, Israel Zohar, Bob L. Corey, Pascal Levensohn and W. Michael West.

Exh. A-9

Subsidiary.    An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Proposal.    “Superior Proposal” shall mean a bona fide unsolicited written Acquisition Proposal from an unaffiliated third party that the board of directors of Parent or the Company, as the case may be, in good faith determines would result in a transaction that is more favorable from a financial point of view to the stockholders of Parent or shareholders of the Company, as the case may be, than the transactions contemplated by the Agreement (a) after receiving the advice of a financial advisor (who shall be a nationally recognized investment banking firm), (b) after taking into account the likelihood and timing of consummation of such transaction on the terms set forth therein (as compared to the terms herein), including the ability of the party making such proposal to obtain financing for such Acquisition Proposal, and (c) after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable Legal Requirement; provided that for purposes of this definition of “Superior Proposal,” the references to “25% or more” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

Tax.    “Tax” shall mean any federal, state, provincial, territorial, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return.    “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Treasury Regulations.    “Treasury Regulations” shall mean the regulations promulgated under the Code.

U.S. GAAP.    “U.S. GAAP” shall mean generally accepted accounting principles in the United States.

Written Consent.    “Written Consent” shall mean a special resolution consented to in writing by all of the holders of the Company Common Shares and/or the Company Preferred Shares, as applicable.

Exh. A-10

SCHEDULE A

See Annex B

Sched. A-1

Annex B

PLAN OF ARRANGEMENT

UNDER SECTION 288

OF THE BRITISH COLUMBIA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	“Acquisition Agreement” means the Acquisition Agreement entered into as of May 12, 2010 among Parent and Company, as may be amended, supplemented and/or restated in accordance therewith prior to the Closing Date, providing for, among other things, the Arrangement;

(b)	“Arrangement” means the arrangement of the Company made under Section 288 and following of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 6 of the Acquisition Agreement or Section 5.1 hereof or made at the direction of the Court in the Final Order;

(c)	“Arrangement Resolutions” means: (i) the special resolution of the holders of Company Shares to be obtained by way of Written Consent or to be considered at the Company Meeting; (ii) the special separate resolution of the holders of Company Common Shares to be obtained by way of Written Consent or to be considered at the Company Meeting; and (iii) the special separate resolutions of the holders of each class of Company Preferred Shares to be obtained by way of Written Consent or to be considered at the Company Meeting;

(d)	“BCBCA” means the British Columbia Business Corporations Act and the regulations made thereunder, as amended from time to time prior to the Effective Time;

(e)	“Business Day” means any day, other than a Saturday, a Sunday and a statutory holiday in Montreal, Québec or Vancouver, British Columbia;

(f)	“Closing” means the consummation of the Contemplated Transactions;

(g)	“Closing Date” means the date on which the Closing actually takes place;

(h)	“Company” means Dialogic Corporation, a corporation existing under the laws of British Columbia;

(i)	“Company Common Shares” means the common shares in the capital of the Company;

(j)	“Company Meeting” means the special meetings of Company Shareholders, including any adjournment, postponement or postponements thereof, to be held, if required, to consider the Arrangement;

(k)	“Company Options” means options to purchase Company Common Shares from the Company (whether granted by the Company pursuant to the Company Option Plan, assumed by the Company or otherwise);

(l)	“Company Option Plan” means the Company’s Amended and Restated Employee Stock Option Plan as adopted on October 24, 2003, amended and restated on September 28, 2006 further amended and restated on October 11, 2007 and further amended and restated on July 9, 2008;

(m)	“Company Preferred Shares” means, collectively, the Class A Convertible Preferred Shares, the Class B Convertible Preferred Shares and the Class C Convertible Preferred Shares in the capital of the Company;

(n)	“Company Shareholders” means the holders of Company Shares;

(o)	“Company Shares” means, collectively, (i) the Company Common Shares and (ii) the Company Preferred Shares;

(p)	“Company Unexercised Option” has the meaning ascribed thereto in Section 3.1(b)(v);

(q)	“Contemplated Transactions” means the Arrangement and the other transactions contemplated by the Acquisition Agreement;

(r)	“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature;

(s)	“Court” means the Supreme Court of British Columbia;

(t)	“Effective Time” means 10:00 a.m. (Vancouver time) on the Closing Date;

(u)	“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity;

(v)	“Final Order” means the final order of the Court approving the Arrangement as such order may be amended or varied at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended on appeal and as satisfactory to each of the Company and Parent;

(w)	“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body;

(x)	“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, commissioner, bureau, tribunal, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including Nasdaq);

(y)	“Interim Order” means the interim order of the Court to be issued following the application therefor contemplated by section 6.1(a) of the Acquisition Agreement providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court and as satisfactory to each of the Company and Parent;

(z)	“Legal Requirement” means any federal, state, provincial, territorial, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, injunction, judgment, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq);

(aa)	“Nasdaq Market” means the National Association of Securities Dealers Automated Quotation system;

(bb)	“Option Exchange Ratio” means 0.9, as the same may be proportionally adjusted to reflect any Parent or Company stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction occurring prior to the Effective Time;

(cc)	“Order” means any order, writ, injunction, judgment or decree;

(dd)	“Outside Date” means December 31, 2010, subject to the right of either Company or Parent to postpone the Outside Date for up to an additional 90 days (in 30-day increments) if the Governmental Authorizations have not been obtained and have not been denied by a non-appealable decision of a Governmental Body, or if either the Interim Order or the Final Order of the Court is appealed and a final determination of the Court, where no further appeal lies therefrom, has not been made, in either case by giving written notice to the other party to such effect no later than 2:00 p.m. (Vancouver time) on the date that is 15 days prior to the original Outside Date (or any subsequent Outside Date, as the case may be), or such later date as may be agreed to in writing by Company and Parent;

(ee)	“Parent” means Veraz Networks, Inc., a corporation existing under the laws of Delaware;

(ff)	“Parent Common Stock” means the common stock of Parent, par value $0.001 per share;

(gg)	“Parent Replacement Option” has the meaning ascribed thereto in Section 3.1(b)(v);

(hh)	“Person” means any individual, Entity or Governmental Body;

(ii)	“Plan of Arrangement” means this plan of arrangement, as amended, varied or supplemented from time to time in accordance with this plan of arrangement or at the direction of the Court in the Final Order and as satisfactory to each of the Company and Parent;

(jj)	“Warrant” has the meaning ascribed thereto in Section 3.1(b)(vii); and

(kk)	“Written Consent” means a special resolution consented to in writing by all of the holders of the Company Shares and/or a special resolution consented to in writing by all the holders of the Company Common Shares and/or a special resolution consented to in writing by all the holders of each class of the Company Preferred Shares.

1.2	Sections and Headings

The division of this Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Arrangement. Unless otherwise indicated, any reference in this Arrangement to a section or an exhibit refers to the specified section of or exhibit to this Arrangement.

1.3	Number, Gender and Persons

In this Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa and words importing any gender include all genders.

1.4	Date of Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Time

Time shall be of the essence in every matter or action contemplated hereunder.

1.6	Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder and all amendments to such statute or regulations in force, from time to time, or any statute or regulations that supplement or supersede such statute or regulations.

ARTICLE 2

BINDING EFFECT

2.1	Binding Effect

This Plan of Arrangement will become effective at, and the steps contemplated thereby will be binding at and after, the Effective Time on (i) Company, (ii) Parent, (iii) all registered and beneficial holders of Company Shares and (iv) holders of Company Options and the Warrant.

ARTICLE 3

ARRANGEMENT

3.1	Arrangement

Commencing on the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further authorization, act or formality of or by the Company, Parent or any other Person:

(a)	Each Class A Convertible Preferred Share, Class B Convertible Preferred Share, Class C Convertible Preferred Share and Company Common Share outstanding immediately prior to the Effective Time shall be and be deemed to be irrevocably transferred to Parent in exchange for, in each case, that number of shares of Parent Common Stock as determined in accordance with the formula set out on Exhibit A attached hereto.

(b)	Upon the transfer of all Company Shares to Parent:

(i)	each holder of such Company Shares shall cease to be the holder of such Company Shares and such holder’s name shall be removed from the applicable securities register of Company Shares;

(ii)	legal and beneficial title to such Company Shares will vest in Parent and Parent will be and be deemed to be the transferee and legal and beneficial owner of such Company Shares and will be entered in the applicable securities register of the Company as the sole shareholder thereof;

(iii)	no fractional shares of Parent Common Stock shall be issued in connection with the Arrangement, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Shares who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the Nasdaq Market on the last trading day prior to the Closing Date;

(iv)	with respect to each share of Parent Common Stock issued to a former holder of Company Shares, the name of such holder shall be entered in the register of holders of Parent Common Stock as the registered holder thereof;

(v)

without any action on the part of Parent, the Company or the holders of Company Options, except as otherwise required by applicable Legal Requirements, each Company Option that is then outstanding and unexercised (a “Company Unexercised Option”) shall be cancelled in accordance with the terms of the Company Option Plan and, in exchange for such cancellation, such holder shall receive an option to purchase shares of Parent Common Stock with substantially the same terms and conditions (including the terms and conditions of any applicable stock option agreement or other document evidencing such Company Option, if any) as were in effect immediately prior to the Effective Time (including any repurchase rights or vesting provisions, if applicable), except that (i) each Company Unexercised Option will be exercisable (or will become exercisable in accordance with its terms) solely for a number of whole shares of Parent Common Stock equal to the product of (x) the number of Company Common Shares that would be issuable upon exercise of the Company Unexercised Option immediately prior to the Effective Time multiplied by (y) the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Unexercised Option will be equal to the quotient equal to (x) the per share exercise price for such Company Unexercised Option immediately prior to the Effective Time divided by (y) the Option Exchange Ratio, rounded up to the nearest whole cent (a “Parent Replacement Option”). Each Company Unexercised Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested immediately prior to the Effective Time, except to the extent such Company Unexercised Option (either by its terms or by the terms of another Contract) provides for acceleration of vesting thereof. Each Company Unexercised Option shall, in accordance with its terms, be subject to further adjustment to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. The exercise price under each Company Unexercised Option, the number of shares for which such Company Unexercised Option is exercisable and the terms and conditions of exercise of such Company Unexercised Option shall be determined in such manner so as to comply to the greatest extent possible with Subsection 7(1.4) of the Canadian Tax Act and the equivalent provisions under applicable provincial law;

(vi)	The Company Option Plan shall be cancelled; and

(vii)	without any action on the part of Parent, the Company or the holder of that certain warrant to purchase Company Common Shares dated as of October 5, 2007 issued by the Company (the “Warrant”), the Warrant shall be terminated as of the Closing and shall be of no further force or effect.

3.2	Condition precedent to the Implementation of the Plan of Arrangement

The implementation of this Plan of Arrangement is conditional upon the Acquisition Agreement not having been terminated in accordance with its terms.

ARTICLE 4

CERTIFICATES

4.1	Issuance of Certificates Representing Shares of Parent Common Stock

Parent shall, at or as soon as practicable following the Closing, deliver to each holder of Company Shares (or to a person appointed by the holder in writing in accordance with, or as otherwise provided by, Section 1.5 of the Acquisition Agreement) a certificate representing the number of shares of Parent Common Stock issuable to such holder as determined in accordance with Section 3.1.

4.2	Distribution with Respect to Unsurrendered Certificates

The former holders of Company Shares and Company Options shall not be entitled to any interest, dividend, premium or other payment on or with respect to the Company Shares and Company Options other than the certificates representing the shares of Parent Common Stock, in the case of Company Shares, or Parent Replacement Options, in the case of Company Options, which they are entitled to receive pursuant to this Plan of Arrangement.

4.3	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares that were transferred pursuant to Section 3.1 have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, Parent will issue in exchange for such lost, stolen or destroyed certificate, one or more certificates representing one or more shares of Parent Common Stock pursuant to Section 3.1, deliverable in accordance with Section 4.1. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom the payment is made shall, as a condition precedent to the delivery thereof indemnify the Parent in a manner satisfactory to Parent against any claim that may be made against Parent with respect to the certificate alleged to have been lost, stolen or destroyed.

4.4	Extinction of Rights

Any certificate which immediately prior to the Effective Time represented outstanding Company Shares that was transferred or was deemed to have been transferred pursuant to Section 3.1 that has not been deposited with the Company (or, in the case of a lost certificate, such documentation as is required in Section 4.3 has not been deposited with the Company) on or prior to the sixth anniversary of the Closing Date shall cease to represent a claim or interest of any kind or nature to the shares of Parent Common Stock. On such date, the shares of Parent Common Stock (and any dividends or distributions with respect thereto) to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to Parent, together with all entitlements to dividends, distributions, cash and interest in respect thereof held for such former holder. Neither of Company or Parent nor any of their respective successors shall be liable to any Person in respect of any shares of Parent Common Stock (or distributions) delivered to a public official pursuant to and in compliance with any applicable abandoned property, escheat or similar law.

4.5	Withholding Rights

Parent will be entitled to withhold from any consideration otherwise payable to any Company Shareholder under this Plan of Arrangement such amounts as are required to be withheld under the Income Tax Act (Canada) or the Taxation Act (Quebec), as provided for and in accordance with the terms of Section 1.6 of the Acquisition Agreement.

ARTICLE 5

AMENDMENTS

5.1	Amendments

(a)	Company reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time after the adoption of the Arrangement Resolutions but prior to the Closing Date, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved in writing by Parent, (iii) filed and approved by the Court unless such amendment, modification and/or supplement concerns a matter which, in the reasonable opinion of Company and Parent, is of an administrative nature, (iv) communicated to Company Shareholders if and as required by the Court, and (v) approved in writing, by resolutions of the holders of (A) Company Shares, (B) Company Common Shares and (C) each class of Company Preferred Shares.

(b)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court will be effective only if such amendment, modification or supplement (i) is consented to by each of the Company and Parent; and (ii) is consented to in writing by the holders of (A) Company Shares, (B) Company Common Shares and (C) each class of Company Preferred Shares.

(c)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Closing Date unilaterally by Parent, provided that it concerns a matter which, in the reasonable opinion of Parent, is of an administrative nature required to better give effect to the implementation of this Arrangement and is not adverse to the financial or economic interests of any Company Shareholders.

ARTICLE 6

GENERAL

6.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act of formality, each of the parties to the Acquisition Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

6.2	Severability of Plan of Arrangement Provisions

If, prior to the Closing Date, any term or provision of this Plan of Arrangement is held by the Court to be invalid, void or unenforceable, the Court, at the request of any parties, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan of Arrangement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.

6.3	Governing Laws

This Plan of Arrangement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Any questions as to the interpretation or application of this Plan of Arrangement and all proceedings taken in connection with this Plan of Arrangement and its provisions shall be subject to the exclusive jurisdiction of the Court.

EXHIBIT A

To the Plan of Arrangement

The Total Parent Common Stock shall be distributed to the Company Shareholders as set forth below. Each of the Weighted Average Share Prices, the number of Excess Shares, the number of shares of Total Parent Common Stock and all other applicable numbers set forth below shall be adjusted, as appropriate, for any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction that may occur with respect to the shares of Parent Common Stock issued and outstanding prior to the Closing.

A. Class A Exchange Ratio. Each holder of Class A Convertible Preferred Shares shall receive a number of shares of Parent Common Stock equal to (I) the sum of (A) W plus (B) the quotient obtained by dividing (i) the product of (a) X and (b) Y, by (ii) Z, if the Weighted Average Share Price is less than or equal to $1.0863, or (II) the product of (A) X and (B) 0.99997, if the Weighted Average Share Price is greater than $1.0863;

where:

W = (i) the Excess Shares multiplied by the fraction that is (ii) X over 35,821,808;

X = the number of Class A Convertible Preferred Shares held by such holder;

Y = 0.977058 (the “Class A Per Share Preference Amount”); and

Z = the Weighted Average Share Price.

B. Class B Exchange Ratio. Each holder of Class B Convertible Preferred Shares shall receive a number of shares of Parent Common Stock equal to (I) the quotient obtained by dividing (A) the product of (i) X and (ii) Y, by (B) Z, if the Weighted Average Share Price is less than or equal to $2.5957, or (II) the product of (A) X and (B) 0.97083, if the Weighted Average Share Price is greater than $2.5957;

where:

X = the number of Class B Convertible Preferred Shares held by such holder;

Y = 2.52 (the “Class B Per Share Preference Amount”); and

Z = the Weighted Average Share Price.

C. Class C Exchange Ratio. Each holder of Class C Convertible Preferred Shares shall receive a number of shares of Parent Common Stock equal to (I) the quotient obtained by dividing (A) the product of (i) X and (ii) Y, by (B) Z, if the Weighted Average Share Price is less than or equal to $0.8783, or (II) the product of (A) X and (B) 0.89947, if the Weighted Average Share Price is greater than $0.8783;

where:

X = The number of Class C Convertible Preferred Shares held by such holder;

Y = 0.79 (the “Class C Per Share Preference Amount”); and

Z = the Weighted Average Share Price.

D. Common Share Exchange Ratio. Each holder of Company Common Shares shall receive that number of shares of Parent Common Stock equal to all remaining shares of Total Parent Common Stock after the foregoing allocations of Parent Common Stock to the holders of Company Preferred Shares, on a pro rata basis based on the number of Company Common Shares held by each such holder.

Notwithstanding the foregoing, if the Aggregate Value is less than the Gross Preference Amount, then all shares of Parent Common Stock distributable to the holders of Company Preferred Shares shall be distributed on a pari passu basis ratably among the holders of Class A Convertible Preferred Shares, Class B Convertible Preferred Shares and Class C Convertible Preferred Shares in proportion to the Per Share Preference Amounts associated with such shares.

Certain Definitions:

“Aggregate Value” means the product obtained by multiplying (i) the Total Parent Common Stock times (ii) the Weighted Average Share Price.

“Excess Shares” means the lesser of (i) 3,600,000 shares of Parent Common Stock and (ii) the number of shares of Parent Common Stock obtained by (A) subtracting the Gross Preference Amount from the Aggregate Value and (B) dividing the remainder (or “0” if such remainder is a negative number) by the Weighted Average Share Price.

“Gross Preference Amount” means $77,043,476.00.

“Per Share Preference Amount” means (i) for the Class A Convertible Preferred Shares, the Class A Per Share Preference Amount, (ii) for the Class B Convertible Preferred Shares, the Class B Per Share Preference Amount and (iii) for the Class C Convertible Preferred Shares, the Class C Per Share Preference Amount.

“Total Parent Common Stock” means 110,580,900 shares of Parent Common Stock.

“Weighted Average Share Price” means the volume weighted average share price of Parent Common Stock on the Nasdaq Market (without regard to any pre-market or after hours trading) for the ten (10) trading days prior to the Closing Date (adjusted, as appropriate, for any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction that may occur with respect to the shares of Parent Common Stock issued and outstanding prior to the Closing).

Annex C

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of May 12, 2010, is entered into by and between Dialogic Corporation, a British Columbia corporation (the “Company”), and                      (“Stockholder”), with respect to (i) shares of common stock, $0.001 par value per share, of Veraz Networks, Inc., a Delaware corporation (the “Parent Common Stock”), (ii) rights to purchase shares of Parent Common Stock, (iii) all securities exchangeable, exercisable or convertible into Parent Common Stock, and (iv) any securities issued or exchanged with respect to such Parent Common Stock, and upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Parent or upon any other change in the Parent’s capital structure, in each case whether now owned or hereafter acquired by the Stockholder (collectively, the “Securities”).

W I T N E S S E T H:

WHEREAS, Veraz Networks, Inc., a Delaware corporation (the “Parent”) and the Company have entered into an acquisition agreement, dated as of the date hereof (as the same may be amended or supplemented, the “Acquisition Agreement”) pursuant to which the Parent has agreed to acquire all of the outstanding Company Shares in exchange for shares of Parent Common Stock in accordance with the Acquisition Agreement, the Plan of Arrangement and the BCBCA, as a result of which the Company will become a subsidiary of the Parent;

WHEREAS, as of the date hereof, Stockholder beneficially owns and has the power to vote and dispose of the Securities set forth on Schedule I hereto;

WHEREAS, the Stockholder and the Company desire to enter into this Agreement in connection with the efforts to consummate the Arrangement;

WHEREAS, capitalized terms used in this Agreement and not defined have the meanings given to such terms in the Acquisition Agreement.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Covenants.

1.1 Lock-Up. Except as contemplated by this Agreement or with the Company’s prior written consent, Stockholder hereby covenants and agrees that between the date hereof and the Termination Date (as hereinafter defined), Stockholder will not (a) directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote in any manner any of the Securities, or agree to do any of the foregoing (each a “Transfer”), or (b) take any action which would prevent or disable Stockholder from performing its obligations under Section 1.1 or 1.4 of this Agreement. Notwithstanding the foregoing, in connection with any Transfer not involving or relating to any Acquisition Proposal, Stockholder may Transfer any or all of the Securities as follows: (i) in the case of a Stockholder that is an entity, to any subsidiary, partner or member of Stockholder, (ii) in the case of an individual Stockholder, to Stockholder’s spouse, ancestors, descendants or any trust for any of their benefits or to a charitable trust and (iii) to any person who, prior to such Transfer, is a party to an agreement with the Company substantially equivalent to this Agreement; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person to which any of such Securities or any interest in any of such Securities is Transferred shall have executed and delivered to the Company a counterpart to this Agreement pursuant to which such person shall be bound by all of the terms and provisions of this Agreement.

1.2 No Solicitation. Between the date hereof and the Termination Date and subject to Section 6.2, Stockholder shall not, directly or indirectly, and Stockholder shall ensure that its respective Representatives and Subsidiaries and the respective Representatives of their respective Subsidiaries do not, directly or indirectly, take any action that the Parent is prohibited from taking under Section 5.3 of the Acquisition Agreement. Stockholder shall promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal or Acquisition Inquiry) advise the Company orally and in writing of any Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof) that is made or submitted by any Person (other than the Parent, the Company or any of their Affiliates and representatives) between the date hereof and the Termination Date.

1.3 Certain Events. This Agreement and the obligations hereunder will attach to the Securities and will be binding upon any person to which legal or beneficial ownership of any or all of the Securities passes, whether by operation of applicable Legal Requirement or otherwise, including without limitation, Stockholder’s successors, permitted transferees or assigns. This Agreement and the obligations hereunder will also attach to any additional shares of Parent Common Stock or other Securities of the Parent issued to or acquired by Stockholder after the date hereof.

1.4 Grant of Proxy; Voting Agreement.

(a) To the extent applicable to the Contemplated Transactions, Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Securities and hereby irrevocably appoints the Company as proxy for Stockholder to vote the Securities entitled to vote for Stockholder and in Stockholder’s name, place and stead, at any annual or special meeting, or at any adjournment thereof or pursuant to any consent of the stockholders of the Parent, in lieu of a meeting or otherwise, (i) in favor of (A) the Arrangement and, if required in connection with the Contemplated Transactions, adoption of the Acquisition Agreement, (B) the amendment or restatement of Parent’s certificate of incorporation for the purpose of authorizing a number of additional shares of Parent Common Stock sufficient to consummate the Arrangement in accordance with the terms of the Acquisition Agreement, if required in connection with the Contemplated Transactions, (C) the issuance of shares of Parent Common Stock to the Company Shareholders pursuant to the terms of the Acquisition Agreement, (D) the amendment of one or more of the Parent Stock Plans for the purpose of increasing the number of shares of Parent Common Stock available for issuance thereunder in order to consummate the Arrangement in accordance with the terms of the Acquisition Agreement, if required in connection with the Contemplated Transactions, (E) a proposal to amend the certificate of incorporation of Parent following the completion of the Arrangement to change the name of Parent and (F) any matter that could reasonably be expected to facilitate any of the foregoing, and (ii) against any Acquisition Proposal or any action that could reasonably be expected to delay, prevent or frustrate the Arrangement. The parties acknowledge and agree that neither the Company, nor the Company’s successors, assigns, subsidiaries, divisions, employees, officers, directors, stockholders, agents and affiliates shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees) and compensation of any kind or nature whatsoever, to Stockholder in connection with or as a result of any voting by the Company of the Securities or any execution of any consent by the Company on behalf of Stockholder, provided that the Company votes such Securities in accordance with this Section 1.4. The parties acknowledge that, pursuant and subject to the authority hereby granted under the irrevocable proxy, the Company may vote the Securities in furtherance of its own interests, and the Company is not acting as a fiduciary for Stockholder.

(b) Notwithstanding the foregoing grant to the Company of the irrevocable proxy, if the Company elects not to exercise its rights to vote the Securities pursuant to the irrevocable proxy set forth in Section 1.4(a), Stockholder agrees to vote the Securities entitled to vote during the term of this Agreement (i) in favor of or give its consent to, as applicable, a proposal to (A) approve the Arrangement and, if required in connection with the Contemplated Transactions, adoption of the Acquisition Agreement, (B) amend or restate Parent’s certificate of incorporation in order to authorize a number of additional shares of Parent Common Stock sufficient to consummate the Arrangement in accordance with the terms of the Acquisition Agreement, if required in connection with the Contemplated Transactions, (C) issue shares of Parent Common Stock to the Company

Shareholders pursuant to the terms of the Acquisition Agreement, (D) amend one or more of the Parent Stock Plans for the purpose of increasing the number of shares of Parent Common Stock available for issuance thereunder in order to consummate the Arrangement in accordance with the terms of the Acquisition Agreement, if required in connection with the Contemplated Transactions, (E) amend the certificate of incorporation of Parent following the completion of the Arrangement to change the name of Parent and (F) approve any matter that could reasonably be expected to facilitate any of the foregoing, and (ii) against, or refuse to give its consent to, as applicable, a proposal to approve any Acquisition Proposal or any action that could reasonably be expected to delay, prevent or frustrate the Arrangement, as described in Section 1.4(a) at any annual or special meeting or action of the stockholders of the Parent in lieu of a meeting or otherwise.

(c) Stockholder hereby covenants and agrees that it will not exercise any rights of dissent to the extent it may have any such rights under any applicable Legal Requirements or otherwise in connection with the approval of the Arrangement or any other corporate transactions considered at any annual or special meeting or action of the stockholders of the Parent in lieu of a meeting or otherwise.

(d) The irrevocable proxy granted pursuant to Section 1.4(a) shall not be terminated by any act of Stockholder or by operation of law, whether by the death or incapacity of Stockholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which Stockholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership). Notwithstanding the foregoing, the irrevocable proxy granted pursuant to Section 1.4(a) shall terminate immediately upon the Termination Date. If between the date hereof and the Termination Date, Stockholder should die or become incapacitated, or if any trust or estate holding the Securities should be terminated, or if any corporation or partnership holding the Securities should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, actions taken by the Company hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not the Company has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

1.5 Public Announcement. Stockholder shall consult with the Parent and the Company before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated by this Agreement, the Acquisition Agreement or any related agreements and shall not issue any such press release or make any such public statement without the approval of the Parent and the Company, except as may be required by any applicable Legal Requirement, including any filings with the SEC pursuant to the Exchange Act.

1.6 Disclosure. Stockholder hereby authorizes the Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or any other national securities exchange and, to the extent required by applicable Legal Requirements, the Proxy Statement (including all documents and schedules filed with the SEC in connection with any of the foregoing), its identity and ownership of the Securities and the nature of its commitments, arrangements and understandings under this Agreement. The Parent and the Company hereby authorize Stockholder to make such disclosure or filings as may be required by the SEC, Nasdaq or any other national securities exchange.

2. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to the Parent and the Company, as of the date hereof, that:

2.1 Ownership. Stockholder has valid title to, and is the sole legal and beneficial owner of the Securities set forth on Schedule I hereto, in each case free and clear of all Encumbrances except for applicable restrictions on transfer under applicable securities laws and has sole voting power and sole power of disposition with respect thereto without restriction. Stockholder does not legally or beneficially own or exercise voting power or power of disposition over any Securities not listed on Schedule I hereto.

2.2 Authorization. Stockholder has all requisite power and authority (as applicable) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Stockholder has duly executed and delivered this Agreement and, assuming execution and delivery by the Company, this Agreement is a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is married and the Securities constitute community property, this Agreement has been duly authorized, executed and delivered by Stockholder and Stockholder’s spouse, and this Agreement is a legal, valid and binding agreement of Stockholder and Stockholder’s spouse, enforceable against Stockholder and Stockholder’s spouse in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.3 No Violation. Neither the execution and delivery of this Agreement by Stockholder nor the consummation by Stockholder of the transactions contemplated hereby will (a) require Stockholder to file or register with, or obtain any permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity, other than such disclosure or filings as may be required by the SEC, or (b) violate, or cause a breach of or default under, or conflict with any contract or agreement or any applicable Legal Requirement binding upon Stockholder. No proceedings are pending which, if adversely determined, will have an adverse effect on any ability to vote or dispose of any of the Securities.

2.4 Stockholder Has Adequate Information. Stockholder is a sophisticated investor with respect to the Parent and the Securities and has adequate information concerning the business and financial condition of the Parent to make an informed decision regarding this Agreement and based on such information as Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Stockholder acknowledges that neither the Company nor any person on behalf of the Company has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Stockholder acknowledges that the agreements contained herein with respect to the Securities by Stockholder are irrevocable (prior to the Termination Date).

3. Representations and Warranties of Company. The Company hereby represents and warrants to Stockholder, as of the date hereof, that:

3.1 Authorization. The Company has all requisite power and authority (as applicable) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Company has duly executed and delivered this Agreement and, assuming execution and delivery by Stockholder, this Agreement is a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.2 No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will violate, or cause a breach of or default under, or conflict with any contract or agreement or any Legal Requirement binding upon the Company. No proceedings are pending which, if adversely determined, will have an adverse effect on any ability to vote or dispose of any of the Securities. The Company acknowledges that neither Stockholder nor any person on behalf of Stockholder makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

4. Survival of Representations and Warranties; Reporting Obligations. The respective representations and warranties of Stockholder and the Company contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto. The representations and warranties contained herein shall survive the date of this Agreement until the Termination Date (it being understood that either party may seek recourse against the other party after the Termination Date with respect to a breach of a representation or warranty that occurred prior to the Termination Date). Stockholder hereby covenants and agrees that it will promptly notify the Parent and the Company in writing upon any representation or warranty of it contained in this Agreement becoming untrue in any material respect or upon an obligation of Stockholder not being complied with in any material respect.

5. Specific Performance. Stockholder acknowledges that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder that are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to the Company upon the breach or threatened breach by Stockholder of such covenants and agreements, the Company shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

6. Miscellaneous.

6.1 Term. Notwithstanding any other provision of this Agreement or any other agreement, this Agreement and all obligations hereunder shall terminate and cease to have any force or effect upon the earliest of the date upon which (a) the Arrangement is completed, (b) the Acquisition Agreement is terminated in accordance with its terms (including if the Arrangement has been consummated by the Outside Date, as set forth in Section 9.1(b) of the Acquisition Agreement), or (c) the Company and Stockholder mutually agree to terminate this Agreement (such earliest date, the “Termination Date”).

6.2 Capacity. Notwithstanding anything in this Agreement to the contrary, Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a record holder and beneficial owner of Securities. So long as a Stockholder or Representative of such Stockholder is an officer or director of Parent, nothing in this Agreement shall be construed as preventing or otherwise limiting or affecting (or requiring Stockholder to prevent or otherwise limit or affect) any actions, judgment or decisions taken by such Stockholder or such Representative in his or her capacity as an officer or director of Parent or any of its Subsidiaries or from fulfilling the obligations and responsibilities of such office (including the performance of obligations required by the fiduciary obligations and responsibilities of such Stockholder or such Representative acting solely in his or her capacity as an officer or director), it being agreed and understood that this Agreement shall apply to such Stockholder solely in his or its capacity as a stockholder.

6.3 Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement. Each of the parties hereto will bear all claims for brokerage fees attributable to action taken by it.

6.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

6.5 Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

6.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.7 Assignment. Without limitation of Section 1.1, no party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party, such consent not to be unreasonably withheld; provided, however, that the Company may freely assign its rights to another direct or indirect wholly owned subsidiary of the Company without such prior written approval but no such assignment shall relieve the Company of any of its obligations hereunder and provided, further, that Stockholder may assign its rights and obligations without such prior written approval in connection with a Transfer of Securities permitted under, and effected in compliance with, the second sentence of Section 1.1. Any purported assignment requiring consent without such consent shall be void ab initio.

6.8 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be an original, but each of which together shall constitute one and the same Agreement.

6.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or

(c) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Company, to:

Dialogic Corporation

9800 Cavendish Blvd., 5th Floor

Montreal, Quebec, Canada H4M 2V9

Attention: Anthony Housefather, EVP and General Counsel

Facsimile: +1-514-745-0055

with a copy (which shall not constitute notice) to:

Davies Ward Phillips & Vineberg LLP

1501 McGill College Avenue, 26th Floor

Montreal, Quebec

Attention: Brian G. Salpeter

Facsimile: (514) 841-6499

and

Lawson Lundell LLP

1600 Cathedral Place

925 West Georgia Street

Vancouver, BC, Canada

V6C 3L2

Attention: Valerie C. Mann

Facsimile: (604) 631-2811

and

Bingham McCutchen LLP

399 Park Avenue

New York, NY 10022-4689

Attention: Shon E. Glusky

Facsimile: (212) 702-3631

(ii)	If to Stockholder, to the address indicated on Schedule I hereto.

Any party may by notice given in accordance with this Section 6.9 to the other parties designate updated information for notices hereunder.

6.10 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the Legal Requirements of the State of Delaware, without regard to its principles of conflicts of laws. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the Northern District of California.

6.11 Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and, absent agreement among the parties, a court is authorized to so modify this Agreement.

6.12 Further Assurances. From time to time, at the Company’s request and without further consideration, Stockholder shall execute and deliver to the Company such documents and take such action as the Company may reasonably request in order to give full effect to the transactions contemplated hereby.

6.13 Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

6.14 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the Company and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

DIALOGIC CORPORATION

By:
Name:
Title:

STOCKHOLDER:

Print name of entity

By:
Name:
Title:

Annex D

SUPPORT AGREEMENT

THIS AGREEMENT made this 12th day of May, 2010.

B E T W E E N:

Each of the Persons named as Supporting Parties and listed on Schedule B hereto (collectively, the “Supporting Parties” and individually a “Supporting Party”)

- and -

VERAZ NETWORKS, INC., a corporation incorporated under the laws of Delaware (“Parent”)

WHEREAS:

A.	DIALOGIC CORPORATION (“Company”) and Parent have entered into an acquisition agreement (the “Acquisition Agreement”) concurrently herewith pursuant to which Company and Parent have agreed, subject to the satisfaction of certain conditions, to complete a business combination.

B.	The Board of Directors of Company has resolved to recommend approval by the Company Shareholders of the transactions contemplated by the Acquisition Agreement.

C.	It is one of the conditions to Parent completing the Arrangement that the Supporting Parties enter into this Agreement with respect to, among other things, the voting of all Owned Securities (as defined below) by each Supporting Party in favour of approving the Arrangement, in order that all Owned Securities be voted on any Written Consent or at any Company Meeting in accordance with the terms hereof in favour of approving the Arrangement.

NOW THEREFORE in consideration of the premises, the covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the Parties hereto), the Parties hereto hereby agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

Capitalized terms used herein and not otherwise defined shall have the meaning given in the Acquisition Agreement. As used in this Agreement, the following terms, unless there is something in the context or subject matter inconsistent therewith, have the following meanings assigned to them:

(a)	“Acquisition Agreement” has the meaning given thereto in recital A above;

(b)	“Acquisition Inquiry” means an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for information made or submitted by Parent or the Company, as the case may be) that would reasonably be expected to lead to an Acquisition Proposal;

(c)	“Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by Parent or the Company, as the case may be) contemplating or otherwise relating to any Acquisition Transaction;

(d)	“Acquisition Transaction” means, other than the Contemplated Transactions, (A) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries, or 25% or more of any class of equity or voting securities of the Company or any of the equity or voting securities of its Subsidiaries, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning, directly or indirectly, 25% or more of any class of equity or voting securities of the Company or any of the equity or voting securities of its Subsidiaries or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company;

(e)	“Agreement” means this agreement among the Parties hereto together with any and all schedules hereto, as the same may be amended, from time to time, and the expressions “herein”, “hereof”, “hereto” “above”, “below” and similar expressions refer to this Agreement and, where applicable, to the appropriate schedule or schedules hereto;

(f)	“Arrangement” means the arrangement of the Company under section 288 and following of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 6 of the Acquisition Agreement or Article 5 of the Plan of Arrangement or made at the direction of the Court in Final Order;

(g)	“Arrangement Resolutions” mean: (i) the special resolution of the holders of Company Shares to be obtained by way of Written Consent or to be considered at the Company Meeting; (ii) the special separate resolution of the holders of the Company Common Shares to be obtained by way of Written Consent or to be considered at the Company Meeting; and (iii) the special separate resolutions of the holders of each class of the Company Preferred Shares to be obtained by way of Written Consent or to be considered at the Company Meeting;

(h)	“BCBCA” means the British Columbia Business Corporations Act and the regulations made thereunder, as amended from time to time prior to the Effective Time;

(i)	“beneficially owned” or “beneficial ownership” with respect to any securities means having beneficial ownership of such securities, including pursuant to any agreement, arrangement or understanding, whether or not in writing;

(j)	“Business Day” means any day, other than a Saturday, a Sunday and a statutory holiday in Montreal, Québec or Vancouver, British Columbia;

(k)	“Closing” means the consummation of the Contemplated Transactions;

(l)	“Closing Date” means the date on which the Closing Actually takes place;

(m)	“Company” has the meaning ascribed to such term in the recitals hereof;

(n)	“Company Common Shares” means the common shares in the capital of the Company;

(o)	“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement thereof, to be held, if required, to consider the Arrangement;

(p)	“Company Option Plan” means the Company’s Amended and Restated Employee Stock Option Plan as adopted on October 24, 2003, amended and restated on September 28, 2006 further amended and restated on October 11, 2007 and further amended and restated on July 9, 2008;

(q)	“Company Options” means options to purchase Company Common Shares from the Company (whether granted by the Company pursuant to the Company Option Plan, assumed by the Company or otherwise);

(r)	“Company Preferred Shares” means, collectively, the Class A Convertible Preferred Shares, the Class B Convertible Preferred Shares and the Class C Convertible Preferred Shares in the capital of the Company;

(s)	“Company Shareholders” means the holders of Company Shares;

(t)	“Company Shares” means, collectively, (i) the Company Common Shares and (ii) the Company Preferred Shares;

(u)	“Contemplated Transactions” means the Arrangement and the other transactions contemplated by the Acquisition Agreement;

(v)	“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature;

(w)	“Court” means the Supreme Court of British Columbia;

(x)	“Effective Time” means 10:00 a.m. (Vancouver time) on the Closing Date;

(y)	“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, servitude, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset);

(z)	“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity;

(aa)	“Final Order” means the final order of the Court approving the Arrangement as such order may be amended or varied at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended on appeal and as satisfactory to each of the Company and Parent;

(bb)	“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body;

(cc)	“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, commissioner, bureau, tribunal, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including Nasdaq);

(dd)	“including” and “includes” shall be deemed to be followed by the statement “without limitation” and neither of such terms shall be construed to limit any word or statement which it follows to the specific or similar items or matters immediately following it;

(ee)	“Interim Order” means the interim order of the Court to be issued following the application therefor contemplated by section 6.1(a) of the Acquisition Agreement providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court and as satisfactory to each of the Company and Parent;

(ff)	“Legal Requirement” means any federal, state, provincial, territorial, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, injunction, judgment, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq);

(gg)	“Owned Securities” means Company Shares and other securities of Company, including Company Options that are directly or indirectly beneficially owned by a Party hereto or over which control or direction is exercised by such Party, which as at the date hereof are more particularly set forth in Schedule B, and includes any such Owned Securities acquired after the date hereof, but excludes (i) that certain Warrant to purchase Company Common Shares dated as of October 5, 2007 issued by the Company (the “Warrant”) to EAS Series C Investments, L.P., and (ii) those certain promissory notes issued by the Company to certain of the Company Shareholders on or about August 19, 2009. For greater certainty, a Party shall not have control or direction over securities solely because the Party has been appointed as a proxy by some other Person for the purpose of voting Owned Securities at a meeting of shareholders of Company;

(hh)	“Parent” has the meaning ascribed to such term in the recitals hereof;

(ii)	“Party” means a party to this Agreement and “Parties” means all parties to this Agreement;

(jj)	“Person” means any individual, Entity or Governmental Body;

(kk)	“Plan of Arrangement” means the plan of arrangement, substantially in the form and content set out in Exhibit A of this Agreement, as amended, varied or supplemented from time to time in accordance with the Plan of Arrangement or at the direction of the Court in the Final Order and as satisfactory to each of the Company and Parent;

(ll)	“Pre-Closing Period” means the period commencing on the date of the Acquisition Agreement and ending as of the earlier to occur of the Effective Time or the termination of the Acquisition Agreement pursuant to Section 9 thereof;

(mm)	“Representatives” means directors, officers, other employees, agents, attorneys, accountants, advisors and representatives;

(nn)	“Shareholders’ Agreement” means that certain Shareholders’ Agreement dated as of even date herewith by and among the Supporting Parties and the Company.

(oo)	“Subsidiary” means, with respect to any Person, an Entity of which such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity;

(pp)	“Supporting Parties” and “Supporting Party” have the meaning ascribed to such terms in the recitals hereof;

(qq)	“Transfer” means, with respect to a security, the sale, transfer, pledge, hypothecation, Encumbrance, assignment or disposition of such security or any interest in such security or the beneficial ownership thereof, the offer to make such a sale, transfer or other disposition and any option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing; and

(rr)	“Written Consent” means a special resolution consented to in writing by all of the holders of the Company Shares and/ or a special resolution consented to in writing by all the holders of the Company Common Shares and/or a special resolution consented to in writing by all the holders of each class of the Company Preferred Shares.

1.2	Number and Gender

Words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

1.3	Interpretation not Affected by Headings

The division of this Agreement into Articles, Sections, subsections, clauses, subclauses and Schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4	Recitals and Schedules

The recitals and each of the Schedules annexed hereto form part of this Agreement.

ARTICLE 2

AGREEMENTS REGARDING TRANSFER AND VOTING

2.1	Agreement not to Dispose prior to the Arrangement

Each Supporting Party unconditionally and irrevocably agrees, severally and not jointly, that from and after the date hereof until the termination of this Agreement in accordance with the provisions of Article 5, except as contemplated by this Agreement, such Party will not:

(a)	Subject to the remainder of this subsection (a), Transfer or agree to Transfer any Owned Securities (other than an exercise of any Company Options in accordance with its terms which, for greater certainty, will be subject to this Agreement upon their exercise for Company Shares), other than to (i) an Entity controlled by such Supporting Party; (ii) an Entity under common control with such Supporting Party; or (iii) an Entity or individual that is a limited partner, member or stockholder of such Supporting Party; which Entity or individual shall in each case also be subject to this Agreement upon Transfer and, prior to the effectiveness of any Transfer, shall agree to be bound by the terms of this Agreement to the same extent as the transferring Supporting Party is bound and shall comply with the requirements set forth in Section 4.2 of the Shareholders Agreement, or vote in any manner any such Owned Securities in respect of the Arrangement other than pursuant to this Agreement. Any Transfer not contemplated in subsection (i), (ii), or (iii) above may be made with Parent’s prior written consent, acting reasonably, provided, that the transferee complies with the requirements set forth in Section 4.2 of the Shareholders’ Agreement. If any Transfer is consented to by Parent, it shall be a condition precedent to such Transfer that the transferee agree to be bound by the terms of this Agreement to the same extent as the transferring Supporting Party is bound. Each Supporting Party agrees that any Owned Securities acquired by it, him and her, or over which beneficial ownership and/or direction or control is directly or indirectly exercised, shall be subject to the provisions of this Agreement; or

(b)	grant any proxy or power of attorney whatsoever, or otherwise enter into any voting agreement or similar agreement, with respect to any Owned Securities without Parent’s prior consent.

2.2	Voting in respect of the Arrangement and other matters

(a)	Each Supporting Party unconditionally and irrevocably agrees that from and after the date hereof until this Agreement is terminated pursuant to section 5.1 hereof,

(i)	at such time or times as Company conducts a Company Meeting or otherwise seeks approval of its shareholders for the purpose of approving the Arrangement (including by way of Written Consent), such Supporting Party will vote all Owned Securities in favour of approving the applicable Arrangement Resolutions(s) and/or any matter contemplated by the Acquisition Agreement, and

(ii)	such Supporting Party will, at any meeting of shareholders, vote all of such Supporting Party’s Owned Securities against, and such Party will not vote in favour of, any Acquisition Proposal or any action that would delay, prevent or frustrate the Arrangement. Without limiting the foregoing, it is understood that the obligations under this clause (ii) and clause (i) above shall remain applicable in respect of each duly called meeting of shareholders of Company (or duly sought Written Consent) for the purpose of approving the Arrangement or an Acquisition Proposal, regardless of the position of the board of directors of Company, as to the Arrangement or such Acquisition Proposal at the time of such meeting.

(b)	Each of the Supporting Parties covenants that it will not exercise any rights of dissent that may be provided under the Arrangement, under any applicable Legal Requirements (including under the BCBCA) or otherwise in connection with the approval of the Arrangement or any other corporate transactions considered at the applicable Company Meeting.

(c)	Each Supporting Party agrees to forthwith notify Parent in writing upon the acquisition of any additional Owned Securities other than upon the exercise of Company Options.

(d)	Each Supporting Party agrees that it will promptly notify Parent in writing upon any representation or warranty of it contained in this Agreement becoming untrue in any material respect or upon an obligation of such Party not being complied with in any material respect.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Supporting Parties

Each Supporting Party, severally and not jointly, makes the representations and warranties to Parent and each other Supporting Party set forth in Schedule A. Each Supporting Party acknowledges that Parent is relying on such representations and warranties in entering into this Agreement and for Parent to enter into the Acquisition Agreement.

3.2	Parent’s Representations and Warranties

Parent represents and warrants to the Supporting Parties that:

(a)	Parent and each of its Subsidiaries is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate or other power and authority to own its assets as now owned and to carry on its business as it is now being conducted;

(b)	Parent has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation by Parent of the transactions contemplated by this Agreement have been duly authorized by the board of directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated thereby. This Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered; and

(c)

Neither the execution and delivery of this Agreement or the Acquisition Agreement by Parent nor the consummation of the Arrangement by Parent nor compliance by Parent with any of the provisions hereof or thereof will violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) any Legal Requirements to which Parent or any of its properties or assets are subject, (ii) any mortgage, bond, indenture, agreement, instrument, obligation or any other document to which Parent is a party or by which any of its properties or assets are bound, (iii) any judgment, order, injunction, decree or award of any Governmental Body that is binding on Parent, or (iv) any term or provision of any of the certificate of incorporation, by-laws, or other organizational documents of Parent that would impair its ability to perform its obligations under this Agreement.

3.3	Survival

The representations and warranties of the Supporting Parties and of Parent set out in Sections 3.1 and 3.2 shall survive and shall continue in full force and effect for the benefit of the Supporting Parties and Parent, respectively, until the earlier to occur of (i) the completion of the Arrangement; and (ii) the termination of this Agreement.

ARTICLE 4

COVENANTS OF SUPPORTING PARTIES

4.1	Non-Solicitation

(a) During the Pre-Closing Period, none of the Supporting Parties shall, directly or indirectly, and each of the Supporting Parties shall ensure that its respective Representatives and Subsidiaries and the respective Representatives of their respective Subsidiaries do not, directly or indirectly:

(i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that would reasonably be expected to lead to the making, submission or announcement of an Acquisition Proposal or Acquisition Inquiry;

(ii) furnish any information regarding the Company or any of its respective Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its respective Subsidiaries, to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

(iii) enter into or engage in discussions or negotiations, otherwise cooperate in any way with, or knowingly assist, participate in, or facilitate any effort by, any Person with respect to any Acquisition Proposal or Acquisition Inquiry;

(iv) approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry; or

(v) enter into any written agreement in principle, letter of intent, term sheet or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction.

(b) Each Supporting Party shall promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal or Acquisition Inquiry) advise the Parent orally and in writing of any Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof) that is made or otherwise submitted to the Supporting Party by any Person during the Pre-Closing Period. Each Supporting Party shall keep Parent informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any modification or proposed modification thereto.

(c) Each Supporting Party shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

(d) Nothing contained in this Section 4.1 shall limit the ability of any Supporting Party to take any action in its capacity as a member of the board of directors or an officer of Company pursuant to Section 5.3 or Section 6.1 of the Acquisition Agreement.

ARTICLE 5

TERMINATION

5.1	Termination

(a)	This Agreement shall terminate on the earliest to occur of the following:

(i)	the date upon which the Arrangement is completed;

(ii)	the date upon which Parent and the Supporting Parties mutually agree to terminate this Agreement; or

(iii)	the date upon which the Acquisition Agreement is terminated in accordance with its terms.

The obligations of the Parties under Section 6.1 and 6.4 hereof shall survive the termination of this Agreement, notwithstanding anything herein to the contrary.

ARTICLE 6

GENERAL

6.1	Disclosure

No press release or other disclosure (public or otherwise) with respect to the existence or details of this Agreement shall be made by Parent without the prior written consent of the Supporting Parties, except to the extent required by applicable Legal Requirements. Each Supporting Party acknowledges and agrees that a summary of this Agreement and the negotiations leading to its execution and delivery must appear in the disclosure material relating to the Arrangement and the fact that the Supporting Parties have entered into this Agreement may appear in the press release announcing the Arrangement and may be filed on EDGAR, as required. No press release or other public disclosure with respect to this Agreement, the Acquisition Agreement and the transactions contemplated therein or with respect to Parent shall be made by any Supporting Party without the prior written consent of Parent except to the extent required by applicable Legal Requirements.

6.2	Assignment

This Agreement and the rights and obligations hereunder shall not be assigned by the Parties without each other Party’s prior consent, which consent shall not be unreasonably withheld.

6.3	Subsequent Acquisitions

Each Supporting Party agrees that this Agreement and the respective rights and obligations of such Supporting Parties hereunder shall attach to any Owned Securities that may become directly or indirectly beneficially owned by such Supporting Party or over which control or direction may be acquired by such Party.

6.4	Expenses

All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

6.5	Specific Performance; Injunctive Relief

The parties hereto acknowledge that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with the terms hereof or in the event of a violation of any of the covenants or agreements set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available upon any such violation, any non-breaching party will be entitled to seek specific performance and/or injunctive relief in addition to any other remedy to which such non breaching party may be entitled at law or in equity.

6.6	Exercise of Rights

All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law shall be cumulative and not alternative, and the exercise of any thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party. The failure of any Party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

6.7	Time

Time shall be of the essence of this Agreement.

6.8	Notice

Any notice, demand or other communication required or permitted to be given or made hereunder shall be in writing and shall be delivered personally or by courier (delivery confirmed) during normal business hours on a Business Day to the relevant address set forth below or sent by facsimile or other means of recorded electronic communication (provided such transmission is confirmed), in the case of:

(a)	the Supporting Parties, addressed in each case to the attention of the relevant Supporting Party at the facsimile number set forth in Schedule B.

(b)	Parent, addressed as follows:

Veraz Networks, Inc.

926 Rock Avenue, Suite 20

San Jose, CA 95131.

Attention: General Counsel

Facsimile: (408) 750-9510

with a copy (which shall not constitute notice) to:

Cooley, LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306-2155

Attention: Jennifer DiNucci

Facsimile: (650) 849-7400

and to:

Stikeman Elliott LLP

1155 René-Lévesque Blvd. West, 40th floor

Montreal, Quebec H3B 3V2

Attention: John W. Leopold

Facsimile: (514) 397-3222

Any notice, demand or other communication so given shall be deemed to have been given or made and received on the day of delivery, if so delivered, and on the day of sending by facsimile or other means of recorded electronic communication (provided such day is a Business Day and, if not, on the first Business Day thereafter). Any Party may from time to time change its address for notice by notice to the other Parties hereto given in the manner aforesaid.

6.9	Company Shareholder Agreements

Each Supporting Party undertakes severally and not jointly to terminate with effect on or prior to the Effective Time, the Company Second Amended and Restated Shareholders’ Agreement, the Company Second Amended and Restated Investors’ Rights Agreement and the Company Second Amended and Restated Right of First Refusal and Co-Sale Agreement (the “Company Shareholder Agreements”).

6.10	Governing Law

This Agreement and the rights and obligations of the Parties hereto shall be governed by and construed and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each Party hereto irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia with respect to any matter arising hereunder or related hereto.

6.11	Entire Agreement

This Agreement shall constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and there are no warranties, representations, terms, conditions or collateral agreements with respect to the subject matter hereof, express or implied, between Parent on the one hand and any of the Supporting Parties on the other hand, other than as expressly set forth in this Agreement.

6.12	Further Assurances

Each of the Parties hereto shall, from time to time, execute and deliver all such further documents and instruments and do all acts and things as the other Parties may, either before or after the completion of the Arrangement, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

6.13	Amendment and Waiver

No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the Parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

6.14	Agreement not Binding until Signed

This Agreement shall not be binding or effective until executed and delivered by the Supporting Parties and Parent. It is expressly understood and agreed by the Parties hereto that this Agreement shall have no force or effect unless and until the same is duly executed by each Supporting Party and Parent.

6.15	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this

Agreement, and any Party delivering an executed counterpart of the signature page to this Agreement by facsimile to any other Party shall thereafter also promptly deliver a manually executed original counterpart of this Agreement to such other Party, but the failure to deliver such manually executed original counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

6.16	Severability

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.17	Independent Legal Advice

Each Supporting Party acknowledges that:

(a)	It/he/she has: (i) read this Agreement in its entirety, understands it and agrees to be bound by its terms and conditions; and (ii) been granted the opportunity to ask questions of, and to receive answers from, Company’s legal counsel concerning the terms and conditions of this Agreement;

(b)	such Supporting Party has been advised by legal counsel to seek independent legal advice with respect to such Supporting Party executing and delivering this Agreement and such Supporting Party has received such advice or has, without undue influence, elected to waive the benefit of any such advice; and

(c)	such Supporting Party is entering into this Agreement voluntarily.

[Signatures on following page]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

EAS Series C Investments, L.P.			Eicon Dialogic Investment SRL

By:	/s/ Jonathan Bilzin		By:	/s/ Gilles Gosselin
	Name:	Jonathan Bilzin		Name:	Gilles Gosselin
	Title:	Managing Director		Title:	Manager

By:	/s/ Edward F. Glassmeyer		Special Value Expansion Fund, LLC
	Name: Title:	Edward F. Glassmeyer Managing Director	By:	/s/ Mark Holdsworth
				Name:	Mark Holdsworth
Special Value Opportunities Fund, LLC				Title:	Managing Partner

By:	/s/ Mark Holdsworth		GW Invest ApS
	Name: Title:	Mark Holdsworth Managing Partner	By:	/s/ Mikael Konnerup
				Name:	Mikael Konnerup

ApS Kbus 17 nr. 2101			/s/ Pierre McMaster
By:	/s/ Nick Jensen		Pierre McMaster
	Name:	Nick Jensen

VERAZ NETWORKS, INC.

By:	/s/ Doug A. Sabella
	Name:	Doug A. Sabella
	Title:	CEO

Annex E

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF VERAZ NETWORKS, INC.

VERAZ NETWORKS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the Corporation is Veraz Networks, Inc.

SECOND: The original name of this company was Softswitch Enterprises, Inc., and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was October 18, 2001. The name of this company was changed to NexVerse Networks, Inc. with the filing of a Certificate of Amendment of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on December 11, 2001. The name of this company was changed to Veraz Networks, Inc. with the filing of an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on December 31, 2002.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

Section (E) of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation shall be moved into a newly created Section (F) of Article IV and the following shall be inserted as the new Section (E) of Article IV:

“Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Time”), each five1 shares of the Corporation’s Common Stock, par value $0.0001 per share, issued and outstanding prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.0001 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, be entitled to receive cash for such holder’s fractional share based upon the average closing sales price of the Corporation’s Common Stock as reported on The NASDAQ Stock Market for the 10 trading days immediately prior to the date on which this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation is filed with the Secretary of State of the State of Delaware, or, if no such sale takes place on such days, the average of the closing bid and asked prices for such days as reported on The NASDAQ Stock Market.”

FOURTH: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly adopted and approved in accordance with the provisions of Sections 222 and 242 of the General Corporate Law of the State of Delaware at the annual meeting of the stockholders of the Corporation.

*    *    *    *    *

[1]

By approving this amendments, stockholders will approve the combination of every five shares of Common Stock into one (1) share of Common Stock. In accordance with these resolutions, the Board of Directors will not implement any amendment providing for a different split ratio.

IN WITNESS WHEREOF, Veraz Networks, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of                     , 20    .

VERAZ NETWORKS, INC.

By:
Name:
Title:

E-2

Annex F

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF VERAZ NETWORKS, INC.

VERAZ NETWORKS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the Corporation is Veraz Networks, Inc.

SECOND: The original name of this company was Softswitch Enterprises, Inc., and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was October 18, 2001. The name of this company was changed to NexVerse Networks, Inc. with the filing of a Certificate of Amendment of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on December 11, 2001. The name of this company was changed to Veraz Networks, Inc. with the filing of an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on December 31, 2002.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

Article I of the Corporation’s Amended and Restated Certificate of Incorporation shall be amended and restated to read in its entirety as follows:

“The name of this company is Dialogic Inc. (the “Company” or the “Corporation”).”

FOURTH: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly adopted and approved in accordance with the provisions of Sections 222 and 242 of the General Corporate Law of the State of Delaware at the annual meeting of the stockholders of the Corporation.

*    *    *    *    *

IN WITNESS WHEREOF, Veraz Networks, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of                     , 20    .

VERAZ NETWORKS, INC.

By:
Name:
Title:

Annex G

May 8, 2010

Board of Directors

Veraz Networks, Inc.

926 Rock Avenue

San Jose, CA 95131

Members of the Board:

You have asked Pagemill Partners, LLC (“Pagemill Partners”) to advise you with respect to the fairness, from a financial point of view, to Veraz Networks, Inc. (“Veraz” or the “Company”) and to the holders of its common shares, of the Transaction Consideration (defined below) set forth in the Acquisition Agreement (the “Agreement”) between the Company and Dialogic, Inc. (“Dialogic”). The Agreement provides for, among other things, the exchange of all the common and preferred shares of Dialogic for newly issued shares of the Company’s common shares equal to seventy percent of the capital stock of Veraz (on a fully diluted basis) immediately following the Closing. Unexercised options in Dialogic will be exchanged for options in Veraz having substantially equal terms and conditions. Together, these exchanges are referred to herein as the “Transaction.” The share of the combined company which will be held by current Veraz shareholders is referred to as the “Transaction Consideration.”

In arriving at our opinion, we have reviewed the Agreement document; and certain business and financial information relating to Veraz and Dialogic and the industry in which they operate. We have reviewed certain other information relating to the Company, including financial forecasts for 2010 through 2012 prepared and provided to us by the Company, and have met with the management of the Company to discuss the business and prospects of the Company. We have reviewed certain other information relating to Dialogic, including financial forecasts for 2010 through 2011 prepared and provided to us by Dialogic and have interviewed management of the Company to discuss the business and prospects of Dialogic. We have considered certain financial data of Veraz and Dialogic, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the two companies and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations, and financial, economic, and market criteria which we deemed relevant; and we considered the current and historical market prices of the Company common shares.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts of the Company and Dialogic prepared by the management of the respective companies, we have discussed such forecasts with the management of the companies and we have been advised by them, and we have assumed, that such forecasts represent the best currently available estimates and judgments of the management of the companies as to their future financial performance.

We have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Transaction, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on the Company and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification, or amendment of any material term, condition, or agreement thereof. We have also assumed that the representations and warranties made by all

2475 Hanover Street     Palo Alto, CA 94304     Tel  650.354.4000     Fax   650.856.0136     www.pmib.com

Board of Directors Veraz Networks, Inc.	May 8, 2010 Page 2 of 2

parties to the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues.

In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the two companies, nor have we been furnished with any such evaluations or appraisals. Our opinion does not address the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

Pagemill Partners is an investment banking firm engaged in purchases and acquisition advisories, private placements, and other financial services. We have acted as financial advisor to the Board of Directors in connection with the provision of this opinion about the Transaction and will receive a fee for our services in providing this opinion which is not contingent on the closing of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities and other matters arising out of our engagement. Pagemill Partners also acted as a financial advisor to the Board of Directors in connection with the search for, and negotiation with, a purchase or acquisition partner. In connection with these services, Pagemill Partners will receive reimbursement of its direct expenses and a success fee, conditional on the closing of a transaction. Pagemill Partners’ valuation services are rendered by different personnel than the M&A advisory services. The issuance of this opinion was approved by our authorized internal committee.

Our opinion addresses only the fairness, from a financial point of view, to the Company and the holders of Company common shares of the Transaction Consideration and does not address any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Transaction Consideration or otherwise. It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Agreement and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Agreement or the proposed Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Transaction is fair, from a financial point of view, to the Company and the holders of Company common shares.

Yours sincerely,

/s/ Pagemill Partners, LLC
Pagemill Partners, LLC

2475 Hanover Street     Palo Alto, CA 94304     Tel  650.354.4000     Fax  650.856.0136     www.pmib.com

Annex H

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Dialogic Corporation

We consent to the use in the definitive proxy statement on Schedule 14A of Veraz Networks, Inc., prepared in connection with the proposed transaction pursuant to which Veraz Networks, Inc. will acquire all of the outstanding common shares of Dialogic Corporation, of our report dated July 10, 2010 with respect to the consolidated balance sheets of Dialogic Corporation as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive loss, redeemable equity and stockholders’ deficiency, and cash flows for each of the years in the two-year period ended December 31, 2009.

/s/ KPMG LLP

Chartered Accountants

Montreal, Canada

August 4, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

VERAZ NETWORKS, INC.

INTERNET http://www.proxyvoting.com/vraz

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

79591

FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS NO. 1, NO. 2, NO. 3 AND NO. 4.

Please mark your votes as indicated in this example

Proposal No. 1: To adopt the Acquisition Agreement and approve the Arrangement contemplated thereby, as described in the accompanying proxy statement.

FOR AGAINST ABSTAIN

Proposal No. 2: To approve an amendment to Veraz’s amended and restated certificate of incorporation to effect a reverse stock split of the issued and outstanding shares of common stock, as described in the accompanying proxy statement.

Proposal No. 3: To approve an amendment to Veraz’s amended and restated certificate of incorporation to change the name of Veraz to “Dialogic Inc.,” as described in the accompanying proxy statement.

FOR AGAINST ABSTAIN

Proposal No. 4: To vote for an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals No. 1, No. 2 and No. 3, as described in the accompanying proxy statement.

Mark Here for Address Change or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

You can now access your Veraz Networks, Inc. account online.

Access your Veraz Networks, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Veraz Networks, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View payment history for dividends

• View certificate history • Make address changes

• View book-entry information • Obtain a duplicate 1099 tax form

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Important notice regarding the Internet availability of proxy materials for the Special Meeting of Stockholders. The Proxy Statement is available at: http://bnymellon.mobular.net/bnymellon/vraz

FOLD AND DETACH HERE

PROXY

VERAZ NETWORKS, INC.

Special Meeting of Stockholders – September 30, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Eric C. Schlezinger and Albert J. Wood, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Veraz Networks, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Stockholders of the company to be held September 30, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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